Filed Pursuant To Rule 424(b)(3)

Registration No. 333-256138

JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of Superconductor Technologies Inc. and Allied Integral United, Inc.:

On May 14, 2021, Superconductor Technologies Inc. (“Superconductor”), AIU Special Merger Company, Inc., a wholly owned subsidiary of Superconductor (“Merger Sub”), and Allied Integral United, Inc., which conducts business under the name “Clearday” (“Clearday”), entered into an Agreement and Plan of Merger (as such agreement may be amended, including, without limitation, the amendment and restatement, effective June 11, 2021, the “merger agreement”), which terminated, without any liability, a prior agreement and plan of merger among such parties dated as of February 26, 2020, as amended. Subject to approval of stockholders of Superconductor and Clearday and the satisfaction or, to the extent permitted by law, waiver of certain other closing conditions, Clearday will acquire Superconductor through the merger of Merger Sub with and into Clearday, with Clearday surviving the merger and becoming a wholly owned subsidiary of Superconductor. Concurrent with the closing of the merger, Superconductor will amend its certificate of incorporation to change its name to “Clearday, Inc.” and effect certain other amendments that are described in the joint proxy and consent solicitation statement/prospectus provided to Superconductor stockholders, including an increase of the authorized shares of Superconductor Common Stock and a reverse stock split of the Superconductor Common Stock.

The merger will result in an acquisition of Superconductor by holders of securities issued by Clearday. If the merger is completed, then the stockholders of Superconductor will represent a small percentage of the total shares of Superconductor Common Stock after giving effect to the securities that will be issued in the merger and reserved for issuance upon the conversion or exchange of securities of Clearday.

If the merger is completed, each share of Clearday Common Stock (other than certain shares held by the parties to the merger, their affiliates and shares held by dissenting holders, as explained further below) will be converted into the right to receive shares of Superconductor Common Stock (and, if applicable, cash for fractional shares as described further below), less any applicable withholding taxes, equal to the Exchange Ratio (as defined in the merger agreement), ratably adjusted to reflect any stock split, reverse stock split, consolidation or combination of the securities of Superconductor or Clearday after the date of the merger agreement and prior to the Effective Time (as defined in the merger agreement).

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Each share of Clearday’s 6.75% Series A Cumulative Convertible Preferred Stock (“Clearday Series A Preferred”) that is not converted into shares of Clearday Common Stock will be exchanged for an equal number of shares of a new series of preferred stock issued by Superconductor, par value $0.001 per share that will be designated Superconductor 6.75% Series F Cumulative Convertible Preferred Stock (“Superconductor Series F Preferred”), which will provide substantially similar terms as the Clearday Series A Preferred, except that such preferred stock will convert to that number of shares of Superconductor Common Stock after giving effect to the Exchange Ratio and there will be certain modifications to the liquidation preference of such securities.

In addition, Superconductor will assume the obligations under the warrants issued by Clearday, which may be exercised for Superconductor Common Stock (“Clearday Warrants”), and will assume the obligation to issue Superconductor Common Stock in respect of the 10.25% Series I Cumulative Convertible Preferred Stock (“Clearday Care Preferred”) issued by AIU Alternative Care, Inc., a Delaware corporation and a subsidiary of Clearday (“Clearday Care”); and units of the limited partnership interests (“Clearday OZ LP Interests”) issued by Clearday Alternative Care OZ Fund LP, a Delaware limited partnership that is a subsidiary of Clearday Care (“Clearday OZ Fund”). Clearday Care and Clearday OZ Fund are referred to collectively as the “Certain Clearday Subsidiaries”. For more details on the merger consideration, see “The Merger Agreement—Merger Consideration; Fractional Shares”.

Based on Superconductor’s closing stock price per share of $2.29 on June 11, 2021, the most recent practicable date for which such information was available prior to the date of this joint proxy and consent solicitation statement/prospectus, the estimated merger consideration would represent an aggregate amount of approximately 33,723,958 shares of Superconductor Common Stock to be (1) issued to holders of Clearday Common Stock, including shares of Clearday Series A Preferred stock that are converted into shares of Clearday Common Stock and (2) reserved for issuance upon exercise of the Clearday Warrants, Clearday Series A Preferred (that are not converted into shares of Clearday Common Stock and are exchanged for shares of Superconductor Series F Preferred), the Clearday Care Preferred and the Clearday OZ LP Interests. The result of the merger will be that Superconductor stockholders will, immediately after the merger, hold approximately 3.6% of the Superconductor Common Stock, determined on a fully diluted basis as defined in the merger agreement and subject to future dilution based on the potential exchange of Clearday Care Preferred and Clearday OZ LP Interests into Superconductor Common Stock. The value of the stock issued or reserved for issuance as part of the merger consideration will fluctuate with the market value of Superconductor Common Stock until the merger is completed. As a result, the value of the merger consideration, or the securities issued by Superconductor, could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy and consent solicitation statement/prospectus or at the time of the special meeting of the Superconductor stockholders.

Shares of Superconductor Common Stock are traded on the OTC Market OTCQB market under the symbol “SCON.” Superconductor Common Stock was previously reported on the Nasdaq Capital Market (“Nasdaq”) and such common stock was delisted, effective at the open of business on Wednesday, September 30, 2020 due to Superconductor’s non-compliance with Nasdaq Listing Rule 5550(a)(2), the minimum $1 bid price requirement.

The securities of Clearday and its subsidiaries are not traded on any public exchange or market. Superconductor urges you to obtain current market quotations for the shares of Superconductor Common Stock.

After completion of the merger, Superconductor will be renamed “Clearday, Inc.” and its common stock will continue to trade on the OTC Markets OTCQB. Superconductor will then assess its ability to list its common stock on Nasdaq or another exchange such as the NYSE American.

Superconductor is holding a special meeting of its stockholders to vote on the proposals necessary to complete the merger. Information about this meeting, the merger and the other business to be considered by stockholders at the special meeting is contained in the joint proxy statement and consent solicitation/prospectus provided to Superconductor stockholders. Any stockholder entitled to attend and vote at the special meeting is entitled to appoint a proxy to attend and vote on such stockholder’s behalf. Such proxy need not be a holder of Superconductor Common Stock.

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After careful consideration, Superconductor’s board of directors (the “Superconductor Board”) has (i) determined that the merger and the other transactions contemplated by the merger agreement and the proposed reverse stock split are fair to, advisable and in the best interests of the Superconductor stockholders, (ii) authorized, approved and declared advisable the merger agreement, the merger, the other transactions contemplated by the merger agreement and the proposed reverse stock split and the agreements, certificates and instruments presented to the Superconductor Board related to the merger agreement and the merger and the proposed reverse stock split, (iii) recommended that the Superconductor stockholders vote to approve and adopt the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement and the proposed reverse stock split and (iv) agreed to submit the merger agreement, all other matters contemplated by the merger agreement and the proposed reverse stock split to the Superconductor stockholders for their consideration and approval at the special meeting of the Superconductor stockholders.

Your vote is very important regardless of the number of shares of Superconductor Common Stock that you own. The merger cannot be completed without the adoption of the merger agreement and approval of the merger by the affirmative vote of a majority of the outstanding shares of Superconductor Common Stock entitled to vote at the special meeting. A failure to vote your shares, or to provide instructions to your broker, bank or nominee as to how to vote your shares, is the equivalent of a vote against the proposal to adopt the merger agreement and approve the merger.

Clearday is sending the accompanying joint proxy and consent solicitation statement/prospectus to its stockholders to request that they consider and consent to the proposals to approve and adopt the merger agreement and the merger, and a proposal to effect a 2–for-1 forward stock split of the Clearday Common Stock (“Clearday Stock Split”) effective immediately prior to the effective time of the merger, by executing and returning the written consent that Clearday furnishes with the accompanying joint proxy and consent solicitation statement/prospectus. AIU Alternative Care, Inc., a Delaware corporation and a subsidiary of Clearday (“Clearday Care”), and Clearday Alternative Care OZ Fund LP, a Delaware limited partnership that is a subsidiary of Clearday Care (“Clearday OZ Fund”) are also sending the accompanying joint proxy and consent solicitation statement/prospectus to their stockholders and holders of the limited partnership interests in Clearday OZ Fund to request their consent to the merger agreement, the merger, the other transactions contemplated by the merger agreement and the Clearday Stock Split and the amendments to the liquidation provisions of the Clearday Care preferred stock and the Clearday OZ Fund limited partnership units described in this joint proxy and consent solicitation statement/prospectus.

After careful consideration, Clearday’s board of directors (the “Clearday Board”) has (i) determined that the merger and the other transactions contemplated by the merger agreement and the Clearday Stock Split are fair to, advisable and in the best interests of the Clearday stockholders, (ii) authorized, approved and declared advisable the merger agreement, the merger, the other transactions contemplated by the merger agreement and the Clearday Stock Split and the agreements, certificates and instruments presented to the Clearday Board related to the merger agreement and the merger and the Clearday Stock Split, (iii) recommended that the Clearday stockholders vote to approve and adopt the merger agreement, the merger and the other matters and transactions contemplated by the merger agreement and the Clearday Stock Split, and (iv) agreed to submit the merger agreement, all other matters contemplated by the merger agreement and the Clearday Stock Split to the Clearday stockholders for their consideration by written consent in lieu of a special meeting. The Clearday Care board of directors and the general partner of Clearday OZ Fund has determined that the proposed amendments to the terms of the liquidation provisions of the terms of the Clearday Care Preferred and the limited partnership interests in Clearday OZ Fund are in the best interests in the Clearday Care and Clearday OZ Fund and have recommended that the holders of such securities approve such amendments. As of the date of this joint proxy and consent solicitation statement/prospectus, Clearday has received agreements to provide the consent to the merger agreement, all other matters contemplated by the merger agreement and the Clearday Stock Split, from each of its officers and directors and shareholders that hold 5% or more of its voting securities.

Clearday asks that the Clearday stockholders complete the written consent that will be provided by Clearday to its stockholders as soon as possible and return it promptly to Clearday by one of the means described in such written consent. A failure of a Clearday stockholder to vote their shares, or to provide instructions to their broker, bank or nominee as to how to vote your shares, is the equivalent of a vote against the merger and the Clearday Stock Split. Each of Clearday Care and Clearday OZ Fund are also asking for the consent to this merger from their preferred stockholders and limited partners.

More information about Superconductor, Clearday and the merger and the related transactions is contained in the accompanying joint proxy and consent solicitation statement/prospectus.

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Superconductor and Clearday urge you to read the joint proxy statement and consent solicitation/prospectus and the annexes and exhibits carefully. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 36.

/s/ JEFFREY A. QUIRAM	/s/ JAMES T. WALESA

Jeffrey A. Quiram President and Chief Executive Officer Superconductor Technologies Inc.	James T. Walesa President and Chief Executive Officer Allied Integral United, Inc. d/b/a Clearday

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the transactions described in this joint proxy statement and consent solicitation statement/prospectus or the securities to be issued pursuant to such transactions or passed upon the adequacy or accuracy of this joint proxy and consent solicitation statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying joint proxy and consent solicitation statement/prospectus is dated June 17, 2021, and is first being mailed to Superconductor’s and Clearday’s stockholders on or about June 17, 2021.

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SUPERCONDUCTOR TECHNOLOGIES INC.

15511 W State Hwy 71, Suite 110-105

Austin, TX 78738

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on July 29, 2021

To the Stockholders of Superconductor Technologies Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Superconductor Technologies Inc., a Delaware corporation (“Superconductor”), which will be held at Hill Country Galleria, 12600 Hill Country Blvd, Suite R-275, Bee Cave, Texas 78738, on July 29, 2021, at 10:00 a.m., local time, for the following purposes:

1.       Approval of the Issuance of Superconductor Common Stock and Preferred Stock. To vote on a proposal to approve the issuance and potential issuance of Superconductor Common Stock and Superconductor Preferred Stock (together, the “Superconductor Stock”), in connection with the merger contemplated by the merger agreement dated as of May 14, 2021 (as such agreement may be amended, including, without limitation, the amendment and restatement effective June 11, 2021, the “merger agreement”), which terminated, without any liability, a prior agreement and plan of merger among such parties dated as of February 26, 2020, a copy of such new merger agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus, to approve the change of control of Superconductor resulting from the issuance of such Superconductor Stock in the merger (the “Stock Issuance Proposal”);

2.       Approval of a Reverse Stock Split. To vote on a proposal to approve an amendment to Superconductor’s certificate of incorporation, as amended (the “Superconductor Certificate of Incorporation”), to effect, if the price per share of Superconductor Common Stock is less than $10.00, a reverse stock split of the outstanding shares of Superconductor Common Stock, at a ratio (of up to 20-into-1) that would result in the opening price of the Superconductor Common Stock on the date of the closing of the merger to equal to $10.00 per share, as determined by the Superconductor Board, in the form attached as Annex B to this joint proxy and consent solicitation statement/prospectus (the “Reverse Stock Split Proposal”);

3.       Approval of Increase of Authorized Shares. To vote on a proposal to approve the amendment to the Superconductor Certificate of Incorporation to effect an increase of the number of authorized shares of Superconductor Common Stock from 25,000,000 shares to 80,000,000 shares, an increase of the number of authorized shares of Superconductor Preferred Stock to 10,000,000 shares, and to change the name of the corporation to “Clearday, Inc.”, in the form attached as Annex C to this joint proxy and consent solicitation statement/prospectus (the “Authorized Share Increase Proposal”);

4.       Merger-Related Compensation. To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to Superconductor’s named executive officers in connection with the merger contemplated by the merger agreement (the “Merger-Related Compensation Proposal”); and

5.       Adjournment of the Special Meeting. To vote on a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve Proposals 1, 2, 3 and 4 (the “Adjournment Proposal”).

Superconductor will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment thereof by or at the direction of the Superconductor Board. Please refer to the joint proxy and consent solicitation statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the special meeting.

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The Superconductor Board has fixed the close of business on June 4, 2021 as the record date for the special meeting. Only Superconductor stockholders of record at that time are entitled to receive notice of, and to vote at, the special meeting or any adjournment thereof. A complete list of such stockholders will be available for inspection by any stockholder for any purpose germane to the special meeting during ordinary business hours for the 10 days preceding the special meeting at Superconductor’s principal place of business. The eligible Superconductor stockholder list will also be available at the special meeting for examination by any stockholder of record present at such meeting.

If you plan to attend the special meeting, admission will be by ticket only. If you are a stockholder of record (your shares are held in your name), you should bring the top portion of the proxy card, which will serve as your admission ticket. If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting in person, you must obtain an admission ticket in advance by writing to Superconductor, c/o Advantage Proxy, Inc., P.O. Box 13581, Des Moines, WA 98198. Please be sure to enclose proof of ownership, such as the voting instruction form from your broker or other nominee or an account statement. You will also be required to present valid, government-issued photo identification, such as a driver’s license or passport, to be admitted to the special meeting.

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Superconductor Common Stock entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Abstentions will be counted towards a quorum; brokers may not exercise discretionary authority to vote on any of the proposals and therefore broker non-votes will not count toward a quorum. Approval of Proposal Nos. 1, 4 and 5 requires the affirmative vote of a majority of the votes cast by the shares of Superconductor Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Approval of Proposal Nos. 2 and 3 requires the affirmative vote of the holders of a majority of the shares of Superconductor Common Stock outstanding on the record date for the special meeting and entitled to vote thereon.

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total and will have the same effect as “AGAINST” votes for Proposal Nos. 2 and 3, but will have no effect on Proposals No. 1, 4 and 5. Broker non-votes will have the same effect as “AGAINST” votes for Proposal Nos. 2 and 3, but will have no effect on Proposal Nos. 1, 4 and 5.

Each of Proposal Nos. 1, 2 and 3 are conditioned upon each other. Therefore, the merger cannot be consummated without the stockholders’ approval of Proposal Nos. 1, 2 and 3.

The Superconductor Board has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interest of Superconductor and its stockholders, and unanimously recommends that Superconductor stockholders vote:

“FOR” the Stock Issuance Proposal (Proposal 1);
“FOR” the Reverse Stock Split Proposal (Proposal 2);
“FOR” the Authorized Share Increase Proposal (Proposal 3);
“FOR” the Merger-Related Compensation Proposal (Proposal 4); and
“FOR” the Adjournment Proposal (Proposal 5).

Your vote is very important regardless of the number of shares of Superconductor Common Stock that you own. A failure to vote your shares, or to provide instructions to your broker, bank or nominee as to how to vote your shares, is the equivalent of a vote against the merger.

Whether or not you plan to attend the special meeting in person, please submit your proxy promptly by telephone or via the internet in accordance with the instructions on the enclosed proxy card or complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting. If you date, sign and return your proxy card without indicating how you wish to vote, your proxy will be voted in accordance with the recommendation of the Superconductor Board and will be counted as a vote “FOR” Proposal Nos. 1 through 5. You may revoke your proxy at any time before the polls close at the special meeting by sending a written notice to the Corporate Secretary of Superconductor, by providing a duly executed proxy card bearing a later date than the proxy being revoked, by submitting a proxy on a later date by telephone or via the internet (only your last telephone or internet proxy will be counted) before 11:59 p.m., Eastern Time, on July 28, 2021 or by attending the special meeting and voting in person.

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Superconductor intends to hold the special meeting in person. However, Superconductor is actively monitoring the COVID-19 pandemic and is sensitive to the public health and travel concerns that stockholders may have and the protocols or guidance that federal, state and local governments and agencies such as the Center for Disease Control may impose. In the event it is not possible or advisable to hold the special meeting in person, Superconductor will announce alternative arrangements for the meeting as promptly as possible, which may include holding the special meeting solely by means of remote communication. If the special meeting will be held solely by remote communication, Superconductor will announce that fact as promptly as practicable, and details on how to participate will be issued by press release, posted on the website at which Superconductor’s proxy materials are available at www.suptech.com, and filed with the SEC as additional proxy material. Please monitor Superconductor’s website for updated information.

Submitting a proxy will not prevent you from voting in person, but it will help to ensure that your shares are voted at the special meeting and that a quorum is present and avoid added solicitation costs. Any eligible holder of Superconductor stock who is present at the special meeting may vote in person, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the special meeting in the manner described in the accompanying document. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the broker, bank or other nominee.

The enclosed joint proxy and consent solicitation statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting. We urge you to carefully read this joint proxy and consent solicitation statement/prospectus, including any exhibits attached hereto and the annexes in their entirety. If you have any questions concerning the merger or this joint proxy and consent solicitation statement/prospectus, would like additional copies or need help voting your shares of Superconductor Common Stock, please contact Superconductor’s proxy solicitor:

Advantage Proxy, Inc.

Stockholders may call toll-free: 1-877-870-8565
Banks and brokers may call collect: 1-206-870-8565

This notice of special meeting is and the joint proxy and consent solicitation statement/prospectus relating to the merger and the related transactions will be available at www.suptech.com.

By Order of the Superconductor Technologies Inc. Board of Directors,

/s/ JEFFREY A. QUIRAM
Jeffrey A. Quiram President and Chief Executive Officer

Austin, Texas

June 17, 2021

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8800 Village Drive, Suite 106

San Antonio, Texas 78217

NOTICE OF SOLICITATION OF WRITTEN CONSENT

(Please note that a written consent is solicited and that you are not requested to send to us a proxy)

To the Holders of:

●	Common Stock issued by Allied Integral United, Inc., d/b/a Clearday (“Clearday”), par value $0.01 per share (“Clearday Common Stock”).

●	Series A 6.75% Cumulative Convertible Preferred Stock, par value $0.01 per share (“Clearday Series A Preferred Stock” and together with Clearday Common Stock, “Clearday Stock”) issued by Clearday.

●	10.25% Series I Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Clearday Care Preferred”), issued by AIU Alternative Care, Inc. (“Clearday Care”).

●	Units of limited partnership interests (the “Clearday OZ LP Interests”) issued by Clearday Alternative Care OZ Fund LP (“Clearday OZ Fund”).

The board of directors of Clearday (the “Clearday Board”) on behalf of Clearday and its subsidiaries Clearday Care and Clearday OZ Fund, are pleased to deliver to you the accompanying joint proxy and consent solicitation statement/prospectus to request the holders of the securities described above, in each case, as of the close of business on the record date execute and return the enclosed written consent (the “Written Consent’) for the purposes described below.

1.	Approval of merger agreement, the merger, and Any Other Transactions Contemplated Thereby or Related Thereto. To adopt the Agreement and Plan of Merger, dated May 14, 2021 (as such agreement may be amended, including, but not limited to, the amendment and restatement effective June 11, 2021, the “merger agreement”), which terminated, without any liability, a prior agreement and plan of merger among such parties dated as of February 26, 2020, as amended, which new merger agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus, pursuant to which Merger Sub will merge (the “merger”) with and into Clearday, with Clearday surviving as a direct wholly owned subsidiary of Superconductor (the “Clearday Merger Proposal”);

2.	Approval of a Stock Split. To vote on a proposal to approve an amendment to Clearday’s certificate of incorporation, as amended (the “Clearday Certificate of Incorporation”) to effect a forward stock split of the outstanding shares of Clearday Common Stock, at a ratio of 2-for-1 (the “Clearday Stock Split Proposal”);

3.	Approval of Proposal to Amend the Terms of the Clearday Care Preferred An amendment to the liquidation terms of the 10.25% Series I Cumulative Convertible Preferred Stock, par value $0.01 per share, issued by Clearday Care, so that the redemption amount may be paid with shares of the common stock of Superconductor (the “Preferred Stock Redemption Proposal”); and

4.	Approval of Proposal to Amend the Terms of the Clearday OZ Fund Limited Partnership Agreement. To approve an amendment to Section 9 of the limited partnership agreement of Clearday OZ Fund so that the redemption amount may be paid with shares of the common stock of Superconductor (the “LP Redemption Proposal”).

The record date for the consent solicitation (the “Clearday Record Date”) is the close of business on June 4, 2021, Written Consents are effective within 60 days of the first date on which a consent is so delivered to Clearday by an eligible Clearday stockholder.

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This joint proxy and consent solicitation statement/prospectus describes the merger and the actions to be taken in connection with the merger and provides additional information about the parties involved. Please carefully read this joint proxy and consent solicitation statement/prospectus, including any exhibits attached hereto in their entirety.

The Clearday Board has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including, but not limited to, the merger, and each of the other proposals describe above, and has determined that such contemplated actions are fair and in the best interests of each of the holders of the securities described above, and unanimously recommends that the holders of the securities described above consent to the Clearday Merger Proposal, the Clearday Stock Split Proposal, the Preferred Stock Redemption Proposal, the LP Redemption Proposal and any other transactions contemplated thereby.

Your consent is very important regardless of the number of shares that you own. Please complete, date and sign the Written Consent furnished with the accompanying joint proxy and consent solicitation/prospectus and return is promptly to Clearday by one of the means described in the Written Consent.

Only the consent of the holders of

●	A majority of the Clearday Stock is required for the approval of the Clearday Merger Proposal and the Clearday Stock Split Proposal;

●	A majority of the Clearday Care Preferred is required for the approval of the Preferred Stock Redemption Proposal; and

●	A majority of the Clearday OZ LP Interests is required for the approval of the LP Redemption Proposal.

See the “The Solicitation of Consents by Clearday Stockholders” section of this joint proxy and consent solicitation statement/prospectus for more information regarding the Written Consent and its solicitation. Additionally, if you have any questions concerning the merger or this joint proxy and consent solicitation statement/prospectus, would like additional copies or need help voting your shares of Clearday Stock, please contact Clearday’s agent in connection with the consent solicitation:

Advantage Proxy, Inc.

Stockholders may call toll-free: 1-877-870-8565

Banks and brokers may call collect: 1-206-870-8565

By Order of the Clearday Board of Directors,

/s/ JAMES T. WALESA
James T. Walesa President and Chief Executive Officer Allied Integral United, Inc. d/b/a Clearday

_________________
June 17, 2021

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WHERE YOU CAN FIND MORE INFORMATION

Superconductor files annual, quarterly and current reports and other information with the SEC. Superconductor’s SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

As of the date of this joint proxy and consent solicitation statement/prospectus, Superconductor has filed a registration statement on Form S-4 to register with the SEC the Superconductor Common Stock that will be issued or reserved for issuance in the merger. This joint proxy and consent solicitation statement/prospectus is a part of that registration statement and constitutes a prospectus of Superconductor, as well as a proxy statement of Superconductor for the special meeting and a consent solicitation statement for the purpose of Clearday’s solicitation of stockholder written consents.

Superconductor has supplied all information contained in this joint proxy and consent solicitation statement/prospectus relating to Superconductor and Clearday has supplied all information contained in this joint proxy and consent solicitation statement/prospectus relating to Clearday.

If you would like to request documents from Superconductor or Clearday, please send a request in writing to either Superconductor or Clearday at the following addresses:

Superconductor Technologies Inc. 15511 W State Hwy 71, Suite 110-105 Austin, TX 78735 Attention: Chief Financial Officer Telephone: (512) 650-7775	Allied Integral United, Inc. 8800 Village Drive, Suite 106 San Antonio, TX 78217 Attention: Chief Executive Officer Telephone: (210) 451-0939

If you are a Superconductor stockholder or a Clearday Stockholder and would like additional copies, without charge, of this joint proxy and consent solicitation statement/prospectus or if you have questions about the merger, including the procedures for voting your shares, you should contact Superconductor’s proxy solicitor:

ADVANTAGE PROXY, INC.

Stockholders may call toll-free: 1-877-870-8565

Banks and brokers may call collect: 1-206-870-8565

To ensure timely delivery of these documents, any request should be made no later than July 19, 2021 to receive them before the Superconductor special meeting.

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ABOUT THIS JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS

This joint proxy and consent solicitation statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Superconductor (File No. 333-256138), constitutes a prospectus of Superconductor under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Superconductor Common Stock (as defined below) issuable to the holders of:

●	Clearday Common Stock;

●	Clearday Series A Preferred;

●	Clearday Warrants;

●	Clearday Care Preferred; and

●	Clearday OZ LP Interests,

in each case, in the proposed merger of Merger Sub with and into Clearday (each as defined below).

All references in this joint proxy and consent solicitation statement/prospectus to “Superconductor” or “STI” refer to Superconductor Technologies Inc., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise. All references in this joint proxy and consent solicitation statement/prospectus to “Clearday” or “AIU” refer to Allied Integral United, Inc., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise. All references in this joint proxy and consent solicitation statement/prospectus to “Merger Sub” refer to AIU Special Merger Company, Inc., a Delaware corporation and wholly owned subsidiary of Superconductor, unless the context requires otherwise.

Certain capitalized terms are used in this joint proxy and consent solicitation statement/prospectus, including the following:

●	“AIU”—Allied Integral United, Inc., a party to the merger agreement.

●	“Certain Clearday Subsidiaries”—Clearday Care and Clearday OZ Fund, collectively.

●	“Clearday”—Allied Integral United, Inc., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise.

●	“Cares Act” —The Coronavirus Aid, Relief, and Economic Security (CARES) Act and the Coronavirus Response and Relief Supplemental Appropriations Act of 2021.

●	“Clearday Care” —AIU Alternative Care, Inc., a Delaware corporation and a subsidiary of Clearday.

●	“Clearday Care Preferred” —the shares of 10.25% Series I Cumulative Convertible Preferred Stock, par value $0.01 per share, issued by Clearday Care.

●	“Clearday Common Stock” —the shares of common stock, $0.01 par value per share, issued by Clearday.

●	“Clearday OZ Fund” —Clearday OZ Fund LP, a Delaware limited partnership that is a subsidiary of Clearday Care.

●	“Clearday OZ LP Interests” —the units of limited partnership interests issued by Clearday OZ Fund.

●	“Clearday Record Date” —the record date for consent solicitation of Clearday Stockholders, set for the close of business on June 4, 2021.

●	“Clearday Series A Preferred Stock”—the shares of 6.75% Series A Cumulative Convertible Preferred Stock, par value $0.01, issued by Clearday.

●	“Clearday Warrants”—warrants issued by Clearday providing the right and option to purchase shares of Clearday Common Stock.

●	“combined company”—Superconductor and its subsidiaries after giving effect to the merger of Merger Sub with and into Clearday thereby making Clearday a wholly owned subsidiary of Superconductor.

●	“GAAP”—United States generally accepted accounting principles.

●	“MCA”—Memory Care America LLC and its subsidiaries, which are the entities that conduct Clearday’s residential care business.

●	“merger agreement”—the Agreement and Plan of Merger, dated as of May 14, 2021, by and among Superconductor, Merger Sub and Clearday, as such agreement may be amended, including, but not limited to, the amendment and restatement effective June 11, 2021, which terminated, without any liability, a prior agreement and plan of merger among such parties dated as of February 26, 2020, as amended.

●	“Merger Sub”—AIU Special Merger Company, Inc., a Delaware corporation and a wholly owned subsidiary of Superconductor.

●	“Superconductor”—Superconductor Technologies Inc., a Delaware corporation, and/or its consolidated subsidiaries, unless the context requires otherwise.

●	“Superconductor Common Stock”—the shares of common stock, $0.001 par value, issued by Superconductor.

●	“Superconductor Preferred Stock” or “Superconductor Series F Preferred”—shares of 6.75% Series F Cumulative Convertible Preferred Stock, par value $0.001, issued by Superconductor.

●

“True up shares” —means the shares of Superconductor Common Stock that are issued in connection with the merger to the holders of the Superconductor Common Stock and Superconductor Convertible Rights as of the effective time of the merger, as further described under “The Merger Agreement—Merger Consideration; Fractional Shares”.

Except as specifically indicated, the following information and all other information contained in this joint proxy and consent solicitation statement/prospectus does not give effect to the Reverse Stock Split Proposal (as defined below) and does give effect, where applicable, to the one-for-ten reverse stock split by Superconductor on July 24, 2018 and the one-for-ten reverse stock split by Superconductor on September 10, 2020.

Superconductor has supplied all information contained or attached to this joint proxy and consent solicitation statement/prospectus relating to Superconductor and Merger Sub and Clearday has supplied all such information relating to Clearday. In connection with its solicitation of the vote of the holders of the Clearday Common Stock and the Clearday Series A Preferred Stock, Clearday Care Preferred stock and Clearday OZ LP Interests, Clearday may provide additional information to such holders that is not inconsistent with any of the information regarding Superconductor, the merger, the merger agreement and other information provided in this joint proxy and consent solicitation statement/prospectus.

You should rely only on the information contained in or attached as an exhibit to this joint proxy and consent solicitation statement/prospectus. Superconductor and Clearday have not authorized anyone to provide you with information that is different from that contained in or attached as an exhibit to this joint proxy and consent solicitation statement/prospectus. This joint proxy and consent solicitation statement/prospectus is dated as of the date set forth above on the cover page of this joint proxy and consent solicitation statement/prospectus, and you should not assume that the information contained in this joint proxy and consent solicitation statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information attached as an exhibit to this joint proxy and consent solicitation statement/prospectus is accurate as of any date other than the date of the exhibit. Neither the mailing of this joint proxy and consent solicitation statement/prospectus to Superconductor stockholders nor the issuance by Superconductor of shares of Superconductor Common Stock or Superconductor Preferred Stock pursuant to the merger agreement will create any implication to the contrary.

The market data and the forward looking statements provided in this joint proxy statement and consent solicitation/prospectus have not been revised in consideration of the unprecedented economic and social events arising from and related to the coronavirus pandemic (“COVID-19”), unless expressly indicated.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This joint proxy statement and consent solicitation/prospectus contains references to trademarks and service marks of Superconductor and Clearday, and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this joint proxy statement and consent solicitation/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that Superconductor or Clearday will not assert, to the fullest extent under applicable law, its rights or the rights of the applicable licensor to these trademarks, service marks and trade names. Superconductor and Clearday do not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Clearday is a registered trademark of AIU.

INDUSTRY AND MARKET DATA

Each of Superconductor and Clearday have obtained the market and competitive position data used throughout this joint proxy statement and consent solicitation/prospectus from their own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable. Estimates involve risks and uncertainties, and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

This joint proxy and consent solicitation statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

QUESTIONS & ANSWERS

The following questions and answers briefly address some commonly asked questions about the merger, the merger agreement and the special meeting. They may not include all the information that is important to stockholders of Superconductor and Clearday and the holders of the Clearday Care Preferred and Clearday OZ LP Interests. Holders of such securities should carefully read this entire joint proxy and consent solicitation statement/prospectus, including the annexes and the other documents referred to or attached as an exhibit hereto.

Q:	What is the merger?

A:	Superconductor, Merger Sub and Clearday have entered into an Agreement and Plan of Merger, dated as of May 14, 2021 (as such agreement may be amended, including, but not limited to, the amendment and restatement effective June 11, 2021, the “merger agreement”), which terminated, without any liability, a prior agreement and plan of merger among such parties dated as of February 26, 2020, as amended. A copy of the merger agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus. The merger agreement contains the terms and conditions of the proposed acquisition of Superconductor by Clearday. Under the merger agreement, subject to satisfaction or, to the extent permitted by law, waiver of the conditions set forth in the merger agreement and described hereinafter, Merger Sub will merge with and into Clearday, with Clearday continuing as the surviving company and a wholly owned subsidiary of Superconductor (the “merger”). As a result of the merger, Superconductor will continue to be a publicly held company. Concurrent with the closing of the merger, Superconductor will amend its certificate of incorporation to change its name to “Clearday, Inc.”

Q:	What is the Superconductor reverse stock split that is included in the merger and why is it necessary?

A:	Immediately prior to the effective time of the merger, the outstanding shares of Superconductor Common Stock will be reclassified into a lesser number of shares to be determined by the Superconductor board of directors (the “Superconductor Board”) and Clearday. Superconductor agreed to pursue a reverse stock split in the merger agreement because the Superconductor Board believes that the reverse stock split is likely to be necessary to: (1) bring the share price of the Superconductor Common Stock above the price per share threshold so that the Superconductor Common Stock will not be subject to the SEC’s “Penny Stock Rules,” by providing a price per share that is expected to satisfy the requirements of certain financial advisors who have policies to discourage their clients from investing in “penny stocks” (as defined by the SEC); (2) bring the share price of Superconductor Common Stock above the price per share threshold so that Superconductor Common Stock will satisfy one of the listing requirements for the Nasdaq Capital Market (“Nasdaq”) or another exchange; and (3) provide a price per share that is equal to $10.00 which enables Clearday to compute the number of its fully diluted shares of its common stock, including shares that would be issued in exchange of the Clearday Care Preferred and the Clearday OZ LP Interests, which calculation is required for Clearday to allocate the shares of Superconductor Common Stock that will be issued or reserved for issuance under the merger agreement to the holders of Clearday’s Common Stock, the Clearday Series A Preferred, the Clearday Warrants, the Clearday Care Preferred and the Clearday OZ LP Interests.

Q:	Why am I receiving these materials?

A:	You are receiving this joint proxy and consent solicitation statement/prospectus because you have been identified as a stockholder of Superconductor or a stockholder of Clearday as of the applicable record date, and (i) if you are a stockholder of Superconductor, you are entitled to notice of, and to vote at, the special meeting of Superconductor stockholders (the “special meeting”) or (ii) if you are a stockholder of Clearday (or a holder of the Clearday Care Preferred or the Clearday OZ LP Interests), you are entitled to sign and return to Clearday a written consent (the “Written Consent”), if you choose to do so. This document serves as:

●	a proxy statement of Superconductor used to solicit proxies for the special meeting;

●	a prospectus of Superconductor used to offer shares of Superconductor Common Stock in exchange for shares of Clearday Common Stock and Clearday Series A Preferred Stock, as applicable, in the merger; and

●	a consent solicitation of Clearday, Clearday Care and Clearday OZ Fund used to solicit the Written Consent of Clearday stockholders and the holders of the Clearday Care Preferred and the Clearday OZ LP Interests for the adoption of the merger agreement and the approval of the merger and related transactions and adoption (as described below).

Q:	What will Clearday stockholders receive in the merger?

A:	Immediately prior to the effective time of the merger,

	●	50% of the issued and outstanding shares of Clearday Series A Preferred stock will be converted into shares of Clearday Common Stock at a ratio of 1:1 (which percentage may be increased by Clearday); and

	●	will then effect a 2:1 forward stock split (so each share of outstanding Clearday Common Stock will result in 2 shares of outstanding Clearday Common Stock);

If the merger is completed, then:

●

Each share of Clearday Common Stock (other than certain shares held by the parties to the merger, their affiliates and shares held by dissenting holders, as explained further below) will be converted into the right to receive shares of Superconductor Common Stock (and, if applicable, cash for fractional shares as described below), less any applicable withholding taxes, equal to the Exchange Ratio (as defined in the merger agreement), subject to the adjustment based on the stock price of Superconductor prior to the closing date of the merger and ratably adjusted to reflect any stock split, reverse stock split, consolidation or combination of the securities of Superconductor or Clearday after the date of the merger agreement and prior to the Effective Time (as defined in the merger agreement); and

	●	Each share of Clearday Series A Preferred that is not converted into shares of Clearday Common Stock by Clearday will be exchanged for an equal number of shares of a new series of preferred stock issued by Superconductor, par value $0.001 per share that will be designated as Superconductor Series F Preferred, which will provide substantially similar terms as the Clearday Series A Preferred, except that such preferred stock will convert to that number of shares of Superconductor Common Stock after giving effect to the Exchange Ratio.

For more details on the merger consideration, see “The Merger Agreement—Merger Consideration; Fractional Shares”.

In addition, Superconductor will assume the Clearday Warrants, and will assume the obligation to issue Superconductor Common Stock in respect of the Clearday Care Preferred issued by Clearday Care; and the Clearday OZ LP Interests issued by Clearday OZ Fund. For more details on the merger consideration, see “The Merger Agreement—Merger Consideration; Fractional Shares”.

Each share of Clearday Series A Preferred may also be eligible for additional shares of Superconductor Common Stock if they meet certain eligibility requirements. For more details on the eligibility requirements, see “The Merger—Merger Consideration; Incentive Shares”.

Based on Superconductor’s closing stock price of $2.29 on June 11, 2021, the most recent practicable date for which such information was available prior to the date of this joint proxy and consent solicitation statement/prospectus, the estimated merger consideration would represent an aggregate amount of approximately 33,723,958 shares of Superconductor Common Stock to be (1) issued to holders of Clearday Common Stock, including shares of Clearday Series A Preferred stock that are converted into shares of Clearday Common Stock and (2) reserved for issuance upon exercise or conversion of the Clearday Series A Preferred stock (that are not so converted and exchanged for shares of Superconductor Series F Preferred at the effective time of the merger), the Clearday Warrants, the Clearday Care Preferred stock and the Clearday OZ LP Interests. The result of the merger will be that Superconductor stockholders will, immediately after the merger, hold approximately 3.6% of the Superconductor Common Stock, determined on a fully diluted basis as defined in the merger agreement and subject to future dilution. The value of the stock issued or reserved for issuance as part of the merger consideration will fluctuate with the market value of Superconductor Common Stock until the merger is completed. As a result, the value of the merger consideration, or the securities issued by Superconductor, could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy and consent solicitation statement/prospectus or at the time of the special meeting of the Superconductor stockholders. Shares of Superconductor Common Stock are currently traded on the OTC Markets OTCQB under the symbol “SCON”. The securities of Clearday and its subsidiaries are not traded on any public exchange or market. Superconductor urges you to obtain current market quotations for the shares of Superconductor Common Stock.

No fractional shares of Superconductor Common Stock will be issued in the merger. Each holder of shares of Clearday or holder of securities that may be converted or exchanged for securities issued by Clearday and who otherwise would have been entitled to a fraction of a share of Superconductor Common Stock will be entitled to receive, in lieu of such fractional share, cash (without interest) in an amount as described below under the heading “The Merger Agreement—Merger Consideration; Fractional Shares”. No such holder of a fractional share interest will be entitled to dividends, voting rights or any other rights in respect of any fractional share.

The Certain Clearday Subsidiaries will have as of the closing date of the merger a significant amount of aggregate liquidation preferences, which as of March 31, 2021 is approximately $12,250,000.

In addition, as of March 31, 2021, Clearday had outstanding Clearday Series A Preferred, of which approximately 50% will be converted into Clearday Common Stock prior to the effective time of the merger (and 50% will be exchanged for shares of Superconductor Series F Preferred) and will have an aggregate liquidation preference of approximately $93,500,000 on the date the merger is consummated, assuming that Clearday does not cause a conversion of more shares of Clearday Series A Preferred stock into Clearday Common Stock. It is a condition to closing the merger that the aggregate liquidation preferences of all such preferred stock of Clearday and its subsidiaries does not exceed $125,000,000, and Clearday may cause a conversion of a larger number of its Clearday Series A Preferred than 50% to satisfy this condition (the “Preferred Conversion”) or for any other reason. Preferred liquidation preferences are senior in rights to dividends and payments on liquidation or sale compared to the rights of common stock. There is no assurance that Superconductor will not issue additional preferred equity in the future.

For more details on the merger consideration, see “The Merger Agreement—Merger Consideration; Fractional Shares”.

Q:	What will happen to my Superconductor Common Stock?

A:	If the Reverse Stock Split Proposal is approved, Superconductor will complete the Reverse Stock Split prior to the merger. There will not be any other changes to your shares of Superconductor Common Stock prior to the merger. However, your holdings of Superconductor Common Stock as a percentage of the total outstanding shares will be reduced (or diluted) as a result of the shares of (i) Superconductor Common Stock issued, (ii) Superconductor Preferred Stock issued, and (iii) Superconductor Common Stock reserved for issuance as part of the merger consideration. In addition, if the “true up” shares are issued, holders of Superconductor Common Stock will receive additional shares prior to the merger. See “The Merger Agreement – Merger Consideration; Fractional Shares”.

Q:	What equity stake will Superconductor stockholders hold in Superconductor immediately following the merger?

A:

As noted above, based on the stock price of the Superconductor Common Stock as of June 11, 2021 the most recent practicable date for which such information was available prior to the date of this joint proxy and consent solicitation statement/prospectus, the Superconductor stockholders will hold approximately 3.6% of the Superconductor Common Stock, determined on a fully diluted based as defined in the merger agreement, as of the closing of the merger. The equity stake is based on an agreed upon relative value of Superconductor of approximately $12,761,000 compared to approximately $338 million for Clearday. However, such values do not purport to be the fair market values of either Superconductor, Clearday or the combined company, and were used solely to determine the exchange ratio.

Q:	Is there any cash component of the merger consideration?

A:	No. All of the merger consideration are securities issued by Superconductor and Superconductor Common Stock that is reserved for issuance, other than payments for Clearday stockholders that have perfected their appraisal rights and the amount to pay for fractional shares that will result from the merger.

Q:	When do Superconductor and Clearday expect to complete the transaction?

A:	Superconductor and Clearday are working to complete the transaction as soon as practicable after this joint proxy and consent solicitation statement/prospectus and the referenced stockholder consents and approvals are obtained. Superconductor currently expects that the transaction will be completed prior to September 30, 2021. Neither Superconductor nor Clearday can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company’s control, including obtaining the necessary regulatory approvals. However, if the merger is not completed on or prior to October 31, 2021, then each of Superconductor and Clearday has a right to terminate the merger agreement under its terms.

Q:	What are the conditions to completion of the merger?

A:	In addition to the Superconductor stockholders’ approval of and the Clearday stockholders’ consent to the proposals described above, completion of the merger is subject to the satisfaction of a number of other conditions, including: (i) no governmental authority of any competent jurisdiction having issued or entered any order or enacted or promulgated any applicable law after the date of the merger agreement having the effect of restraining, enjoining or otherwise prohibiting the completion of the merger, (ii) the absence of a material adverse effect (as defined in the merger agreement) by either Superconductor or Clearday and (iii) that the current and future liabilities incurred (whether or not accrued and payable) of Superconductor are not more than the amount specified in the merger agreement.

For more information, see “The Merger Agreement—Conditions to the Completion of the Merger”.

Q:	Who will be the directors of Superconductor following the merger?

A:	Immediately following the effective time of the merger, the board of directors of the combined company will consist of seven directors. These directors are expected to be Jeffrey A. Quiram and the following six directors that are designated by Clearday:

Name	Age	Current Principal Affiliation
James T. Walesa	60	Chairman and Chief Executive Officer of Clearday
BJ Parrish	49	Director and Chief Operating Officer of Clearday
Jeffrey A. Quiram	60	Director and Chief Executive Officer of Superconductor
Alan Channing	76	Designee of Clearday
Elizabeth M. Caveness	56	Designee of Clearday
Jeffrey W. Coleman	45	Designee of Clearday
Robert J. Watson, Jr.	44	Designee of Clearday

Q:	Who will be the senior officers of Superconductor immediately following the merger?

A:	Immediately following the consummation of the merger, the executive management team of the combined company is expected to be composed of the members of the Clearday senior management team prior to the merger:

Name	Title
James T. Walesa	Chief Executive Officer
BJ Parrish	Chief Operating Officer
Linda Carrasco	President—Memory Care America LLC
Gary Sawina	Executive Vice President—Director of Real Estate Operations
Richard M. Morris	Executive Vice President and General Counsel
Randall Hawkins	Executive Vice President and Chief Financial Officer

Q:	What am I being asked to vote on or consent to, and why is this approval necessary?

A1:	Superconductor stockholders are being asked to vote on the following proposals:

1.	Proposal No. 1: Approval of the issuance of Superconductor Common Stock and Preferred Stock. To vote on a proposal to approve the issuance and potential issuance of Superconductor Common Stock and Superconductor Preferred Stock (together, the “Superconductor Stock”), as contemplated by the merger agreement which terminated, without any liability, a prior agreement and plan of merger among such parties dated as of February 26, 2020, as amended, and the transactions contemplated thereby (the “merger”), a copy of which merger agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus, and to approve the change of control of Superconductor resulting from the issuance of such Superconductor Stock in the merger (the “Stock Issuance Proposal”);

2.	Proposal No. 2: Approval of a Reverse Stock Split. To vote on a proposal to approve an amendment to Superconductor’s certificate of incorporation, as amended (the “Superconductor Certificate of Incorporation”) to, if the price per share of Superconductor Common Stock is less than $10.00, effect a reverse stock split of the outstanding shares of Superconductor Common Stock, at a ratio (of up to 20-into-1) that would result in the opening price of the Superconductor Common Stock on the closing date of the merger to equal to $10.00 per share, as determined by the Superconductor Board, in the form attached as Annex B to this joint proxy and consent solicitation statement/prospectus (the “Reverse Stock Split Proposal”);

3.	Proposal No. 3: Approval of Increase of Authorized Shares. To vote on a proposal to approve the amendment to the Superconductor Certificate of Incorporation to effect an increase of the number of authorized shares of Superconductor Common Stock from 25,000,000 shares to 80,000,000 shares, an increase of the number of authorized shares of Superconductor Preferred Stock from 2,000,000 to 10,000,000 shares, and change the name of the corporation to “Clearday, Inc.”, in the form attached as Annex C to this joint proxy and consent solicitation statement/prospectus (the “Authorized Share Increase Proposal”);

4.	Proposal No. 4: Merger-Related Compensation. To vote on a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to Superconductor’s named executive officers in connection with the merger contemplated by the merger agreement (the “Merger-Related Compensation Proposal”); and

5.	Proposal No. 5: Adjournment of the Special Meeting. To vote on a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve Proposal Nos. 1, 2, 3 and 4 (the “Adjournment Proposal”).

Approval of Proposal Nos. 1, 2 and 3 by Superconductor stockholders is required for completion of the merger.

A2:	Clearday stockholders and holders of the Clearday Care Preferred and the Clearday OZ LP Interests are being asked to consent to the following:

1.	Proposal No. 1: Approval of Merger Agreement, the Merger, and Any Other Transactions Contemplated Thereby. To approve the adoption of the merger agreement, pursuant to which Merger Sub will merge with and into Clearday, with Clearday surviving as a direct wholly owned subsidiary of Superconductor.

Written consent by the majority of Clearday stockholders is required for completion of the merger.

2.	Proposal No. 2: Approval of Clearday Stock Split Proposal. To approve an amendment to Clearday’s certificate of incorporation, as amended (the “Clearday Certificate of Incorporation”) to effect a forward stock split of the outstanding shares of Clearday Common Stock, at a ratio of 2-for-1 (the “Clearday Stock Split Proposal”).

Written consent by the majority of Clearday stockholders is required for the approval of this proposal.

3.	Proposal No. 3: Approval of Proposal to Amend the Terms of the Clearday Care Preferred. To approve an amendment to Section 7 of the certificate of designation of the Clearday Care Preferred so that the redemption amount may be paid with shares of the common stock of Superconductor (the “Preferred Stock Redemption Proposal”).

Written consent by the majority of the holders of the Clearday Care Preferred stock is required for the approval of this proposal.

4.	Proposal No. 4: Approval of Proposal to Amend the Terms of the Clearday OZ Fund Limited Partnership Agreement. To approve an amendment to Section 9 of the limited partnership agreement of Clearday OZ Fund so that the redemption amount may be paid with shares of the common stock of Superconductor (the “LP Redemption Proposal”).

Written consent by the majority of the holders of the Clearday OZ LP Interests is required for the approval of this proposal.

Q:	How many votes do I have?

A:

Each Superconductor stockholder is entitled to one vote for each share of Superconductor Common Stock held of record as of June 4, 2021 (the “Superconductor Record Date”). As of the close of business on the Superconductor Record Date, there were 3,151,780 shares of Superconductor Common Stock outstanding.

Each holder of Clearday Common Stock is entitled to one vote per share of such security outstanding on the Clearday Record Date, and each holder of Clearday Series A Preferred Stock is entitled to one vote to the extent that such security may be converted into shares of Clearday Common Stock as of the close of business on the Clearday Record Date. As of the close of business on the Clearday Record Date there were 920,407 shares of Clearday Common Stock and 8,528,945 shares of Clearday Series A Preferred Stock issued and outstanding which are entitled to be converted into shares of Clearday Common Stock. The form of the Written Consent that will be provided to a holder of the Clearday Common Stock and Clearday Series A Preferred Stock will indicate the number of votes that such holder is entitled to cast.

As summarized below, there are some important distinctions between shares held of record and those owned beneficially in “street name”.

Q:	What constitutes a quorum for the Superconductor special meeting?

A:

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Superconductor Common Stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions (shares present at the meeting in person or by proxy that are voted “ABSTAIN”) will be counted towards a quorum; brokers may not exercise discretionary authority to vote on any of the proposals and therefore broker non-votes will not count toward a quorum.

Q:	As a Superconductor stockholder, how does the Superconductor Board recommend that I vote?

A:	The Superconductor Board unanimously recommends that Superconductor stockholders vote:

●	“FOR” the Stock Issuance Proposal (Proposal 1);

●	“FOR” the Reverse Stock Split Proposal (Proposal 2);

●	“FOR” the Authorized Share Increase Proposal (Proposal 3);

●	“FOR” the Merger-Related Compensation Proposal (Proposal 4); and

●	“FOR” the Adjournment Proposal (Proposal 5).

Q:	As a Clearday stockholder, how does the board of directors of Clearday (the “Clearday Board”) recommend that I vote?

A:	After careful consideration, the Clearday Board recommends that Clearday stockholders execute the Written Consent to approve and adopt (1) the merger, the merger agreement, and the transactions contemplated therein, substantially in accordance with the terms of the merger agreement and the other agreements contemplated by the merger agreement, and (2) the Clearday Stock Split Proposal, and (3) the holders of the Clearday Care Preferred to approve the Preferred Stock Redemption Proposal and (4) holders of the Clearday OZ LP Interests to approve the LP Redemption Proposal, each as described in this joint proxy and consent solicitation statement/prospectus.

Q:	Why did the Superconductor Board approve the merger agreement and the transactions contemplated by the merger agreement, including the merger?

A:	For additional information regarding the Superconductor Board’s reasons for approving and recommending the adoption of the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger—Superconductor’s Reasons for the Merger; Recommendation of the Superconductor Board of Directors”.

Q:	What happens if any of Proposal Nos. 1, 2 or 3 is not approved by Superconductor’s stockholders?

A:	Superconductor has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed merger with Clearday. The merger cannot be completed unless Proposal Nos. 1, 2 and 3 are approved. In the event that the merger is not completed, Superconductor will have a much smaller asset base, consisting mostly of its proprietary Sapphire Cryocooler and most of its related patents, and a very limited ability to continue operations without obtaining additional financing, and there can be no assurance that any additional financing will be available on terms that are acceptable (or at all). Although the Superconductor Board may elect to, among other things, attempt to complete another strategic transaction if the merger with Clearday is not completed, the Superconductor Board may instead divest all or a portion of Superconductor’s remaining business or take steps necessary to liquidate or dissolve Superconductor’s business and assets if a viable alternative strategic transaction is not available. If Superconductor decides to dissolve and liquidate its assets, Superconductor would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims. There can be no assurances as to the amount, if any, or timing of available cash left to distribute to Superconductor’s stockholders after paying the debts and Superconductor’s other obligations and setting aside funds for reserves. Given the above factors, if a merger is not consummated with Clearday in the near future, Superconductor will likely be required to liquidate or declare bankruptcy, in which case there would likely be no payments to or value for common stockholders.

Q:	Do any of Superconductor’s directors or executive officers have interests in the merger that may differ from those of Superconductor stockholders?

A:	Superconductor’s directors and executive officers have certain interests in the merger that may differ from the interests of Superconductor stockholders generally. The Superconductor Board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that Superconductor stockholders approve the proposals described above. For more information regarding these interests, see “The Merger—Interests of Directors and Executive Officers of Superconductor in the Merger”.

Q:	What happens if any of Clearday Proposal Nos. 1, 2, 3 or 4 is not approved by Clearday’s stockholders?

A:	The merger cannot be completed unless Proposal Nos. 1 and 2 are approved. Proposal Nos. 3 and 4 are requested by Clearday to improve the capital structure of Clearday. In the event that the merger is not completed, Clearday expects to pursue alternatives to becoming a public company and accessing the public capital markets, including an initial public offering through an underwritten or direct offering or merging with another public company, or may pursue an alternative to any such transaction such as an investment from one or more private funds or a leveraged recapitalization.

Q:	Do any of Clearday’s directors or executive officers have interests in the merger that may differ from those of Clearday’s stockholders?

A:	Clearday’s directors and executive officers have certain interests in the merger that may differ from the interests of Clearday stockholders generally. The Clearday Board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that Clearday stockholders consent to the proposal described above. For more information regarding these interests, see “The Merger—Interests of Clearday’s Directors and Executive Officers in the Merger”.

Q:	As a Superconductor stockholder, why am I being asked to consider and vote on a proposal to approve, by advisory (non-binding) vote, the merger-related executive compensation?

A:	Under SEC rules, Superconductor is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the merger.

Q:	What happens if the Merger-Related Compensation Proposal is not approved?

A:	Approval of the Merger-Related Compensation Proposal is not a condition to completion of the merger, and because the vote on the Merger-Related Compensation Proposal is advisory only, it will not be binding on Superconductor. Accordingly, if Proposal Nos. 1, 2 and 3 are approved and the other conditions to closing are satisfied or waived, the merger will be completed even if the Merger-Related Compensation Proposal is not approved. If the merger is completed, the merger-related compensation will be payable to Superconductor’s named executive officers, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Merger-Related Compensation Proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy and consent solicitation statement/prospectus, please vote your shares of Superconductor Common Stock or complete the enclosed written consent to vote your shares of Clearday Common Stock, as applicable, as soon as possible so that your shares will be represented either at the special meeting or in the solicited written consent. Please follow the instructions set forth on the enclosed written consent or the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Please do not submit your stock certificates. You will not be required to do anything with your stock certificate.

Q:	Does my vote matter?

A:	For Superconductor stockholders, yes. The merger cannot be completed unless (1) the Stock Issuance Proposal is approved by a majority of the votes cast by the shares of Superconductor Common Stock present in person or represented by proxy at the special meeting and (2) the Reverse Stock Split Proposal and the Authorized Share Increase Proposal are approved by the holders of a majority of the shares of Superconductor Common Stock outstanding on the Superconductor Record Date. Further, if you fail to submit a proxy or to vote in person at the special meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the effect of a vote cast “AGAINST” the Reverse Stock Split Proposal and the Authorized Share Increase Proposal. The merger cannot be completed if either the Stock Issuance Proposal, the Reverse Stock Split Proposal or the Authorized Share Increase Proposal are not approved. The Superconductor Board unanimously recommends that stockholders vote “FOR” Proposal Nos. 1 through 5.

For Clearday stockholders, yes. The merger and the amendment of the Clearday Certificate of Incorporation to effect the Clearday Stock Split Proposal cannot be completed unless the holders of a majority of the issued and outstanding shares of Clearday Common Stock complete the enclosed Written Consent to approve and adopt the merger agreement, the merger and the other transactions and actions contemplated therein. Since there is no mechanism for abstaining or for voting “AGAINST” the Clearday proposal, abstentions and non-votes will, as a practical matter, have the same effect as a vote cast “AGAINST” the Clearday proposal.

Q:	As a Superconductor stockholder of record, how do I vote?

A:	If you are a Superconductor stockholder as of the Superconductor Record Date, you are entitled to receive notice of, and cast a vote at, the special meeting. Each holder of Superconductor Common Stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Superconductor Common Stock that such holder owned of record as of the record date. You may submit your proxy before the special meeting in one of the following ways:

●	Telephone voting—use the toll-free number shown on your proxy card;

●	Via the Internet—visit the website shown on your proxy card to vote via the Internet at www.suptech.com; or

●	Mail—complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record, you may also cast your vote in person at the special meeting.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a “legal proxy” form from their broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	You are a “stockholder of record” if your shares are registered directly in your name with Superconductor’s transfer agent, Computershare Trust Company, N.A. As a Superconductor stockholder of record, you have the right to vote in person at the special meeting. You may also vote by internet, telephone or mail, as described in the notice and above under the heading “How do I vote?” You are deemed to beneficially own shares in “street name” if your shares are held by a bank, brokerage firm or other nominee or other similar organization. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. If you beneficially own your shares, you are invited to attend the special meeting of Superconductor stockholders; however, you may not vote your shares in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Superconductor or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Your broker, bank or other nominee is obligated to provide you with a voting instruction card for you to use.

Brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the special meeting are “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power. Broker non-votes will not be counted towards a quorum at the special meeting.

If you are a beneficial owner of Superconductor Common Stock and you do not instruct your broker, bank or other nominee on how to vote your shares:

●	your broker, bank or other nominee may not vote your shares on the Reverse Stock Split Proposal or the Authorized Share Increase Proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal; and

●	your broker, bank or other nominee may not vote your shares on the Stock Issuance Proposal, the Merger-Related Compensation Proposal or the Adjournment Proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal (assuming a quorum is present).

Q:	When and where is the special meeting? What must I bring to attend the special meeting?

A:	The Superconductor special meeting will be held at Hill Country Galleria, 12600 Hill Country Blvd, Suite R-275, Bee Cave, Texas 78738, on July 29, 2021 at 10:00 a.m. (Austin, Texas time). Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:00 a.m. (CST).

Superconductor intends to hold the special meeting in person. However, Superconductor is actively monitoring the COVID-19 pandemic and is sensitive to the public health and travel concerns that stockholders may have and the protocols or guidance that federal, state and local governments and agencies such as the Center for Disease Control may impose. In the event it is not possible or advisable to hold the special meeting in person, Superconductor will announce alternative arrangements for the meeting as promptly as possible, which may include holding the special meeting solely by means of remote communication. If the special meeting will be held solely by remote communication, Superconductor will announce that fact as promptly as practicable, and details on how to participate will be issued by press release, posted on the website at which Superconductor’s proxy materials are available at www.suptech.com, and filed with the SEC as additional proxy material. Please monitor Superconductor’s website for updated information.

If you plan to attend the special meeting, admission will be by ticket only and you must bring a valid, government-issued photo identification. If you are a registered stockholder (your shares are held in your name), you should bring the top portion of the proxy card, which will serve as your admission ticket. If you are a beneficial owner (your shares are held through a broker, bank or other holder of record) you must obtain an admission ticket in advance by writing to Superconductor Technologies Inc., c/o Advantage Proxy, Inc., P.O. Box 13581, Des Moines, WA 98198. Please be sure to enclose proof of ownership, such as the voting instruction form from your broker or other nominee or an account statement.

Q:	What if I fail to vote or abstain?

A:	For purposes of the special meeting, an abstention or failure to vote (or to instruct your broker to vote if your shares are held in “street name”) occurs when a stockholder attends the special meeting in person and does not vote or returns a proxy with an “abstain” instruction. Failures to vote and abstentions will be counted towards the vote total and will have the same effect as “AGAINST” votes for the Reverse Stock Split Proposal and the Authorized Share Increase Proposal, but will have no effect on the Stock Issuance Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Superconductor Common Stock represented by your proxy will be voted as recommended by the Superconductor Board with respect to that proposal.

Q:	What happens if I sell my shares of Superconductor Common Stock after the record date but before the special meeting?

A:	The Superconductor Record Date (the close of business on June 4, 2021) is earlier than the date of the special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Superconductor Common Stock after the Superconductor Record Date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration to be received by the stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	May I change or revoke my vote after I have delivered my proxy or voting instruction card?

A:	Yes. If you are a record holder, you may change or revoke your vote before your proxy is voted at the special meeting as described herein. You may do so in one of the following ways:

(1)	logging onto the website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so;

(2)	sending a notice of revocation to the corporate secretary of Superconductor;

(3)	sending a completed proxy card bearing a later date than your original proxy card; or

(4)	attending the special meeting and voting in person.

If you choose any of the first three methods, you must take the described action such that Superconductor receives your revocation no later than the beginning of the special meeting.

If your shares are held in an account at a broker, bank or other nominee and you have delivered your voting instruction card or otherwise given instruction on how to vote your shares to your broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	Where can I find the voting results of the special meeting?

A:	The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Superconductor intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	What are the material U.S. federal income tax consequences of the merger?

A:	Superconductor and Clearday intend to report the merger as a tax-deferred “reorganization” for United States federal income tax purposes within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”) or a tax-free “exchange” under Section 351 of the Internal Revenue Code, and it is a condition to closing that Clearday receive an opinion from legal counsel to the effect that the merger will so qualify. If the merger qualifies as a reorganization, Clearday stockholders generally will not recognize any gain or loss upon the exchange of Clearday Common Stock for Superconductor Common Stock or the exchange of Clearday Series A Preferred Stock for Superconductor Preferred Stock in connection with the merger, as applicable, except with respect to cash received in lieu of a fractional share of Superconductor Common Stock or Superconductor Preferred Stock. Neither Superconductor nor Clearday intends to request any ruling or other guidance from the Internal Revenue Service (“IRS”) on the United States federal income tax treatment of the merger and no assurance can be given that the IRS would not challenge such treatment. The qualification of the merger as a tax-deferred reorganization is not a condition to closing and the merger agreement does not include any covenant requiring Superconductor to ensure that the merger qualifies as a tax-deferred reorganization.

Another tax consequence of the merger concerns the limitation of net operating losses (“NOLs”) incurred by Superconductor prior to the merger. Specifically, Superconductor’s benefit of its NOLs will be limited by the Internal Revenue Code because of the change of control of Superconductor resulting from the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular Superconductor or Clearday stockholder will depend in part on such stockholder’s circumstances. Accordingly, Superconductor and Clearday urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled, “Material United States Federal Income Tax Consequences of the Merger” beginning on page 93.

Q:	Are there any risks that I should consider in deciding whether to vote in favor of the merger and the related proposals?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 36. You also should read and carefully consider the risk factors of Superconductor in the documents that are attached as an exhibit to this joint proxy and consent solicitation statement/prospectus.

Q:	Do I have appraisal rights in connection with the transaction?

A:	Superconductor is not a constituent entity in the merger. Under the Delaware General Corporation Law (the “DGCL”), no stockholder of Superconductor shall have any right to the appraisal of their shares of Superconductor Common Stock. Holders of Clearday Common Stock are entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. For more information about such rights, please see the provisions of Section 262 of the DGCL attached as Annex E and the section titled “The Merger—Appraisal Rights and Dissenters’ Rights”.

Q:	What will happen to Superconductor stock-based awards?

A:	The terms of each outstanding stock option of Superconductor and each other equity incentive award will not be changed by the terms of the merger. Each such stock option or equity incentive award will be modified to provide the lower number of shares of Superconductor Common Stock and higher exercise price, to appropriately reflect the reverse stock split of Superconductor.

Q:	Whom should I contact if I have any questions about the proxy materials or voting?

A:

If you have any questions about the proxy materials, or if you need assistance submitting your proxy or voting your shares or need additional copies of this joint proxy and consent solicitation statement/prospectus or the enclosed proxy card, you should contact Advantage Proxy, Inc., the proxy solicitation agent for Superconductor, toll-free at 1-877-870-8565 or 1-206-870-8565 (bankers and brokers call collect).

SUMMARY

This summary highlights selected information contained in this joint proxy and consent solicitation statement/prospectus and does not contain all the information that may be important to you. Superconductor and Clearday urge you to read carefully this joint proxy and consent solicitation statement/prospectus in its entirety, including the annexes. Additional, important information, which Superconductor and Clearday also urge you to read, is contained in the documents attached as an exhibit to this joint proxy and consent solicitation statement/prospectus. See “Where You Can Find More Information”. Certain capitalized terms and references are described under “About This Joint Proxy and Consent Solicitation Statement/Prospectus”.

The Parties to the Merger

Superconductor

Superconductor was incorporated in Delaware on May 11, 1987 and has been a leading company in developing and commercializing high temperature superconductor (“HTS”) materials and related technologies. Superconductivity is the unique ability to conduct electricity with little or no resistance when cooled to “critical” temperatures. HTS materials are a family of elements that demonstrate superconducting properties at temperatures significantly warmer than previous superconducting materials. Electric currents that flow through conventional conductors encounter resistance. This resistance requires power to overcome and generates heat. HTS materials can substantially improve the performance characteristics of electrical systems, reduce power loss, and lower heat generation providing extremely high current carrying density and zero resistance to direct current.

During the first quarter of 2020, Superconductor committed to a cost reduction plan for the purpose of extending its operating capital (in light of Superconductor’s cash limitations that have been previously disclosed in its filings with the SEC) and aligning its personnel needs and capital requirements as Superconductor explores strategic alternatives. The cost reduction plan included maintaining operations of the Superconductor’s cryogenics initiatives while ceasing additional manufacturing of the Superconductor’s HTS Conductus® wire. The cost reduction plan also included a reduction in force to result in the termination of 19 employees or approximately 70% of the Superconductor’s employee workforce as of January 22, 2020. The cost reduction plan did not materially affect the Sapphire Cryocooler product and Superconductor expects that, after the merger, this product may be used in research and development by Clearday of advance air quality products. The merger is one of the strategic alternatives that was considered by Superconductor. The financial statements that are included in this joint proxy and consent solicitation statement/prospectus have been prepared on the basis of a continuing company.

Superconductor’s principal executive offices are located at 15511 W State Hwy 71, Suite 110-105, Austin, TX 78738, and its telephone number is (512) 650-7775. Superconductor’s website address is www.suptech.com. Information contained on Superconductor’s website does not constitute part of this joint proxy and consent solicitation statement/prospectus. Superconductor Common Stock is publicly traded, currently on the OTC Markets OTCQB under the symbol “SCON”. Additional information about Superconductor is included in documents attached as an exhibit to this joint proxy and consent solicitation statement/prospectus. Please see “Where You Can Find More Information”.

Clearday

Clearday was incorporated on December 20, 2017 and commenced its business on December 31, 2018 when it acquired private funds that were engaged in several businesses, including five memory care facilities. Since December 2018, Clearday has utilized its knowledge of the longevity market, elder care best-practices, and its significant experience in treating dementia, to develop and provide innovative, tech-enabled platform in alignment with the changing characteristics, expectations, and behaviors of the longevity consumer market. After the merger is effective, Superconductor will change its name to “Clearday, Inc.” and continue the businesses of Clearday and Superconductor’s business related to its Sapphire Cryocooler product, which is expected to be utilized in the further commercialization of advance air quality products.

Clearday’s primary strategy is to disrupt the traditional senior care model by providing:

●	innovative longevity care and wellness product and service solutions to older consumers and their caregivers, primarily virtually through digital channels with its Clearday at Home service which provides an innovative, tech-enabled platform that makes high-quality longevity care more accessible, affordable, and empowering for older Americans and those who love them;

●	a membership-based adult day care model under its Clearday Clubs brand that will provide high-quality, daytime-only care primarily for individuals with Alzheimer’s disease, other dementias, or other lifestyle-limiting chronic health conditions through its physical locations;

●	memory care facilities that focus on treating residents suffering from any of the 25 diagnoses of dementia (including Alzheimer’s disease) which may be treated in a residential care facility.

By combining traditional residential care services with a broader assortment of accessible, affordable and flexible care options, supported by innovative technology and care and wellness products, Clearday enables a care spectrum that includes methods and therapies to increase cognitive function and abilities that Clearday believes is superior to the current continuum of care for the rapidly aging U.S. consumer market, which generally focuses on different types of residential care and skilled nursing facilities. Clearday believes that its investment and operation of its 5 MCA residential communities has provided it an extensive understanding of the longevity market, which it defines as adults that are 50 years of age or older. Clearday believes that this consumer segment currently represents approximately 45% of the U.S. consumer market. Based on certain industry publications and surveys, Clearday believes that, subject to the disruption resulting from the COVID-19 pandemic, the spending power of U.S. consumers over 60 years old will be approximately $7.6 trillion annually, a figure that will likely grow as age demographics continue to shift to longer lifespans. The number of Americans age 65 and over is projected to nearly double from 52 million in 2018 to 95 million in 2060. All of these consumers will need care as they grow older, and Clearday believes its portfolio of traditional, alternative, and technology-enabled businesses is aligned to address the diverse needs of these older Americans and their caregivers.

Clearday believes the U.S. elder care system is a growing market. According to market research:

●	there are 72 million Americans over the age 65;

●	there are approximately 16 million Americans that provide unpaid care for people with Alzheimer’s or other dementias, which represents a significant number of people that could enter or return to the paid work force if alternatives such as affordable adult day care were available;

●	7.2 million Americans today live with Alzheimer’s disease or other dementias and it is expected that over the next 20 years, the total number of those living with Alzheimer’s disease or other dementias in the U.S. is expected to approximately double from 7.2 million to nearly 13 million, with 8.5 million women and 4.5 million men;

●	the care to the elderly is primarily the obligation of unpaid family members:

o	83% of the help provided to older adults in the United States comes from family members, friends or other unpaid caregivers;

o	16 million U.S. adults provide unpaid care to a loved one over 50 years of age;

o	Almost 24 hours per week are spent providing unpaid care;

o	40.5 hours per week are spent providing care to some who reside with them; and

o	75% of all unpaid caregivers are women.

Clearday presently serves the longevity care market, with a focus on memory care, through its residential facilities and its virtual service for disabled persons, the elderly, and persons diagnosed with intellectual and developmental disabilities.

Clearday believes that the traditional longevity care services often rely on an array of residential care options, referred to as a “continuum of care,” as seniors move on a journey through communities—independent living, assisted living, skilled care and memory care and then the end of their journey. Clearday believes that this business model - which has a focus on capital intensive low profit margin residential care facilities - is not sustainable and profitable. Clearday’s focus is to provide sustainable services that enable seniors to age in place and innovative products that improve health and wellness and provides a full spectrum of care through services and products. Clearday believes that this business model has high growth and profit potential. There are over 28,500 residential care communities in the United States. These communities have been battered by COVID-19 and are not favored by the longevity market for numerous reasons, including that seniors simply do not want to go to a “home”. Seniors prefer to “age in place”. 90% of U.S. seniors plan to stay in their own home for the next 5-10 years. Clearday understands the changing market dynamics and the growing demand for a new generation of longevity care solutions with better care and greater access and lower cost.

Innovation by Leveraging Technologies

Clearday pursues businesses that are focused on the longevity care and wellness industry for the more than 110 million Americans that are over 50 years of age. Clearday has focused on the following developments during 2020 and 2021 to respond to challenges of the COVID-19 pandemic and serve the multi-billion dollar longevity care and wellness market:

Clearday Innovative Business		Status
●	Virtual day care service (“Clearday at Home”)	Developed during 2020 and 2021 and sales began in the second quarter of 2021 through consumer and business to business (B2B) sales channels.

●	Physical adult day care service (“Clearday Clubs”)	Developed during 2019 and 2020 and is expected to begin in the second quarter of 2021 through an acquisition.

●	Development or sales of innovative products to protect people from harmful pathogens, including COVID-19.

Clearday has been reselling a mechanical antimicrobial solution and has offered an application service since Q3 2020.

Clearday has developed products that significantly increase the air quality of interior space during 2020 and has begun the sale and commercialization of these products in Q2 2021.

Clearday intends to continue its business development to address changing consumer preferences and regulatory requirements. Clearday’s products and services may be modified as part of Clearday’s continuing business strategy to provide a full care spectrum to older Americans to enhance their lives at a cost that is significantly lower than many competitors that historically service this market with traditional (residential care) services.

Clearday at Home

Clearday at Home is a unique digital service offering to the multi-billion home care industry with proprietary modern, innovative care products and services, with the goal of enabling seniors to stay in their homes longer and delay the need for residential care. Clearday recently launched its virtual offering of in-home care services through a digital network that makes a senior’s day more healthy, social and uplifting. The Clearday at Home service is a scalable, economic and effective platform that may reach the adult market. Clearday at Home connects the senior and their loved ones to others with similar experiences and challenges with proprietary programing that includes a range of activities, including physical and mental exercises to improve individuals that are challenged by dementia or other cognitive issues. Some of these programs are coordinated with the client’s at home care giver and greatly assist integrated plans of care. Such products and services are expected to be integrated with Clearday Clubs and other Clearday businesses.

Clearday believes that the longevity care spectrum will be significantly improved by providing a home health option that integrates with a broader range of care offerings. Clearday plans to improve the traditional home health care model with technologies and superior point of care service through clinicians and graduates of its proprietary Technicians of Cognitive Care program. One component of Clearday’s care spectrum is its proprietary B.E.S.T. test (Behavior / Engagement / Stimulation / Temperament) which measures certain indicators of dementia and other cognitive challenges and enables Clearday to provide a customized plan of care that may be monitored by a person’s caregiver and regularly assessed and updated on a monthly or other basis.

Clearday believes that its business model provides superior client attention and service experience for the informal family caregivers of senior citizens, who often are the primary point of contact for coordinating care services. Clearday’s tech-enabled care model is planned to coordinate a range of health and wellness issues that are often not given significant attention or provided in a unified and coordinated model. Clearday residential services may be integrated with its facilities, such as adult day care and specialty clinics, to provide a broader, more flexible assortment services to this market segment.

Adult Day Care—Clearday Clubs

Each of Clearday’s adult day care models provide care that is significantly less expensive than residential care alternatives. Clearday Clubs will be characterized by welcoming facilities, trained staff, and personalized care programs that may be tailored to individual member needs. Clearday believes that current adult day care market participants include many smaller local businesses that do not provide the level of technology-enabled care, proven programming, and best practices expertise that will be provided by Clearday. Using the MCA residential facilities as a foundation and center for innovation, Clearday will soon acquire an existing adult day care center in San Antonio and is branding it as Clearday Patriot, an adult day care offering that primarily services military veterans. Clearday is improving a floor in its headquarter building in San Antonio, Texas to offer its first Clearday Clubs, its proprietary, membership-based daily care service centers, to provide a high-standard, technology-enabled care option to the longevity market.

The foundation of Clearday Clubs adult day care business is next generation integrated facilities that use its proprietary model to provide exceptional, innovative weekday care for older adults with physical or cognitive needs. This business includes a range of activities and services for the longevity care market that will focus on improving the lives of senior citizens. Clearday believes that its adult day care model will increase senior citizen independence and social engagement and assist family members to provide preferred age-in-home solutions. Clearday expects to locate its adult day care facilities near employment hubs or medical service communities, such as medical offices, hospitals or other traditional and alternative patient care facilities permitting close proximity for easy “drop off” and “pick up” and coordinated care by its client’s medical and other care professionals.

Residential Memory Care—Memory Care America LLC

Clearday’s significant investment in the residential care market has been through its five MCA residential memory care facilities. This investment provided the foundation for Clearday’s broader, integrated longevity care and wellness offerings. MCA’s residential communities, which operate in four U.S. states, employ industry best practices for the care of persons suffering from any of the 25 diagnoses of dementia that may be treated in a residential care facility (including Alzheimer’s disease), as well as those individuals with other cognitive or physical challenges. Clearday believes that its best practices, specialized programming and activities, personalized resident experiences, staff development and training techniques, and unique facility designs differentiate Clearday’s MCA communities, and provide Clearday centers to innovate newer care and wellness offerings with similar market differentiation advantages. Additionally, MCA’s protocols have protected its residents from health issues including COVID-19 as evidenced that less than 5 residents have been diagnosed with COVID-19 and there have not been any resident deaths related to this virus.

Proprietary Education Programs—Technicians of Cognitive Care

Clearday believes that MCA’s customer compliments, the low number of COVID-19 adverse incidents for residents, and the low number of behavioral incidents by residents which have been realized after MCA began offering Clearday Restore, support that MCA is recognized in their communities for providing exemplary care, primarily because of well-trained and attentive staff, including certified nursing assistants (or “CNAs”). Based on its staff development and training capabilities, Clearday has developed a proprietary training program that is modeled on the excellent quality standards that have been established by MCA in their residential care facilities.

Clearday’s training program—Technicians of Cognitive Care—emulates its continuing education and training programs provided by MCA. Graduates of the Technicians of Cognitive Care program will provide an important resource to Clearday and its care and wellness businesses. Clearday believes that by staffing its Clearday Clubs, home care services offerings, and its other care and wellness services with graduates of its Technicians of Cognitive Care program, it is able to distinguish Clearday from many of its competitors. Clearday initiated its Technician of Care program in MCA during the fourth quarter of 2019. This proprietary continuing education program may also provide Clearday with an advantage in an elder care services environment that is experiencing acute shortages of trained professionals. The overall supply of trained senior caregivers is growing at an estimated 14% annual rate, while the overall demand for trained senior caregivers is growing at an estimated 60% annually. This caregiver shortage is more urgent for those needing specialized Alzheimer’s and other dementia care, with demand in this sector growing at an estimated 120%.

Products

Clearday is developing a multi-channel distribution system for products that focus on improving the health and care of older consumers. Clearday’s initial product line includes:

●

A proprietary product developed by Clearday and a leading ISO 9001 engineering firm (whose client mandates include NASA and NATO) that incorporates the Superconductor Sapphire Cryocooler and enhances internal atmospheres and greatly improves air quality by removing harmful particulates to mitigate aerosol transmission of viruses and pathogens, which is one of the more significant issues in protecting people from the spread of COVID-19, influenza and other diseases, reduces CO2 (carbon dioxide) and enhances oxygen levels.

●

The distribution of a mechanical antimicrobial solution that instantly kills many harmful pathogens, including COVID-19, legionnaires disease and influenza, and is long-lasting, easy to use, safe and non-toxic.

Other Care and Wellness Services

Clearday plans to expand its products and services targeted to the longevity care and wellness markets. Clearday believes that one of its competitive advantages is its deep understanding of the longevity care and wellness market, as well as its ability to apply this understanding consistently across a diverse array of care delivery channels.

Business Strategy

Clearday’s mission is to be a leading provider in the longevity care and wellness market by providing more cheerful, more engaging and more affordable alternatives to traditional elder care solutions that will:

●	offer a full care spectrum for older Americans that is more encompassing and effective than the traditional offerings that focus generally on a real estate centric continuum of residential care, from independent living, to assisted living, to skilled nursing facilities, often in the form of an integrated campus or affiliated facilities;

●	leverage technology to enhance the customer experience and quality of product and service offerings, with a lower cost structure than is possible for less automated, legacy care service providers;

●	require less capital investment than traditional residential care facilities and other customary care services offerings targeted to older Americans; and

●	provide exemplary care to older Americans facing dementia and other lifestyle-limiting physical and cognitive issues.

Clearday’s strategy is initially focused on the continued development and rapid expansion of Clearday at Home and its Clearday Club facilities. Clearday at Home has been acquiring members primarily through social media advertising campaigns and through its business to business (B2B) sales strategy which focuses on corporate sponsorship and affiliates with business providers such as home care agencies.

Clearday plans to expand their number of Clearday Club locations in the near future through organic growth by leasing facilities, and may also selectively acquire adult day care centers that are local and continue its business or revitalize such adult day care center and rebrand it as a Clearday Club. Clearday will soon acquire one day care center, is building out a Clearday Club at its headquarter location and has identified several other lease locations in the San Antonio, Texas area. The per customer costs (Clearday Club member) for Clearday Clubs are significantly less than the per resident costs that Clearday incurs for its MCA facilities and Clearday expects that the Clearday Club strategy will increase its operating margins.

Clearday expects to locate facilities in high traffic areas near significant employers and will also seek to work with large employers to locate on corporate campuses. Clearday believes that employers who have adopted and promoted the growth of childcare service options with employee support and benefit subsidies may support and subsidize adult day care in a similar fashion.

Competitive Strengths

Clearday believes that its business plan enjoys many competitive strengths, including that Clearday:

●	is not burdened with legacy technologies that limit innovation and restrict the launch of new products and services;

●	is able to quickly and efficiently develop dynamic new virtual and other service and product offerings in response to emerging market demands, including an ability to innovate new care techniques and therapies and that continue Clearday’s core strategy to offer a full spectrum of care in a manner that protects its customers from infectious diseases, including COVID-19;

●	does not have the burden of existing lease and facilities cost for its innovative virtual and adult day care businesses, and will be able to take advantage of significant lease opportunities as commercial landlords seek to increase occupancy with tenants that are resistant to e-commerce market pressures;

●	is able to offer a more diverse, flexible, and affordable care spectrum, including its proprietary B.E.S.T. test enabling Clearday to offer numerous points of non-residential care when compared to many competitors that focus generally on a real estate centric continuum of residential care, from independent living, to assisted living, to skilled nursing facilities, often in the form of an integrated campus or affiliated facilities;

●	has a deep knowledge of the memory care market and has developed proprietary therapies and services that improve the lives of people that are challenged with dementia or other cognitive issues;

●	has an innovative Clearday Clubs model that provides its members (customers) with an array of options, discounts and benefits, including cross marketing adult day care centers with respite care in its residential centers so that a member of a Clearday Club can take time in Clearday’s 24/7 residential care centers, permitting the family to take trips for vacation or business travel; and

Clearday’s existing MCA communities also have several competitive advantages, including:

●	MCA is well positioned in a market with consistent growing demand;

●	MCA facilities have specific architecture and designs to improve the care and wellness of residents with memory care issues;

●	MCA’s senior executives enjoy an excellent reputation with the applicable state regulatory authorities and have decades of experience in caring for older Americans in the evolving regulatory environment;

●	MCA communities have successfully navigated the COVID-19 pandemic and are some of the safest residential communities;

●	MCA’s senior executives have a proven ability to continue care during pandemic and other emergencies, including the current COVID-19 pandemic, hurricanes and other significant disruptions.

Principal Offices

Clearday sponsored an opportunity fund that provided investors with the ability to utilize the significant tax advantages of investing in designated “qualified opportunity zones,” within the meaning of Tax Cuts and Jobs Act (the “TCJA”). This sponsored fund acquired the building at 8800 Village Drive, San Antonio, Texas, a 3-story medical office building located in San Antonio, Texas that is located on 0.84 acres and has approximately 22,265 rentable square feet. Clearday intends to use most of the ground floor for an adult day care center and a retail location for products that target the longevity market. Some of the office space is used for Clearday’s executive offices, its initial educational center that will further develop and offer Clearday’s Technicians of Cognitive Care program and its production facilities for Clearday at Home.

Clearday’s principal executive offices are located at 8800 Village Drive, Suite 106, San Antonio, Texas 78217, and its telephone number is (210) 451-0839. Clearday’s website address is www.myclearday.com. Information contained on Clearday’s website does not constitute part of this joint proxy and consent solicitation statement/prospectus. Clearday’s stock is not publicly traded on any market or exchange and Clearday is not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Merger Sub

AIU Special Merger Company, Inc. is a Delaware corporation and wholly owned subsidiary of Superconductor. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement. The principal executive offices of Merger Sub and its web address and telephone number are the same as those of Superconductor.

The Merger (Page 61)

A summary of the terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy and consent solicitation statement/prospectus. Superconductor encourages you to read the merger agreement carefully, and in its entirety, as it is the legal document that governs the merger.

On May 14, 2021, Superconductor, Merger Sub and Clearday entered into the merger agreement which terminated, without any liability, a prior agreement and plan of merger among such parties dated as of February 26, 2020, as amended. On June 11, 2021, the parties amended and restated the May 14 agreement to provide that the shares of the Clearday Series A Preferred that are not converted into Clearday Common Stock will be exchanged for a new class of preferred equity of Superconductor that has similar terms in all material respects to the terms of the Clearday Series A Preferred. The terms and conditions of the merger agreement provides that, in accordance with the DGCL, Merger Sub will merge with and into Clearday, with Clearday continuing as the surviving company and a wholly owned subsidiary of Superconductor. In connection with the merger, Superconductor shall increase the number of its authorized shares, complete a reverse stock split and change its name to Clearday, Inc. Stockholder approval is not required to effect the name change. Under the terms of the merger agreement, holders of Superconductor Common Stock as of record immediately prior to the closing date of the merger, may be issued additional shares of Superconductor Common Stock, referred to as “True Up Shares” so that the Superconductor stockholders hold not less than 3.6% of the Superconductor Common Stock as of the closing date of the merger, determined on a fully diluted basis as defined by the merger agreement.

Merger Consideration (Page 86)

In general, the merger agreement provides that Superconductor will issue or reserve for issuance shares of Superconductor Common Stock and Superconductor Series F Preferred and allocates the fully diluted shares of Superconductor immediately after giving effect to the merger, in the aggregate, to the holders of Superconductor securities and the holders of Superconductor options, warrants and convertible or exchangeable securities, on the one hand, and the holders of Clearday securities and holders of Clearday options, warrants and convertible or exchangeable securities, on the other hand. The merger agreement determines the exchange ratio assuming that the aggregate value of the combined company is $350 million and that the aggregate value allocated to the holders of Superconductor securities and the holders of Superconductor options, warrants and convertible or exchangeable securities is equal to approximately 3.6% of the combined company’s equity, determined on a fully diluted basis as defined by the merger agreement. Such values do not purport to be the fair market values of either Superconductor, Clearday or the combined company, and were used solely to determine the exchange ratio and are not a statement or prediction of fair market value or the share price of the combined company after the merger.

Under the terms of the merger agreement:

1.	The exchange ratio is determined assuming the aggregate value of the combined company (Superconductor at the effective time of the merger) is equal to not less than $350 million and the minimum number of shares of Superconductor Common Stock at the effective time of the merger, determined on a fully diluted basis, as defined by the merger agreement, is not less than 35,000,000 (the “Minimum Post Merger Outstanding Shares”);

2.	Prior to the closing of the merger, Superconductor will effect a reverse stock split in a ratio so that the Superconductor Common Stock price will be equal to $10.00 per share on the opening of market on the closing date of the merger,

For example, if the price per share of Superconductor Common Stock immediately prior to the closing date of the merger is $2.00 per share, then the reverse stock split would be 1:5 shares and assuming there were 2,750,000 shares of Superconductor Common Stock issued and outstanding (on a fully diluted basis), then there will be 550,000 shares of Superconductor Common Stock issued and outstanding (on a fully diluted basis) after the reverse stock split;

3.	The holders of Superconductor securities and the holders of Superconductor options, warrants and convertible or exchangeable securities will receive not less than the SCON Ratio (defined in the merger agreement as 3.64%) of the aggregate number of shares of Superconductor Common Stock at the effective time of the merger (determined on a fully diluted basis as defined by the merger agreement), which will be not less than the number of Minimum Post Merger Outstanding Shares;

4.	If after giving effect to the reverse stock split effected in connection with the merger (which is Proposal No. 2), the number of shares of Superconductor Common Stock (determined on a fully diluted basis as defined in the merger agreement) held by the holders of Superconductor securities and the holders of Superconductor options, warrants and convertible or exchangeable securities is less than SCON Ratio of the number of Minimum Post Merger Outstanding Shares, then at the effective time of the merger, Superconductor will issue shares (or “True Up Shares”) of its common stock;

For example, if as noted above, there are 550,000 shares outstanding, then 726,042 shares will be issued or reserved for issuance for the benefit of the holders of Superconductor securities and the holders of Superconductor options, warrants and convertible or exchangeable securities.

The number of shares of Superconductor Common Stock (determined on a fully diluted basis as defined in the merger agreement) will be equal to or more than 1,276,042 (the minimum number of shares) when the price per share of Superconductor Common Stock prior to the closing date of the merger is equal to $4.65 before giving effect to the Reverse Stock Split.

5.	At the effective time of the merger, Superconductor will issue or reserve for issuance for the benefit of the holders of the Clearday securities and holders of Clearday options, warrants and convertibles or exchangeable securities (including the Clearday Care Preferred and the Clearday OZ LP Interests) a number of shares of Superconductor Common Stock equal to the greater of (x) 33,723,958 or (y) the amount equal to (1) the number of shares of Superconductor Common Stock issued and outstanding (determined on a fully diluted basis as defined in the merger agreement) divided by the SCON Ratio, (2) less the number of shares of Superconductor Common Stock then issued and outstanding (determined on a fully diluted basis as defined in the merger agreement).

The following table provides certain examples of the shares of Superconductor Common Stock that would be issued or reserved for issuance for the benefit of the holders of Superconductor securities and the holders of Superconductor options, warrants and convertible or exchangeable securities and the holders of the Clearday securities and holders of Clearday options, warrants and convertibles or exchangeable securities (including the Clearday Care Preferred and the Clearday OZ LP Interests) under the terms of the merger agreement:

Premerger $ / SCON Common Stock	SCON Shares Outstanding Pre Reverse Stock Split	*	SCON Shares Post Reverse Stock Split	Minimum Number of SCON Shares Allocated to Pre-Merger SCON Holders	True up shares	SCON Common Stock Allocated to Clearday	Total Shares Post Merger
$2.00	2,750,000		550,000	1,276,042	726,041.67	33,723,958	35,000,000
$4.65	2,750,000		1,278,750	1,278,750	-	33,795,536	35,000,000
$4.68	2,750,000		1,278,750	1,278,750	-	34,013,571	35,300,571
$5.00	2,750,000		1,375,000	1,375,000	-	36,339,286	37,714,286
$6.00	2,750,000		1,650,000	1,650,000	-	43,607,143	45,257,143

*	Assumes 2,750,000 shares of Superconductor Common Stock outstanding. The shares of Superconductor Common Stock that are held by AIU will not be considered issued and outstanding for such purposes under the terms of the merger agreement.

Based on Superconductor’s closing stock price of $2.29 on June 11, 2021, the most recent practicable date for which such information was available prior to the date of this joint proxy and consent solicitation statement/prospectus, the estimated merger consideration would represent an aggregate amount of approximately 33,723,958 shares of Superconductor Common Stock to be (1) issued to holders of Clearday Common Stock, including shares of Clearday Series A Preferred stock that are converted into shares of Clearday Common Stock and (2) reserved for issuance upon exercise or conversion of Clearday Warrants, Clearday Series A Preferred Stock (that are not so converted and exchanged for shares of Superconductor Series F Preferred at the effective time of the merger), Clearday Care Preferred and Clearday OZ LP Interests. The result of the merger will be that Superconductor stockholders will, immediately after the merger, hold approximately 3.6% of the Superconductor Common Stock, determined on a fully diluted basis as defined by the merger agreement and subject to future dilution based on the potential exchange of Clearday Care Preferred and Clearday OZ LP Interests into Superconductor Common Stock. The value of the stock issued or reserved for issuance as part of the merger consideration will fluctuate with the market value of Superconductor Common Stock until the merger is completed. As a result, the value of the merger consideration, or the securities issued by Superconductor, could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy and consent solicitation statement/prospectus or at the time of the special meeting of the Superconductor stockholders.

The Certain Clearday Subsidiaries will have as of the merger closing date a significant amount of aggregate liquidation preferences, which as of March 31, 2021 is approximately $12,100,000. In addition, as of March 31, 2021, Clearday had outstanding Clearday Series A Preferred, of which approximately 50% will be converted into Clearday Common Stock (and 50% will be exchanged for shares of Superconductor Series F Preferred) prior to the effective time of the merger and would have an aggregate liquidation preference of approximately $93,500,000 prior to the closing of the merger, assuming that Clearday does not cause a conversion of more shares of Clearday Series A Preferred stock. It is a condition to closing the merger that the aggregate liquidation preferences of all such preferred stock of Clearday and its subsidiaries does not exceed $125,000,000, and Clearday may cause a conversion of a larger number of its Clearday Series A Preferred to satisfy this condition or for any other reason. Preferred liquidation preferences are senior in rights to dividends and payments on liquidation or sale compared to the rights of common stock. There is no assurance that Superconductor will not issue additional preferred equity in the future.

Conversion of Clearday Common and Preferred Stock (Page 86)

Upon the effectiveness of the merger, each share of Clearday Common Stock (other than certain shares held by the parties to the merger, their affiliates and shares held by dissenting holders, as explained further below) will be converted into the right to receive shares of Superconductor Common Stock (and, if applicable, cash for fractional shares as described below), less any applicable withholding taxes, equal to the Exchange Ratio (as defined in the merger agreement), subject to adjustment based on the stock price of Superconductor prior to the closing date of the merger and ratably adjusted to reflect any stock split, reverse stock split, consolidation or combination of the securities of Superconductor or Clearday after the date of the merger agreement and prior to the Effective Time (as defined in the merger agreement). For more details on the merger consideration, see “The Merger Agreement—Merger Consideration; Fractional Shares”. Each share of Clearday Series A Preferred that is not converted into shares of Clearday Common Stock by Clearday will be exchanged for an equal number of shares of a new series of preferred stock issued by Superconductor, par value $0.001 per share that will be designated as Superconductor Series F Preferred, which will provide substantially similar terms as the Clearday Series A Preferred, except that such preferred stock will convert to that number of shares of Superconductor Common Stock after giving effect to the Exchange Ratio.

Treatment of Equity Awards (Page 86)

Treatment of Superconductor Stock Options and Other Equity Incentive Awards (Page 86)

The terms of each outstanding stock option of Superconductor and each other equity incentive award will not be changed by the terms of the merger. Each such stock option or equity incentive award will be modified to provide the lower number of shares of Superconductor Common Stock and higher exercise price to appropriately reflect the reverse stock split of Superconductor.

Treatment of Clearday Restricted Shares (Page 87)

The only outstanding restricted share awards that have been issued by Clearday are shares of issued and outstanding shares of Clearday’s common stock which will be exchanged for shares of Superconductor Common Stock.

Treatment of Clearday Stock Warrants (Page 87)

Upon completion of the merger, each then-outstanding Clearday Warrant will be assumed by Superconductor and amended to represent a right to purchase shares of Superconductor Common Stock, where: (1) the number of shares of Superconductor Common Stock will equal the number of shares underlying such Clearday Warrant multiplied by the Exchange Ratio and (2) the other terms of such warrant will be substantially similar to the terms of such Clearday Warrant, as appropriately amended. The only Clearday Warrants that are outstanding as of the date of the merger agreement were warrants issued by Clearday in the offering of the Clearday Care Preferred and the Clearday OZ LP Interests. Each such Clearday Warrant provides for the purchase of one share of Clearday Common Stock, subject to customary adjustments for fundamental transactions, including the merger, for an exercise price per share equal to 50% of the volume weighted average price of Superconductor Common Stock for the 20 trading days prior to the effective date of the merger, adjusted as appropriate for the number of shares of such common stock issued in exchange for one share of Clearday Common Stock.

Treatment of Clearday Subsidiary Securities (Page 87)

Clearday has two subsidiaries that have issued securities that may be exchanged for Clearday Common Stock: (1) Clearday Care Preferred issued by Clearday Care; and (2) Clearday OZ LP Interests issued by Clearday OZ Fund.

Upon completion of the merger, each share of Clearday Care Preferred and each Clearday OZ LP Interest will continue in full force and effect, except that the securities that will be issued upon exchange of the Clearday Care Preferred or the Clearday OZ LP Interests will be Superconductor Common Stock and not Clearday Common Stock. There will not be any change in the terms for the exchange of such securities for Superconductor Common Stock. Each share of Clearday Care Preferred and each Clearday OZ LP Interest, after giving effect to the merger, may be exchanged at the option of the holder of such security for shares of Superconductor Common Stock at the ratio that is equal to (A) the $10.00 per share original purchase price (or equivalent purchase price for the Clearday OZ LP Interests), (B) divided by the amount equal to (i) the volume weighted average price (“VWAP”) of the common stock (which, after the merger, will be Superconductor Common Stock) over the 20 days prior to the exchange date; (ii) multiplied by 80%. Other that the security that is subject to the holder’s exchange right is Superconductor Common Stock, there will not be any change in the exchange ratio, price or other terms of these securities.

Recommendation of the Superconductor Board of Directors (Page 179)

After careful consideration of various factors described in “The Merger—Superconductor’s Reasons for the Merger; Recommendation of the Superconductor Board of Directors,” the Superconductor Board unanimously recommends that holders of Superconductor Common Stock vote:

●	“FOR” the Stock Issuance Proposal (Proposal 1);

●	“FOR” the Reverse Stock Split Proposal (Proposal 2);

●	“FOR” the Authorized Share Increase Proposal (Proposal 3);

●	“FOR” the Merger-Related Compensation Proposal (Proposal 4); and

●	“FOR” the Adjournment Proposal (Proposal 5).

Interests of Directors and Executive Officers of Superconductor in the Merger (Page 81)

Superconductor’s directors and executive officers have certain interests in the merger that may differ from the interests of Superconductor stockholders generally. The Superconductor Board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that the stockholders approve the proposals described above.

Additional interests of the directors and executive officers of Superconductor in the merger include, but are not limited to:

Specified officers of Superconductor have existing contractual rights under their employment or change in control agreements with Superconductor (as applicable, the “Existing Agreements”) to change in control or severance cash payments, totaling approximately $1.5 million in the aggregate, payable following a termination of employment without cause or for good reason within twenty-four months following the closing of the merger, or, in the case of Jeffrey A. Quiram, Chief Executive Officer of Superconductor, with respect to the closing of the merger, regardless of any termination of employment. The officers have agreed to amend their Existing Agreements (such amendments, collectively, the “Officer Agreements”) such that, their change in control or severance payments will be made in the form of shares of Superconductor Common Stock rather than (except in certain circumstance at Clearday’s option) in cash. The number of shares of Superconductor Common Stock delivered to each officer will equal the product of (i) a fraction, the numerator of which is the change in control or severance payment payable to the officer under their Existing Agreement and the denominator of which is the aggregate change in control or severance payments payable to all of the officers under their Existing Agreements (i.e., $1.5 million), and (ii) a fraction, the numerator of which is $1 million and the denominator of which is the volume weighted average closing price of Superconductor’s common stock on the OTC QB market (or, if applicable, the closing price on a national securities exchange) for the 30 OTC QB market (or, if applicable, the closing price on a national securities exchange) trading days immediately prior to the date that the change in control or severance payments are made under the Existing Agreements, which is the 183rd day after the Effective Time; provided, however, that the price is subject to a floor equal to the lowest price Clearday issues common stock or common stock equivalents during the 183 days after the Effective Time, if such stock is sold in an arms’ length transaction for proceeds of at least $1 million, or in a registered transaction other than an “at the market” offering. Clearday may, at its option, elect to pay the cash value of any shares that would otherwise have been issued. Accordingly, the maximum aggregate value of the Officer Agreements is equal to $1 million.

For a more complete description of the interests in the merger of the directors and executive officers of Superconductor that are different from, or in addition to, those of Superconductor stockholders generally, see “The Merger—Interests of Directors and Executive Officers of Superconductor in the Merger”.

All of Superconductor’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the merger agreement and coverage pursuant to insurance policies maintained by Superconductor and will receive continuing or “tail” director and officer insurance coverage. Jeffrey A. Quiram, a director and the Chief Executive Officer of Superconductor, will remain as a director of Superconductor after the merger and receive director fees.

Superconductor Special Meeting (Page 170)

Time, Place and Purpose of the Special Meeting (Page 170)

The special meeting to consider and vote upon the adoption of the merger agreement and the other matters will be held at the offices of Superconductor at Hill Country Galleria, 12600 Hill Country Blvd, Suite R-275, Bee Cave, Texas 78738, on July 29, 2021 at 10:00 a.m. (Austin, Texas time).

At the special meeting, Superconductor stockholders will be asked to consider and vote upon (1) the Stock Issuance Proposal, (2) the Reverse Stock Split Proposal, (3) the Authorized Share Increase Proposal, (4) the Merger-Related Compensation Proposal and (5) the Adjournment Proposal.

Record Date; Shares Outstanding and Entitled to Vote (Page171)

You are entitled to receive notice of, and to vote at, the special meeting if you are an owner of record of shares of Superconductor Common Stock as of the close of business on June 4, 2021, the Superconductor Record Date. On the Superconductor Record Date, there were 3,151,780 shares of Superconductor Common Stock outstanding and entitled to vote. Stockholders will have one vote on all matters properly coming before the special meeting for each share of Superconductor Common Stock owned by such stockholders on the Superconductor Record Date.

Quorum Requirement; Proxies; Counting Your Vote (Page 172)

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Superconductor Common Stock issued and outstanding on the Superconductor Record Date for the special meeting will constitute a quorum for the transaction of business. Abstentions will be counted towards a quorum; brokers may not exercise discretionary authority to vote on any of the proposals and therefore broker non-votes will not count toward a quorum.

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of Superconductor Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Superconductor Common Stock using the instructions provided by your bank, brokerage firm or other nominee.

Vote Required (Page 174)

Approval of the Stock Issuance Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast by the shares of Superconductor Common Stock present in person or represented by proxy at the special meeting. Approval of the Reverse Stock Split Proposal and the Authorized Share Increase Proposal require the affirmative vote of the holders of a majority of the shares of Superconductor Common Stock outstanding on the Superconductor Record Date for the special meeting.

Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total and will have the same effect as “AGAINST” votes for the Reverse Stock Split Proposal and the Authorized Share Increase Proposal, but will have no effect on the Stock Issuance Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal. Broker non-votes will have the same effect as “AGAINST” votes for the Reverse Stock Split Proposal and the Authorized Share Increase Proposal, but will have no effect on Stock Issuance Proposal, the Merger-Related Compensation Proposal and the Adjournment Proposal.

How to Change Your Vote (Page 172)

If you are a record holder, you may change or revoke your vote before your proxy is voted at the special meeting as described herein. You may do this in one of the following ways: (1) by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case, if you are eligible to do so; (2) by sending a notice of revocation to the corporate secretary of Superconductor; (3) by sending a completed proxy card bearing a later date than your original proxy card; or (4) by attending the special meeting and voting in person. If you choose any of the first three methods, you must take the described action such that Superconductor receives your revocation no later than the beginning of the special meeting.

Voting by Superconductor Directors and Executive Officers

At the close of business on June 11, 2021, the most recent practicable date for which such information was available, Superconductor directors and executive officers and their affiliates were entitled to vote 8,375 shares of Superconductor Common Stock, which represents less than 1% of the shares of common stock outstanding on that date. The number and percentage of shares of Superconductor Common Stock owned by directors and executive officers of Superconductor and their affiliates as of the Superconductor Record Date are not expected to be meaningfully different from the number and percentage reflected in this Section. Superconductor currently expects its directors and executive officers to vote their shares of Superconductor Common Stock in favor of all proposals to be voted on at the special meeting, but no director or executive officer has entered into any agreement obligating him or her to do so. The number of shares reflected above does not include shares subject to or underlying outstanding stock options. For information with respect to Voting by Superconductor Directors and Executive Officers, please see “The Merger—Interests of Directors and Executive Officers of Superconductor in the Merger”.

Recommendation by the Superconductor Financial Advisor (Page 74)

Sanli Pastore & Hill delivered its opinion to the Superconductor Board that, as of May 14, 2021, and based upon and subject to the various assumptions made, the merger consideration was fair, from a financial point of view, to Superconductor. The opinion does not speak as of the time the merger will be completed or any date other than the date of such opinion. The opinion does not reflect changes that have occurred after the date of the opinion, including changes to the operations and prospects of Superconductor or Clearday, changes in general market and economic conditions or regulatory or other factors. See “The Merger—Opinion of Sanli Pastore & Hill”.

Directors and Executive Officers of the Combined Company Following the Merger (Page 119)

Effective as of the closing of the merger, the combined company’s senior officers are anticipated to include the following:

Name	Title
James T. Walesa	Chief Executive Officer
BJ Parrish	Chief Operating Officer
Linda Carrasco	President—Memory Care America LLC
Randall Hawkins	Executive Vice President and Chief Financial Officer
Richard M. Morris	Executive Vice President and General Counsel
Gary Sawina	Executive Vice President—Director of Real Estate Operations

Immediately following the effective time of the merger, the board of directors of the combined company will consist of seven directors. Pursuant to the terms of the merger agreement, these directors will be:

Name	Age	Current Principal Affiliation
James T. Walesa	60	Chairman and Chief Executive Officer of Clearday
BJ Parrish	49	Director and Chief Operating Officer of Clearday
Elizabeth M. Caveness	56	Designee of Clearday
Alan Channing	76	Designee of Clearday
Jeffrey W. Coleman	45	Designee of Clearday
Jeffrey A. Quiram	60	Director and Chief Executive Officer of Superconductor
Robert J. Watson, Jr.	44	Designee of Clearday

Recommendation of the Clearday Board of Directors (Page 72)

After careful consideration of various factors described in “The Merger—Clearday’s Reasons for the Merger,” the Clearday Board unanimously recommends that the holders of Clearday Common Stock consent to the merger agreement, the merger, and any other transactions contemplated thereby.

Interests of Clearday’s Directors and Executive Officers in the Merger (Page 85)

Clearday’s directors and executive officers have certain interests in the merger that may differ from the interests of Clearday stockholders generally. The Clearday Board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that the stockholders approve the proposals described above.

The Clearday director and executive officers have equity incentive compensation that are described in this joint proxy and consent solicitation statement/prospectus. Such equity incentive compensation may be monetized more readily if Clearday becomes a public company, such as through this merger.

For information with respect to the interest of Clearday Directors and Executive Officers in the merger and the transactions contemplated thereby, please see “The Merger—Interests of Clearday’s Directors and Executive Officers in the Merger”.

Information about Clearday’s Consent Solicitation (Page 216)

The Clearday Board will solicit the stockholders of Clearday to consent to the merger agreement and the transactions contemplated thereby, including, but not limited to, the merger, by signing and submitting the Written Consent in the form provided by Clearday. You can participate and submit such Written Consent if you owned Clearday Common Stock at the close of business on the Clearday Record Date, which is June 4, 2021. As of the close of business on the Clearday Record Date there were 920,407 shares of Clearday Common Stock and 8,528,945 shares of Clearday Series A Preferred Stock outstanding (which does not include shares of Clearday Series A Preferred Stock that accrue on account of a dividend and have not been issued). A Clearday stockholder can cast one vote and thereby provide “consent” for each share of Clearday Common Stock and one vote for each shares of Clearday Series A Preferred that may then be converted into a share of Clearday Common Stock, in each case owned on the Clearday Record Date.

Approval of such proposal by Written Consent requires consent from the holders of a majority of the issued and outstanding shares of Clearday Common Stock and Clearday’s Series A Preferred Stock voting as a single class.

Voting by Clearday Directors and Executive Officers (Page 85)

As of May 12, 2021, Clearday directors and executive officers and their affiliates were entitled to vote approximately 2,061,000 aggregate shares of Clearday Common Stock and Clearday Series A Preferred as of the Clearday Record Date, which represents approximately 22% of the aggregate votes such securities that may be cast. The number and percentage of shares of Clearday Common Stock and Clearday Series A Preferred owned by directors and officers of Clearday and their affiliates as of the Clearday Record Date are not expected to be meaningfully different from the number and percentages reflected in this section. Clearday’s directors and executive officers have agreed to provide their consent to the merger agreement, the merger and all other transactions relative thereto. The number of shares reflected above does not include shares subject to or underlying outstanding stock options. For information with respect to voting by Clearday Directors and Executive Officers, please see “The Merger—Interests of Clearday’s Directors and Executive Officers in the Merger”.

Risk Factors (Page 36)

Superconductor and Clearday are subject to various risks associated with their businesses and their industries. In addition, the merger poses a number of risks to each of Superconductor and Clearday and their respective stockholders. Superconductor and Clearday stockholders should carefully read this proxy and consent solicitation statement/prospectus and especially consider the factors discussed in “Risk Factors”.

Some of the risks associated with the merger include, but are not limited to, the following:

●	Superconductor’s stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger;

●

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations and Superconductor is required to pay a significant fee if it accepts a higher and better offer;

●	The lack of a public market for Clearday’s capital stock makes it difficult to evaluate the fairness of the merger;

●

Superconductor stockholders will have a reduced ownership, voting interest and consequently significantly less influence over the policies of the combined company after the merger and will be subject to future dilution from Clearday preferred instruments;

●	The executive officers and directors of both Clearday and Superconductor have interests in the merger that may differ from Clearday stockholders’ interests;

●	Superconductor and Clearday may become involved in securities litigation or stockholder derivative litigation in connection with the merger, and this could harm the combined company’s business.

Some of the risks associated with Superconductor and its business include, but are not limited to the following:

●	Superconductor has a history of losses and may never become profitable;

●	Superconductor consummated various asset sales that fundamentally change its risk profile and business opportunities;

●	Superconductor has a significant number of outstanding warrants and options, and future sales of the shares obtained upon their exercise could adversely affect the market price of its common stock;

●	Superconductor’s corporate governance structure may prevent its acquisition by another company at a premium over the public trading price of its shares.

Some of the risks associated with Clearday and the combined company post-merger include, but are not limited to the following:

●	The COVID-19 pandemic has caused significant market disruptions and may have longer-term effects that the combined company cannot predict;

●

Clearday’s planned business and growth strategy may not yield anticipated returns, may result in disruptions to the business of, may strain management resources and/or may be dilutive to Superconductor stockholders;

●	Clearday’s strategy includes businesses that are in development or early stages and such strategies and businesses include additional venture stage risks

●	Non-core assets that are held for disposition are treated differently under GAAP;

●

Operators of senior care facilities must comply with governmental reimbursement program rules, regulations and certification requirements, and fraud and abuse regulations and are subject to new legislative developments and healthcare policy changes;

●	The planned care and wellness business may require the combined company to make significant capital expenditures to maintain and improve care centers;

●	Superconductor’s pre-merger NOL carryforwards and certain other tax attributes will be subject to limitations;

●

Other than with respect to MCA residential care business, Clearday has a limited history of operations and there are risks and uncertainties associated with operating and growing an emerging business within an emerging industry;

●

If the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, or as an “exchange” satisfying the requirements of Section 351(a) of the Code, the stockholders of Clearday may be required to pay substantial U.S. federal income taxes as a result of the merger.

Risks related to the Superconductor Reverse Stock Split, the combined company’s common stock and that may generally apply to an investment in securities include, but are not limited to, the following:

●	An active trading market for the combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all;

●	The market price of the combined company’s common stock may decline as a result of the merger, including as a result of some Clearday stockholders adjusting their portfolios, or for other reasons;

●	Superconductor depends on specific patents and licenses to technologies and its ability to protect its patents and other proprietary rights is uncertain;

●

Federal, state and local employment related laws and regulations could increase the combined company’s cost of doing business, and the combined company may fail to comply with such laws and regulations;

●	The combined company expects to incur substantial expenses related to the completion of the merger;

●	The combined company will depend on key personnel whose continued service is not guaranteed;

●

The combined company will rely on information technology and systems in its operations, and any material failure, inadequacy, interruption or security failure of that technology or those systems could materially and adversely affect the combined company;

●

The combined company’s operations will be subject to risks from adverse weather and climate events and its insurance may not cover potential losses, including from adverse weather conditions, natural disasters and other events;

●	Current government policies regarding interest rates and trade policies may cause a recession;

●

Compliance with regulation of corporate governance and public disclosure may result in additional expenses and divert management’s attention from operating the combined company’s business, which could have a material adverse effect on the combined company’s business;

●	Delaware law could discourage a change in control, or an acquisition of the combined company by a third party, even if the acquisition would be favorable to stockholders;

●

The combined company is expected to take advantage of reduced disclosure and governance requirements applicable to smaller reporting companies, which could result in its common stock being less attractive to investors;

●	The market price and volume of Superconductor Common Stock fluctuates significantly and could result in substantial losses for individual investors.

Regulatory Approvals (Page 104)

There are no approvals of any government authority or agency that is applicable to the merger or any other transactions contemplated by this joint proxy and consent solicitation statement/prospectus other than:

●	the filing of the applicable certificates under the DGCL;

●	state filings required by Clearday with respect to the change of control of its MCA communities; and

●	Superconductor must comply with applicable federal and state securities laws and the filing of this joint proxy and consent solicitation statement/prospectus with the SEC. Superconductor is also soliciting the consent of its stockholders regarding the issuance of the stock by Superconductor in connection with the merger as if the rules and regulations of Nasdaq in connection with the issuance of shares of Superconductor Common Stock were applicable prior to the effective date of the merger.

Clearday has recently acquired an adult day care center that is located in San Antonio, Texas. Additionally, the continued operation by MCA of its residential care facilities will require consents from the applicable governmental agencies, such as the Texas Health and Human Services Commission. Clearday expects to be able to obtain such consents.

Conditions to the Completion of the Merger (Page 104)

The completion of the merger is subject to customary conditions, which as of the date of this joint proxy and consent solicitation statement/prospectus, including the following conditions that have not already been satisfied:

1.	Proposal Nos. 1, 2 and 3 being approved by Superconductor stockholders at the special meeting;

2.	Proposal Nos. 1 and 2 being consented to by a majority of stockholders of Clearday;

3.	the adoption of the merger agreement by the Clearday stockholders; and

4.	this joint proxy and consent solicitation statement/prospectus being declared effective by the SEC.

Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including:

1.	subject to certain exceptions, the accuracy of the representations and warranties of the other party;

2.	subject to certain exceptions, performance by the other party of its obligations under the merger agreement;

3.	the absence of any Material Adverse Effect (as defined in the merger agreement) on the other party;

4.	the absence of any law, order, injunction, decree or other legal restraint preventing the completion of the merger or making the completion of the merger illegal;

5.	that Superconductor’s adjusted net working capital computed in accordance with the terms of the merger agreement is not less than negative $250,000, counting proceeds of Paycheck Protection Program and similar COVID related government programs as current assets, but not counting the debt from such programs as current liabilities for this purpose;

6.	Superconductor shall deliver to Clearday’s tax counsel or tax accounting firm letters (in substantially the agreed form exchanged between the parties prior to the date hereof) containing reasonable and customary representations of its officers (solely in their corporate capacities) and not requiring any representations inconsistent with the representations of Superconductor any agreement herein or inconsistent with the Superconductor’s SEC Documents, for the purposes of assisting Clearday in connection with the preparation of a tax opinion from Dykema Gossett, PLLC or any other law or accounting firm reasonably acceptable to Clearday to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code or a tax-free exchange under Section 351 of the Code; and

7.	Clearday having completed the Preferred Conversion.

The parties expect to complete the merger after all of the conditions to the merger in the merger agreement are satisfied or waived, including after Superconductor receives approval from its stockholders of Proposal Nos. 1, 2 and 3 at the special meeting and after Clearly receives consent from its stockholders of Proposal Nos. 1 and 2. For a more complete description of the conditions to the merger, see “The Merger Agreement—Conditions to the Completion of the Merger”.

Timing of the Merger (Page 108)

The parties expect the transaction to be completed prior to the end of the third quarter of 2021. Neither Superconductor nor Clearday can predict, however, the actual date on which the transaction will be completed because it is subject to conditions beyond each company’s control, including the effectiveness of this Registration Statement on Form S-4 of which this joint proxy and consent solicitation statement/prospectus forms a part. If the merger is not completed by October 31, 2021 (the “Termination Date”), then each of Superconductor and Clearday have the right to terminate the merger agreement. For a more complete description of the conditions to the merger, see “The Merger Agreement—Conditions to the Completion of the Merger”.

No Solicitation (Page 106)

As more fully described in this joint proxy and consent solicitation statement/prospectus and in the merger agreement, and subject to the exceptions summarized below, each of Superconductor and Clearday has agreed that each such person and their subsidiaries will not, and will not authorize or permit their representatives to, directly or indirectly, until the earlier of the closing of the merger or the Termination Date:

(1) initiate, solicit, knowingly encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or offer or other action, including any proposal or offer to its stockholders that constitutes, or may reasonably be expected to lead to, any of the following transactions (each, a “Competing Transaction”): (i) merger, consolidation, share exchange, business combination or similar transaction involving the applicable party or its subsidiaries; (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition of 45% or more of the cost basis of the assets (including by means of an issuance, sale or other disposition of voting securities) of the applicable party or its subsidiaries, taken as a whole, or of 45% or more of any class of voting securities of the applicable party or its subsidiaries (as a whole), in a single transaction or series of related transactions, excluding any bona fide financing transactions that do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) tender offer or exchange offer for 45% or more of any class of voting securities of the applicable party or its subsidiaries (as a whole);

(2) engage in, continue or otherwise participate in any discussions or negotiations with any person regarding, or furnish in furtherance of such inquiries or to obtain a Competing Transaction, or

(3) otherwise enter into or effectuate a Competing Transaction.

The merger agreement includes certain exceptions to the non-solicitation covenant. Superconductor may accept an unsolicited Superior Competing Transaction (as defined below) after providing notice of at least three business days to the other party that provides the terms and other relevant documentation regarding such Superior Competing Transaction. For a more complete description of the limitations on solicitation of acquisition proposals from third parties and the ability of the Superconductor Board to change its recommendation for the transaction, see “The Merger Agreement—No Solicitation”, and the merger agreement attached as Annex A to this joint proxy and consent solicitation statement/prospectus.

Termination of the Merger Agreement; Termination Fee (Page 108)

The merger agreement may be terminated by mutual written consent of Superconductor and Clearday at any time prior to the completion of the merger. In addition, the merger agreement may be terminated as follows:

●	by either Superconductor or Clearday if:

●	the merger has not been completed on or before October 31, 2021, except that this right to terminate the merger agreement is not available to any party that materially fails to comply with any obligation of such party set forth in the merger agreement;

●	upon a breach of a representation, warranty, covenant or agreement of the other party;

●	there is a governmental authority of any competent jurisdiction having issued or entered any order or enacted or promulgated any applicable law after the date of the merger agreement having the effect of restraining, enjoining or otherwise prohibiting the completion of the merger; or

●	the stockholder approval has not been obtained at the special meeting or at any adjournment or postponement of such meeting at which a vote on the adoption of the merger agreement was taken;

●	by Clearday if Superconductor accepts a Superior Competing Transaction; or

●

by either party if the board of directors of the other party shall have withdrawn, qualified or modified in a manner adverse to the other party, or shall have failed to make when required, or certain other events regarding the applicable board’s recommendation.

If the merger agreement is terminated as described above, the merger agreement will become void and of no effect, without liability of any party to the other party, subject to certain exceptions, including that:

●	the confidentiality agreement entered into by Superconductor and Clearday in connection with entering into the merger agreement, the provisions of the merger agreement with respect to certain indemnification obligations and certain other provisions, including with respect to the termination fee, will survive any termination of the merger agreement; and

●	there shall not be any release of liability of a party for fraud or a willful breach or Superconductor’s failure to pay the merger consideration by issuing the shares of Superconductor Common Stock and Superconductor Preferred Stock upon the satisfaction or waiver of the conditions to closing set forth in the merger agreement.

If Superconductor terminates the merger agreement because (1) it has delivered a Superior Notice (as defined in the merger agreement), (2) the Superconductor Board changes its recommendation of the merger to its stockholders or (3) Superconductor knowingly and materially breaches its obligation to call or hold the special meeting or to cause this joint proxy and consent solicitation statement/prospectus to be mailed to its stockholders in advance of the special meeting, then Superconductor will pay to Clearday a break-up fee of up to $300,000. Superconductor also agrees that if the merger agreement is terminated due to a failure to obtain approval from Superconductor’s stockholders and, after the date of the merger agreement and prior to such termination, Superconductor were to consummate certain competing transactions within a 12 month period, then Superconductor would also pay Clearday such break-up fee.

If Clearday terminates the merger agreement because its board changes its recommendation of the merger to its stockholders or it knowingly and materially breaches its obligation to seek its stockholders’ consent to adopt the merger agreement, the merger and the other transactions and actions contemplated by the merger agreement (including to cause this joint proxy and consent solicitation statement/prospectus to be mailed to its stockholders in advance of the Clearday Stockholder Action (as defined in the merger agreement)), then Clearday will pay to Superconductor a break-up fee equal to $800,000 less the amount of the Operating Payments (as defined below) that have been paid. If Clearday terminates the merger agreement because it failed to obtain the required stockholder approval, then Clearday will pay to Superconductor a break-up fee equal to $300,000 less the amount of the Operating Payments that have been paid.

In the event of termination of the merger agreement by either Clearday or Superconductor, the merger agreement will become void and have no effect, without any liability or obligation on the part of Clearday, on the one hand, or Superconductor, on the other hand, other than for the obligations that specifically survive such termination, including: the confidentiality provisions, including the mutual nondisclosure agreement among Superconductor and Clearday and the payment of break-up fees, to the extent applicable on the date of such termination; provided that nothing in the merger agreement shall operate to relieve any person of liability for fraud or a material breach or Superconductor’s failure to pay the merger consideration upon the satisfaction or waiver of the conditions to closing of the merger.

For a more complete description of each party’s termination rights and the termination fee obligations of Superconductor in connection with its acceptance of a competing or superior offer, see “The Merger Agreement—Termination Rights” and “The Merger Agreement—Effect of Termination”, and the merger agreement attached as Annex A to this joint proxy and consent solicitation statement/prospectus.

Appraisal Rights of Superconductor (Page 89)

Under the DGCL, the stockholders of Superconductor do not have any appraisal rights. Holders of Clearday Common Stock are entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. For more information about such rights, please see the provisions of Section 262 of the DGCL attached as Annex E and the section titled “The Merger—Appraisal Rights and Dissenters’ Rights”.

Comparison of Stockholder Rights (Page 111)

Both Superconductor and Clearday are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the merger becomes effective, Clearday stockholders will become stockholders of Superconductor and, as such, their rights will be governed by the DGCL, Superconductor’s amended and restated bylaws (the “Superconductor Bylaws”) and the Superconductor Certificate of Incorporation. A comparison of the rights of Superconductor stockholders contained in the Superconductor Certificate of Incorporation and Superconductor Bylaws to the rights of Clearday stockholders under Clearday’s certificate of incorporation and bylaws, each as amended is described under “Comparison Of Stockholder Rights”.

Material U.S. Federal Income Tax Consequences of the Merger (Page 93)

Superconductor and Clearday expect that the merger will qualify as a “reorganization” under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code or a tax-free “exchange” under Section 351 of the Internal Revenue Code, and it is a condition to closing that Clearday receive an opinion from legal counsel to the effect that the merger will so qualify. If the merger qualifies as a reorganization or a tax-free “exchange”, Clearday stockholders generally will not recognize any gain or loss upon the exchange of Clearday Common Stock for Superconductor Common Stock or the exchange of Clearday Series A Preferred for Superconductor Series F Preferred in connection with the merger, as applicable, except with respect to cash received in lieu of a fractional share of Superconductor Common Stock or Superconductor Series F Preferred, except with respect to cash received in lieu of a fractional share of Superconductor Common Stock.

Clearday stockholders are urged to read the discussion in the section entitled “Material United States Federal Income Tax Consequences of the Merger”. This discussion does not address any non-U.S. tax consequences, nor does it pertain to any state or local income or other tax consequences. Furthermore, the U.S. federal income tax consequences described above may not apply to all holders of Clearday common stock or Clearday preferred stock. You are urged to consult their tax advisors as to the United States federal income tax consequences of the merger, as well as the effect of state, local and non-United States tax laws.

Material U.S. Federal Income Tax Consequences of the Superconductor Reverse Stock Split and True Up Shares (Page 164)

A Superconductor U.S. stockholder generally should not recognize gain or loss upon the Superconductor Reverse Stock Split or the issuance of any True Up Shares, except possibly to the extent such Superconductor U.S. stockholder receives a whole share of Superconductor Common Stock in lieu of a fractional share of Superconductor Common Stock.

Superconductor stockholders are urged to read the discussion in the section entitled “Material U.S. Federal Income Tax Consequences of the Superconductor Reverse Stock Split” and to consult their tax advisors as to the United States federal income tax consequences of the proposed Superconductor reverse stock split, as well as the effect of state, local and non-United States tax laws.

Accounting Treatment (Page 89)

Clearday prepares its financial statements in accordance with accounting principles generally accepted in the United States, which are referred to collectively as GAAP. The merger will be accounted for as an acquisition of Superconductor by Clearday under the acquisition method of accounting in accordance with GAAP. Clearday will be treated as the acquiror for accounting purposes.

MARKET PRICE AND DIVIDEND INFORMATION

Superconductor

Superconductor Common Stock trades on the OTC Markets OTCQB under the symbol “SCON”. The following table details the high and low closing prices for the Superconductor Common Stock as reported by OTC Markets OTCQB for the periods indicated. The following information does not give effect to the Superconductor reverse stock split described in Proposal No. 2, and does give effect, where applicable, to the one-for-ten reverse stock split by Superconductor on July 24, 2018 and the one-for-ten reverse stock split by Superconductor on September 10, 2020.

	Price Range
	High	Low
2018
First Quarter	$149.00	$93.00
Second Quarter	$109.00	$85.00
Third Quarter	$128.80	$14.70
Fourth Quarter	$25.00	$10.30
2019
First Quarter	$25.80	$12.50
Second Quarter	$18.60	$7.00
Third Quarter	$10.70	$4.80
Fourth Quarter	$7.90	$1.20
2020
First Quarter	$3.10	$1.40
Second Quarter	$5.80	$1.80
Third Quarter *	$5.70	$1.40
Fourth Quarter	$1.79	$0.79
2021
First Quarter	$2.00	$0.79
Second Quarter	$0.79	$2.00
Third Quarter to June 11, 2021	$2.84	$1.01

* The common stock of Superconductor was delisted from the Nasdaq Capital Market, effective September 30, 2020.

The prices noted above, do not give effect of the Reverse Stock Split described in Proposal No. 2.

Following the consummation of the merger, Superconductor Common Stock will be listed under the combined company’s new name, “Clearday, Inc.” As of the Clearday Record Date, Clearday had approximately 20 common stockholder of record and approximately 400 Clearday Series A Preferred stockholders of record.

As of the Superconductor Record Date, Superconductor had approximately 10 stockholders of record.

Superconductor has never paid cash dividends and intends to employ all available funds in the development of its business. Superconductor has no plans to pay cash dividends in the near future. Superconductor’s ability to declare or pay dividends on shares of Superconductor Common Stock is subject to the requirement that Superconductor pay an equivalent dividend on each outstanding share of Superconductor Preferred Stock (on an as-converted basis).

No assurance can be given concerning the market price of Superconductor Common Stock before or after the completion of the merger. Changes in the market price of Superconductor Common Stock prior to the completion of the merger will affect the market value of the merger consideration that Clearday stockholders and other holders of securities issued by Clearday or certain of its subsidiaries will receive upon completion of the merger. The exchange ratio is provided in the merger agreement as the greater of (i) a specified value of Superconductor or (ii) the aggregate market value of Superconductor Common Stock, based on the price of the Superconductor Common Stock immediately prior to the closing of the merger. Accordingly, the market price of Superconductor Common Stock (and therefore the value of the merger consideration) as of the merger closing could be greater than, less than or the same as shown in the table above. Accordingly, Superconductor stockholders are advised to obtain current market quotations for Superconductor Common Stock in deciding whether to vote in favor of the merger and related proposals.

Clearday

Clearday is a private company and its shares of common stock are not publicly traded. There has never been, nor is there expected to be in the future, a public market for Clearday’s common stock.

RISK FACTORS

You should consider the following factors in evaluating the proposals described in this joint proxy and consent solicitation statement/prospectus, the merger, the issuance of the securities as part of the merger consideration pursuant to the terms of the merger agreement, the proposed Superconductor reverse stock split and increase in the authorized number of shares and the combined company following the merger. These factors should be considered in conjunction with the other information included or attached as an exhibit hereto by Superconductor in this joint proxy and consent solicitation statement/prospectus.

Risks Related to the Merger

The merger is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all and the failure to complete the merger could have material adverse effects on Superconductor’s business and prospects, resulting in a likely bankruptcy.

The completion of the merger is subject to a number of conditions, including, among other things, receipt of the Superconductor stockholder approval and the Written Consent, which make the completion and timing of the completion of the merger uncertain. See “The Merger Agreement—Conditions to the Completion of the Merger,” for a more detailed discussion of these conditions. The failure to satisfy all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring at all. Any delay in completing the merger could cause Superconductor not to realize some or all of the benefits (or to realize them on a different timeline than expected) from the merger that Superconductor expects to achieve if the merger is successfully completed within the expected timeframe. There can be no assurance that the conditions to closing the merger will be satisfied or waived or that the merger will be completed.

If the merger is not completed, Superconductor’s ongoing business may be materially and adversely affected by not realizing any of the benefits of having completed the merger. Superconductor does not have any significant business opportunities that are not related to its Sapphire Cryocooler product, has limited its expenses and has focused primarily on the merger with Clearday. If the merger is not consummated, then it is likely that Superconductor would likely not:

●	have sufficient funds to maintain operations or pay its obligations that have been incurred in connection with the merger; and

●	have sufficient funds to seek other strategic alternatives.

In such case, Superconductor would likely need to file for bankruptcy protection, resulting in no payment for stockholders and no value to the Superconductor common stock.

Similarly, delays in the completion of the merger could, among other things, result in additional transaction costs, loss of revenue or other negative effects associated with uncertainty about completion of the merger and could materially and adversely impact Superconductor.

Also, subject to limited exceptions, either Superconductor or Clearday may terminate the merger agreement if the merger has not been completed by October 31, 2021.

Superconductor’s stockholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger.

If the combined company is unable to realize the strategic and financial benefits currently anticipated from the merger, Superconductor’s stockholders will have experienced substantial dilution of their ownership interest without receiving any commensurate benefit. The significant businesses of the combined company will be the Clearday businesses. Significant financial resources, management attention and other resources will be required for Clearday to continue to develop and expand its longevity care and wellness businesses. There can be no assurance that such development and expansion will be successful.

Each party is subject to business uncertainties and contractual restrictions while the merger is pending, which could adversely affect each party’s business and operations and Superconductor is required to pay a significant fee if it accepts a higher and better offer.

Under the terms of the merger agreement, each of Superconductor and Clearday is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect each’s ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend certain contracts, acquire or dispose of assets above a certain threshold, incur certain indebtedness or incur certain capital expenditures. Such limitations could adversely affect Superconductor or Clearday’s business and operations prior to the completion of the merger.

The merger agreement contains provisions that make it more difficult for Superconductor to be acquired by any party other than Clearday. Under the terms of the merger agreement, Superconductor is subject to a more limited set of restrictions on the conduct of its business prior to completing the merger, which restrict its ability to seek any other strategic alternatives. Such limitations could adversely affect Superconductor’s value in any such strategic alternative, which may be more than the value of Superconductor provided under the merger agreement. The merger agreement also provides for a substantial payment by Superconductor to Clearday in the event that the Superconductor Board changes its recommendations regarding the merger.

The merger agreement provides that Superconductor has a limited right to accept a higher or better offer with respect to any of the following, referred to in the merger agreement as a “Competing Transaction”: (i) any merger, consolidation, share exchange, business combination or similar transaction involving the applicable party or its subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 45% or more of the cost basis of the assets (including by means of an issuance, sale or other disposition of voting securities) of the applicable party or its Subsidiaries, taken as a whole, or of 45% or more of any class of voting securities of the applicable party or its Subsidiaries (as a whole), in a single transaction or series of related transactions, excluding any bona fide financing transactions that do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any tender offer or exchange offer for 45% or more of any class of voting securities of the applicable party or its subsidiaries (as a whole). Further, Superconductor is required to pay to Clearday a break-up fee of up to $300,000 if it accepts any Competing Transaction or if the Superconductor Board changes its recommendation to the Superconductor stockholders for approval of the matters described in this joint proxy and consent solicitation statement/prospectus. These provisions of the merger agreement make it less likely that Superconductor will be able to pursue and accept strategic alternatives, even if the Superconductor Board would then determine that such action may be in the best interests of the Superconductor stockholders.

Because the lack of a public market for Clearday’s capital stock makes it difficult to evaluate the fairness of the merger, Clearday stockholders may receive consideration in the merger that is greater than or less than the fair market value of Clearday’s capital stock and/or Superconductor may issue more securities than the relative fair market value of Clearday’s capital stock thereby diluting the existing stockholders of Superconductors more than the relative fair market values of Superconductor and Clearday prior to the merger.

The outstanding capital stock of Clearday is privately held and is not traded in any public market. The lack of a public market and comparable public companies makes it extremely difficult to determine the fair market value of Clearday’s capital stock and the value of Clearday’s businesses. Because the percentage of Superconductor equity to be issued to Clearday’s shareholders was determined based on negotiations between the parties, it is possible that the value of the Superconductor securities to be received by Clearday holders will be less than the fair market value of their Clearday capital stock or that Superconductor may pay more than fair market value for Clearday’s capital stock. The merger agreement determines the exchange ratio by assuming that the aggregate value of the combined company is $350 million. This amount has been determined by the private negotiations between Parent and AIU and may not be relied upon as the value of the combined company that will be represented by common stock price of Superconductor after the merger on the OTCBB. Such values do not purport to be the fair market values of either Superconductor, Clearday or the combined company, and were used solely to determine the exchange ratio and are not a statement or prediction of fair market value or the share price of the combined company after the merger.

The opinion received by the Superconductor Board from Sanli Pastore & Hill has not been, and is not expected to be, updated to reflect changes in circumstances that may have occurred since the date of the opinion.

Sanli Pastore & Hill delivered its opinion to the Superconductor Board that, as of the date of their report, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in its opinion, the merger consideration was fair, from a financial point of view, to Superconductor. Such opinion should not be relied upon as a valuation of Clearday and does not speak as of the time the merger will be completed or any date other than the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Superconductor or Clearday, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of Superconductor and Clearday. Sanli Pastore & Hill does not have any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and has not done so. See “The Merger—Opinion of Sanli Pastore & Hill”.

Clearday is not required to obtain and has not obtained an opinion from an independent investment banking or accounting firm, and consequently, you may have no assurance from an independent source that the price Clearday is paying for Superconductor is fair from a financial point of view.

Clearday is not required to obtain, and has not obtained, an opinion from an independent investment banking or accounting firm that the price it is paying to acquire Superconductor is fair from a financial point of view. The Clearday Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the business combination. In analyzing the business combination, the Clearday Board and Clearday’s management conducted due diligence on Superconductor and researched the industry in which Superconductor operates and concluded that the business combination and the acquisition of certain intellectual property rights related to Superconductor’s proprietary Sapphire Cryocooler was in the best interests of Clearday and its stockholders. Accordingly, investors will be relying solely on the judgment of the Clearday Board in valuing Superconductor’s business, and the Clearday Board may not have properly valued the business.

The unaudited pro forma condensed combined financial information in this joint proxy and consent solicitation statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the merger.

The unaudited pro forma condensed combined financial information in this joint proxy and consent solicitation statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Superconductor’s actual financial position or results of operations would have been had the merger been completed on the dates indicated after giving effect to the merger as described in the footnotes presented in such pro forma statements. The unaudited pro forma condensed combined financial information is subject to a number of assumptions that are described in the notes to such unaudited pro forma condensed combined financial information. Such assumptions may differ from the facts that would have been present and may differ materially. Further, Superconductor’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial information that is included in this joint proxy and consent solicitation statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared with the expectation, as of the date of this joint proxy and consent solicitation statement/prospectus, that Superconductor will be identified as the acquiror under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of the party that is determined to be the acquiree under GAAP as of the date of the completion of the merger. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the unaudited pro forma condensed combined financial information reflected in this document. For further discussion, see “Unaudited Pro Forma Condensed Combined Financial Information”.

Superconductor stockholders will have a reduced ownership and voting interest after the merger and will exercise significantly less influence over the policies of the combined company following the merger than they now have on the policies of Superconductor.

Superconductor stockholders presently have the right to vote in the election of the Superconductor Board and on other matters affecting Superconductor. Upon the completion of the merger, the Superconductor stockholders will own a significantly smaller percentage of the Superconductor Common Stock, on a fully diluted basis. As a result, current Superconductor stockholders will have significantly less influence on the management and policies of combined company after the merger is consummated than they have now.

The current Superconductor stockholders will not have the right, even if voting as a single group, to elect any of the directors of Superconductor after the merger and the directors of Superconductor before the merger will not be on the Superconductor Board after the merger with the exception of Jeffrey Quiram, and there is no obligation of any stockholder to reelect such director or for the Governance and Nominating Committee of the combined company to nominate such individual for re-election after the merger.

As of December 31, 2020, Superconductor had outstanding options exercisable for an aggregate of 7,863 shares of Superconductor Common Stock at a weighted average exercise price of $255.90 per share and warrants to purchase up to 623,921 shares of Superconductor Common Stock at a weighted average exercise price of $44.80 per share. While these options and/or warrants are, as of the date of this filing, “out of the money,” if the price of Superconductor Common Stock (adjusted for any stock splits) were to exceed the exercise price of these options or warrants, then it becomes more likely that the holders of such securities will exercise them. In that case, current stockholders of Superconductor Common Stock would, as a group, receive substantially less than the equity stake described above to the extent that the currently “out of the money” options or warrants were to be exercised. Superconductor cannot predict if its stock price will rise or if the options or warrants will ever become “in the money”.

Superconductor’s stockholders will be subject to future dilution from Clearday preferred instruments.

Clearday Care Preferred Stock and Clearday OZ LP Interests will be convertible after the merger into Superconductor Common stock based on a 20% discount to then prevailing market prices. Depending on the prevailing prices at the time of any such conversion, there could be significant additional dilution to all common stockholders of Superconductor. On the other hand, there may be little or no dilution if the Superconductor Common Stock appreciates sufficiently before any conversion. The merger does not provide any antidilution protection to Superconductor stockholders from conversions of Clearday Care Preferred Stock and Clearday OZ LP Interests. Rather, the potential for dilution is but one of many factors the Superconductor Board considered in approving the merger. However, there is a risk that the dilution is material if there were to be significant conversions of Clearday Care Preferred Stock and Clearday OZ LP Interests into Superconductor Common Stock at low prevailing stock prices.

After the merger, the Clearday Care Preferred Stock and Clearday OZ LP Interests may be exchanged for Superconductor Common Stock at an exchange price that is the stated value of such securities (effectively, the issue price), plus the accrued and unpaid interest on such amount at an annual rate of 10.25% divided by 80% of the price of the Superconductor Common Stock, which provides a 20% discount. Should the price of the Superconductor Common Stock after the merger decrease, then the number of shares that are represented by such Certain Clearday Subsidiary securities will increase. If the Superconductor Common Stock price decreases by $1.00 (from $10.00 per share at the merger closing), then based on the value of the securities issued by the Certain Clearday Subsidiaries as of March 31, 2021 of approximately $12.1 million, approximately 167,500 additional shares of Superconductor Common Stock would be required to be issued.

Accordingly, Superconductor stockholders should understand that the initial aggregate percentage that they own, individually or as a group, immediately after the merger is subject to future dilution, even if no new securities are ever issued, but rather such dilution could arise by virtue solely of existing Clearday securities converting into common securities.

Clearday preferred stock has liquidation preferences that will be senior to Superconductor Common Stock

Prior to the merger, Clearday subsidiaries had outstanding shares of Clearday Care Preferred and Clearday OZ LP Interests that, as of March 31, 2021, have an aggregate liquidation preference of approximately $12,100,000. In addition, Clearday had outstanding Clearday Series A Preferred, which has as of March 31, 2021, an aggregate liquidation preference of approximately $93,500,000, after giving effect to the conversion of 50% of the Clearday Series A Preferred stock into Clearday Common Stock on the effective time of the merger. It is a condition to closing the merger that the aggregate liquidation preferences of all such preferred stock of Clearday and its subsidiaries does not exceed $125,000,000, and Clearday may convert a larger number of its Clearday Series A Preferred stock into shares of Clearday Common Stock to satisfy this condition or for any other reason. Preferred liquidation preferences are senior in rights to dividends and payments on liquidation or sale compared to the rights of common stock. There is no assurance that Superconductor will not issue additional preferred equity in the future.

The Clearday Series A Preferred, Clearday Care Preferred and the Clearday OZ LP Interests have rights that are different and superior to the rights of the Superconductor Common Stock.

Upon completion of the merger, holders of the Clearday Series A Preferred stock (which are converted into shares of Superconductor Series F Preferred), Clearday Care Preferred and Clearday OZ LP Interests, have preferred rights as holders of such securities, including their right to convert or exchange such securities for shares of the combined company common stock and a preferred right to dividends and distributions for the business segment that includes Clearday’s innovative care and wellness businesses. The tech-enabled longevity care and wellness business will be conducted through Clearday Care and Clearday OZ Fund. The holders of securities issued by these Clearday securities have a preferred right to distributions, including any liquidation. Accordingly, unless and until such conversion or exchange, the holders of securities have a superior right to the assets of these businesses than the holders of the current holders of the Superconductor Common Stock.

Superconductor’s executive officers and directors have interests in the merger that may differ from stockholders’ interests.

When considering the recommendation of the Superconductor Board that Superconductor stockholders approve the proposals described in this joint proxy statement and consent solicitation/prospectus, Superconductor stockholders should be aware that directors and executive officers of Superconductor have certain interests in the merger that may differ from the interests of Superconductor stockholders. The Superconductor Board was aware of these interests and considered them, among other matters, when it unanimously approved the merger agreement and in making its recommendations that the Superconductor stockholders approve the proposals described in this joint proxy and consent solicitation statement/prospectus. Additional interests of the directors and executive officers of Superconductor include, but are not limited to, the treatment in the merger of Superconductor equity incentive awards and the benefits of certain specified executives under the Officer Agreements that provide for settlement of certain change in control or severance payments that Superconductor’s executive officers are, by reason of their respective employment or severance agreements with Superconductor, entitled to receive in cash upon a qualifying termination of employment following the completion of the merger or, in the case of Mr. Quiram, with respect to the closing of the merger, regardless of any termination. See “The Merger—Interests of Directors and Executive Officers of Superconductor in the Merger” for a more detailed description of these interests. As a result of these interests, the directors and executive officers of Superconductor might be more likely to support and to vote in favor of the proposals described in this joint proxy statement and consent solicitation/prospectus than if they did not have these interests. Superconductor stockholders should consider whether these interests might have influenced these directors and executive officers to recommend approving the proposals described in this joint proxy statement and consent solicitation/prospectus.

Clearday’s executive officers and directors have interests in the merger that may differ from Clearday stockholders’ interests.

In considering the recommendation of the Clearday Board with respect to adopting the merger agreement, Clearday’s stockholders should be aware that directors and executive officers of Superconductor have certain interests in the merger that may differ from the interests of Superconductor stockholders. The Superconductor Board was aware of these interests and considered them, among other matters, when it unanimously approved the merger agreement and in making its recommendations that the Superconductor stockholders approve the proposals described in this joint proxy and consent solicitation statement/prospectus. James Walesa and BJ Parrish, the sole directors and, each, an executive officer of Clearday, have interests in the merger that differ from the interests of other Clearday’s stockholders as they each have received equity compensation that will be more readily monetized b Clearday becoming a public company, and will each be an executive officer of a public company with the potential for future compensation, including equity based incentive compensation. See “The Merger—Interests of Clearday’s Directors and Executive Officers in the Merger” for a more detailed description of these interests. As a result of these interests, the directors and executive officers of Clearday might be more likely to support and to vote in favor of the proposals described in this joint proxy statement and consent solicitation/prospectus than if they did not have these interests. Clearday stockholders should consider whether these interests might have influenced these directors and executive officers to recommend approving the proposals described in this joint proxy statement and consent solicitation/prospectus.

Superconductor and Clearday may become involved in securities litigation or stockholder derivative litigation in connection with the merger, and this could divert the attention of Superconductor and Clearday management and harm the combined company’s business, and insurance coverage may not be sufficient to cover all related costs and damages.

Securities litigation or stockholder derivative litigation may follow the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. Superconductor and Clearday may become involved in this type of litigation in connection with the merger, and the combined company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Superconductor, Clearday and the combined company. The financial position of Superconductor is such that it may not be able to fully defend and exercise its rights to defend itself in any such litigation which may cause Superconductor to accept a settlement that would not be acceptable.

Risks Related to Superconductor and its Business

Superconductor has a history of losses and may never become profitable.

In each of its last five years, Superconductor has experienced significant net losses and negative cash flows from operations. In 2020, Superconductor incurred a net loss of $3 million and had negative cash flows from operations of $3.1 million. In 2019, Superconductor incurred a net loss of $9.2 million and had negative cash flows from operations of $8.8 million. Superconductors independent public accounting firm has included in its audit reports an explanatory paragraph expressing substantial doubt about Superconductor’s ability to continue as a going concern.

Superconductor consummated various asset sales that fundamentally change its risk profile and business opportunities.

In order to enter into a possible merger with Clearday, Superconductor has effected certain transactions, including a cost reduction plan that was announced January 28, 2020 and sold, in separate transactions, assets that are not related to the Sapphire Cryocooler product and its related technologies. Accordingly, the risks of and opportunities for Superconductor have changed significantly since December 2019. If the proposed merger is not consummated, Superconductor will need to consummate a similar merger or sale with another party or enter into another business and there can be no assurance that Superconductor will be able to successfully pursue any such alternative. Superconductor does not currently have a business plan for its Sapphire Cryocooler assets and patents and would likely have to liquidate if the merger with Clearday is not consummated or other merger partner could not be found, of which there is no assurance. If Superconductor were to liquidate the cash distribution to shareholders would be very limited in amount, if any.

Superconductor has a $1,600,000 preferred interest in Clearday’s San Antonio headquarters building and such amount does not increase based on interest or other factors. Superconductor consented to Clearday borrowing $1 million from a bank, pledging such headquarters building as collateral. Clearday has advised Superconductor that Clearday does not have any plans to sell or market such building, nor is Superconductor attempting to sell or market its interest in the building. Accordingly, Superconductor cannot rely on funds from its interest in the Clearday San Antonio headquarters to generate cash in the near term, nor can it be certain of the value of such interest if it were to seek to market it.

Risks Related to Superconductor’s Common Stock

Superconductor has a significant number of outstanding warrants and options, and future sales of the shares obtained upon exercise of these options or warrants could adversely affect the market price of its common stock.

As of April 3, 2021, Superconductor had outstanding options exercisable for an aggregate of 7,863 shares of Superconductor Common Stock at a weighted average exercise price of $255.90 per share and warrants to purchase up to 623,921 shares of Superconductor Common Stock at a weighted average exercise price of $44.80 per share. The holders may sell these shares in the public markets from time to time under a registration statement or under Rule 144, without limitations on the timing, amount or method of sale. As its stock price rises, the holders may exercise their warrants and options and sell a large number of shares. This could cause the market price of its common stock to decline.

Superconductor’s stock price is volatile.

The market price of Superconductor’s Common Stock has been, and is expected to be, subject to significant volatility. The value of the Superconductor Common Stock may decline regardless of its operating performance or prospects. Factors affecting its market price include:

●	market perception as to the merger and the information provided about Clearday when and if it becomes available, including the risks related to the Clearday business, and the impact on Superconductor should the merger not occur;

●	Superconductor’s perceived prospects and liquidity with and without the consummation of the merger;

●	the impact of Superconductor’s decision to sell certain assets that are not related to its Sapphire Cryocooler assets as part of its cost reduction plan and plan to sell assets including relating to its Conductus wire initiative;

●	variations in Superconductor’s operating results and whether it has achieved key business targets;

●	changes in, or Superconductor’s failure to meet, earnings estimates;

●	changes in securities analysts’ buy/sell recommendations;

●	differences between Superconductor’s reported results and those expected by investors and securities analysts;

●	announcements of new contracts by Superconductor or its competitors;

●	market reaction to any acquisitions, joint ventures or strategic investments announced by Superconductor or its competitors; and

●	general economic, political or stock market conditions.

Recent events have caused stock prices for many companies, including Superconductor, to fluctuate in ways unrelated or disproportionate to their operating performance. The general economic, political and stock market conditions that may affect the market price of Superconductor’s Common Stock are beyond Superconductor’s control. The market price of Superconductor’s Common Stock at any particular time may not remain the market price in the future.

Superconductor’s corporate governance structure may prevent its acquisition by another company at a premium over the public trading price of its shares.

It is possible that the acquisition of a majority of Superconductor’s outstanding voting stock by another company could result in Superconductor’s stockholders receiving a premium over the public trading price for Superconductor’s shares. Provisions of the Superconductor Certificate of Incorporation and the Superconductor Bylaws, and of Delaware corporate law could delay or make more difficult an acquisition of the company by merger, tender offer or proxy contest, even if it would create an immediate benefit to Superconductor’s stockholders. For example, Superconductor’s Certificate of Incorporation does not permit stockholders to act by written consent, and its bylaws generally require ninety days advance notice of any matters to be brought before the stockholders at an annual or special meeting.

In addition, Superconductor’s board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the terms, rights and preferences of this preferred stock, including voting rights of those shares, without any further vote or action by the stockholders. At March 31, 2021, 1,370,710 shares of preferred stock remained unissued. The rights of the holders of common stock may be subordinate to, and adversely affected by, the rights of holders of preferred stock that may be issued in the future. The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of Superconductor’s outstanding voting stock, even at a premium over its public trading price.

Furthermore, Superconductor’s Certificate of Incorporation also provides for a classified board of directors with directors divided into three classes serving staggered terms. These provisions may have the effect of delaying or preventing a change in control of us without action by Superconductor’s stockholders and, therefore, could adversely affect the price of Superconductor’s stock or the possibility of sale of shares to an acquiring person.

Risks Related to Clearday and, after the Merger, the Combined Company

The recent unprecedented events related to the COVID-19 pandemic have caused significant market disruptions and may have longer-term effects that the combined company cannot predict.

The recent unprecedented events related to the COVID-19 pandemic have caused significant market disruptions and may have longer-term effects that the combined company cannot predict. The equity and other market professionals continue to assess the consequences of the global pandemic and the extent and effectiveness of government responses, the responses of the Federal Reserve Bank and other governmental and non-governmental organizations cannot be predicted.

The residents of Clearday’s MCA communities and the clients of Clearday at Home and Clearday adult day care programs are primarily older individuals with pre-existing conditions, including conditions that significantly compromise their immunity. The additional procedures undertaken by MCA and the adult day care businesses will likely result in reduced operating cash flow and profit margins. Although Clearday has procedures that address infectious diseases and contamination in a community environment, Clearday is not able to provide assurance that the communities will not be significant affected, including widespread contagion that could result in a suspension or closing of a facility. Additionally, state or federal regulatory authorities may require, and industry groups may provide, additional measures that could limit the number of individuals that may be treated at a facility, require additional staff or employees or other measures that may require significant investment or operating cost. The additional costs have primarily resulted from regulatory requirements to increase staff and provide quarantine areas. Additionally, during the initial stage of the COVID-19 pandemic, admissions to Clearday’s residential care facilities were suspended and adult day care centers were closed.

During such occasions, Clearday may experience a decline in clients. Further, depending on the severity of any occurrence, Clearday may be required to incur costs to identify, contain and remedy the impacts of those occurrences at MCA communities or adult day care facilities. As a result, these occurrences could significantly adversely affect the results of operations.

The proposed adult day care business has greater risks with respect to COVID-19 and other pandemics due to, among other reasons, that appropriate regulatory agencies may close such businesses, limit the capacity of such businesses, or require additional procedures or capital expenditures designed to protect customers that are costly. During the COVID-19 pandemic, many states closed adult day care centers for a period of time.

The additional procedures and precautions undertaken by adult day care businesses, such as MCA, in response to COVID-19 will likely result in reduced operating cash flow and profit margins.

Although Clearday has procedures that address infectious diseases and contamination in a community environment, Clearday is not able to provide assurance that the communities will not be significantly affected, including widespread contagion that could result in suspending or closing a facility. Depending on the severity of any occurrence, Clearday may be required to incur costs to identify, contain and remedy the impacts of those occurrences at MCA communities and their adult day care facilities.

Additionally, state or federal regulatory authorities may require, industry groups may provide or Clearday may otherwise determine that it would be prudent, to implement certain additional measures and/or quarantine procedures that may require significant investment and/or operating costs, such measures may include limiting the number of individuals that may be treated at a facility while requiring additional staff to manage treatment during the COVID-19 pandemic. During this time, Clearday may also experience a decline in occupancy due to residents terminating their agreements due to the uncertainty of COVID-19 and its effects on adult day care businesses and senior living facilities. Such investments and increased costs may adversely affect Clearday’s operations. The extent and duration of the impact of the COVID-19 pandemic on Clearday’s overall business is uncertain, and its ability to raise capital could be impaired.

Any other severe cold and flu season, epidemics or any other widespread illnesses could adversely affect the occupancy of Clearday’s senior living communities and facilities.

The revenues of the combined company will be dependent on occupancy at the MCA communities and the members of the Clearday Clubs and any other adult day care facility or other longevity care and wellness center that will be owned or operated by the combined company. Even if the disruption to the markets and facilities are not as pronounced as during the COVID-19 pandemic, there could be significant reduction in the combined company’s revenues and there could be government or other regulatory intervention that materially increase costs, which would likely materially reduce the operating results of the combined company.

Clearday’s longevity care and wellness business has significant concentration in industry and geographic areas which exposes the combined company to changes in market conditions in this industry and in those areas.

Clearday’s existing five residential care facilities are located in the Little Rock Arkansas area (1), Naples, Florida (1), Simpsonville, South Carolina (1) and the San Antonio / Austin area of Texas (2). Clearday expects to grow its adult day care business primarily in specified markets in Texas and continue offering such services in Naples, Florida. Accordingly, the combined company will have a high concentration in select geographic markets. Additionally, all of the combined company’s business, other than related to its non-core assets, are engaged or will be engaged in the longevity care and wellness industry. As a result of this industry and geographic concentrations, the conditions affecting older Americans and the of local economies and real estate markets, changes in governmental rules and regulations, particularly with respect to senior citizens, acts of nature and other factors that may result in a decrease in demand for the combined company’s services in these areas could have an adverse effect on Clearday’s revenues, results of operations and cash flow. In addition, the combined company will be particularly susceptible to revenue loss, cost increases or damage caused by severe weather conditions or natural disasters such as hurricanes, wildfires, earthquakes or tornadoes in those areas.

Circumstances that adversely affect the ability of older adults or their families to pay Clearday for its adult day care services could cause its revenues and results of operations to decline.

Clearday expects that payment for its adult day care services will be private pay and not rely on government benefits, such as Medicare and Medicaid, which are generally not available for such services, and for benefits or payments available to veterans through the United States Department of Veterans Affairs. Clearday has currently priced the basic service fee for its adult day care centers at a monthly amount that is generally expected to be less than the monthly payment benefits to retirees from the Social Security Administration and Clearday expects that older adults that live with family members will have sufficient funds to pay such service fees and their other household expenses. There can be no assurance that the expected service fee by Clearday will be at an amount that can be afforded by Clearday’s target market for its Clearday Clubs. Economic downturns, higher levels of unemployment among family members, lower levels of consumer confidence, stock market volatility and/or changes in demographics, including the unprecedented effects of the COVID-19 pandemic, could adversely affect the ability of older adults to afford Clearday’s expected adult day care service fees and could result in decreased fees and revenues resulting in a decline of Clearday’s estimated operating results as many of the operating costs for an adult day care center will not vary in relation to a decrease in club members or revenues.

Clearday may not be able to operate its business or implement the business strategies as described in this joint proxy statement and consent solicitation/prospectus.

Clearday intends to develop and expand new businesses including in the areas of home care services and products and provide services or otherwise have revenue from related services which may include retail sales of products including products that incorporate the technology of the Superconductor Sapphire Cryocooler, providing other longevity care services. Clearday continues to evaluate such opportunities and other strategies or business opportunities that Clearday believes would be complimentary to its existing businesses, specifically, its residential care facilities, and where Clearday may benefit from certain synergies in management and leverage of assets. There can be no assurance, however, that Clearday will be able to implement its business strategy in a manner that realizes any of its intended benefits, including that Clearday will be able to acquire, internally develop or enter into strategic alliances for intended or prospective business lines.

Clearday’s planned business and growth strategy may not yield anticipated returns, may result in disruptions to the business of, may strain management resources and/or may be dilutive to Superconductor stockholders.

Clearday’s business and growth strategies involve the development (by organic growth or, to a lesser extent, through acquisitions) of businesses that are focused on tech-enabled longevity care and wellness. In evaluating the combined company’s business opportunities, Clearday will make certain assumptions regarding the expected future performance and prospects. However, newly acquired businesses or investments in businesses may fail to perform as expected, and Clearday may not be able to manage those businesses in a manner that meets its expectations. In particular, Clearday’s acquisition activities may be subject to the following risks:

●	Clearday may acquire businesses that do not realize the synergies that it expects and require substantially greater investment than it anticipated;

●	Clearday may acquire or invest in businesses that realize net cash losses initially and/or for a period of time that is longer than Clearday anticipated;

●	if Clearday finances acquisitions by incurring debt, the combined company’s cash flow may be insufficient to meet the required principal and interest payments;

●	Clearday may be unable to quickly and efficiently integrate new acquisitions, and as a result the combined company’s results of operations and financial condition could be adversely affected;

●	Clearday’s operating expenses may exceed budgeted amounts;

●	Management may be diverted from operations; and

●	Clearday may be required to have management teams that are not proven or that do not, for any number of reasons, perform as expected.

If Clearday cannot operate acquired businesses to meet its financial expectations, the combined company’s financial condition, results of operations, cash flow and per share trading price of the combined company’s Common Stock could be adversely affected.

Clearday may use securities of the combined company and/or its subsidiaries as consideration in connection with its acquisition strategy which could result in significant dilution to the relative ownership interest of holders of the combined company’s capital stock prior to such acquisitions.

In addition, it is likely that the combined company will use its or a subsidiary’s securities as consideration, in part or whole, for the purchase of acquired businesses as part of its asset and business acquisition strategy. Such securities may carry rights or preferences different from or superior to those of the combined company’s common stock. Moreover, if such securities include the combined company’s common stock or securities senior to or pari passu to or convertible or exchangeable into shares of the combined company’s common stock, the relative ownership interest of the holders of the combined company’s capital stock would be subject to dilution.

Clearday’s strategy includes businesses that are in development or early stages and such strategies and businesses include additional venture stage risks and there is no assurance that Clearday may be able to develop its businesses organically or through acquisitions.

A fundamental strategy of Clearday is the continued development of its services, including Clearday at Home and Clearday Clubs as well as related businesses. Clearday at Home conducted a limited or “soft” launch in March 2021 and does not have any material revenues as of May 31, 2021. Clearday Clubs has launched with its initial location to be branded as Clearday Patriot by the acquisition of an adult day care center in San Antonio, Texas. The combined company’s ability to successfully execute future development in accordance with its business plan, or at all, will be impacted by a number of factors, including the ability to sell its remaining non-core assets, the availability of additional financing, including additional equity financing, on terms acceptable to the combined company, the availability of government programs such as the Cares Act, market trends, the ability to identify and execute business opportunities, including acquisitions that meet the parameters of the Clearday business plan, and increased competition for sites for the expansion opportunities or acquisitions. The development and acquisitions of future businesses may result in unforeseen operating difficulties and may require additional financial resources and attention from management. Failure to identify suitable development or acquisition businesses, effectively execute the Clearday business strategy or operating difficulties of businesses that Clearday may acquire in the future could have an adverse effect on the combined company’s financial condition, results of operations, cash flows and liquidity.

The combined company will require additional capital and there is no assurance that any debt or equity financing will be available on acceptable terms, if at all.

To the extent that the combined company develops its business through financing, including additional equity financing, there cannot be assurance that financing will be available on acceptable terms, if at all, or that the combined company may be able to satisfy the conditions precedent required to secure borrowings or utilize credit facilities, which could reduce the number, or alter the type, of investments that the combined company would make otherwise and the ability for it to expand its businesses. Any such limitation on such financing or sales of non-core assets may reduce income. To the extent that financing proves to be unavailable when needed, the combined company may also be compelled to modify its business strategy. Any failure to obtain financing or realize the sale of the non-core assets may have a material adverse effect on the continued development or growth of the combined company’s businesses after the merger. The non-binding expression of interest from A.G.P. / Alliance Global Partners (“AGP”) to manage a public offering of up to $10 million if the merger is consummated is subject to the discretion of AGP and other factors. There is no assurance that the public market conditions, the market acceptance of the combined company, the price and volume of the combined company common stock after the merger and other factors, will enable any such offering will be consummated on terms acceptable to the combined company or that AGP will then decide that it would then manage or participate in any such offering.

If Clearday fails to identify and quickly respond to changes and trends in longevity care and wellness preferences, its business, financial condition, results of operations and prospects will be adversely impacted.

Clearday expects to provide services to the longevity care and wellness industry and expects the products and services to be subject to dynamic changes. The needs and preferences of older adults have generally changed over the past several years, including preferences to reside in their homes longer or permanently, as well as changes in services and offerings, including delivery of home healthcare services, utilization of outpatient rehabilitation services and services that address their increasing desire to maintain active lifestyles. If Clearday fails to identify such changes and quickly and successfully respond to such changes to deliver accepted products and services, then competitors will be able to successfully penetrate the markets that Clearday will operate and Clearday will not be able to successfully grow or maintain its businesses, which would adversely affect its business, financial condition, results of operations and prospects.

The combined company may be not be able to realize the anticipated benefits of the merger.

The success of the merger will depend, primarily, on Clearday’s ability to implement its business plan, specifically the development and expansion of its longevity care and wellness businesses including adult day care centers. The Clearday business plan requires additional funding and the expected source of funds from the sale of noncore assets may be delayed and may not general sufficient funds, and there may not be sufficient alternative sources of funds. Additionally, the valuation of Clearday agreed in the merger condition is based significantly on financial projections that include assumptions and, accordingly, are uncertain. If Clearday is unable to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits may not be realized fully or at all, or may take longer to realize than expected, and the value of the combined company common stock may decline.

After the completion of the merger, the combined company will be more leveraged than it is currently and the financing arrangements that the combined company may enter into may, under certain circumstances, contain restrictions and limitations that could impact its ability to operate its business.

In connection with the merger, the combined company will, on a consolidated basis, increase the long term debt and lease obligations arising from the consolidation of the financial position of Clearday. Clearday has incurred the long term debt, primarily, in connection with the financing of (1) long term assets that are now held for sale, including commercial properties and hotel properties, and (2) the financing of the MCA Naples facility and operations. Some of this indebtedness is owed to affiliates or former affiliates of Clearday. The increased indebtedness of the combined company after the completion of the merger may have the effect, among other things, of reducing the flexibility of the combined company to respond to changing business and economic conditions, requiring the combined company to use increased amounts of cash flow to service indebtedness and increasing the combined company’s borrowing costs.

Non-core assets that are held for disposition are treated differently under GAAP.

A material amount of the assets on the Clearday balance sheet are held for disposition. These assets are treated differently under GAAP than the assets that are used in Clearday’s operating longevity care and wellness business. These differences are described in greater detail in the footnotes to the audited financial statements that are incorporated into this joint proxy and consent solicitation statement/prospectus, including that these assets are not subject to depreciation and Clearday has not been subject to depreciation expense with respect to these assets from and after December 31, 2018.

The non-core assets may not have the net realizable value that is estimated.

The combined company intends to finance, in part, its development and expansion of its tech-enabled longevity care and wellness businesses by the sale of its remaining non-core assets. A significant amount of the non-core assets of Clearday have been sold since January 1, 2019 and the net proceeds have been used in Clearday’s operations and business development. The combined company is not expected to make additional investments in any of these assets to be able to reposition the asset to achieve their highest or best use or otherwise achieve a better value. Further, certain non-core assets may require additional investment to maintain, such as replacement or repairs, and deferring maintenance and other related costs could decrease the net realizable value of the non-core assets. There can be no assurance that the value of the non-core assets will be able to be sold for the net realizable value that is estimated or the amount that such assets are on the financial statements of Clearday. Clearday expects that the two limited service hotels will be disposed of at a loss. Any shortfall in the net realizable value may require the combined company to acquire other sources of capital, which may not be available at all or on terms that are acceptable.

Operators of senior care facilities must comply with the rules and regulations of governmental reimbursement programs and certification requirements, fraud and abuse regulations and are subject to new legislative developments.

The healthcare industry is highly regulated by federal, state and local licensing requirements, facility inspections, reimbursement policies, regulations concerning capital and other expenditures, certification requirements and other laws, regulations and rules. Any failure to comply with such laws, requirements and regulations could affect the combined company’s operators’ ability to operate the facilities that the combined company owns or finances. Healthcare operators are subject to federal and state laws and regulations that govern financial and other arrangements between healthcare providers. These laws prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. They also require compliance with a variety of safety, health, staffing and other requirements relating to the design and conditions of the licensed facility and quality of care provided.

These regulations may also enable the regulatory agency to place liens on properties. Possible sanctions for violation of these laws and regulations include loss of licensure or certification, the imposition of civil monetary and criminal penalties, and potential exclusion from the Medicare and Medicaid programs. Failure of the combined company to comply with these rules or regulations could have an adverse effect on the combined company’s financial condition or results of operations.

In addition, this area of the law currently is subject to intense scrutiny. Additional laws and regulations may be enacted or adopted that could require changes in the design of the properties and the combined company’s joint venture’s operations and thus increase the costs of these operations.

Private third-party payers continue to try to reduce healthcare costs.

Private third-party payers such as insurance companies continue their efforts to control healthcare costs through direct contracts with healthcare providers, increased utilization review practices and greater enrollment in managed care programs and preferred provider organizations. These third-party payers increasingly demand discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk. These efforts of third-party payers to limit the amount of payments that the combined company or others may receive for healthcare services could adversely affect the combined company and would adversely affect the combined company even if such insurance policies do not cover residential or non-residential care facilities that the combined company will operate as the total household cash flow would be reduced and there would be less funds available for the combined company’s services. At the same time, as a result of competitive pressures, the combined company’s ability to maintain operating margins through price increases to private pay options may be limited.

Healthcare policy changes, including proposals to reform the U.S. healthcare system, may harm the combined company’s future business.

Healthcare costs have risen significantly over the past decade. There have been and continue to be proposals by legislators, regulators and third-party payors to keep these costs down. Each of Superconductor and Clearday is unable to assess with certainty the extent of governmental requirements and regulations that will apply to the combined company care and wellness businesses.

The Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act of 2010 (together, the “Healthcare Reform Act”) is a sweeping measure intended to expand healthcare coverage within the U.S., primarily through the imposition of health insurance mandates on employers and individuals, the provision of subsidies to eligible individuals enrolled in plans offered on the health insurance exchanges, and the expansion of the Medicaid program. This law has substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. In addition, the Healthcare Reform Act imposes an annual fee, which will increase annually, on sales by branded pharmaceutical manufacturers starting in 2011. The financial impact of these discounts, increased rebates and fees and the other provisions of the legislation on the combined company’s business is unclear and there can be no assurance that the combined company’s business will not be materially adversely affected. In addition, these and other ongoing initiatives in the United States have increased and will continue to increase pressure on pricing and operations of residential and non-residential care facilities. The announcement or adoption of any government initiatives could have an adverse effect on potential revenues from any product that the combined company may successfully develop.

Moreover, additional legislative or regulatory changes remain possible and appear likely. In this regard, the TCJA, signed into law in December 2017, includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Healthcare Reform Act on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. The nature and extent of any additional legislative or regulatory changes to the Healthcare Reform Act are uncertain at this time. The combined company expects that the Healthcare Reform Act, as currently enacted or as it may be amended in the future, and other healthcare reform measures that may be adopted in the future could have a material adverse effect on the combined company’s industry generally. In addition to the Healthcare Reform Act, there will continue to be proposals by legislators at both the federal and state levels, regulators and third party payors to keep healthcare costs down while expanding individual healthcare benefits.

Various healthcare reform proposals have also emerged at the state level. The combined company cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on the combined company. However, an expansion in government’s role in the U.S. healthcare industry may lower the revenues for future products and adversely affect the combined company’s future business, possibly materially.

Clearday is unable to determine the effect of any regulatory changes effected by the administration of President Biden.

Healthcare and elder care are important political issues. President Biden has indicated that he will use Presidential executive orders to achieve policy goals and objectives. In addition, such policy goals and objectives may be realized through legislation that is sponsored or otherwise supported by President Biden’s administration. Clearday is unable to assess the consequences to improvements to the healthcare systems and that may be realized by such actions, including any effect of increased costs or taxes.

President Biden and the certain leaders in the U.S. Congress have proposed a national minimum wage of $15.00 per hour. This and other labor related actions may increase the cost of the combined company. The extent of such actions cannot be predicted with any certainty.

The planned care and wellness business may require the combined company to make significant capital expenditures to maintain and improve care centers.

The combined company’s planned adult day care and clinics and related facilities may require from time to time significant expenditures to address required ongoing maintenance or to make them more attractive to the combined company’s clients. Physical characteristics of facilities are mandated by various government authorities; changes in these regulations may require the combined company to make significant expenditures. In addition, the combined company may often be required to make significant capital expenditures when the combined company acquires, leases or manages new facilities. The combined company’s available financial resources may be insufficient to fund these expenditures. The combined company may be unable to pay increased rent at any facility without experiencing losses.

Because the merger will result in an ownership change under Section 382 of the Internal Revenue Code for Superconductor, Superconductor’s pre-merger NOL carryforwards and certain other tax attributes will be subject to limitations.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Internal Revenue Code (“Section 382”), the corporation’s NOL carryforwards and certain other tax attributes arising before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The merger will result in an ownership change for Superconductor and, accordingly, Superconductor’s NOL carryforwards and certain other tax attributes will be subject to limitations (or disallowance) on their use after the merger. Based on the expected valuation of Superconductor on the Closing Date, it is likely that the Section 382 limitation will cause a significant portion of Superconductor’s net operating loss carryforwards to never be utilized. In addition, if Superconductor is determined to have discontinued its historic business following the merger, subject to certain exceptions, the Section 382 limitation could eliminate all possibility of utilizing Superconductor’s NOL carryforwards. Additional ownership changes in the future could result in additional limitations on Superconductor’s, Clearday’s and the combined company’s NOL carryforwards. Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of Superconductor’s, Clearday’s and the combined company’s NOL carryforwards and other tax attributes, which could have a material adverse effect on cash flow and results of operations.

Clearday has a limited history of operations and its Clearday at Home and Clearday Care adult day care businesses are each an emerging business that will expose the combined company to the risks and uncertainties associated with operating and growing an emerging business within an emerging industry.

Each of the innovative care solutions and the adult day care business to be conducted by Clearday Care is significant to Clearday’s growth opportunities and plans. These businesses include the virtual day care business and the adult day care services through physical locations. Clearday does not have any material operational history in such businesses by which potential investors can evaluate its past performance and likelihood of success. As of the date of this joint proxy and consent solicitation statement/prospectus, the adult day care business does not include any operating adult day care centers that were developed by Clearday or use its proprietary Clearday Clubs format. The financial position and results of operations of Clearday, including the audited financial statements that are included in this joint proxy and consent solicitation statement/prospectus, are not indicative of the tech-enabled longevity care and wellness businesses that the combined company intends to pursue after the merger, including the adult day care facilities under the Clearday Clubs brand. Such Clearday businesses do not have any earnings history for investors to estimate the combined company’s future level of sales or profitability or whether Clearday will in fact have sales or profitability. As a result of such industry and geographic focus, the conditions affecting older Americans as well as the local economies and real estate markets in such geographic areas, including, but not limited to, changes in governmental rules and regulations (particularly with respect to senior citizens), acts of nature and other factors that may result in a decrease in demand for the combined company’s services in these areas could have an adverse effect on Clearday’s revenues, results of operations and cash flow. A core component of the combined company’s strategy is the development and expansion of its tech-enabled longevity care and wellness businesses and to fund such plan in part by the sale of non-core assets such as commercial properties, including, but not limited to, two limited service hotels. The combined company’s ability to successfully execute future development in accordance with its business plan, or at all, will be impacted by a number of factors, including the ability to sell non-core assets, the availability of financing on terms acceptable to the combined company, market trends, the ability to identify and execute business opportunities (including acquisitions that meet the parameters of the Clearday business plan), and increased competition for sites for the expansion opportunities or acquisitions. Any such limitation on any such financing or sale of non-core assets may reduce income.

If Clearday fails to identify such changes and quickly and successfully respond to such changes to deliver accepted products and services, then competitors will be able to successfully penetrate the markets in which Clearday operates which may limit Clearday’s ability to successfully grow and/or maintain its businesses, which would adversely affect its business, financial condition, results of operations and prospects.

If the merger does not qualify as a reorganization under Section 368(a) of the Internal Revenue Code, or as an “exchange” satisfying the requirements of Section 351(a) of the Internal Revenue Code, the stockholders of Clearday may be required to pay substantial U.S. federal income taxes as a result of the merger.

Superconductor and Clearday intend, and Clearday will be relying on the opinion of Dykema Gossett, PLLC (“Dykema”), that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code. or as an “exchange” satisfying the requirements of Section 351(a) of the Internal Revenue Code Superconductor and Clearday currently anticipate that the U.S. holders of shares of Clearday capital stock generally will not recognize taxable gain or loss as a result of the merger. However, neither Superconductor nor Clearday has requested, or intends to request, a ruling from the IRS with respect to the tax consequences of the merger, and there can be no assurance that the companies’ position or the opinion of Dykema would be sustained if challenged by the IRS. Accordingly, if there is a final determination that the merger does not qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, or as an “exchange” under Section 351(a) of the Internal Revenue Code, and is taxable for U.S. federal income tax purposes, Clearday stockholders generally would recognize taxable gain or loss on their receipt of Superconductor Common Stock or Superconductor Series F Preferred in connection with the merger equal to the difference between such stockholder’s adjusted tax basis in their shares of Clearday capital stock and the fair market value of the Superconductor Common Stock, Superconductor Series F Preferred and cash received in lieu of fractional shares, if any. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “Material United States Federal Income Tax Consequences of the Merger”.

Risks Related to the Superconductor Reverse Stock Split, True Up Shares and the Combined Company’s Common Stock

An active trading market for the combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the merger, there had been no public market for Clearday’s capital stock. An active trading market for the combined company’s shares of common stock may never develop or be sustained. If an active market for its common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.

The market price of the combined company’s common stock may decline as a result of the merger, including as a result of some Clearday stockholders adjusting their portfolios.

The market price of the combined company’s common stock may decline after the merger if, among other things, the holders of securities issued by Clearday, Clearday Care and Clearday OZ Fund may opt to sell the shares of the combined company’s securities that are issued to such holders in the merger or that such holder may acquire by exchange of shares of Clearday Series A Preferred, Clearday Care Preferred and Clearday OZ LP Interests. The holders of the Clearday Series A Preferred and the holders of Superconductor Common Stock issued in the merger, have a lower cost basis than the combined company’s common stock price, and the holders of the Clearday Care Preferred and Clearday OZ LP Interests have the right to exchange their Clearday Care Preferred and Clearday OZ LP Interests at a discount to the trading price of the combined company’s Common Stock. These facts, as well as others, may result in increased sales of the combined company’s common stock which may result in the decrease of the market price, even if the fair value per share is greater.

The Reverse Stock Split and the receipt of True Up Shares, if any, may be treated as a taxable distribution to you.

A U.S. Holder of Superconductor Common Stock generally should not recognize gain or loss in the proposed Superconductor Reverse Stock Split or issuance of True Up Shares, if any, for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of Superconductor Common Stock, as discussed below. This position is not binding on the IRS or the courts, however. For instance, if the distribution of True Up Shares is deemed to be part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, the receipt of True Up Shares may be treated as the receipt of a taxable distribution equal to the fair market value of the True Shares. Any such distribution would be treated as dividend income to the extent of Superconductor’s current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each U.S. Holder of shares of Superconductor Common Stock is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of the Reverse Stock Split and issuance of True Up Shares.

Risk Factors That May Generally Apply To an Investment In Securities

The price of the combined company’s common stock may decrease after the closing date of the merger.

The market price of the combined company’s common stock may decline as a result of the merger for a number of reasons, including if:

●	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

●	the planned development and expansion by the combined company of the adult day care business is delayed or not successful;

●	the effect of the merger on the combined company’s business and prospects is not consistent with the expectations of financial or industry analysts; or

●	investors react negatively to the effect on the combined company’s business and prospects from the merger.

Superconductor’s ability to protect its patents and other proprietary rights is uncertain, exposing Superconductor to possible losses of competitive advantage.

Superconductor’s efforts to protect its proprietary rights may not succeed in preventing infringement by others or ensure that these rights will provide us with a competitive advantage. Pending patent applications may not result in issued patents and the validity of issued patents may be subject to challenge. Third parties may also be able to design around the patented aspects of the products. Additionally, certain of the issued patents and patent applications are owned jointly with third parties. Because any owner or co-owner of a patent can license its rights under jointly-owned patents or applications, inventions made by us jointly with others are not subject to Superconductor’s exclusive control. Any of these possible events could result in losses of competitive advantage.

Superconductor depends on specific patents and licenses to technologies, and it will likely need additional technologies in the future that it may not be able to obtain.

Superconductor utilizes technologies under licenses of patents from others for its products. These patents may be subject to challenge, which may result in significant litigation expense (which may or may not be recoverable against future royalty obligations). Additionally, Superconductor may be required to utilize intellectual property rights owned by others and may seek licenses to do so. Such licenses may not be obtainable on commercially reasonable terms, or at all. It is also possible that Superconductor may inadvertently utilize intellectual property rights held by others, which could result in substantial claims.

Intellectual property infringement claims against Superconductor could materially harm results of operations.

Superconductor’s products incorporate a number of technologies, including high-temperature superconductor technology, technology related to other materials, and electronics technologies. Superconductor’s patent positions, and that of other companies using high-temperature superconductor technology, is uncertain and there is significant risk that others, including its competitors or potential competitors, have obtained or will obtain patents relating to its products or technologies or products or technologies planned to be introduced by us.

Superconductor believes that patents may be or have been issued, or applications may be pending, claiming various compositions of matter used in its products. Superconductor may need to secure one or more licenses of these patents. There can be no assurances that such licenses could be obtained on commercially reasonable terms, or at all. Superconductor may be required to expend significant resources to develop alternatives that would not infringe such patents or to obtain licenses to the related technology. Superconductor may not be able to successfully design around these patents or obtain licenses to them and may have to defend ourselves at substantial cost against allegations of infringement of third party patents or other rights to intellectual property. In those circumstances, Superconductor could face significant liabilities and also be forced to cease the use of key technology.

Other parties may have the right to utilize technology important to Superconductor’s business.

Superconductor utilize certain intellectual property rights under non-exclusive licenses or have granted to others the right to utilize certain intellectual property rights licensed from a third party. Because Superconductor may not have the exclusive rights to utilize such intellectual property, other parties may be able to compete with us, which may harm Superconductor’s business.

The combined company will face significant competition.

The combined company will compete with numerous care and wellness companies, including developers, owners and operators of residential and non-residential facilities, many of which own or operate facilities that are similar to the combined company’s current and planned facilities in the same markets in which the combined company are, or will be located. The combined company will compete with numerous other managers and operators of care and wellness businesses that are focused on the longevity market, including adult day care centers and products that compete with products that will be distributed by Clearday. Some of the combined company’s competitors are larger and have greater financial resources than the combined company and some of the combined company’s competitors are not for profit entities which have endowment income and may not face the same financial pressures as the combined company. The combined company cannot be sure that it will be able to attract a sufficient number of clients or residents at rates that will generate acceptable returns or that the combined company will be able to attract employees and keep wages and other employee benefits, insurance costs and other operating expenses at levels which will allow the combined company to compete successfully and operate profitably.

The combined company’s competition may also be from senior housing, senior healthcare, home healthcare, medical and healthcare providers that expand their services or otherwise provide comparable services or utilize tech-enabled products and services that the combined company will utilize. Any such companies or combination of companies may have referral or strategic relationships that reduce the number of consumers that would otherwise use the combined company’s products or services. In recent years, a significant number of new senior age communities and services have been developed and continue to be developed. Accordingly, the combined company expects to have increased competitive pressures, particularly in certain geographic markets where the combined company intends to operate longevity care services. These competitive challenges may prevent the combined company from establishing, maintaining or improving revenues, which may adversely affect the combined company.

Federal, state and local employment related laws and regulations could increase the combined company’s cost of doing business, and the combined company may fail to comply with such laws and regulations.

The combined company’s operations are subject to a variety of federal, state and local employment related laws and regulations, including, but not limited to, the U.S. Fair Labor Standards Act, which governs matters such as minimum wages, the Family and Medical Leave Act, overtime pay, compensable time, recordkeeping and other working conditions, and a variety of similar laws that govern these and other employment related matters. Because labor represents (and will represent) a significant portion of the combined company’s ordinary operating expenses from its care and wellness businesses, compliance with these evolving laws and regulations could substantially increase the combined company’s cost of doing business, while failure to do so could subject the combined company to significant back pay awards, fines and lawsuits. The combined company’s failures to comply with federal, state and local employment related laws and regulations could have a material adverse effect on the combined company’s business, financial condition and results of operations.

The combined company may fail to comply with laws governing the privacy and security of personal information, including relating to health information.

The combined company will be required to comply with federal and state laws governing the privacy, security, use and disclosure of personally identifiable information and protected health information. State laws also govern protected health information, and rules regarding state privacy rights. Other federal and state laws govern the privacy of other personally identifiable information. If the combined company fails to comply with applicable federal or state standards, then the combined company could be subject to civil sanctions and criminal penalties, which could materially and adversely affect the combined company’s business, financial condition and results of operations.

The combined company expects to incur substantial expenses related to the completion of the merger.

The combined company will incur substantial expenses in connection with the completion of the merger. The substantial majority of these costs will be non-recurring expenses related to the merger, including legal expenses and payments related to the change of control of Superconductor resulting from the merger, including the registration of Superconductor Common Stock provided as the merger consideration under this joint proxy and consent solicitation statement/prospectus.

The combined company will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies.

The combined company will incur significant legal, accounting and other expenses, including costs associated with public company reporting requirements. The combined company will also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and any exchange that the combined company may have its securities listed. These rules and regulations are expected to increase the combined company’s legal and financial compliance costs and to make some activities more time consuming and costly. For example, the combined company’s management team will consist primarily of the executive officers of Clearday prior to the merger, some of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These rules and regulations also may make it difficult and expensive for the combined company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the combined company to attract and retain qualified individuals to serve on the combined company’s board of directors or as executive officers of the combined company, which may adversely affect investor confidence in the combined company and could cause the combined company’s business or stock price to suffer.

The certificate of incorporation of the combined company will provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between the combined company and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company or its directors, officers or other employees.

The certificate of incorporation of the combined company will provide that the Court of Chancery of the State of Delaware is the sole and exclusive forum for any derivative action or proceeding brought on the combined company’s behalf, any action asserting a breach of fiduciary duty owed by any of its directors, officers or other employees to the combined company or its stockholders, any action asserting a claim against it arising pursuant to any provisions of the DGCL, its certificate of incorporation or its bylaws, or any action asserting a claim against it that is governed by the internal affairs doctrine; provided, that these choice of forum provisions do not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the combined company or its directors, officers or other employees, which may discourage such lawsuits against the combined company and its directors, officers and other employees. If a court were to find the choice of forum provision contained in the certificate of incorporation to be inapplicable or unenforceable in an action, the combined company may incur additional costs associated with resolving such action in other jurisdictions.

The combined company may become subject to litigation, which could have an adverse effect on its performance.

The combined company may from time to time become subject to litigation, including claims relating to its operations. The combined company’s planned businesses include adult day care and its planned in-home care which are businesses that are regulated and have a high risk for plaintiff actions. Some of these claims may result in significant defense costs and potentially significant judgments against the combined company, some of which are not, or cannot be, insured against. The combined company generally intends to vigorously defend itself; however, the combined company cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against the combined company may result in the combined company having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact the combined company’s earnings and cash flows, thereby having an adverse effect on the combined company’s financial condition, results of operations, cash flow and per share trading price of the combined company’s Common Stock. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of the combined company’s insurance coverage, which could adversely impact the combined company’s results of operations and cash flows, expose the combined company to increased risks that would be uninsured, and/or adversely impact its ability to attract officers and directors.

The combined company will depend on key personnel whose continued service is not guaranteed.

The combined company’s ability to manage its business and anticipated future growth depends, in large part, upon the efforts of key personnel, particularly James Walesa, now Clearday’s Chairman and Chief Executive Officer, and B.J. Parrish, now Clearday’s director and Chief Operating Officer. Such key personnel have extensive knowledge and relationships and exercise substantial influence over the combined company’s operational, financing, acquisition and disposition activity.

Clearday will appoint the directors to the board of directors of the combined company as described elsewhere in this joint proxy and consent solicitation statement/prospectus. There is significant competition in the care and wellness industry for experienced personnel and there is a risk that the combined company may not be able to retain the combined company’s key personnel. The loss of services of one or more members of the combined company’s management team, or the combined company’s inability to attract and retain highly qualified personnel, could adversely affect the combined company’s business, diminish the combined company’s investment opportunities and weaken the combined company’s relationships with lenders, business partners, existing and prospective tenants and industry personnel, which could adversely affect the combined company.

Increases in the combined company’s labor costs may have a material adverse effect.

The combined company will compete with other senior living community and day care operators, among others, to attract and retain qualified personnel responsible for the day to day operations of the combined company’s current and planned care and wellness businesses. The market for qualified staff, including professional staff such as nurses, therapists and other healthcare professionals, is highly competitive, and periodic or geographic area shortages of such healthcare professionals may require the combined company to increase the wages and benefits that the combined company offers to its employees in order to attract and retain such personnel or to utilize temporary personnel at an increased cost. In addition, employee benefit costs, including health insurance and workers’ compensation insurance costs, have materially increased in recent years and the combined company cannot predict the future impact of the Healthcare Reform Act, the repeal or replacement of the Healthcare Reform Act or any other future healthcare legislation, on the cost of employee health insurance. Increasing employee health insurance and workers’ compensation insurance costs may materially and adversely affect the combined company’s earnings. From time to time labor unions may attempt to organize the combined company’s employees. If the combined company’s employees were to unionize, it could result in business interruptions, work stoppages, the degradation of service levels due to work rules, or increased operating expenses that may adversely affect the combined company’s results of operations.

The combined company cannot be sure that labor costs will not increase or that any increases will be recovered by corresponding increases in the rates that the combined company will charge to the combined company’s clients or otherwise. Any significant failure by the combined company to control labor costs or to pass any increases on to clients through rate increases could have a material adverse effect on the combined company’s business, financial condition and results of operations. Further, increased costs charged to the combined company’s clients may reduce the combined company’s occupancy and growth.

The combined company will rely on information technology and systems in its operations, and any material failure, inadequacy, interruption or security failure of that technology or those systems could materially and adversely affect the combined company.

The combined company will rely on information technology and systems, including the internet and commercially available software, to process, transmit, store and safeguard information and to manage or support a variety of the combined company’s business processes, including financial transactions and maintenance of records, which may include personally identifiable information of employees, residents and clients. If the combined company experiences security breaches or other similar failures, or other inadequacies or interruptions of the combined company’s information technology, the combined company could incur material costs and losses and the combined company’s operations could be disrupted as a result. Further, third-party vendors could experience similar events with respect to their information technology and systems that impact the products and services they provide to the combined company. The combined company will rely on commercially available systems, software, tools and monitoring, as well as the combined company’s internal procedures and personnel, to provide security for processing, transmitting, storing and safeguarding confidential resident, customer and vendor information, such as personally identifiable information related to its employees and others, including the combined company’s residents and clients, and information regarding their and the combined company’s financial accounts. The combined company will take various actions, and incur significant costs, to maintain and protect the operation and security of its information technology and systems, including the data maintained in those systems. However, it is possible that these measures will not prevent the systems’ improper functioning or a compromise in security, such as in the event of a cyberattack or the improper disclosure of personally identifiable information.

Security breaches, computer viruses, attacks by hackers, online fraud schemes and similar breaches can create significant system disruptions, shutdowns, fraudulent transfer of assets or unauthorized disclosure of confidential information. The cybersecurity risks to the combined company and its third party vendors are heightened by, among other things, the evolving nature of the threats faced, advances in computer capabilities, new discoveries in the field of cryptography and new and increasingly sophisticated methods used to perpetuate illegal or fraudulent activities against the combined company, including cyberattacks, email or wire fraud and other attacks exploiting security vulnerabilities in the combined company’s or third parties’ information technology networks and systems or operations. Any failure to maintain the security, proper function and availability of the combined company’s information technology and systems, or certain third party vendors’ failure to similarly protect their information technology and systems that are relevant to the combined company or its operations, or to safeguard the combined company’s business processes, assets and information could result in financial losses, interrupt the combined company’s operations, damage the combined company’s reputation, cause the combined company to be in default of material contracts and subject the combined company to liability claims or regulatory penalties. Any or all of the foregoing could materially and adversely affect the combined company’s business and the value of the combined company’s securities.

Changes in tax laws or other actions could have a negative effect on the combined company.

At any time, the federal or state income tax laws, or the administrative interpretations of those laws, may be amended. Federal and state tax laws are constantly under review by persons involved in the legislative process, the IRS, the U.S. Department of the Treasury and state taxing authorities. Changes to the tax laws, regulations and administrative interpretations, which may have retroactive application, could adversely affect the combined company. The administration of President Biden has recently proposed changes to the Internal Revenue Code that, if enacted, could have adverse tax consequences for the combined company after the merger. Such proposals are subject to significant changes. There cannot be any assurances as to any changes in the Internal Revenue Code that may be implemented, including any that may be adverse to the combined company after the merger.

The combined company’s insurance may not cover potential losses, including from adverse weather conditions, natural disasters and other events.

The combined company expects to carry commercial property, liability and terrorism insurance coverage on the businesses that the combined company will conduct. The combined company may select policy specifications and insured limits that the combined company believes to be appropriate and adequate given the relative risk of loss, the cost of the coverage and industry practice. However, Superconductor and Clearday do not expect to carry insurance for losses such as loss from riots or war because such coverage is not available or is not available at commercially reasonable rates. Some of the combined company policies, including those covering losses due to terrorism, are expected to be insured subject to limitations involving large deductibles or co-payments and policy limits that may not be sufficient to cover losses, which could adversely affect the combined company’s operations. The combined company may discontinue terrorism or other insurance if the cost of premiums for any such policies exceeds, in the combined company’s judgment, the expected benefit from carrying the policies. If following the termination or failure to renew any insurance policy the combined company experiences an adverse uninsured event, the combined company may be required to incur significant costs, which could materially adversely affect the combined company’s business and financial performance. Additionally, insurance to cover the risk of business interruptions may not be available or available at commercially reasonable rates and may not cover the specific events that require a closure of interrupt of any of the combined company’s businesses.

If the combined company experiences a loss that is uninsured or that exceeds policy limits, the combined company could lose the capital invested in the assets and businesses that that was made. Furthermore, the combined company may not be able to obtain adequate insurance coverage at reasonable costs in the future as the costs associated with property and casualty renewals may be higher than anticipated.

The combined company’s operations will be subject to risks from adverse weather and climate events.

Severe weather may have an adverse effect on certain senior living or adult day care facilities to be operated by the combined company and by the non-core assets that are owned by the combined company. Flooding caused by rising sea levels and severe weather events, including hurricanes, tornadoes and widespread fires have had and may have in the future an adverse effect on such assets and facilities and result in significant losses to the combined company and interruption of the combined company’s business. The combined company may incur significant costs and losses as a result of these activities, both in terms of operating, preparing and repairing the combined company’s senior living communities or adult day care centers or the hotels or the properties owned by the combined company in anticipation of, during and after a severe weather or climate-related event and in terms of potential lost business due to the interruption in operations that may not be adequately covered by insurance.

Terrorist attacks or riots in any locations in which the combined company acquires properties could significantly impact the demand for, and value of, the combined company’s properties.

Terrorist attacks and other acts of terrorism or war or riots would severely impact the demand for, and value of, the combined company’s planned businesses. Terrorist attacks in any of the metropolitan areas in which the combined company expects to have operations also could directly impact the value of the combined company through damage, destruction, loss or increased security costs, and could thereafter materially impact the availability or cost of insurance to protect against such acts. A decrease in demand could make it difficult to maintain the expansion of the adult day care business in accordance with the business plan. To the extent that any future terrorist attack otherwise disrupts Clearday’s planned businesses, it may impair the ability to make timely payments to fund operations, which would harm the operating results and could materially and adversely affect the combined company.

Current government policies regarding interest rates and trade policies may cause a recession.

The U.S. Federal Reserve policy regarding the timing and amount of future increases in interest rates and changing U.S. and other countries’ trade policies may hinder the growth of the U.S. economy. It is unclear whether the U.S. economy will be able to withstand these challenges and continue sustained growth. Economic weakness in the U.S. economy generally or a new U.S. recession would likely adversely affect the combined company’s financial condition, including by limiting the combined company’s ability to pay rent and causing the value of the combined company’s owned and operated senior living communities, shopping centers and the combined company’s hotel properties and of the combined company’s securities to decline. Further, general economic conditions, such as inflation, commodity costs, fuel and other energy costs, costs of labor, insurance and healthcare, interest rates, and tax rates, affect the combined company’s operating and general and administrative expenses, and the combined company has no control or limited ability to control such factors. Such economic uncertainties and conditions may adversely affect the combined company and others, including the combined company’s landlords, the owner of the combined company’s managed residential and non-residential care facilities and the combined company’s clients, such as by reducing access to funding or credit, increasing the cost of credit, limiting the ability to manage interest rate risk and increasing the risk that obligations will not be fulfilled, as well as other impacts which the combined company is unable to fully anticipate.

As a “smaller reporting company,” Superconductor may avail itself of reduced disclosure requirements, which may make Superconductor Common Stock less attractive to investors.

Superconductor is, and the combined company will continue to be after the merger, a “smaller reporting company” under applicable SEC rules and regulations. As a “smaller reporting company,” Superconductor has, and the combined company will, rely on exemptions from certain disclosure requirements that are applicable to other public companies. The combined company may continue to rely on such exemptions for so long as it remains a “smaller reporting company”. These exemptions include reduced financial disclosure, reduced disclosure obligations regarding executive compensation, and not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The combined company’s reliance on these exemptions may result in the public finding that the combined company’s common stock to be less attractive and adversely impact the market price of the combined company’s common stock or the trading market thereof.

Each of Superconductor and Clearday have not, and the combined company expects to not, pay cash dividends on the common stock and investors may have to sell their shares in order to realize value for their investment.

Neither Superconductor nor Clearday has paid any cash dividends on its common stock and does not intend to pay cash dividends in the foreseeable future. The combined company intends to use its cash for reinvestment in the development and expansion of the care and wellness businesses. As a result, investors may have to sell their shares of common stock to realize any of their investment.

The combined company’s internal controls over financial reporting may not be effective which could have a significant and adverse effect on Superconductor’s business and reputation.

Superconductor is subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder (“Section 404”). Section 404 requires Superconductor to report on the design and effectiveness of Superconductor’s internal controls over financial reporting. Clearday has not been subject to such internal controls.

Some, but not all, of Clearday’s officers and directors have experience as officers or directors of a public company. Clearday’s internal controls have certain material weaknesses, including insufficient segregation of duties regarding MCA. Clearday has instituted efforts to remediate these concerns and enhance Clearday’s internal control environment to remediate these issues by the end of 2021. However, any failure to maintain effective controls could result in significant deficiencies or material weaknesses and cause the combined company to fail to meet its periodic reporting obligations, or result in material misstatements in the combined company’s financial statements. The combined company may also be required to incur costs to improve its internal control system and hire additional personnel. This could negatively impact the combined company’s results of operations.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and divert management’s attention from operating the combined company’s business, which could have a material adverse effect on the combined company’s business.

There have been other changing laws, regulations and standards relating to corporate governance and public disclosure in addition to the Sarbanes-Oxley Act, as well as new regulations promulgated by the SEC and rules promulgated by the national securities exchanges. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, the combined company’s efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. The combined company board members, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, the combined company may have difficulty attracting and retaining qualified board members and executive officers, which could have a material adverse effect on the combined company’s business. If the combined company’s efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, the combined company may incur additional expenses to comply with standards set by regulatory authorities or governing bodies which would have a material adverse effect on the combined company’s business and results of operations.

Delaware law could discourage a change in control, or an acquisition of the combined company by a third party, even if the acquisition would be favorable to stockholders.

The DGCL contains provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of the combined company, even when these attempts may be in the best interests of stockholders. Delaware law imposes conditions on certain business combination transactions with “interested stockholders”. These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in the combined company’s control or management, including transactions in which stockholders might otherwise receive a premium for their shares of common stock over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

The combined company board has the authority to issue “Blank Check” Preferred Stock, which could affect the rights of holders of the combined company’s common stock and may delay or prevent a takeover that could be in the best interests of the combined company’s stockholders.

The board of the combined company will have the authority to issue shares of preferred stock (the “Series Preferred Stock”), in one or more series and to fix the number of shares constituting any such series, the voting powers, designation, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including the dividend rights and dividend rate, terms of redemption (including sinking fund provisions), redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders. The issuance of Series Preferred Stock in addition to the preferred stock that is outstanding on the date of this joint proxy and consent solicitation statement/prospectus could affect the rights of the holders of common stock. For example, such issuance could result in a class of securities outstanding that would have preferential voting, dividend, and liquidation rights over the combined company common stock, and could (upon conversion or otherwise) enjoy all of the rights appurtenant to the shares of common stock. The authority possessed by the board of directors to issue Series Preferred Stock could potentially be used to discourage attempts by others to obtain control of the combined company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult or costly to achieve. The board of directors may issue the Series Preferred Stock without stockholder approval and with voting and conversion rights which could adversely affect the voting power of holders of common stock. There are no agreements or understandings for the issuance of Series Preferred Stock and the board of directors has no present intention to issue any Series Preferred Stock.

The combined company is expected to take advantage of reduced disclosure and governance requirements applicable to smaller reporting companies, which could result in its common stock being less attractive to investors.

Following the merger, the combined company is expected to have a public float of less than $250 million and therefore will qualify as a smaller reporting company under the rules of the SEC. As a smaller reporting company, the combined company will be able to take advantage of reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements in its SEC filings. Decreased disclosures in the combined company’s SEC filings due to its status as a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects. Superconductor and Clearday cannot predict if investors will find the combined company’s common stock less attractive if it relies on these exemptions. If some investors find its common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile. The combined company may take advantage of the reporting exemptions applicable to a smaller reporting company until it is no longer a smaller reporting company, which status would end once it has a public float greater than $250 million. In that event, the combined company could still be a smaller reporting company if its annual revenues were below $100 million and it has a public float of less than $700 million.

The market price and volume of Superconductor Common Stock fluctuates significantly and could result in substantial losses for individual investors.

The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price and volume of Superconductor Common Stock to decrease. In addition, the market price and volume of the combined company’s common stock is highly volatile.

Factors that may cause the market price and volume of the combined company’s common stock to decrease include:

●	changes in stock market analyst recommendations regarding the combined company’s common stock or lack of analyst coverage;

●	fluctuations in Superconductor’s results of operations, timing and announcements of its corporate news;

●	developments concerning the merger;

●	adverse actions taken by regulatory agencies with respect to any facilities or their operations or therapeutic based procedures that the combined company will provide;

●	any lawsuit involving Superconductor or any care or services or products that Superconductor provides;

●	announcements of technological innovations by Superconductor’s competitors;

●	public concern as to the safety of services or products developed by the combined company or others;

●	regulatory developments in the United States and in foreign countries;

●	the care and wellness industry conditions generally and general market conditions;

●	failure of the combined company’s results of operations to meet the expectations of stock market analysts and investors;

●	sales of the combined company common stock by its executive officers, directors and five percent stockholders or sales of substantial amounts of the combined company’s common stock;

●	changes in accounting principles; and

●	loss of any of the combined company’s key employees and officers.

Further, the combined company’s common stock will be subject to market disruptions that devalue the equity markets broadly, or certain sectors, which are caused by events that are not related to the business and operations of the combined company. Recent events in exchange listed securities resulted in significant loss of market value of shares for, among other matters, pandemics and market reaction to perceived global interconnected economies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy and consent solicitation statement/prospectus contains statements, including statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases and other measures of financial performance or potential future plans or events, strategies, objectives, expectations, beliefs, prospects, assumptions, projected costs or savings, leverage targets or transactions of Superconductor or of Superconductor following the proposed merger whereby Clearday would acquire Superconductor, the anticipated benefits of the merger, including estimated synergies, the expected timing of completion of the transaction and other statements that are not strictly historical in nature. In some cases, forward-looking statements can be identified by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intend,” “may,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “target” “will,” and “would” and similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are not guarantees of future performance or events, and actual results or events could differ materially from those set forth in any forward-looking statement due to any number of factors. The market data and the forward looking statements provided in this joint proxy and consent solicitation statement/prospectus have not been revised in consideration of the unprecedented economic and social events arising from and related to the COVID-19 pandemic. These factors include, but are not limited to the risk factors that are summarized in the “Summary” and “Risk Factors” sections of this joint proxy solicitation/prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Superconductor. See “Where You Can Find More Information”.

There can be no assurance that the merger or any other transaction described will in fact be completed in the manner described or at all. Any forward-looking statement speaks only as of the date on which it is made, and each of Superconductor and Clearday assume no obligation to publicly update or officially revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

THE MERGER

The following is a discussion of the merger between Superconductor and Clearday. The description of the merger agreement in this section and elsewhere in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this joint proxy and consent solicitation statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Superconductor or Clearday. Such information can be found elsewhere in this joint proxy and consent solicitation statement/prospectus. For a more detailed description of where you can find such other information, please see “Where You Can Find More Information”.

Background of the Merger

Superconductor is a material sciences company that has historically focused on the development of superconducting materials optimized for specific applications. During the last number of years, Superconductor’s efforts have been focused on developing second generation high temperature superconducting (2G HTS) wire. The 2G HTS wire industry has approximately 15 well established companies that are developing wire utilizing various manufacturing techniques, many of which are proprietary and unique. Almost all wire manufacturers are faced with the significant challenge to rapidly scale production to meet significant emerging demand.

As part of the ongoing consideration and evaluation of its long-term prospects and strategies, the Superconductor Board frequently reviews, with Superconductor’s management and outside advisors, strategic and financial alternatives in light of developments in Superconductor’s business, the sectors in which it competes, the economy generally and financial markets, all with the goal of enhancing value for its stockholders and successfully bringing its technology to market. As part of this process, from time to time, members of Superconductor’s senior management and/or its advisors have engaged in business development and/or strategic discussions with industry participants.

While Superconductor has always considered opportunities to work with other wire providers, it began actively considering potential cooperation more aggressively as potential 2G HTS wire demand increased. Between March and May 2019, Superconductor met with various wire manufacturers to discuss potential areas of cooperation given the increase in wire demand forecast for the coming years, but these discussions did not lead to any concrete proposals.

Superconductor had limited liquidity during 2019. Superconductor’s quarterly report on Form 10-Q for the quarter ended March 30, 2019 disclosed that Superconductor’s forecast was that its existing cash resources will be sufficient to fund planned operations into the third quarter of 2019. To address this liquidity situation, on May 24, 2019, Superconductor consummated a registered public offering raising approximately $1,000,000 in gross proceeds.

On July 9th, 2019, Superconductor received a bid price deficiency letter from Nasdaq, giving Superconductor until January 7th to regain compliance with the minimum bid price requirements.

On July 25, 2019, Clearday retained A.G.P. / Alliance Global Partners (“AGP”) as a financial advisor to assist Clearday with the strategies for Clearday to become a public company, including identifying appropriate companies that have common stock listed on an exchange such as Nasdaq.

On July 25, 2019, AGP and Clearday identified Superconductor as an appropriate company that had shares of its common stock listed on the Nasdaq and AGP called the Chief Executive Officer of Superconductor to determine if Superconductor would entertain merger discussions.

In July, August and September, 2019, Superconductor held business development and strategic discussions with various potential parties and investors, including discussions at industry events. These discussions did not lead to any concrete proposals.

On August 27th, the Superconductor received an inquiry from a representative for Party A, an international manufacturing company. Superconductor and Party A signed a mutual non-disclosure agreement on August 27th and began discussions.

On September 3, 2019, Party A submitted a draft proposal to Superconductor, which lacked material economic terms necessary for Superconductor to evaluate it. Over the next several weeks management of Superconductor sought to obtain information on the missing material economic terms needed to evaluate the Party A proposal.

On September 10, 2019, Superconductor filed a registration statement on Form S-1 for a potential public offering.

On September 18, 2019, initial discussions were held by Superconductor’s CEO, Jeffrey Quiram and Party B, an investment fund focused on the key enabling technologies for the power industry. Over the next several weeks, Superconductor exchanged information with Party B. Although Superconductor’s technology was of interest, without having requested any confidential information, Party B informed Superconductor in late October that is was not interested in financing or acquiring a public company.

On September 24th, Mr. Quiram received an initial inquiry from AGP on behalf of Clearday. Mr. Quiram did not have any substantive discussions, or provide any information, to AGP at that time, as Superconductor was involved in responding to SEC comments and preparing for investor meetings on a pending public offering.

On October 10, 2019, Superconductor completed the public offering of an aggregate of 11,834,000 shares of common stock (or common stock equivalents) and warrants to purchase an aggregate of 11,834,000 shares of common stock with gross proceeds to of approximately $3.0 million. The warrants are exercisable for five years at an exercise price equal to the public offering price. The offering was priced at $0.25 per share of common stock. The net proceeds to from the offering, after deducting the placement agent fees and Superconductor’s estimated offering expenses, was approximately $2.4 million.

On October 25, 2019, at a special telephonic meeting, the Superconductor Board met in consultation with its management and representatives of Proskauer Rose LLP (“Proskauer”). At this meeting, the Superconductor Board reviewed the disappointing results of the October 10th public offering. The Superconductor Board also discussed Superconductor’s fiduciary duties; projected cash runway; a potential liquidation; a timeline for a potential strategic transaction; and various transaction considerations, including current assets and their potential value, market opportunities, and risks to the current business plan. Based on the foregoing, and the limited operating time provided by the recent public offering, the Board resolved to evaluate strategic options for Superconductor, including potential cost saving measures and financing alternatives.

On October 29, 2019, Superconductor announced, by press release and Current Report on Form 8-K, that it had commenced a process to explore strategic alternatives focused on maximizing shareholder value. Superconductor’s announcement stated that strategic alternatives to consider may include, among others, a strategic investment financing which would allow Superconductor to pursue its current business plan to continue to commercialize the Conductus wire platform, a business combination such as a merger with another party, or a sale of the company.

After preliminary discussions between AGP and the Chief Executive Officer of Superconductor, on October 29, 2019, Superconductor and Clearday signed a Mutual Confidentiality Agreement.

On October 31, 2019, Mr. Quiram and the Chief Executive Officer of Clearday, James Walesa, met at the Austin offices of Superconductor to discuss a potential strategic transaction and general terms.

From November 1, 2019 until year end, Superconductor made outreach to a broad selection of private and public companies in the 2G HTS and related industries. These companies consisted of private companies contemplating an initial public offering (“IPO”), private companies not contemplating an IPO, private companies that had failed in earlier attempts at an IPO, companies that might be interested in purchasing certain of the Superconductor’s assets, companies seeking a Nasdaq listing and also public companies in the U.S. that were believed to have a strategic fit with Superconductor or were seeking a merger transaction as a de facto financing event, including 17 companies prior the October 29th strategic alternatives announcement and 6 companies after such announcement. A total of 23 companies were contacted as part of Superconductor’s outreach process. Of these companies, Superconductor received proposals from 6 companies, of which 2 were deemed reasonably credible by the Superconductor Board.

In evaluating potential merger partners, Superconductor focused on companies with: (i) a perceived lower financing risk at closing, (ii) a strong existing business, (iii) plausible growth strategy, (iv) synergy with Superconductor’s assets, (v) ability to achieve a Nasdaq listing, and (vi) audited financial statements or the ability to produce audited financial statements for the last two fiscal years.

On November 3, 2019, Mr. Quiram and representatives of Proskauer and Mr. Walesa, and Clearday’s counsel had an introductory call to discuss the proposed structure and certain material terms of a proposed acquisition of Superconductor by Clearday through a reverse merger.

On November 6, 2019, Party A provided an updated proposal, which despite efforts by Superconductor since Party A’s initial proposal from early September 2019, and then in the next few days following November 6, 2019, still lacked material economic terms necessary to evaluate it. No further discussion occurred with Party A.

On November 11, 2019, by unanimous written consent, the Superconductor Board decided to form a committee (the “Transaction Committee”) composed of directors David W. Vellequette, Julia S. Johnson and Jeffrey A. Quiram to evaluate strategic alternatives, subject to final Superconductor Board approval; consult with and hire counsel, investment bankers, fairness opinion providers and other advisors; and authorize management or provide confidential information related to a potential strategic transaction as the Transaction Committee or its authorized officers deemed appropriate. Because no transaction had been proposed or was contemplated that involved any conflict of interest with any member of the Superconductor Board or management, the Transaction Committee functioned for efficiency rather than to address any perceived conflict of interest.

On November 11, 2019, Mr. Quiram received a call from the Chief Financial Officer of Party C, a technology start-up company with no operating history, but with intellectual property and expertise, which it intended to augment by completing an acquisition of a software company and then merging with Superconductor. The parties signed a non-disclosure agreement and agreed to meet to further investigate the potential opportunity.

On November 14, 2019, Mr. Quiram traveled to the Party C location to meet with the Chief Financial Officer and the Chairman of Party C.

On November 14, 2019 Superconductor held a special stockholders meeting to consider a proposal to approve an amendment of its Restated Certificate of Incorporation, as amended, to effect a reverse stock split of its common stock at a ratio determined by Superconductor’s board of directors within a specified range, with a reduction in the number of authorized shares of Superconductor Common Stock by a corresponding ratio. The proposal was not approved by stockholders.

On November 15, 2019 Party C submitted a non-binding Letter of Intent to Superconductor.

On November 18, 2019, at a special telephonic meeting, the Superconductor Board met in consultation with its management and representatives of Proskauer and discussed the preliminary results of the October 29th announcement and then directed senior management to vet and recommend a financial advisor or fairness opinion provider to assist in the process. Given the October 29th public announcement and the extensive outreach Superconductor had made to potential investors or strategic partners over the past approximately seven months, Superconductor’s extensive knowledge of virtually all industry participants, and the time frame and level fees that a financial advisor was likely to require, the Transaction Committee decided that a financial advisor was unlikely to add significant value but that Superconductor would need assistance in valuation and, in particular, evaluating the consideration to be received in any strategic transaction from a financial point of view. Following the board meeting, management and Proskauer held discussions with five independent investment banking or valuation firms with expertise in merger and acquisitions.

On November 21, 2019 a Party C senior executive visited Superconductor’s facility in Austin to further discuss the opportunity.

Between late November 2019 and late January 2020, Mr. Quiram and other management held frequent calls with Party C as due diligence activities continued during that time.

In late November 2019, Superconductor considered a financing proposal from an investment bank for a public offering but concluded it was unattractive due to the very low expected valuation and gross proceeds.

On November 22, 2019, the Transaction Committee had a telephonic meeting, during which Mr. Quiram provided a summary of the qualifications of the four firms interviewed, as well as the expected fee arrangements of such firms, and their expected timing requirements, to provide a valuation advice with respect to any proposal the Transaction Committee wished to consider and, in the event a transaction were to be proposed, an opinion as to the fairness of the consideration to be received in such transaction. The Transaction Committee then reviewed and discussed all of potential firms as choices and their relevant qualifications, including the views of Superconductor management who had met the potential firms.

On November 23, 2019, Mr. Quiram and Mr. Walesa met to discuss the proposed merger terms. At such meeting, Mr. Quiram and Mr. Walesa discussed Clearday’s proposed relative valuations of Superconductor and Clearday for the purposes of the proposed merger, with Clearday proposing a relative equity split of approximately a minimum of 3.6% for Superconductor and a maximum of 96.4% for Clearday, assuming no debt at Superconductor.

On November 26, 2019, and after review of applicable materials, the Transaction Committee selected Sanli Pastore & Hill (“SP&H”) to provide strategic advisory services with respect to the potential transaction, based on the management presentation, SP&H’s written materials, SP&H’s relevant industry experience, expertise and qualifications in fairness opinions, SP&H’s proposed fees, and the absence of any discernible conflicts.

Between November 23 and November 27, 2019, Superconductor, with Proskauer’s assistance, negotiated the SP&H engagement letter and on November 27, 2019, Superconductor and SP&H signed the engagement letter, with an initial expectation that SP&H review the Clearday transaction and the proposed Party C transaction.

On November 24, 2019, Party C provided a non-binding term sheet, but with a binding customary standstill provision, to acquire Superconductor and provide a loan to Superconductor. The Party C proposal contemplated a combination with Superconductor, with Superconductor stockholders receiving nominally more equity than in the merger with Clearday. Separately, Party C communicated that it would probably need to complete the acquisition of another company prior to an acquisition of Superconductor.

On November 26, 2019, the Transaction Committee authorized management to sign the non-binding Letter of Intent negotiated with Party C.

On November 27, 2019, Mr. Quiram and representatives of Proskauer and Mr. Walesa and representatives of Clearday’s counsel had a telephonic call to discuss the material terms of the proposed merger. Superconductor continued diligence discussions and negotiations with Clearday for the remainder of the calendar year. Negotiations focused on valuations and the projected cash balance and liabilities in the case of Superconductor.

On December 2, 2019, Superconductor was notified by the of the Nasdaq Listing Qualifications Department (the “Nasdaq Staff”) that Superconductor did not meet the minimum of $2,500,000 in stockholders’ equity required by Nasdaq Listing Rule 5550(b)(1) for continued listing (the “Stockholders’ Equity Requirement”) nor did it meet the alternative requirements based on market value of listed securities or net income from continuing operations.

From December 5, 2019 to December 24, 2019, Superconductor and Clearday began to negotiate the material terms of an agreement and plan of merger.

On December 6, 2019, Clearday sent Superconductor a term sheet again proposing an equity split, on a fully diluted basis, of a minimum 3.6% for Superconductor and a maximum of 96.4% for Clearday.

Superconductor management continued discussions with Party C, with Mr. Quiram traveling twice more to meet with Party C representatives, on December 7th and January 6th, 2020.

On December 11, 2019, Clearday provided Superconductor access to its virtual dataroom and Superconductor provided Clearday access to due diligence materials.

After additional valuation negotiations between Mr. Quiram and Mr. Walesa, Clearday agreed to enhance the potential valuation of Superconductor through a VWAP mechanism. Under this negotiated valuation adjustment, Superconductor’s deemed value for purposes of calculating the exchange ratio could increase from $7 million to $10 million based on Superconductor’s VWAP in the 20 trading days prior to the closing.

Representatives of Party C continued to express interest in a transaction but reiterated that efforts to complete the anticipated prior acquisition were still ongoing.

On December 12, 2019, the Superconductor Board discussed the status of the offers from Party C and Clearday, as well as the on-going Nasdaq issues, with counsel from Proskauer in attendance.

On January 7, 2020, Superconductor received a letter (the “Nasdaq Letter”) from the Nasdaq Staff notifying Superconductor that Superconductor has not regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) by January 6, 2020, the 180 calendar day period previously provided in the letter received from the Nasdaq Staff on July 9, 2019 to regain compliance. The Nasdaq Letter also confirmed that Superconductor is not eligible for a second 180 calendar day period to regain compliance due to Superconductor not satisfying the Stockholders’ Equity Requirement.

On January 9, 2020, the Superconductor Board discussed the status of the offers from Party C and Clearday, as well as the on-going Nasdaq issues, with counsel from Proskauer in attendance.

On January 13, 2020, Superconductor submitted a written request for a hearing before a Nasdaq Hearings Panel (the “Nasdaq Panel”) to appeal the determination of the Nasdaq Staff relating to the Nasdaq Letter, which hearing had been scheduled for February 27, 2020 and stayed any such delisting action by Nasdaq of the Superconductor Common Stock at least until the Nasdaq Panel rendered a decision in this matter.

On January 14, 2020, Clearday provided the initial draft of an agreement and plan of merger to Superconductor and their counsel.

On January 15, 2020, counsel for Party C contacted Proskauer to discuss a potential transaction with their client. A representative of Proskauer promptly asked if Party C was ready to provide transaction documents for a short term bridge loan to Superconductor that Party C had suggested while they work to complete their other acquisition.

Proskauer provided written comments to such initial draft on January 17, 2020 and the parties then negotiated the terms and conditions of such agreement and plan of merger and the exhibits attached to such agreement. During the period from January 17, 2020 to February 26, 2020, the board of directors of each of Superconductor and Clearday reviewed the terms of such proposed merger agreement and each of Superconductor and Clearday and their counsel, conducted certain due diligence, including a review of the Clearday’s business plan and strategy and the procedures that will be adopted by Superconductor to significantly reduce it net cash expenditures through sale of assets and vacating its Austin leased property. Also, during this period, Superconductor and Clearday discussed a combined presentation that would be made by Superconductor and Clearday to the Nasdaq Panel at the February 27, 2020 hearing.

On January 17, 2020, the Superconductor Board discussed the status of the offers from Party C and Clearday. The Superconductor Board authorized Mr. Quiram to continue discussions with Party C on a cash infusion.

On January 21, 2020, the Superconductor Board discussed the status of the offers from Party C and Clearday, and the on-going Nasdaq issues, with counsel from Proskauer in attendance. The Superconductor Board decided not to consummate the stock purchase agreement with Party C.

On January 28, 2020, Superconductor announced a cost reduction plan for the purpose of extending Superconductor’s operating capital and aligning its personnel needs and capital requirements as Superconductor continued to explore the merger transaction with Clearday, which cost reduction plan included maintaining operations of Superconductor’s cryogenics initiatives while ceasing additional manufacturing of Superconductor’s HTS Conductus® wire and terminating 19 employees or approximately 70% of the Superconductor’s employee workforce.

On January 31, 2020, Mr. Quiram and Mr. Walesa held a meeting in Minneapolis, to discuss and negotiate the outstanding issues with respect to the proposed agreement and plan of merger and discuss the hearing before the Nasdaq Panel.

On February 7, 2020, Superconductor provided a Pre-Hearing Submission to the Nasdaq Panel that provided information to the Nasdaq Panel concerning the compliance plan that was adopted by Superconductor to maintain its listing of Superconductor Common Stock on the Nasdaq Capital Market, which included the proposed merger.

In early February 2020, Mr. Vellequette negotiated with Mr. Walesa the terms under which management might agree to modify the approximately $2.3 million in long-standing change of control and severance benefits that would have been expected to be triggered in any merger. No member of management was a party to these negotiations.

On February 10, 2020, Mr. Walesa proposed an arrangement under which management would waive such cash benefits in exchange for $1 million of Clearday stock, priced at the closing of the merger, plus contingent payment of 50% of the proceeds of warrant exercises of Superconductor’s warrants, after all debts were paid. Mr. Walesa’s proposal was structured so as not to reduce the previously proposed consideration to Superconductor’s stockholders.

On February 14, 2020, at a special telephonic meeting, the Superconductor Board met in consultation with its management and representatives of Proskauer to discuss fiduciary duties, progress of the Clearday negotiations, the status of negotiations with Party C, valuation issues, cash flow and the proposed severance arrangements tentatively negotiated with Mr. Walesa. The Superconductor Board determined that the Party C transaction was significantly behind the Clearday transaction and that Party C’s transaction was subject to a requirement that another acquisition be completed. In addition, the Superconductor Board noted that Party C was not an operating entity, and although it owned intellectual property, it had no historic financial statements. Finally, the Superconductor Board noted that, although Clearday and Party C could not be compared as businesses, the proposed transaction with Party C provided only nominally more equity than the one with Clearday, while the Clearday transaction was materially more developed and subject to far fewer contingencies. The Superconductor Board decided that it was not practicable to continue to spend significant resources to pursue a transaction with Party C given all of these factors, but it noted that the fiduciary out in the proposed agreement and plan of merger could potentially permit Party C to make a “superior proposal.”

On February 21, 2020, at a special telephonic meeting, the Superconductor Board met in consultation with its management and representatives of Proskauer to discuss progress of the Clearday negotiations, including proposals to address the potential for negative working capital at Superconductor and modifications to the severance arrangements tentatively negotiated with Mr. Walesa to provide contingent warrant consideration during a period from signing of the proposed agreement and plan of merger through the end of 2020, but with no guarantee as to any minimum amount.

Negotiations continued during the week of February 21st addressing the degree of negative working capital that would be permitted at Superconductor, the nature of the “fiduciary out” for Superconductor and reciprocal provisions for Clearday, and related “break up” fees and contingencies in the event of further delays in receiving Clearday’s financial statements. Although Superconductor and SP&H had received draft 2018 financials and 2020 projections, Clearday historical financials for 2019 and 2018 were not yet in final form; accordingly, Superconductor negotiated for a right to terminate with no cost to it if such financials, when delivered, were not reasonably acceptable to it or caused SP&H to be unable to render an affirmative fairness opinion. As part of these negotiations, Superconductor negotiated for and received the following concessions from Clearday, among others: changing Clearday’s requirement that Superconductor have non-zero net working capital to a requirement that Superconductor have no less than negative $250,000 in net working capital (or such other amount as reasonably agreed by Clearday); a $175,000 expense reimbursement related to the Registration Statement on Form S-4; and a $1.85 million breakup fee in the event Clearday changed its recommendation to its stockholders.

On February 26, 2020, at a special telephonic meeting, the Superconductor Board met in consultation with its management and representatives of Proskauer and of SP&H. At such meeting, and after discussion and analysis, including valuation analysis by SP&H, based on the information provided by Clearday to date, which indicated that SP&H expected to be able to render an affirmative fairness opinion assuming the final financial statements from Clearday were reasonably consistent with the financial information and projections theretofore provided, and a discussion of fiduciary duties and summary of the key terms of the proposed agreement and plan of merger provided by Proskauer, the Superconductor Board adopted a resolution which, among other things, authorize and approve the terms and conditions of the draft agreement and plan of merger and the transactions contemplated by such merger agreement and recommend that Superconductor and Merger Sub sign such merger agreement.

On February 26, 2020, the Clearday board of directors held a telephonic board meeting. At such meeting, and after discussion and analysis among the Clearday Board, the board unanimously (i) determined that the merger and the other transactions contemplated by the draft agreement and plan of merger were fair to, advisable and in the best interests of Clearday and its stockholders and the holders of securities issued by the Certain Clearday Subsidiaries, (ii) approved and declared advisable such merger agreement and the transactions contemplated thereby, including the assumption of Superconductor to issue its shares of common stock upon the exchange of Clearday Care Preferred or Clearday OZ LP Interests agree, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in such merger agreement, that the Clearday stockholders vote to approve the merger and the transactions contemplated thereby.

On February 26, 2020, prior to signing the agreement and plan of merger, Superconductor released Party C from its standstill agreement.

On February 26, 2020, shortly after the Superconductor and Clearday board meetings, the agreement and plan of merger dated as of February 26, 2020 (the “Prior Merger Agreement”) was executed and delivered by Superconductor, Merger Sub and Clearday, and a press release was issued on March 3, 2020, announcing the transaction.

On March 20, 2020, at a special telephonic meeting, the Superconductor Board met in consultation with its management and representatives of Proskauer to discuss the status of Clearday’s financial statements and projected Nasdaq compliance, a run-rate update, an update on equipment sales, and an update on other non-material transaction matters.

On April 1, 2020, the Nasdaq Panel advised Superconductor that its request for an extension of time in which to complete the merger was granted through July 6, 2020, subject to conditions previously publicly disclosed by Superconductor, including that stockholder approval is obtained on or about June 30, 2020.

On April 16, 2020, Nasdaq announced temporary relief for listed companies from the bid price and market value of publicly-held shares listing requirements in response to the COVID-19 pandemic, which would permit Superconductor to remedy its Nasdaq listing compliance issues if Superconductor increased its stockholders equity.

On May 12, 2020, the Prior Merger Agreement was amended by the parties to (i) add a covenant that the parties shall use their commercially reasonable efforts to cause Superconductor to at all times remain listed on the Nasdaq Capital Market (or higher tier) and that if Superconductor ceases to be listed on the Nasdaq Capital Market then the parties shall (including after the closing of the merger) use their commercially reasonable efforts to cause Superconductor to become listed on either Nasdaq or the NYSE American as promptly as reasonably possible, (ii) remove the conditions to closing the merger that Nasdaq must determine that all listing deficiencies have been cured and determine to approve the listing of Superconductor’s common stock on Nasdaq and remove any other provisions in the Prior Merger Agreement of like effect, (iii) extend the “outside date” for the merger to close until the close of business on September 21, 2020 and (iv) require a customary tax representation letter from Superconductor as a closing condition.

On July 6, 2020, Superconductor issued shares of its common stock to Clearday in exchange for preferred limited liability company interests in a Clearday subsidiary (the “8800 JV Entity”) that owns the subsidiary that owns a commercial medical office building in San Antonio, Texas.

On July 22, 2020, the Nasdaq Panel confirmed that Superconductor has regained compliance with the equity requirement under Nasdaq Listing Rule 5550(b)(1) (the “Equity Rule”).

On September 2, 2020, Superconductor held its annual meeting of stockholders which was adjourned several times to September 10, 2020 to consider customary matters such as election of the directors and ratification of the independent public accountants and approve a reverse stock split of its common stock by a ratio of 1-for-10 with a reduction in the number of authorized shares of Superconductor Common Stock by a corresponding ratio.

On September 10, 2020, the annual meeting was held, and Superconductor effected a one-for-ten (1-for-10) reverse stock split of its common stock (the “2020 Reverse Stock Split”). On that date Superconductor also reduced its authorized common stock by the same ratio as used in the 2020 Reverse Stock Split, resulting in 25,000,000 authorized shares of common stock.

On September 21, 2020, the Prior Merger Agreement, as amended, expired by its terms, however, each of the parties expressed their intent to affirm the terms of such merger agreement and continue to negotiate the terms of an amendment to, or a new, merger agreement.

On September 28, 2020, Superconductor received notice from the Nasdaq Panel that it has determined to delist Superconductors from Nasdaq due to Superconductor’s non-compliance with Nasdaq Listing Rule 5550(a)(2) as a result of Superconductor’s failure to regain compliance with the minimum $1 bid price requirement. As a result of the Panel’s decision, Nasdaq suspended trading in the Superconductor’s securities effective at the open of business on Wednesday, September 30, 2020 and Superconductor’s common stock has been delisted from the Nasdaq market. Superconductor’s common stock trades on the OTC Markets OTCQB.

After the Superconductor Common Stock was delisted by the Nasdaq, Clearday discussed with AGP certain strategies for the combined company to, at or after the closing of the merger, raise an amount of equity capital so that the combined company would qualify for listing on the Nasdaq Capital Market.

On October 12, 2020, Clearday received a non-binding expression of interest from AGP to manage an offering of $10 million through a public offering that may be effected by Superconductor as the issuer if the merger is consummated, which amount was estimated to be sufficient for the combined company to satisfy the Nasdaq Equity Rule. Any such offering would likely be at a price per share that is at a customary discount to the then market price per share of the combined company’s common stock and subject to other customary terms. There is no assurance that any such offering will be consummated.

During November, 2020 to February, 2021, Clearday solicited investments and alternatives to the proposed merger.

On December 14, 2020, Superconductor provided to Clearday a draft of a proposed amendment to the Prior Merger Agreement to affirm the existing merger agreement and provide for certain other amendments. Thereafter, the parties continued to negotiate the terms and conditions of such amendment or the terms of a new merger agreement.

During December 2020 and January 2021, Clearday provided additional diligence materials to Superconductor and its financial consultants, including audited financial statements and interim financial statements as of September 30 2020 and additional information regarding the development of Clearday at Home and the Clearday Clubs services.

From February through May, 2021, Superconductor and Clearday continued the negotiations of a proposed agreement and plan of merger and SP&H continued its analysis of the proposed terms of the merger including the change to the computation of the merger consideration. On February 10, 2021 SP&H held a teleconference with executives of Clearday.

During February, 2021, Clearday proposed that the aggregate value of the combined company as of the closing of the merger should be approximately $350,000,000, based primarily on its terminal or horizon valuation of the Clearday businesses. Clearday noted to Superconductor that its historical financial statements do not reflect the development of the Clearday innovative businesses such as Clearday at Home and Clearday Clubs because revenues for such services would not be generated until the second quarter of 2021 and the planned expansion of such businesses would not begin until second quarter 2021 and thereafter. Clearday noted that its innovative longevity and care businesses combine several businesses for non-acute care and long-term chronic care: telehealth, software as a service (SaS), and delivery of proprietary and curated content. Clearday noted that it is not aware of any public company that is directly comparable that enables a traditional valuation analysis such as discounted cash flow, an asset approach or a market approach, and that Clearday valued its businesses as an emerging growth company that provides technology solutions that will disrupt the traditional senior care model, which is often based on an array of residential care facilities. Clearday’s position in the negotiation of the merger was that any valuation based on public companies requires an amalgamation of companies engaged in the following: technology, healthcare services and consumer non-cyclical such as 1Life Healthcare, American Well Corp, Chegg, Chewy+, Etsy, Oak Street Health, Ontrak, Peloton Interactive#, Pluralsight, and Teladoc Health.

From February to May, 2021, Clearday and Superconductor continued to discuss the merger agreement and Clearday’s proposed valuation of Clearday and provided additional diligence information, including December 31, 2020 financial statements. Clearday proposed a modification to the terms of the Prior Merger Agreement whereby rather than ascribing a value of Superconductor of between $7 million and $10 million, depending on Superconductor’s stock price, instead Superconductor would receive a fixed 3.64% of the combined company’s equity, determined on a fully diluted basis as defined in the merger agreement. Although the fixed percentage might result in a somewhat lower final percentage for the Superconductor relative to the range of percentages provided for in the Prior Merger Agreement, Superconductor negotiated for, and received, several important concessions from Clearday, including the following: (i) Clearday agreed to provide Superconductor with cash support payments, subject to conditions, to assist Superconductor fund it expenses during the pendency of the merger; (ii) Clearday agreed not to seek any offset for such cash support payments against Superconductor’s liquidation preference in the 8800 JV Entity, which it had previously been seeking (although Superconductor did agree to a lien being placed on such property to enable Clearday to obtain a loan against it); and (iii) Clearday agreed to seek a significantly greater level of stockholder support in advance of the merger to reduce the chance that Clearday might have to terminate the merger agreement due to a failure to obtain stockholder approval.

On May 12, 2021, the Clearday board of directors held a telephonic board meeting. At such meeting, and after discussion and analysis among the Clearday Board, the board unanimously (i) determined that the merger and the other transactions contemplated by the draft agreement and plan of merger were fair to, advisable and in the best interests of Clearday and its stockholders and the holders of securities issued by the Certain Clearday Subsidiaries, (ii) approved and declared advisable such merger agreement and the transactions contemplated thereby, including the assumption of Superconductor to issue its shares of common stock upon the exchange of Clearday Care Preferred or Clearday OZ LP Interests, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in such merger agreement, that the Clearday stockholders vote to approve the merger and the transactions contemplated thereby.

On May 12, 2021, at a special telephonic meeting, the Superconductor Board met in consultation with its management and representatives of Proskauer and of SP&H. At such meeting, SP&H verbally provided its affirmative opinion (subsequently confirmed in writing) that the exchange ratio in the merger agreement is, as of the date of their opinion, fair, from a financial point of view, to Superconductor. After a discussion of fiduciary duties and summary of the key terms of the proposed agreement and plan of merger provided by Proskauer, the Superconductor Board adopted a resolution which, among other things, authorized and approved the terms and conditions of the draft agreement and plan of merger and the transactions contemplated by such merger agreement and recommend that Superconductor and Merger Sub sign such merger agreement.

On May 14, 2021, the merger agreement was entered into by the parties. Such merger agreement terminated the Prior Merger Agreement, as amended, without liability to any of the parties thereto, and revised certain terms to the Prior Merger Agreement, including the calculation of the merger consideration, extending the “outside date” for the merger to the close of business on October 31, 2021 and making the other changes described herein, including the payment by Clearday to Superconductor of $120,000 per month until the earlier of the closing or termination of the merger subject to a maximum amount of $600,000.

On May 21, 2021, Superconductor received a letter from the Staff of the Securities and Exchange Commission to the effect that they will not review this joint proxy and consent solicitation statement/prospectus and Superconductor and Clearday proceeded to provide an amendment that includes the first quarter, 2021 quarterly financial statements and related disclosures.

June 8, 2021, Clearday proposed amendments to the merger agreement so that the shares of the Clearday Series A Preferred Stock that are not converted into shares of Clearday Common Stock are exchanged for a new class of preferred stock to be issued by Superconductor as described in this joint proxy and consent solicitation statement/prospectus.

On June 11, 2021, the parties amended and restated the merger agreement to effect such proposal, including making technical changes to the merger agreement and increasing to 90 million shares the proposed maximum authorized shares of capital stock to be proposed for stockholder approval.

Superconductor’s Reasons for the Merger; Recommendations of the Superconductor Board of Directors

On May 12, 2021, the Superconductor Board, consisting of Lynn J. Davis (Chairman), David Vellequette and Julie Johnson, each an independent and disinterested director, and Jeffrey Quiram, a member of the Superconductor Board and Chief Executive Officer, and acting with the advice of Superconductor’s legal and financial advisors, unanimously adopted a resolution that Superconductor (1) approve the merger agreement and consummation of the merger upon the terms and subject to the conditions set forth in the merger agreement, (2) determine that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Superconductor and its stockholders, (3) directed that the merger agreement be submitted to Superconductor’s stockholders for adoption, and (4) recommended that Superconductor stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Accordingly, the Superconductor Board recommends that the stockholders vote:

●	“FOR” the Stock Issuance Proposal (Proposal No. 1);
●	“FOR” the Reverse Stock Split Proposal (Proposal No. 2);
●	“FOR” the Authorized Share Increase Proposal (Proposal No. 3);
●	“FOR” the Merger-Related Compensation Proposal (Proposal No. 4); and
●	“FOR” the Adjournment Proposal (Proposal No. 5).

In reaching its determination and recommendation, the Superconductor Board, held a number of meetings, consulted with Superconductor’s senior management and its advisors at Proskauer, and considered a number of factors. In determining to recommend that Superconductor’s stockholders vote for the proposals described in this joint proxy and consent solicitation statement/prospectus, including the issuance of Superconductor Common Stock and the amendment of the Superconductor Certificate of Incorporation, the Superconductor Board considered numerous factors, including the following:

●	Other possible strategic alternatives, the ability of Superconductor to continue its operations, and the value to the Superconductor stockholders to invest in the Clearday businesses, including its planned adult day care businesses.

●	The Superconductor Board believes, based in part on the judgment, advice and analysis of Superconductor management with respect to the potential strategic, financial and operational benefits of the merger (which judgment, advice and analysis was informed in part on the business, financial and legal due diligence investigation performed with respect to Clearday), that:

o	The combined company will be a smaller reporting company with a venture stage tech-enabled longevity care and wellness business;

o	the combined company will be led by experienced senior management from Clearday and a board of directors of seven members, six of which will be designated by Clearday and one that was on the Superconductor Board; and

o	Clearday has delivered voting agreements from certain of its common stock stockholders under which each such person will vote in favor of the merger agreement and the related transactions.

●	The Superconductor Board also reviewed with the management of Superconductor the current plans of Clearday for developing its tech-enabled longevity care and wellness businesses and its non-core assets, including Clearday’s plan to sell such assets, to confirm the likelihood that the combined company would possess sufficient financial resources after the merger, including their assessment of an October 12, 2020 non-binding expression of interest by AGP to manage an offering of up to $10 million to close a promptly as possible after the closing of the merger, including consideration that there is no assurance that any such offering will be consummated.

●	The Superconductor Board also considered the possibility that the combined company would be able to take advantage of the potential benefits resulting from the combination of Superconductor and Clearday to raise additional funds in the future, including through any offering led by AGP.

●	The Superconductor Board concluded that the merger would provide the existing Superconductor stockholders with an opportunity to participate in the potential increase in value of the combined company following the merger.

●	The Superconductor Board considered the results of discussions with third parties relating to a possible business combination or similar transaction with Superconductor.

●	The Superconductor Board considered the process they had undertaken in connection with pursuing a strategic transaction and the terms and conditions of the proposed merger, in each case in light of the current market dynamics.

●	The Superconductor Board considered current financial market conditions and historical market prices, volatility and trading information with respect to the Superconductor Common Stock.

●	The Superconductor Board considered the potential for obtaining a superior offer from an alternative purchaser in light of the other potential strategic buyers previously identified and contacted by or on behalf of Superconductor and the risk of losing the proposed transaction with Clearday.

●	The Superconductor Board considered the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties.

●	The Superconductor Board also reviewed various factors impacting the financial condition, results of operations and prospects for Superconductor, including:

o	the strategic alternatives of Superconductor to the merger, including potential transactions that could have resulted from discussions that Superconductor’s management conducted with other potential merger partners;

o	information concerning Superconductor’s business, financial performance (both past and prospective) and its financial condition, results of operations (both past and prospective), business and strategic objectives, as well as the risks of accomplishing those objectives;

o	Superconductor’s prospects to raise the significant amount of funds it would require to continue to complete the required development of its assets would not change for the benefit of the Superconductor stockholders in the foreseeable future on a stand-alone basis;

o	the risks associated with, and the uncertain value, timing and costs to stockholders of, liquidating Superconductor or effecting a sale of all or some of its assets and thereafter distributing the proceeds, and the strong likelihood that if the merger were not consummated Superconductor would need to file for bankruptcy, which would result in no payment to stockholders and no value to their stock; and

o	the risks of continuing to operate Superconductor on a stand-alone basis, including Superconductor’s current financial situation, the need to rebuild Superconductor’s product development programs, infrastructure and management to continue its operations.

●	The Superconductor Board also reviewed the terms and conditions of the proposed merger agreement and associated transactions, as well as the safeguards and protective provisions included therein intended to mitigate risks, including:

o	the fact that immediately following the consummation of the merger, Clearday’s current stockholders, option holders, warrant holders and note holders are expected to own more than 96% of the fully diluted common stock of Superconductor;

o	the exchange ratio used to establish the number of shares of Superconductor Common Stock to be issued in the merger is based upon Superconductor’s capitalization numbers immediately prior to the consummation of the merger;

o	the rights of Superconductor to terminate the merger agreement in the event that Clearday does not satisfy specified conditions;

o	the limited number and nature of the conditions to the Clearday obligation to consummate the merger and the limited risk of non-satisfaction of such conditions as well as the likelihood that the merger will be consummated on a timely basis;

o	the respective rights of, and limitations on, Superconductor and Clearday under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances should Superconductor receive a superior proposal;

o	the reasonableness of the potential termination fee payable by Superconductor under certain circumstances of up to $300,000;

o	that Clearday has delivered voting agreements from certain of its common stock stockholders under which each such person will vote in favor of the merger agreement and the related transactions; and

o	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

●	In the course of its deliberations, the Superconductor Board also considered a variety of risks and other countervailing factors related to entering into the merger, including:

o	the significant liquidation preferences of the Clearday Series A Preferred, Clearday Care Preferred and Clearday OZ LP Interests, which would have to be paid first before Superconductor stockholders receive any return from a sale of the combined company, and the lack of assurance that the net proceeds from any future sale will be sufficient to overcome such liquidation preferences and produce a return for the common stockholders;

o	the termination fee that may be payable to Clearday upon the occurrence of certain events, and the potential effect of such termination fee or reimbursement of transaction expenses in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Superconductor’s stockholders;

o	the substantial expenses to be incurred in connection with the merger;

o	the possible volatility, at least in the short term, of the trading price of the Superconductor Common Stock resulting from the merger announcement;

o	the risk that the merger might not be consummated in a timely manner or at all and the potential adverse effect of the public announcement of the merger or on the delay or failure to complete the merger on the reputation of Superconductor;

o	the risk to Superconductor’s business, operations and financial results in the event that the merger is not consummated;

o	the strategic direction of the continuing entity following the completion of the merger, which will be determined by a board of directors, all of whom will initially designated entirely by Clearday;

o	the challenges inherent in the combination of the two divergent businesses of the size and scope of Superconductor and Clearday; and

o	various other risks associated with the combined company and the merger, including those described in the section entitled “Risk Factors” beginning on page 36 of this joint proxy and consent solicitation statement/prospectus.

Clearday’s Reasons for the Merger; Recommendation of the Clearday Board of Directors

On May 12, 2021 the Clearday Board unanimously adopted a resolution that Clearday (1) approve the merger agreement and consummation of the merger upon the terms and subject to the conditions set forth in the merger agreement, (2) determine that the terms of the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of Clearday and its stockholders and the holders of the securities issued by the Certain Clearday Subsidiaries, (3) directed that the merger agreement be submitted to Clearday’s stockholders for consent and adoption, and (4) recommended that Clearday stockholders adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Accordingly, the Superconductor Board recommends that the stockholders vote:

●      “FOR” the Clearday Proposal (Proposal No. 1);

●      “FOR” the Clearday Stock Split Proposal (Proposal No. 2);

●      “FOR” the Preferred Stock Redemption Proposal (Proposal No. 3); and

●      “FOR” the LP Redemption Proposal (Proposal No. 4).

The following discussion sets forth material factors considered by the Clearday board of directors in reaching its determination to authorize the merger agreement and approve the merger. However, it may not include all of the factors considered by the Clearday board of directors. In light of the number and wide variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Clearday board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Clearday board of directors viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In the course of reaching its decision to approve the merger, the Clearday board of directors consulted with its senior management, and financial advisors, reviewed a significant amount of information and considered a number of factors, including, among others:

●	the potential increased access to sources of capital and a broader range of investors to support the development of its longevity care and wellness business following consummation of the transaction compared to if Clearday continued to operate as a privately held company;

●	the potential to provide its current stockholders with greater liquidity by owning stock in a public company;

●	the Clearday board of directors’ belief that no alternatives to the merger were reasonably likely to create greater value for Clearday’s stockholders, after reviewing the various financing and other strategic options to enhance stockholder value that were considered by the Clearday board of directors and the likelihood of achieving any alternative transaction compared to the likelihood of completing the merger;

●	the cash resources of the combined company, expected to be available at the closing of the merger relative to the anticipated burn rate of the combined company;

●	the business, history and credibility of Superconductor;

●	the availability of appraisal rights under the DGCL to holders of Clearday’s capital stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of Clearday capital stock as determined by the Delaware Court of Chancery;

●	the expectation that the merger with Superconductor would be a more time- and cost-effective means to access capital than other options considered by the Clearday board of directors, including additional private financings or an initial public offering;

●	the terms and conditions of the merger agreement, including, without limitation, the following:

o	the determination that the expected relative percentage ownership of Clearday’s stockholders and Superconductor’s stockholders in the combined company was appropriate in the judgment of the Clearday board of directors, based on the Clearday board of directors’ assessment of the approximate valuations of Superconductor and Clearday;

o	the qualification of the merger as a “reorganization” or as an “exchange” for U.S. federal income tax purposes, with the result that in the merger, neither Superconductor’s nor Clearday’s stockholders will recognize gain or loss for U.S. federal income tax purposes;

o	the limited number and nature of the conditions of the obligation of Superconductor to consummate the merger;

o	the obligations of Clearday under the merger agreement to pay for certain expenses that will be incurred by Superconductor, including the cost of this joint proxy and consent solicitation statement/prospectus;

o	the belief that the other terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

o	the fact that shares of Superconductor Common Stock issued to Clearday’s stockholders will be registered on a Form S-4 registration statement and will become freely tradable for Clearday’s stockholders who are not affiliates of Clearday;

o	the ability of the combined company to, after the merger closing date, qualify for listing on the NYSE American or, if additional capital is raised through an offering led by AGP, on the Nasdaq Capital Market;

o	the competitive market conditions private companies currently face when seeking exchange traded merger or business combination partners;

o	the fact that the proposed merger may enable certain stockholders of Superconductor and Clearday to increase the value of their current stockholding; and

o	the likelihood that the merger will be consummated on a timely basis.

The Clearday board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following:

●	the possibility that the merger might not be completed and the potential adverse effect of the public announcement of the merger on the reputation of Clearday and the ability of Clearday to obtain financing in the future in the event the merger is not completed;

●	the risk that the merger might not be consummated in a timely manner or at all;

●	the expenses to be incurred in connection with the merger, which expenses include part of the expenses that would be incurred by Superconductor and will continue to be borne by Clearday even if the merger does not close;

●	the related administrative challenges associated with combining the companies;

●	the additional operating expenses that will be incurred by Clearday in being a public company;

●	the additional improvements and actions that are required by Clearday to participate in the merger and have information filed in this joint proxy solicitation/prospectus, including the time and cost in preparing and making available audited financial statements that are prepared in accordance with GAAP;

●	the other additional expenses and obligations to which Clearday’s business will be subject following the merger that Clearday has not previously been subject to, and the other operational changes to Clearday’s business, in each case that may result from being a public company;

●	the current liabilities and obligations of Superconductor and the potential of the combined company having to pay the liabilities of Superconductor that have not been accrued under GAAP and any undisclosed liabilities of Superconductor; and

●	various other risks associated with the combined company and the merger, including litigation risks and the risks described in the section entitled “Risk Factors” beginning on page 36 of this joint proxy and consent solicitation statement/prospectus.

Opinion of Sanli Pastore & Hill (“SP&H”)

The following information in this section entitled “Opinion of Sanli Pastore & Hill” does not give effect to the Superconductor Technologies, Inc. reverse stock split described in Proposal No. 2.

Scope of the Assignment

On December 1, 2019, the Superconductor Board engaged SP&H to provide strategic advisory services in connection with evaluating and considering various strategic alternatives, ultimately resulting in the merger between Clearday and Superconductor and a request by Superconductor that SP&H render fairness opinion to Superconductor regarding the merger, as explained further below. Such services were originally provided in connection with the Prior Merger Agreement. However, when the parties moved forward with a new merger agreement, SP&H continued their services in connection with the Superconductor Board’s consideration of the new merger agreement. On May 12, 2021, at meeting with the Superconductor Board, SP&H provided its verbal that as of such date, and, shortly thereafter, its written opinion to the Superconductor Board that, as of May 14, 2021, and based upon the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review set forth in its written opinion, the Exchange Ratio (as defined below) pursuant to the merger was, fair to Superconductor’s stockholders from a financial point of view. For purposes of SP&H’s opinion, the term “Exchange Ratio” means the fixed 3.64% of common stock of the Combined Company’s common stock that STI stockholders will hold as of immediately after the consummation of the merger (on a fully diluted basis as defined in the merger agreement).

The full text of SP&H’s written opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with such opinion, is attached to this joint proxy and consent solicitation statement/prospectus as Annex D to this joint proxy and consent solicitation statement/prospectus. SP&H’s opinion was intended solely for the benefit and use of the Superconductor Board (in its capacity as such) in connection with its consideration of the merger. SP&H’s opinion was not intended to be used for any other purpose without SP&H’s prior written consent in each instance, except as expressly provided for in the engagement letter between Superconductor and SP&H. SP&H has consented to the use of SP&H’s opinion in this joint proxy statement and consent solicitation/prospectus. SP&H’s opinion did not address Superconductor’s underlying business decision to enter into the merger agreement or complete the merger or the merits of the merger as compared to any alternative transactions that were or may be available to Superconductor, and did not constitute a recommendation to the Superconductor Board or to any Superconductor stockholder as to how such stockholder should vote with respect to the merger or otherwise. The following summary of SP&H’s opinion is qualified in its entirety by reference to the full text of such opinion.

SP&H relied on information provided by the Superconductor and Clearday, as well as publicly available information to perform SP&H’s opinion. In particular, SP&H performed research and analyses to assess and test assumptions prepared by Superconductor and Clearday management. This included, but was not limited to:

●	Analysis and review of source and supporting documents provided by Superconductor and Clearday;

●	Analysis and review of Superconductor and Clearday historical financial performance including trends in revenues, expenses, and profitability, and key ratios;

●	Analysis and review of projections from Clearday that detailed future annual revenues, expenses and profitability for the years 2021 through 2023, and supporting documents and data used to develop these projections;

●	Analysis and review Superconductor’s projected future annual revenues, expenses and profitability for the foreseeable future, and supporting documents and data;

●	Review of the most recent draft merger agreement made available to SP&H, contracts, and other documents to test various revenue and expense assumptions made by Superconductor and Clearday in its forecasts and projections;

●	Independent research on economic, industry, and market conditions;

●	Independent valuation analyses using the (1) Income Approach (e.g. Discounted Cash Flow method); (2) Asset Approach (e.g. Assemblage of Assets method); and (3) Market Approach (e.g. EBITDA Multiplier method) based on guideline public and private company transactions;

●	Performed scenario analyses and sensitivity tests by analyzing multiple scenarios and methods for Superconductor and Clearday;

●	Conducted interviews and discussions with members of senior management and representatives of Superconductor and Clearday concerning the matters described above;

●	Review, analysis and approval of the fairness opinion by an internal SP&H Fairness Review Committee.

In its opinion, SP&H noted that the merger agreement provided that STI stockholders (on a fully diluted basis as defined in the merger agreement) will continue to hold approximately 3.64% of the common stock of the combined company as of immediately after the consummation of the merger, subject to future possible dilution on account of conversions of preferred interests of Clearday and its subsidiaries based on the relative values of these two companies.

In rendering its opinion, SP&H assumed and relied upon the accuracy and completeness of all information that was publicly available or was furnished to or discussed with SP&H by Superconductor or Clearday or otherwise reviewed by SP&H. With respect to information provided to or reviewed by it, SP&H was advised by the managements of Superconductor and Clearday that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Superconductor or Clearday, as applicable. SP&H did not express any view as to the reasonableness of such financial information or the assumptions on which it was based.

SP&H further relied on the assurances of the management of Superconductor and Clearday that they were not aware of any facts that would make the information provided to SP&H incomplete or misleading. SP&H did not make and was not provided with any independent evaluations or appraisals of any of the assets, properties, liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) or securities, nor did SP&H make any physical inspection of the properties or assets, of Superconductor or Clearday. SP&H did not evaluate the solvency or fair value of Superconductor, Clearday, or any of their respective subsidiaries (or the impact of the transactions contemplated by the merger agreement thereon) under any law relating to bankruptcy, insolvency or similar matters.

SP&H relied upon and assumed, without independent verification, that the representation and warranties of all parties set forth in the merger agreement and all related documents and instruments that are referred to therein are true and correct. In addition, SP&H assumed that the merger would be consummated in accordance with the terms set forth in the draft merger agreement without any waiver, amendment or delay of any terms or conditions that would be material to SP&H’s analysis. Representatives of Superconductor advised SP&H that, and SP&H further assumed that, the final terms of the merger agreement would not differ from the terms set forth in the draft merger agreement reviewed by SP&H in any respect material to SP&H’s analysis. SP&H also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without imposition of any terms or conditions that would be material to SP&H’s analysis.

SP&H noted that events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. SP&H did not undertake any obligation to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of such opinion.

SP&H is not a legal, tax or regulatory advisor, and did not express any opinion or analysis as to any tax or other consequences that may arise from the transactions contemplated by the merger agreement, nor does its opinion address any legal, regulatory or accounting matters, as to which SP&H understood that Superconductor had obtained such advice as it deemed necessary from qualified professionals. SP&H is a financial advisor only and relied upon, without independent verification, the assessment of Superconductor and Clearday and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. SP&H assumed that the merger will have the tax effects contemplated by the merger agreement.

SP&H is a nationally recognized business valuation firm that provides financial advisory services and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate, estate and other purposes. SP&H was selected by Superconductor based on SP&H’s experience, expertise, reputation and familiarity with Superconductor. The Superconductor Board did not impose any limitations on SP&H with respect to the investigations made or procedures followed in rendering its opinion. SP&H’s opinion was approved by a fairness committee at SP&H in accordance with the requirements of FINRA Rule 5150.

In rendering its opinion, SP&H expressed no opinion as to the amount or nature of any compensation to any officers, directors, or employees of Superconductor, or any class of such persons, whether relative to the consideration to be paid in the merger or otherwise, or with respect to the fairness of any such compensation.

SP&H was not asked to, nor did it, offer any opinion as to the terms, other than to the extent expressly set forth in SP&H’s opinion, of the merger agreement or the form of the merger. SP&H did not express any opinion with respect to the terms of any other agreement entered into or to be entered into in connection with the merger. SP&H expressed no opinion as to the price at which shares of Superconductor Common Stock may trade at any time subsequent to the announcement or consummation of the merger.

Superconductor paid SP&H a $25,000 retainer upon execution of its engagement letter and agreed to pay SP&H a fee of $88,825 for rendering its opinion, which became payable upon the delivery of SP&H’s opinion. In addition, Superconductor agreed to indemnify SP&H for certain liabilities arising out of its engagement and agreed to reimburse SP&H for its expenses, including attorney’s fees and disbursements. In the two years prior to the date of its opinion, SP&H has not provided any services to Superconductor or Clearday. SP&H may in the future provide business valuation and financial advisory services to Superconductor, Clearday and their respective affiliates for which services SP&H would expect to receive customary fees.

SP&H is an independent business valuation, expert witness and financial opinions firm. SP&H is regularly retained to perform valuation opinions, expert testimony regarding valuation and financial analysis, and issue fairness and solvency opinions.

Analysis Performed by SP&H

Superconductor

●	Utilized assemblage of assets method (Asset Approach);

●	Utilized STI’s 1) 100-day average market capitalization; 2) current 2-week average market capitalization; and 3) market capitalization as of May 11, 2021 (Market Approach);

●	Developed indicated values for Superconductor’s 100% equity value using the asset approach and market approach; and

●	Analyzed terms of the Exchange Ratio pursuant to the merger agreement and compared the indicated values for the two methods utilized, to the proposed Exchange Ratio.

Clearday

●	Utilized discounted cash flow method (Income Approach);

●	Guideline Revenue and EBITDA multiple methods (Market Approach);

●	Conducted sensitivity analyses in the Clearday management’s base case projections by analyzing multiple scenarios for each method;

●	Developed indicated values for Clearday’s 100% equity value for six scenarios using the income approach and market approach;

●	Analyzed terms of the Exchange Ratio pursuant to the merger agreement and compared the indicated values for the six scenarios to the proposed Exchange Ratio;

●	Clearday’s proposed ownership for Superconductor falls within scenarios where SP&H determined Clearday valuations with projections significantly below Clearday’s management projections; and

●	SP&H’s projections for resulting valuation leading to SP&H’s valuation calculations utilized discount rates of 13% to 40%. Discount rates in the higher range are often used in the market for valuing emerging growth / startup companies to reflect the risk of actual future financial performance not meeting projected financial performance.

The following is a summary of the principal financial analyses performed by SP&H to arrive at its Opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. SP&H performed certain procedures, including each of the financial analyses described below and reviewed with the Superconductor Board the assumptions on which such analyses were based and other factors, including the historical and projected financial results of Superconductor and Clearday.

Market Method—Superconductor

SP&H estimated the market value of invested capital (“MVIC”) of Superconductor based on analysis of Superconductor’s recent historical market capitalization. SP&H utilized STI’s 1) 100-day average market capitalization; 2) current 2-week average market capitalization; and 3) market capitalization as of May 11, 2021. Using this method, SP&H calculated MVICs for Superconductor ranging from $3.3 million to $4.2 million.

Superconductor Market Capitalization

	Market Capitalization ($M)	MVIC (including cash) ($M)
Market Capitalization / MVIC as of May 11, 2021	$3.28	$3.28

Current Two-Week Average	3.65	3.65
Current Two-Week Median	3.72	3.72

100-Day Average	4.12	4.12
100-Day Median	4.18	4.18

Asset Method—Superconductor

SP&H estimated the MVIC of Superconductor based on analysis of Superconductor’s historical balance sheets. Superconductor provided its balance sheet as of April 3, 2021. As of this date, Superconductor’s Total Assets were $3.0 million, and its Total Liabilities were $0.7 million. Of its Total Liabilities, $468,000 consisted of a PPP Loan of which $150,000 was expected to be forgiven. After selling its manufacturing equipment as part of a cost reduction plan, Superconductor’s two primary remaining assets are cash of $1.3 million and a 50% non-managing preferred equity interest in Naples JV, LLC with a value of $1.6 million.

Using the Assemblage of Assets approach by deducting Superconductor’s Total Liabilities (less $150,000, the amount of the PPP Loan expected to be forgiven) from its Total Assets, SP&H calculated an MVIC for Superconductor of $2.4 million.

Market Method—Clearday

SP&H reviewed selected financial data of nine publicly traded companies in the healthcare industry focusing on the adult day care and memory care spaces (the “Guideline Clearday Public Companies”). SP&H could not locate publicly traded companies solely in virtual care or disinfectant products spaces. Although the companies referred to below were used for comparison purposes, none of those companies is directly comparable to Clearday. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. The total MVICs are based on closing stock prices on May 11, 2021. The Guideline Clearday Public Companies were:

●	The Pennant Group, Inc.
●	Capital Senior Living Corporation
●	Addus HomeCare Corporation
●	National HealthCare Corporation
●	Amedisys, Inc.
●	The Ensign Group, Inc.
●	Encompass Health Corporation
●	Brookdale Senior Living Inc.
●	Genesis Healthcare, Inc.

The Guideline Clearday Public Companies had implied MVICs between $515.7 million and $12.5 billion.

Guideline Clearday Public Companies

Company Name	MVIC (including cash) ($M)
The Pennant Group, Inc.	$1,330.00
Capital Senior Living Corporation	709.19
Addus HomeCare Corporation	1,759.99
National HealthCare Corporation	1,244.89
Amedisys, Inc.	8,765.81
The Ensign Group, Inc.	5,653.45
Encompass Health Corporation	12,489.82
Brookdale Senior Living Inc.	6,325.65
Genesis Healthcare, Inc.	515.68

Summary of Multiples

	MVIC / Revenues	MVIC / EBITDA
Quartile
Minimum	0.1x	13.6x
Lower Quartile	1.6x	14.6x
Median	2.3x	17.4x
Mean	2.2x	17.6x
Upper Quartile	2.7x	20.5x
Maximum	4.1x	22.0x

In performing SP&H’s market method analysis, SP&H utilized revenue multiples ranging from 1.5x to 2.5x and EBITDA multiples ranging from 12.0x to 16.0x, which were selected based on the implied market multiples of the above guideline public companies and on SP&H’s experience. Using these revenue and EBITDA multiple ranges, SP&H then calculated a range of MVICs for Clearday, which was $0 to $43.4 million.

Income Method — Clearday

Clearday provided projections that estimated net revenues increasing from $20.2 million in 2021 to $135.8 million in 2023 and EBITDA increasing from $1.5 million in 2021 to $52.2 million in 2023. SP&H estimated a range of MVICs for Clearday based upon the present value of Clearday’s projected free cash flows. SP&H reviewed and analyzed the revenue and expense projections for Clearday as prepared by the management of Clearday.

In performing this discounted cash flow analysis, SP&H utilized discount rates ranging from 13.0% to 40.0%, which were selected based on the weighted average cost of capital build-up method and on SP&H’s experience. Using a range of discount rates from 13.0% to 40.0%, SP&H then calculated a range of implied total equity values for Clearday, which was $64.3 million to $672.8 million.

Miscellaneous

This summary is not a complete description of SP&H’s opinion or the underlying analyses and factors considered in connection with SP&H’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. SP&H believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the SP&H opinion. In arriving at its fairness determination, SP&H considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment. No company or transaction in the analyses described above is identical to Superconductor, Clearday or the merger.

In conducting its analyses and arriving at its opinion, SP&H utilized a variety of valuation methods. The analyses were prepared solely for the purpose of enabling SP&H to provide its opinion to the Superconductor Board to provide strategic advisory services in connection with evaluating and considering various strategic alternatives, ultimately resulting in the merger, as of the date of the opinion, and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty.

The terms of the merger were determined through arm’s-length negotiations between Superconductor and Clearday and were approved by the Superconductor Board. Although SP&H provided advice to the Superconductor Board during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Superconductor Board. SP&H did not recommend any specific consideration or exchange ratio to Superconductor or the Superconductor Board, or that any specific amount or type of exchange ratio constituted the only appropriate exchange ratio for the merger. As described above, the opinion of SP&H and its presentation to the Superconductor Board were among a number of factors taken into consideration by the Superconductor Board in making its determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Interests of Directors and Executive Officers of Superconductor in the Merger

In considering the recommendation of the Superconductor Board that stockholders vote “FOR” the proposals described in this joint proxy and consent solicitation statement/prospectus, stockholders should be aware that Superconductor’s directors and executive officers have interests in the merger that may differ from those of Superconductor stockholders generally. The Superconductor Board was aware of these interests and considered them, among other matters, in approving the merger agreement and recommending that the stockholders approve the proposals described in this joint proxy and consent solicitation statement/prospectus.

The following discussion sets forth certain of these interests in the merger of each person who has served as a director or executive officer of Superconductor since January 1, 2020. The amounts presented in the following discussion do not reflect the impact of applicable withholding or other taxes.

Indemnification

For discussion on the indemnification protections provided for directors and executive officers of Superconductor in the merger agreement, see the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance”.

Common Stock Ownership Interests

As of March 31, 2021, Superconductor’s directors and executive officers beneficially owned, in the aggregate, less than 1% of the shares of Superconductor Common Stock, which for purposes of this subsection includes any shares of Superconductor Common Stock issuable upon exercise of Superconductor stock options or warrants held by such individual that are issuable upon the exercise of stock options that are exercisable within 60 days from such date.

Warrants

As of March 31, 2021, Superconductor directors and executive officers do not have any beneficial ownership of any of the warrants to purchase Superconductor Common Stock.

Effect of Merger on Superconductor Stock Awards

Under the merger agreement, immediately prior to the effective time of the merger, the vesting of all outstanding options to purchase shares of Superconductor Common Stock, including those held by Superconductor’s executive officers and directors, will accelerate in full, subject to the cancellation of certain options outlined in the merger agreement. The number of shares of Superconductor Common Stock underlying such options and the exercise price of such options will be adjusted appropriately to reflect the Superconductor reverse stock split. The stock award and options described below do not include any shares of common stock of Superconductor that is issuable to any of the “Listed Employees” under the Officer Agreements.

The following table sets forth certain information with respect to outstanding options that have been granted to the directors of Superconductor named below as of March 31, 2021:

Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Option Exercise Price Per Share ($)	Option Expiration Date	Value of Options at a Common Stock Price Per Share Equal to $10.00	*
Lynn J. Davis	17	4275.00	3/4/2024	-
	26	330.00	11/9/2025	-
	250	19.20	10/16/2028	-

David W. Vellequette	250	19.20	10/16/2028	-
Julia S. Johnson	250	19.20	10/16/2028	-

* Such value after giving effect of the reverse stock split contemplated by the Reverse Stock Split Proposal.

The following table sets forth certain information with respect to outstanding options that have been granted to the executive officers of Superconductor named below as of March 31, 2021:

Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Option Exercise Price Per Share ($)	Option Expiration Date	Value of Options at a Common Stock Price Per Share Equal to $10.00	*
Jeffrey A Quiram	3	26,280.00	2/9/2022	-
	6	3,780.00	3/7/2023	-
	180	3,180.00	12/5/2023	-
	133	330.00	11/9/2025	-
	3,000	19.20	10/16/2028	-

William J Buchanan	1	26,280.00	2/9/2022	-
	3	3,780.00	3/7/2023	-
	100	3,180.00	12/5/2023	-
	73	330.00	11/9/2025	-
	1,700	19.20	10/16/2028	-

Adam L Shelton	1	26,280.00	2/9/2022	-
	4	3,780.00	3/7/2023	-
	100	3,180.00	12/5/2023	-
	73	330.00	11/9/2025	-
	1,700	19.20	10/16/2028	-

* Such value after giving effect of the reverse stock split contemplated by the Reverse Stock Split Proposal.

Upon completion of the merger, each then-outstanding stock option will continue in force, subject to adjustment on account of the Superconductor reverse stock split. The table included above computes the underlying value of the options, assuming that the price per share as of the date of the merger is $10.00, after giving effect to the Superconductor reverse stock split so that the closing price of the Superconductor Common Stock on the closing date of the merger is $10.00 per share, appropriate adjusting the exercise price per share.

Executive Positions and Employment Agreement Following the Merger—Severance Payments

Each of the executive officers of Superconductor is expected to incur a termination of employment effective at the closing of the merger. Each of the executive officer’s Existing Agreements provides for payments upon a change in control or for severance payments upon a qualifying termination of employment following the merger, as further described below. Each of the executive officers has agreed amend their Existing Agreements by means of the Officer Agreements, such that each of the executive officers will receive change in control or severance or similar payments, otherwise payable in cash under their Existing Agreements, in the form of Superconductor Common Stock (which will be issued following the closing of the merger at the same time as the underlying cash payment would have been made under the Existing Agreements); provided, Clearday has the right to pay cash in lieu of such stock, subject to certain limitations. Mr. Quiram is eligible to receive the above payments with respect to the closing of the merger, regardless of any termination of employment. In the case of all other executive officers, severance benefits are payable only upon a termination without “cause” or for “good reason” within the twenty-four (24) month period immediately following the merger.

An aggregate amount of up to approximately $1.5 million of change in control or severance payments that the executive officers would otherwise have been entitled to receive in cash under the Existing Agreements will be settled in an aggregate amount of $1 million of Superconductor Common Stock (of which each executive officer will receive their ratable share based on their respective change in control or severance payments under their Existing Agreements), issued and valued at based on the 30 day volume weighted average price of the combined company’s common stock prior to the 183rd day after the Effective Time. However, such price shall not be lower than the lowest price that the combined company issues common stock (if any) in such 183 day period, if such stock is issued in a bona fide, arm’s length transaction for proceeds of at least $1 million or if such stock is issued in a registered offering (other than an “at-the-market” offering). Clearday may, at its option, elect to pay the cash value of any shares that would otherwise have been issued. Accordingly, the maximum aggregate value of the Officer Agreements is equal to $1 million. In addition to the contractual change in control or severance cash payments, under the Existing Agreements the executive officers are entitled to: (i) in the case of Mr. Quiram (a) previously-authorized cash bonus (if any) for the 12-month period following Mr. Quiram’s termination and (b) 24 months of coverage for Mr. Quiram and his spouse/dependents under group health, life or other similar plans substantially comparable to those in which Mr. Quiram and his spouse/dependents participated on the date of termination; and (c) accelerated vesting of all outstanding equity awards upon the change in control; and (ii) in the case of the other executive officers, (a) 18 months of subsidized COBRA and life insurance continuation and (b) accelerated vesting of all outstanding equity awards upon the termination and an extended post-termination exercise period.

Except as described herein no changes were made to the executive officers’ severance rights under their Existing Agreements.

Director Compensation

Superconductor compensates its non-employee directors for their service on the Superconductor Board. Non-employee members of the Superconductor Board receive a combination of cash compensation, in the form of annual retainers, and equity incentive compensation, in the form of stock option awards, for their service on the Superconductor Board. At the effective time of the merger, all current directors on the Superconductor Board of directors are expected to resign other than Jeffrey Quiram, who will remain on the board of the combined company post-merger and will receive board fees commensurate with the fee provided to other board members.

Superconductor Named Executive Officer Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of Superconductor’s named executive officers that is based on or otherwise relates to the merger. These named executive officers are Superconductor’s only executive officers. The consummation of the merger will constitute a “change in control” of Superconductor under the terms of the Existing Agreement between Superconductor and Jeffrey Quiram and the Existing Agreements that are applicable to the other named executive officers. The table below describes the estimated potential payments to each of Superconductor’s named executive officers under the terms of their Existing Agreements and their Superconductor equity awards as modified by the Officer Agreements. The amounts shown do not include the value of payments or benefits that would have been earned absent a change in control or qualifying termination, as applicable.

Please note the amounts shown in the table are estimates only and are based on assumptions regarding events that may or may not actually occur, including assumptions described in this joint proxy and consent solicitation statement/prospectus and in the notes to the table below, which may or may not actually occur or may occur at times different than the time assumed. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may materially differ from the amounts set forth below. Furthermore, for purposes of calculating these amounts, Superconductor has assumed:

●	the effective time of the merger will occur on April 30, 2021;

●	a price per share of Superconductor Common Stock of $10.00, after giving effect to the proposed reverse stock split;

●	the employment of each of the officers of Superconductor will be terminated on such date in a manner that entitles him to receive the severance payments and benefits under the terms of the change in control agreements between Superconductor and each such executive officer;

●	the named executive officer’s base salary and target annual bonus are those in place as of April 30, 2021;

●	no named executive officer enters into new agreements or is otherwise legally entitled to, prior to the effective time of the merger, additional compensation or benefits; and

●	each named executive officer will receive payment under his Existing Agreement, as amended by such named executive officer’s Officer Agreement, that is equal to the cash change in control or severance payment that such named executive officer would have received under his Existing Agreement.

Name	Cash(1)	Equity Acceleration(2)	Benefits(3)	Other	Total(4)
Jeffrey A. Quiram	$648,900	$0	$71,976	-	$720,876
Adam L. Shelton	$370,800	$0	$52,482	-	$423,282
William J. Buchanan	$314,511	$0	$28,378	-	$342,889

(1)	Cash amount under the Existing Agreement, as amended by the Officer Agreement, assuming the full amount of the cash change in control or severance payment that such named executive officer would have received under his Existing Agreement is paid in full. Mr. Quiram is eligible to receive the amounts in the Cash column with respect to the closing of the merger, regardless of any termination (i.e., “single trigger”). All other named executive officers are eligible to receive the amounts in the Cash column only upon a termination without “cause” or for “good reason” within 24 months following the closing of the merger (i.e., “double trigger”).

(2)	In accordance with each named executive officer’s Existing Agreement, each of the stock options or other equity compensation awards held by such named executive officer will vest in full upon the closing of the merger, as described above in this joint proxy statement and consent solicitation/prospectus under “The Merger—Interests of Directors and Executive Officers of Superconductor in the Merger—Effect of Merger on Superconductor Stock Awards”. Any amounts in respect of options that have an exercise price that is more than the per share merger consideration (i.e., that are “out-of-the-money”) or any options that are vested as of the effective time of the merger are not included in the above table. Mr. Quiram is eligible to receive this benefit with respect to the closing of the merger, regardless of any termination (i.e., “single trigger”). All other named executive officers are eligible to receive this benefit only upon a termination without “cause” or for “good reason” within 24 months following the closing of the merger (i.e., “double trigger”).

(3)	Consists of: (i) with respect to Mr. Quiram, 24 months of coverage for Mr. Quiram and his spouse/dependents under group health, life or other similar plans substantially comparable to those in which Mr. Quiram and his spouse/dependents participated on the date of termination, and (ii) with respect to the other named executive officers, 18 months of subsidized COBRA and life insurance continuation. The value is based upon the type of insurance coverage Superconductor carried (or expected to be carried) for each named executive officer as of April 30, 2021 and is valued at the premiums in effect on such date. Mr. Quiram is eligible to receive this benefit with respect to the closing of the merger, regardless of any termination (i.e., “single trigger”) though, practically, this benefit will only be applicable following Mr. Quiram’s termination of employment with Superconductor. All other named executive officers are eligible to receive this benefit only upon a termination without “cause” or for “good reason” within 24 months following the closing of the merger (i.e., “double trigger”).

(4)

The severance benefits prescribed by (i) Mr. Quiram’s Existing Agreement is subject to a Section 280G better-off cutback provision, which provides that, in the event that payments and/or benefits provided to Mr. Quiram pursuant to his Existing Agreement or otherwise constitute parachute payments with the meaning of Section 280G of the Internal Revenue Code (“Section 280G”), such payments and/or benefits will either be delivered in full or reduced to the extent necessary to avoid an excise tax under Section 4999 of the Internal Revenue Code, whichever would result in Mr. Quiram receiving the largest amount of such payments and/or benefits on an after-tax basis, and (ii) the other named executive officers’ Existing Agreements is subject to a Section 280G cutback provision, which provides that, in the event that payments and/or benefits provided to the named executive officers pursuant to their Existing Agreements or otherwise constitute parachute payments with the meaning of Section 280G, the payments and/or benefits will be reduced to the extent necessary to avoid an excise tax under Section 4999 of the Internal Revenue Code. The amounts reported in this table do not reflect any such reductions (if any) as a result of the limit under Section 280G.

Interests of Clearday’s Directors and Executive Officers in the Merger

In considering the recommendation of the Clearday Board with respect to adopting the merger agreement, Clearday’s stockholders should be aware that James Walesa and BJ Parrish, the sole directors and each an executive officer of Clearday, may have interests in the merger that may differ from the interests of other Clearday’s stockholders as they will each be an executive officer of a public company with the potential for future compensation, including equity based incentive compensation. Until March 31, 2020, neither James Walesa nor BJ Parrish have accepted any cash consideration under their employments agreements and have been compensated only with equity compensation based on the offering price of securities to the Clearday stockholders.

As of May 12, 2021, Clearday directors and executive officers and their affiliates were entitled to vote approximately 2,061,000 aggregate shares of Clearday Common Stock and Clearday Series A Preferred as of the Clearday Record Date, which represents approximately 22% of the aggregate votes such securities that may be cast. Each of these persons has agreed to consent to the merger, the merger agreement and the transactions related to the merger agreement.

Structure of the Merger

The merger agreement provides that at the effective time of the merger, Merger Sub will merge with and into Clearday, with Clearday continuing as the surviving company and a wholly owned subsidiary of Superconductor. On the closing date of the merger, Superconductor will amend its certificate of incorporation, to change its name to “Clearday, Inc.,” effect the Superconductor reverse stock split so that its share price as of the opening of trading on the closing date of the merger is $10.00 per share, and increase its number of authorized shares. Stockholder approval is not required to effect the name change. After the merger, Clearday Care and Clearday OZ Fund will continue to be subsidiaries of Clearday. Shortly after the merger, Superconductor will transfer its business related to its Sapphire Cryocooler to Clearday and, thereafter, Superconductor will be a holding company and all of the business activities will be conducted through its subsidiaries. After completion of the merger, the Superconductor Common Stock will continue to trade on the OTC Markets OTCQB.

Merger Consideration

Relative Valuation

The merger agreement sets the capitalization of the combined company to consist of at least 35,000,000 shares of Superconductor Common Stock issued and outstanding (and held by Superconductor and AIU stockholders) or reserved for issuance to the holders of Clearday securities and securities issued by Certain Clearday Subsidiaries. After giving effect to the reverse stock split that is proposed in the Reverse Stock Split Proposal, the Superconductor Common Stock price per share will equal $10.00. Accordingly, at the effective time of the merger, the combined company will have an agreed valuation of at least $350,000,000, which is allocated (1) to the holders of Superconductor securities, which allocation will be not less than approximately 3.6%, and (2) the holders of the securities issued by AIU and the Certain Clearday Subsidiaries. Such aggregate and per share values do not purport to be the fair market values of either Superconductor, Clearday or the combined company, and were used solely to determine the exchange ratio and are not a statement or prediction of fair market value or the share price of the combined company after the merger.

Based on Superconductor’s closing stock price of $2.29 on June 11, 2021, the most recent practicable date for which such information was available prior to the date of this joint proxy and consent solicitation statement/prospectus, the estimated merger consideration would represent an aggregate amount of approximately 33,723,958 shares of Superconductor Common Stock to be (1) issued to holders of Clearday Common Stock, including shares of Clearday Series A Preferred stock that are converted into Clearday Common Stock and (2) reserved for issuance upon exercise or conversion of the Clearday Warrants, Clearday Series A Preferred Stock (that are not so converted and exchanged for shares of Superconductor Series F Preferred at the effective time of the merger), Clearday Care Preferred and Clearday OZ LP Interests. The result of the merger will be that Superconductor stockholders will, immediately after the merger, hold approximately 3.6% of the Superconductor Common Stock, determined on a fully diluted basis as defined by the merger agreement and subject to future dilution based on the potential exchange of Clearday Care Preferred and Clearday OZ LP Interests into Superconductor Common Stock. See “Risk Factors—Superconductor’s stockholders will be subject to future dilution from Clearday preferred instruments”.

The value of the stock issued or reserved for issuance as part of the merger consideration will fluctuate with the market value of Superconductor Common Stock until the merger is completed. As a result, the value of the merger consideration, or the securities issued by Superconductor, could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy and consent solicitation statement/prospectus or at the time of the special meeting of the Superconductor stockholders.

Conversion of Clearday Common and Preferred Stock

If the merger is completed, each share of Clearday Common Stock (other than certain shares held by the parties to the merger, their affiliates and shares held by dissenting holders, as explained further below) will be converted into the right to receive shares of Superconductor Common Stock (and, if applicable, cash for fractional shares as described below), less any applicable withholding taxes, equal to the Exchange Ratio (as defined in the merger agreement), subject to adjustment based on the stock price of Superconductor prior to the closing date of the merger and ratably adjusted to reflect any stock split, reverse stock split, consolidation or combination of the securities of Superconductor or Clearday after the date of the merger agreement and prior to the Effective Time (as defined in the merger agreement). For more details on the merger consideration, see “The Merger Agreement—Merger Consideration; Fractional Shares”. Each share of the Clearday Series A Preferred that is not converted into shares of Clearday Common Stock by Clearday will be exchanged for an equal number of shares of a new series of preferred stock issued by Superconductor, par value $0.001 per share that will be designated Superconductor Series F Preferred, which will provide substantially similar terms as the Clearday Series A Preferred, except that such preferred stock will convert to that number of shares of Superconductor Common Stock after giving effect to the Exchange Ratio. The terms of the Clearday Series A Preferred authorize AIU to convert the shares of the Clearday Series A Preferred to shares to Superconductor Common Stock in connection with the merger. AIU expects to convert 50% of such preferred stock. However, AIU will assess the market conditions of the Clearday Common Stock at a date that is near the expected closing date of the merger. The ratio of shares of Clearday Series A Preferred that will be converted will be described in an amendment to this prospectus.

Incentive Shares

Holders of the Clearday Series A Preferred Stock (including, both original stockholders as well as any recipient of a Permitted Transfer) are eligible to receive a bonus or incentive of additional shares of Superconductor Common Stock if they continue to hold their preferred stock – the Superconductor Series F Preferred that is issued upon exchange of their Clearday Series A Preferred, for six months after the closing of the merger.

1,200,000 shares of Clearday Common Stock have been reserved for issuance to holders of Clearday Series A Preferred Stock on account of such preferred shares. The shares of Superconductor Common Stock that would be issued on account of such shares of Clearday Series A Preferred in the merger (the “Incentive Shares”) will be set aside and distributed promptly after the six-month anniversary of the effective date of the merger (the “Eligibility Date”) to eligible holders of Superconductor Series F Preferred shares as described below in this paragraph. Each holder of Superconductor Series F Preferred shares shall be deemed eligible to receive such holder’s portion of the Incentive Shares if: (1) such holder was originally issued the Clearday Series A Preferred Stock that is exchanged into the Superconductor Series F Preferred shares held by such holder, or (2) such holder received such holder’s Superconductor Series F Preferred Shares or the Clearday Series A Preferred shares that was exchanged for Superconductor Series F Preferred shares held by such holder, pursuant to a Permitted Transfer, as defined below (each such stockholder an “Eligible Stockholder”). A Permitted Transfer for these purposes is a transfer: (i) to a stockholder’s spouse, parents, and/or lineal descendants (including in-law and step-family relationships); (ii) due to a stockholder’s death or for bona fide estate planning purposes, either by will or by the laws of intestate succession, to such stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries; or (iii) consented to by the board of directors of the combined company. No holder of Superconductor Series F Preferred shares will be eligible or entitled to receive any Incentive Shares with respect to any Superconductor Series F Preferred shares that were transferred or received other than pursuant to a Permitted Transfer, or with respect to Superconductor Series F Preferred shares that were received upon the exchange of Series A Preferred shares that were previously transferred or received by such holder other than pursuant to a Permitted Transfer. If any holder of Clearday Series A Preferred shares or Superconductor Series F Preferred shares makes a transfer of such shares that is not a Permitted Transfer prior to the Eligibility Date, then neither the transferor, nor the transferee of such transferred shares shall be eligible to receive the Incentive Shares with respect to such transferred shares. The portion of Incentive Shares that an Eligible Stockholder may be eligible to receive will be an amount equal to the aggregate number of Incentive Shares (which will equal the number of shares of Superconductor Common Stock that would be issued if 1,200,000 were issued and outstanding on the effective time of the merger), multiplied by a fraction, the numerator of which will be the total number of Superconductor Series F Preferred shares held by such Eligible Stockholder on the Eligibility Date and the denominator of which will be the total number of Superconductor Series F Preferred shares on the Eligibility Date.

Treatment of Equity Awards

Treatment of Superconductor Stock Options and Other Equity Incentive Awards

The terms of each outstanding stock option of Superconductor and each other equity incentive award will not be changed by the terms of the merger. Each such stock option or equity incentive award will be modified to provide the lower number of shares of Superconductor Common Stock and higher exercise price to appropriately reflect the reverse stock split of Superconductor.

Treatment of Clearday Restricted Shares

The only outstanding restricted share awards that have been issued by Clearday are shares of issued and outstanding shares of Clearday’s common stock which will be exchanged for shares of Superconductor Common Stock.

Treatment of Clearday Stock Warrants

Upon completion of the merger, each then-outstanding Clearday Warrant will be assumed by Superconductor and amended to represent a right to purchase shares of Superconductor Common Stock, where: (1) the number of shares of Superconductor Common Stock will equal the number of shares underlying such Clearday Warrant multiplied by the Exchange Ratio and (2) the other terms of such warrant will be substantially similar to the terms of such Clearday Warrant, as appropriately amended. The only Clearday Warrants that are outstanding as of the date of the merger agreement were warrants issued by Clearday in the offering of the Clearday Care Preferred and the Clearday OZ LP Interests. Each such Clearday Warrant provides for the purchase of one share of Clearday Common Stock, subject to customary adjustments for fundamental transactions, including the merger, for an exercise price per share equal to 50% of the volume weighted average price of Superconductor Common Stock for the 20 trading days prior to the effective date of the merger, adjusted as appropriate for the number of shares of such common stock issued in exchange for one share of Clearday Common Stock.

Treatment of Clearday Subsidiary Securities

Clearday has two subsidiaries that have issued securities that may be exchanged for Clearday Common Stock: (1) Clearday Care Preferred issued by Clearday Care; and (2) Clearday OZ LP Interests issued by Clearday OZ Fund.

Upon completion of the merger, each share of Clearday Care Preferred and each Clearday OZ LP Interest will continue in full force and effect, except that the securities that will be issued upon exchange of the Clearday Care Preferred or the Clearday OZ LP Interests will be Superconductor Common Stock and not Clearday Common Stock. There will not be any change in the terms for the exchange of such securities for Superconductor Common Stock. Each share of Clearday Care Preferred and each Clearday OZ LP Interest, after giving effect to the merger, may be exchanged at the option of the holder of such security for shares of Superconductor Common Stock at the ratio that is equal to (A) the $10.00 per share original purchase price (or equivalent purchase price for the Clearday OZ LP Interests), divided by (B) the amount equal to (i) the VWAP of the common stock (which, after the merger, will be Superconductor Common Stock) over the 20 days prior to the exchange date; multiplied by (ii) 80%. Other than to confirm that the security that is subject to the holder’s exchange right is Superconductor Common Stock, there will not be any change in the exchange ratio, price or other terms of these securities.

Fractional Shares

No fractional shares of Superconductor Common Stock will be issuable to Clearday’s stockholders pursuant to the terms of the merger agreement. Instead, each stockholder of Clearday who would otherwise be entitled to receive a fraction of a share of Superconductor Common Stock, after aggregating all fractional shares of Superconductor Common Stock issuable to such stockholder, will, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded up to the nearest whole cent), without interest, determined by multiplying such fraction by the average of the closing sale prices of Superconductor Common Stock quoted on the applicable trading market.

Exchange of Clearday Securities

The merger agreement provides that, at the effective time of the merger, Superconductor will issue and cause to be deposited with an exchange agent, which is referred to as the “Exchange Agent,” non-certificated shares of Superconductor Common Stock or the Superconductor Series F Preferred represented by book-entry. The shares of Superconductor Common Stock, shares of Superconductor Series F Preferred and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund”.

The merger agreement provides that, as soon as reasonably practicable after the effective time of the merger, the Exchange Agent will mail to the record holders of Clearday Common Stock and the Clearday Series A Preferred entitled to receive the merger consideration: (i) a letter of transmittal in customary form and containing such provisions as Superconductor may reasonably specify, and (ii) instructions for use in effecting the surrender of certificates representing the Clearday Common Stock or Clearday Series A Preferred in exchange for non-certificated shares of Superconductor Common Stock or the Superconductor Series F Preferred represented by book-entry form. Upon surrender of certificates representing the Clearday Common Stock or Clearday Series A Preferred stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Superconductor, (A) the holder of such certificates representing Clearday Common Stock or Clearday Series A Preferred will be entitled to receive, in exchange therefor, non-certificated shares of Superconductor Common Stock represented by book-entry equal to the number of whole shares of Superconductor Common Stock that such holder has the right to receive pursuant to the merger agreement (and cash in lieu of any fractional share of Superconductor Common Stock) or the shares of Superconductor Series F Preferred that such holder is entitled to receive in accordance with the terms of the merger agreement, and (B) the certificates representing the Clearday Common Stock or Clearday Series A Preferred so surrendered will be canceled. Until surrendered to the Exchange Agent pursuant to the merger agreement, each certificate representing the Clearday Common Stock and Clearday Series A Preferred held by a stockholder of Clearday will be deemed, from and after the effective time of the merger, to represent only the right to receive the merger consideration (and cash in lieu of any fractional share of Superconductor Common Stock).

From and after the effective time of the merger, holders of certificates of Clearday Common Stock and Clearday Series A Preferred will cease to have any rights as stockholders of Clearday.

If any certificates representing Clearday Common Stock or Clearday Series A Preferred have been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Superconductor or the combined company with respect to such certificate. Such certificate may require the payment of a bond or other fee in accordance with the customary procedures of the Exchange Agent.

At the effective time of the merger, (a) all shares of Clearday capital stock outstanding immediately prior to the effective time will automatically be canceled and retired and cease to exist, and all holders of Clearday capital stock that were outstanding immediately prior to the effective time will cease to have any rights as stockholders of Clearday; and (b) the stock transfer books of Clearday will be closed with respect to all shares of Clearday capital stock outstanding immediately prior to the effective time. No further transfer of any such shares of Clearday capital stock will be made on such stock transfer books after the effective time of the merger.

Financing Arrangements

The merger is not contingent and there is no requirement for any financing agreements. The parties may incur additional debt or obligations, subject to the limitations set forth in the merger agreement. The combined company may be able to access the public capital markets through an offering that is led by AGP, which has provided a non-binding expression of interest from AGP to manage an offering of approximately $10 million. There is no assurance that any such offering will be consummated.

Effective Time of the Merger

The merger agreement requires the parties to consummate the merger as promptly as practicable after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the adoption of the merger agreement by Clearday’s stockholders and the approval by Superconductor’s stockholders of the issuance of Superconductor Common Stock and the amendments to the Superconductor Certificate of Incorporation. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) or at such later time as is agreed by Superconductor and Clearday and specified in the Certificate of Merger. Neither Superconductor nor Clearday can predict the exact timing of the consummation of the merger. The merger agreement provides for a mutual termination right if the merger is not consummated by October 31, 2021.

There are no approvals of any government authority or agency that is applicable to the merger other than:

●	the filing of the applicable certificates under the DGCL;

●	state filings required by Clearday with respect to the change of control of its MCA communities; and

●	Superconductor must comply with applicable federal and state securities laws and the filing of this joint proxy and consent solicitation statement/prospectus with the SEC.

Anticipated Accounting Treatment

The merger will be treated by Superconductor and Clearday as a reverse acquisition under the acquisition method of accounting in accordance with GAAP. For accounting purposes, Clearday is considered to be acquiring Superconductor in this transaction. Therefore, the aggregate consideration paid in connection with the merger will be allocated to Superconductor’s tangible and intangible assets and liabilities based on their fair market values. The assets and liabilities and results of operations of Superconductor will be consolidated into the results of operations of Clearday as of the effective time of the merger. These allocations will be based upon a valuation that has not yet been finalized.

Appraisal Rights and Dissenters’ Rights

Holders of Superconductor Common Stock are not entitled to dissenter’s rights under Delaware law or other appraisal rights in connection with the merger.

If the merger is completed, Clearday’s stockholders who do not deliver a written consent approving the merger are entitled to appraisal rights under Section 262 of the DGCL (“Section 262”), provided that they comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding the appraisal rights of Clearday’s stockholders under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this joint proxy and consent solicitation statement/prospectus as Annex E. Stockholders intending to exercise appraisal rights should carefully review Annex E of this joint proxy and consent solicitation statement/prospectus. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Clearday’s stockholders exercise their appraisal rights under Delaware law.

Under Section 262, where a merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation, before the effective date of the merger, or the surviving company, within 10 days after the effective date of the merger, must notify each stockholder of the constituent corporation entitled to appraisal rights, if any, of the approval of the merger, the effective date of the merger and that appraisal rights are available.

If the merger is completed, within 10 days after the effective date of the merger, Clearday will notify its stockholders that the merger has been approved, the effective date of the merger and that appraisal rights are available to any stockholder who has not approved the merger. Holders of shares of Clearday Common Stock or Clearday Series A Preferred stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Clearday within 20 days after the date of mailing of that notice, and the stockholder must not have delivered a written consent approving the merger. A demand for appraisal must reasonably inform Clearday of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such shares of Clearday capital stock held by such stockholder. Failure to deliver a written consent approving the merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. All demands for appraisal should be addressed to Clearday, Inc., 8800 Village Drive, Suite 106, San Antonio, Texas 78217, Attention: Secretary, and should be executed by, or on behalf of, the record holder of shares of Clearday Common Stock or Clearday Series A Preferred Stock. ALL DEMANDS MUST BE RECEIVED BY CLEARDAY WITHIN TWENTY (20) DAYS AFTER THE DATE CLEARDAY MAILS A NOTICE TO ITS STOCKHOLDERS NOTIFYING THEM THAT THE MERGER HAS BEEN APPROVED, THE EFFECTIVE DATE OF THE MERGER AND THAT APPRAISAL RIGHTS ARE AVAILABLE TO ANY STOCKHOLDER WHO HAS NOT APPROVED THE MERGER.

If a holder of shares of Clearday’s capital stock fails to deliver a written demand for appraisal within the time period specified above, such holder will be entitled to receive the merger consideration for such holder’s shares of Clearday Common Stock or Clearday Series A Preferred Stock as provided for in the merger agreement, but will have no appraisal rights with respect to his, her or its shares of Clearday’s capital stock.

To be effective, a demand for appraisal by a holder of shares of Clearday’s capital stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Clearday. The beneficial owner must, in these cases, have the registered owner, such as a broker, bank or other custodian, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a custodian for others, may exercise the record owner’s right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. In addition, the stockholder must continuously hold the shares of record from the date of making the demand through the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has demanded an appraisal, but has neither commenced an appraisal proceeding or joined an appraisal proceeding as a named party, has the right to withdraw such stockholder’s demand and accept the terms of the merger by delivering a written withdrawal to Clearday. If, following a demand for appraisal, a holder of shares of Clearday’s capital stock who has demanded an appraisal has withdrawn such holder’s demand for appraisal in accordance with Section 262, such holder will have the right to receive the merger consideration for such holder’s shares of Clearday Common Stock or Clearday Series A Preferred stock.

Within 120 days after the effective time of the merger, any stockholder who has delivered a demand for appraisal in accordance with Section 262 will, upon written request to the surviving company, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. This written statement will be mailed to the requesting stockholder within ten days after the stockholder’s written request is received by the surviving company or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the merger, either the surviving company or any stockholder who has delivered a demand for appraisal in accordance with Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving company. The surviving company has no obligation to file a petition in the Delaware Court of Chancery in the event there are dissenting stockholders, and Clearday, which is expected to be the surviving company, has no present intent to file a petition in the Delaware Court of Chancery. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving company, the surviving company will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving company. After notice to dissenting stockholders who demanded appraisal of their shares, if any, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1.0 million or (3) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After determination of the stockholders entitled to appraisal of their shares, the Delaware Court of Chancery will appraise the “fair value” of the shares owned by those stockholders. This value will be exclusive of any element of value arising from the accomplishment or expectation of the merger, but may include a fair rate of interest, if any, upon the amount determined to be the fair value. At any time before the entry of judgment in the proceedings, the surviving company may pay to each shareowner entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of the value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing those shares.

In determining fair value, and, if applicable, a fair rate of interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company”.

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that this exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Holders of shares of Clearday’s capital stock should be aware that the fair value of such holder’s shares as determined under Section 262 could be more than, the same as, or less than the value that such holder is entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving company and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration for shares of his or her Clearday Common Stock (including the shares of Clearday Common Stock issued upon conversion of the Clearday Series A Preferred Stock) pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF STOCKHOLDERS WISH TO EXERCISE THEIR APPRAISAL RIGHTS, SUCH STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Litigation Relating to the Merger

There is no litigation that has been filed against Superconductor or Clearday with respect to the proposed merger.

Dividend Policy

The declaration of future dividends following the completion of the merger will be at the discretion of the Clearday board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Clearday and other factors deemed relevant by the Clearday board of directors. There can be no assurance that Superconductor, after the merger, will provide for any dividend on account of its common stock. After the merger is consummated, Superconductor and its subsidiaries expect to make the cash or accrue dividends (or distributions) for shares (or additional units) of the Superconductor Series F Preferred Stock that are issued in the merger, the Clearday Care Preferred and the Clearday OZ LP Interests.

Restrictions on Sales of Shares of Superconductor Common Stock Received in the Merger

All shares of Superconductor Common Stock received by Clearday stockholders in the merger will be freely tradable for purposes of the Securities Act and the Exchange Act, except for shares of Superconductor Common Stock received by any Clearday stockholder who becomes an “affiliate” of Superconductor after completion of the merger (such as Clearday directors or executive officers who become directors or executive officers of Superconductor after the merger). This joint proxy and consent solicitation statement/prospectus does not cover resales of shares of Superconductor Common Stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy and consent solicitation statement/prospectus in connection with any resale.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

General Discussion

The following is a summary of the material United States federal income tax consequences of the merger applicable to holders of shares of Clearday Common Stock, Clearday Series A Preferred and holders of Clearday Warrants (that constitute nonstatutory stock options), Clearday Care Preferred, Clearday OZ LP Interests or a Clearday restricted share awards. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to United States holders (as defined below) that hold their shares of Clearday Common Stock or Clearday Series A Preferred as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to Clearday or to any United States holders of Clearday Common Stock, Clearday Series A Preferred, Clearday Warrants (that constitute nonstatutory stock options), Clearday Care Preferred, Clearday OZ LP Interests or a Clearday restricted share award who are subject to special treatment under United States federal income tax laws, including, without limitation, tax-exempt organizations and holders who are not citizens or residents of the United States, nor does the discussion address the effect of any foreign, state, local or other tax laws. If you are not a United States holder you should consult with your own tax advisor as to the United States federal, state, local, and foreign tax laws with respect to the merger.

HOLDERS OF SHARES OF CLEARDAY COMMON STOCK, CLEARDAY SERIES A PREFERRED, CLEARDAY WARRANTS (THAT CONSTITUTE NONSTATUTORY STOCK OPTIONS), CLEARDAY CARE PREFERRED, CLEARDAY OZ LP INTERESTS OR A CLEARDAY RESTRICTED SHARE AWARD SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

The merger is intended to qualify either as: (i) a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) an “exchange” satisfying the requirements of Section 351(a) of the Internal Revenue Code. As a condition to the completion of the merger, Dykema Gossett, PLLC (“Dykema”) must render a tax opinion (the “Tax Opinion”) to Clearday that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or an “exchange” satisfying the requirements of Section 351(a) of the Internal Revenue Code. Further, Superconductor and Clearday have agreed to use reasonable best efforts to structure the merger to qualify as a “reorganization” or an “exchange” and not to take any action that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code or as an “exchange” satisfying the requirements of Section 351(a) of the Internal Revenue Code. Neither Superconductor nor Clearday presently intends to waive these conditions. The tax opinion discussed in this section will be conditioned upon certain assumptions and qualifications stated in the tax opinion and will be based on the truth, accuracy, and completeness, as of the completion of the merger, of certain representations (including those contained in tax representation letters to be provided by Superconductor and Clearday at the time of closing), which Dykema has not independently verified.

The Tax Opinion is based on provisions of the Internal Revenue Code, income tax regulations, and administrative rulings and court decisions existing as of the date of the Tax Opinion. All such provisions are subject to change and such changes may be retroactive. Dykema is not responsible for notifying any of the parties to the merger or their stockholders of any such change which may occur subsequent to the date of the Tax Opinion.

Neither Superconductor nor Clearday will request a ruling from the IRS regarding the tax consequences of the merger. The opinion of counsel does not bind the IRS or courts of law and no assurance can be given that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below. In addition, if any of the representations or assumptions upon which the Tax Opinion is based are inconsistent with the actual facts, the tax consequences of the merger and the vitality of the Tax Opinion could be adversely affected.

For purposes of this discussion, a “United States holder” is a beneficial owner of Clearday Common Stock or Clearday Series A Preferred that:

●	is an individual U.S. citizen or resident (as determined for U.S. federal income tax purposes);

●	a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) organized under the laws of the United States or any of its political subdivisions;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (as defined in the Internal Revenue Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under current U.S. Treasury Regulations to be treated as a “United States person”.

Except as otherwise noted, the summary below assumes that the merger will qualify either as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code or as an “exchange” satisfying the requirements of Section 351(a) of the Internal Revenue Code, based upon such Tax Opinion. Subject to the limitations and qualifications referred to herein, the Tax Opinion addresses and is limited to the following federal income tax consequences:

Superconductor, Merger Sub, Clearday and the Superconductor stockholders generally will recognize no gain or loss solely as a result of the merger;

●	Clearday stockholders, other than Clearday stockholders who exercise appraisal rights (as discussed below), generally will recognize no gain or loss upon the receipt of Superconductor Common Stock for their Clearday Common Stock or Superconductor Series F Preferred for their Clearday Series A Preferred, other than with respect to cash received in lieu of fractional shares of Superconductor Common Stock or Superconductor Series F Preferred (as discussed below);

●	the aggregate tax basis of the shares of Superconductor Common Stock or Superconductor Series F Preferred that are received by a Clearday stockholder in the merger will be equal to the stockholder’s aggregate tax basis in its shares surrendered pursuant to the merger, reduced by the portion of the stockholder’s tax basis in its shares surrendered in the merger that is allocable to a fractional share of Superconductor Common Stock or Superconductor Series F Preferred for which cash is received. If a Clearday stockholder acquired any of its shares of Clearday Common Stock or Clearday Series A Preferred Stock at different prices or at different times, Treasury Regulations provide guidance on how such stockholder may allocate its tax basis to shares of Superconductor Common Stock or Superconductor Series F Preferred received in the merger. Clearday stockholders that hold multiple blocks of Clearday Common Stock or Clearday Series A Preferred are urged to consult their tax advisors regarding the proper allocation under the Treasury Regulations of their basis among shares of Superconductor Common Stock or Superconductor Series F Preferred received;

●	the holding period of the Superconductor Common Stock or Superconductor Series F Preferred received by a Clearday stockholder in connection with the merger will include the respective holding period of the Clearday Common Stock or Clearday Series A Preferred surrendered in connection with the merger;

●	a Clearday stockholder who receives cash instead of a fractional share of Superconductor Common Stock or Superconductor Series F Preferred in the merger generally will recognize a capital gain or loss equal to the difference, if any, between such stockholder’s basis in the fractional share and the amount of cash received; and

●	for a United States holder of Clearday Warrants (that constitute nonstatutory stock options), Clearday Series A Preferred Stock, Clearday Care Preferred, Clearday OZ LP Interests or a Clearday restricted share award, the conversion of such instruments into the right to receive Superconductor Common Stock will have no federal income tax consequences to the holder. The Tax Opinion of Dykema does not address the tax issues addressed in this summary of certain tax consequences to United States holders of Clearday Warrants (that constitute nonstatutory stock options), Clearday Series A Preferred Stock, Clearday Care Preferred, Clearday OZ LP Interests or a Clearday restricted share award.

There will be no material U.S. federal income tax consequences of the merger for Superconductor stockholders whether or not the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or an “exchange” within the meaning of Section 351(a) of the Internal Revenue Code.

Treatment of Clearday Stockholders Who Exercise Appraisal Rights

The discussion above does not apply to Clearday stockholders who properly perfect appraisal rights with respect to such stockholder’s shares of Clearday Common Stock or Clearday Series A Preferred. Generally, a Clearday stockholder who perfects appraisal rights and receives cash in exchange for such stockholder’s Clearday Common Stock or Clearday Series A Preferred will recognize capital gain or loss measured by the difference between the amount of cash received and such stockholder’s adjusted tax basis in those shares. Such gain or loss will generally be long-term capital gain or loss, provided the shares of Clearday Common Stock or Clearday Series A Preferred were held for more than one year before the disposition of the shares. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Generally, non-corporate Clearday stockholders may be subject to information reporting and backup withholding (currently at a rate of 28%) with respect to cash received in lieu of a fractional share interest in Superconductor Common Stock or cash received for perfecting appraisal rights. However, backup withholding will not apply to a Clearday stockholder who furnishes a valid taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Clearday stockholder’s U.S. federal income tax liability, provided that the Clearday stockholder timely furnishes the required information to the IRS.

Certain Reporting Requirements

If you are a U.S. holder that receives Superconductor Common Stock or Superconductor Series F Preferred in the merger and are considered a “significant holder,” you will be required (1) to file a statement with your U.S. federal income tax return providing certain facts pertinent to the merger, including your tax basis in, and the fair market value of, the Clearday Common Stock or preferred stock that you surrendered, and (2) to retain permanent records of these facts relating to the merger. Generally, a U.S. holder is a “significant holder” if, immediately before the merger, it (a) owned at least 5% (by vote or value) of the outstanding stock of Clearday, or (b) owned Clearday securities with a tax basis of $1.0 million or more. U.S. holders should consult their tax advisors to determine whether they are significant holders required to comply with these rules.

THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH CLEARDAY STOCKHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH CLEARDAY STOCKHOLDER.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

OF THE SUPERCONDUCTOR REVERSE STOCK SPLIT AND TRUE UP SHARES

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed Superconductor Reverse Stock Split and issuance and distribution of True Up Shares to Superconductor and to U.S. Holders (as defined below) that hold Superconductor Common Stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the Internal Revenue Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date of this joint proxy and consent solicitation statement/prospectus. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Superconductor has not sought and will not seek any rulings from the IRS regarding the matters discussed below and there can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Superconductor Reverse Stock Split or issuance and distribution of True Up Shares.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Superconductor Common Stock that, for U.S. federal income tax purposes, is or is treated as (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity or arrangement treated as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code), or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a Superconductor stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to any stockholder that may be subject to special tax rules, including, without limitation: (1) stockholders subject to the alternative minimum tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) traders in securities that elect to use a mark-to- market method of accounting for their securities holdings; (7) U.S. stockholders whose “functional currency” is not the U.S. dollar; (8) persons holding common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (9) persons who acquire shares of common stock in connection with employment or other performance of services; (10) dealers and other stockholders that do not own their shares of common stock as capital assets; (11) U.S. expatriates, (12) foreign persons; (13) resident alien individuals; or (14) stockholders who directly or indirectly hold their stock in an entity that is treated as a partnership for U.S. federal tax purposes. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of the reverse stock split. There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the proposed Superconductor reverse stock split.

Each Superconductor stockholder should consult his, her or its own tax advisors concerning the particular U.S. federal tax consequences of the proposed Superconductor Reverse Stock Split and issuance and distribution of True Up Shares, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences should result from the proposed Superconductor reverse stock split:

Tax Consequences to Superconductor. The proposed Superconductor Reverse Stock Split is intended to be treated as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Internal Revenue Code. As a result, Superconductor should not recognize taxable income, gain or loss in connection with the proposed Superconductor Reverse Stock Split. Similarly, the proposed issuance and distribution of True Up Shares is not intended to be treated as a reduction of Superconductor’s earnings and profits under Section 312(d)(1)(B) of the Internal Revenue Code and no gain or loss should be recognized by Superconductor on the distribution of True Up Shares under Section 311(a) of the Internal Revenue Code.

Tax Consequences to U.S. Holders. A U.S. Holder generally should not recognize gain or loss in the proposed Superconductor Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of Superconductor Common Stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of Superconductor Common Stock received pursuant to the proposed Superconductor Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of Superconductor Common Stock exchanged therefor (reduced by the amount of such basis that is allocated to any fractional share of Superconductor Common Stock). The U.S. Holder’s holding period in the shares of Superconductor Common Stock received pursuant to the proposed Superconductor Reverse Stock Split should include the holding period in the shares of Superconductor Common Stock exchanged therefor. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in the recapitalization.

U.S. Holders of shares of Superconductor’s common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares A U.S. Holder that, pursuant to the proposed Superconductor Reverse Stock Split, receives cash in lieu of a fractional share of Superconductor Common Stock should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of Superconductor Common Stock surrendered that is allocated to such fractional share or a dividend in an amount equal to the cash received. If the cash received is treated as capital gain or loss, the gain or loss will be short term if the pre-Superconductor Reverse Stock Split shares were held for one year or less at the Effective Date of the Superconductor Reverse Stock Split and long term if held for more than one year.

A U.S. Holder of Superconductor Common Stock may be subject to information reporting and backup withholding on cash paid in lieu of a fractional share in connection with the proposed Superconductor Reverse Stock Split. A U.S. Holder of Superconductor Common Stock will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders of Superconductor Common Stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Although the authorities governing transactions such as the proposed distribution of True-Up Shares are complex, we believe the receipt of True Up Shares by a U.S. Holder of Superconductor Common Stock should not be treated as a taxable distribution with respect to existing shares of Superconductor Common Stock for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Internal Revenue Code, in general, the receipt by a stockholder of a right to acquire stock should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) of the Internal Revenue Code is subject to exceptions in Section 305(b) of the Internal Revenue Code, which include “disproportionate distributions.” A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. We believe the receipt of True Up Shares by a U.S. Holder of Superconductor Common Stock should not be treated as a disproportionate distribution.

Our position regarding the tax-free treatment of the distribution of True Up Shares is not binding on the IRS, or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the True Up Shares is a “disproportionate distribution” or otherwise, the fair market value of the True Up Shares would be taxable to holders of Superconductor Common Stock as a dividend to the extent of the holder’s pro rata share of Superconductor’s current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, it is anticipated that Superconductor will not have current and accumulated earnings and profits, to the effective time of the merger.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED SUPERCONDUCTOR REVERSE STOCK SPLIT AND ISSUANCE AND DISTRIBUTION OF TRUE UP SHARES AND IS NOT BINDING ON THE IRS OR THE COURTS. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO ALL OF THE POTENTIAL FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PROPOSED SUPERCONDUCTOR REVERSE STOCK SPLIT AND ISSUANCE AND DISTRIBUTION OF TRUE UP SHARES IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this joint proxy and consent solicitation statement/prospectus. The merger agreement has been attached to this joint proxy and consent solicitation statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Superconductor, Clearday or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

Explanatory Note Regarding the Merger Agreement

The merger agreement contains representations and warranties that Superconductor and Merger Sub, on the one hand, and Clearday, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and are intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement. While Superconductor and Clearday do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Superconductor or Clearday, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Superconductor, Merger Sub and Clearday and are modified by the disclosure schedules.

General

Under the merger agreement, at the effective time of the merger, Merger Sub will merge with and into Clearday, with Clearday surviving as a wholly owned subsidiary of Superconductor. Upon the consummation of the merger, Clearday will continue as the combined company and will be a wholly owned subsidiary of Superconductor. On the closing date of the merger, Superconductor will amend its certificate of incorporation, to change its name to Clearday, Inc., effect the Superconductor reverse stock split and increase the number of its authorized shares. After the merger, Clearday Care and Clearday OZ Fund will continue to be subsidiaries of Clearday. Shortly after the merger, Superconductor will transfer its business related to its Sapphire Cryocooler to Clearday and, accordingly, shortly after the merger, Superconductor will be the holding company and all of the combined company’s business activities will be conducted through Superconductor’s subsidiaries.

After completion of the merger, Superconductor will be renamed “Clearday, Inc.” and its common stock will continue to trade on the OTC Markets OTCQB. Superconductor will then assess its ability to list its common stock on Nasdaq or the NYSE American. There is no assurance that Superconductor will be able to satisfy the requirements of any such exchange.

Merger Consideration; Fractional Shares

At the effective time of the merger, each share of Clearday capital stock outstanding immediately prior to the effective time (excluding shares of Clearday’s capital stock held in the treasury of Clearday and each share of Clearday’s capital stock owned by Superconductor or by any direct or indirect wholly owned subsidiary of Clearday or Superconductor immediately prior to the effective time of the merger other than held by certain subsidiaries of Clearday as provided in the merger agreement) including shares of Clearday Common Stock issued upon conversion of the Clearday Series A Preferred stock, will be converted into and represent the right to receive such number of shares of Superconductor Common Stock equal to the exchange ratio or, with respect to shares of Clearday Series A Preferred, shares of Superconductor Series F Preferred.

If the merger is completed, each share of Clearday Common Stock (other than certain shares held by the parties to the merger, their affiliates and shares held by dissenting holders, as explained further below) will be converted into the right to receive shares of Superconductor Common Stock (and, if applicable, cash for fractional shares as described below), less any applicable withholding taxes, equal to the Exchange Ratio (as defined in the merger agreement), ratably adjusted to reflect any stock split, reverse stock split, consolidation or combination of the securities of Superconductor or Clearday after the date of the merger agreement and prior to the Effective Time (as defined in the merger agreement). Each share of Clearday Series A Preferred that is not converted into shares of Clearday Common Stock by Clearday will be exchanged for an equal number of shares of a new series of preferred stock issued by Superconductor, par value $0.001 per share that will be designated as Superconductor Series F Preferred, which will provide substantially similar terms as the Clearday Series A Preferred, except that such preferred stock will convert to that number of shares of Superconductor Common Stock after giving effect to the Exchange Ratio.

In addition, Superconductor will assume the Clearday Warrants, and will assume the obligation to issue Superconductor Common Stock in respect of the Clearday Care Preferred issued by Clearday Care; and Clearday OZ LP Interests issued by Clearday OZ Fund.

Under the terms of the merger agreement:

1.

The exchange ratio is determined by assuming that aggregate value of the combined company (Superconductor at the effective time of the merger) is equal to not less than $350 million and the minimum number of shares of Superconductor Common Stock at the effective time of the merger, determined on a fully diluted basis as defined in the merger agreement, is the “Minimum Post Merger Outstanding Shares”; (such values do not purport to be the fair market values of either Superconductor, Clearday or the combined company, and were used solely to determine the exchange ratio and are not a statement or prediction of fair market value or the share price of the combined company after the merger.)

2.	Prior to the closing of the merger, Superconductor will effect a reverse stock split in a ratio so that the Superconductor Common Stock price will be equal to $10.00 per share on the opening of market on the closing date of the merger;

For example, if the price per share of Superconductor Common Stock immediately prior to the closing date of the merger is $2.00 per share, then the reverse stock split would be 1:5 shares and assuming there were 2,750,000 shares of Superconductor Common Stock issued and outstanding (on a fully diluted basis), then there will be 550,000 shares of Superconductor Common Stock issued and outstanding (on a fully diluted basis) after the reverse stock split;

3.	The holders of Superconductor securities and the holders of Superconductor options, warrants and convertible or exchangeable securities will receive not less than the SCON Ratio (or a minimum number of 1,276,042 shares) of the aggregate number of shares of Superconductor Common Stock (determined on a fully diluted basis as defined in the merger agreement) at the effective time of the merger, which will be not less than the number of Minimum Post Merger Outstanding Shares;

4.	If after giving effect to the reverse stock split effected in connection with the merger (which is Proposal No. 2), the number of shares of Superconductor Common Stock (determined on a fully diluted basis as defined in the merger agreement) held by the holders of Superconductor securities and the holders of Superconductor options, warrants and convertible or exchangeable securities is less than SCON Ratio of the number of Minimum Post Merger Outstanding Shares, then at the effective time of the merger, Superconductor will issue (or True Up) shares of its common stock;

For example, if as noted above, there are 550,000 shares of Superconductor Common Stock outstanding, then 726,042 shares will be issued or reserved for issuance for the benefit of the holders of Superconductor securities and the holders of Superconductor options, warrants and convertible or exchangeable securities.

The number of shares of Superconductor Common Stock (determined on a fully diluted basis as defined in the merger agreement) will be equal to or more than 1,276,042 (the minimum number of shares to be held by the Superconductor stockholders, determined on a fully diluted basis as defined in the merger agreement) when the price per share of Superconductor Common Stock prior to the closing date of the merger is equal to $4.65.

5.	At the effective time of the merger, Superconductor will issue or reserve for issuance for the benefit of the holders of the Clearday securities and holders of Clearday options, warrants and convertibles or exchangeable securities (including the Clearday Care Preferred and the Clearday OZ LP Interests) a number of shares of Superconductor Common Stock equal to the greater of (x) 33,723,958 or (y) the amount equal to (1) the number of shares of Superconductor Common Stock issued and outstanding (determined on a fully diluted basis as defined in the merger agreement) divided by the SCON Ratio, (2) less the number of shares of Superconductor Common Stock then issued and outstanding (determined on a fully diluted basis as defined in the merger agreement).

The following table provides certain examples of the shares of Superconductor Common Stock that would be issued or reserved for issuance for the benefit of the holders of Superconductor securities and the holders of Superconductor options, warrants and convertible or exchangeable securities and the holders of the Clearday securities and holders of Clearday options, warrants and convertibles or exchangeable securities (including the Clearday Care Preferred and the Clearday OZ LP Interests) under the terms of the merger agreement:

Premerger $ / SCON Common Stock	SCON Shares Outstanding Pre Reverse Stock Split	*	SCON Shares Post Reverse Stock Split	Minimum Number of SCON Shares Allocated to Pre-Merger SCON Holders	True up shares	SCON Common Stock Allocated to Clearday	Total Shares Post Merger
$1.50	2,750,000		412,500	1,276,042	863,541.67	33,723,958	35,000,000
$1.75	2,750,000		481,250	1,276,042	794,791.67	33,723,958	35,000,000
$2.00	2,750,000		550,000	1,276,042	726,041.67	33,723,958	35,000,000
$4.65	2,750,000		1,278,750	1,278,750	-	33,795,536	35,000,000
$4.68	2,750,000		1,278,750	1,278,750	-	34,013,571	35,300,571
$5.00	2,750,000		1,375,000	1,375,000	-	36,339,286	37,714,286
$6.00	2,750,000		1,650,000	1,650,000	-	43,607,143	45,257,143
$7.00	2,750,000		1,650,000	1,650,000	-	50,875,000	52,800,000
$8.00	2,750,000		1,650,000	1,650,000	-	58,142,857	60,342,857
$9.00	2,750,000		1,650,000	1,650,000	-	65,410,714	67,885,714

*	Assumes 2,750,000 shares of Superconductor Common Stock outstanding. The shares of Superconductor Common Stock that are held by AIU will not be considered issued and outstanding for such purposes under the terms of the merger agreement.

Based on Superconductor’s closing stock price of $2.29 on June 11, 2021, the most recent practicable date for which such information was available prior to the date of this joint proxy and consent solicitation statement/prospectus, the estimated merger consideration would represent an aggregate amount of approximately 33,723,958 shares of Superconductor Common Stock to be (1) issued to holders of Clearday Common Stock, including shares of Clearday Series A Preferred stock that are converted into Clearday Common Stock and (2) reserved for issuance upon exercise or conversion of Clearday Warrants, Clearday Series A Preferred Stock (that are not so converted and exchanged for shares of Superconductor Series F Preferred at the effective time of the merger), Clearday Care Preferred and Clearday OZ LP Interests. The result of the merger will be that Superconductor stockholders will, immediately after the merger, hold approximately 3.6% of the Superconductor Common Stock, determined on a fully diluted basis as defined in the merger agreement and subject to future dilution based on the potential exchange of Clearday Care Preferred and Clearday OZ LP Interests into Superconductor Common Stock. The value of the stock issued or reserved for issuance as part of the merger consideration will fluctuate with the market value of Superconductor Common Stock until the merger is completed. As a result, the value of the merger consideration, or the securities issued by Superconductor, could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy and consent solicitation statement/prospectus or at the time of the special meeting of the Superconductor stockholders. The securities of Clearday and its subsidiaries are not traded on any public exchange or market. Superconductor urges you to obtain current market quotations for the shares of Superconductor Common Stock.

No certificates representing fractional shares of Superconductor Common Stock shall be issued upon the surrender for exchange of Clearday certificates for its securities or book entry position, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Superconductor.

Each holder of shares of Clearday Common Stock converted pursuant to the merger, including shares of Clearday Common Stock that are issued upon the conversion of shares of Clearday Series A Preferred on the closing date of the merger, who would otherwise have been entitled to receive a fraction of a share of Superconductor Common Stock (after taking into account all Clearday share certificates and book entry positions delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Superconductor Common Stock delivered to the Exchange Agent by Superconductor for issuance to holders of Clearday certificates for its securities or book entry positions over (ii) the aggregate number of full shares of Superconductor Common Stock to be distributed to holders of Clearday certificates for its securities or book entry positions (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Clearday certificates for its securities or book entry positions, shall sell the Excess Shares at then prevailing prices on the applicable trading market, all in the manner provided in the merger agreement.

The merger agreement provides that, at or prior to the Effective Time, Superconductor will issue and cause to be deposited with a bank, trust company or stock transfer agent reasonably satisfactory to Clearday to act as Exchange Agent for the payment and delivery of the merger consideration for Clearday Certificates and any amounts payable on account of fractional shares as described below. The Exchange Fund shall be deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares.

The sale of the Excess Shares by the Exchange Agent shall be executed on the applicable trading market of the Superconductor Common Stock and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Clearday certificates for its securities or book entry positions, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Clearday certificates for its securities or book entry positions shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Clearday certificates for its securities or book entry positions shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Clearday certificates for its securities or book entry positions is entitled (after taking into account all Clearday certificates for its securities or book entry positions then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Clearday certificates for its securities or book entry positions are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Clearday certificates for its securities or book entry positions with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with Section 2.9 of the merger agreement.

Each share of Clearday Series A Preferred that is not converted into shares of Clearday Common Stock by Clearday will be exchanged for an equal number of shares of a new series of preferred stock issued by Superconductor, par value $0.001 per share that will be designated as Superconductor Series F Preferred, which will provide substantially similar terms as the Clearday Series A Preferred, except that such preferred stock will convert to that number of shares of Superconductor Common Stock after giving effect to the Exchange Ratio.

The merger agreement provides that, as soon as reasonably practicable after the Effective Time, Superconductor shall cause the Exchange Agent to mail to the record holders of Clearday Common Stock and Clearday Series A Preferred entitled to receive the merger consideration: (i) a letter of transmittal which shall specify that delivery shall be affected and risk of loss and title to the Clearday Share Certificates shall pass only upon delivery of the certificates representing such shares or assignment of book entry position representing such shares (such certificates or such positions, being referred to as “Clearday Share Certificates”) to the Exchange Agent and shall be in such form and have such other provisions as Superconductor may reasonably specify; and (ii) instructions for use in effecting the surrender of the Clearday Share Certificates (or documents to effect a book entry transfer) in exchange for the merger consideration together with any amounts payable in respect of dividends or distributions on shares of Superconductor Common Stock.

Upon surrender of a Clearday Share Certificate for cancellation to the Exchange Agent (or documents to effect a book entry transfer), together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or Superconductor:

●	the holder of such Clearday Share Certificate shall be entitled to receive in exchange therefor a certificate (or, if applicable, a book entry position) representing that number of whole shares of Superconductor Common Stock or Superconductor Series F Preferred that such holder is entitled to receive pursuant to the merger agreement, after giving effect to the treatment of fractional shares as provided in the merger agreement; the cash amount, if any, payable to the holder in lieu of fractional shares pursuant to the merger agreement; and, if applicable, any amounts that such holder has the right to receive in respect of dividends or distributions on shares of Superconductor Common Stock; and

●	the Clearday Share Certificate so surrendered shall forthwith be canceled.

Until surrendered as contemplated by the merger agreement, each such Clearday Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the merger consideration and the cash amount, if any, payable to the holder thereof in lieu of fractional shares pursuant to the merger agreement.

In the event of a transfer of ownership of Clearday Common Stock, Clearday Series A Preferred, or Clearday Series A Preferred that is not registered in the transfer records of Clearday, the merger consideration shall be paid to a transferee if:

●	the Clearday Share Certificate evidencing such shares of Clearday capital stock is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer; and

●	such transferee shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Clearday Share Certificate or establish to the satisfaction of the Exchange Agent and the surviving company that such tax has been paid or is not applicable.

No dividends or other distributions with respect to Superconductor capital stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Clearday Share Certificate with respect to the shares of Superconductor capital stock issuable hereunder and all such dividends and other distributions shall be paid by Superconductor to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Clearday Share Certificate in accordance with the merger agreement.

Following surrender of any such Clearday Share Certificate there shall be paid to the holder of the certificate in addition to the other amounts payable hereunder (x) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Superconductor capital stock to which such holder is entitled pursuant to the merger agreement and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Superconductor Common Stock.

From and after the effective time of the merger, holders of certificates of Clearday Common Stock and Clearday Series A Preferred Stock will cease to have any rights as stockholders of Clearday, however, the rights and ownership of Clearday Care Preferred and the Clearday OZ LP Interests will not be changed or affected as a result of the merger other than the shares of common stock that will be issued upon exchange of such securities will be Superconductor Common Stock and not the Clearday Common Stock.

If any certificates representing Clearday Common Stock have been lost, stolen or destroyed, the Exchange Agent will require the owner of such lost, stolen or destroyed certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Superconductor or the surviving company with respect to such certificate. Such bond will require the payment by the holder of such lost, stolen or destroyed certificate to pay a fee based on the customary procedures.

Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former holders of Clearday Common Stock, or Clearday Series A Preferred, on the first anniversary of the Effective Time shall be delivered to Merger Sub and, any former holders of Clearday Common Stock, or Clearday Series A Preferred Stock, who have not theretofore received the merger consideration and cash in lieu of fractional shares, if any, to which they are entitled under the merger agreement, shall thereafter look only to Superconductor for issuance and/or payment thereof.

None of the parties to the merger agreement shall be liable to any holder of any shares of Clearday capital stock for any part of the merger consideration that, in any case, is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any federal, state or local government or any court, regulatory or administrative agency or commission, governmental arbitrator or other governmental authority or instrumentality, domestic or foreign, shall, to the extent permitted by applicable Law, become the property of Clearday, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Clearday, Superconductor and Exchange Agent shall be entitled to deduct and withhold from the merger consideration otherwise payable to any holder of any shares of Clearday capital stock such amount as such person or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid over to the applicable governmental entity, such deducted or withheld amounts shall be treated for all purposes of the merger agreement as having been paid to the former holder of Clearday Common Stock, or Clearday Series A Preferred in respect of which such deduction and withholding was made.

Treatment of Equity Awards

For a detailed discussion on the treatment of any outstanding equity awards of Superconductor or Clearday, see “The Merger—Merger Consideration—Treatment of Superconductor Stock Options and Other Equity Incentive Awards”.

Directors and Executive Officers of the Combined Company Following the Merger

Pursuant to the merger agreement, each of the current directors and officers of Superconductor who will not continue as directors or officers of Superconductor or the combined company following the consummation of the merger shall resign as of the closing of the merger. In connection with the merger, the combined company’s board of directors will consist of a total of seven directors, one being Jeffrey Quiram and six designated by Clearday. It is anticipated that the officers of the combined company effective at the closing of the merger will be the officers of Clearday.

As a result of the resignations and appointments respect to the directors, it is anticipated that the board of directors of the combined company at the effective time will be as follows:

Class	Director	Term
Class 1	Jeffrey A. Quiram and Jeffrey W. Coleman	Term expires at the 2021 annual meeting of stockholders of the combined company

Class 2	BJ Parrish and Alan Channing	Term expires at the 2022 annual meeting of stockholders of the combined company

Class 3	James T. Walesa, Elizabeth M. Caveness and Robert J. Watson, Jr.	Term expires at the 2023 annual meeting of stockholders of the combined company

Conditions to the Completion of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing date of the merger, of various conditions, which include the following:

●	Mutual Conditions.

○	The stockholders of Superconductor and of Clearday have approved the merger agreement and the transactions contemplated by the merger agreement, including the merger and the reverse stock split;

○	No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions or agreements contemplated by the merger agreement shall be in effect;

○	This registration statement that includes this joint proxy and consent solicitation statement/prospectus shall have become and thereafter shall have remained effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

○	The Officer Agreements shall remain in full force and effect with each of the Listed Employees.

●	Conditions to the obligations of Superconductor and Merger Sub include the following:

○	The representations and warranties of Clearday shall be true and correct in all material respects as of the closing of the merger as if made anew as of such time (except to the extent any such representation or warranty expressly relates to an earlier date or time (in which case as of such earlier date or time)), subject to materiality provisions applicable to such representations and warranties set forth in the merger agreement;

○	Clearday shall have performed in all material respects all covenants and agreements required to be performed by Clearday under the merger agreement at or prior to the Effective Time;

○	Since December 31, 2020, except for disclosures made by Clearday, there has not been a material adverse effect (as defined in the merger agreement) with respect to Clearday;

○	All consents, approvals and authorizations legally required to be obtained to consummate the merger shall have been obtained from and made with all governmental entities and all consents for all material agreements, contracts, licenses, leases or other instruments of Clearday which is required as a result of the transactions contemplated by the merger agreement or the merger shall have been obtained; and

○	Clearday shall provide a certificate under the Foreign Investment in Real Property Tax Act of 1980 that evidences that withholding of the merger consideration under such act is not applicable.

●	Conditions to the obligations of Clearday include the following:

○	The representations and warranties of Superconductor shall be true and correct in all material respects as of the closing of the merger as if made anew as of such time (except to the extent any such representation or warranty expressly relates to an earlier date or time (in which case as of such earlier date or time)), subject to materiality provisions applicable to such representations and warranties set forth in the merger agreement;

○	Superconductor shall have performed in all material respects all covenants and agreements required to be performed by Superconductor under the merger agreement at or prior to the Effective Time;

○	Since December 31, 2020, except for disclosures made by Superconductor, there has not been a material adverse effect (as defined in the merger agreement) with respect to Superconductor;

○	All consents, approvals and authorizations legally required to be obtained to consummate the merger shall have been obtained from and made with all governmental entities and all consents for all material agreements, contracts, licenses, leases or other instruments of Superconductor which is required as a result of the transactions contemplated by the merger agreement or the merger shall have been obtained;

○

The stockholders of Clearday or Superconductor shall not have perfected their appraisal rights that, in the aggregate, represent an estimated cash payment of $1,000,000 or more or such other amount as determined by Parent and Clearday;

○	The net working capital of Superconductor as computed in accordance with the terms of the merger agreement which does not include the PPP Loans of Superconductor as liabilities, as of the day prior to Closing Date, and estimated by Clearday in its reasonable discretion, shall be not less than negative $250,000, counting proceeds of Paycheck Protection Program and similar COVID related government programs as current assets, but not counting the debt from such programs as current liabilities for this purpose; and

○	The directors of Superconductor shall have resigned, other than Jeffrey Quiram.

The closing conditions of a party may be waived by such party in its sole discretion.

Representations and Warranties

The merger agreement contains customary representations and warranties of Superconductor and Clearday for a transaction of this type relating to, among other things:

●	corporate organization and power, and similar corporate matters;

●	capital structure;

●	authority to enter into the merger agreement and the related agreements and consummate the transactions contemplated by the merger agreement;

●	except as otherwise specifically identified in the merger agreement, that the consummation of the merger and the transactions related to the merger agreement would not contravene organizational documents, applicable laws or require the consent of any third party;

●	the inapplicability of Section 203 of the DGCL;

●	financial statements and with respect to such person, when delivered to the other party, including the audited financial statements for the years ended 2018 and 2019, including that such financial statements comply with the requirements of the Securities Act;

●	absence of certain changes or events, including specified transactions and any material adverse effect (as defined in the merger agreement);

●	undisclosed material liabilities;

●	defaults with any applicable charter document, agreement or applicable law;

●	compliance with legal requirements;

●	legal proceedings and orders;

●	tax matters;

●	obligations under benefit plans;

●	labor matters

●	environmental matters;

●	identification and condition of properties;

●	insurance;

●	any brokerage or finder’s fee or other fee or commission in connection with the merger;

●	material contracts;

●	information supplied for the preparation of this joint proxy and consent solicitation statement/prospectus;

●	that such party is not an investment company subject to registration under the Investment Company Act of 1940, as amended;

●	with respect to Clearday, compliance with applicable health care regulations; and

●	identification of affiliate transactions.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Superconductor and Clearday to complete the merger.

No Solicitation

Each of Superconductor and Clearday agreed that during the period commencing on the date of the merger agreement and ending on the earlier of the consummation of the merger or the termination of the merger agreement, except as described below, neither Superconductor and Clearday nor any of their respective subsidiaries will authorize any of the directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors or representatives to, directly or indirectly:

●	initiate, solicit, knowingly encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or offer or other action, including any proposal or offer to its stockholders that constitutes, or may reasonably be expected to lead to, any Competing Transaction;

●	engage in, continue or otherwise participate in any discussions or negotiations with any person regarding, or furnish in furtherance of such inquiries or to obtain a Competing Transaction; or

●	otherwise enter into or effectuate a Competing Transaction.

●	Additionally, each party agreed to take certain actions to terminate any discussions or negotiations with respect to any Competing Transaction. The merger agreement defines a “Competing Transaction” as any of the following (other than the transactions expressly provided for in the merger agreement): any merger, consolidation, share exchange, business combination or similar transaction involving the applicable party or its subsidiaries;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 45% or more of the cost basis of the assets (including by means of an issuance, sale or other disposition of voting securities) of the applicable party or its subsidiaries, taken as a whole, or of 45% or more of any class of voting securities of the applicable party or its subsidiaries (as a whole), in a single transaction or series of related transactions, excluding any bona fide financing transactions that do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or

●	any tender offer or exchange offer for 45% or more of any class of voting securities of the applicable party or its subsidiaries (as a whole).

The merger agreement requires each party to provide a notice to the other of any receipt of an offer that would be a Competing Transaction, including the relevant details of such offer. A party may consider a proposal for a Competing Transaction if the board of directors of such person determines in good faith, following consultation with its legal and (if a financial advisor has been retained) financial advisors, that such proposal for a Competing Transaction is or is reasonably likely to lead to an offer that is more favorable, from a financial point of view, to the holders of the capital stock of such person (a “Superior Competing Transaction”). Additionally, a party may provide information and negotiate a Superior Competing Transaction if such action is taken in good faith and in the proper discretion of the board of directors.

Termination Rights

The merger agreement will terminate if the merger is not consummated by October 31, 2021. The merger agreement also contains customary termination rights by the parties to the merger agreement. The merger agreement may also be terminated by the parties for accepting certain a Superior Competing Offer or changing their board recommendations.

If Superconductor terminates the merger agreement because (1) it has delivered a Superior Notice (as defined in the merger agreement), (2) the Superconductor Board changes its recommendation of the merger to its stockholders or (3) Superconductor knowingly and materially breaches its obligation to call or hold the Superconductor special meeting or to cause this joint proxy and consent solicitation statement/prospectus to be mailed to its stockholders in advance of the Superconductor special meeting, then Superconductor will pay to Clearday a break-up fee that is equal to the Operating Payments that are described under “—Covenants; Conduct of Business Pending the Merger” that have been made by Clearday. Superconductor also agreed that if the merger agreement is terminated due to a failure to obtain approval from Superconductor’s stockholders and, after the date of the merger agreement and prior to such termination, Superconductor were to consummate certain competing transactions within a 12 month period, then Superconductor would also pay Clearday such break-up fee.

If Clearday terminates the merger agreement because its board changes its recommendation of the merger to its stockholders or it knowingly and materially breaches its obligation to seek its stockholders’ consent to adopt the merger agreement, the merger and the other transactions and actions contemplated by the merger agreement or to cause this joint proxy and consent solicitation statement/prospectus to be mailed to its stockholders in advance of the Clearday Stockholder Action (as defined in the merger agreement), then Clearday will pay to Superconductor a break-up fee equal to $800,000 less the amount of the Operating Payments (as defined below) that have been paid. If Clearday terminates the merger agreement because it failed to obtain the required stockholder approval, then Clearday will pay to Superconductor a break-up fee equal to $300,000 less the amount of the Operating Payments that have been paid.

Effect of Termination

In the event of termination of the merger agreement by either Clearday or Superconductor, then the merger agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Clearday, on the one hand, or Superconductor or Merger Sub, on the other hand, other than for the obligations that specifically survive such termination, including the confidentiality provisions (including the mutual nondisclosure agreement between Superconductor and Clearday) and the payment of breakup fees by Superconductor, to the extent applicable on the date of such termination; provided that nothing in the merger agreement shall relieve any person of liability for fraud or a material breach or Superconductor’s failure to pay the merger consideration upon the satisfaction or waiver of the conditions to closing of the merger.

Covenants; Conduct of Business Pending the Merger

During the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger, the parties agreed to restrict their business activities. Such limitations include restricting dividends, amendment of charter documents, repurchase or redemption of securities, change in accounting practices, incurrence of indebtedness, and entry into additional material contracts, provided, that Clearday may take any such action to fund its expansion and development of its businesses or in connection with its non-core asset sales.

Additionally, until the earlier to occur of the Effective Time or the termination of the merger agreement in accordance with its terms, Clearday will pay to Superconductor to its fund operating costs and expenses, $120,000 (each payment, an “Operating Payment”) per month, payment being due on the first business day of each calendar month commencing July 2021, and paid on or prior to the tenth day of each such month; provided, that the amount of an Operating Payment shall be deferred (and Clearday will not have a monthly payment obligation) to the extent that Parent has not exhausted the proceeds it received (or in the future may receive) on account of loans under the Paycheck Protection Program (the “PPP Loans”) administered by the United States Small Business Administration (“SBA”) established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act or amounts under the Employee Retention Credit under the CARES Act. Parent agrees to promptly apply for such funds and that the aggregate amount of the Operating Payments shall not be more than $600,000. For avoidance of doubt, PPP Loan proceeds are not Operating Payments.

Clearday Subsidiary Securities

At the closing of the merger, Superconductor will agree to issue its shares of common stock upon the exchange of the shares of Clearday Care Preferred and the Clearday OZ LP Interests in accordance with the terms of such securities, which are described under “Description of Capital Stock of Clearday”.

Closing and Effectiveness of the Merger

Unless another time, date or place is agreed by Superconductor and Clearday, consistent with the DGCL, the closing of the merger will occur at 10:00 a.m. (Eastern time) on the date specified by Superconductor and Clearday, but in any event no later than the third business day after the date the closing conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions. The merger will become effective at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (or at such later date and time as may be specified in the Certificate of Merger).

Stockholder Meeting and Board Recommendation

The merger agreement provides that each of Superconductor and Clearday will (1) as soon as reasonably practicable following the effectiveness of the registration statement of which this joint proxy and consent solicitation statement/prospectus forms a part, give notice of, convene and hold a meeting of its stockholders for the purpose of voting on the merger and the transactions contemplated by the merger agreement, (2) submit the proposals described in this joint proxy and consent solicitation statement/prospectus to its stockholders at such meeting; (3) not submit any other proposal in connection with such meeting (other than the Merger-Related Compensation Proposal and the Adjournment Proposal) without the prior written consent of the other party, and (4) will not change the record date for such meeting without the prior written consent of other party. Each of Superconductor and Clearday will not adjourn or otherwise postpone or delay such stockholder meeting without the prior written consent of the other party other than for certain conditions set forth in the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that:

●	Each director or officer, general partner or member of a party or any subsidiary of Superconductor or Clearday (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is fully indemnified by Superconductor and Clearday with respect to any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation that is based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, general partner or member of a party or any subsidiary of any party, or is or was serving at the request of a party or any subsidiary of any party in any such capacity of another corporation, partnership, joint venture, trust or other enterprise, in each case, at or prior to the Effective Time; or (ii) the negotiation, execution or performance of the merger agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, from and after the Effective Time, to the fullest extent not prohibited by applicable law.

●	Each of Superconductor and Clearday agrees that all rights to indemnification and contribution existing in favor of, and all exculpations and limitations of the personal liability of, the Indemnified Parties provided for in the applicable charter or bylaws of a party, as well as all existing indemnification agreements by either party to the merger and an Indemnified Party with respect to matters occurring at or prior to the Effective Time, including the merger, shall continue in full force and effect in accordance with their terms.

●	For a period of six years from the Effective Time, Superconductor shall and shall cause the surviving company to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the charter documents of Superconductor and Clearday as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

●	That Superconductor shall purchase “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by the merger agreement), subject to certain limitations regarding the premium expense.

Expenses

Except as otherwise agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such cost or expense; provided, that Clearday has agreed to pay the Operating Payments that are described above under “—Covenants; Conduct of Business Pending the Merger”.

Such amounts are not counted against the consideration to the Superconductor stockholders in the merger, nor do they count against any other amounts Clearday may otherwise be required to pay to Superconductor under the merger agreement.

Amendment and Waiver

The merger agreement may be amended by the parties in writing by action of their respective board of directors, or other comparable bodies, at any time before or after the Clearday consent or the Superconductor stockholder approval are obtained and prior to the Effective Time; provided, however, that, after the Clearday stockholder approval is obtained, no such amendment, modification or supplement shall be made that would require the approval of the Clearday stockholders without obtaining such approval.

At any time prior to the Effective Time, each of Clearday, on the one hand, and Superconductor, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or (c) waive compliance with any of the covenants, agreements or conditions of the other party contained in the merger agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of those rights.

Third-Party Beneficiaries

Except for the rights of other persons that are expressly provided in the merger agreement with respect to the indemnification obligations, the rights and benefits of the merger agreement are not for the benefit of any person that is not a party to the merger agreement.

Governing Law; Jurisdiction; Waiver of Jury Trial

Governing Law; Jurisdiction

The merger agreement and all litigations, suits, actions or similar proceedings (whether based on contract, tort or otherwise) arising out of or relating to the merger agreement or the actions of Superconductor or Clearday are governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of the State of Delaware and the venue is exclusive in the state courts in Delaware.

Waiver of Jury Trial

Each of the parties to the merger agreement has agreed to irrevocably and unconditionally waive all right to trial by jury in any litigation, suit, action or similar proceedings arising out of or relating to, directly or indirectly, the merger agreement, whether based on contract, tort or otherwise, or the transactions contemplated by the merger agreement.

Specific Performance

The parties to the merger agreement have agreed that if any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to specific performance of the terms of the merger agreement, in each case in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or Federal Court of the United States of America sitting in Delaware, without necessity of posting bond or other security (any requirements therefor being expressly waived).

Agreements Related to the Merger

Voting Agreements of Certain Clearday Stockholders

In order to induce Superconductor to enter into the merger agreement, certain Clearday securityholders agreed to provide their written consent in lieu of a stockholders meeting, pursuant to which, among other things, they agreed to vote all of their shares of Clearday capital stock: in favor of the adoption of the merger agreement; against any action or agreement that, to the knowledge of such securityholder, would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Clearday or any of its subsidiaries or affiliates under the merger agreement or that would reasonably be expected to result in any of the conditions to Clearday’s or any of its subsidiaries’ or affiliates’ obligations under the merger agreement not being fulfilled; and against any Competing Transaction, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the merger and all other transactions contemplated by the merger agreement. Such securityholders also agreed not to take any actions inconsistent with the foregoing obligations.

COMPARISON OF STOCKHOLDER RIGHTS

Both Superconductor and Clearday are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the merger is completed, Clearday stockholders will become Superconductor stockholders, and their rights will be governed by the DGCL, the Superconductor Bylaws and the Superconductor Certificate of Incorporation, as amended. The amendments to the Superconductor Certificate of Incorporation are attached to the merger agreement contained in Annex A of this joint proxy solicitation statement/prospectus.

The tables below summarize the material differences between the current rights of the Clearday stockholders under Clearday’s certificate of incorporation and bylaws, and the rights of the Superconductor stockholders, post-merger, under the Superconductor Certificate of Incorporation and Superconductor Bylaws, each as amended, and as in effect immediately following the merger. The tables do not describe the Clearday Series A Preferred and the Superconductor Series F Preferred (post-merger) as such securities will have substantially the same terms. The terms of the Clearday Series A Preferred are summarized under “Description of Capital Stock of Clearday”.

While Superconductor and Clearday believe that the summary tables cover the material differences between the rights of their respective stockholders prior to the merger and the rights of Superconductor stockholders following the merger, these summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of the Superconductor stockholders and the Clearday stockholders and are qualified in their entirety by reference to the DGCL and the various documents of Superconductor and Clearday that are referred to in the summaries. You should carefully read this entire joint proxy and consent solicitation statement/prospectus and the other documents referred to in this joint proxy and consent solicitation statement/prospectus for a more complete understanding of the differences between being a stockholder of Superconductor or Clearday before the merger and being a Superconductor stockholder after the merger. Superconductor has filed copies of the Superconductor Certificate of Incorporation and Superconductor Bylaws with the SEC and will send copies of the documents referred to in this joint proxy statement and consent solicitation/prospectus to you upon your request. Clearday will also send copies of its documents referred to in this joint proxy and consent solicitation statement/prospectus to you upon your request. See “Where You Can Find More Information” for instructions on how to request copies of any documents referred to in this joint proxy and consent solicitation statement/prospectus.

Provision	Clearday (Pre-merger)	Superconductor (Post-merger)

Authorized Capital Stock; Blank Check Preferred Stock:

Similar provisions.

Authorized capital stock: 130,000,000 shares.

Common Stock: 100,000,000.

Preferred Stock: 30,000,000, including 15,000,000 for the Series A Preferred Stock and 7,000 shares of the Series B preferred stock, par value $0.01 per share.

The Clearday board of directors have similar rights to authorize and issue additional series of preferred stock.

Subject to the increase of the number of shares of capital stock authorized by Proposal No. 3, there will be 90,000,000 shares of capital stock authorized, consisting of 80,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Superconductor may from time to time in accordance with DGCL increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

Subject to certain limitations, the Superconductor Board is authorized to determine or alter the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Superconductor Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation of any series, and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Provision	Clearday (Pre-merger)	Superconductor (Post-merger)

Number of Directors, Classified Board of Directors:

The Clearday bylaws provide the Clearday board of directors shall consist of not less than one (1) director or such other number of directors as may be fixed from time to time by resolution of the board of directors.

Any director may resign at any time upon written notice to the Clearday. Directors need not be stockholders.

There is no classified board of directors.

Vacancies of the Clearday board of directors may be filled by the vote of the majority of the remaining directors, although less than a quorum.

The Superconductor Bylaws currently provide that the

●     board of directors shall consist of four (4) members. Such set number of directors may be changed from time to time by resolution of the board of directors, except as otherwise provided by law or the Certificate of Incorporation.

●     Any director may resign at any time upon written notice to the Corporation. Directors need not be stockholders.

●     Directors are divided into three classes, as nearly equal in numbers as the then total number of directors constituting the entire Superconductor Board permits with the term of office of one class expiring each year.

●     Directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast, unless otherwise expressly required by applicable law or the Certificate of Incorporation.

Vacancies of the Superconductor Board may be filled by the vote of the majority of the remaining directors, although less than a quorum.

Stockholder Nominations and Proposals:	The Clearday bylaws have a similar provision.

The Superconductor Bylaws provide that in order for a stockholder to make a director nomination or propose business at an annual meeting of stockholders, the stockholder must give timely written notice to the secretary of Superconductor, which must be received not more than 100 calendar days before and not less than 90 calendar days before the one year anniversary of the date of the previous year’s annual meeting (with certain adjustments if no annual meeting was held the previous year or the date of the annual meeting is changed by more than 30 days from the first anniversary of the preceding year’s annual meeting).

Provision	Clearday (Pre-merger)	Superconductor (Post-merger)

Removal of Directors:

The bylaws of Clearday provide that, except as otherwise provided in the certificate of incorporation or the DGCL, any director may be removed from office, with or without cause, at any time by the holders of a majority of the shares then entitled to vote at any election of directors, at any annual or special meeting of the stockholders.

Under the Superconductor Bylaws, unless otherwise restricted by statute, by the certificate of incorporation or by the bylaws or any certificate of designation providing different rights to the holders of such preferred stock, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office

Special Meetings of Stockholders:	The Clearday bylaws provide that except as otherwise required by law, special meetings of the board of directors may be called by (a) the Chairman of the board of directors, if any, (b) the Chief Executive Officer, (c) any two (2) directors or (d) a committee of the board of directors that has been duly designated by the board of directors and whose powers and authorities include the power to call such special meeting. Stockholders are not permitted to call a special meeting or to require the board of directors, any duly appointed committee thereof or the Chief Executive Officer to call a special meeting.

The Superconductor Bylaws provide that a special meeting of the stockholder may be called at any time by the board of directors, the chairman of the board, the president, the chief executive officer or one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent of the votes at that meeting (the “10% Stockholders”); provided that, notwithstanding the above and any provision contained in these bylaws to the contrary, effective upon such time as (i) shares of capital stock of the corporation are designated as qualified for trading as National Market System securities on the National Association of Securities Dealers, Inc. Automated Quotation System (or any successor national market system), and (ii) the corporation has at least 800 holders of shares of its capital stock, the 10% Stockholders shall no longer be entitled to call such meeting.

Cumulative Voting:	There is no cumulative voting under the Clearday certificate of incorporation or bylaws.	There is no cumulative voting under the Superconductor Certificate of Incorporation or Bylaws.

Voting Stock:	The Clearday certificate of incorporation provides that the holders of Clearday Common Stock and the holders of the Clearday Series A Preferred are entitled to vote on all matters on which stockholders generally are entitled to vote and the holders of the Clearday Series A Preferred are entitled to a class vote with respect the amendment of the certificate of designation or similar customary matters.

The Superconductor Certificate of Incorporation provides that each holder of Superconductor Common Stock is entitled to one vote for each share of Superconductor Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

Provision	Clearday (Pre-merger)	Superconductor (Post-merger)

Stockholder Action by Written Consent:	The Clearday bylaws have a similar provision permitting action by written consent in lieu of a meeting.	The Superconductor Bylaws provide that any action required to be taken at any annual or special meeting of stockholders of Superconductor, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted

Notice of Stockholder Meeting:	The Clearday bylaws have a similar provision.

Under the Superconductor Bylaws, all notices of meetings with stockholders shall be in writing and shall be sent or otherwise given in accordance with the notice provisions of the bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Provision	Clearday (Pre-merger)	Superconductor (Post-merger)

Actions to be considered at a stockholder meeting.

The Clearday bylaws provide that for business to be properly brought before an annual meeting by a stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the Corporation’s principal place of business and such business must be a proper subject for stockholder action under DGCL. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the stockholder, to be timely, must be delivered to or mailed and received at the principal executive offices of the Corporation no later than the close of business on the tenth (10th) day following the earlier of (i) the date on which notice of the date of the meeting was mailed and (ii) the date on which public disclosure of the meeting date was made. A stockholder’s notice to the Secretary with respect to business to be brought at an annual meeting shall set forth (A) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting, (B) with respect to each such stockholder, that stockholder’s name and address (as they appear on the records of the Corporation), business address and telephone number, residence address and telephone number, and the number of shares of each class of capital stock of the Corporation beneficially owned by that stockholder, (C) any material interest of the stockholder in the proposed business, (D) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and (E) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Notwithstanding, the chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed in the Clearday bylaws and if the chairman should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted, except that no provision of the Clearday bylaws shall relieve a stockholder who proposes to conduct business at an annual meeting from complying with all applicable requirements, if any, of the Exchange Act and the rules and regulations thereunder.

The Superconductor Bylaws provide that to be properly brought before an annual meeting or special meeting, nominations for the election of director or other business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (b) otherwise properly brought before the meeting by or at the direction of the board of directors, or (c) otherwise properly brought before the meeting by a stockholder. For such nominations or other business to be considered properly brought before the meeting by a stockholder, such stockholder must have given timely notice and in proper form of his intent to bring such business before such meeting. To be timely, such stockholder’s notice must be delivered to or mailed and received by the secretary of the corporation not less than 90 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper form, a stockholder’s notice to the secretary shall set forth: (i) the name and address of the stockholder who intends to make the nominations, propose the business, and, as the case may be, the name and address of the person or persons to be nominated or the nature of the business to be proposed; (ii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or introduce the business specified in the notice; (iii) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding such nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the board of directors; and (v) if applicable, the consent of each nominee to serve as director of the corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure.

Provision	Clearday (Pre-merger)	Superconductor (Post-merger)

Conversion Rights and Protective Provision:	The Clearday certificate of incorporation and Clearday bylaws do not provide the holders of Clearday’s capital stock with any preemptive, conversion or other protective rights other than as expressly provided in the certificate of designation of the Clearday Series A Preferred which may be converted at the option of the holder into shares of common stock at a ratio of 1:1, subject to adjustment for fundamental transactions.	The Superconductor Certificate of Incorporation and Superconductor Bylaws do not provide the holders of Superconductor’s capital stock with any preemptive, conversion or other protective rights other than as expressly provided in the certificate of designation of the Series A Convertible Preferred which provides that such securities may be converted at the option of the holder at a ratio, which is subject to adjustment for fundamental transactions, equal to $16.275 / $1.6275.

Right of First Refusal; Right of Co-Sale; Drag-Along Rights; Right of First Offer:	None under the charter documents.	None under the charter documents.

Forum Selection:	None.	None.

Exculpation:	The Clearday certificate of incorporation provides that a director of Clearday will not be personally liable to Clearday for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Clearday or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) or any transaction from which the director derived an improper personal benefit.	The Superconductor Certificate of Incorporation provides that a director of Superconductor will not be personally liable to Superconductor for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Superconductor or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) or any transaction from which the director derived an improper personal benefit.

Provision	Clearday (Pre-merger)	Superconductor (Post-merger)

Indemnification and Advancement of Expenses:	The Clearday bylaws provide a similar provision.

The Superconductor Bylaws provide that each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of Superconductor, or is or was serving (during his or her tenure as director and/or officer) at the request of Superconductor as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by Superconductor to the fullest extent authorized by the DGCL (or other applicable law), as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits Superconductor to provide broader indemnification than such law permitted Superconductor to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding.

Such director or officer shall have the right to be paid by Superconductor for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the DGCL (or other applicable law) requires, the payment of such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by Superconductor of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that he or she is not entitled to be indemnified under this Article or otherwise.

Further, each such indemnified person has the right to bring an action against Superconductor to enforce such rights and recover the expenses of such action. Superconductor is also permitted to enter into contracts providing indemnification to the fullest extent permitted by law.

Provision	Clearday (Pre-merger)	Superconductor (Post-merger)

Declaration and Payment of Dividends:	The Clearday bylaws provide a similar provision.	The Superconductor Bylaws provide that, the directors of Superconductor, subject to any restrictions contained in the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock pursuant to the DGCL. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock. The directors of Superconductor may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of Superconductor, and meeting contingencies.

Amendments to the Certificate of Incorporation or Bylaws

General Provisions

Any provision of the Clearday certificate of incorporation may amended, altered, changed or repealed, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

The Clearday stockholders and the Clearday board of directors may amend or change the bylaws of Clearday.

Any provision of the Superconductor Certificate of Incorporation may be amended, altered, changed or repealed, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

The Superconductor Bylaws may be amended or repealed by the stockholders entitled to vote; provided, however, that Superconductor may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, or repeal bylaws.

DGCL Section 203	The Clearday certificate of incorporation is similar.	The Superconductor Certificate of Incorporation does not contain an election not to be governed by Section 203 of the DGCL.

DIRECTORS AND EXECUTIVE OFFICERS
OF THE COMBINED COMPANY FOLLOWING THE MERGER

Directors and Executive Officers of the Combined Company Following the Merger

Pursuant to the terms of the merger agreement, all of the current executive officers of Superconductor will resign as of the closing of the merger.

The Superconductor Board is currently composed of four directors. Pursuant to the merger agreement, all of the current directors of Superconductor, other than Jeffrey Quiram, will resign from the Superconductor Board, effective as of the closing of the merger. Pursuant to the terms of the merger agreement, the combined company’s board of directors, following the merger, shall consist of seven directors, six of whom shall be designated by AIU. It is anticipated that, following the merger, the board of directors of the combined company will consist of the following individuals:

Name	Age	Current Principal Affiliation
James T. Walesa	60	Chairman and Chief Executive Officer of Clearday
BJ Parrish	49	Director and Chief Operating Officer of Clearday
Jeffrey A. Quiram	60	Director and Chief Executive Officer of Superconductor
Alan Channing	76	Designee of Clearday
Elizabeth M. Caveness	56	Designee of Clearday
Jeffrey W. Coleman	45	Designee of Clearday
Robert J. Watson, Jr.	44	Designee of Clearday

The current directors of Clearday are James T. Walesa and BJ Parrish. Clearday expects to designate the other four directors listed above, subject to such individual accepting such designation. The following is a brief biographical description for each of the individuals that are anticipated to be the combined company’s executive officers and directors, with a brief description of their business experience as of the date of this joint proxy and consent solicitation statement/prospectus, together with all required relevant disclosures for the past five years.

James T. Walesa

Mr. Walesa has served as the Chairman of Clearday’s board of directors and its Chief Executive Officer since its formation. Mr. Walesa has been part of the managers or otherwise active in the business of Clearday and its predecessors, including each of its investments in non-core assets and MCA and has been the principal that has developed the longevity care and wellness strategy and all aspects of Clearday’s business, including raising capital for Clearday and its predecessor. Mr. Walesa has more than three decades of experience in financial services with an emphasis on the real estate, energy and care and wellness industries. In 1988, Mr. Walesa founded the Asset Management & Protection Corporation (AMPC), where he currently serves as its Principal, a position he has held since 1988. AMPC currently manages over $500 million in investor assets. Walesa and AMPC clients provide startup capital for energy and real estate related companies. Since September 4, 2019, Mr. Walesa has been a registered representative with Arkadios Capital LLC, an SEC full service broker dealer, resident in their office in Park Ridge, Illinois. He has several licenses in the securities industry, including the Series 24, 26, SIE, Series 7, Series 22, Series 6 and the Series 65 and Series 63. Prior to being with Arkadios Capital, since November 2000 to September 2019, Mr. Walesa was a registered representative with Triad Advisors, Inc., an SEC registered broker dealer that is owned by Ladenburg Thalmann Financial Services, Inc. Mr. Walesa has provided services related to tax free 1031 real estate exchanges for the prior 12 years. Mr. Walesa started his career as a registered representative for First Investors (FIC) where he became the youngest Vice President in firm history at age 26. Mr. Walesa previously served on the advisory board of Nasdaq-traded Bank Financial Corp. (Nasdaq: BFIN) and currently serves as a member of the board of directors of Gadsden Properties, Inc. (OTC: GADS), and the chairman of the board of Citadel Exploration, Inc. (OTCM: COIL) and a member of the board of directors of SitePro, a private company. He was the Chicago chairman for the National Multiple Sclerosis Society and is a member of the Alzheimer’s Alois Society in recognition of his leadership and support of the Alzheimer’s Association to prevent and cure dementia related disease. Mr. Walesa received a B.S. in Business Administration from Rockford University. Mr. Walesa was selected to serve on the board of GPI due to his expertise in the real estate industry and his investment and capital market experience. Mr. Walesa was a director and officer of Clearday when its subsidiary filed for bankruptcy protection during July 2019, which is described under “Description of Business—Clearday—Legal Proceedings”.

Clearday believes that Mr. Walesa’s knowledge of the business of Clearday, including his relationship with the Clearday stockholders, his negotiation of the merger agreement and his knowledge of the longevity care and wellness market qualify him to serve as the Chairman of the board of directors of the combined company.

BJ Parrish

Mr. Parrish has served as a member of the Clearday’s board of directors and its Chief Operating Officer since its formation. Mr. Parrish has served as the Chief Financial Officer and Secretary of Cibolo Creek Partners, LLC, a Delaware limited liability company, (“Cibolo Creek”), since 2005 and a Director since 2013 and, in such capacity, was integral to the investment and operations of the businesses that were acquired by Clearday. Mr. Parrish is responsible for the financial management of Cibolo Creek and the investments of which it serves as general partner or manager. Mr. Parrish is also instrumental in the raising of capital through both the equity and debt markets for all of Cibolo Creek’s investment ventures. Prior to Cibolo Creek, Mr. Parrish served as the Vice President of Cibolo Creek’s predecessor company, Midland Red Oak Realty Inc. where he was involved in the formation of a $100 million credit facility, as well the acquisition and disposition of over $200 million worth of commercial real estate assets across the Southwest United States. Prior to Midland Red Oak Realty Inc., Mr. Parrish was a financial analyst and a manager of investor relations with Southwest Royalties, Inc., a privately held oil and gas exploration and production company. Mr. Parrish received a B.B.A. in finance and an M.B.A., both from the University of Texas Permian Basin. Mr. Parrish is also the Interim Chief Executive Officer and a member of the board of directors of Gadsden Properties, Inc. (OTC: GADS). Mr. Parrish was selected to serve on the board of GPI due to his expertise in the real estate industry and his investment and capital market experience. Mr. Parrish was a director and officer of Clearday when its subsidiary filed for bankruptcy protection during July 2019, which is described under “Description of Business—Clearday—Legal Proceedings”.

Clearday believes that Mr. Parrish’s knowledge of the business of Clearday, and his knowledge of the longevity care and wellness market as well as his leadership in the sale of the non-core assets qualify him to serve as a member of the board of directors of the combined company.

Jeffrey A. Quiram

Mr. Quiram has served on the Superconductor Board, and has been Superconductor’s President and Chief Executive Officer since 2005, until the consummation of the merger, at which point he will resign from his officer position. From 1991 to 2004, Mr. Quiram served ADC Telecommunications in a variety of management roles, including Vice President of its wireless business unit. Mr. Quiram has a B.S. in Quantitative Methods and Computer Science from College of St. Thomas, and an M.B.A. from University of Minnesota. The Superconductor Board has determined that Mr. Quiram is qualified to serve as a director because he has extensive knowledge about product development, business planning, and complex manufacturing. In addition, he has extensive knowledge about Superconductor’s corporate operations and market activities from serving as Superconductor’s Chief Executive Officer.

Alan H. Channing

Alan Channing became the principal officer of Channing Consulting Group, LLC following his retirement as President and CEO of the Sinai Health System, Chicago, Illinois, in 2014, a role he held for ten years. Sinai Health System, a safety net provider, is an integrated delivery system located on Chicago’s west side. Under Mr. Channing’s leadership, Sinai achieved national recognition for clinical quality, community engagement and benefit, addressing disparities and creating the concept of “pre-primary” care. Mr. Channing has been the CEO of several large teaching hospitals including Wishard Memorial in Indianapolis, Elmhurst Hospital Center in Queens, New York, and the renowned Bellevue Hospital Center in Manhattan. Channing has served as a resource to the Ohio Hospital Association, the Cleveland Center for Health Affairs, Greater New York Hospital Association and the Hospital Association of New York State. He has testified before the US Congress, the Ohio Senate, and both houses of the Illinois legislature. He served as chairman of the Illinois Hospital Association during a challenging legislative year and as board chairman of Family Health Network, a Medicaid man- aged care company. He serves as an advisor to several healthcare organizations including: AVIA Health which focuses on digital transformation for health care providers; 330 Partners which advises Federally Qualified Healthcare Clinics (FQHCs) on strategy, partnerships, and operations; and Genesis Orthopedics & Sports Medicine, a Chicago based orthopedic practice. Mr. Channing is active in many charities. He is a member of the Board of Directors of Medical Home Network (MHN), a not-for-profit collaborative that unites provider communities and diverse healthcare entities around a common goal: to redesign healthcare delivery and transform the way care is managed at the practice level. MHN began by focusing on Maternal and Child Health on the West and South Sides of Chicago. From October 2015 to present is an Algebra and Trig tutor with the New York City Public Schools. Mr. Channing graduated in 1968 with a B.S. Engineering /Industrial Management from the University of Cincinnati and in 2001 with a M.S. in Hospital Management from The Ohio State University where he retains an assistant professorship.

Clearday believes that Mr. Channing’s experience and knowledge of approximately five decades in sophisticated hospital systems including his knowledge of the longevity care and wellness qualify him to serve as a member of the board of directors of the combined company.

Elizabeth M. Caveness

Beth Caveness, in 2001, founded Village Pharmacy of Hampstead Inc., an independent pharmacy located in Hampstead, North Carolina. She grew the business to four pharmacies and sold three to a pharmacy chain or other pharmacists. Dr. Caveness is active in advocacy and works on a state and national level to improve pharmacy. She is a member of National Community Pharmacists Association (“NCPA”), North Carolina Association of Pharmacists and Community Pharmacy Enhanced Services Networks and serves on the Independent Pharmacy Network committee of NCPA and will serve on the board of its political action committee. Dr. Caveness received her B.S. Biochemistry from North Carolina State University in 1986, a B.S. Pharmacy from the University of North Carolina at Chapel Hill in 1990 and her PharmD. from the University of North Carolina at Chapel Hill in 2005.

Clearday believes that Dr. Caveness’ experience as a pharmacist of almost 35 years and her knowledge and advocacy of the evolutions in the businesses that provide pharmaceuticals, nutraceuticals and related products in the longevity care and wellness industry qualify her to serve as a member of the board of directors of the combined company.

Jeffrey A. Coleman

Jeffrey A. Coleman is an attorney with 20 years’ experience in litigation and transactional work with a focus on elder and geriatric issues. This work has seen him represent an array of clients in his field, including professional fiduciaries, businesses, lenders, and individuals. He has also represented businesses as general counsel, including work as general counsel for a publicly traded company, Citadel Exploration, Inc. In his role as general counsel, he was responsible for risk analysis, negotiation, solving operational challenges, and successfully-completing acquisitions and divestitures. Mr. Coleman graduated from the University of California at Santa Barbara with high honors in 1997, and received a J.D. from Fordham University School of Law in 2000.

Clearday believes that Mr. Coleman’s experience, including his role as the general counsel of a public company, an almost 20 years of legal experience qualify him to serve as a member of the board of directors of the combined company.

Robert J. Watson, Jr.

Robert Watson, since February 2017, has been the Chief Executive Officer of Pass Creek Resources, LLC, a privately owned oil and gas exploration and production company that is headquartered in San Antonio, Texas. From December 2010 to February 2017, Mr. Watson served as President, Chief Executive Officer, Secretary, and Director of EnerJex Resources, Inc. (“EnerJex”) (NYSEMKT: ENRJ) a public company that acquires, develops, explores and produces domestic onshore oil and gas properties. At Pass Creek Resources, and while at EnerJex, Mr. Watson managed all aspects of the business, including asset opportunity evaluation and strategy implementation, evaluation of multiple strategic corporate opportunities. At EnerJex, Mr. Watson’s experience also included execution of non-core asset divestitures, and the execution of multiple private and public market financings and various other public market transactions. Prior to EnerJex, in 2008, Mr. Watson founded Black Sable Energy, LLC to generate and develop conventional tight oil reservoirs in South Texas with a focus on driving economics with completion technology. In 2006, Mr. Watson founded Centerra Energy Partners which pursued natural gas prospects in the gulf coast region of South Texas. Prior to his career in the oil and gas industries, Mr. Watson worked in the private equity and investment banking businesses. From 2000 to 2006, Mr. Watson was a Senior Associate at American Capital, (“ACAS”) (Nasdaq: ACAS), a publicly traded private equity firm and global asset manager with more than $75 billion of total assets under management. While at ACAS, Mr. Watson participated in the execution and management of 12 different debt and equity investments totaling $200 million of invested capital. ACAS increased its assets under management from $600 million to $6 billion during Mr. Watson’s tenure. Mr. Watson served as a director on the board of Network for Medical Communications and Research, LLC and Consolidated Utility Services, Inc. while at ACAS. Mr. Watson began his career in the Energy Investment Banking Group at CIBC World Markets in Houston. Mr. Watson received his B.B.A in 1999 from Southern Methodist University with a concentration in finance. Mr. Watson is active in the San Antonio community and is a member of the Texas Cavaliers, a San Antonio charity that supports children through numerous programs and events.

Clearday believes that Mr. Watson’s knowledge of the public company businesses including his supervision and oversight of SEC reporting and financial management and internal controls qualify him to serve as a member of the board of directors of the combined company.

Certain Director Relationships

There are no family relationships among Clearday’s directors and executive officers. The individuals that are anticipated to be directors of the combined company have the following inter-related commercial relationships.

Mr. Parrish and Mr. Walesa

Mr. Parrish is an officer and a Director of Cibolo Creek, a private company, which has a beneficial ownership of investments in Citadel Exploration, Inc. (“Citadel”), a public company at which Mr. Walesa is the Chairman and has a beneficial ownership; and Gadsden Properties, Inc. (“Gadsden”), a public company at which Mr. Parrish and Mr. Walesa are directors. Mr. Walesa also has an investment interest in Cibolo Creek.

Mr. Parrish and Mr. Watson

Cibolo Creek also has a beneficial ownership in Pass Creek Resources, LLC, a private company at which Mr. Watson is the founder and CEO.

Mr. Walesa and Dr. Caveness

Mr. Walesa and Dr. Caveness are investors and members in the private company that owns Beacon Building, a medical office building in Hampstead, NC.

Mr. Coleman and Mr. Walesa

Mr. Coleman is a member of the law firm that provides services as the general counsel of Citadel.

Executive Officers of the Combined Company Following the Merger

Following the merger, the management team of the combined company is expected to be composed of the current management team of Clearday. The following table lists, as of May 12, 2021, the names, ages and positions of the individuals who are expected to serve as executive officers of the combined company upon completion of the merger:

Name	Age	Titles
James T. Walesa*	60	Chief Executive Officer
BJ Parrish*	49	Chief Operating Officer and Secretary
Linda L. Carrasco	63	President Memory Care America LLC
Randall Hawkins	57	Executive Vice President—Chief Financial Officer
Richard M. Morris	60	Executive Vice President and General Counsel
Gary Sawina	65	Executive Vice President—Director of Real Estate Operations

*       Biography is provided above.

Linda L. Carrasco—President Memory Care America LLC

Ms. Carrasco has served as the President of MCA, Clearday’s residential memory care facility business, since July 2019, when she was promoted to that position from the Executive Director of the MCA’s Westover Hills, Texas facility, a position she held since June, 2015. Prior to joining Clearday, Ms. Carrasco was the Executive Director—Sales specialist of Emeritus Senior Living in San Antonio, Texas and Oklahoma. Ms. Carrasco has more than 35 years of experience in skilled care residential facilities, including a license social worker (LBSW) for Town and Country Manor Nursing and Rehabilitation from 2010 to 2011, and Executive Director and Marketing Director of Asista Corporation from 1998 to 2010, and Manager and Regional Manager of Texas and Arizona of Southwest Health Management from 1994 to 1998. Ms. Carrasco holds a B.S. from Southwest Texas State University and holds the Assisted Living / Personal Care Management Certificate License, the Texas State Board of Social Workers Examiners Licensed Baccalaureate and is a Certified/Qualified Activities Director.

Randall Hawkins—Executive Vice President—Chief Financial Officer

Randall Hawkins joined Clearday as its Chief Financial Officer on September 1, 2020. In such office, he is responsible for all financial, human relations and computer technology functions and also will lead Clearday’s investor relations activities. Mr. Hawkins is an experienced leader with strong finance and strategic planning skills and has worked with several companies ranging from start-ups to a Fortune 100 publicly-traded company with significant international business activities. From November 2014 to May 2020, Hawkins was director of finance for BioMedical Enterprises, Inc. which was acquired by the DePuy Synthes medical device division of Johnson & Johnson. From August 2007 to November 2014, he in the publishing industry with GlobalSCAPE, Inc. in San Antonio, Texas and during that time he was also the director of finance with Keystone Directories LLC, a capital investment firm portfolio company that publishes yellow pages directories in the United States. From August 2001 to April 2005, he served as CFO of Programming Concepts Inc. which developed educational programs for students with learning differences through 6 million catalogs mailed to teachers. He served previously as an international finance officer for Cooper Industries, Inc., a Fortune 100 multinational manufacturing conglomerate. Mr. Hawkins also is a certified public accountant (CPA) in Texas and a certified management accountant (CMA). He started his career in “Big 8” accounting firms: Ernst & Young and Arthur Andersen Systems Consulting from 8/1987 to 1/1992. He has a BBA in accounting and an MBA, both from Baylor University.

Richard M. Morris—Executive Vice President, General Counsel

Richard M. Morris has served as Clearday’s Executive Vice President and General Counsel since January 1, 2020. Mr. Morris has been practicing attorney since 1990, including being a Corporate partner with Herrick, Feinstein LLP, New York from 2002 to 2018 where he focused on securities and other regulatory matters; and as Corporate partner with Allegaert Berger & Vogel LLP, New York, New York, since November 2018 to January 2020. In such positions with law firms, Mr. Morris was Clearday’s primary corporate and transaction counsel. While serving as Clearday’s General Counsel since January, 2020, Mr. Morris continues to practice law as a partner of Wilson Williams LLC, a corporate transaction boutique firm in its New York City office. Prior to becoming a lawyer, Mr. Morris was an auditor with the Commodities Exchange, Inc. in New York and later focused on operations and financial management at Kidder Peabody & Co. He also was the U.S. Audit Manager for the financial division for a diversified Australian company. Mr. Morris has a B.S. in Accounting from New York University (1982) and a J.D. from Fordham University School of Law (1990), with bar admissions in New York and Connecticut.

Gary Sawina—Executive Vice President—Director of Real Estate Operations

Mr. Sawina has served Clearday as its Executive Vice President and Director of Real Estate since April 2011 and in such capacity is the officer that oversees all aspects of the development of Clearday’s real estate including the renovation of 8800 Village Drive, the design and build out spaces for Clearday’s Adult Day Care centers and management of all of Clearday’s MCA and hotel facilities. Mr. Sawina has directly overseen the management of numerous new construction projects ranging from $42 million to $500 million in capital expenditures. In response to the pandemic, Mr. Sawina designed retro-fits for the hotel properties so that rooms may be efficiently converted to negative pressure rooms. Mr. Sawina is a Las Vegas native and has had a career in gaming and hospitality of more than 40 years with senior positions. He held several gaming licenses, including Level 1 Gaming License—Nevada from 1990 to 2000; Level 1 Gaming License—Louisiana from 2002 to 2004; Level 1 Gaming License—Indiana from 2004 to 2010; and Owner’s Liquor License—Clark County, Nevada from 1999 to 2001. Mr. Sawina holds his B.S. in Business and Hotel Administration from University of Nevada, Las Vegas (1979).

Classified Board of Directors

The board of directors of directors of the combined company will be comprised of seven directors divided into three staggered classes, with each class serving three-year terms.

The director classes for the combined company are anticipated to be as follows:

Class	Directors	Term
Class 1	Jeffrey A. Quiram and Jeffrey W. Coleman	Term expires at the 2021 annual meeting of stockholders of the combined company.

Class 2	BJ Parrish and Alan Channing	Term expires at the 2022 annual meeting of stockholders of the combined company.

Class 3	James T. Walesa, Elizabeth M. Caveness and Robert J. Watson, Jr.	Term expires at the 2023 annual meeting of stockholders of the combined company.

The classification of the combined company board into three classes with staggered three-year terms may delay or prevent a change of management or a change of control of the combined company.

Committees of the Board of Directors

The combined company will have an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee

The principal functions of the Audit Committee are to hire the independent public auditors, to review the scope and results of the year-end audit with management and the independent auditors, to review the accounting principles and system of internal accounting controls and to review the annual and quarterly reports before filing them with the SEC. The audit committee of the combined company will consist entirely of independent directors within the meaning of the enhanced independence standards for audit committee members in the Exchange Act, and the rules thereunder, as incorporated into the Nasdaq listing standards. The members of the Audit Committee of the combined company are anticipated to be: Robert J. Watson, Jr., Alan Channing and Jeffrey W. Coleman. Each of these members of the Audit Committee members are independent, as defined under the rules of the SEC and the listing standards of Nasdaq and Clearday has determined that Robert J. Watson, Jr. is an “audit committee financial expert”.

The Audit Committee will continue the charter of such committee of Superconductor. The Superconductor Audit Committee met six times during 2019. The current members of the Superconductor Audit Committee are Messrs. Vellequette (Chairman) and Davis and Ms. Johnson.

The Superconductor Board has determined that all members of its Audit Committee are “independent” as defined under the rules of the SEC and the listing standards of Nasdaq and that Mr. Vellequette is an “audit committee financial expert”.

Compensation Committee

The principal functions of the Compensation Committee will be to review and approve salaries, bonuses and other benefits payable to the executive officers and administer the management incentive plan of Superconductor. The Compensation Committee will make all compensation decisions with respect to the Chief Executive Officer and makes recommendations to the board of directors regarding non-equity compensation and equity awards to its other named executive officers and all other elected officers. In doing so, with respect to named executive officers other than the Chief Executive Officer, the Compensation Committee generally receives a recommendation from its Chief Executive Officer and other officers as appropriate. The Chief Executive Officer also generally recommends the number of options or other equity awards to be granted to executive officers, within a range associated with the individual executive’s salary level, and presents this to the Compensation Committee for its review and approval.

The Compensation Committee will use available data to review and compare compensation levels to market compensation levels, taking into consideration the other companies’ size, the industry, and the individual executive’s level of responsibility, as well as anecdotal data regarding the compensation practices of other employers. The combined company does not expect to annually benchmark the executive compensation against a defined peer group (consistent with the policy of Superconductor), primarily because of the belief that defining such a group is difficult and would not materially affect the decisions. The Compensation Committee does not generally hire an outside consulting firm to assist with compensation, because of the belief that the value of doing so is exceeded by the costs.

The Compensation Committee will also review the compensation of directors and recommend to the board of directors the amounts and types of cash to be paid and equity awards to be granted to the directors.

The Compensation Committee has created the Stock Option Committee (“Stock Option Committee”) consisting of two members—the Compensation Committee Chairman and the Chief Executive Officer. The purpose of the Stock Option Committee is to facilitate the timely granting of stock options in connection with hiring, promotions and other special situations, and therefore the Stock Option Committee will meet only periodically as certain events occur. The Stock Option Committee is empowered to grant options to non-executive employees up to a preset annual aggregate limit. The Compensation Committee supervises these grants and retains exclusive authority for all executive officer grants and the annual employee grants.

The members of the Compensation Committee and the Stock Option Committee of the combined company are anticipated to be Alan Channing and Elizabeth M. Caveness, each of whom is anticipated to be an independent director under the rules of the SEC and the listing standards of Nasdaq.

The Compensation Committee members of the combined company are anticipated to be “independent” as defined under the rules of the SEC and the listing standards of Nasdaq. The Compensation Committee of the combined company will only delegate its authority to the extent consistent with the combined company’s certificate of incorporation and bylaws and applicable laws, regulations and listing standards.

The Compensation Committee will continue the charter of such committee of Superconductor. The Superconductor Compensation Committee met two times during 2019. The current members of the Superconductor Compensation Committee are Messrs. Davis (Chairman) and Vellequette and Ms. Johnson.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for overseeing and, as appropriate, making recommendations to the combined company’s board of directors regarding, membership and constitution of the board of directors and its role in overseeing the affairs of the combined company. The Governance and Nominating Committee is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies. The Governance and Nominating Committee is also responsible for the corporate governance practices and policies of the combined company’s board of directors and its committees. The board of directors has determined that all members of the Governance and Nominating Committee shall be “independent” as defined under the rules of the SEC and the listing standards of Nasdaq.

The Governance and Nominating Committee manages the process for evaluating current board of director members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on the board of directors, the current makeup of the board of directors, the results of the evaluations, and the wishes of the directors to be re-nominated, the Governance and Nominating Committee recommends to the board of directors whether those individuals should be re-nominated.

The Governance and Nominating Committee periodically reviews with the board of directors whether it believes the board of directors would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If the board of directors determines that a new member would be beneficial, the Governance and Nominating Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by securityholders), are reviewed under the same process. The Governance and Nominating Committee (or its chair) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Governance and Nominating Committee members, other members of the board of directors and senior members of management. Upon completion of these interviews and other due diligence, the Governance and Nominating Committee may recommend to the board of directors the election or nomination of a candidate.

Candidates for independent directors have typically been found through recommendations from directors or others associated with the combined company. The stockholders may also recommend candidates by sending the candidate’s name and resume to the Governance and Nominating Committee under the provisions set forth above for communication with the board of directors.

The Governance and Nominating Committee has no predefined minimum criteria for selecting director nominees, although it believes that (i) all directors should share qualities such as: an ability to make meaningful contributions to the board; independence; strong communication and analytical skills; and a reputation for honesty and ethical conduct; and (ii) independent directors should share qualities such as: experience at the corporate, rather than divisional level, in multi-national organizations as large as or larger than the combined company; and relevant, non-competitive experience. The Governance and Nominating Committee does not have a formal policy with respect to diversity. However, the Governance and Nominating Committee and the board of directors believe that it is important that the combined company has directors whose diversity of skills, experience and background are complementary to those of the other directors. In considering candidates for the board of directors, the Governance and Nominating Committee considers the entirety of each candidate’s credentials. In any given search, the Governance and Nominating Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the board of directors and the perceived needs. However, during any search, the Governance and Nominating Committee reserves the right to modify its stated search criteria for exceptional candidates.

The Governance and Nominating Committee will continue the charter of such committee of Superconductor. The Superconductor Governance and Nominating Committee met two times during 2019. The current members of the Superconductor Governance and Nominating Committee are Messrs. Davis and Vellequette and Ms. Johnson. The members of the Governance and Nominating Committee of the combined company are anticipated to be Alan Channing, Elizabeth M. Caveness and Jeffrey W. Coleman, each of whom is anticipated to be an independent director, within the meaning described above.

RELATED PARTY TRANSACTIONS OF
DIRECTORS AND EXECUTIVE OFFICERS OF SUPERCONDUCTOR

Since January 1, 2018 there have not been any transactions (and there are no currently proposed transactions) to which Superconductor was a party and in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of the total assets of Superconductor, as the case may be, at year-end for the last two completed fiscal years; and

●	a director or executive officer of Superconductor or any member of such person’s immediate family had or will have a direct or indirect material interest,

other than compensation described under “Superconductor Executive Compensation”.

Superconductor’s directors and executive officers have certain interests in the merger that may differ from the interests of Superconductor stockholders generally. The Superconductor Board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the merger and in recommending that the stockholders approve the proposals described above. For more information, see “The Merger—Interests of Directors and Executive Officers of Superconductor in the Merger”.

RELATED PARTY TRANSACTIONS OF
DIRECTORS AND EXECUTIVE OFFICERS OF CLEARDAY

The following includes a summary of transactions since January 1, 2018, or any currently proposed transaction, to which Clearday was or is proposed to be a party and in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of the total assets of Clearday, as the case may be, at year-end for the last two completed fiscal years; and

●	a director or executive officer of Clearday or any person that is anticipated to serve as an officer or director of the combined company following the merger, or any member of such person’s immediate family had or will have a direct or indirect material interest, other than compensation described under “Clearday Executive Compensation”.

December 31, 2018 Acquisition of Businesses by Clearday.

On December 31, 2018, Clearday acquired the businesses of certain affiliates of Cibolo Creek Partners, LLC (“Cibolo Creek”) and certain other entities through the mergers (collectively, the “2018 Acquisition Merger”) under the terms of the Omnibus Agreement and Plan of Merger, dated as of December 31, 2018 (the “2018 Acquisition Merger Agreement”), by and among Allied Integral United, Inc., certain special purpose subsidiaries of Allied Integral United, Inc., and the following companies (each, a “2018 Acquisition Target”): Trident Healthcare Properties I, L.P., a Delaware limited partnership, Farm to Market Development Partners, L.P., a Delaware limited partnership, Shadow Retail Partners, L.P., a Delaware limited partnership, Longhorn Lodging, L.P., a Delaware limited partnership, Flash Partners, LLC, a Delaware limited liability company, and Hill Country Partners, L.P., a Delaware Limited Partnership. Under the terms of the 2018 Acquisition Merger Agreement, the partners or members of the 2018 Acquisition Targets and certain of their subsidiaries received shares of Clearday Series A Preferred.

●	The number of shares of the Clearday Series A Preferred that were issued in connection with the 2018 Acquisition Merger included:

○

827,514 shares to Cibolo Creek and its affiliates. Cibolo Creek was a related person on account of its equity ownership of the 2018 Acquisition Targets at the time of the 2018 Acquisition Merger. Cibolo Creek was not a related person from and after the closing of the 2018 Acquisition Merger;

○	462,325 shares to the direct or indirect benefit of James Walesa, the Clearday Chairman and CEO;

○	36,963 shares to the direct or indirect benefit of BJ Parrish, a Clearday director and the Chief Operating Officer of Clearday.

Guarantees and Indemnification Agreements.

Certain lease and other obligations of Clearday are guaranteed in whole or in part by James Walesa and/or BJ Parrish and others. Clearday has agreed to indemnify and hold each such individual harmless for all liabilities and payments on account of any such guaranty. The lease obligations of Clearday for its lease obligations for four of its five MCA facilities, including the lease of the MCA community that is located in Simpsonville, South Carolina, referred to as the Simpsonville facility. This is the facility that is the subject of certain litigations and judgement against certain subsidiaries of AIU. See “Description of Business—Clearday—Legal Proceedings”. AIU has been fully indemnified by James Walesa for all obligations that Clearday may incur with respect to an adverse judgement against Clearday, including any post-judgement interest and Mr. Walesa has pledged his stock in Clearday, including his Clearday Common Stock, Series A Preferred Stock, Clearday Warrants, Clearday Care Preferred stock and Clearday OZ LP Interests. Such indemnification by James Walesa is under an agreement dated as of July 30, 2020. Under such agreement, James Walesa receives a fee equal to 2% of the total amount payable by AIU or any of its subsidiaries which is payable in units of shares of the Clearday Care Preferred and Clearday Warrants at $10.00 per unit, which is the same as the cash payment for such units by third parties in the offering of such units by Clearday Care. In the event that Mr. Walesa is required to make any payments under this indemnification, then Clearday will issue shares of Clearday Care Preferred and Clearday Warrants, at $10.00 per unit, for the amount of such payment. Mr. Walesa has received similar compensation for the guarantee of other obligations of AIU. Mr. Walesa has also provided guarantees of other leases and loans that benefit Clearday and receives a fee of 2% payable in shares of Clearday Care Preferred or units of Clearday OZ LP Interests and Clearday Warrants at $10.00 per unit for the amount of each guaranty.

Advances and Stock Purchases.

Clearday has received funds from James Walesa for the payment of Clearday’s actual expenses payable to persons that are not a related person. Each such advance is a loan by Mr. Walesa to Clearday due December 31, 2025 or such earlier date as determined by Clearday and Mr. Walesa, including the date that Clearday or any of its affiliates become a public company, and bears interest at the applicable federal rate. Mr. Walesa was owed $500,000 as of December 31, 2019, was repaid $125,000 and will convert the remaining $325,000 of such loans for shares of Clearday Care Preferred and Clearday Warrants at the same $10.00 per share offering price for the offering of such securities by Clearday Care in a private placement under Regulation D to investors that are not a related person.

In connection with the offering of Clearday Care Preferred and the Clearday OZ LP Interests in a private placement under Regulation D, Clearday Care and Clearday OZ Fund used brokers or placement agents. One such agent is Arkadios Capital, LLC. James Walesa is an associated person with Arkadios Capital, LLC and has received commissions in the ordinary course as a placement agent of such securities.

Cibolo Creek and its affiliate Round Rock Development Partners, LP (“RRDP”) have from time to time made loans to us under revolving credit notes that bear interest at the then applicable federal rate and are payable on demand or other date that was specified by such lender. The aggregate amounts owed to them as of December 31, 2018 and December 31, 2019 are $1,490,957 and $1,210,288, respectively. There have not been any repayments of amounts that Clearday has borrowed and there has been no such advances or loans by Cibolo Creek or RRDP after the 2018 Acquisition Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following information gives effect to the Superconductor Reverse Stock Split described in Superconductor Proposal No. 2, the one-for-ten reverse stock split of Superconductor Common Stock on July 24, 2018 and the one-for-ten reverse stock split by Superconductor on September 10, 2020.

The following unaudited pro forma condensed combined financial information was prepared under GAAP, and gives effect to the transaction between Superconductor, Merger Sub and Clearday to be accounted for as a reverse acquisition under GAAP. The unaudited pro forma condensed combined balance sheet data as of December 31, 2020 gives effect to the merger as if it had been completed on such date. The unaudited pro forma condensed combined statements of income data for the fiscal year ended December 31, 2019 and the period ending December 31, 2020, give effect to these transactions as if they had occurred on December 31, 2019.

The merger is accounted for as a reverse acquisition under GAAP, with Clearday being deemed the acquiring company for accounting purposes. Clearday was determined to be the accounting acquirer based upon the terms of the merger and other factors and assumptions including: (i) the market price per share of Superconductor Common Stock immediately prior to the closing of the merger is $1.50; (ii) in connection with the merger and immediately prior to the effective time of the merger, Superconductor effects a reverse stock split of its common stock at a ratio (of up to 20-into-1) that would result in such opening price of the Superconductor Common Stock being equal to $10.00 per share on the closing date of the merger; (iii) that the Clearday stockholders and other persons holding securities convertible, exercisable or exchangeable directly or indirectly for Clearday Common Stock are expected to own approximately 97.7% of Superconductor immediately following the effective time of the merger, computed on a fully diluted basis; (iv) Clearday will nominate six of the seven board seats of the combined company; and (v) Clearday’s management will hold all key positions in the management of the combined company.

The following unaudited pro forma condensed combined financial statements are based on Clearday’s historical financial statements and Superconductor’s historical financial statements, as adjusted, to give effect to Clearday’s reverse acquisition of Superconductor. To consummate the merger, Superconductor’s stockholders must (i) adopt the merger agreement and thereby approve the transactions contemplated thereby, including the merger and the issuance of Superconductor Common Stock to holders of securities of Clearday and certain of its subsidiaries pursuant to the terms of the merger agreement, and including the Rules Proposal, the Reverse Stock Split Proposal, Authorized Share Increase Proposal and the Merger-Related Compensation Proposal described in this joint proxy and consent solicitation statement/prospectus. These unaudited pro forma condensed combined financial statements have been retroactively restated to reflect the impact of the proposed Superconductor Reverse Stock Split. Because Clearday will be treated as the acquirer under the reverse acquisition, Clearday will record the assets acquired and liabilities assumed of Superconductor in the merger at their fair values as of the acquisition date.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of reverse acquisition accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final reverse acquisition accounting, expected to be completed after closing the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined organization’s future results of operations and financial position. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Superconductor and Clearday been a combined organization during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in the pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma condensed combined financial information. The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with Superconductor’s and Clearday’s historical audited financial statements for the year ended December 31, 2019 and for the Year ended December 31, 2020, included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for STI’s operations, changes in the fair value of STI’s common stock, and other changes in STI’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had STI and AIU been a combined company during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of STI and AIU, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in this proxy statement/prospectus/information statement. STI’s audited statements of operations and comprehensive loss for the year ended December 31, 2019 and year ended December 31, 2020 are derived from their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. AIU’s statements of operations and comprehensive loss for the year ended December 31, 2019 and year ended December 31, 2020 are derived from their annual audit and stub-period review reports respectively and are included in this Form S-4.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of STI may materially vary from those of AIU. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of STI’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of STI’s results of operations or reclassification of assets or liabilities to conform to AIU’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
December 31, 2020

	STI	Clearday	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash	$1,276,000	$780,262	$-		$2,056,262
Restricted cash	-	89,804	-		89,804
Accounts receivable (net of allowances of $68,911 and $63,895, respectively)	-	198,037	-		198,037
Inventories, net	68,000	-	-		68,000
Prepaid expenses	76,000	179,496	-		255,496
Current assets held for sale	-	393,307	-		393,307
Total current assets	1,420,000	1,640,906	-		3,060,906

Right of use assets, net	-	36,452,438	-		36,452,438
Preferred equity interest in real estate	1,600,000	-	(1,600,000)	A	-
Goodwill	-	-	745,260	C	745,260
Real estate, property and equipment, net	-	8,853,284	-		8,853,284
Other Non-current assets	-	448,580	(305,000)	A,B	143,580
Non-current assets held for sale	-	8,396,215	-		8,396,215
TOTAL ASSETS	$3,020,000	$55,791,423	$(1,159,740)		$57,651,683
TOTAL LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$180,000	$4,688,385	$-		$4,868,385
Accrued expenses	135,000	1,097,362	-		1,232,362
Accrued interest	-	103,631	-		103,631
Current portion of long-term debt	-	1,623,375	-		1,623,375
Deferred revenue	-	367,122	-		367,122
Lease liability, current	-	790,126	-		790,126
Other current liabilities	-	1,635,123	(1,600,000)	A	35,123
Current liabilities related to assets held for sale	-	5,339,003	-		5,339,003
Total current liabilities	315,000	15,644,127	(1,600,000)		14,359,127
Long-term liabilities:
Lease liability, long-term	-	37,617,081	-		37,617,081
Notes payable	-	639,883	-		639,883
Long-term debt, less current portion	-	4,810,673	-		4,810,673
Non-current liabilities related to assets held for sale (Notes 2 and 5)	-	5,906,804	-		5,906,804
TOTAL LIABILITIES	315,000	64,618,568	(1,600,000)		63,333,568
Stockholders’ Equity (Deficit)
Preferred stock	-	92,137	-	D	92,137
Common stock	3,000	8,634	23,366	E	35,000
Additional paid-in capital	334,632,000	28,795,324	(332,808,106)	D,E,F	30,619,218
Accumulated deficit	(331,930,000)	(45,522,908)	333,225,000	G	(44,227,908)
Stockholders’ equity (deficit)	2,705,000	(16,626,813)	440,260		(13,481,553)
Non-controlling interest in subsidiaries	-	7,799,668	-		7,799,668
Total stockholders’ equity (deficit)	2,705,000	(8,827,145)	440,260		(5,681,884)
TOTAL LIABILITIES AND DEFICIT	$3,020,000	$55,791,423	$(1,159,740)		$57,651,683

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year ended December 31, 2020

	STI	Clearday	Pro Forma Adjustments	Notes	Pro Forma Combined
REVENUES
Revenue	$184,000	$12,655,527	$-		$12,839,527
Total revenues	184,000	12,655,527	-		12,839,527

COSTS AND EXPENSES
Operating expenses	261,000	18,099,750	-		18,360,750
Selling, general and administrative expenses	2,704,000	5,516,693	-		8,220,693
Research and Development	178,000	1,741,177	-		1,919,177
Depreciation and amortization expenses	-	601,314	-		601,314
Total operating expenses	3,143,000	25,958,935	-		29,101,934

Operating loss	(2,959,000)	(13,303,407)	-		(16,262,407)

Other (income) expenses
Interest expense	-	472,954	-		472,954
Other Income	(2,000)	-			(2,000)
Unrealized Gain/Loss on Securities	-	1,284,000	(1,295,000)	B	(11,000)
Other (income) expenses	-	(169,751)	-		(169,751)
Total other (income) expenses	(2,000)	1,587,203	(1,295,000)		290,203

Loss before income tax	(2,957,000)	(14,890,610)	1,295,000		(16,552,610)
Income tax expense (benefit)	-	-	-		-
Loss from continuing operations	(2,957,000)	(14,890,610)	1,295,000		(16,552,610)
Income from discontinued operations, net of tax	-	1,115,540	-		1,115,540
Net Loss	(2,957,000)	(13,775,070)	1,295,000		(15,437,070)
Net loss attributable to non-controlling interest	-	1,994,708	-		1,994,708
Preferred stock dividend	-	(10,944,480)	-		(10,944,480)
Net loss applicable to common stockholders	$(2,957,000)	$(22,724,842)	$1,295,000		$(24,386,842)

Basic and Diluted EPS attributable
Weighted average common shares outstanding	2,686,086	750,078	14,637,082	D,H	18,073,246

Net (loss) from Continuing Operations	$(1.10)	$(31.78)			$(1.42)
Net income from Discontinued Operations	-	1.49			0.06
Net (loss)	$(1.10)	$(30.30)			$(31.40)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

	STI	Clearday	Pro Forma Adjustments	Notes	Pro Forma Combined
REVENUES
Revenue	$545,000	$12,499,119	$-		$545,000

Total revenues	545,000	12,499,119	-		545,000

COSTS AND EXPENSES
Operating expenses	3,562,000	16,408,875	-		19,970,875
Selling, general and administrative expenses	3,918,000	3,739,073	-		7,657,073
Research and Development	2,353,000	475,000	-		2,828,000
Depreciation and amortization expenses	-	576,637	-		576,637
Total operating expenses	9,833,000	21,199,585	-		31,032,585

Operating loss	(9,288,000)	(8,700,466)	-		(17,988,466)

Other (income) expenses
Interest expense	-	818,807	-		818,807
Other Income	(59,000)	-			(59,000)
Other (income) expenses	-	40,985	-		40,985
Total other (income) expenses	(59,000)	859,792	-		800,792

Loss before income tax	(9,229,000)	(9,560,258)	-		(18,789,258)
Income tax expense (benefit)	-	-	-		-
Loss from continuing operations	(9,229,000)	(9,560,258)	-		(18,789,258)
Income from discontinued operations, net of tax	-	1,781,851	-		1,781,851
Net Loss	(9,229,000)	(7,778,407)	-		(17,007,407)
Net loss attributable to non-controlling interest	-	614,414	-		614,414
Preferred stock dividend	-	(10,981,490)	-		(10,981,490)
Net loss applicable to Allied Integral United, Inc.	$(9,229,000)	$(18,145,483)	$-		$(27,374,483)

Basic and Diluted EPS attributable
Weighted average common shares outstanding	748,658	407,591	13,885,256	D,H	15,041,505

Net (loss) from Continuing Operations	$(12.33)	$(48.89)			$(1.94)
Net income from Discontinued Operations	-	4.37			0.12
Net (loss)	$(12.33)	$(44.52)			$(56.85)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Transaction

The merger agreement provides that at the effective time of the merger, Merger Sub will merge with and into Clearday, with Clearday continuing as the surviving company and a wholly owned subsidiary of Superconductor. On the closing date of the merger, Superconductor will amend its certificate of incorporation, to change its name to “Clearday, Inc.,” effect the Superconductor reverse stock split and increase its number of authorized shares. After the merger, Clearday Care and Clearday OZ Fund will continue to be subsidiaries of Clearday. Shortly after the merger, Superconductor will transfer its business related to its Sapphire Cryocooler to Clearday and, thereafter, Superconductor will be a holding company and all of the business activities will be conducted through its subsidiaries. After completion of the merger, the Superconductor Common Stock will continue to trade on the OTC Markets OTCQB.

The merger agreement sets the capitalization of the combined company to consist of at least 35,000,000 shares of Superconductor Common Stock issued and outstanding (and held by Superconductor and AIU stockholders) or reserved for issuance to the holders of Clearday securities and securities issued by Certain Clearday Subsidiaries. The merger agreement provides that the holders of Superconductor securities will own approximately 3.6% of the combined company as of the effective time of the merger, determined on a fully diluted basis as defined in the merger agreement. See “The Merger Agreement – Merger Consideration; Fractional Shares”.

Based on Superconductor’s closing stock price of $1.45, which was the closing price on March 11, 2021 and the price used in these pro forma financial statements, the estimated merger consideration would represent an aggregate amount of approximately 33,723,958 shares of Superconductor Common Stock to be (1) issued to holders of Clearday Common Stock, including shares of Clearday Series A Preferred stock that are converted into Clearday Common Stock and (2) reserved for issuance upon exercise or conversion of warrants issued by Clearday, Series A Preferred stock (that are not so converted and exchanged for shares of Superconductor Series F Preferred at the effective time of the merger) and the securities issued by the Certain Clearday Subsidiaries. The result of the merger will be that Superconductor stockholders will, immediately after the merger, hold approximately 3.6% of the Superconductor Common Stock, determined on a fully diluted basis as defined in the merger agreement and subject to future dilution based on the potential exchange of Clearday Care Preferred and Clearday OZ LP Interests into Superconductor Common Stock.

The value of the stock issued or reserved for issuance as part of the merger consideration will fluctuate with the market value of Superconductor Common Stock until the merger is completed. As a result, the value of the merger consideration, or the securities issued by Superconductor, could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy and consent solicitation statement/prospectus or at the time of the special meeting of the Superconductor stockholders.

If the merger is completed, each share of Clearday Common Stock (other than certain shares held by the parties to the merger, their affiliates and shares held by dissenting holders, as explained further below) will be converted into the right to receive shares of Superconductor Common Stock (and, if applicable, cash for fractional shares as described below), less any applicable withholding taxes, equal to the Exchange Ratio (as defined in the merger agreement), ratably adjusted to reflect any stock split, reverse stock split, consolidation or combination of the securities of Superconductor or Clearday after the date of the merger agreement and prior to the Effective Time (as defined in the merger agreement). For more details on the merger consideration, see “The Merger Agreement - Merger Consideration; Fractional Shares”. Each share of Clearday’s 6.75% Series A Cumulative Convertible Preferred Stock (“Clearday Series A Preferred”) that is not converted into shares of Clearday Common Stock by Clearday will be exchanged for an equal number of shares of a new series of preferred stock issued by Superconductor, par value $0.001 per share that will be designated Superconductor 6.75% Series F Cumulative Convertible Preferred Stock (“Superconductor Series F Preferred”), which will provide substantially similar terms as the Clearday Series A Preferred, except that such preferred stock will convert to that number of shares of Superconductor Common Stock after giving effect to the Exchange Ratio. The terms of the Clearday Series A Preferred authorize AIU to convert the shares of the Clearday Series A Preferred to shares to Superconductor Common Stock in connection with the merger. AIU expects that 50% of such preferred stock will be converted. However, AIU will assess the market conditions of the Superconductor Common Stock at a date that is near the expected closing date of the merger. The ratio of shares of Clearday Series A Preferred that will be converted will be described in an amendment to this prospectus.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 and by using the acquisition method of accounting in accordance with the asset acquisition accounting guidance set forth in Accounting Standards Codification 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined statements of operations and comprehensive loss for the year ended December 31, 2020, and the year ended December 31, 2019, give effect to the merger as if it had been consummated on January 1, 2021.

The accompanying unaudited pro forma condensed combined financial statements and these notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with Clearday considered the acquirer of STI. ASC 805 requires, amongst other things, that the assets acquired, and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of STI based upon management’s preliminary estimate of their fair values as of December 31, 2020. Clearday has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the STI assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets. Accordingly, assets acquired, and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, and liabilities assumed will be recorded as goodwill.

The unaudited pro forma adjustments included herein are preliminary and will be adjusted as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined subsequent to the merger, and the final amounts of the assets acquired, and liabilities assumed may differ materially from the values recorded in the pro forma financial information. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations and comprehensive loss, expected to have a continuing impact on the operating results of the combined Company. Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statements of operations and comprehensive loss as they reflect charges directly related to the merger which do not have an ongoing impact.

Based on AIU’s preliminary review of AIU’s and STI’s summary of significant accounting policies and preliminary discussions between management teams of AIU and STI, the nature and amount of any adjustments to the historical financial statements of STI to conform its accounting policies to those of AIU are not expected to be material. Upon completion of the merger, further review of AIU’s accounting policies may result in additional revisions to STI’s accounting policies and classifications to conform to those of AIU.

The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the merger, which are not expected by management of Superconductor or Clearday to be material.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the valuation and other studies are finalized. In addition, the values will be based on the actual values as of the Closing Date. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

3. Estimated Purchase Price

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated reverse asset acquisition price of approximately $1.8 million. Given that the estimated purchase price is variable depending upon the valuation of STI and its underlying common stock acquired upon consummation of the merger, management performed a sensitivity analysis over the change in purchase consideration based on +/– 10% volatility in STI common stock valuation. An increase or decrease in the valuation of STI common stock by 10% would increase or decrease the purchase consideration by approximately $185 thousand.

The total estimated purchase price and allocated purchase price is summarized as follows (in thousands, except share data)

Estimated number of shares of the condensed combined company to be owned by STI stockholders (i)	1,276,042
Multiplied by the fair value per share of STI’ common stock (ii)	$1.45
Total estimated purchase price	1,850,260
Estimated transaction costs - STI	-
Total estimated purchase price	$1,850,260

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Pro forma net assets as of December 31, 2020	1,105,000
Fair value of pro forma net assets in excess of purchase price, recognized in additional paid-in-capital (iii)	$745,260
Total estimated purchase price	1,850,260

(i)	The final purchase price will be determined based in part on the number of shares of STI common stock outstanding immediately following the merger. For purposes of this unaudited pro forma condensed combined financial information, the total estimated number of shares outstanding represents: 1,276,042 shares of STI common stock outstanding. The estimated number of shares does reflect the impact of a proposed reverse stock split that is expected to be affected upon the consummation of the merger.

(ii)	The estimated purchase price was based on the closing price of $1.45 as reported on the Nasdaq Capital Market on March 11, 2021. The final purchase price arising from the actual transaction costs, as well as the number of shares of STI common stock and the fair market value of STI common stock outstanding upon the Closing of the merger could result in a total purchase price different from that assumed in this unaudited pro forma condensed combined financial information, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the merger is completed. The actual purchase price will fluctuate until the closing date of the merger, and the final valuation of the purchase consideration could differ significantly from the current estimate.

(iii)	When the fair value of the net assets acquired exceeds the estimated purchase price, the estimated purchase price is to be allocated to qualifying identifiable assets and liabilities on a relative fair value basis, with any additional shortfall recorded to additional paid-in-capital. The fair value of the net assets acquired, and the estimated purchase price are expected to change by the close of the merger, which may result in differing accounting treatment.

The preliminary value of the consideration does not purport to represent the actual value to be received by the Clearday stockholders when the merger is completed. In accordance with GAAP, the fair value of the equity securities comprising the consideration will be measured on the closing date of the merger at the then-current market price per share of STI common stock. Based on historical volatility, a 10% change in STI common share price is reasonably possible during the period between the date of this joint proxy statement/prospectus and the expected effective time of the merger.

4. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on information contained within the Merger Agreement. Further analysis will be performed after the completion of the merger to confirm the necessity of these estimates.

The pro forma adjustments relate to the following:

A.	To record the elimination of the real estate asset that STI owned a preferred equity interest in the amount of $1.6 million. The original transaction occurred on June 30, 2020. STI and a wholly owned subsidiary of Clearday (“Clearday Sub”) entered into a securities purchase agreement which was consummated on July 6, 2020, pursuant to which STI issued four million (4,000,000) shares of STI common stock in exchange for a preferred equity interest in real estate that STI valued at $1.6 million, implying a purchase price of $.40 per share. STI received a 100% preferred equity interest in Naples JV, LLC (“Holdings”), the single-asset holding company that owns 100% of the equity interests of the single-asset limited liability company (“Property LLC”) which, in turn, solely owns an un-encumbered fee simple interest in a three-story commercial office building in San Antonio, Texas, that serves as the corporate headquarters of Clearday (the “Building”) and also has other medical office tenants. STI’s interest is principally in the Building itself, rather than the rental stream that might be generated from leases to third parties, although until STI’s liquidation preference is paid in full in cash, STI will be entitled to its 50% share of any distributions out of Holdings. At the date of the original transaction, Clearday recorded a liability for the preferred equity interest amount of $1.6 million, which will be eliminated below.

B.	To record the Clearday mark-to-market unrealized loss from the 400,000 shares (1-for-10 reverse stock split on the original 4,000,000 shares issued for the STI real estate valued at $1.6 million). Mark-to-market losses can occur when financial instruments held are valued at the current market value and at the close of business on December 31, 2020 the STI stock price was $1.40 or valued at $560 thousand. The value of the stock was approximately $1.04 million below the value of the stock on June 30, 2020. Subsequently, at the close of business on December 31, 2020 the STI stock price was $.79 or valued at $316 thousand. The value of the stock was an additional $244 thousand below the value of the stock on June 30, 2020 for a total unrealized loss of $1.3 million.

C.	To adjust the fair value of net assets in excess of purchase price, additional paid-in-capital was recognized in the amount of $745 thousand; This “preliminary” excess purchase price is adjusted to Goodwill. The net assets are $1.1 million which is lower than the estimated purchase price of $1.8 million.

D.	Based on a 50% conversion of Clearday Preferred Stock with 9,213,705 shares issued and outstanding including accrual of dividends on such shares.

E.	To adjust Clearday’s historical financial statements to give pro forma effect to remove Clearday’s historical common stock and adjust Clearday’s stock of 35 million shares to par value or $35 thousand.

F.	Adjustments to paid-in-capital are as follows:

Elimination of STI’s additional paid-in-capital	$(334,632,000)
Eliminate STI’s common stock pre-merger balance	(3,000)
To reflect Clearday’s outstanding common stock post-merger	(23,366)
To reflect STI’s estimated purchase price	1,850,260
Total adjustment to additional paid-in-capital	$(332,808,106)

G.	Eliminate the STI accumulated deficit amount of $332 million.

H.	Calculation of weighted-average shares outstanding (in thousands, except exchange ratio):

To reflect the adjustments for Clearday’s weighted-average common stock outstanding and the conversion of Clearday’s common stock outstanding based on the estimated exchange ratio.

	Year Ended December 31, 2020	Year Ended December 31, 2019
Historical Clearday weighted-average shares of common stock outstanding*	4,126,812	3,220,182
Historical Clearday weighted-average shares of preferred stock outstanding	9,213,705	8,666,481
Total	13,340,517	11,886,663
Application of exchange ratio to historical Clearday weighted-average shares outstanding	1.26	1.26
Adjusted Clearday weighted-average shares outstanding	16,742,820	14,918,182
Historical STI weighted-average shares of common stock outstanding	1,276,042	74,866
Total weighted-average shares outstanding	18,018,862	14,993,048

* includes 1.2M shares (restricted shares contingent at Public offering) in a 2 for 1 stock split or 2.4M shares

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following information gives effect to the Superconductor Reverse Stock Split described in Superconductor Proposal No. 2, the one-for-ten reverse stock split of Superconductor Common Stock on July 24, 2018 and the one-for-ten reverse stock split by Superconductor on September 10, 2020.

The following unaudited pro forma condensed combined financial information was prepared under GAAP, and gives effect to the transaction between Superconductor, Merger Sub and Clearday to be accounted for as a reverse acquisition under GAAP. The unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives effect to the merger as if it had been completed on such date. The unaudited pro forma condensed combined statements of income data for the three months ended March 31, 2020 and the period ending March 31, 2021, give effect to these transactions as if they had occurred on January 1, 2020.

The merger is accounted for as a reverse acquisition under GAAP, with Clearday being deemed the acquiring company for accounting purposes. Clearday was determined to be the accounting acquirer based upon the terms of the merger and other factors and assumptions including: (i) the market price per share of Superconductor Common Stock immediately prior to the closing of the merger is $1.50; (ii) in connection with the merger and immediately prior to the effective time of the merger, Superconductor effects a reverse stock split of its common stock at a ratio that would result in such closing price of the Superconductor Common Stock being equal to $10.00 per share; (iii) that the Clearday stockholders and other persons holding securities convertible, exercisable or exchangeable directly or indirectly for Clearday Common Stock are expected to own approximately 97.7% of Superconductor immediately following the effective time of the merger, computed on a fully diluted basis; (iv) Clearday will nominate six of the seven board seats of the combined company; and (v) Clearday’s management will hold all key positions in the management of the combined company.

The following unaudited pro forma condensed combined financial statements are based on Clearday’s historical financial statements and Superconductor’s historical financial statements, as adjusted, to give effect to Clearday’s reverse acquisition of Superconductor. To consummate the merger, Superconductor’s stockholders must (i) adopt the merger agreement and thereby approve the transactions contemplated thereby, including the merger and the issuance of Superconductor Common Stock to holders of securities of Clearday and certain of its subsidiaries pursuant to the terms of the merger agreement, and including the Rules Proposal, the Reverse Stock Split Proposal, Authorized Share Increase Proposal and the merger-Related Compensation Proposal described in this joint proxy and consent solicitation statement/prospectus. These unaudited pro forma condensed combined financial statements have been retroactively restated to reflect the impact of the proposed Superconductor Reverse Stock Split. Because Clearday will be treated as the acquirer under the reverse acquisition, Clearday will record the assets acquired and liabilities assumed of Superconductor in the merger at their fair values as of the acquisition date.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of reverse acquisition accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final reverse acquisition accounting, expected to be completed after closing the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined organization’s future results of operations and financial position. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Superconductor and Clearday been a combined organization during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in the pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma condensed combined financial information. The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with Superconductor’s and Clearday’s historical audited financial statements for the three months ended March 31, 2020 and for the three months ended March 31, 2021, included elsewhere in this joint proxy and consent solicitation statement/prospectus.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for STI’s operations, changes in the fair value of STI’s common stock, and other changes in STI’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had STI and AIU been a combined company during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of STI and AIU, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in this proxy statement/prospectus/information statement. STI’s audited statements of operations and comprehensive loss for the three months ended March 31, 2020 and three months ended March 31, 2021 are derived from their Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. AIU’s statements of operations and comprehensive loss for the three months ended March 31, 2020 and three months ended March 31, 2021 are derived from their annual audit and stub-period review reports respectively and are included in this Form S-4.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications which are completed during the measurement period as defined in current accounting standards. The accounting policies of STI may materially vary from those of AIU. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the acquisition, management will conduct a final review of STI’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of STI’s results of operations or reclassification of assets or liabilities to conform to AIU’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2021

	STI	Clearday	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash	$1,291,000	$696,915	$-		$1,987,915
Restricted cash	-	106,484	-		106,484
Accounts receivable (net of allowances of $275,652 and $68,911, respectively)	-	124,732	-		124,732
Inventories, net	68,000	-	-		68,000
Prepaid expenses	19,000	173,182	-		192,182
Current assets held for sale	-	283,843	-		283,843
Total current assets	1,378,000	1,385,156	-		2,763,156

Right of use assets, net	-	36,233,592	-		36,233,592
Preferred equity interest in real estate	1,600,000	-	(1,600,000)	A	-
Goodwill	-	-	5,156,500	C	5,156,500
Real estate, property and equipment, net	-	9,185,545	-		9,185,545
Other non-current assets	-	600,336	(560,000)	A,B	40,336
Non-current assets held for sale	-	5,446,214	-		5,446,214
TOTAL ASSETS	$2,978,000	$52,850,843	$2,996,500		$58,825,343
TOTAL LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$224,000	$5,258,883	$-		$5,482,883
Accrued expenses	30,000	1,169,363	-		1,199,363
Accrued interest	-	112,400	-		112,400
Current portion of long-term debt	-	4,905,648	-		4,905,648
Deferred revenue	-	165,191	-		165,191
Lease liability, current	-	944,038	-		944,038
Other current liabilities	-	1,682,725	(1,600,000)	A	82,725
Current liabilities related to assets held for sale	-	2,747,484	-		2,747,484
Total current liabilities	254,000	16,985,732	(1,600,000)		15,639,732
Long-term liabilities:
Lease liability, long-term	-	37,389,303	-		37,389,303
Notes payable	-	894,231	-		894,231
Long-term debt, less current portion	468,000	3,657,691	-		3,657,691
Non-current liabilities related to assets held for sale (Notes 2 and 5)	-	5,414,278	-		5,414,278
TOTAL LIABILITIES	722,000	64,341,235	(1,600,000)		63,463,235
Stockholders’ Equity (Deficit)
Preferred stock	-	93,510	-	D	93,510
Common stock	3,000	9,204	22,796	E	35,000
Additional paid-in capital	334,752,000	32,178,036	(328,965,296)	D,E,F	37,964,740
Accumulated deficit	(332,499,000)	(52,064,820)	333,539,000	G	(51,024,820)
Stockholders’ equity (deficit)	2,256,000	(19,784,070)	4,596,500		(12,931,570)
Non-controlling interest in subsidiaries	-	8,293,678	-		8,293,678
Total stockholders’ equity (deficit)	2,256,000	(11,490,392)	4,596,500		(4,637,892)
TOTAL LIABILITIES AND DEFICIT	$2,978,000	$52,850,843	$2,996,500		$58,825,343

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2021

	STI	Clearday	Pro Froma Adjustments	Notes	Pro Forma Combined
REVENUES
Revenue	$-	$3,744,061	$-		$3,744,061
Total revenues		3,744,061	-		3,744,061

COSTS AND EXPENSES
Operating expenses	-	4,601,987	-		4,601,987
Selling, general and administrative expenses	569,000	2,862,780	-		3,431,780
Depreciation and amortization expenses		174,459	-		174,459
Total operating expenses	569,000	7,639,226	-		8,208,226

Operating loss	(569,000)	(3,895,165)	-		(4,464,165)

Other (income) expenses
Interest expense	-	78,781	-		78,781
Unrealized gain/loss on Securities	-	(244,000)	244,000	B	-
Other income	-	(70,754)	-		(70,754)
Total other (income) expenses		(235,973)	244,000		8,027

Loss before income tax	(569,000)	(3,695,192)	(244,000)		(4,472,192)
Loss from continuing operations	(569,000)	(3,695,192)	(244,000)		(4,472,192)
Income from discontinued operations, net of tax	-	(312,012)	-		(312,012)
Net loss	(569,000)	(3,971,204)	(244,000)		(4,784,204)
Net loss attributable to non-controlling interest	-	176,052	-		176,052
Preferred stock dividend	-	(2,746,760)	-		(2,746,760)
Net loss applicable to common stockholders	$(569,000)	$(6,541,912)	$(244,000)		$(7,354,912)

Basic and Diluted EPS attributable
Weighted average common shares outstanding	3,151,780	864,040	14,003,041	D,H	18,018,861

Net loss from Continuing Operations	$(0.18)	$(7.21)			$(0.39)
Net income from Discontinued Operations	-	(0.36)			(0.02)
Net loss	$(0.18)	$(7.57)			$(7.75)

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 31, 2021

	STI	Clearday	Pro Forma Adjustments	Notes	Pro Forma Combined
REVENUES
Revenue	$184,000	$3,387,849	$-		$3,571,849

Total revenues	184,000	3,387,849	-		3,571,849

COSTS AND EXPENSES
Operating expenses	261,000	4,371,462	-		4,632,462
Selling, general and administrative expenses	825,000	1,117,389	-		1,942,389
Research and development	178,000	300,000	-		478,000
Depreciation and amortization expenses	-	154,128	-		154,128
Total operating expenses	1,264,000	5,942,979	-		7,206,979

Operating loss	(1,080,000)	(2,555,130)	-		(3,635,130)

Other (income) expenses
Interest expense	-	90,775	-		90,775
Other income	(1,000)	-			(1,000)
Other (income) expenses	-	(38,280)	-		(38,280)
Total other (income) expenses	(1,000)	52,495	-		51,495

Loss before income tax	(1,079,000)	(2,607,625)	-		(3,686,625)
Income tax expense	-	-	-		-
Loss from continuing operations	(1,079,000)	(2,607,625)	-		(3,686,625)
Income from discontinued operations, net of tax	-	3,858,705	-		3,858,705
Net loss	(1,079,000)	1,251,080	-		172,080
Net loss attributable to non-controlling interest	-	535,541	-		535,541
Preferred stock dividend	-	(2,738,580)	-		(2,738,580)
Net loss applicable to Allied Integral United, Inc.	$(1,079,000)	$(951,959)	$-		$(2,030,959)

Basic and Diluted EPS attributable
Weighted average common shares outstanding	1,927,279	410,091	15,485,510	D,H	17,822,880

Net loss from Continuing Operations	$(0.56)	$(11.73)			$(0.33)
Net income from Discontinued Operations	-	9.41			0.22
Net (loss)	$(0.56)	$(2.32)			$(2.88)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Transaction

The merger agreement provides that at the effective time of the merger, Merger Sub will merge with and into Clearday, with Clearday (herein referred to as “Company” or “the Company”) continuing as the surviving corporation and a wholly owned subsidiary of Superconductor. On the closing date of the merger, Superconductor will amend its certificate of incorporation, to change its name to “Clearday, Inc.,” effect the Superconductor reverse stock split and increase its number of authorized shares. After the merger, Clearday Care and Clearday OZ Fund will continue to be subsidiaries of the Company. Shortly after the merger, Superconductor will transfer its business related to its Sapphire Cryocooler to the Company and, thereafter, Superconductor will be a holding company and all of the business activities will be conducted through its subsidiaries. After completion of the merger, the Superconductor Common Stock will continue to trade on the OTC Markets OTCQB.

The merger agreement sets the capitalization of the combined company to consist of at least 35,000,000 shares of Superconductor Common Stock issued and outstanding or reserved for issuance to the holders of the Company’s securities and securities issued by certain of the Company’s Subsidiaries. The merger agreement provides that the holders of Superconductor securities will own approximately 3.6% of the combined company as of the effective time of the merger, determined on a fully diluted basis. See “The Merger Agreement – Merger Consideration; Fractional Shares.”

Based on Superconductor’s closing stock price of $2.40, which was the closing price on June 9, 2021 and the price used in these pro forma financial statements, the estimated merger consideration would represent an aggregate amount of approximately 33,723,958 shares of Superconductor Common Stock to be (1) issued to holders of Clearday Common Stock, including shares of Clearday Series A Preferred stock that are converted into Clearday Common Stock and (2) reserved for issuance upon exercise or conversion of warrants issued by Clearday, Series A Preferred stock (that are not so converted and exchanged for shares of Superconductor Series F Preferred at the effective time of the merger) and the securities issued by the Certain Company’s Subsidiaries. The result of the merger will be that Superconductor stockholders will, immediately after the merger, hold approximately 3.6% of the Superconductor Common Stock, determined on a fully diluted basis and subject to future dilution based on the potential exchange of Clearday Care Preferred and Clearday OZ LP Interests into Superconductor Common Stock.

The value of the stock issued or reserved for issuance as part of the merger consideration will fluctuate with the market value of Superconductor Common Stock until the merger is completed. As a result, the value of the merger consideration, or the securities issued by Superconductor, could be greater than, less than or the same as the value of the merger consideration on the date of this joint proxy and consent solicitation statement/prospectus or at the time of the special meeting of the Superconductor stockholders.

If the merger is completed, each share of the Company’s Common Stock (other than certain shares held by the parties to the merger, their affiliates and shares held by dissenting holders, as explained further below) will be converted into the right to receive shares of Superconductor Common Stock (and, if applicable, cash for fractional shares as described below), less any applicable withholding taxes, equal to the Exchange Ratio (as defined in the merger agreement), subject to adjustment based on the stock price of Superconductor prior to the closing date of the merger and ratably adjusted to reflect any stock split, reverse stock split, consolidation or combination of the securities of Superconductor or the Company after the date of the merger agreement and prior to the Effective Time (as defined in the merger agreement). For more details on the merger consideration, see “The Merger Agreement - Merger Consideration; Fractional Shares”. Each share of Clearday’s 6.75% Series A Cumulative Convertible Preferred Stock (“Clearday Series A Preferred”) that is not converted into shares of Clearday Common Stock by the Company will remain outstanding and, in accordance with its terms, may be exchanged for shares of Superconductor Common Stock after giving effect to the Exchange Ratio. The terms of the Clearday Series A Preferred authorize AIU to convert the shares of the Clearday Series A Preferred to shares to Superconductor Common Stock in connection with the merger. AIU expects to convert 50% of such preferred stock. However, AIU will assess the market conditions of the Superconductor Common Stock at a date that is near the expected closing date of the merger. The ratio of shares of Clearday Series A Preferred that will be converted will be described in an amendment to this prospectus.

2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 and by using the acquisition method of accounting in accordance with the asset acquisition accounting guidance set forth in Accounting Standards Codification 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined statements of operations and comprehensive loss for the three months ended March 31, 2021, and three months ended March 31, 2020, give effect to the merger as if it had been consummated on January 1, 2020.

The accompanying unaudited pro forma condensed combined financial statements and these notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with the Company considered the acquirer of STI. ASC 805 requires, amongst other things, that the assets acquired, and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of STI based upon management’s preliminary estimate of their fair values as of March 31, 2021. The Company has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the STI assets to be acquired or liabilities assumed, other than a preliminary estimate for intangible assets. Accordingly, assets acquired, and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired, and liabilities assumed will be recorded as goodwill.

The unaudited pro forma adjustments included herein are preliminary and will be adjusted as additional information becomes available and as additional analyses are performed. The final purchase price allocation will be determined subsequent to the merger, and the final amounts of the assets acquired, and liabilities assumed may differ materially from the values recorded in the pro forma financial information. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations and comprehensive loss, expected to have a continuing impact on the operating results of the combined Company. Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statements of operations and comprehensive loss as they reflect charges directly related to the merger which do not have an ongoing impact.

Based on AIU’s preliminary review of AIU’s and STI’s summary of significant accounting policies and preliminary discussions between management teams of AIU and STI, the nature and amount of any adjustments to the historical financial statements of STI to conform its accounting policies to those of AIU are not expected to be material. Upon completion of the merger, further review of AIU’s accounting policies may result in additional revisions to STI’s accounting policies and classifications to conform to those of AIU.

The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the merger, which are not expected by management of Superconductor or Company to be material.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the valuation and other studies are finalized. In addition, the values will be based on the actual values as of the Closing Date. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

3. Estimated Purchase Price

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated reverse asset acquisition price of approximately $5.81 million. Given that the estimated purchase price is variable depending upon the valuation of STI and its underlying common stock acquired upon consummation of the merger, management performed a sensitivity analysis over the change in purchase consideration based on +/– 10% volatility in STI common stock valuation. An increase or decrease in the valuation of STI common stock by 10% would increase or decrease the purchase consideration by approximately $581 thousand.

The total estimated purchase price and allocated purchase price is summarized as follows (in thousands, except share data)

Estimated number of shares of the condensed combined company to be owned by STI stockholders (i)	1,276,042
Multiplied by the fair value per share of STI’ common stock (ii)	$2.40
Total estimated purchase price	3,062,500
Estimated transaction costs (iii)	2,750,000
Total estimated purchase price	$5,812,500

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Pro forma net assets as of December 31, 2020	$656 ,000
Fair value of pro forma net assets in excess of purchase price, recognized in additional paid-in-capital (iv)	5,156,500
Total estimated purchase price	$5,812,500

(i)	The final purchase price will be determined based in part on the number of shares of STI common stock outstanding immediately following the merger. For purposes of this unaudited pro forma condensed combined financial information, the total estimated number of shares outstanding represents: 1,276,042 shares of STI common stock outstanding. The estimated number of shares does reflect the impact of a proposed reverse stock split that is expected to be affected upon the consummation of the merger.

(ii)	The estimated purchase price was based on the closing price of $2.40 as reported on the OTCQB on June 9, 2021. The final purchase price arising from the actual transaction costs, as well as the number of shares of STI common stock and the fair market value of STI common stock outstanding upon the Closing of the merger could result in a total purchase price different from that assumed in this unaudited pro forma condensed combined financial information, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the merger is completed. The actual purchase price will fluctuate until the closing date of the merger, and the final valuation of the purchase consideration could differ significantly from the current estimate.

(iii)	Represents the additional fee payable to Clearday’s financial advisor, which is payable in monthly payments of $30,000 or upon certain additional capital transactions after the merger. As of the date of this joint proxy and consent solicitation statement/prospectus, approximately $500,000 of fees have been paid.

(iv)	When the fair value of the net assets acquired exceeds the estimated purchase price, the estimated purchase price is to be allocated to qualifying identifiable assets and liabilities on a relative fair value basis, with any additional shortfall recorded to additional paid-in-capital. The fair value of the net assets acquired, and the estimated purchase price are expected to change by the close of the merger, which may result in differing accounting treatment.

The preliminary value of the consideration does not purport to represent the actual value to be received by the Company’s stockholders when the merger is completed. In accordance with GAAP, the fair value of the equity securities comprising the consideration will be measured on the closing date of the merger at the then-current market price per share of STI common stock. Based on historical volatility, a 10% change in STI common share price is reasonably possible during the period between the date of this joint proxy statement/prospectus and the expected effective time of the merger.

4. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are primarily based on information contained within the Merger Agreement. Further analysis will be performed after the completion of the merger to confirm the necessity of these estimates.

The pro forma adjustments relate to the following:

A.	To record the elimination of the real estate asset that STI owned a preferred equity interest in the amount of $1.6 million. The original transaction occurred on June 30, 2020. STI and a wholly owned subsidiary of the Company (“Clearday Sub”) entered into a securities purchase agreement which was consummated on July 6, 2020, pursuant to which STI issued four million (4,000,000) shares of STI common stock in exchange for a preferred equity interest in real estate that STI valued at $1.6 million, implying a purchase price of $.40 per share. STI received a 100% preferred equity interest in Naples JV, LLC (“Holdings”), the single-asset holding company that owns 100% of the equity interests of the single-asset limited liability company (“Property LLC”) which, in turn, solely owns an un-encumbered fee simple interest in a three-story commercial office building in San Antonio, Texas, that serves as the corporate headquarters of the Company (the “Building”) and also has other medical office tenants. STI’s interest is principally in the Building itself, rather than the rental stream that might be generated from leases to third parties, although until STI’s liquidation preference is paid in full in cash, STI will be entitled to its 50% share of any distributions out of Holdings. At the date of the original transaction, the Company recorded a liability for the preferred equity interest amount of $1.6 million, which will be eliminated below.

B.	To remove the Company’s mark-to-market unrealized gain from the 400,000 shares (1-for-10 reverse stock split on the original 4,000,000 shares issued for the STI real estate valued at $1.6 million). Mark-to-market losses can occur when financial instruments held are valued at the current market value and at the close of business on March 31, 2021 the STI stock price was $1.40 or valued at $560 thousand. The value of the stock has increased by approximately $244 thousand as compared to the value of the stock on December 31, 2020.

C.	To adjust the fair value of net assets in excess of purchase price, additional paid-in-capital was recognized in the amount of $0.7 million; this “preliminary” excess purchase price is adjusted to Goodwill. The net assets are $656 thousand which is lower than the estimated purchase price of $5.81 million.

D.	Based on a 50% conversion of the Company’s preferred stock with 9,351,043 shares issued and outstanding.

E.	To adjust Company’s historical financial statements to give pro forma effect to remove Company’s historical common stock and adjust Company’s stock of 35 million shares to par value or $35 thousand.

F.	Adjustments to paid-in-capital are as follows:

Elimination of STI’s additional paid-in-capital	$(334,752,000)
Eliminate STI’s common stock pre-merger balance	(3,000)
To reflect the Company’s outstanding common stock post-merger	(22,796)
To reflect STI’s estimated purchase price	5,812,500
Total adjustment to additional paid-in-capital	$(328,965,296)

G.	Eliminate the STI accumulated deficit amount of $332 million.

H.	Calculation of weighted-average shares outstanding (in thousands, except exchange ratio):

To reflect the adjustments for Company’s weighted-average common stock outstanding and the conversion of Company’s common stock outstanding based on the estimated exchange ratio.

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Historical weighted-average shares of common stock outstanding*	4,128,081	4,126,812
Historical weighted-average shares of preferred stock outstanding	9,351,043	9,213,705
Total	13,479,124	13,340,517
Application of exchange ratio to historical weighted-average shares outstanding	1.23	1.26
Adjusted weighted-average shares outstanding	16,546,839	16,742,820
Historical STI weighted-average shares of common stock outstanding	1,276,042	1,276,042
Total weighted-average shares outstanding	17,822,880	18,018,861

* includes 1.2M shares (restricted shares contingent at Public offering) in a 2 for 1 stock split or 2.4M shares

DESCRIPTION OF BUSINESS—SUPERCONDUCTOR

Superconductor is a leading company in developing and commercializing HTS materials and related technologies. Superconductivity is the unique ability to conduct electricity with little or no resistance when cooled to “critical” temperatures. HTS materials are a family of elements that demonstrate superconducting properties at temperatures significantly warmer than previous superconducting materials. Electric currents that flow through conventional conductors encounter resistance. This resistance requires power to overcome and generates heat. HTS materials can substantially improve the performance characteristics of electrical systems, reduce power loss, and lower heat generation providing extremely high current carrying density and zero resistance to direct current.

Superconductor was established in 1987 shortly after the discovery of HTS materials. Superconductor’s stated objective was to develop products based on these materials for the commercial marketplace. After analyzing the market opportunities available, Superconductor decided to develop products for the utility and telecommunications industries.

Superconductor’s initial product was completed in 1998 and it began delivery to a number of wireless network providers. In the following 13 years, Superconductor continued to refine and improve the platform, with the primary focus on improving reliability, increasing performance and runtime, and most importantly, removing cost from the manufacturing process of the required subsystems. Superconductor’s cost reducing efforts led to the invention of Superconductor’s proprietary, high-yield and high throughput HTS material deposition manufacturing process.

From 2010 through October 2019, Superconductor transitioned its research and development efforts to adapting its proprietary HTS material deposition techniques to the production of its HTS Conductus® wire for next generation power applications.

In November 2016, Superconductor was selected as the prime recipient of the $4.5 million program award provided by the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy, on behalf of the Advanced Manufacturing Office, for its Next Generation Electric Machines (“NGEM”) program and, in June 2017, the related contract was finalized and Superconductor has commenced work under that contract. See “—Other Assets and Investments” below.

In early 2018, Superconductor announced the concentration of its future Conductus wire product development efforts on NGEM to capitalize on several accelerating energy megatrends. This refined focus is very synergistic with Superconductor’s program with the U.S. Department of Energy award for the development of superconducting wire to enable NGEM.

On January 28, 2020, Superconductor announced a cost reduction plan for the purpose of aligning its personnel needs and capital requirements as it explored strategic alternatives previously announced. Superconductor will maintain operations of its Sapphire Cryocooler cryogenics initiatives while ceasing additional manufacturing of its HTS Conductus® wire. The plan also included a 70% employee workforce reduction.

Subsequent to the announcement on January 28, 2020 about Superconductor’s cost reduction plan, Superconductor started the process of selling, in separate transactions, assets that it deemed non-essential going forward. The latest such transaction entered into on March 5, 2020, when considered in combination with the prior transactions since January 28, 2020, may be deemed a material definitive purchase agreement for sales of various production, research and development and testing equipment and selected intellectual property related primarily to Superconductor’s superconducting wire initiative. The aggregate sales prices of the post January 28th transactions are expected to be approximately $1,075,000, all sold to purchasers having no affiliation with Superconductor. When the transactions are completed, Superconductor will continue to hold production, research and development, and testing assets for its Sapphire Cryocooler business, along with the majority of its intellectual property assets. The proceeds from this series of transactions is expected to be sufficient, together with Superconductor’s other capital resources, and the cash expense payments Clearday is required to make under the merger agreement, for it to complete the merger.

As a result of these sales, Superconductor no longer has the ability to resume HTS wire operations without significant new investments and restructured operations and a new HTS wire business plan, neither of which Superconductor currently intends to pursue, as it instead will focus its efforts on completing the merger.

On October 29, 2019 Superconductor announced that its management and the Superconductor Board were exploring strategic alternatives for the company. On May 14, 2021, Superconductor entered into a definitive merger agreement with Clearday, a privately-held company dedicated to delivering next generation longevity care and wellness services, whereby a wholly-owned subsidiary of Superconductor will merge with and into Clearday in a stock-for-stock transaction with Clearday, and amended this agreement on June 11, 2021. This merger agreement terminated, without any liability, a prior agreement and plan of merger among such parties dated as of February 26, 2020, as amended. Upon completion of the merger, Superconductor will change its name to Clearday, Inc. The merged company will focus on the development of Clearday’s non-residential daily care service model as well as the continued operation of Clearday’s existing residential memory care facilities. As part of plans to develop and expand its assortment of innovative, non-residential daily care services, Clearday intends to leverage Superconductor’s existing Cryogenic Cooler as an enabling technology for one of its service offerings in the home healthcare market.

The completion of the merger is subject to customary conditions, including (i) adoption of the merger agreement by each of Superconductor and Clearday stockholders, (ii) this Registration Statement on Form S-4 being declared effective by the SEC and (iii) the award of severance rights for certain Superconductor officers that have entered into Officer Agreements. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) subject to certain exceptions, performance by the other party of its obligations under the merger agreement, (iii) the absence of any Material Adverse Effect (as defined in the merger agreement) on the other party and (iv) the absence of any law, order, injunction, decree or other legal restraint preventing the completion of the merger or making the completion of the merger illegal. In addition, it is a condition to closing that Superconductor’s adjusted net working capital computed in accordance with the terms of the merger agreement be not less than negative $250,000, counting proceeds of Paycheck Protection Program and similar COVID related government programs as current assets, but not counting the debt from such programs as current liabilities for this purpose as of immediately prior to the Effective Time and that all directors of Superconductor, other than Jeffrey Quiram, Superconductor’s current Chief Executive Officer, shall have resigned from the Superconductor Board; Mr. Quiram is expected to remain a member of the board of directors of the combined company.

For a more detailed explanation of the merger agreement and any rights thereunder, see the section entitled “The Merger Agreement”.

In connection with the proposed transaction between Superconductor and Clearday, the parties intend to file relevant materials with the SEC, including a Superconductor Registration Statement on Form S-4 that will contain this joint proxy and consent solicitation statement/prospectus.

Superconductor’s Future Business

On October 29, 2019, Superconductor announced that the Superconductor Board, supported by its management team, had commenced a process to explore strategic alternatives focused on maximizing shareholder value. Strategic alternatives considered included, among others, a strategic investment financing which would allow Superconductor to pursue its current business plan to commercialize the Conductus wire platform, a business combination such as a merger with another party, or a sale of Superconductor.

Superconductor entered into a definitive merger agreement with Clearday, a privately-held company dedicated to delivering next generation longevity care and wellness services, whereby a wholly-owned subsidiary of Superconductor will merge with and into Clearday in a stock-for-stock transaction with Clearday, with Clearday surviving and becoming a wholly-owned subsidiary of Superconductor, which will then change its name to Clearday, Inc.

The merged company will focus on the development of Clearday’s non-residential daily care service model as well as the continued operation of Clearday’s existing residential memory care facilities. As part of plans to develop and expand its assortment of innovative, non-residential daily care services, Clearday intends to leverage Superconductor’s existing Cryogenic Cooler as an enabling technology for one of its service offerings in the home healthcare market.

The completion of the merger is subject to customary conditions as well as representations and warranties, which are discussed under the section entitled “The Merger Agreement”.

Superconductor has several rights to terminate the merger agreement without paying or receiving a break-up fee, including if the firm that Superconductor has retained for the purposes of delivering a fairness opinion qualifies its report or analysis, or is unwilling to provide an affirmative opinion as to fairness from a financial point of view, on the basis of the financial information that is delivered by Clearday.

Superconductor’s Proprietary Technology

Superconductor’s development efforts over the last 30 years has yielded an extensive patent portfolio as well as critical trade secrets, unpatented technology and proprietary knowledge. Superconductor has an extensive patent portfolio in addition to critical trade secrets, unpatented technology and proprietary knowledge. In June 2016, Superconductor was awarded U.S. Patent No. 9,362,025 from the U.S. Patent and Trademark Office (USPTO) further protecting its unique capabilities for improving the performance of its Conductus superconducting wire in applications that utilize the advantages for operating in the presence of high magnetic field. In February 2017 Superconductor was awarded two patents from the USPTO: U.S. Patent No. 9,564,258, associated with U.S. Patent No. 9,362,025, providing additional protection for the foundation from which Superconductor will build high performance wire for its customers, and U.S. Patent No. 9,567,661 protecting the system design developed by Superconductor to improve monitoring efficiency when evaporating materials in vacuum. In July 2017, EU patent 2188495 (08797906.8) was granted, this patent follows the U.S. Patent granted by U.S. 8,607,560. This patent is focused on the method for centering reciprocating bodies and structures manufactured therewith, related to Superconductor’s Sapphire Cryocooler. Superconductor’s current patents expire at various dates from 2020 to 2034. Superconductor enters into confidentiality and non-disclosure agreements with its employees, suppliers and consultants to protect its proprietary information.

Superconductor has sold most of its patents related to its HTS wires business subsequent to January 28, 2020, but retains patents related to its Sapphire Cryocooler technology.

Other Assets and Investments

As mentioned in above, on January 28, 2020, Superconductor announced a cost reduction plan for the purpose of aligning its personnel needs and capital requirements as it explored strategic alternatives, while ceasing additional manufacturing of Superconductor’s HTS Conductus® wire and ceasing work on its DOE contract.

In 2007, Superconductor formed a joint venture with Hunchun BaoLi Communication Co. Ltd. (“BAOLI”) for the purpose of manufacturing and selling Superconductor’s SuperLink interference elimination solution in China. The joint venture was subsequently terminated prior to BAOLI and Superconductor providing their capital and technology contributions and Superconductor’s obligations were terminated.

In September 2014, Superconductor and Robinson Research Institute (“Robinson”) entered a strategic agreement to jointly engage end customers and partners in the building of superconductor products utilizing Superconductor’s Conductus superconducting wire and Robinson’s superconducting device technology. Robinson, based at Victoria University of Wellington in New Zealand, has unique capabilities in the production of HTS Roebel cable used in superconducting machines and magnets, and in the development of HTS MRI and HTS transformers. Robinson has been a valuable ally as Superconductor prepares for the commercial launch of Conductus wire; Robinson’s performance characterization expertise and applications knowledge are truly impressive. Robinson is an expert in the development of innovative superconducting products. Jointly, Superconductor and Robinson have identified initial projects including applications such as rotating machines, transformers, scientific magnets and MRI systems. Additionally, Robinson and its partners have a strong focus on Asia and Superconductor believe the agreement will help Superconductor expand its reach into that fast-growing market. Working alongside many industry leaders, Robinson and its partners have built superconducting devices for the energy industry, recently completing a transformer for use in the electrical grid. In the healthcare market, Robinson has focused on applications of MRI systems where HTS wire gives a competitive advantage.

In November 2016, Superconductor was selected as the prime recipient of the $4.5 million program award provided by the U.S. Department of Energy’s Office of Energy Efficiency and Renewable Energy, on behalf of the Advanced Manufacturing Office, for its NGEM program. Superconductor was collaborating in this program with TECO-Westinghouse Motor Company, an industry leading manufacturer of electric generators and motors, and the Massachusetts Institute of Technology and University of North Texas. The combined team was focused on improving the manufacturing process of superconductive wires to improve performance and yield while reducing cost at high enough temperatures where nitrogen can be used as the cryogenic fluid. Advancing these enabling technologies has the potential to boost the competitiveness of American manufacturers and take the development of more efficient electric machines a giant step further. These technology research and development projects aim to significantly improve industrial motors for manufacturing, helping companies who use these motors in manufacturing save energy and money over the long run.

As mentioned above, on January 28, 2020, Superconductor announced a cost reduction plan for the purpose of aligning its personnel needs and capital requirements as it explored strategic alternatives previously announced, while ceasing additional manufacturing of its HTS Conductus® wire. Superconductor will be winding down its efforts on this contract over the next few months.

Superconductor acquired a preferred interest in Clearday’s San Antonio, Texas, corporate headquarters. As previously disclosed, on June 30, 2020, Superconductor and a wholly-owned subsidiary of Clearday (“Clearday Sub”) entered into a Securities Purchase Agreement (the “Purchase Agreement”), which was consummated on July 6, 2020, pursuant to which Superconductor issued four million (4,000,000) shares of Superconductor Common Stock (without any warrants) (or 400,000 shares after giving effect to the one-for-ten reverse stock split by Superconductor on September 10, 2020) in exchange for a preferred equity interest in real estate (described below) that Superconductor values at $1.6 million, implying a purchase price of $0.40 per share. Superconductor determined the valuation of the real estate based on the fact it was acquired by Clearday in an arm’s-length all-cash purchase in November 2019 and a recent broker’s price report.

Superconductor received a 50% preferred equity interest in Naples JV, LLC (“Holdings”), the single-asset holding company that owns 100% of the equity interests of the single-asset limited liability company (“Property LLC”) which, in turn, solely owns an un-encumbered fee simple interest in a three-story commercial office building in San Antonio, Texas, that serves as the corporate headquarters of Clearday (the “Building”) and also has other medical office tenants. In addition, the Building, which is located in an opportunity zone, is expected to be the location for one of Clearday’s adult day care centers and a site to use and/or test a product to improve air quality utilizing Superconductor’s existing Cryogenic Cooler as an enabling technology for one of Clearday’s service offerings in the home healthcare market.

Clearday Sub owns the other 50% of Holdings in the form of common equity. Superconductor has a $1.6 million preference over the Clearday Sub common equity in connection with any liquidity event involving Holdings, Property LLC or the Building (such as a sale or refinancing of the Building), and each of Clearday Sub and Superconductor have a 50% interest in any ordinary course distributions from Holdings. Superconductor’s preferred interest is redeemed upon payment to Superconductor of its full liquidation preference in cash.

Superconductor’s interest in Holdings is governed by a limited liability company agreement (the “LLC Agreement”). Holdings is managed by a Board of Managers, consisting of only two managers, one appointed by Superconductor and the other appointed by Clearday Sub. The LLC Agreement also provides various covenants against encumbering the Building, Holdings or the Property LLC, subject to limited exceptions, however Clearday Sub runs day to day operations of Holdings and is permitted to allow Clearday to use the property rent-free for its business. Superconductor’s interest is principally in the Building itself, rather than the rental stream that might be generated from leases to third parties, although until Superconductor’s liquidation preference is paid in full in cash, Superconductor will be entitled to its 50% share of any distributions out of Holdings.

Superconductor agreed to register the four million shares of Superconductor Common Stock issued to Clearday Sub pursuant to a registration rights agreement (the “Registration Agreement”). Clearday Sub may not transfer the shares of Superconductor Common Stock it received pursuant to the Purchase Agreement unless the Merger Agreement were to be terminated in accordance with its terms, after which event Superconductor would be obligated to file a registration statement within 40 days and have it declared effective within 75 days (or 100 days after a full SEC review) or pay liquidated damages at the rate of 1% of $1.6 million per month until the default is remedied.

Licenses

Superconductor grants licenses for its technology to other companies. Superconductor has granted licenses to, among others, (1) Bruker for Nuclear Magnetic Resonance application, (2) General Dynamics for government applications, (3) Star Cryoelectronics for Superconducting Quantum Interference Device applications and (4) Theva for network infrastructure wireless electronic devices.

Government Contracts

For 2020, 2019, and 2018, government related contracts accounted for approximately 95%, 99%, and 98%, respectively, of Superconductor’s revenues.

Manufacturing

Superconductor’s manufacturing process involved the operation of sophisticated production equipment and material handling by production technicians. Superconductor purchased inventory components and manufacture inventory based on existing customer purchase requests, and to a lesser extent, on sales forecasts. Superconductor’s Austin, Texas facility addressed Superconductor’s growth expectations for its superconducting wire initiative. The opening of that facility coincided with the delivery of Superconductor’s first superconducting wire production equipment in early 2012.

On January 28, 2020, Superconductor announced it was ceasing manufacturing of its Conductus wire.

Historically, a number of components used in Superconductor’s products were available from only a limited number of outside suppliers due to unique designs, as well as certain quality and performance requirements. Superconductor did not have guaranteed supply arrangements with any of these suppliers, did not maintain an extensive inventory of parts or components and customarily purchase sole or limited source parts and components pursuant to purchase orders. Superconductor’s reliance on sole or limited source suppliers involved certain risks and uncertainties, many of which were beyond Superconductor’s control, and some of which were set out in its public filings, including in particular the “Risk Factors” included in this joint proxy and consent solicitation statement/prospectus.

Marketing and Sales

Superconductor utilized a direct selling model due to the concentrated customer base for superconducting wire.

Competition

Superconductor faced competition in various aspects of its technology and product development. Superconductor’s products competed on the basis of performance, functionality, reliability, pricing, quality and compliance with industry standards. Superconductor’s primary competitors include American Superconductor (AMSC), SuperPower (Furukawa), SuNam, Bruker, Shanghai Superconductor, BASF, SuperOx, Fujikura, Sumitomo, Shanghai Creative Superconductor Technologies Co., Ltd (SCSC), Oxolutia, MetOx, THEVA, Showa Cable Systems (SWCC), and Suzhou Advanced Materials Research Institute (SAMRI).

Research and Development

Superconductor’s 2018 through 2020 research and development activities were focused entirely on developing its Conductus wire product. Superconductor spent a total of $178,000, $2.4 million and $2.4 million for 2020, 2019 and 2018, respectively, on research and development.

Environmental Issues

Superconductor used certain hazardous materials in its research, development and manufacturing operations. As a result, Superconductor was subject to stringent federal, state and local regulations governing the storage, use and disposal of such materials. Current or future laws and regulations could require substantial expenditures for preventative or remedial action, reduction of chemical exposure, waste treatment or disposal. Although Superconductor believes that its safety procedures for the handling and disposing of hazardous materials complied with the standards prescribed by state and federal regulations, there is always the risk of accidental contamination or injury from these materials. To date, Superconductor has not incurred substantial expenditures for preventive action with respect to hazardous materials or for remedial action with respect to any hazardous materials accident.

Employees and Human Capital

Between January 28, 2020 and March 5, 2020, Superconductor sold substantially all of its assets, and reduced the number of its employees to three. Superconductor’s three executive officers are its only current employees, and Superconductor does not plan to either expand or reduce its headcount. None of Superconductor’s employees are represented by a labor union, and Superconductor believes that its employee relations are good.

Backlog

Superconductor’s commercial backlog consisted of accepted product purchase orders with scheduled delivery dates during the next twelve months. Superconductor had no commercial backlog at December 31, 2020 or December 31, 2019.

Corporate Information

Superconductor’s facilities and principal executive offices are located at 15511 W State Hwy 71, Suite 110-105, Austin, TX 78738. Superconductor’s telephone number is (512) 650-7775. Superconductor was incorporated in Delaware on May 11, 1987. Additional information about Superconductor is available on its website at www.suptech.com. The information on Superconductor’s website is not incorporated herein by reference.

SUPERCONDUCTOR EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for 2020, 2019 and 2018 the base salary and other compensation of Superconductor’s (i) President and Chief Executive Officer and (ii) Superconductor’s other two most highly compensated officers for 2020 (Superconductor’s “named executive officers”):

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Jeffrey A. Quiram	2020	324,450	—	—	—	13,828	338,278
President, Chief	2019	324,450	—	—	—	35,153	359,603
Executive Officer, Director	2018	324,450	—	43,431	—	45,461	413,342

William J. Buchanan	2020	209,674	—	—	—	7,490	217,164
Chief Financial Officer	2019	209,674	—	—	—	10,581	220,255
	2018	209,674	—	24,611	—	7,490	241,775
Adam L. Shelton	2020	247,200	—	—	—	6,375	253,575
Vice President Product	2019	247,200	—	—	—	6,975	254.175
Management and Marketing	2018	247,200	—	24,611	—	6,375	278,186

(1)	The Option Awards and Stock Awards amounts represent the aggregate grant date fair value of the options to purchase common stock or shares of restricted common stock (as applicable) calculated in accordance with Accounting Standards Codification (“ASC”) 718, under the assumptions included in Note 5 to Superconductor’s audited financial statements for the year ended December 31, 2020 included in this joint proxy statement and consent solicitation statement/prospectus.

(2)	The All Other Compensation amounts shown reflect the value attributable to term life insurance premiums, certain tax payments and company 401(k) matching for each named executive officer, if applicable, as well as other perquisites described below. Each named executive officer is responsible for paying income tax on such amounts. Pursuant to the terms of his employment agreement, Mr. Quiram received $8,138, $29,413 and $39,721 in 2020, 2019 and 2018, respectively, for travel expenses from his home in Minnesota, temporary housing near Superconductor’s Santa Barbara and Austin facilities, the use of an automobile, and special indemnity payments to cover the taxes resulting from the payment or reimbursement of such travel and housing expenses.

Employment Agreements

Superconductor entered into an employment agreement with Mr. Quiram in 2005, which was amended in 2007. The employment agreement provides for the following:

●	Appointment as Superconductor’s President, Chief Executive Officer and a member of the Superconductor Board;

●	A base salary, which was $315,000 per year for 2008-2009 and increased to $324,450 during 2010;

●	A bonus of up to 100% of his base salary based upon achievement of annual performance goals to be developed by the Superconductor Compensation Committee and Mr. Quiram;

●	Accelerated vesting of all his equity grants in the event of an “Involuntary Termination” or “Change of Control” (both as defined in his employment agreement);

●	A severance payment equal to one year’s salary and continued benefits for one year in the event of “Involuntary Termination”;

●	In the event of a “Change of Control,” whether or not he is terminated, Mr. Quiram is entitled to (i) payment of two times his annual base salary, (ii) 24 months of benefits coverage, and (iii) accelerated vesting of all of his outstanding equity grants;

●	Payment or reimbursement of travel expenses from his present home in Minnesota and the lease of an apartment for Mr. Quiram near Superconductor’s Santa Barbara headquarters; and a special indemnity payment for any taxes resulting from the payment or reimbursement of such expenses; and

●	Lease of an automobile.

Superconductor also has “change of control” agreements with Mr. Buchanan and Mr. Shelton. The change of control agreement generally provides that, if the employee’s employment is terminated within twenty-four months of a “Change of Control” (as defined in the change of control agreements) either (i) by Superconductor for any reason other than death, “Cause” or “Disability” (as both terms are defined in the change of control agreements) or (ii) by the employee for “Good Reason” (as defined in the change of control agreements), then the terminated employee will be entitled to severance benefits salary continuation payments and continuation of health/life insurance benefits for 18 months and accelerated vesting for all outstanding unvested stock options and other equity securities held by the employee. Any payments or distributions made to or for the benefit of the named employees under these change of control agreements will be reduced, if necessary, to an amount that would result in no excise taxes being imposed under Section 4999 of the Internal Revenue Code.

Equity Compensation Plans and Other Benefit Plans

The following table sets forth certain information with respect to outstanding options and unvested shares of restricted stock of Superconductor on December 31, 2020:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable (1)	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Jeffrey A Quiram	59	—	28,440.00	1/25/2021	—	—
	25	—	26,280.00	2/9/2022	—	—
	62	—	3,780.00	3/7/2023	—	—
	1,800	—	3,180.00	12/5/2023	—	—
	1,333	—	330.00	11/9/2025	—	—
	15,000	15,000	19.20	10/16/2028	—	—
William J. Buchanan	3	—	28,440.00	1/25/2021	—	—
	1	—	26,280.00	2/9/2022	—	—
	3	—	3,780.00	3/7/2023	—	—
	87	—	3,180.00	12/5/2023	—	—
	67	—	330.00	11/9/2025	—	—
	1,700	—	19.20	10/16/2028	—	—
Adam L Shelton	3	—	28,440.00	1/25/2021	—	—
	1	—	26,280.00	2/9/2022	—	—
	4	—	3,780.00	3/7/2023	—	—
	1,00	—	3,180.00	12/5/2023	—	—
	73		330.00	11/9/2025	—	—
	1,700	—	19.20	10/16/2028	—	—

(1)	These options are fully vested.

Compensation of Superconductor Directors

The following table summarizes the compensation paid to Superconductor’s non-employee directors for 2020:

Name	Fees earned or paid in cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Lynn J. Davis	40,000	—	—	40,000
David W. Vellequette	45,000	—	—	45,000
Julia S. Johnson	37,500	—	—	37,500

(1)	The amounts in this column represent the aggregate grant date fair value of the options to purchase common stock calculated in accordance with ASC 718, under the assumptions included in Note 5 to Superconductor’s audited financial statements for the year ended December 31, 2020 included in this proxy statement and consent solicitation/prospectus. As of December 31, 2020: (i) Mr. Davis had 2,934 options to purchase common stock and 333 unvested shares of restricted common stock; (ii) Mr. Vellequette had 2,500 options to purchase common stock and no unvested shares of restricted common stock; (iii) Ms. Johnson had 2,500 options to purchase common stock and no unvested shares of restricted common stock.

Market Price and Dividend Information
for Superconductor Common Stock

Superconductor Common Stock trades on the OTC Markets OTCQB under the symbol “SCON”. The following table details the high and low closing prices for the Superconductor Common Stock as reported by OTC Markets OTCQB for the periods indicated. The following information does not give effect to the Superconductor reverse stock split described in Proposal No. 2, and does give effect, where applicable, to the one-for-ten reverse stock split by Superconductor on July 24, 2018 and the one-for-ten reverse stock split by Superconductor on September 10, 2020.

	Price Range
	High	Low
2018
First Quarter	$149.00	$93.00
Second Quarter	$109.00	$85.00
Third Quarter	$128.80	$14.70
Fourth Quarter	$25.00	$10.30
2019
First Quarter	$25.80	$12.50
Second Quarter	$18.60	$7.00
Third Quarter	$10.70	$4.80
Fourth Quarter	$7.90	$1.20
2020
First Quarter	$3.10	$1.40
Second Quarter	$5.80	$1.80
Third Quarter *	$5.70	$1.40
Fourth Quarter	$1.79	$0.79
2021
First Quarter	$2.00	$0.79
Second Quarter	$0.79	$2.00
Third Quarter to June 11, 2021	$2.84	$1.01

* The common stock of Superconductor was delisted from the Nasdaq Capital Market, effective September 30, 2020.

Holders of Superconductor Stock

There were less than 10 holders of record of Superconductor Common Stock on May 10, 2021. This number does not include stockholders for whom shares were held in a “nominee” or “street” name. Superconductor estimates that there are more than 4,000 beneficial owners of Superconductor Common Stock.

Dividends

Superconductor has never paid cash dividends and intends to employ all available funds in the development of its business. Superconductor has no plans to pay cash dividends in the near future. Superconductor’s ability to declare or pay dividends on shares of Superconductor Common Stock is subject to the requirement that Superconductor pay an equivalent dividend on each outstanding share of Superconductor Preferred Stock (on an as-converted basis).

SUPERCONDUCTOR’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Please see “Description of Business—Superconductor—Superconductor’s Future Business” regarding material information and updates that in many material respects superseded and modify the following general business description.

On October 29, 2019, Superconductor announced that the Superconductor Board, supported by its management team, had commenced a process to explore strategic alternatives focused on maximizing shareholder value. Strategic alternatives considered included, among others, a strategic investment financing which would allow Superconductor to pursue its current business plan to commercialize the Conductus wire platform, a business combination such as a merger with another party, or a sale of Superconductor. On January 28, 2020, Superconductor announced a cost reduction plan for the purpose of aligning Superconductor’s personnel needs and capital requirements as Superconductor explored strategic alternatives previously announced. Superconductor will maintain operations of its Sapphire Cryocooler cryogenics initiatives while ceasing additional manufacturing of its HTS Conductus® wire and ceasing work on its Department of Energy contract mentioned above. The plan also included a 70% employee workforce reduction.

On May 14, 2021, Superconductor entered into a definitive merger agreement with Clearday, a privately-held company dedicated to delivering next generation longevity care and wellness services, whereby a wholly-owned subsidiary of Superconductor will merge with and into Clearday in a stock-for-stock transaction with Clearday and amended and restated this agreement on June 11, 2021. This merger agreement terminated, without any liability, a prior agreement and plan of merger among such parties dated as of February 26, 2020, as amended, as described in this joint proxy and consent solicitation statement/prospectus.

Results of Operations

Quarter Ended April 3, 2021 compared to the Quarter Ended March 28, 2020

Superconductor had $0 of revenue in the first quarter 2021. Total revenues decreased from $184,000 in the first quarter of 2020 to $0 in the first quarter of 2021. As noted above in “Description of Business—Superconductor—Superconductor’s Future Business” Superconductor ceased work on additional manufacturing of its HTS Conductus wire. Commercial product revenues and government contract revenues are expected to remain near zero as Superconductor pursues the announced merger.

Cost of revenues includes all direct costs, manufacturing overhead, preproduction process development and provision for excess and obsolete inventories. The cost of revenues decreased to $0 in the first quarter of 2021 compared to $190,000 for the first quarter of 2020. Superconductor’s cost of revenues includes both variable and fixed cost components. The variable component consists primarily of materials, assembly and test labor, overhead, which includes utilities, transportation costs and warranty costs. The fixed component includes equipment and leasehold depreciation, purchasing expenses and quality assurance costs. As a result, Superconductor’s gross profit margins decrease as revenue and production volumes decline due to lower sales volume and higher amounts of production overhead variances expensed to cost of sales; and its gross profit margins increase as its revenue and production volumes increase due to higher sales volume and lower amounts of production overhead variances expensed to cost of sales.

The following is an analysis of Superconductor’s product gross loss:

	For the quarters ended
	April 3, 2021	March 28 2020
	(Dollars in thousands)
Commercial product revenues	$-	$10
Cost of commercial product revenues	-	190
Gross loss	$-	$(180)

Superconductor had no commercial revenue and no cost of commercial cost of revenue and, therefore, no gross profit in the first quarter of 2021 from manufacturing of its commercial products compared to a gross loss of $180,000 in the first quarter of 2020. Superconductor’s first quarter 2021 gross loss decreased due to its discontinued efforts to produce Conductus wire.

In June 2017, Superconductor finalized negotiations on a $4.5 million DOE contract and began work on this government contract. Funding for the second phase of this contact had been delayed until late 2019. Superconductor’s first quarter 2021 government contract revenues were $0 and cost of government contract revenues was $0, compared to $174,000 and $71,000, respectively, in the first quarter of 2020. Since Superconductor has ceased manufacturing its Conductus wire, it has have now concluded its efforts on this contract.

Research and development expenses related to development of new Conductus wire products and new wire products manufacturing processes. Total expenses totaled $0 and $178,000, in the first quarters of 2021 and 2020, respectively. Superconductor’s 2021 expenses decreased to $0 as it ceased these efforts at the end of January 2020 when it stopped work on its Conductus wire.

Selling, general and administrative expenses were $569,000 and $825,000, in the first quarters of 2021 and 2020, respectively. These expenses were lower in the first quarter of 2021 compared with the first quarter of 2020 principally due to our previously announced cost reduction plan and Superconductor’s reduced operations as it pursues its pursue our merger with Clearday.

Other income of $0 and $1,000 in the first quarters of 2021 and 2020, respectively, was from interest income.

Superconductor had a net loss of $569,000 and $1.1 million for quarters ended April 3, 2021 and March 28, 2020, respectively. The net loss available to common stockholders totaled $0.18 per common share in the first quarter of 2021, compared to a net loss of $0.56 per common share in the first quarter of 2020. The per share loss in 2021 is lower due to Superconductor’s terminated wire manufacturing efforts, Superconductor’s cost reduction plan and the increased number of common shares outstanding at April 3, 2021 compared to March 28, 2020.

2020 Compared to 2019

Total revenues decreased by $361,000 or 66%, to $184,000 in 2020 from $545,000 in 2019. Government contract revenues were $174,000 or 95% of total revenue, of Superconductor’s total revenue in 2020 and $540,000 or 99% of total revenues in 2019.

Cost of commercial product revenues includes all direct costs, manufacturing overhead, preproduction process development and provision for excess and obsolete inventories. The cost of commercial product revenues totaled $190,000 for 2020 compared to $3.3 million in 2019. Cost of government product revenues totaled $71,000 for 2020 compared to $303,000 in 2019.

Superconductor’s cost of commercial product revenues includes both variable and fixed cost components. The variable component consists primarily of materials, assembly and test labor, overhead, which includes equipment and facility depreciation, transportation costs and warranty costs. The fixed component includes test equipment and facility depreciation, purchasing and procurement expenses and quality assurance costs. Given the fixed nature of such costs, the absorption of Superconductor’s production overhead costs into inventory decreases and the amount of production overhead variances charged to cost of sales increases as production volumes decline since Superconductor has fewer units to absorb its overhead costs against. Conversely, the absorption of Superconductor’s production overhead costs into inventory increases and the amount of production overhead variances expensed to cost of sales decreases as production volumes increase since Superconductor has more units to absorb its overhead costs against. As a result, Superconductor’s gross profit margins generally decrease as revenue and production volumes decline due to lower sales volume and higher amounts of production overhead variances expensed to cost of sales; and Superconductor’s gross profit margins generally increase as its revenue and production volumes increase due to higher sales volume and lower amounts of production overhead variances expensed to cost of sales.

The following is an analysis of Superconductor’s product gross profit margins for 2020 and 2019:

	Years Ended December 31,
Dollars in Thousands	2020	2019
Commercial product revenues	$10	$5
Cost of commercial product revenues	$190	$3,259
Gross loss	$(180)	$(3,254)

Superconductor has a gross loss of $180,000 in 2020 from the sale of its commercial products compared to a gross loss of $3.3 million in 2019. Superconductor experienced a gross loss in 2020 and 2019 due to: it manufacturing efforts to bring Superconductor’s Conductus wire production to market; its processes not yet being finalized for high yield manufacturing and; its sales being insufficient to cover its overhead. Superconductor has not been able to improve its manufacturing processes and increase its yields and have ceased its Conductus wire manufacturing in the first quarter of 2020.

Superconductor’s 2020 government contract revenues were $174,000 and cost of government contract revenues, which include all direct contract costs and overhead, were $71,000. Since Superconductor ceased manufacturing of its Conductus wire, Superconductor also concluded its efforts on this contract.

Research and development expenses related to development of new wire products and new wire product manufacturing processes. As such, Superconductor’s research and development efforts concluded in the first quarter of 2020. Research and development expenses totaled $178,000 in 2020 compared to $2.4 million in 2019.

Selling, general and administrative expenses totaled $2.7 million in 2020 compared to $3.9 million in 2019, a decrease of $1.2 million, or 31%. The lower expenses in 2020 were primarily the result of reduced operations as Superconductor pursues a merger with Clearday.

Other income of $2,000 and $59,000 in 2020 and 2019, respectively, was interest income.

Superconductor’s net loss totaled $3.0 million in 2020, compared to $9.2 million in 2019, a decrease of $6.2 million, or 68%. The decrease in net loss principally resulted from ceased Conductus wire operations.

The net loss available to common stockholders totaled $1.10 per common share in 2020, compared to a net loss of $12.33 per common share in 2019, a decrease of $11.23, or 91%. The decreased loss per common share in 2020 resulted from a greater number of common shares outstanding at December 31, 2020 compared to December 31, 2019 and ceased Conductus wire operations.

2019 Compared to 2018

Total revenues decreased by $1,011,000 or 65%, to $545,000 in 2019 from $1,556,000 in 2018. Government contract revenues were $540,000 or 99% of total revenue, of Superconductor’s total revenue in 2019 and $1,556,000 or 100% of total revenues in 2018.

Cost of commercial product revenues includes all direct costs, manufacturing overhead, preproduction process development and provision for excess and obsolete inventories. The cost of commercial product revenues totaled $3.3 million for 2019 compared to $2.2 million in 2018. Cost of government product revenues totaled $0.3 million for 2019 compared to $1.2 million in 2018.

Superconductor’s cost of commercial product revenues includes both variable and fixed cost components. The variable component consists primarily of materials, assembly and test labor, overhead, which includes equipment and facility depreciation, transportation costs and warranty costs. The fixed component includes test equipment and facility depreciation, purchasing and procurement expenses and quality assurance costs. Given the fixed nature of such costs, the absorption of Superconductor’s production overhead costs into inventory decreases and the amount of production overhead variances charged to cost of sales increases as production volumes decline since Superconductor has fewer units to absorb its overhead costs against. Conversely, the absorption of Superconductor’s production overhead costs into inventory increases and the amount of production overhead variances expensed to cost of sales decreases as production volumes increase since Superconductor has more units to absorb its overhead costs against. As a result, Superconductor’s gross profit margins generally decrease as revenue and production volumes decline due to lower sales volume and higher amounts of production overhead variances expensed to cost of sales; and Superconductor’s gross profit margins generally increase as its revenue and production volumes increase due to higher sales volume and lower amounts of production overhead variances expensed to cost of sales.

The following is an analysis of Superconductor’s product gross profit margins for 2019 and 2018:

	Years Ended December 31,
Dollars in Thousands	2019	2018
Commercial product revenues	$5	$—
Cost of commercial product revenues	3,259	2,245
Gross loss	$(3,254)	$(2,245)

Superconductor had a gross loss of $3.3 million in 2019 from the sale of its commercial products compared to a gross loss of $2.2 million in 2018. Superconductor experienced a gross loss in 2019 and 2018 due to: its increased manufacturing efforts to bring its Conductus wire production to market; its processes not yet being finalized for high yield manufacturing and; its sales being insufficient to cover its overhead. Superconductor has not been able to improve its manufacturing processes and increasing its yields at lower than optimal capacity and have now ceased its Conductus wire manufacturing.

In June 2017, Superconductor finalized negotiations on a $4.5 million U.S. Department of Energy contract and have begun work on this government contract. Superconductor’s first year goals under this contract are to increase current carrying capacity and reduce costs of Superconductor’s Conductus wire. Superconductor’s 2019 government contract revenues were $540,000 and cost of government contract revenues, which include all direct contract costs and overhead, were $303,000. Since Superconductor has ceased manufacturing of Superconductor’s Conductus wire, it is now concluding its efforts on this contract.

Research and development expenses relate to development of new wire products and new wire product manufacturing processes. In 2017, Superconductor ceased research and development efforts for its wireless commercial products. Research and development expenses totaled $2.4 million in 2019 compared to $2.4 million in 2018.

Selling, general and administrative expenses totaled $3.9 million in 2019 compared to $4.0 million in 2018, a decrease of $0.1 million, or 3%. The lower expenses in 2019 were primarily the result cost reductions.

Other income of $59,000 and $64,000 in 2019 and 2018, respectively, was interest income.

Net loss totaled $9.2 million in 2019, compared to $8.1 million in 2018, an increase of $1.1 million, or 14%. The increase in net loss principally resulted from $1.0 million lower 2019 government revenues.

The net loss available to Superconductor Common Stock holders totaled $1.23 per common share in 2019, compared to a net loss of $4.03 per common share in 2018, a decrease of $2.80, or 69%. The decreased loss per common share in 2019 principally resulted from a greater number of common shares outstanding at December 31, 2019 compared to December 31, 2018.

Liquidity and Capital Resources

Cash Flow Analysis

As of April 3, 2021, Superconductor had working capital of $1.1 million, including $1.3 million in cash and cash equivalents, compared to working capital of $1.1 million at December 31, 2020, which included $1.3 million in cash and cash equivalents. Superconductor currently invests its excess cash in short-term, investment-grade, money-market instruments with maturities of three months or less.

Cash and cash equivalents was $1.3 million at April 3, 2021 and December 31, 2019.

Cash used in operations totaled $453,000 in the first quarter of 2021. This amount was used to fund the cash portion of Superconductor’s net loss with virtually no changes in its working capital.

No cash was used in or provided by investing activities in the three months ended April 3, 2021.

In the three months ended April 3, 2021, Superconductor received loan proceeds in the amount of $468,000 under the Paycheck Protection Program (the “PPP”) of the CARES Act.

As of December 31, 2020, Superconductor had working capital of $1.1 million, including $1.3 million in cash and cash equivalents, compared to working capital of $0.4 million at December 31, 2019, which included $0.7 million in cash and cash equivalents. Superconductor currently invests the excess cash in short-term, investment-grade, money-market instruments with maturities of three months or less. Superconductor’s investments have no exposure to the auction rate securities market.

Cash and cash equivalents increased by $0.6 million from $0.7 million, at December 31, 2019 to $1.83 million at December 31, 2020.

In 2020, $3.1 million cash was used in operations, while $3.7 million was provided by financing and investing activities.

In 2020, net cash provided by investing activities was $1.2 million from the sale of patents, property and equipment related to Superconductor’s ceased Conductus wire operations. There were no investing activities in 2019.

In 2020, $2.5 million was provided by the sale of warrants issued as part of Superconductor’s October 2019 offering.

In 2019, net cash provided by two financing activities: (1) the May 2019 offering of Superconductor’s common stock, provided gross proceeds of $1.7 million and, after deducting the placement agent fees and Superconductor’s offering expenses, net proceeds of $1.4 million; (2) the October 2019 offering of Superconductor’s Common Stock and warrants provided gross proceeds of $3.0 million and, after deducting the placement agent fees and Superconductor’s offering expenses, net proceeds of $2.4 million.

Contractual Obligations and Commercial Commitments

Superconductor leased all of its properties. All of Superconductor’s leases expired or were terminated in March 2020. Superconductor continues to rent certain properties month to month. All of Superconductor’s operations were located in Austin, Texas.

Superconductor has not had other material changes outside of the ordinary course of business in their contractual obligations as disclosed in their Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Capital Expenditures

Superconductor made no investments for fixed assets in the first quarter of 2021 and Superconductor does not expect to make capital expenditures during the remainder of 2021. Superconductor made no investments for fixed assets in 2020.

Financing Activities

Superconductor has historically financed its operations through a combination of cash on hand, equipment lease financings, available borrowings under bank lines of credit and both private and public equity offerings. Superconductor made no offerings in 2020; however, $2.5 million was provided by the sale of warrants as issued as part of the October 2019 offering mentioned below.

On October 10, 2019 Superconductor completed a public offering of an aggregate of 1,183,400 shares of Superconductor Common Stock (or common stock equivalents) and warrants to purchase an aggregate of 1,183,400 shares of common stock with gross proceeds to Superconductor of approximately $3.0 million. The warrants are exercisable for five years at an exercise price equal to the public offering price. The offering was priced at $2.50 per share of common stock. The net proceeds to Superconductor from the offering, after deducting the placement agent fees and Superconductor’s estimated offering expenses, was approximately $2.4 million. The placement agent received warrants to purchase 82,838 shares of Superconductor Common Stock, at an exercise price of $3.125. In 2020, 978,594 of these warrants were exercised, providing Superconductor with proceeds of $2.5 million. Superconductor’s current forecast is that Superconductor’s existing cash and cash equivalents resources will be sufficient to fund Superconductor’s planned operations into the third quarter of 2021. See “—Future Liquidity” below.

On May 23, 2019 Superconductor completed a public offering of an aggregate of 1,700,000 shares of Superconductor Common Stock with gross proceeds to Superconductor of $1.7 million. The net proceeds to Superconductor from the offering, after deducting the placement agent fees and Superconductor’s estimated offering expenses, was $1.4 million.

On July 30, 2018 Superconductor completed a public offering of an aggregate of 2,571,429 shares of Superconductor Common Stock (or common stock equivalents) and warrants to purchase an aggregate of 2,571,429 shares of common stock with gross proceeds to Superconductor of $9.0 million. The net proceeds to Superconductor from the offering, after deducting the placement agent fees and Superconductor’s estimated offering expenses, was $7.98 million.

On March 9, 2018, Superconductor completed a registered offering of common stock (and common stock equivalents) with total gross proceeds of approximately $2 million. The net proceeds to Superconductor from the registered offering, after deducting the placement agent fees and Superconductor’s estimated offering expenses, was approximately $1.7 million.

Superconductor currently intends to use the net proceeds of these offerings for working capital and general corporate purposes. General corporate purposes may include capital expenditures. In addition, Superconductor may use a portion of any net proceeds to acquire complementary products, technologies, or businesses.

Contractual Obligations and Commercial Commitments

Superconductor incurs various contractual obligations and commercial commitments in Superconductor’s normal course of business. They consist of the following:

Operating Lease Obligations. Superconductor’s operating lease obligations consist of facilities leases in Austin, Texas, as well as several smaller equipment leases.

Patents and Licenses. Superconductor has entered into a licensing agreement requiring royalty payments ranging from 0.5% to 1.0% of specified product sales. The agreement contains a provision for the payment of guaranteed or minimum royalty amounts. Typically, the licensor can terminate Superconductor’s license if Superconductor fails to pay minimum annual royalties.

Purchase Commitments. In the normal course of business, Superconductor incurs purchase obligations with vendors and suppliers for the purchase of inventory, as well as other goods and services. These obligations are generally evidenced by purchase orders that contain the terms and conditions associated with the purchase arrangements. Superconductor is committed to accept delivery of such material pursuant to the purchase orders subject to various contract provisions that allows Superconductor to delay receipt of such orders or cancel orders beyond certain agreed upon lead times. Cancellations may result in cancellation costs payable by Superconductor.

Superconductor has no minimum lease payments under operating leases and license obligations going forward.

Future Liquidity

For the quarter ended April 3, 2021, Superconductor incurred a net loss of $569,000 and had negative cash flows from operations of $453,000. In the full 2020 year, Superconductor incurred a net loss of $3 million and had negative cash flows from operations of $3.1 million.

Clearday made a good faith payment to Superconductor of $120,000 in early February 2021, which is non-refundable, to assist with Superconductor’s operating expenses as Superconductor negotiated a new merger agreement.

On February 26, 2021, Superconductor entered into an unsecured note evidencing Superconductor’s loan under the Paycheck Protection Program (the “PPP Loan”) in the principal amount of approximately $468,000. Proceeds of this PPP Loan may be used for payroll costs, costs related to certain group health care benefits, rent payments, utility payments, mortgage interest payments, interest payments on other debt obligations. Superconductor’s current plans are to seek partial loan forgiveness in the amount of approximately $150,000, as permitted under the PPP Loan, and to repay the remainder.

Superconductor’s cash resources are not sufficient to fund Superconductor’s business through the end of the current fiscal year, however, Superconductor believes they are sufficient to fund Superconductor’s operations through approximately August 2021, during which time Superconductor intends to pursue merger negotiations and, if they are successful, shareholder approval for a merger with Clearday. There is no assurance that these negotiations will be successful or that shareholder approval will be obtained, in which case Superconductor likely will need to seek bankruptcy protection. These factors raise substantial doubt about Superconductor’s ability to continue as a going concern.

In 2020, Superconductor incurred a net loss of $3.0 million and had negative cash flows from operations of $3.1 million. In 2019, Superconductor incurred a net loss of $9.2 million and had negative cash flows from operations of $8.8 million. At December 31, 2020, Superconductor had $1.3 million in cash.

Clearday made a good faith payment to Superconductor of $120,000 in early February, 2021, which is non-refundable to its obligations under the merger agreement, to assist with operating expenses.

On February 26, 2021, Superconductor entered into an unsecured note evidencing its loan under the Paycheck Protection Program (the “PPP Loan”) in the principal amount of approximately $0.5 million. Proceeds of its PPP Loan may be used for payroll costs, costs related to certain group health care benefits, rent payments, utility payments, mortgage interest payments, interest payments on other debt obligations. Superconductor’s current plans are to seek partial loan forgiveness in the amount of approximately $150,000, as permitted under the PPP Loan, and to repay the remainder.

Superconductor’s cash resources are not sufficient to fund the business through the end of the current fiscal year, however, Superconductor believes they are sufficient to fund its operations through approximately August 2021, and through the closing of the merger agreement. See “The Merger Agreement—Expenses”.

Superconductor’s independent registered public accounting firm has included in their audit reports for 2019 through 2020 an explanatory paragraph expressing substantial doubt about their ability to continue as a going concern.

Net Operating Loss Carryforward

As of December 31, 2020, Superconductor had net operating loss carryforwards for federal and state income tax purposes of approximately $297.9 million which expire in the years 2021 through 2038. Of these amounts, $50.8 million resulted from the acquisition of Conductus. Superconductor also had $15.6 million of Federal net operating losses from the 2018 and 2019 tax year which do not expire, but are subject to an annual limitation under Section 382 as discussed below. Under the Internal Revenue Code change of control limitations, a maximum of $14.2 million will be available for reduction of future taxable income.

Due to the uncertainty surrounding their realization, Superconductor recorded a full valuation allowance against their net deferred tax assets. Accordingly, no deferred tax asset has been recorded in the accompanying consolidated balance sheets.

Section 382 of the Internal Revenue Code imposes an annual limitation on the utilization of net operating loss carryforwards based on a statutory rate of return (usually the “applicable federal funds rate”, as defined in the Internal Revenue Code) and the value of the corporation at the time of a “change of ownership” as defined by Section 382. Superconductor had changes in ownership in August 1999, December 2002, June 2009, August 2013, December 2016 and May 2019. In addition, Superconductor acquired the right to Conductus’ net operating losses, which are also subject to the limitations imposed by Section 382. Conductus underwent seven ownership changes, for purpose of this rule, which occurred in February 1999, February 2001, December 2002, June 2009, August 2013, December 2016 and May 2019. Therefore, Superconductor’s net operating loss carryforwards of $285.9 million which were incurred prior to the 2019 ownership changes, will be subject in future periods to annual limitations of $115,000. Net operating losses released from this limitation and/or incurred by us subsequent to the ownership changes and therefore not subject to this limitation totaled $12.2 million. An additional $115,000 in losses were released from limitation during the year under Section 382.

Market Risk

Superconductor is exposed to various market risks, including changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices. Superconductor does not enter into derivatives or other financial instruments for trading or speculation purposes. Superconductor’s money market investments have no exposure to the auction rate securities market.

At December 31, 2020, Superconductor had approximately $1.0 million invested in a money market account yielding approximately 0.1%. Assuming no yield on this money market account and no liquidation of principal for the year, Superconductor’s total interest income would decrease by less than $1,000 per annum.

Critical Accounting Policies and Estimates

Superconductor’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires Superconductor to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Superconductor continually evaluates its estimates, including those related to bad debts, inventories, recovery of long-lived assets, income taxes, warranty obligations, contract revenue and contingencies. Superconductor bases its estimates on historical experience and on various other assumptions that Superconductor believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to Superconductor’s reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions.

On July 24, 2018, Superconductor effected a 1-for-10 reverse stock split of Superconductor Common Stock, or the 2018 Reverse Stock Split. As a result of the 2018 Reverse Stock Split, every ten shares of Superconductor pre-2018 Reverse Stock Split Common Stock were combined and reclassified into one share of Superconductor Common Stock. The 2018 Reverse Stock Split did not change the authorized number of shares or the par value of Superconductor Common Stock.

On September 9, 2020, Superconductor effected a 1-for-10 reverse stock split of Superconductor Common Stock, or the 2020 Reverse Stock Split. As a result of the 2020 Reverse Stock Split, every ten shares of Superconductor pre-2020 Reverse Stock Split common stock were combined and reclassified into one share of Superconductor Common Stock. The 2020 Reverse Stock Split changed the authorized number of shares from 250,000,000 to 25,000,000. The par value of Superconductor Common Stock remained $0.001. Share and per share data included in this Item 7 have been retroactively adjusted, as applicable, for the effect of the reverse stock splits. Certain of the information contained in the documents incorporated by reference herein and therein present information on Superconductor Common Stock on a pre-reverse stock split basis.

Superconductor identified certain critical accounting policies which affect certain of its more significant estimates and assumptions used in preparing Superconductor’s consolidated financial statements in its Annual Report on Form 10-K for 2019. Superconductor has not made any material changes to these policies.

Superconductor believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of the consolidated financial statements. Superconductor maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of Superconductor’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Superconductor writes down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated net realizable value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Superconductor’s inventory is valued at the lower of its actual cost or net realizable value of the inventory. Superconductor reviews inventory quantities on hand and on order and record, on a quarterly basis, a provision for excess and obsolete inventory and/or vendor cancellation charges related to purchase commitments. If the results of the review determine that a write-down is necessary, Superconductor recognizes a loss in the period in which the loss is identified, whether or not the inventory is retained. Superconductor’s inventory reserves establish a new cost basis for inventory and are not reversed until Superconductor sells or disposes of the related inventory. Such provisions are established based on historical usage, adjusted for known changes in demands for such products, or the estimated forecast of product demand and production requirements. Superconductor recognizes all manufacturing preproduction process development expenses as cost of revenues in the period they are incurred. Superconductor’s business is characterized by rapid technological change, frequent new product development and rapid product obsolescence that could result in an increase in the amount of obsolete inventory quantities on hand. Demand for Superconductor’s products can fluctuate significantly. Superconductor’s estimates of future product demand may prove to be inaccurate, and Superconductor may understate or overstate the provision required for excess and obsolete inventory.

Commercial product revenues consist of revenue from sales of products, net of trade discounts and allowances. Superconductor recognizes revenue when evidence of an arrangement exists, contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. At the time revenue is recognized, Superconductor provides for the estimated cost of product warranties if allowed for under contractual arrangements and return products. Superconductor’s warranty obligation is affected by product failure rates and service delivery costs incurred in correcting a product failure. Should such failure rates or costs differ from these estimates, accrued warranty costs would be adjusted.

Superconductor indemnifies, without limit or term, its customers against all claims, suits, demands, damages, liabilities, expenses, judgments, settlements and penalties arising from actual or alleged infringement or misappropriation of any intellectual property relating to Superconductor’s products or other claims arising from Superconductor’s products. Superconductor has no known losses, and it cannot reasonably develop an estimate of the maximum potential amount of payments that might be made under its indemnities because of the uncertainty as to whether a claim might arise and how much it might total.

Government contract revenues are principally generated under research and development contracts. Contract revenues are derived primarily from research contracts with agencies of the United States Government. Credit risk related to accounts receivable arising from such contracts is considered minimal. These contracts may include cost-plus, fixed price and cost sharing arrangements and are generally short-term in nature.

All payments to Superconductor for work performed on contracts with agencies of the U.S. Government are subject to adjustment upon audit by the Defense Contract Audit Agency. Based on historical experience and review of current projects in process, Superconductor believes that the audits will not have a significant effect on its financial position, results of operations or cash flows. The Defense Contract Audit Agency has audited Superconductor through 2018.

Superconductor periodically evaluates the realizability of long-lived assets as events or circumstances indicate a possible inability to recover the carrying amount. Long-lived assets that will no longer be used in Superconductor’s business are written off in the period identified since they will no longer generate any positive cash flows for Superconductor. Such evaluation is based on various analyses, including cash flow and profitability projections, as well as alternative uses, such as government contracts or awards. The analyses necessarily involve significant management judgment. In the event the projected undiscounted cash flows are less than net book value of the assets, the carrying value of the assets will be written down to their estimated fair value. Superconductor’s future cash flows may vary from estimates.

The fair value of Superconductor’s warrant liabilities was determined using the binomial lattice valuation model, including an equal probabilities tree and an early exercise factor. These derivative liabilities were adjusted to reflect fair value at each period end, with any increase or decrease in the fair value recognized in Superconductor’s consolidated statement of operations. These warrants expired on August 9, 2018 and had no value after such date.

Stock-based employee compensation cost is recognized using the fair-value based method for all awards granted. Superconductor issues stock option awards and restricted share awards to employees and to non-employee directors under its stock-based incentive plans. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. Compensation cost related to restricted share awards is recorded based on the market price of Superconductor Common Stock on the grant date. Superconductor recognizes compensation expense over the expected service period, generally the vesting period on a straight-line basis from the grant date.

Superconductor’s valuation allowance against the deferred tax assets is based on its assessments of historical losses and projected operating results in future periods. If and when Superconductor generates future taxable income in the U.S. against which these tax assets may be applied, some portion or all of the valuation allowance would be reversed and an increase in net income would consequently be reported in future years.

DESCRIPTION OF SUPERCONDUCTOR CAPITAL STOCK

The following description of Superconductor’s common stock and preferred stock, together with the additional information Superconductor includes in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that Superconductor may offer pursuant to this or any future prospectus, as they are in effect as of the date of this prospectus. While the terms summarized below will apply generally to any future common stock or preferred stock that Superconductor may offer, Superconductor will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of Superconductor’s common stock and preferred stock, please refer to the Superconductor Certificate of Incorporation and the Superconductor Bylaws, which are exhibits to the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to The Superconductor Certificate of Incorporation and the Superconductor Bylaws, as either may be amended from time to time after the date of this prospectus, but before the date of any such prospectus supplement. The following information does not give effect to Proposal No. 2 (the Reverse Stock Split Proposal) or Proposal No. 4 (the Authorized Share Increase Proposal) in this joint proxy and consent solicitation statement/prospectus.

Authorized Capitalization

Prior to the 2020 Reverse Stock Split described below, Superconductor had 252,000,000 shares of capital stock authorized under its certificate of incorporation, consisting of 250,000,000 shares of common stock and 2,000,000 shares of preferred stock, of which 706,829 have been designated as Series A Convertible Preferred Stock, par value $0.001 per share (“Series A Preferred Stock”) 10,000 have been designated as Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”) 1,500 have been designated as Series C Convertible Preferred Stock, par value $0.001 per share (“Series C Preferred Stock”) 8,000 have been designated as Series D Convertible Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”) and 4,500 have been designated as Series E Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”). Prior to the 2020 Reverse Stock Split described below, as of December 31, 2019, Superconductor had 17,731,893 shares of common stock, 328,925 shares of Series A Preferred Stock and 0 shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock outstanding. Superconductor’s authorized shares of common stock and preferred stock are available for issuance without further action by Superconductor’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Superconductor’s securities may be listed or traded. If the approval of Superconductor’s stockholders is not so required, the Superconductor Board may determine not to seek stockholder approval.

On September 10, 2020, Superconductor effected the 2020 Reverse Stock Split. As a result of the 2020 Reverse Stock Split, every ten shares of Superconductor’s pre-2020 Reverse Stock Split common stock were combined and reclassified into one share of Superconductor’s common stock. The 2020 Reverse Stock Split reduced the number of authorized shares of capital stock of Superconductor to 27 million shares, consisting of 25 million authorized shares of common stock and 2 million authorized shares of preferred stock and did not change the par value of Superconductor’s common stock. Certain of the information contained in the historical documents attached as an exhibit to the registration statement of which this proxy statement and consent solicitation/prospectus is a part present information on Superconductor’s common stock on a pre-2020 Reverse Stock Split basis. On July 24, 2018, Superconductor effected a reverse stock split of the issued and outstanding shares of Superconductor’s common stock, at a ratio of one share for ten shares (the “2018 Reverse Stock Split”). As a result of the 2018 Reverse Stock Split, every ten shares of Superconductor’s pre-2018 Reverse Stock Split common stock were combined and reclassified into one share of Superconductor’s common stock. The 2018 Reverse Stock Split did not change the authorized number of shares or the par value of Superconductor’s common stock. Certain of the information contained in the historical documents attached as an exhibit to this prospectus present information on Superconductor’s common stock on a pre-2018 Reverse Stock Split basis. On July 18, 2016, Superconductor effected a 1-for-15 reverse stock split of Superconductor’s common stock (the “2016 Reverse Stock Split”). As a result of the 2016 Reverse Stock Split, every fifteen shares of Superconductor’s pre-2016 Reverse Stock Split common stock were combined and reclassified into one share of Superconductor’s common stock. Previously, effective March 11, 2013, Superconductor effected a 1-for-12 reverse stock split of Superconductor’s common stock (the “March 2013 Reverse Stock Split”). As a result of the March 2013 Reverse Stock Split, every twelve shares of Superconductor’s pre-March 2013 Reverse Stock Split common stock were combined and reclassified into one share of Superconductor’s common stock.

All share and per share data in this prospectus for periods prior to July 18, 2016 have been retroactively adjusted to reflect a 1-for-15 reverse stock split of Superconductor’s common stock that was effective on July 18, 2016 and for periods prior to July 24, 2018, have been retroactively adjusted to reflect a 1-for-10 reverse stock split of Superconductor’s common stock that was effective on July 24, 2018; and for periods prior to September 10, 2020, have been retroactively adjusted to reflect a 1-for-10 reverse stock split of Superconductor’s common stock that was effective on September 10, 2020.

Common Stock

Holders of Superconductor’s common stock are entitled to such dividends as may be declared by the Superconductor Board out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of Superconductor’s securities.

Each holder of Superconductor’s common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of Superconductor’s liquidation, dissolution or winding up, the holders of Superconductor’s common stock are entitled to receive pro rata Superconductor’s assets that are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of Superconductor’s common stock are, and the shares of common stock issued upon the conversion of any securities convertible into Superconductor’s common stock will be, fully paid and non-assessable. The shares of common stock offered by this prospectus or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.

Superconductor’s common stock is listed on the OTC Markets OTCQB under the symbol “SCON”. Computershare is the transfer agent and registrar for Superconductor’s common stock. Computershare’s address is 250 Royall Street, Canton, MA 02021.

Preferred Stock

The Superconductor Certificate of Incorporation permits it to issue up to 2,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by the Superconductor Board without any further action by Superconductor’s stockholders. As of December 31, 2020, Superconductor had 328,925 shares of Series A Preferred Stock outstanding convertible into 182 shares of Superconductor’s common stock.

Subject to the limitations prescribed in the Superconductor Certificate of Incorporation and under Delaware law, the Superconductor Certificate of Incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. Although the Superconductor Board has no present intention to issue any additional preferred stock, the issuance of preferred stock could adversely affect the rights of holders of Superconductor’s common stock, including with respect to voting, dividends and liquidation, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. Such issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.

Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Superconductor or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of Superconductor’s common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority of Superconductor’s common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.

The following description sets forth certain general terms and provisions of the preferred stock Superconductor may issue. If Superconductor offers convertible preferred stock, such stock will be convertible into shares of Superconductor’s common stock. With respect to any convertible preferred stock or preferred stock (each referred to herein as preferred stock) Superconductor may choose to offer, the specific designations and rights will be described in the prospectus or other appropriate document relating to the preferred stock offered, including the following terms. Each time that Superconductor issues a new series of preferred stock, Superconductor will file with the SEC a definitive certificate of designations that will state the designation, powers, preferences, rights and qualifications, limitations and restrictions of that series of preferred stock. In addition, the prospectus or other appropriate document relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

●	the designation of the series, which may be by distinguishing number, letter or title;

●	the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

●	the price at which the preferred stock will be issued;

●	the dividend rate, the dates on which the dividends will be payable, if any, whether dividends shall be cumulative or noncumulative and other terms relating to the payment of dividends on the preferred stock;

●	whether the preferred stock is redeemable or subject to a sinking fund, and the terms and amount of such sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series, and the special or relative rights of such shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Superconductor;

●	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of Superconductor or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

●	any listing of the preferred stock on any securities exchange;

●	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up;

●	restrictions on the issuance of shares of the same series or of any other class or series;

●	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Series A Convertible Preferred Stock

In October 2007, in connection with entering into an amended investment agreement with Hunchun BaoLi Communication Co. Ltd., or BAOLI, the Superconductor Board authorized the designation and issuance of 706,829 shares of Series A Preferred Stock. On January 8, 2008, the terms of the investment agreement with BAOLI were amended, and Superconductor issued to BAOLI and two related purchasers a total of 1,723 shares of common stock (as adjusted for reverse stock splits) and 611,523 shares of Series A Preferred Stock. Subject to the terms and conditions of Series A Preferred Stock and to customary adjustments to the conversion rate, each share of Series A Preferred Stock is convertible into ten twelfths of a share of Superconductor’s common stock so long as the number of shares of Superconductor’s common stock beneficially owned by BAOLI following such conversion does not exceed 9.9% of Superconductor’s outstanding common stock. Except for a preference on liquidation of $0.01 per share, each share of Series A Preferred Stock is the economic equivalent of ten twelfths of a share of common stock into which it is convertible. Except as required by law, the Series A Preferred Stock will not have any voting rights. As of March 31, 2021, Superconductor had 328,925 shares of Series A Preferred Stock issued and outstanding. For a complete description of the terms of the Series A Preferred Stock, please see the certificate of designations, filed with, and attached as an exhibit to, this prospectus.

Warrants to Purchase Common Stock

As of December 31, 2020 and April 3, 2021, Superconductor had warrants outstanding representing the right to acquire 623,921 shares of Superconductor’s Common Stock at a weighted average exercise price of $255.90 per share. For further information on Superconductor’s outstanding warrants, see also “Note 5—Stockholders’ Equity—Warrants” in the financial statements for the year ended December 31, 2020 included in this proxy statement/prospectus/consent solicitation.

Superconductor’s outstanding warrants include warrants with limitations on the ability of the holder of the warrant to exercise such warrant to the extent that such exercise would violate beneficial ownership limitations included therein. Such warrants generally provide that the holder of the warrants cannot exercise such warrant to the extent the holder would, following such exercise, beneficially own, together with other shares attributed to such holder more than 4.99% of Superconductor’s common stock (subject to such limitation being increased to 9.99% upon at least 60 days prior notice).

Anti-Takeover Effects of Certain Provisions of Delaware Law and Superconductor’s Charter Documents

The following is a summary of certain provisions of Delaware law, the Superconductor Certificate of Incorporation and the Superconductor Bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and the Superconductor Certificate of Incorporation and bylaws.

Effect of Delaware Anti-Takeover Statute. Superconductor is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the company.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Superconductor’s Charter Documents. Superconductor’s charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by Superconductor’s stockholders. Certain of these provisions are summarized in the following paragraphs.

Classified Board of Directors. Pursuant to the Superconductor Certificate of Incorporation, the number of directors is fixed by the Superconductor Board. Superconductor’s directors are divided into three classes, each class to serve a three-year term and to consist as nearly as possible of one-third of the total number of directors. Pursuant to the Superconductor Bylaws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast.

No Stockholder Action by Written Consent. The Superconductor Bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a majority of the entire board of directors or the president. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given. In addition, the Superconductor Certificate of Incorporation provides that any action taken by Superconductor’s stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. The Superconductor Bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of Superconductor’s stockholders.

Change in Control Agreements. A number of Superconductor’s executives have agreements with us that entitle them to payments in certain circumstances following a change in control.

PRINCIPAL STOCKHOLDERS OF SUPERCONDUCTOR

The following table sets forth the beneficial ownership of Superconductor Common Stock as of March 31, 2021 by (i) each person known by us to be the beneficial owner of more than 5% of Superconductor’s outstanding common stock, (ii) each of Superconductor’s directors, (iii) each of Superconductor’s executive officers named in the table under “Superconductor Executive Compensation—Summary Compensation Table,” and (iv) all of Superconductor’s directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, (i) the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable, and (ii) the address of each person is c/o Superconductor Technologies Inc., 15511 W State Hwy 71, Suite 110-105, Austin, TX 78738.

Name	Number of Shares (1)	Percentage Ownership
Jeffrey A. Quiram	3,493	*
William J. Buchanan	1,937	*
Adam L. Shelton	1,976	*
Lynn J. Davis	468	*
David W. Vellequette	250	*
Julia S. Johnson	250
All executive officers and directors as a group (7 persons)	8,375	*

* Less than 1%.

(1)	Includes shares issuable upon the exercise of stock options that are exercisable within 60 days of March 31, 2021 as follows: Mr. Quiram, 3,322 shares; Mr. Buchanan 1,858 shares; Mr. Shelton, 1,878 shares; Mr. Davis, 293 shares; Mr. Vellequette, 250 shares and Ms. Johnson, 250 shares; and all executive officers and directors as a group, 7,851 shares.

THE SUPERCONDUCTOR SPECIAL MEETING

Date, Time and Place

A special meeting of Superconductor’s stockholders will be held at 10:00 a.m. (Austin, Texas time) on July 29, 2021 at Hill Country Galleria, 12600 Hill Country Blvd, Suite R-275, Bee Cave, Texas 78738.

Superconductor intends to hold the special meeting in person. However, Superconductor is actively monitoring the COVID-19 pandemic and is sensitive to the public health and travel concerns that stockholders may have and the protocols or guidance that federal, state and local governments and agencies such as the Center for Disease Control may impose. In the event it is not possible or advisable to hold the special meeting in person, Superconductor will announce alternative arrangements for the meeting as promptly as possible, which may include holding the special meeting solely by means of remote communication. If the special meeting will be held solely by remote communication, Superconductor will announce that fact as promptly as practicable, and details on how to participate will be issued by press release, posted on www.suptech.com, the website at which Superconductor’s proxy materials are available, and filed with the SEC. Please monitor Superconductor’s website for updated information.

Purpose of the Superconductor Special Meeting

The purpose of the special meeting is to consider and vote on the following proposals:

1.	To vote on the Stock Issuance Proposal, which would approve the issuance of Superconductor Common Stock and Superconductor Preferred Stock as contemplated by the merger agreement, to approve the change in control of Superconductor resulting from the issuance of such Superconductor Stock in the merger;

2.	To vote on the Reverse Stock Split Proposal, which would approve an amendment to Superconductor’s Certificate of Incorporation to, if the price per share of Superconductor Common Stock is less than $10.00, effect a reverse stock split of the outstanding shares of Superconductor Common Stock, at a ratio (of up to 20-into-1) that would result in the closing price of the Superconductor Common Stock to equal $10.00 per share as of the trading day immediately prior to the closing date of the merger;

3.	To vote on the Authorized Share Increase Proposal, which would approve an amendment to the Superconductor Certificate of Incorporation to effect an increase of the number of authorized shares of Superconductor Common Stock from 25,000,000 shares to 80,000,000 shares and of Superconductor Preferred Stock from 2,000,000 shares to 10,000,000 shares;

4.	To vote on the Merger-Related Compensation proposal, which would approve, by advisory (non-binding) vote, certain compensation arrangements that may be paid or become payable to Superconductor’s named executive officers in connection with the merger and as contemplated by the merger agreement;

5.	To vote on the Adjournment Proposal, which would approve the adjournment of the special meeting to a later date or dates, if necessary and appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve Proposal Nos. 1 through 4.

Superconductor will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment thereof by or at the direction of the Superconductor Board. Please refer to the joint proxy and consent solicitation statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the special meeting.

The Superconductor Board has fixed the close of business on June 4, 2021 as the record date for the special meeting. Only Superconductor stockholders of record at that time are entitled to receive notice of, and to vote at, the special meeting or any adjournment thereof. A complete list of such stockholders will be available for inspection by any stockholder for any purpose germane to the special meeting during ordinary business hours for the 10 days preceding the special meeting at Superconductor’s principal place of business. The eligible Superconductor stockholder list will also be available at the special meeting for examination by any stockholder of record present at such meeting.

If you plan to attend the special meeting, admission will be by ticket only. If you are a stockholder of record (your shares are held in your name), you should bring the top portion of the proxy card, which will serve as your admission ticket. If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the special meeting in person, you must obtain an admission ticket in advance by writing to Superconductor, c/o Advantage Proxy, Inc., P.O. Box 13581, Des Moines, WA 98198. Please be sure to enclose proof of ownership, such as the voting instruction form from your broker or other nominee or an account statement. You will also be required to present valid, government-issued photo identification, such as a driver’s license or passport, to be admitted to the special meeting.

Approval of Proposal Nos. 1, 4 and 5 requires the affirmative vote of a majority of the votes cast by the shares of Superconductor Common Stock present in person or represented by proxy at the special meeting. Approval of Proposal Nos. 2 and 3 requires the affirmative vote of the holders of a majority of the shares of Superconductor Common Stock outstanding on the record date for the special meeting.

The Superconductor Board has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including, but not limited to, the merger, determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interest of Superconductor and its stockholders, and unanimously recommends that Superconductor stockholders vote:

●	“FOR” the Stock Issuance Proposal (Proposal No. 1);

●	“FOR” the Reverse Stock Split Proposal (Proposal No. 2);

●	“FOR” the Authorized Share Increase Proposal (Proposal No. 3);

●	“FOR” the Merger-Related Compensation Proposal (Proposal No. 4); and

●	“FOR” the Adjournment Proposal (Proposal No. 5).

Each of Proposal Nos. 1, 2 and 3 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3.

Your vote is very important regardless of the number of shares of Superconductor Common Stock that you own. A failure to vote your shares, or to provide instructions to your broker, bank or nominee as to how to vote your shares, is the equivalent to a vote against the merger.

Record Date; Shares Outstanding and Entitled to Vote

The Superconductor Board has fixed June 4, 2021, as the Superconductor Record Date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Superconductor Common Stock at the close of business on the Superconductor Record Date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Superconductor had 3,151,780 shares of its common stock outstanding and entitled to vote at the special meeting. Each holder of record of shares of Superconductor Common Stock on the Superconductor Record Date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.

How to Vote Your Shares

Whether or not you plan to attend the special meeting in person, please submit your proxy promptly by telephone or via the internet in accordance with the instructions on the enclosed proxy card or complete, date, sign and promptly return the accompanying proxy card in the enclosed postage paid envelope to ensure that your shares will be represented and voted at the special meeting. If you date, sign and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of Proposal Nos. 1 through 5. You may revoke your proxy at any time before the polls close at the special meeting by sending a written notice to the Corporate Secretary of Superconductor, by providing a duly executed proxy card bearing a later date than the proxy being revoked, by submitting a proxy on a later date by telephone or via the internet (only your last telephone or internet proxy will be counted) before 11:59 p.m., Eastern Time, on July 28, 2021 or by attending the special meeting and voting in person.

Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs are avoided. Any proxy may be revoked in person by the eligible holder of Superconductor stock or in writing, prior to the special meeting in the manner described in this joint proxy and consent solicitation statement/prospectus. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction card furnished by the broker, bank or other nominee.

How to Change Your Vote

Any Superconductor stockholder of record voting by proxy, other than those Superconductor stockholders who have executed a support agreement and irrevocable proxy, has the right to revoke the proxy at any time before the polls close at the special meeting by:

●	sending a written notice stating that he, she or it would like to revoke his, her or its proxy to the Chief Financial Officer of Superconductor;

●	delivering a duly executed proxy card to the Corporate Secretary of Superconductor bearing a later date than the proxy being revoked;

●	submitting a proxy on a later date by telephone or via the internet (only your last telephone or internet proxy will be counted), before 11:59 p.m., Eastern Time, on the business day prior to the date of the special meeting; or

●	attending the special meeting, withdrawing your proxy, and voting in person. Attendance alone at the special meeting will not revoke a proxy.

If a stockholder of Superconductor has instructed a broker to vote its shares of Superconductor Common Stock that are held in “street name,” the stockholder must follow directions received from its broker to change those instructions.

Quorum Requirement; Proxies; Counting Your Vote

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Superconductor Common Stock entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Abstentions will be counted towards a quorum; brokers may not exercise discretionary authority to vote on any of the proposals and therefore broker non-votes will not count toward a quorum. Approval of Proposal Nos. 1, 4 and 5 requires the affirmative vote of a majority of the votes cast by the shares of Superconductor Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Approval of Proposal Nos. 2 and 3 requires the affirmative vote of the holders of a majority of the shares of Superconductor Common Stock outstanding on the record date for the special meeting and entitled to vote thereon.

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of Superconductor Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Superconductor Common Stock using the instructions provided by your bank, brokerage firm or other nominee.

Appraisal Rights and Dissenters’ Rights

Superconductor’s stockholders are not entitled to appraisal rights or dissenters’ rights in connection with the merger. If the merger is completed, Clearday’s stockholders are entitled to appraisal rights or dissenters’ rights under the DGCL, if and to the extent applicable. For further discussion of the appraisal rights of Clearday’s stockholders, please see “The Merger—Appraisal Rights and Dissenters’ Rights”.

Solicitation of Proxies

Superconductor will bear the cost of soliciting proxies, including the printing, mailing and filing of this joint proxy and consent solicitation statement/prospectus, the proxy card and any additional information furnished to Superconductor’s stockholders. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. Superconductor and Clearday may use the services of its directors, officers and other employees to solicit proxies from Superconductor’s stockholders without additional compensation. Arrangements will also be made with banks, brokers, nominees, custodians and fiduciaries who are record holders of Superconductor Common Stock for the forwarding of solicitation materials to the beneficial owners of Superconductor Common Stock. Superconductor will reimburse these banks, brokers, nominees, custodians and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Superconductor has retained Advantage Proxy, Inc. to assist it in soliciting proxies using the means referred to above. Superconductor will pay Advantage Proxy, Inc., a fee of approximately $12,500 and reimburse such company for all reasonable customary expenses.

MATTERS BEING SUBMITTED TO A VOTE OF SUPERCONDUCTOR’S STOCKHOLDERS

Proposal No. 1: Approval of the Issuance of Superconductor Common Stock and Preferred Stock to Clearday Stockholders

At the special meeting, Superconductor stockholders will be asked to approve the issuance and potential issuance of Superconductor Common Stock and Superconductor Preferred Stock to the Clearday stockholders, as contemplated by the merger agreement, a copy of which is attached as Annex A to this joint proxy and consent solicitation statement/prospectus, to approve the change of control of Superconductor resulting from the issuance of such Superconductor stock in the merger and to approve the equity compensation in the Merger-Related Compensation Proposal referred to below. Immediately after the merger, the pre-merger Superconductor securityholders are expected to own approximately 3.6% of the combined company, on a fully diluted basis and subject to future dilution based on the potential exchange of Clearday Care Preferred and Clearday OZ LP Interests into Superconductor Common Stock.

The Superconductor Common Stock is not listed on the Nasdaq market. Accordingly, the Nasdaq Listing Rules that are summarized below are not applicable. Superconductor may apply to list the Superconductor Common Stock on the Nasdaq market after the closing of the merger if the combined company would meet the Nasdaq listing requirements. There is no assurance that the combined company would satisfy such listing requirements. Accordingly, Superconductor and Clearday believes that Superconductor should solicit the shareholder approvals that are required by the Nasdaq Listing Rules described below.

Nasdaq Listing Rule 5635(a)(1) requires a company listed on Nasdaq to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of the stock or assets of another company, if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock then outstanding and the shares to be issued are issued at a price that is lower than the lesser or (i) the closing price immediately preceding the signing of the binding agreement; or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement (the “Minimum Price”). The potential issuance of the shares of Superconductor Common Stock in the merger is expected to exceed the 20% threshold and may be issued at a price less than the Minimum Price. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), Superconductor must obtain the approval of Superconductor stockholders for the issuance of these shares in the merger.

Nasdaq Listing Rule 5635(b) requires a company listed on Nasdaq to obtain stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the company. The potential issuance of the shares of Superconductor Common Stock in the merger is expected to constitute a change of control as defined by Nasdaq. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), Superconductor must obtain the approval of Superconductor stockholders for the change of control in the merger. Additionally, Nasdaq Listing Rule 5635(c) requires a company listed on Nasdaq to obtain shareholder prior to the issuance of securities when a stock option or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, subject to limited exceptions. The potential issuance of shares of Superconductor Common Stock pursuant to the Officer Agreements may constitute equity compensation to officers and employees. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(c), Superconductor must obtain the approval of Superconductor stockholders for the issuance of such shares in the merger pursuant to the Officer Agreements.

The terms of, reasons for and other aspects of the merger agreement, the merger, the issuance of Superconductor Common Stock to Clearday stockholders are described in detail in the other sections in this joint proxy and consent solicitation statement/prospectus.

Vote Required

The affirmative vote a majority of the votes cast by the shares of Superconductor Common Stock present in person or represented by proxy at the special meeting is required for approval of Proposal No. 1. Abstentions and broker non-votes will have no effect on this Proposal.

Recommendation of Superconductor Board

THE SUPERCONDUCTOR BOARD RECOMMENDS THAT SUPERCONDUCTOR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO APPROVE THE ISSUANCE OF SUPERCONDUCTOR COMMON STOCK. PROPOSAL NO. 1 IS CONDITIONED UPON THE APPROVAL OF PROPOSAL NOS. 2 AND 3, AND THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1, 2 AND 3.

Proposal No. 2: Approval of an Amendment to the Superconductor Certificate of Incorporation to effect the Reverse Stock Split

At the special meeting, Superconductor stockholders will be asked to approve a Reverse Stock Split of the Superconductor Common Stock, which is one of the transactions contemplated by the merger agreement. The Reverse Stock Split will only be implemented by the Superconductor Board if Proposal Nos. 1, 2 and 3 are approved by the Superconductor stockholders. The exact ratio of the Reverse Stock Split will be a ratio (up to 20-into-1) that results in the opening price of the Superconductor Common Stock on the closing date of the merger as determined by the Superconductor Board and approved by Clearday to result in the price per share of Superconductor Common Stock to equal $10.00 per share. If the Reverse Stock Split is approved by the Superconductor stockholders, the exact ratio will be set as a whole number within a range of up to 20 into 1, determined by the Superconductor Board based on the closing price of the Superconductor Common Stock on the trading day that is immediately prior to the closing date of the merger and the requirements of the merger agreement (including reasonably cooperating with Clearday to determinate of exact reverse split ratio within that range) with a ratio that would result in an initial price immediately following the Reverse Stock Split of $10.00 per share. This Proposal No. 2 would have no effect on the par value of Superconductor Common Stock but would also include a reduction in the number of authorized shares of Superconductor Common Stock by a corresponding ratio (the “Authorized Share Reduction”). The purpose for the Authorized Share Reduction as part of this Proposal No. 2 is to separate consideration of a reverse split in this Proposal No. 2 from the separate consideration of a proposal to increase the authorized capital stock in Proposal No. 3 and to avoid the complexity of having to determine the net effect of the Authorized Share Reduction when calculating the authorized share increase proposed in Proposal No. 3. Each of Proposal Nos. 1, 2 and 3 are conditioned upon each other. Therefore, the merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3. If all three proposals are approved, then the authorized capital stock increase of Proposal 3 will take precedence over the Authorized Share Reduction in Proposal 2.

A copy of the proposed amendment to the Superconductor Certificate of Incorporation to implement the Reverse Stock Split is attached to this joint proxy and consent solicitation statement/prospectus as Annex B.

Purpose of the Reverse Stock Split

The Superconductor Board approved the Reverse Stock Split for the following reasons:

●	to comply with the terms of the merger agreement which requires the Reverse Stock Split to occur;

●	the Superconductor Board believes effecting the Reverse Stock Split is beneficial for several reasons, including:

○	the resulting price per share would be greater than threshold amount so that the Superconductor Common Stock will not be subject to the SEC’s “Penny Stock Rules,” by providing a price per share that is expected to satisfy the requirements of certain financial advisors who have policies to discourage their clients from investing in “penny stocks” (as defined by the SEC);

○

the resulting share price of Superconductor Common Stock above the price per share threshold so that Superconductor Common Stock will satisfy one of the listing requirements for Nasdaq or another exchange;

○	fixing the per share price as of the merger closing enables a rate for the exchange of the Clearday Care Preferred and the Clearday OZ LP Interests to the Superconductor Common Stock as of the effective time of the merger so that the Exchange Ratio can be computed in advance of the closing of the merger;

○	an increase in the share price resulting from the Reverse Stock Split could broaden the pool of potential investors into the combined company by meeting the requirements of certain institutional investors who have internal policies prohibiting them from purchasing stocks below a certain minimum share price, and by meeting the requirements of certain financial advisors who have policies to discourage their clients from investing into such stocks;

○	an increase in the share price resulting from the Reverse Stock Split could allow inclusion of the combined company’s common stock in certain indices, and thereby allow investment in the combined company by certain index funds; and

○	if the Reverse Stock Split successfully increases the per share price of Superconductor Common Stock, the Superconductor Board believes this increase may decrease trading volume in Superconductor Common Stock and facilitate future financings by Superconductor.

Risks of the Reverse Stock Split

There are risks associated with the Reverse Stock Split, including that the Reverse Stock Split may not result in an increase in the per share price of Superconductor Common Stock.

Superconductor cannot predict whether the Reverse Stock Split will increase the market price for Superconductor Common Stock in proportion to the reverse split ratio or otherwise. The history of similar stock split combinations for companies in similar circumstances is varied. There is no assurance that:

●	the market price per share of Superconductor Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of Superconductor Common Stock outstanding before the Reverse Stock Split;

●	that Superconductor will otherwise be able to meet the minimum bid price listing requirements of Nasdaq or the NYSE American at the closing of the merger or thereafter;

●	the Reverse Stock Split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

●	the Reverse Stock Split will result in increased trading volume in Superconductor Common Stock; or

●	the Reverse Stock Split will result in a per share price that will increase the ability of Superconductor to attract and retain employees.

The market price of Superconductor Common Stock will also be based on the performance of Superconductor and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of Superconductor Common Stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Superconductor may be greater than would occur in the absence of the Reverse Stock Split.

Determination of Reverse Stock Split Ratio

Stockholder approval of this Proposal No. 2 would authorize the Superconductor Board to amend Superconductor’s certificate incorporation to implement the Reverse Stock Split at a ratio of described above. If the Reverse Stock Split is approved by the Superconductor stockholders, the exact ratio will be set as a whole number within this range determined by the Superconductor Board based on the closing price of the Superconductor Common Stock on the trading day that is immediately prior to the closing date of the merger and the requirements of the merger agreement (including reasonably cooperating with Clearday to determinate of exact reverse split ratio within that range) with the current intention being to choose a ratio that would result in an initial price immediately following the Reverse Stock Split of $10.00 per share. This Proposal No. 2 would not affect the par value of Superconductor Common Stock but would also include an Authorized Share Reduction.

In determining the range of reverse stock split ratios to be submitted for stockholder approval for the Reverse Stock Split, the Superconductor Board considered numerous factors, including:

●	Superconductor’s capitalization (including the number of shares of Superconductor Common Stock issued and outstanding) and the terms of the merger agreement;

●	the potential devaluation of Superconductor’s market capitalization as a result of a reverse stock split;

●	the projected impact of the reverse stock split ratio on the trading liquidity in the Superconductor Common Stock and Superconductor ability to list Superconductor Common Stock on Nasdaq Capital Market or the NYSE American at or following the merger, however, there can be no assurance that Superconductor would be able to satisfy the listing requirements of any such exchange;

●	the historical and projected performance of Superconductor Common Stock and volume level before and after the Reverse Stock Split; and

●	general economic, trading market and other related conditions prevailing in Superconductor’s industry and in the marketplace generally.

In determining the exact ratio with the proposal range, if approved by Superconductor’s stockholders, the Superconductor Board will consider the conditions, information and circumstances existing at the time and will consult with the Clearday Board. The determination as to whether the Reverse Stock Split will be effected and, if so, at what ratio, will be based upon certain factors, including the terms of the merger agreement, the likely effect on the market price of Superconductor Common Stock, the existing and expected marketability and liquidity of Superconductor Common Stock, prevailing market conditions, and the recent trading history of Superconductor Common Stock. The Superconductor Board and the Clearday Board intend to effect the Reverse Stock Split concurrent with the closing of the merger.

Principal Effect of the Superconductor Reverse Stock Split

To implement the Reverse Stock Split, once the exact ratio has been determined, including any related action by the Superconductor Board to resolve to effect the Reverse Stock Split and confirm the exact reverse split ratio, Superconductor would thereafter file a certificate of amendment with the Secretary of State of the State of Delaware and, upon such amendment becoming effective, and without further action on the part of Superconductor’s stockholders, the shares of common stock held by stockholders of record as of the effective time of such amendment would be converted into the number of shares of common stock calculated based on the reverse split ratio determined and approved by the Superconductor Board and the Authorized Share Reduction would be implemented.

Depending on the exact ratio for the Reverse Stock Split selected by the Superconductor Board (up to 20-into-1) and the Authorized Share Reduction, the number of shares of Superconductor Common Stock that is equal to $10.00 divided by the price per share of Superconductor Common Stock on the date that is immediately prior to the closing date of the merger that is selected by the Superconductor Board and approved by Clearday will be combined into one new share of common stock.

The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the Reverse Stock Split ratio that is ultimately determined within the approved range by the Superconductor Board (up to a ratio of 20 shares into 1 shares) and on the actual number of outstanding shares of common stock at the time Superconductor implements the Reverse Stock Split.

No fractional shares would be issued if, as a result of the Reverse Stock Split, a registered stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the Reverse Stock Split will automatically be entitled to receive an additional share of the Superconductor Common Stock. In other words, any fractional share will be rounded up to the nearest whole number. The Reverse Stock Split will affect all holders of Superconductor’s common stock uniformly and will not affect any stockholder’s percentage ownership interest in us, except that, as described above relating to fractional shares, record holders of common stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will automatically be entitled to receive an additional share of the Superconductor Common Stock. In other words, any fractional share will be rounded up to the nearest whole number. In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares). For example, a holder of 3% of the voting power of the outstanding shares of Superconductor’s common stock immediately prior to the effectiveness of the Reverse Stock Split will generally continue to hold 3% (assuming there is no impact as a result of the issuance of whole shares in lieu of issuing fractional shares) of the voting power of the outstanding shares of Superconductor’s Common Stock after the Reverse Stock Split.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Procedure for Effecting the Superconductor Reverse Stock Split and Exchange of Stock Certificates

If Superconductor’s stockholders approve an amendment of Superconductor’s Certificate of Incorporation to effect the Reverse Stock Split, and if the Superconductor Board still believes that a reverse stock split is in the best interests of Superconductor, the Superconductor Board will determine and fix the split effective time. The Superconductor Board may delay effecting the Reverse Stock Split without resoliciting stockholder approval. At the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, Superconductor’s stockholders will be notified that the Reverse Stock Split has been effected. Superconductor expects that Superconductor’s transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares held in certificated form in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the exchange agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of presplit shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to be issued such additional fraction of a share as is necessary to increase the fractional share to a whole share.

Effect of the Reverse Stock Split on Superconductor’s Employee Plans, Options, Restricted Stock Awards and Units, Warrants, Preferred Stock and other Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by the Superconductor Board, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would include proportionate adjustments to the applicable common stock conversion price of the outstanding shares of Superconductor’s Series A Convertible Preferred Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, preferred stock and other convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to Superconductor’s treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the Board, subject to Superconductor’s treatment of fractional shares.

Material U.S. Federal Income Tax Consequences of the Superconductor Reverse Stock Split and True Up Shares

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed Superconductor Reverse Stock Split and issuance and distribution of True Up Shares to Superconductor and to U.S. Holders (as defined below) that hold Superconductor Common Stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the Internal Revenue Code, U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date of this joint proxy and consent solicitation statement/prospectus. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Superconductor has not sought and will not seek any rulings from the IRS regarding the matters discussed below and there can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Superconductor Reverse Stock Split or issuance and distribution of True Up Shares.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Superconductor Common Stock that, for U.S. federal income tax purposes, is or is treated as (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity or arrangement treated as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code), or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a Superconductor stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to any stockholder that may be subject to special tax rules, including, without limitation: (1) stockholders subject to the alternative minimum tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) traders in securities that elect to use a mark-to- market method of accounting for their securities holdings; (7) U.S. stockholders whose “functional currency” is not the U.S. dollar; (8) persons holding common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (9) persons who acquire shares of common stock in connection with employment or other performance of services; (10) dealers and other stockholders that do not own their shares of common stock as capital assets; (11) U.S. expatriates, (12) foreign persons; (13) resident alien individuals; or (14) stockholders who directly or indirectly hold their stock in an entity that is treated as a partnership for U.S. federal tax purposes. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of the reverse stock split. There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the proposed Superconductor reverse stock split.

Each Superconductor stockholder should consult his, her or its own tax advisors concerning the particular U.S. federal tax consequences of the proposed Superconductor Reverse Stock Split and the issuance and distribution of True Up Shares, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences should result from the proposed Superconductor reverse stock split and the issuance and distribution of True Up Shares:

Tax Consequences to Superconductor. The proposed Superconductor Reverse Stock Split is intended to be treated as a “recapitalization” pursuant to Section 368(a)(1)(E) of the Internal Revenue Code. As a result, Superconductor should not recognize taxable income, gain or loss in connection with the proposed Superconductor Reverse Stock Split. Similarly, the proposed issuance and distribution of True Up Shares is not intended to be treated as a reduction of Superconductor’s earnings and profits under Section 312(d)(1)(B) of the Internal Revenue Code and no gain or loss should be recognized by Superconductor on the distribution of True Up Shares under Section 311(a) of the Internal Revenue Code.

Tax Consequences to U.S. Holders. A U.S. Holder generally should not recognize gain or loss in the proposed Superconductor Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of Superconductor Common Stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of Superconductor Common Stock received pursuant to the proposed Superconductor Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of Superconductor Common Stock exchanged therefor (reduced by the amount of such basis that is allocated to any fractional share of Superconductor Common Stock). The U.S. Holder’s holding period in the shares of Superconductor Common Stock received pursuant to the proposed Superconductor Reverse Stock Split should include the holding period in the shares of Superconductor Common Stock exchanged therefor. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in the recapitalization.

U.S. Holders of shares of Superconductor’s common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares A U.S. Holder that, pursuant to the proposed Superconductor Reverse Stock Split, receives cash in lieu of a fractional share of Superconductor Common Stock should recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of Superconductor Common Stock surrendered that is allocated to such fractional share. Such capital gain or loss will be short term if the pre-Superconductor Reverse Stock Split shares were held for one year or less at the Effective Date of the Superconductor Reverse Stock Split and long term if held for more than one year. No gain or loss will be recognized by us as a result of the proposed Superconductor Reverse Stock Split.

A U.S. Holder of Superconductor Common Stock may be subject to information reporting and backup withholding on cash paid in lieu of a fractional share in connection with the proposed Superconductor Reverse Stock Split. A U.S. Holder of Superconductor Common Stock will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders of Superconductor Common Stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Although the authorities governing transactions such as the proposed distribution of True Up Shares are complex, we believe the receipt of True Up Shares by a U.S. Holder of Superconductor Common Stock should not be treated as a taxable distribution with respect to existing shares of Superconductor Common Stock for U.S. federal income tax purposes. Pursuant to Section 305(a) of the Internal Revenue Code, in general, the receipt by a stockholder of a right to acquire stock should not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) of the Internal Revenue Code is subject to exceptions in Section 305(b) of the Internal Revenue Code, which include “disproportionate distributions.” A disproportionate distribution is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. We believe the receipt of True Up Shares by a U.S. Holder of Superconductor Common Stock should not be treated as a disproportionate distribution.

Our position regarding the tax-free treatment of the distribution of True Up Shares is not binding on the IRS, or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the True Up Shares is a “disproportionate distribution” or otherwise, the fair market value of the True Up Shares would be taxable to holders of Superconductor Common Stock as a dividend to the extent of the holder’s pro rata share of Superconductor’s current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, it is anticipated that Superconductor will not have current and accumulated earnings and profits, through the end of the period ending the effective time of the merger.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED SUPERCONDUCTOR REVERSE STOCK SPLIT AND THE ISSUANCE AND DISTRIBUTION OF TRUE UP SHARES AND IS NOT BINDING ON THE IRS OR THE COURTS. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO ALL OF THE POTENTIAL FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PROPOSED SUPERCONDUCTOR REVERSE STOCK SPLIT AND THE ISSUANCE AND DISTRIBUTION OF TRUE UP SHARES IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Required Vote

The affirmative vote of a majority of the outstanding shares of Superconductor Common Stock entitled to vote at the special meeting is required for approval of Proposal No. 2. Abstentions and broker non-votes each will have the same effect as a vote “AGAINST” the proposal.

Recommendation of the Superconductor Board of Directors

THE SUPERCONDUCTOR BOARD RECOMMENDS THAT SUPERCONDUCTOR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 TO APPROVE AN AMENDMENT TO THE SUPERCONDUCTOR CERTIFICATE OF INCORPORATION EFFECTING THE REVERSE STOCK SPLIT AND THE CORRESPONDING AUTHORIZED SHARE REDUCTION. PROPOSAL NO. 2 IS CONDITIONED UPON THE APPROVAL OF PROPOSAL NOS. 1 AND 3, AND THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1, 2 AND 3. IF PROPOSAL NO. 3 IS APPROVED, THE CHANGE IN THE NUMBER OF SHARES UNDER PROPOSAL NO. 3 WILL CONTROL OVER THE AUTHORIZED SHARE REDUCTION IN THIS PROPOSAL NO. 2.

Proposal No. 3: Approval of an Amendment to the Superconductor Certificate of Incorporation to increase the number of authorized shares of Superconductor Common Stock from 25,000,000 shares to 80,000,000 shares and to increase the number of authorized shares of Superconductor Preferred Stock from 2,000,000 shares to 10,000,000 (in each case, after giving effect to the reverse stock split effective September 10, 2020).

At the special meeting, Superconductor stockholders will be asked to approve an amendment to the Superconductor Certificate of Incorporation to increase the number of authorized shares of Superconductor Common Stock from 25,000,000 shares to 80,000,000 shares and to increase the number of authorized shares of Superconductor Preferred Stock from 2,000,000 shares to 10,000,000 (in each case after giving effect to the reverse stock split effective September 10, 2020). A copy of the proposed amendment to the Superconductor Certificate of Incorporation is attached to this joint proxy and consent solicitation statement/prospectus as Annex C. The approval of this Proposal No. 3 to amend the number of authorized shares of Superconductor Common Stock to 80 million shares as well as authorized shares of Superconductor Preferred Stock from 2,000,000 shares to 10,000,000 will control over the implementation of Authorized Share Reduction feature of the Reverse Stock Split under an approval of Proposal No. 2.

As a result of the expected issuance of Superconductor Common Stock to Clearday stockholders and to provide Superconductor with, following the merger, flexibility to issue additional Superconductor Common Stock, Superconductor stockholders are being asked to approve an increase in the authorized common stock of Superconductor. Except in connection with the shares to be issued as contemplated by the merger agreement, Superconductor currently has no arrangements or understandings for the issuance of additional shares of Superconductor capital stock. If this proposal is approved, all or any of the authorized shares may be issued without first offering those shares to the Superconductor stockholders for subscription. The issuance of shares otherwise than on a pro-rata basis to all Superconductor stockholders would reduce the proportionate interest in Superconductor of each share.

The increase in the authorized number of shares of Superconductor capital stock could have an anti-takeover effect. If the Superconductor Board desires to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of Superconductor, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by Superconductor. Aside from the shares of Superconductor capital stock to be issued in the proposed merger, Superconductor currently has no plan to issue newly authorized shares of Superconductor capital stock or to adopt other anti-takeover proposals intended to discourage third parties from attempting to take over Superconductor. Superconductor stockholders nevertheless should be aware that increasing the number of authorized shares of Superconductor capital stock could facilitate Superconductor’s ability to deter or prevent changes of control in the future and any issuance of newly authorized shares of Superconductor capital stock, regardless of the intent, could have an anti-takeover effect.

Vote Required

The affirmative vote of holders of a majority of the shares of Superconductor Common Stock outstanding on the Superconductor Record Date for the special meeting is required for approval of Proposal No. 3. Abstentions and broker non-votes will have the same effect as votes “AGAINST” this proposal.

Recommendation of Superconductor Board

THE SUPERCONDUCTOR BOARD RECOMMENDS THAT SUPERCONDUCTOR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3 TO APPROVE AN AMENDMENT TO THE SUPERCONDUCTOR CERTIFICATE TO (i) INCREASE THE NUMBER OF AUTHORIZED SHARES OF SUPERCONDUCTOR COMMON STOCK FROM 25,000,000 SHARES TO 80,000,000 SHARES, (ii) INCREASE THE NUMBER OF AUTHORIZED SHARES OF SUPERCONDUCTOR PREFERRED STOCK FROM 2,000,000 TO 10,000,000 SHARES (IN EACH CASE FOR CLAUSES (i) AND (ii) ABOVE, AFTER GIVING EFFECT TO THE REVERSE STOCK SPLIT), AND (iii) CHANGE THE NAME OF THE CORPORATION TO “CLEARDAY, INC.”. PROPOSAL NO. 3 IS CONDITIONED UPON THE APPROVAL OF PROPOSAL NOS. 1 AND 2, AND THE MERGER CANNOT BE CONSUMMATED WITHOUT THE APPROVAL OF PROPOSAL NOS. 1, 2 AND 3.

Proposal No. 4: Advisory Vote on Merger-Related Compensation

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that Superconductor seek a nonbinding advisory vote from its stockholders to approve the compensation that will be paid or may become payable to Superconductor’s named executive officers in connection with the completion of the merger. For further information, see “The Merger—Interests of Superconductor’s Directors and Executive Officers in the Merger—Superconductor Named Executive Officer Golden Parachute Compensation”. As required by these provisions, Superconductor is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that will be paid or may become payable to Superconductor’s named executive officers in connection with the completion of the merger, as disclosed in the table entitled “Superconductor Named Executive Officer Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation will be paid or may become payable, are hereby APPROVED”.

As this vote is advisory, it will not be binding upon the Superconductor Board or compensation committee and neither the Superconductor Board nor the compensation committee will be required to take any action as a result of the outcome of this vote. Approval of this proposal is not a condition to completion of the merger. The vote with respect to this proposal is an advisory vote and will not be binding on Superconductor or Clearday. Therefore, regardless of whether Superconductor stockholders approve this proposal, if Proposal Nos. 1, 2 and 3 are approved by the stockholders and completed, the merger-related compensation will still be paid to such named executive officers to the extent payable in accordance with the terms of such compensation contracts and arrangements.

Required Vote

The affirmative vote a majority of the votes cast by the shares of Superconductor Common Stock present in person or represented by proxy at the special meeting is required for approval of Proposal No. 4. Abstentions and broker non-votes will have no effect on this Proposal.

Recommendation of the Superconductor Board of Directors

THE SUPERCONDUCTOR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL NO. 4 TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, THE “SUPERCONDUCTOR NAMED EXECUTIVE OFFICER GOLDEN PARACHUTE COMPENSATION”.

Proposal No. 5: Approval of Possible Adjournment of the Superconductor Special Meeting

If Superconductor fails to receive a sufficient number of votes to approve Proposal Nos. 1, 2, 3 and 4, Superconductor may propose to adjourn the special meeting, for a period of not more than 30 days, for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2, 3 and 4. Superconductor currently does not intend to propose adjournment at the special meeting if there are sufficient votes to approve Proposal Nos. 1, 2, 3 and 4.

Required Vote

The affirmative vote of the holders of a majority of the shares of Superconductor Common Stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting is required to approve the adjournment of the special meeting for the purpose of soliciting additional proxies to approve Proposal Nos. 1, 2, 3 and 4. Abstentions and broker non-votes will have no effect on this Proposal.

Recommendation of the Superconductor Board of Directors

THE SUPERCONDUCTOR BOARD OF DIRECTORS RECOMMENDS THAT SUPERCONDUCTOR’S STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5 TO ADJOURN THE SUPERCONDUCTOR SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NOS. 1, 2, 3 AND 4.

DESCRIPTION OF BUSINESS—CLEARDAY

Company Overview

Clearday was incorporated on December 20, 2017 and commenced its business on December 31, 2018 when it acquired private funds that engaged in several businesses that have been conducted for the prior 15 years. Since December 2018, Clearday has been engaged in developing and providing the next generation of technology-enabled longevity care and wellness solutions, in alignment with the changing characteristics, expectations, and behaviors of the longevity consumer market.

Clearday’s primary strategy is to disrupt the traditional senior care model by providing:

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innovative longevity care and wellness product and service solutions to older consumers and their caregivers, primarily virtually through digital channels with its Clearday at Home service which provides an innovative, tech-enabled platform that makes high-quality longevity care more accessible, affordable, and empowering for older Americans and those who love them;

●

a membership-based adult day care model under its Clearday Clubs brand that will provide high-quality, daytime-only care primarily for individuals with Alzheimer’s disease, other dementias, or other lifestyle-limiting chronic health conditions through its physical locations;

●	memory care facilities that focus on treating residents suffering from any of the 25 diagnoses of dementia (including Alzheimer’s disease) which may be treated in a residential care facility.

Clearday focuses on expanding the traditional continuum of care, which focuses mostly on alternative residential communities, to a complete care spectrum. Clearday believes that a complete care spectrum, including its proprietary B.E.S.T test, enables older Americans, especially those challenged by cognitive and physical limitations, to stay at their home longer and reduce their care and wellness expenditures significantly. Clearday is building its care spectrum for the longevity market, which it defines as adults that are 50 years of age or older, by leveraging its experience to develop and provide traditional residential care services in combination with a broader assortment of accessible, affordable and flexible care options, supported by innovate technology.

Based on certain industry publications and surveys, Clearday believes that this consumer segment currently represents approximately 45% of the U.S. consumer market and estimates that, subject to the disruption resulting from the COVID-19 pandemic, the spending power of U.S. consumers over 60 years old will be approximately $7.6 trillion annually, a figure that Clearday believes will likely grow significantly as age demographics continue to shift to longer lifespans. Every year, baby boomers get one year older. Clearday believes that every day approximately 10,000 Americans turn 65 and that this trend will continue for decades. Certain studies expect that the number of Americans age 65 and over will nearly double from 52 million in 2018 to 95 million in 2060. All of these consumers will need care as they grow older, and Clearday believes its portfolio of traditional, alternative, and technology-enabled businesses is aligned to address the diverse needs of these older Americans and their caregivers.

Clearday believes that:

●	the U.S. elder care system is a growing market. According to market research: there are approximately 16 million Americans that provide unpaid care for people with Alzheimer’s or other dementias, which represents a significant number of people that could enter or return to the paid work force if alternatives such as affordable adult day care were available

●	7.2 million Americans today live with Alzheimer’s disease or other dementias and it is expected that over the next 20 years, the total number of those living with Alzheimer’s disease or other dementias in the U.S. is expected to approximately double from 7.2 million to nearly 13 million, with 8.5 million women and 4.5 million men.

●	Eighty-three percent of the help provided to older adults in the United States comes from family members, friends or other unpaid caregivers.

Clearday’s business strategy continues a shift in its primary focus that began after in January 2019. Clearday formed Clearday Care and Clearday OZ Fund to purse development of services and products that provide solutions in the longevity care and wellness industry that do not have significant long term capital investment requirements. Clearday has focused on scalable solutions that are easily replicated without significant capital investment, primarily adult day care though Clearday Clubs and digital care through Clearday at Home. Clearday presently serves the longevity care market with a focus on memory care, including residential, activity and day care centers for disabled persons, the elderly, and persons diagnosed with intellectual and developmental disabilities, adult day care centers.

Innovation by Leveraging Technologies

Clearday intends to pursue businesses that are focused on the longevity care and wellness industry that has more than 110 million Americans that are over 50 years of age. In response to the unprecedented COVID-19 pandemic, Clearday is evaluating the changes to the businesses described below to meet the consumer demand with innovative technologies and in a manner that protects its customers from infectious diseases, including COVID-19. Clearday has developed each of the businesses described below with the intent to leverage technology and will continue business development to address changing consumer preferences and regulatory requirements, including adding to the adult day care business a virtual service that provides many of the core benefits to the older Americans that would participate as a member of a Clearday Club. The products and services that are described below may be modified by Clearday as part of its continuing business strategy to provide a full care spectrum to older Americans to enhance their lives at a cost that is significantly lower than many competitors that historically service this market with traditional (residential care) services.

One indicator of Clearday’s ability to leverage technologies, is its development during Q4 2020 and Q1 2021 of its proprietary B.E.S.T. test that provides an evaluation of a person’s behavior, level of engagement, and factors that indicate issue with such person’s level of stimulation and temperament or interaction with others. The B.E.S.T. test enables Clearday to develop a customized plan of care of the individual. The plan of care is implemented by the individual’s care givers such as family members or skilled professionals including CNAs. At regular intervals, such as monthly, the B.E.S.T. test is again administered, and the individual’s plan of care is modified to the extent necessary.

Clearday at Home

Clearday@Home Platform

The Hub for the Family Caregiver

Families & Cognitive Care Recipients
Indirect
B2B2C
Channels
Home Health Care
Agencies
Residential Care
Communities
Employers -
Benefit Solutions
Direct
B2C
Channels
B.E.S.T. Test
Monthly Cognitive
Assessment
Care Recipient:
Programming &
Activities
Caregivers:
Programming,
Coaching & Support
Personalized Monthly
Care Plans
Clearday at Home
Virtual Daily Support for Cognitive Care

Clearday at Home is a unique digital service offering to the multi-billion home care industry with proprietary modern, innovative care products and services, with the goal of enabling seniors to stay in their homes longer and delay the need for residential care. Clearday recently launched its virtual offering of in-home care services through a digital network that makes a senior’s day more healthy, social and uplifting. The Clearday at Home service is a scalable, economic and effective platform that may reach the adult market. Clearday at Home connects the senior and their loved ones to others with similar experiences and challenges with proprietary programing that includes a range of activities, including physical and mental exercises to improve individuals that are challenged by dementia or other cognitive issues. Some of these programs are coordinated with the client’s at home care giver and greatly assist integrated plans of care. Such products and services are expected to be integrated with Clearday Clubs and other Clearday businesses.

Clearday believes that the longevity care spectrum will be significantly improved by providing a home health option that integrates with a broader range of care offerings. Clearday plans to improve the traditional home health care model with technologies and superior point of care service through clinicians and graduates of its proprietary Technicians of Cognitive Care program. One component of Clearday’s care spectrum is its proprietary B.E.S.T. test (Behavior / Engagement / Stimulation / Temperament) which measures certain indicators of dementia and other cognitive challenges and enables Clearday to provide a customized plan of care that may be monitored by a person’s caregiver and regularly assessed and updated on a monthly or other basis.

Clearday believes that its business model provides superior client attention and service experience for the informal family caregivers of senior citizens, who often are the primary point of contact for coordinating care services. Clearday’s tech-enabled care model is planned to coordinate a range of health and wellness issues that are often not given significant attention or provided in a unified and coordinated model. Clearday residential services may be integrated with its facilities, such as adult day care and specialty clinics, to provide a broader, more flexible assortment services to this market segment.

Adult Day Care—Clearday Clubs

Using the MCA residential facilities as a foundation, Clearday is in the process of launching a network of local, membership-based daily care service centers called Clearday Clubs, which will provide to the longevity market a high-standard, technology-enabled care option that is significantly less expensive than residential care alternatives. Clearday Clubs will offer services through a monthly subscription and be characterized by welcoming facilities, trained staff, and personalized care programs that may be tailored to individual member needs. The Clearday Clubs will be an integral part of Clearday building the full care spectrum for older Americans that enable people to stay in their homes longer and conserve their savings. Clearday believes that the adult day care centers will be able to provide approximately 75% of the full-day residential care services provided through Clearday’s MCA communities at a fraction of the cost. Clearday’s daily rates for memberships for Clearday Clubs are expected to start at approximately $65.00. Clearday believes that current adult day care market participants include many smaller local businesses that do not provide the level of technology-enabled care, proven programming, and best practices expertise that will be provided by Clearday. Clearday may acquire such businesses on an opportunistic basis.

Clearday expects to launch its Clearday Clubs adult day care business by the end of the third quarter of 2021, with next generation integrated facilities that use its proprietary model to provide exceptional, innovative weekday care for older adults with physical or cognitive needs. Clearday plans to locate one of its initial adult day care centers at its headquarter building at 8800 Village Drive, San Antonio, Texas 78217,. This location neighbors a hospital and is co-located with several physician’s offices. Clearday has agreed to acquire an adult day care center in San Antonio, Texas and expects to close this acquisition after the state approval of the change of control by the Texas Health and Human Services Commission, which is expected during the second quarter 2021. This center will be branded as Clearday Patriot.

The Clearday adult day care business that will be operated under Clearday Clubs and Clearday Patriot include a range of activities and services for the longevity care market that will focus on improving the lives of senior citizens. Clearday expects to locate its adult day care facilities near employment hubs or medical service communities, such as medical offices, hospitals or other traditional and alternative patient care facilities permitting close proximity for easy “drop off” and “pick up” and coordinated care by its client’s medical and other care professionals. Each of the Clearday Clubs will utilize the proprietary format and programs, enabling Clearday to quickly and efficiently roll out or expand its Clearday Clubs at an efficient standard cost per center.

Clearday’s staff are educated, trained and empowered to provide the level of care that elevates the non-residential care based environment. Each Clearday Club will provide personalized member experience and attention, based on Clearday taking the time to learn and document a rich personal profile for each Clearday member, including whether by creating a personalized memory book, playing a favorite song, or recognizing a special talent. The Clearday Clubs will provide a range of daily living needs and services, including continence care and laundry service, medication and health monitoring, personal care, grooming and bathing services. Clearday Clubs will provide a range of services to the member’s family or other care givers, including technology and processes that will keep them informed about the details of each member’s visit. Based on popular and successful programs in its residential memory care communities, Clearday will offer Clearday Restore, a proprietary and unique sensory therapy and stimulating cognitive coaching sessions enhance the well-being of members with a diagnosis of dementia or other cognitive condition.

Residential Memory Care—Memory Care America LLC (MCA)

The MCA businesses have been conducted by Clearday and its predecessors for approximately 20 years. The MCA communities are facilities that have been built to suit using architecture, designs and furniture that elevate the residential care of persons suffering from dementia or other cognitive issues. There are 26 diagnoses of dementia, including Alzheimer’s disease. 25 of these diagnoses may be treated in a community setting and the MCA communities treat each of these 25 diagnoses. MCA’s residential communities operate in 4 U.S. states, and have been a leader in memory care, as well as those individuals with other cognitive or physical challenges. MCA believes it is a leader in communities in large part because it has below industry average adverse behavior incidents and it has protected its residents from the COVID-19 virus as evidenced by less than 5 residents have been diagnosed with COVID-19 and there have not been any resident deaths related to this virus Clearday believes that the care delivery best practices, specialized programming and activities, personalized resident experiences, staff development and training techniques, and facility designs that differentiate Clearday’s MCA communities will provide Clearday’s newer care and wellness offerings with similar market differentiation advantages. Clearday’s MCA executives have decades of experience in the cognitive residential care treatment, including policies and procedures that protect older Americans. The MCA communities has provided Clearday with a proprietary and extensive understanding of the longevity care and wellness industry and has served as the foundation for Clearday’s innovative care solutions.

Proprietary Education Programs—Technicians of Cognitive Care

Clearday has also leveraged its existing program for training and educating its staff, including certified nursing assistants (or CNAs), that provide the care in the MCA communities to develop its proprietary Technicians of Cognitive Care program that is modeled on superior quality standards. The program is initially focused on enhancing the MCA staff. Clearday plans to further develop this program to provide an educational program that will certify individuals for care for older Americans with specialized knowledge for caring for people with dementia and other cognitive issues.

Clearday initiated its Technician of Care program in MCA during the fourth quarter of 2019. This proprietary continuing education program will also provide Clearday with an advantage in an elder care services environment that is experiencing acute shortages of trained professionals. The overall supply of trained senior caregivers is growing at an estimated 14% annual rate, while the overall demand for trained senior caregivers is growing at an estimated 60% annually. This caregiver shortage is more urgent for those needing specialized Alzheimer’s and other dementia care, with demand in this sector growing at an estimated 120%.

Clearday’s Technician of Care program is a proprietary training program that provides education and support focused on dementia care issues to Clearday’s direct care staff, primarily nursing assistants, CNAs and LPNs, at hiring and on an ongoing basis. The program includes instruction by Clearday’s PAC (Positive Approach to Care) Certified Dementia Trainer and Certified Dementia Practitioner and a three day mentoring or shadowing program to better acclimate new hires to the residents and specific care issues to enable the caregiver to provide exemplary service. Clearday believes that its Technician of Care program

●	is an important factor that provides better engagement of direct care staff with the often difficult tasks of caring for people impacted by dementia and other cognitive issues; and
●	increases job satisfaction.

Increased engagement and satisfaction are believed to be important factors that may reduce direct care staff turnover which results in better and more consistent care and lower recruitment and onboarding expenses.

Clearday expects to use its Technician of Care graduates in its Clearday at Home to provide direct support to customers, including assisting with the administration of the B.E.S.T. test and discussing a customer’s plan of care.

Products

Clearday is developing a multi-channel distribution system for products that focus on improving the health and care of older consumers. Clearday’s initial product line includes the following:

●	A unique mechanical antimicrobial solution that instantly kills many harmful pathogens, including COVID-19, legionnaires disease and influenza. This product operates through a mechanical process that does not use chemicals such as bleach, chlorine or alcohol. The mechanical process effectively punctures the viruses and pathogens at a cellular level. The product provides a microscopic coating that is effective for up to 30 days, substantially longer than the effective period of a chemical based product (which is typically minutes). The product is easy to use, safe and non-toxic. MCA has been using this product extensively in its residential care facilities and believes such use has contributed to it successfully limiting the number of adverse incidents due to COVID-19.

●	A high filtration product that may be used for room sizes as small as 300 square feet as well as larger spaces. The product size is approximately 3 feet x 3 feet by 4 feet. The product is able to be integrated with existing commercial and residential HVAC (heating, ventilating and air conditioning) units such air handlers or VTAC (vertical terminal air conditioner) units and provide air that is substantially “lab quality” air within the meaning of the ASHRAE (American Society of Heating, Refrigerating and Air-Conditioning Engineers, Inc.) standards.

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Together with a leading ISO 9001 engineering firm, Clearday is incorporated the Superconductor Sapphire Cryocooler for its proprietary product care and wellness product that is designed to remove all particulates and volatile organics (which effectively sterilizes the internal atmosphere), reduces CO2 (carbon dioxide), regulates humidity and increases oxygen levels. Clearday expects to distribute this product in the healthcare and real estate markets and use it to enhance the therapeutic qualities of services that are provided by Clearday, including Clearday Restore, a premium service which provides an integrated assortment of sensory and message therapies, that is offered in certain of Clearday’s MCA residential communities and will be offered in its Clearday Clubs. Clearday believes that the Superconductor Sapphire Cryocooler will provide the ability to more effectively scale this product for residential and smaller spaces and leverage the proven quality of the Superconductor Sapphire Cryocooler as an integral part of this product. Clearday is negotiating the terms of a U.S. distribution agreement or other strategic alliance with a global design firm that specializes in engineering, architecture, environmental and construction services that is ranked in the top 10 among the world’s design firms and one of the largest healthcare design firms.

Clearday Residential

Clearday intends to enter other businesses that expand its offering of the full care spectrum that will include home care services and products, a multi-billion home industry. Clearday believes that it has developed a unique and disruptive model for adult day care. Clearday plans to develop modern, innovative care products and services, with the goal of enabling seniors to stay in their homes longer and delay the need for residential care. Such products and services may be integrated with Clearday Clubs or other Clearday businesses.

Clearday believes that the longevity care spectrum will be significantly improved by providing a home health option that integrates with a broader range of care offerings. Clearday plans to improve the traditional home health care model with technologies and superior point of care service through graduates of its proprietary Technicians of Cognitive Care program.

Clearday believes that its business model provides superior client attention and service experience for the informal family caregivers of senior citizens, who often are the primary point of contact for coordinating care services. Clearday’s tech-enabled care model is planned to coordinate a range of health and wellness issues that are often not given significant attention or provided in a unified and coordinated model. Clearday residential care services may be integrated with its facilities, such as adult day care and specialty clinics, to provide a broader, more flexible assortment services to this market segment.

Other Care and Wellness Services

Clearday may expand its products and services targeted to the longevity care and wellness markets. Clearday believes that one of its competitive advantages is its two decades of knowledge of the longevity care and wellness market, as well as its ability to apply this understanding consistently across a diverse array of care delivery channels. Clearday may invest in the expansion of technology-enabled care solutions, to include:

●	nutritional consulting, including to Clearday Club members
●	pain management and other alternative health and wellness centers;
●	physical rehabilitation clinics;
●	longevity care services including transportation and logistics support.

Clearday will continue to assess these additional solutions while it focuses on expanding Clearday at Home and its Clearday Clubs. Clearday expects to utilize its Clearday Clubs as a point of contact for consumer products and services, as well as consumer education for the alternative care methods, regiments, products and services. Clearday believes that staffing its Clubs and clinics with its Technicians of Cognitive Care graduates enable Clearday to combine traditional point of care and tech enabled products and services in the multi-billion care and wellness longevity market.

Business Strategy

Clearday’s mission is to be a leading provider to the longevity care and wellness market by providing more engaging and more affordable alternatives that will:

●	offer a full care spectrum for older Americans that is more effective than the traditional offerings that focus exclusively on residential facilities;

●	leverage technology to enhance the customer experience and quality of product and service offerings, with a lower cost structure than is possible for legacy care service providers;

●	require less capital investment than traditional residential care facilities and other customary care services offerings targeted to older Americans; and

●	provide exemplary care to older Americans facing dementia and other lifestyle-limiting physical and cognitive issues.

Clearday’s strategy is initially focused on the initial launch and rapid expansion of Clearday at Home service. Clearday at Home has been acquiring members primarily through social media advertising campaigns and has grown significantly since its initial market research in August 2020 with non-paying participants. Clearday has also begun acquiring customers through a B2B strategy, primarily by teaming with home care agencies, which permits such agencies to resell Clearday at Home services and offer an advantage over other agencies by providing a more engaging and beneficial service to home care consumers.

Clearday also is growing its Clearday Club services. Clearday will acquire an adult day care center that is located in San Antonio, Texas that primarily serves veterans that receive reimbursement from the United States Department of Veterans Affairs (VA) after the state approval of the change of control by the Texas Health and Human Services Commission which is expected during the second quarter 2021. Clearday will rebrand this adult day care center and continue to focus on members that are Veterans and receiving reimbursement from the VA. Clearday plans to expand their number of Clearday Club locations in the near future and may also selectively acquire adult day care centers that are local and continue its business or revitalize such adult day care center and rebrand it as a Clearday Club. Clearday expects to locate facilities in high traffic areas near significant employers and will also seek to work with large employers to locate on corporate campuses. Clearday believes that employers who have adopted and promoted the growth of childcare service options with employee support and benefit subsidies may support and subsidize adult day care in a similar fashion.

Clearday expects that most of its growth of its adult day care centers will be through proprietary centers that are developed by Clearday. Clearday may also selectively acquire adult day care centers that are local and continue its business or revitalize such adult day care center and rebrand it as a Clearday Club.

Clearday also expects to pursue select acquisitions of existing adult day care centers. Clearday has recently acquired an adult day care center in the San Antonio, Texas area

Competitive Strengths

Clearday operates five residential memory care centers and will operate a rapidly expanding number of adult day care centers located in select Texas markets. Clearday believes that its business plan enjoys many competitive strengths, including that Clearday:

●	is not burdened with legacy technologies that limit innovation and restrict the launch of new products and services;

●	is able to quickly and efficiently develop dynamic new virtual and other service and product offerings in response to emerging market demands, including an ability to innovate new care techniques and therapies and that continue Clearday’s core strategy to offer a full spectrum of care in a manner that protects its customers from infectious diseases, including COVID-19;

●	will enter the adult day care market without the burden of existing lease and facilities cost for its innovative virtual and adult day care businesses, and will be able to take advantage of significant lease opportunities as commercial landlords seek to increase occupancy with tenants that are resistant to e-commerce market pressures;

●	is able to offer a more diverse, flexible, and affordable care spectrum, including its proprietary B.E.S.T. test enabling Clearday to offer numerous points of non-residential care when compared to many competitors that focus generally on a real estate centric continuum of residential care, from independent living, to assisted living, to skilled nursing facilities, often in the form of an integrated campus or affiliated facilities;

●	has two decades of knowledge of the memory care market and has developed proprietary therapies and services that improve the lives of people that are challenged with dementia or other cognitive issues;

●	has a proprietary design for the build out of leased space to promote a consistent look, feel, and service experience within its Clearday Clubs;

●	has an innovative Clearday Clubs model that provides its members (customers) with an array of options, discounts and benefits, including cross marketing adult day care centers with respite care in its residential centers so that a member of a Clearday Club can take time in Clearday’s 24/7 residential care centers, permitting the family to take trips for vacation or business travel; and

●	has an effective sales and marketing program led by a San Antonio local team that has already sold adult day care center service prior to the opening of any of the Clearday Clubs, which services are delivered at an affiliated residential care facility.

Clearday’s existing MCA communities also have several competitive advantages, including:

●	MCA is well positioned in a market with consistent growing demand including approximately 7.2 million Americans who today live with Alzheimer’s disease or other forms of dementias which is expected to increase over the next 20 years to nearly 13 million, with 8.5 million women and 4.5 million men.

●	MCA facilities have specific architecture and designs to improve the care and wellness of residents with memory care issues;

●	MCA’s senior executives enjoy an excellent reputation with the applicable state regulatory authorities and have decades of experience in caring for older Americans in the evolving regulatory environment; and

●	MCA’s senior executives have a proven ability to continue care during pandemic and other emergencies, including the current COVID-19 pandemic, hurricanes and other significant disruptions.

Opportunity Zone Fund

Clearday sponsored an opportunity fund that provided investors with the ability to utilize the significant tax advantages of investing in designated “qualified opportunity zones,” within the meaning of the TCJA. This sponsored fund acquired a 3-story medical office building located in San Antonio, Texas 78217 that is located on 0.84 acres and has approximately 22,265 rentable square feet. Clearday intends to use most of the ground floor for an adult day care center and for related businesses including production of virtual programing. Some of the office space will be used for Clearday’s initial medical staff training and educational center that will further develop and offer Clearday’s Technicians of Cognitive Care Program. Space in this building will also be used for Clearday’s corporate headquarters.

Competition

Clearday’s longevity care and wellness businesses operate in a highly competitive market. The residential care facilities compete with numerous other senior living community operators, as well as companies that provide senior living services, such as home healthcare companies and other real estate based service providers. Some of Clearday’s competitors are larger and have greater financial resources than Clearday and some of Clearday’s competitors are not-for-profit entities that have endowment income and may not face the same financial pressures as Clearday. Also, in recent years, a significant number of new senior living communities have been developed, and Clearday expects this increased development activity to continue in the future. This activity has increased competitive pressures on Clearday, particularly in the geographic markets where Clearday operates its residential care facilities. Additionally, some competitors of Clearday that operate in the same geographic market as some of Clearday’s residential care facilities have renegotiated their facility lease terms which provide a lower cost structure than Clearday. Other participants that enter the longevity residential care market will have a similar cost advantage over Clearday.

The adult day care market is generally a more fractionated market in the locations that Clearday has targeted and generally do not provide the same level of tech enabled care and range of cognitive and relaxation therapies that will be offered by Clearday. There are several larger firms in the adult day care markets that are targeted by Clearday and not for profit entities, as well as a range of alternatives including social centers and religious institutions that provide some, but not all of the services that will be provided by Clearday.

With respect to the non-core assets held by Clearday for sale, there are several competitive market factors, including that the commercial real estate assets compete with other commercial properties, many of which are making additional investments into their properties and able to enter into longer term leases than Clearday in large part because Clearday is focused on short term increase in net cash flow including sale of the properties and Clearday does not want to make additional material investments in these non-core assets.

Clearday addressed the competition in the longevity care and wellness market by

●	Focusing on the quality of care that is provided in the Clearday facilities, including the higher staff to resident ratio than some of the competitors;

●	Providing proprietary and innovative programs and services, including therapies that are designed to help those suffering with dementia; and

●	Enhanced marketing efforts including dedicated sales teams and additional outreach to families and organizations that have member likely to have a family member or close friend that is suffering with dementia or other cognitive or physical challenges.

●	With respect to the adult day care facilities, Clearday also:

○	Has professional sale and marketing staff and contractors;

○	Will offer cross-marketing among the Clearday Clubs so that a member can use a club when traveling (or traveling with family or other caregiver);

○	Will offer cross-marketing with residential care facilities providing Clearday Club member to stay at one of Clearday’s facilities or affiliated facilities for up to a week which allows the family or other caregiver to be out of the home for business or vacation; and

○	Will market through affiliated programs such as area employers.

For more information on the competitive pressures the combined company may face and associated risks, see “Risk Factors”.

Government Regulation

The senior living and healthcare industries are subject to extensive, frequently changing federal, state and local laws and regulations. These laws and regulations vary by jurisdiction but may address, among other things, licensure, personnel training, staffing ratios, types and quality of medical care, physical facility requirements, government healthcare program participation, fraud and abuse, payments for patient services and patient records, confidentiality of records and care, limitation on the nursing and other health related service and limitation on the use of plant based and other novel therapies.

Clearday is subject to, and its operations must comply with, these laws and regulations. Compliance is subject to review by the applicable authority and on a periodic and other basis as determined from time to time by the applicable authority. Additionally, Clearday may accept those that use benefits from the U.S. Department of Veterans Affairs (the “VA”) and the VA may provide inspections or other reviews of services that are provided and complaints regarding services. These laws and regulations include that there is not a change of control without consent or application that permits continue in force. Other than VA, Clearday does not generally rely on Medicare or Medicaid or other governmental programs for reimbursement.

Challenging and appealing any notices or allegations of noncompliance or review or inspection require the expenditure of significant legal fees and management attention. Any adverse determination concerning any of Clearday’s licenses, any penalties, repayments or sanctions, and the increasing costs of required compliance with applicable laws may adversely affect Clearday’s ability to meet its financial obligations and negatively affect its financial condition and results of operations. Also, adverse findings with regard to any one Clearday community may have an adverse impact on Clearday’s ability to obtain licenses and would have a material adverse effect on marketing and Clearday’s reputation.

The MCA communities to a limited extent depend, and the adult day care facilities may depend, upon VA or other federal and state programs for revenues and, as a result, may be affected by the budgetary policies of both the federal and state governments.

Healthcare Reform. The Healthcare Reform Act has resulted in changes to insurance, payment systems and healthcare delivery systems. The Healthcare Reform Act was intended to expand access to health insurance coverage, including expansion of access to Medicaid coverage, and reduce the growth of healthcare expenditures while simultaneously maintaining or improving the quality of healthcare. The Healthcare Reform Act also encouraged the development and testing of bundled payment for services models, the development of Medicare value-based purchasing plans as well as several initiatives to encourage states to develop and expand home and community based services under Medicaid. Some of the provisions of the Healthcare Reform Act took effect immediately, whereas others took effect or will take effect at later dates. Recently, the Healthcare Reform Act has been subject to significant reform, repeal and revision efforts by the executive and legislative branches of the federal government and subject to changes resulting from lawsuits filed with the judicial branch of the federal government. It is unclear what the result of any of these legislative, executive and regulatory reform efforts may be or the effect they may have on the combined company, if any. For example:

●	In June 2017, the United States Department of Health and Human Services or the HHS solicited suggestions for changes that could be made within the existing Healthcare Reform Act legal framework to improve health insurance markets and meet the Trump Administration’s reform goals. HHS sought comments from interested parties to inform its ongoing efforts to create a more patient-centered healthcare system that adheres to the key principles of affordability, accessibility, quality, innovation and empowerment.

●

On October 12, 2017, President Trump signed an executive order that modified certain aspects of the Healthcare Reform Act. Specifically, the executive order directed federal agencies to reduce limits on association health plans and temporary insurance plans, allowing more widespread offerings of plans that do not adhere to all of the Healthcare Reform Act’s mandates, and to permit workers to use funds from tax advantaged accounts to pay for their own coverage. On October 2, 2018, the U.S. Department of Labor, the U.S. Internal Revenue Service, or the IRS, and Centers for Medicare and Medicaid Services, or CMS, of the U.S. Department of Health and Human Services, or HHS issued regulations to permit insurers to sell short-term plans that provide coverage for up to 12 months; previous Obama Administration guidance had limited such plans to 90 days. Short-term plans are often less expensive than plans that meet the requirements of the Healthcare Reform Act; however, short-term plans are also exempt from the Healthcare Reform Act’s essential health benefits and other consumer protection requirements. In addition, on October 22, 2018, CMS announced that future Section 1332 of the Healthcare Reform Act state health insurance innovation waivers may include short-term or association health plans as having coverage comparable to Healthcare Reform Act plans.

●	On October 12, 2017, the Trump Administration also announced that it would stop paying what are known as cost sharing reduction subsidies to issuers of qualified health plans under the Healthcare Reform Act. As a result, in 2018 payors generally increased premiums for plans offered on exchanges in order to make up for termination of federal cost sharing reduction subsidies.

●

In 2018, the Healthcare Reform Act was also subject to lawsuits that sought to invalidate some or all of its provisions. In February 2018, a lawsuit brought federal district court in Texas by 18 attorneys general and two governors in federal district court argued that, following the legislative repeal of the Healthcare Reform Act mandate’s tax penalties by the Tax Cuts and Jobs Act of 2017 (which set the penalty to $0), the entire Healthcare Reform Act should be enjoined as invalid. On December 14, 2018, the district court found that the Healthcare Reform Act, following the mandate repeal, was unconstitutional. Following the ruling, additional state attorneys general intervened as defendants in the case and on December 30, 2018, the court granted the intervenor defendants’ request for a stay pending appeal.

●	In January 2019, the Department of Justice, or the DOJ, and the intervenor defendants appealed the district court’s 2018 decision to the Fifth Circuit Court of Appeals. On December 18, 2019, a three-judge panel of the Fifth Circuit Court of Appeals held in a 2-1 opinion that the Healthcare Reform Act’s individual mandate was unconstitutional, but, rather than determining whether the remainder of the Healthcare Reform Act is valid, the Fifth Circuit Court of Appeals remanded the case for additional analysis on severability.

If the Healthcare Reform Act is repealed, replaced or modified, additional regulatory risks may arise, and the combined company’s future financial results could be adversely and materially affected. The combined company is unable to predict the impact of these or other recent legislative and regulatory actions or proposed actions with respect to state Medicaid rates and federal Medicare rates and federal payments to states for Medicaid programs discussed above on u the combined company. The changes implemented or to be implemented as a result of such actions could result in the failure of Medicare, Medicaid or private payment reimbursement rates to cover increasing costs, in a reduction in payments or other circumstances.

Regulatory Reform. In the fall of 2019, the Trump Administration, including HHS, updated its “Unified Agenda of Regulatory and Deregulatory Actions,” which lists the scope and anticipated timing of pending and future regulations. In releasing the agenda, the Administration highlighted its “ongoing progress toward the goals of more effective and less burdensome regulation,” which appears to be consistent with Executive Order 13771’s mandate to eliminate two economically significant regulations for every regulation added. It is unclear how these regulatory reform efforts will impact the combined company’s operations. Some of the regulatory updates described above may in the future, be repealed, replaced or modified as a result of these regulatory reform efforts. For instance, in the latest update, HHS and CMS stated their intent to propose changes to the current Conditions of Participation or Conditions for Coverage that healthcare organizations must meet in order to begin and continue participating in the Medicare and Medicaid programs. This may include additional changes to the Conditions of Participation for long-term care facilities that participate in Medicare and Medicaid.

The recent Presidential election results will likely change the regulatory environment for healthcare and Clearday is unable to predict the impact of these or other regulatory reform efforts. While we expect that there will be a Secretary of HHS that will reinvigorate the Healthcare Reform Act with many aspects that were adopted by the Obama / Biden administration, the extent of such efforts and the impact cannot be estimated by Clearday. Such changes may require us to incur additional expenses.

Further such regulations, even if not directly applicable to the MCA communities or planned adult day care, limit the alternatives that may be pursued by Clearday and may have a significant effect on Clearday’s competitors.

Other Matters. Clearday’s care and wellness businesses must comply with laws designed to protect the confidentiality and security of individually identifiable information. Under the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, Clearday’s communities must comply with rules adopted by HHS governing the privacy, security, use and disclosure of individually identifiable information, including financial information and protected health information, or PHI, and also with security rules for electronic PHI. There may be both civil monetary penalties and criminal sanctions for noncompliance with these laws. Under the HITECH Act, penalties for violation of certain provisions may be as high as $50,000 per violation for a maximum civil penalty of $1.5 million per calendar year. In January 2013, HHS released the HIPAA Omnibus Rule, or the Omnibus Rule, which went into effect in March 2013 and required compliance with most provisions by September 2013. The Omnibus Rule modified various requirements, including the standard for providing breach notices, previously required an analysis of the harm of any disclosure, to a more objective analysis relating to whether any PHI was actually acquired or viewed as a result of the breach. In addition to HIPAA, many states have enacted their own security and privacy laws relating to individually identifiable information, including financial information and health information. In some states, these laws are more burdensome than HIPAA. In instances in which the state provisions are more stringent than or differ from HIPAA, its communities must comply with both the applicable federal and state standards. If the combined company fails to comply with applicable federal or state standards, the combined company could be subject to civil sanctions and criminal penalties, which could materially and adversely affect its business, financial condition and results of operations. HIPAA enforcement efforts have increased considerably over the past few years, with HHS, through its Office for Civil Rights, entering into several multi-million dollar HIPAA settlements in 2019 alone. Finally, the Office for Civil Rights and other regulatory bodies have become increasingly focused on cybersecurity risks, including the emerging threat of ransomware and similar cyber-attacks. The increasing sophistication of cybersecurity threats presents challenges to the entire healthcare industry.

Clearday must also comply with the Americans with Disabilities Act, or the ADA, and similar state and local laws to the extent that such communities are “public accommodations” as defined in those laws. The obligation to comply with the ADA and other similar laws is an ongoing obligation, and Clearday continues to assess its businesses to make appropriate modifications. The ADA is applicable to all of the businesses of Clearday, including the businesses of its non-core assets.

Other Regulatory Changes

Other regulatory efforts or initiatives may be undertaken by the new U.S. President or governors. The may include compensation, worker protection, right to unionize or other benefits required to be provided to staff and workers. The extent of such efforts and the impact cannot be estimated by Clearday. Such changes may require us to incur additional expenses.

Insurance

Litigation against senior living and healthcare companies continues to increase, and liability insurance costs continue to increase as a result. In addition, Clearday’s employee benefit costs, including health insurance and workers’ compensation insurance, generally continue to increase.

In addition to existing government regulation, Clearday is subject to numerous property and hospitality regulations applicable to the other segments of Clearday’s business of non-core assets.

Human Capital

Number of Employees.

As of December 31, 2020, Clearday had approximately 300 employees, of which substantially all are employed for the benefit of MCA subsidiaries and the innovative care and wellness products and services. None of Clearday’s employees are expected to be subject to a collective bargaining agreement or represented by a labor union.

Human Capital Definition and Scope.

Clearday defines “human capital” as the resources that may be retained and deployed by Clearday to achieve its business strategies and objectives by properly governing and managing:

●	Clearday’s longevity care and wellness businesses;
●	The continued innovation of Clearday’s businesses including its adult day care and related services;
●	Clearday’s general governance and administrative functions, including management of its financial capital and physical capital assets; and
●	The liquidation and other monetization of Clearday’s assets held for disposition.

Clearday uses a combination of full time employees and outsourced capabilities from independent contractors, including accounting and finance professionals. When Clearday acquired its businesses in December, 2018, it did not have any significant general administrative capabilities, other than the staff and employees of MCA, and Clearday outsourced all of its accounting and substantially all of its administrative functions to independent contractors.

Substantially all of Clearday’s human capital are the employees of Memory Care America and Clearday’s adult day care businesses. There are several levels of human capital in these businesses, including:

●	Senior management such as the President of Memory Care America, the Executive Director of a facility, the head of education and training and the head of non-residential services;
●	Program staff, including those that present at Clearday’s digital adult day care service Clearday at Home;
●	Senior management and staff at Memory Care America residential facilities, including:

○	Nursing professionals such as Registered Nurses, Licensed Vocational Nurses, and Licensed Practical Nurses;
○	Certified Nursing Assistants and Certified Medication Aids

○	Resident Assistants;
○	Home Health Aids;
○	Certified Medication Aids; and
○	Other staff including housekeeping and food and beverage.

The number and level of staff at a residential or non-residential care facility is determined by several factors, primarily, the regulatory requirements and the number of residents or clients. Historically, the regulatory requirements have been stable, until the COVID-19 pandemic. The response by federal and state health regulatory authorities have been significant and Clearday is not able to adequately predict the extent of additional actions that may be taken by such authorities.

Human Capital Policy.

Clearday’s human capital policy is to promote a culture of mutual respect that is aligned and promotes the governance and management of Clearday’s business strategies and objectives with substantially all of the senior executive functions performed by its employees with the additional use of outsourced capabilities primarily when such consultants or professionals have significant and required expertise or when such use is expected to be more efficient than full-time employees. Clearday believes that certain independent contractors will continue to be important to innovate Clearday’s business, including Thinktiv, its consultant that is retained to provide services, including market and competitive research, develop Clearday’s technology enabled service platform, and its market strategy for its Clearday at Home and Clearday Club business models. Clearday will also retain outside counsel and other professionals.

Material Changes in Human Capital.

Since January, 2020, consistent with Clearday’s human capital policy, Clearday has retained professionals to strengthen its financial, legal and administrative capabilities, including professionals that will be responsible for timely reporting as a public company under the Securities and Exchange Act of 1934, as amended.

Since January, 2019, Clearday has increased its human capital by retaining the following 10 individuals:

●	Its Chief Financial Officer;
●	Its General Counsel;
●	Additional financial and accounting staff, including a senior accountant;
●	Full time employees in its longevity care and its businesses, including the head of its education and training and head of non-residential services;
●	Additional sales and marketing employees; and
●	Its head of shareholder relations and its office manager.

Such actions have reduced the need for continued extensive use of independent contractors to provide accounting and financial reporting as well as reduced the use of law firms for general corporate and securities matters. In addition, Clearday continued its customary employment retentions at Memory Care America and its subsidiaries.

Clearday has experience turnover in its Memory Care America business units which Clearday believes is customary in the industry. There has not been any turnover in its other business, which have recently been inaugurated and there has been a limited number of turnover (2 positions) in Clearday’s executive area, including accounting and financial reporting. Clearday believes that its turnover in the Memory Care America business is driven primarily by compensation available by other employers, including other residential care facilities, and the personal mental demands of providing the highest quality of care with dedication to protecting the most vulnerable demographic, including those suffering from dementia and other cognitive or physical limitations.

Diversity

Clearday is committed to expanding the diversity of its human capital. Of the 10 new hires referred to above, 6 (60%) are woman or a minority. Of Memory Care America’s senior management team, its executive directors and its President, 67% are woman and more than 15% are minority. Of the additional four board designees of the Clearday Board, one is a woman and one is an elder American.

Clearday’s policies does not permit intolerant statements or actions, including those that are demeaning or prejudicial to persons of any nationality, culture, ethnicity, race, sexual orientation, gender or gender identification, age, cognitive or physical limitation or other social class. Violations or allegations of any violations may be directed to the Human Resources Executive, currently Clearday’s Chief Financial Officer, or Clearday’s Chairman for appropriate investigation and resolution by appropriate action that may include termination for cause. Clearday’s policy is to enable the continued development and advancement of its employees through education, including Clearday’s Technicians of Cognitive Care program and reimbursement for continued professional education; and sales and marketing seminars, including the seminars and coaching provided personally by Clearday’s CEO. Of Memory Care America’s 5 Executive Director positions and its President, 3 (60%) of these positions were filled by employee promotions.

Human Capital Evaluation.

Clearday considers numerous factors in determining the compensation for, and the amount (number) of, its human capital that is required for the proper administration and promotion of its business strategies and objectives, including Clearday’s ability to promote Clearday’s vision for its services through the following set of key principles which Clearday refers to as The Clearday Way:

Provide Clearday’s customers with safe, positive community based environments that increase their independence, social engagement, and overall well-being.

Deliver personalized programming and therapies that prolong Clearday’s members’ ability to live at home, rather than transitioning to full-time residential care.

Give Clearday’s members’ families the comfort of knowing their loved ones are enjoying their days with Clearday, whether at home, in a daily care Club, or in one of Clearday’s living centers

Reduce economic anxiety for Clearday’s members and their families by offering innovative new care options at a fraction of the price of residential care.

Create innovative work environments, empowering development programs, and a purpose-driven culture that attracts and retains the highest quality caregiving staff.

Compensation includes wages, promotions, salary increases and bonus compensation that is believed by the Clearday Board to promote the human capital processes and goals that are summarized above, in addition to customary industry metrics.

Clearday evaluates its human capital using several qualitative metrics and with customary employee performance metrics, such as on-time performance and achievement of applicable assigned tasks. Clearday’s senior management in the residential and non-residential care business, such as Memory Care America and adult day care, also evaluate human capital based on an individual’s dignity and respect for the residents and clients and their dedication to energize and improve a resident’s and client’s quality of life, and adding some fun and enjoyment in their day, as well as their compliance with Clearday’s infectious control policies.

Certain Corporate Executive Officers.

Clearday has a smaller number of Clearday executive officers that focus their time and attention to general administration and financial capital matters, including Clearday’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and its General Counsel (the “HQ Executives”). Compensation for the HQ Executives is determined by the Clearday Board and, after the closing of this merger, will be determined by the Compensation Committee of the combined company’s board of directors. In determining the compensation for each HQ Executive, Clearday considers, among other things, such officer’s achievement of material business strategies and objective, including their:

●	Accomplishments during the year compared to annual objectives;

●	Support to “line” management in operations and innovations and other contributions to Clearday’s human capital to achieve Clearday’s business strategies and objectives;
●	Contribution and improvement to Clearday’s human capital culture;
●	Identification and mitigation of risks to Clearday, its businesses and people;
●	Ability for future development and undertaking or managing additional tasks;
●	Background, training, education and experience; and
●	Compensation of similarly situated executives in the San Antonio, Texas executive employment market.

HQ Executive Compensation Philosophy and Process.

Clearday’s compensation has been established under the policies of the Clearday Board and is designed to help Clearday achieve its business strategies and objectives, which include increasing, on a long term basis, the value of Clearday by improving Clearday’s financial and operating performance, improving Clearday’s competitive position within its industry, innovating and improving Clearday’s care and wellness services and products and managing risks facing Clearday.

Individual performance is an important factor in determining each element of compensation. Clearday’s Board determines, and after this offering, Clearday’s Compensation Committee will determine:

●	The executive officers that are considered an HQ Executive;
●	The cash annual and bonus compensation of Clearday’s HQ Executives;
●	The amount and terms of equity incentive compensation of Clearday’s HQ Executives; and
●	All other compensation and benefits of Clearday’s HQ Executives.

There is no formulaic approach to such determinations and such determinations are made by the Clearday Board (and will be made by the Compensation Committee) in their discretion. In exercising such discretion, the Clearday Board (or Compensation Committee) may rely on the benefit of reports and information provided by counsel, accountants and other professionals, including compensation consultants.

The compensation is intended to further align the interests of the HQ Executives with those of the Clearday’s stockholders. Equity compensation is used to foster such alignment. Additionally, cash bonuses may be used when Clearday has achieved net cash flow that is not reinvested in the businesses or used for distributions.

The primary factor considered by the Compensation Committee and the Board when determining discretionary compensation for the HQ Executive is the historical cash and equity compensation paid to such individual and to the other HQ Executives with similar specific areas of expertise and value to Clearday, and the likelihood that the Clearday could find a suitable replacement on a timely and cost effective basis.

In addition to the consideration of the various factors described in the preceding paragraphs, the Clearday Board considers (and Compensation Committee will consider) available compensation data for similarly situated companies or that possess size or other characteristics that are similar to Clearday.

Clearday Compensation philosophy and procedures are intended to limit incentives for management to take excessive risk for short term benefit.

Board Members.

Clearday’s human capital policies include the policies regarding the nomination of members of the Clearday Board with identified particular qualifications, attributes, skills and experience that are important to be represented on the Clearday Board as a whole and enable proper governance and oversight aligned with stockholder interests. Some of the factors and related qualifications, attributes, skills and experience that Clearday believes should be represented are:

Factor	Qualifications, Attributes, Skills and Experience

Understanding and overseeing the various risks determining appropriate policies and procedures to effectively manage those risks and determining the effectiveness of such policies and procedures.	● ● ●	Risk oversight/management expertise. Service on other public company boards and committees. Operating business experience.

Knowledge of the healthcare and longevity care and wellness industries and related factors impacting those industries.	● ● ●	Understanding of, and work experience in, such industries. Familiarity with service-based industries. Experience in developing disruptive and innovative services and products that leverage technology.

Ability to evaluate strategic direction in light of current industry policy trends and expected regulatory changes.	●	Experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.
	●	Commitment to serve on the Clearday Board over a period of years in order to develop knowledge about Clearday’s business.
	●	Understanding of healthcare policy, trends and regulations and their impact on Clearday’s business and strategic plans.
	●	Understanding of government regulatory processes.

Understanding of complex financial transactions.	● ● ● ● ● ● ● ●

High level of financial literacy.

High level of education and analytic capabilities.

Familiarity with healthcare regulation trends and activity.

Management/leadership experience.

Knowledge of Clearday’s historical business activities.

Familiarity with public capital markets.

Work experience.

Ability to work with counsel and financial professionals.

Ability to meet frequently and, at times, on short notice.	●	Sufficient time and availability to devote to Board and committee matters.
	●	Ability to assess if sufficient data and information has been made available for an informed and prudent decision.

Diversity that is able to assess and integrate a range of views.	●	Diversity.

Independence from management.	●	Independence under applicable standards, including SEC and applicable exchange standards.

Facilities

Clearday operates 5 MCA Communities with a total capacity of 320 residents:

Facility *	Location	Maximum Residents
Memory Care of Naples	Naples, Florida	54
Memory Care of Westover Hills	San Antonio, Texas	64
Memory Care of Little Rock At Good Shepherd	Little Rock, Arkansas	74
Memory Care of Simpsonville	Simpsonville, South Carolina	64
Memory Care of New Braunfels	New Braunfels, Texas	64

* The Memory Care of Naples facility is owned, and the other facilities are leased.

Legal Proceedings

The tenant, MCA Simpsonville Operating Company LLC, referred to as Tenant, of the MCA community that is located in Simpsonville, South Carolina, referred to as the Simpsonville facility, and other affiliates of Clearday have a dispute with the landlord of the Simpsonville Facility, MC-Simpsonville, SC-UT, LLC, referred to as the Landlord, and its affiliates (Embree Group of Companies: Embree Construction Group, Inc., Embree Asset Group, Inc., and Embree Capital Markets Group, Inc., referred to collectively as Embree) under the terms of the lease regarding alleged material construction and related defects of the Simpsonville Facility and other memory care facilities that have been built by Embree and are leased by subsidiaries of MCA, including the significant costs and additional investment that was required by MCA to remedy such defects. The Tenant stopped paying rent and related charges under the lease for the Simpsonville Facility from and after January 1, 2019. The Landlord has declared a default under the lease but has not instituted legal action against the Tenant. Instead, the Landlord filed a lawsuit against the guarantors of the lease, including Trident Healthcare Properties I, L.P., referred to as Trident, which is a wholly owned subsidiary of Clearday and an unconditional guaranty of such lease; and the personal guarantors of the Tenant’s obligations under the Lease, including the Clearday Chairman and Chief Executive Officer. Clearday has an obligation to indemnify and hold such individuals harmless under such personal guarantees, and Trident is a consolidated subsidiary in Clearday’s financial statements. The litigation by the landlord is captioned and numbered MC-Simpsonville, SC-UT, LLC v. Steve Person, et. al., Cause No. 19-0651-C368 and is pending in the 368th Judicial District Court of Williamson County, Texas. Although Trident and the Tenant, believe that they have valid affirmative defenses in the lawsuit related to, inter alia the material construction defects (including the costs for remedying such defects), the trial court granted summary judgment in favor of the Landlord and against the guarantors related to their liability under the unconditional guaranty agreements. The trial court has issued a judgment on damages in the amount of $2,801,365. Clearday is appealing the summary judgement. On April 30, 2020, a deposit in the amount of $2,763,936.31 was provided to the Williamson County District Clerk on behalf Trident and the other guarantors. Under Texas State rules of civil procedure, the Landlord is not permitted to pursue collection actions in this matter during the pendency of the appeal. Clearday is not able to determine the time for appeal process. If the appeal is successful, then the trial court judgement may be vacated and a new trial will be required or the amount of the damage award may be reduced, or both, however Clearday is not able to determine if it will prevail in such appeal.

The Landlord filed a second action against Trident and the other guarantors on April 9, 2021, for claims similar to the action described above including relief for payment of rent past due and reimbursement of taxes from October 2020 to the time of the trial in this action. Trident and the other guarantors intend to respond to this action. Clearday is not able to determine if it will prevail in such litigation.

Clearday has accrued an amount in its financial statements, including the annual financial statements as of December 31, 2019, December 31, 2020, and March 31, 2021 financial statements included in this prospectus, that Clearday has determined is reasonable in accordance with GAAP.

Clearday is discussing a settlement of the litigations regarding the Simpsonville facility with the Landlord. In connection with such discussions, Clearday is considering all strategic options regarding this facility. However, there cannot be any assurance that any such settlement or termination will occur on acceptable terms or at all.

James Walesa, Clearday’s CEO, has fully indemnified Clearday for all obligations payable to satisfy a judgement from each litigation, including any post-judgment interest and has pledged his stock in Clearday to secure such obligation. See “Related Party Transactions of Directors and Executive Officers of Clearday”.

Certain subsidiaries of Clearday that operate hotel assets have not paid employment related taxes such as required withholdings for Texas State unemployment taxes and federal income tax and employee and employer contributions for FICA (Social Security and Medicare) taxes, and federal unemployment tax for the period from September 30, 2018 to December, 2019. These subsidiaries have since made the appropriate filings with the Internal Revenue Service and Clearday has accrued the full estimated amount of the underpaid taxes as well as the estimated penalties and interest. As of December 31, 2020, the amount of the estimated taxes, penalties and interest, assuming that there is no waiver or mitigation of the penalties, is approximately $610,009. Clearday has accrued this amount in its financial statements in accordance with GAAP.

Trident and certain of its subsidiaries that are related to the MCA communities subject to leases from Invesque Holdings, LP and its subsidiaries, referred to collectively as Invesque, filed for bankruptcy in the United Stated Bankruptcy Court of the Western District of Texas, San Antonio Division on June 4, 2019. The Trident subsidiaries that were debtors in the bankruptcy case are MCA, MCA Mainstreet Tenant LLC, MCA Westover Hills Operating Company LLC, MCA Management Company, Inc., MCA New Braunfels Operating Company, LLC, MCA Westover Hills, LLC and Memory Care at Good Shepherd, LLC. The bankruptcy case was dismissed on July 30, 2019 in consideration of a settlement agreement among Trident and its affiliates and Invesque and its affiliates which restructured the debt owed by Trident and its affiliates to Invesque and favorably restructured the leases to provide annual savings of approximately $1 million per year for the remaining term of the lease. The settlement agreement enabled Trident, MCA and its subsidiaries to operate as going concerns and pay their prepetition debts in full. There is no aspect of this bankruptcy case that is currently pending. Trident and its subsidiaries continue to operate in compliance with the terms of the settlement agreements.

In addition, from time to time, Clearday becomes involved in litigation matters incidental to the ordinary course of its business. Although Clearday is unable to predict with certainty the eventual outcome of any litigation, Clearday does not believe any of its currently pending litigation is likely to have a material adverse effect on its business.

Corporate Information

Clearday’s principal executive offices are located at 8800 Village Drive, Suite 106, San Antonio, Texas 78217, and its telephone number is (210) 451-0839. Clearday’s website address is www.myclearday.com. Information contained on Clearday’s website does not constitute part of this joint proxy and consent solicitation statement/prospectus. Clearday’s stock is not publicly traded on any market or exchange and Clearday is not subject to the reporting requirements of the Exchange Act.

DESCRIPTION OF CAPITAL STOCK OF CLEARDAY

The following description of Clearday’s capital stock and provisions of its amended and restated certificate of incorporation and amended and restated bylaws as in effect on the date of this joint proxy and consent solicitation statement/prospectus.

General

Clearday’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 30,000,000 shares of convertible preferred stock, par value $0.01 per share of which 15,000,000 shares have been designated as Clearday Series A Preferred.

Common Stock

Outstanding Shares

As of December 31, 2020, Clearday had 863,407 shares of common stock outstanding, held of record by approximately 12 stockholders.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. The affirmative vote of holders of more than 50% of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, will be required to amend the provisions of Clearday’s amended and restated certificate of incorporation, including provisions relating to amending Clearday’s amended and restated bylaws, the classified board, the size of Clearday’s board, removal of directors, director liability, vacancies on Clearday’s board, special meetings, stockholder notices, actions by written consent and exclusive jurisdiction.

Dividends

Subject to preferences that may apply to any outstanding convertible preferred stock, holders of Clearday’s common stock are entitled to receive ratably any dividends that Clearday’s board of directors may declare out of funds legally available for that purpose on a non-cumulative basis.

Liquidation

In the event of Clearday’s liquidation, dissolution or winding up, holders of Clearday’s common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Clearday’s debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of convertible preferred stock.

Rights and Preferences

Holders of Clearday’s common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to Clearday’s common stock. The rights, preferences and privileges of the holders of Clearday’s common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Clearday’s convertible preferred stock that Clearday may designate and issue in the future.

Preferred Stock

Clearday’s amended and restated certificate of incorporation permits it to issue up to 30,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by Clearday’s board of directors without any further action by Clearday’s stockholders.

Subject to the limitations prescribed in Clearday’s amended and restated certificate of incorporation and under Delaware law, Clearday’s amended and restated certificate of incorporation authorizes the board of directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. Although Clearday’s board of directors has no present intention to issue any additional preferred stock, the issuance of preferred stock could adversely affect the rights of holders of Clearday’s common stock, including with respect to voting, dividends and liquidation, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. Such issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control.

Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of us or to make removal of Clearday’s management more difficult. Additionally, the issuance of preferred stock may decrease the market price of Clearday’s common stock. The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority of Clearday’s common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.

The following description sets forth certain general terms and provisions of the preferred stock that Clearday may issue. If Clearday offers convertible preferred stock, such stock will be convertible into shares of Clearday’s common stock. With respect to any convertible preferred stock or preferred stock (each referred to herein as preferred stock) Clearday may choose to offer, the specific designations and rights will be described in the prospectus or other appropriate documentation relating to the preferred stock offered, including the following terms. Each time that Clearday issues a new series of preferred stock, Clearday will file with the SEC a definitive certificate of designations that will state the designation, powers, preferences, rights and qualifications, limitations and restrictions of that series of preferred stock. In addition, the prospectus or other appropriate document relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

●	the designation of the series, which may be by distinguishing number, letter or title;
●	the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);
●	the price at which the preferred stock will be issued;
●	the dividend rate, the dates on which the dividends will be payable, if any, whether dividends shall be cumulative or noncumulative and other terms relating to the payment of dividends on the preferred stock;
●	whether the preferred stock is redeemable or subject to a sinking fund, and the terms and amount of such sinking fund provided for the purchase or redemption of shares of the series;
●	the amounts payable on shares of the series, and the special or relative rights of such shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Clearday;
●	whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of Clearday or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;
●	any listing of the preferred stock on any securities exchange;
●	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up;
●	restrictions on the issuance of shares of the same series or of any other class or series;
●	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock; and
●	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Series A Convertible Preferred Stock

General Terms.

Clearday has authorized 15,000,000 shares of Clearday Series A Preferred stock, of which as of December 31, 2020, 9,076,368 shares are issued and outstanding, including unissued shares that are accrued for the PIK Dividend (as defined below) that is described below. The Clearday Series A Preferred stock and rank with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of Clearday) rank (a) senior to Clearday’s common stock and any other securities that are designated as junior to the Clearday Series A Preferred stock, and (b) on parity with any class or series of capital stock of Clearday expressly designated as ranking on parity with the Clearday Series A Preferred stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of Clearday.

Dividend Rights.

Each share of Clearday Series A Preferred stock is entitled to receive cumulative dividends at the rate of six and three quarters percent (6.75%) per annum of the $20.00 per share Series A Original Issue Price from the date of issue of such share or the most recent dividend payment date with respect to such share, as applicable. Dividends are payable, as and when declared, quarterly in arrears to holders of record as of the last day of each fiscal quarter of Clearday. Dividends that have not been paid on a dividend payment date, will accrue until paid. Dividends may be paid in cash or be paid by Clearday issuing additional shares of the Clearday Series A Preferred stock equal to the amount of dividend to be paid divided by the $20.00 per share Series A Original Issue Price (“PIK Dividend”). Without the consent of the holders of the Clearday Series A Preferred representing more than 50% of the issued and outstanding shares of the Clearday Series A Preferred stock (the “Requisite Holders”), Clearday will not authorize, declare or pay any dividend on account of securities that rank junior or on parity with the Clearday Series A Preferred stock if the accrued dividends on account of the Clearday Series A Preferred stock have not been paid in full, unless such divided is paid by the issuance of securities such as the common stock of Clearday or other securities that rank junior to the Clearday Series A Preferred stock.

Liquidation Rights.

The holders of the Clearday Series A Preferred stock have a right to the distribution of the net assets of Clearday upon any liquidation, dissolution, winding up or Deemed Liquidation (as defined below) of Clearday that is senior to the common stock or other junior securities of Clearday and pari passu with the holders with any securities that rank on parity with the Clearday Series A Preferred stock in an amount equal to the aggregate of the $20.00 per share Original Issue Price and the amount of the accrued and unpaid dividends. A “Deemed Liquidation” of Clearday shall mean any of the following events:

●	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of Clearday entitling that person to exercise more than fifty percent (50%) of the total voting power of all shares of Clearday entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition);
●	any consolidation or merger of Clearday in which Clearday is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common stock receive as consideration, whether in whole or in part, for such Common stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is Clearday) which ranks on a parity with or senior to the preferred stock received by holders of the Clearday Series A Preferred stock with respect to liquidation or dividends or (y) the holders of the Clearday Series A Preferred stock do not receive preferred stock of the surviving entity, or a Person that owns on the date of such consolidation or merger 100% of the surviving entity, with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Clearday Series A Preferred stock; or
●	the sale, lease, transfer or other disposition (but not a consolidation or merger described in clause (ii) of this definition), in a single transaction or series of related transactions, by Clearday or any subsidiary of Clearday of all or substantially all the assets of Clearday and Clearday’s subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of Clearday.

Voting Rights.

The holders of the Clearday Series A Preferred stock, generally, have the right to vote on all matters presented to the stockholders of Clearday for their action or consideration at any meeting of stockholders of Clearday (or by written consent of stockholders in lieu of meeting), as a single class. Each holder of the Clearday Series A Preferred stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Clearday Series A Preferred stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the conversion limitations of the Clearday Series A Preferred stock) and shall be entitled to notice of any stockholders’ meeting.

For as long as any shares of Clearday Series A Preferred stock are outstanding, Clearday shall not, without the affirmative vote of the Requisite Holders, take any of the following actions:

●

alter or change adversely the powers, preferences or rights given to the Clearday Series A Preferred stock or alter or amend any of the charter documents of Clearday in a manner that is adverse to the holders of the Clearday Series A Preferred stock other than for an amendment approved by the stockholders of Clearday (even if such amendment is adverse to the holders of the Clearday Series A Preferred stock) that is not disproportionately adverse to rights of the holders of the Clearday Series A Preferred stock;

●	pay any divided on account to any of the capital stock of Clearday, other than on account of any Senior Securities, for any period during which the accrued dividend of the Clearday Series A Preferred stock has not been paid past the date such payment was required to be made;
●	during the period that the accrued dividend of the Clearday Series A Preferred stock has not been paid past the date such payment was required to be made, redeem any shares of Clearday’s capital stock, other than: (x) shares of any securities that by their terms rank senior to the Clearday Series A Preferred stock or (y) Common stock pursuant to employee or consultant agreements giving Clearday the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by Clearday’s Board of Directors;
●	enter into any agreement with respect to any of the foregoing; or
●	enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, Clearday’s performance of Clearday’s obligations to the holders of the Clearday Series A Preferred stock under the charter documents of Clearday.

Conversion Right.

The shares of the Clearday Series A Preferred stock are convertible into shares of common stock at a conversion ratio of 1:1, subject to appropriate adjustment for any stock split, combination, reclassification, exchange or substitution, reorganization, merger, consolidation or sale of assets as provided in the certificate of designation of the Clearday Series A Preferred stock.

25% of the shares of the Clearday Series A Preferred stock will automatically convert to shares of common stock on the date (“Initial Series A Conversion Date”) that is 180 days after the date that the common stock of Clearday is registered under, or Clearday is subject to, the reporting requirements of the Exchange Act or if either such day is not a business day, then on immediately following business day.

Clearday may convert all or any of the shares of the Clearday Series A Preferred stock on the date of any of the following:

●	Shares of common stock of Clearday is listed on a securities exchange or market, if Clearday so elects on or prior to the date of such listing or any date that is not more than 30 days after the date of such listing; or
●	The closing of an underwritten public offering of the common stock providing aggregate gross proceeds to Clearday equal to, or in excess of, $5,000,000.

A holder of the Clearday Series A Preferred stock may convert their shares to common stock from and after the Initial Series A Conversion Date up to a specified percentage of their shares of Clearday Series A Preferred stock referred to as the “Permitted Conversion Amount” in the certificate of designation of the Clearday Series A Preferred stock, which is generally 15% for each 90 day period after the Initial Series A Conversion Date, subject to adjustment for the fundamental transaction and less the number of shares converted by Clearday as provided above.

The conversion right of a holder of the Clearday Series A Preferred stock is subject to customary limitations if the holder would beneficially own more than 4.99% of Clearday’s common stock, subject to waiver by the holder providing a notice at least 61 days prior to the date of such conversion.

In any such conversion, Clearday will not issue fractional shares and the holder will tender their shares and the conversion procedures will be as provided in the certificate of designation of the Clearday Series A Preferred stock.

Warrants

Clearday has issued Clearday Warrants to purchasers of the Clearday Care Preferred and the units of Clearday OZ LP Interests. Each Warrant provides the following:

●	An exercise period of ten (10) years.
●	An exercise price equal to 50% of the trading price of Clearday’s common stock, based on the gross price offered and sold to purchasers in this offering;
●	Anti-dilution protection that provides for appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization.

A holder may exercise the Warrant from and after the closing of this offering by delivering an exercise notice to Clearday together with the aggregate exercise price for the shares to be purchased by the exercise of such Warrant.

Clearday Care Preferred

During 2019, Clearday formed a subsidiary, Clearday Care. All of the shares of the common stock of Clearday Care are owned by Allied Integral United, Inc. Clearday Care has authorized 1,500,000 shares of its Clearday Care Preferred.

The terms of the Clearday Care Preferred are set forth in the certificate of designation for such shares and are summarized as follows:

Ranking.

The Clearday Care Preferred rank senior in right of dividends and liquidation preference to of the Clearday Care common stock.

Dividends.

Each share of Clearday Care Preferred is entitled to an annual dividend equal to 10.25% per annum of the $10.00 Original Purchase Price of such shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, compounded annually. Such dividend ranks in preference to the holders of any other stock of Clearday Care, when, as and if declared by the Board of Directors of Clearday Care, but only out of funds that are legally available therefor. Such dividends will be paid on a semi-annual basis and, at the option of Clearday Care, be paid in cash or by the issuing of additional shares of Clearday Care Preferred at the $10.00 Original Purchase Price, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization. For so long as the Clearday Care Preferred stock is outstanding, Clearday Care will not declare or make a dividend on account of its common stock.

Conversion and Exchange.

Each holder of the Clearday Care Preferred may convert any or all of their shares into shares of Clearday’s common stock at the following conversion rate:

●	Prior to the closing date of this offering or other event that causes Clearday to be a public company, a rate of 1 share of Clearday Care Preferred to 1 share of Clearday’s common stock, subject to adjustment for any stock dividend, stock split, combination or other similar recapitalization;
●	On or after the closing of this offering, at the ratio equal to (A) the $10.00 Original Purchase Price, (B) divided by amount equal to (i) the 20 day volume weighted average price or volume weighted average price of the Clearday’s common stock; (ii) multiplied by 80% (which provides a 20% discount).

Redemption.

On the date that is ten (10) years after the final closing of offering of the Clearday Care Preferred (the “Redemption Date”), Clearday Care will redeem the Clearday Care Preferred Stock for cash equal to the purchase price of such shares. The redemption obligation of Clearday Care is guaranteed in full by Clearday.

Information Rights.

Clearday will provide information to the holders of the Clearday Care Preferred so that they can make an informed investment decision. Such information shall be similar to the scope of information that is provided in a private placement memorandum, including audited financial statements for the annual periods for the two most annual periods, and current quarterly financial information, management’s discussion and analysis of financial condition and results of operations, capitalization, a description of the business and properties, executive compensation, description of affiliate transactions, and description of the principal stockholders. Such information shall be deemed to be delivered by the filings that Clearday provides to the SEC.

Liquidation Preference.

In the event of any liquidation, dissolution or winding up of Clearday, including any Deemed Sale Event (as defined below), the proceeds shall be paid as follows:

●	First, pay one times (1x) the $10.00 Original Purchase Price plus accrued and unpaid dividends, if any, on each share of the Clearday Care Preferred.
●	Then, the holders of the common stock of Clearday.

If upon any liquidation, dissolution or winding up of Clearday, or any Deemed Sale Event of Clearday, the assets of Clearday available for distribution to Clearday’s stockholders shall be insufficient to pay the holders of shares of the Clearday Care Preferred, then the full amount to which they shall be entitled, then the holders of shares of Clearday Care Preferred shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Sale of Clearday Care.

Upon any Deemed Sale Event, the holders of the Clearday Care Preferred will receive the greater of (i) the amount that the holders would receive as if shares of the Clearday Care Preferred were converted into shares of Clearday common stock; or (ii) the amount equal to the liquidation preference of the Clearday Care Preferred.

Sale of Clearday.

Upon any Deemed Sale Event of Clearday, each of the holders of the Clearday Care Preferred will receive the amount that they would receive if their Clearday Care Preferred shares were converted to Clearday common stock based on the value of the distribution to the common stockholders of Clearday, after giving effect to the 20% discount applicable to the conversion, immediately prior to such Deemed Sale Event; provided, that if the transaction is not for cash, then a holder of Clearday Care Preferred may elect to continue to hold their Clearday Care Preferred, in which case, the conversion right will become a right to receive the common stock of the successor or surviving entity common stock, subject to appropriate adjustment based on the shares of such successor or surviving entity that is distributed to the stockholders of Clearday.

A “Deemed Sale Event” of Clearday Care or Clearday is any transaction that is a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of such person or any merger or consolidation in which such person is not the surviving entity, in each case, other than any Excluded Transaction.

An “Excluded Transaction” is a transaction (i) in which stockholders of such person (Clearday Care or Clearday) prior to such transaction own a majority by voting power of the outstanding shares of the surviving or acquiring company, or (ii) which is approved by the consent of 66-2/3% of the Clearday Care Preferred (in the case of Clearday) or the stockholders of Clearday (in the case of Clearday).

Voting Rights.

The Clearday Care Preferred shall not have any voting rights other than the protective/veto rights described below.

Protective / Veto Rights.

So long as shares of Clearday Care Preferred are outstanding, in addition to any other vote or approval required under Clearday Care’s certificate of incorporation or bylaws, Clearday Care will not, without the written consent of the holders of at least 66-2/3% of the Clearday Care Preferred then outstanding:

●	amend, alter, or repeal any provision of the certificate of incorporation, bylaws or any other governing documents of the Clearday Care in a manner that is adverse to the rights of the holders of the Clearday Care Preferred;
●	create or authorize the creation of or issue or reclassify any security of Clearday Care convertible into or exercisable for any Clearday Care equity security, having rights, preferences or privileges senior to or on parity with the Clearday Care Preferred;
●	purchase or redeem or pay any dividend on any capital stock of Clearday Care prior to the Clearday Care Preferred, other than stock repurchased from former employees or consultants in connection with the cessation of their employment/services, at the lower of fair market value or cost;
●	materially change the Clearday Care’s business plan to focus on the alternative care and wellness industry; or
●	enter into any agreement to do any of the foregoing.

Registration Rights.

The holders of the Clearday Care Preferred and the holders of the Warrants shall have the right to include the shares of Parent Common Stock that will be issued upon any conversation, exchange of the Clearday Care Preferred or exercise of the Warrants to be registered as, when and if Parent registers any other class of its equity securities, subject to certain exceptions:

●	Any initial public offering;
●	Any registration of options, warrants, debt, convertible debt or similar securities;
●	Any securities issued upon a merger, reverse merger or similar transaction, other than any Excluded Transaction.

Parent agrees to file a registration statement to register the shares of Parent Common Stock that will be issued upon any conversation or exchange of the Clearday Care Preferred, or exercise of the Warrants, on the date that is not later than one year after the date that Parent is a Public Company and take actions necessary for such registration statement to be declared effective.

The holders of the Clearday Care Preferred shall have the right to cause Parent to file a registration statement and have such registration statement declared effective as promptly as practical, if Parent is not a Public Company on the date that is one year after the date of the final closing of this Offering.

The failure of Parent to comply with the terms of the registration obligations under the Registration Rights Agreement will provide each holder of Clearday Care Preferred stock with a redemption right and receive their respective liquidation preference on account of their shares of Clearday Care Preferred stock, which redemption right may be exercised by each holder of Clearday Care Preferred Stock in full or in part on or prior to the date that is 90 days after the date such holder receives a notice of such default.

The holders of the Clearday OZ LP Interests are party to the amended and restated limited partnership agreement of Clearday OZ Fund which provides rights to such holders that are substantially equivalent to the rights of the holders of the Clearday Care Preferred stock.

CLEARDAY EXECUTIVE COMPENSATION

Summary Compensation Table

The table below provides information on the compensation Clearday paid to its named executive officer in the fiscal year ended December 31, 2020 who will serve as an executive officer of the combined company following the merger. The following individuals are the principal executive officer of Clearday and at least Clearday’s two most highly compensated executive officers other than the principal executive officer:

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Award ($)(2)	Option Awards ($)(3)	Nonequity incentive plan compensation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)(3)	All other compensation ($)(3)	Total ($)

James T. Walesa — Chief Executive Officer (1)	2020	$63,000	0	$75,000	0	0	0	0	$138,000
	2019	0	0	0	0	0	0	0	0

Richard M. Morris— EVP / General Counsel(4)	2020	$200,000		$765,592					$965,592
	2019	N/A		N/A					N/A
	2018	N/A		N/A					N/A

Linda Carrasco — President of Memory Care America LLC	2020	$98,000	$12,500	0	0	0	0	0	$110,500
	2019	$98,000	$12,500	0	0	0	0	0	$110,500
	2018	$98,000	$12,500	0	0	0	0	0	$110,500

Gary Sawina, EVP— Director of Real Estate Operations	2020	$132,000	$0	0	0	0	0	$23,857	$155,857
	2019	$132,000	$0	0	0	0	0	$23,857	$155,857
	2018	$132,000	$0	0	0	0	0	$23,857	$155,857

(1)	Such individual did not receive any compensation during 2018 or 2019. Clearday will provide a bonus to such individual of common stock at the closing of this offering of $200,000 and additional number of shares of the combined company’s common stock at the initial price of Superconductor common stock effective at the effective time of the merger of $10.00.
(2)	Compensation to Mr. Walesa and Mr. Morris included the grant of 20,000 shares and 204,158 shares of Clearday Common Stock, respectively; all of such stock was valued by Clearday in its financial statements at $10.00 per share and are subject to vesting over 8 quarters.
(3)	There are no such securities or other compensation that was granted in 2020 or 2019 or outstanding.
(4)	Mr. Morris was not employed by Clearday during any part of 2019.

Grants of Plan-Based Awards

Clearday does not have an equity compensation plan and has not assumed any equity compensation plan. Grants of equity based compensation has been under individual equity compensation arrangements. Clearday officers and directors will be eligible to participate in the Superconductor equity compensation plan from and after the effective date of the merger. The following table provides the information for each director and officer that received any equity based compensation from Clearday during the annual period ending December 31, 2020.

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards	Estimated future payouts under equity incentive plan awards	All other stock awards: Number of shares of stock or units	All other option awards: Number of securities underlying options	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards *
James T. Walesa	3/31/2020	N/A	N/A	20,000	N/A	N/A	$200,000
BJ Parrish	3/31/2020	N/A	N/A	20,000	N/A	N/A	$200,000
Richard M. Morris	3/31/2020	N/A	N/A	204,000	N/A	N/A	$2,004,000

*	The fair value of the Clearday Common Stock is based on the value of $10.00 per share. The grant of such common stock was by a private company and was based on a proposed merger with Superconductor. Such value may not be indicative of the price of the Clearday common stock prior to the effective time of the merger.

The board of directors of Clearday is considering additional restricted stock awards to certain executive officers, including the two directors. Any such awards would be made prior to the closing of the merger and described in an amendment to this joint proxy and consent solicitation statement/prospectus.

Outstanding Equity Awards at Fiscal Year-End

The following table provides the information for each director and officer that received any equity based compensation from Clearday during the annual period ending December 31, 2020.

Name	Option Awards					Stock Awards
	Number of securities underlying unexercised options (#)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#) *	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
	Exercisable	Unexercisable
James T. Walesa	N/A	N/A	N/A	N/A	N/A	20,000	$200,000	N/A	N/A

BJ Parrish	N/A	N/A	N/A	N/A	N/A	20,000	$200,000	N/A	N/A

Richard M. Morris	N/A	N/A	N/A	N/A	N/A	204,000	$2,004,000	N/A	N/A

*	The fair value of the Clearday Common Stock is based on the value of $10.00 per share. The grant of such common stock was by a private company and was based on a proposed merger with Superconductor. Such value may not be indicative of the price of the Clearday common stock prior to the effective time of the merger.

Clearday Executive Compensation

General

Clearday began its business activities on December 31, 2018 with the acquisition, by merger, of affiliated limited partnerships. Prior to such date, Clearday did not have a full complement of administrative or executive officers. Until December 31, 2019, the only executive officers of Clearday that received cash compensation were (1) Clearday’s Executive Vice President, interim Chief Financial Officer, who provided services under a consulting agreement; (2) the Executive Director of Clearday’s subsidiary Memory Care America LLC and (iii) Clearday’s Director of Real Estate Operations. Clearday’s Chief Executive Officer and Chief Operating Officer, who are also the sole directors of Clearday, have not taken any cash compensation paid by Clearday during 2018 or 2019. Executive services for Clearday, prior to December 31, 2019, were provided by Clearday’s Chief Executive Officer, Chief Operating Officer, the President of Memory Care America LLC and by consultants, including Clearday’s interim Chief Financial Officer. The limited number of executive officers was considered appropriate by the Clearday’s board of directors, in large part, because the only segment that required the attention of a full-time executive officer was the residential care facilities owned and operated by Memory Care America LLC. Clearday’s other business segments were administered by independent consultants: the commercial properties were managed by a property management company and real estate broker; and the hotel properties were managed primarily by a manager that provided services in accordance with the terms of the operations manual and franchise agreements, and with consultants, who reported to Clearday’s Chief Executive Officer and Chief Operating Officer.

On January 1, 2020, Clearday retained its Executive Vice President and General Counsel, who previously provided legal services to Clearday in his capacity as a member of a New York City law firm that was Clearday’s corporate counsel. On September 1, 2020, Clearday retained its Executive Vice President, Chief Financial Officer.

Clearday continues to expand its officers, employees and staff as it develops and expands its care and wellness businesses and undertakes the reporting and other obligations of a public company. Accordingly, the compensation levels of the executive officers that are reported in the table provided above will, in the aggregate, increase. The amount of the increase will be subject to any renegotiation of the compensation cash bonus amounts that will be determined after the closing of the merger by the compensation committee of Superconductor.

Employment and Consulting Agreements Related to Executive Officers

As of the date of this preliminary joint proxy statement and consent solicitation/prospectus, Clearday does not have any written employment agreements with any of its executive officers other than Mr. Hawkins.

Mr. Hawkins’ employment agreement is dated September 1, 2020 and provides for the following.

●	Appointment as Clearday’s Executive Vice President, Chief Financial Officer who reports to the Chief Executive Officer and Chief Operating Officer of Clearday;

●	Employment at will upon 60 days’ notice subject to immediate termination by Clearday for “Cause” as defined in the employment agreement or by Mr. Hawkins for “Good Reason” as defined in the employment agreement;

●	A base salary of $160,000 per annum;

●	An equity based compensation bonus of $125,000 of options to purchase shares of Superconductor common stock under its equity incentive stock option plan which shall vest as follows: $50,000 of such options will vest at the end of one year of employment or September 1, 2021 and the remaining amount will vest equally in four (4) annual installments in arrears. In the event that the proposed merger with Superconductor is not consummated, then Mr. Hawkins will receive a similar option grant on the date that Clearday becomes a public reporting company as determined in good faith by the Compensation Committee;

●	Employment benefits that are provided to the Clearday executives, generally;

●

Additional compensation in the event of termination of employment other than for Cause or Good Reason or upon Mr. Hawkin’s death or disability, that equal to salary continuation for a period that is generally extended for senior executives of Clearday;

●	Customary covenants regarding the protection of confidential information the assignment of all intellectual property or inventions developed by Mr. Hawkins during his employment term and a covenant to not compete with business of Clearday during his employment term and for one year thereafter; and

●	Other customary provisions.

The foregoing description of Mr. Hawkins’ employment agreement is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the full text of such agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Compensation of Clearday Directors

Director Compensation and Arrangements

During the period from inception through December 31, 2019, there were no non-executive directors of Clearday and, accordingly, there was no compensation paid to non-executive directors. For the fiscal year ended December 31, 2019, Clearday did not have a director compensation policy in place, and no non-employee director received any compensation for serving on the Clearday board of directors because there were no such directors. This policy has not changed in 2020. For further discussion of the compensation of Clearday’s executive directors, who are James Walesa and BJ Parrish, see the section entitled “Clearday Executive Compensation”.

Compensation of Directors of the Combined Company

Following completion of the merger, the board of directors of the combined company will determine the compensation for the non-employee directors, which is anticipated to be as follows. Each non-employee director is expected to receive an annual retainer fee of $40,000 plus $5,000 for each committee in which they are a member. Such compensation may be paid in cash or up to 50% of such compensation may be paid in stock at the price per share of the common stock as of the end of a fiscal quarter, subject to minimum stock prices as determined by the board of directors of the combined company.

CLEARDAY’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Clearday’s financial condition and results of operations together with Clearday’s consolidated financial statements and related notes appearing elsewhere in this joint proxy and consent solicitation statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this joint proxy and consent solicitation statement/prospectus, including information with respect to Clearday’s plans and strategy for Clearday’s business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this joint proxy and consent solicitation statement/prospectus, Clearday’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the “Risk Factors” section of this joint proxy and consent solicitation statement/prospectus to gain an understanding of the important factors that could cause actual results to differ materially from Clearday’s forward-looking statements.

General

Clearday began its business on December 31, 2018 when Clearday acquired the businesses of certain private funds that were engaged in providing residential memory care services and other businesses (the “2018 Acquisition”). The 2018 Acquisition was structured as a merger in which Clearday issued an aggregate of 8,076,885 shares of Clearday Series A Preferred stock, for the acquisition of these businesses and the conversion of an amount of debt. As a result of the 2018 Acquisition, Clearday owned and controlled the acquired businesses.

Clearday’s strategy is to provide innovative longevity care and wellness solutions that disrupt the traditional senior care model primarily virtually through digital channels with its Clearday at Home service, that it developed during 2020 and launched in Q1 2021 through consumer and business to business (B2B) sales channels, and through its facilities. Clearday owns and operates five residential memory care facilities that are located in four U.S. states, under Clearday’s subsidiary, MCA. The MCA facilities focus on treating residents suffering from any of the 25 diagnosis of dementia, including Alzheimer’s, that may be treated in a residential care facility. Clearday uses its knowledge of the longevity market, and its experience in treating dementia to develop technology-enabled businesses, aligned to next-generation longevity care and wellness services and products, including adult day care and home care products and services.

Clearday has two business segments:

●	Longevity Care and Wellness, which is Clearday’s operating businesses including:

○	Clearday’s innovative care and wellness services and products, including a virtual service delivered through digital channels (Clearday at Home), and adult day care (Clearday Clubs); and
○	Clearday’s existing MCA communities;
○	Commercialization of its advanced air quality products; and
○	all of Clearday’s general and administrative and research and development functions.

●	Non-Core Assets and Related Businesses, which includes all of the assets that are held for disposition.

The non-core assets and related businesses are held by Clearday for disposition since December 31, 2018. All net proceeds from dispositions of these assets since the 2018 Acquisition have been used by Clearday for its working capital and to fund the development of its innovative longevity care and wellness businesses.

All of Clearday’s long-lived assets are located in the United States and, during the twelve months ended December 31, 2020 and 2019, respectively, all of Clearday’s revenue was derived from within the United States.

Since the 2018 Acquisition, Clearday have focused on the following initiatives:

●	The development of Clearday’s next generation of tech-enabled longevity care and wellness solutions, including:

○	Development and launch of a virtual digital delivery of services under its Clearday at Home brand and the development of adult day care services under its Clearday Club brand;
○	Acquisition of an adult day care business that caters primarily to veterans, which acquisition is expected to close during the second quarter of 2021 after the state approval of the change of control.
○	Development and initial commercialization of air quality products including a high quality filtration product that may be integrated into commercial and residential HVAC systems; and
○	Distribution of a mechanical disinfectant and the development of other products.

●	The sale, disposition or refinancing of Clearday’s non-core assets to fund its working capital and business initiatives;
●	Increasing Clearday’s administrative capabilities to improve Clearday’s accounting and other processes in anticipation of becoming a public company, including a prior agreement to merge with a public offering and this offering.

During 2019 to December 31, 2020, Clearday:

●	Created Clearday OZ Fund as an opportunity zone private equity fund within the meaning of the TCJA and raised more than $11.0 million for Clearday’s subsidiaries Clearday Care and Clearday OZ Fund that focus on developing the innovative care and wellness products and services;
●	Sold commercial real estate for net proceeds of approximately $31.8 million and a reduction of approximately $22.6 million of long-term debt.
●	Refinanced more than $14 million of debt.
●	Restructured 3 of its 4 leases of memory care facilities that resulted in cost savings of approximately $1 million per year for the remaining term of the leases.
●	Acquired a medical office building located at 8800 Village Drive, San Antonio, Texas 78217 which is within an area designated as a “qualified opportunity zone” as defined by the TCJA.
●	Developed Clearday’s adult day care business including entering into an agreement to purchase an adult day care center located in San Antonio, Texas that will operate under the Clearday Patriot brand, an adult day care service that will cater primarily to military veterans.
●	Developed and launched Clearday at Home, Clearday’s virtual in-home care service that is delivered through a digital network.
●	Entered into an agreement for Clearday to distribute microSURE products, which instantly kills many harmful pathogens, including COVID-19 and legionnaires disease and influenza.
●	Launched a full-service business that applies microSURE disinfectant primarily to larger commercial accounts;
●	Developed a highly efficient particulate air (HEPA) product that is 3 feet x 3 feet x 2 feet in size and provides substantially “lab quality” air which may be integrated into HVAC systems or used as a stand along unit.
●

Developed a cryogenic based air quality product that integrates into HVAC systems and is designed to remove all particulates and volatile organics (which effectively sterilizes the internal atmosphere), reduces CO2 (carbon dioxide), regulates humidity and increases oxygen levels;

●	Retained Clearday’s General Counsel, Chief Financial Officer and Controller.
●	Initiated improved sales processes for the Memory Care America subsidiary that resulted in increased of admissions since June, 2020.
●	Pursued a merger and acquisition of Superconductor, which included the sale of an interest in Clearday’s building at 8800 Village Drive to Superconductor for stock in Superconductor.

Seasonality

MCA’s residential care facilities and Clearday’s non-core businesses engaged in the hotel industry are seasonal in nature. Generally, residential care facilities suffer revenue losses in November and December as there are losses of residents which often increases during the holiday periods. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. The timing of holidays can also impact hotel quarterly results. The periods during which hotel properties experience higher revenues vary from property to property and depend principally upon location. This seasonality can be expected to cause quarterly fluctuations in revenue, profit margins and net earnings. Additionally, hotel quarterly results may be further affected by the timing of certain of Clearday’s marketing expenditures that are focused on seasonal promotional campaigns.

Inflation

Clearday does not believe that inflation had a material effect on its business during the twelve- month periods ended December 31, 2020 or 2019. Although Clearday believes that increases in the rate of inflation will generally result in increases in resident fees charged by MCA or hotel room rates charged by Clearday’s hotel properties, severe inflation could contribute to a slowing of the U.S. economy. Such a slowdown could result in a reduction in rates and occupancy levels, negatively impacting revenues and net income. However, Clearday is able to increase the rates for MCA resident services and hotel room nights to protect the revenue stream and these properties from inflationary pressures and the adult day care services should have a similar right to increase fees.

Longevity and Care Businesses

Results of Operations

Clearday at Home conducted a limited or “soft” launch in March 2021 and does not have any material revenues as of May 31, 2021. Clearday at Home has begun sales to retail customers and through a B2B sales channel during late April and early May, 2021. Clearday Clubs has acquired its initial location located in San Antonio, Texas. Accordingly, the summary of Clearday’s operations below does not include Clearday at Home or Clearday Clubs other than that the development and administrative expenses for such services are included in the expenses of MCA.

Clearday’s revenues in this business to December 2020 consisted only of MCA and its business, which operates five residential care facilities in four states, and the activities related to developing tech enabled businesses that provide services and products to enhance the lives and health to older consumers. MCA earns revenue primarily by providing services to individual residents for a specified monthly fee, which fee includes all services such as room, meals and programs and to a lesser extent, certain community fees for a resident to move into a facility. All of MCA’s revenues are “private pay” which are charged directly to the resident and paid by such individual’s family or administrator. Clearday’s fees for such services are customarily charged on a monthly basis in advance. Residents may terminate services upon advance notice of a specified period.

Certain costs and expenses incurred by Clearday are accounted for as “Other general & administrative expenses” and “Research and Development expense”, including costs and expenses that are summarized below. Clearday does not expect to incur the same level or amount for the following costs and expenses on a recurring basis to support its planned operations. The aggregate approximate amount of such costs and expenses during the first quarter of 2021 and 2020 were $1,414,196 and $809,035, respectively, during 2020 was $7,132,775 and during 2019 was $2,368,000. These costs and expenses include:

(1) Development costs and expenses for the innovative services, including Clearday at Home, which primarily consisted of payments to a third-party consulting firm to develop the Clearday at Home and Clearday Club business models, strategies, branding and marketing, and to a lesser extent, the employment costs of Clearday personnel dedicated to such development activities. These amounts were zero and $300,000 during the first quarter of 2021 and 2020, respectively, and approximately $1,741,000 during 2020 and $475,000 during 2019.

(2) Accounting and finance expenses related to the merger and becoming a public company, which primarily consisted of accounting and consulting fees incurred to improve the accounting and finance department, the audit of the Clearday financial statements. These amounts were approximately $466,658 and $297,408 during the first quarter of 2021 and 2020, respectively, and $1,659,000 during 2020 and $609,000 during 2019. While some of these expenses will continue, such as audit fees, Clearday has reduced its reliance on third party consultants as it increases the size and skill set of its accounting and financial staff and has made the financial audit process more efficient from Clearday’s initial audits for 2018 and 2019

(3) Equity based compensation, which primarily consisted of restricted stock grants to Clearday executives and third party consultants. These amounts were $637,895 and zero during the first quarter of 2021 and 2020, respectively, and $1,699,935 in 2020 and zero in 2019. While Clearday expects to continue to use equity based compensation in future years and has granted additional restricted stock awards in 2021, the size of the grants incurred in 2020 included certain one-time compensation amounts to Clearday’s General Counsel and certain consultants are not expected to continue at the same level of cost on a recurring basis.

(4) Lease Disputes and Offering Costs, which primarily consisted of legal and related costs in connection with the Simpsonville litigation described under “Description of Business—Clearday—Legal Proceedings” and the strategic bankruptcy of Trident and certain of its subsidiaries that are related to the MCA communities subject to leases from Invesque during 2019 that resulted in lease savings of approximately $1 million per year for the lease term. These amounts were approximately $309,643 and $211,627 during the first quarter of 2021 and 2020, respectively, and $750,000 during 2020 and $760,000 during 2019.

In addition, for the three months ended 2021 and 2020, Clearday realized a gain of $244,000 and loss of $1,285,000, respectively. that relates to the shares of Superconductor Common Stock that is held by Clearday. These shares will be cancelled in connection with the merger.

MCA expenses are primarily related to the MCA facilities and providing care to the residents, including:

●	wages and benefits, including wages and wage-related expenses, such as health insurance, workers’ compensation insurance and other benefits for Clearday MCA employees, including MCA management;
●	MCA facility operating expenses, including utilities, housekeeping, dietary, maintenance, regulatory requirements, insurance and administrative costs;
●	lease expenses for four of the five MCA facilities;
●	other general and administrative expenses, principally comprised of general management including Clearday’s headquarters, general insurance, legal, accounting and investments in technology;
●	depreciation and amortization expense on buildings and furniture and equipment;
●	interest expenses for loans and other financings related to the MCA businesses, including loans to one lessor of three of the MCA facilities and the mortgage financing of the one owned MCA facility; and
●	Other expenses for the development of technology used in supporting operations and next generation of tech-enabled longevity care and wellness solutions.

The primary factors that determine the results of operations of MCA are the average resident days and the operating expenses.

2020 Period

The following is a discussion of operating results for Clearday’s longevity care and wellness segment during the year ended December 31, 2020, compared to the same period in 2019.

For the twelve months ended December 31, 2020, compared to the same period in 2019 (dollars in thousands):

	Year ended December 31,		Increase/(Decrease)
	2020	2019	Amount	Percent
Revenues:
MCA Resident Facilities	$12,656	$12,499	$156	1.3%

Operating expenses:
Wages and benefits	9,512	8,321	1,191	14.3%
MCA facility operating expenses	3,947	3,064	833	28.8%
Lease expenses (1)	4,641	5,024	(383)	(7.6)%
Other general & administrative expenses	5,517	3,739	1,778	47.5%
Research & development expenses	1,741	475	1,266	266.6%
Depreciation and amortization	601	577	24	4.2%
Total operating expenses	25,959	21,200	4,759	18.3%

Operating loss	(13,303)	(8,701)	(4,602)	52.9%

Other (income) expenses
Interest	473	819	(346)	(42.2)%
Unrealized (Gain)/Loss on Securities (2)	1,284	-	1,284	-%
Other (income) expense	(170)	41	(211)	(514.2)%
Total other expenses	1,587	860	727	84.6%

Loss before income taxes and equity in earnings of an investee	(14,891)	(9,560)	(5,331)	55.8%
Provision for income taxes	-	-	-
Loss from continuing operations	(14,891)	(9,560)	(5,331)	55.8%

Income (loss) from discontinued operations, net of tax	1,116	1,782	(666)	(52.9)%
Net loss	$(13,775)	$(7,778)	$(5,997)	77.1%

Total Number of facilities	5	5	0	-

Total resident capacity	320	320	0	-

Average resident days (3)	216	206
Average resident day % (4)	69.1%	64.0%
Percent of from Medicaid and Medicare	-	-
Percent of senior living revenue from private and other sources	100%	100%

(1)

Lease expenses includes the accrual of rent and related amounts that have not been paid to the lessor of the Simpsonville facility in connection with a dispute described under “Description of Business—Clearday—Legal Proceedings” based on the amounts stated in the applicable lease agreement.

(2)	The Unrealized (Gain)/Loss on Securities relates to the Superconductor Common Stock held by Clearday which will be
(3)	Average resident days is computed as follows: (i) the number of paid residents during any day during the specified period, divided by (ii) the total number of calendar days in such period.
(4)	Average resident day % is equal to the percentage of the average resident days during the specified period divided by the average of the total number of beds for all for all of the facilities during such period. This number does not reduce the number of beds that are not available because of regulatory requirements to maintain a number of beds for a quarantine area, which was 5 beds per facility during the COVID-19 pandemic period during 2020-2021.

MCA revenue. Revenue from the MCA facilities increased by approximately 1.3%, or approximately $0.2 million, primarily due to the increase of the average resident days, offset in part by lower revenue per resident due to a lowering of pricing by certain Clearday MCA facilities to respond to certain competitive pressure. The average resident days has historically varied by the seasons of the year as mortality rates historically increase during the November and December period. 2020 average resident days during the year was 216 compared to 206 for the same period during 2019.

Wages and benefits. Wages and benefits increased by 14.3%, or approximately $1.2 million primarily due to an increase of the number of employees as well as an increase of Clearday’s average salaries and wages as a result of rising healthcare costs caused by the COVID-19 pandemic. In response to the COVID-19 pandemic, MCA was required to substantially increase its staff percentage to residents to comply with regulatory requirements, which increased to a 1:1 staffing level. The increase was also due to the expansion of MCA management and retaining a director of Clearday adult day care in the fourth quarter of 2019, its General Counsel and its Chief Financial Officer.

MCA facility operating expense. MCA facility operating expense increased by 28.8% or approximately $0.8 million, primarily due to an increase in general liability and property insurance premiums as a result of increased coverages in the amount of $0.5 million. Additionally, there were costs associated with PPE, testing supplies as well as an increase in sanitation and janitorial supplies for the applying of microSURE disinfectant and other related costs due to the COVID-19 pandemic.

Lease expenses. Lease or rent expenses decreased by approximately 7.6%, or approximately $0.4 million primarily due to lease concessions that were granted in the lease of three facilities in the bankruptcy case that is described under “Description of Business—Clearday—Legal Proceedings”. The amount of the decrease does not give effect to the litigation regarding the Simpsonville facility, which payments have been withheld in connection with a dispute with the lessor and its affiliates.

Other, general and administrative expense. Other, general and administrative expenses increased by approximately 47.5% or approximately $1.8 million, primarily due to an increase in financial and accounting consultants in connection with the 2018 and 2019 financial audit as well as the 2020 financial audit in the amount of $1.0 million. Additionally, Clearday issued restricted stock to certain executives in the amount of $1.7 million which is partially offset by a $0.5 decrease in legal fees related to bankruptcy case that involved Trident and certain of its subsidiaries that are related to the MCA communities in 2019, which is described under “Description of Business—Clearday—Legal Proceedings”.

Research and Development expense. Research and development expenses increased approximately 266.5% or approximately $1.3 million, primarily due to the development of innovative care and wellness solutions for virtual day care and related services in the amount of $1.3 million during 2020.

Depreciation and amortization. Depreciation and amortization increased by approximately 4.2%, or approximately $24,000 primarily due to additional assets added to the facilities and additional costs to remedy construction related defaults.

Interest expense. Interest expense decreased by 42.4%, or approximately $346,000 primarily due to interest expense on long-term debt, reflecting the impact of the repayment of debt since the beginning of the prior year period and lower interest rates.

Unrealized gain/loss on securities. Unrealized (gain)/loss increased due to the issuance of 4,000,000 shares of common stock that was issued by STI in exchange for a 100% preferred equity interest in an AIU subsidiary, Naples JV, LLC. In September 2020, there was a 1-for-10 reverse stock split of STI common stock which reduced the shares to 400,000. As of December 31, 2020, the common stock has been marked to market to reflect the current value of the shares, resulting in an unrealized loss of $1,295,000.

Concentration of Risk—Revenues

Clearday’s revenue during the first quarter of 2021, and during 2020 and 2019 have primarily derived from the residential care facilities. For the years ended December 31, 2020 and 2019, all Clearday’s revenue was derived from the MCA revenues. Clearday expects to continue to be dependent on revenues from the MCA communities until the other planned businesses have revenues. Any failure of the MCA communities to continue these businesses would significantly and adversely impact Clearday. The MCA revenues are primarily private pay and do not rely on reimbursements from Medicare or Medicaid.

Non-Core Assets

Clearday considers all of its assets that are not used in the longevity care and wellness industry as non-core assets. The non-core assets as of March 31, 2021 are:

●	A hotel property;
●	Commercial real estate investments;
●	Investments in land;
●	Investments in other businesses, including oil and gas businesses;
●	Investments that were sold or disposed of prior to May 31, 2021, including a hotel property and an investment in a medical office building.

Clearday continues to evaluate the manner to sell or otherwise monetize such assets. Clearday expects to dispose of the two remaining hotel properties prior to the third quarter of 2021 at a loss in settlement or foreclosure of the mortgage loans related to such properties.

Disposition Activities

During 2019 and 2020, Clearday sold the following non-core assets:

●	Two commercial real estate properties located in San Antonio, Texas that were owned by Clearday’s subsidiary Flash Partners, LLC, one that was sold in the first quarter of 2019 and the other was sold in the third quarter of 2019;
●	One commercial property located in Converse, Texas that was owned by Clearday’s subsidiary FM Venture, LLC and sold in the second quarter of 2019;
●	Two hotel properties, one located in Round Rock, Texas that was sold in the third quarter of 2019 and one located in San Antonio, Texas that was sold in the first quarter of 2020; and
●	A commercial real estate property located in San Antonio, Texas that is owned by Clearday’s subsidiary Hill Country Partners, L.P. and sold in the first quarter of 2020.

Subsequent to 2020, Clearday has:

●	Sold its investment in a medical office building;
●	Transferred the two hotel properties that are operated as a franchise of Microtel Inn & Suites to the lenders.

The COVID-19 pandemic has slowed the ability of Clearday to dispose of its remaining non-core assets. Clearday recently has received an offer to sell one of its non-core assets, an investment in land, and expect to continue its efforts to sell its non-core assets to fund its operations.

Revenues of the Non-Core Assets

Clearday primarily derived revenues from Non-Core Assets from the following:

●	With respect to the commercial properties, rents and related charges.
●	With respect to the hotel properties, room rentals and, to a lesser extent, charges to guests for vending commissions, and pantry/sundry item sales.

Consumer demand for hotel services is closely linked to the performance of the general economy on both a national and regional basis and is sensitive to business and personal discretionary spending levels. Declines in consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence and adverse political conditions can lower the revenues and profitability of Clearday’s hotels.

The operations for the two hotel properties owned during 2020 were effectively suspended in response to the COVID-19 pandemic in April, 2020. During 2021, Clearday transferred the ownership of one hotel to the mortgage lender.

2021 Interim Period

The following is a discussion of operating results for Clearday’s longevity care and wellness segment during the three months ended March 31, 2021, compared to the same period in 2020.

For the three months ended March 31, 2021, compared to the same period in 2020 (dollars in thousands):

	Three months ended		Increase/(Decrease)
	March, 31,2021	March 31, 2020	Amount	Percent
Revenues:
MCA Resident Facilities	$3,744	$3,388	$356	10.51%

Operating expenses:
Wages and benefits	2,375	2,052	323	15.74%
MCA facility operating expenses	1,086	1,018	68	6.68%
Lease expenses (1)	1,141	1,302	(161)	(12.37)%
Other general & administrative expenses	2,862	1,117	1,745	156.22%
Research & development expenses	-	300	(300)	(100.00)%
Depreciation and amortization	175	154	21	13.64%
Total operating expenses	7,639	5,943	1,696	28.54%

Operating loss	(3,895)	(2,555)	(1,340)	52.45%

Other (income) expenses
Interest	79	91	(12)	(13.19)%
Unrealized gain on securities (2)	(244)	-	(244)	(100.00)%
Other (income) expense	(71)	(38)	(33)	(86.84)%
Total other expenses	(236)	53	(289)	(545.28)%

Loss before income taxes and equity in earnings of an investee	(3,659)	(2,608)	(1,051)	40.30%
Provision for income taxes	-	-	-
Loss from continuing operations	(3,659)	(2,608)	(1,051)	40.30%

Income (loss) from discontinued operations, net of tax	(312)	3,859	(4,171)	(108.08)%
Net loss	$(3,971)	$1,251	$(5,222)	(417.43)%

Total Number of facilities	5	5	-	-

Total resident capacity	320	320	-	-

Average resident days (3)	240	208
Average resident day % (4)	80.0%	66.5%
Percent of senior living revenue from private and other sources	100%	100%

(1)	Lease expenses includes the accrual of rent and related amounts that have not been paid to the lessor of the Simpsonville facility in connection with a dispute described under “Description of Business—Clearday—Legal Proceedings” based on the amounts stated in the applicable lease agreement.
(2)	The unrealized gain on securities relates to the Superconductor Common Stock held by the Company in the amount of $ 244,000
(3)	Average resident days is computed as follows: (i) the number of paid residents during any day during the specified period, divided by (ii) the total number of calendar days in such period.
(4)	Average resident day % is equal to the percentage of the average resident days during the specified period divided by the average of the total number of beds for all for all of the facilities during such period. This number does not reduce the number of beds that are not available because of regulatory requirements to maintain a number of beds for a quarantine area, which was 5 beds per facility during the COVID-19 pandemic period during 2020-2021.

MCA revenue. MCA revenue. Revenue from the MCA facilities increased by approximately 10.51%, or approximately $0.36 million, primarily due to the increase of the average resident days, offset in part by lower revenue per resident due to a lowering of pricing by certain Clearday MCA facilities to respond to certain competitive pressure. The average resident days has historically varied by the seasons of the year as mortality rates historically increase during the January to March 2021 period. The average resident days increased to 240 or 15.4% for the three months ended 2021 compared to 208 for the same period during 2020.

Wages and benefits. Wages and benefits increased by 15.74%, or approximately $ 0.32 million primarily due to an increase of the number of employees as well as an increase of Clearday’s average salaries and wages as a result of rising healthcare costs caused by the COVID-19 pandemic. In response to the COVID-19 pandemic, MCA was required to substantially increase its staff percentage to residents to comply with regulatory requirements, which increased to a 1:1 staffing level.

MCA facility operating expense. MCA facility operating expense increased by 6.68% or approximately $0.07 million, primarily due to 7% decrease in food costs which is offset by an increase in general liability and property insurance premiums as a result of increased coverages in the amount of $0.1 million. Additionally, there was a small increase in costs associated with PPE, testing supplies as well as an increase in sanitation and janitorial supplies for the applying of microSURE disinfectant and other related costs due to the COVID-19 pandemic.

Lease expenses. Lease or rent expenses decreased by approximately 12.37%, or approximately $0.16 million primarily due to lease concessions that were granted in the lease of three facilities in the bankruptcy case that is described under “Description of Business—Clearday—Legal Proceedings”. The amount of the decrease does not give effect to the litigation regarding the Simpsonville facility, which payments have been withheld in connection with a dispute with the lessor and its affiliates.

Other general and administrative expense. Other general and administrative expenses increased by approximately 156.22% or approximately $1.75 million, primarily due to (1) an increase of approximately $0.64 million in compensation primarily due to additional executives and staff, including Clearday’s Chief Financial Officer, that were onboarded during Q3 of 2020 and thereafter and accordingly were not present during Q1 2020 as well as additional equity based compensation grants, (2) an increase of approximately $0.2 million in financial and accounting consultants in connection with the 2020 and 2021 financial audit which reflects that a significant amount of work related to the financial audits of 2019 and 2020 and related accounting services were incurred in March, 2020 and thereafter, (3) an increase of approximately $0.17 million in insurance premiums, (4) an increase of approximately $0.55 million related to building improvements, and (5) marketing and other expenses.

Research and Development expense. Research and development expenses decreased by 100% or approximately $0.30 million, as Clearday achieved a certain phase in the creation of a virtual software platform and met the GAAP guidelines for capitalization of software costs per ASC 350-40.

Depreciation and amortization. Depreciation and amortization increased by approximately 13.64%, or approximately $20,000 primarily due to additional assets added to the facilities and additional costs to remedy construction related defaults.

Interest expense. Interest expense decreased by 13.19%, or approximately $12,000 primarily due to interest expense on long-term debt, reflecting the impact of the repayment of debt since the beginning of the prior year period and lower interest rates.

Unrealized gain/loss on securities. Unrealized (gain)/loss increased due to the issuance of 4,000,000 shares of common stock that was issued by STI in exchange for a 100% preferred equity interest in an AIU subsidiary, Naples JV, LLC. In September 2020, there was a 1-for-10 reverse stock split of STI common stock which reduced the shares to 400,000. As of March 31, 2021, the common stock has been marked to market to reflect the current value of the shares, resulting in an unrealized gain of $244,000.

Concentration of Risk—Revenues

Clearday’s revenue for the three months ended 2021 and 2020 have primarily derived from the residential care facilities. The Company expects to continue to be dependent on revenues from the MCA communities until the other planned businesses have revenues. Any failure of the MCA communities to continue these businesses would significantly and adversely impact Clearday. The MCA revenues are primarily private pay and do not rely on reimbursements from Medicare or Medicaid.

Non-Core Assets

Clearday considers all its assets that are not used in the longevity care and wellness industry as non-core assets. The non-core assets as of March 31, 2021 are:

●	One hotel property that are operated as a franchise of Microtel Inn & Suites;
●	Commercial real estate investments;
●	Investments in land;
●	Investment in a medical office building; and
●	Investments in other businesses, including oil and gas businesses.

Clearday continues to evaluate the manner to sell or otherwise monetize such assets. Clearday has disposed of 1 hotel property (SeaWorld) on March 11, 2021 by deeding the property back to the lender. In May, the lender sold the property and Clearday has a shortfall due in the amount of $299,000. This was accrued for during the three months ended March 31, 2021.

Disposition Activities

During the three months ended March 31, 2020, Clearday sold the following non-core assets:

●	One hotel property, one located in Round Rock, Texas that was sold in the third quarter of 2019 and one located in San Antonio, Texas that was sold in the first quarter of 2020; and
●	A commercial real estate property located in San Antonio, Texas that is owned by Clearday’s subsidiary Hill Country Partners, L.P. and sold in the first quarter of 2020.

During the three months ended 2021, Clearday has done the following:

●	Deeded the Sea World hotel property that are operated as a franchise of Microtel Inn & Suites to the lenders

Subsequent to March 31, 2021, Clearday has:

●	Sold its investment in a medical office building

The COVID-19 pandemic has slowed the ability of the Company to dispose of its remaining non-core assets. Clearday recently has received an offer to sell one of its non-core assets, an investment in land, and expect to continue its efforts to sell its non-core assets to fund its operations.

Revenues of the Non-Core Assets

Clearday primarily derived revenues from Non-Core Assets from the following:

●	With respect to the commercial properties, rents, and related charges.
●	With respect to the hotel properties, room rentals and, to a lesser extent, charges to guests for vending commissions, and pantry/sundry item sales.

Consumer demand for hotel services is closely linked to the performance of the general economy on both a national and regional basis and is sensitive to business and personal discretionary spending levels. Declines in consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence and adverse political conditions can lower the revenues and profitability of Clearday’s hotels.

The operations for the two hotel properties owned during 2020 were effectively suspended in response to the COVID-19 pandemic in April, 2020. On March 11, 2021, Clearday transferred the ownership of one hotel to the mortgage lender.

Liquidity and Capital Resources

Clearday requires cash to fund its current operations and continued innovation of longevity care and wellness services. As of March 31, 2021, Clearday has an accumulated deficit of $52,064,820, continued loss from operations of $3,659,192 and negative cash flows from operating activities in continuing operations in the amount of $2,276,797. Clearday’s strategy is to use the net proceeds from the sale of its non-core assets and the capital raised by its subsidiaries Clearday Care and Clearday OZ Fund through the issuance of the Clearday Care Preferred and Clearday OZ LP Interests to fund such operations and activities. The COVID-19 pandemic has interrupted the non-core sale process and, to a certain extent, reduced the expected net proceeds.

Clearday does not have sufficient cash resources from the net cash flows of operations, from its current operations, to sustain its operations for the next twelve months and will rely on the continued sale of non-core assets and the sale of its securities.

The impact of the COVID-19 pandemic could continue to have a material adverse effect on Clearday’s business, results of operations, financial condition, liquidity and prospects in the near-term and beyond 2021. The ultimate impact of the COVID-19 pandemic on Clearday’s results of operations, financial condition and cash flows is highly uncertain, and cannot currently be accurately predicted. Clearday’s results of operations, financial condition and cash flows are dependent on future developments, including the duration of the pandemic and the related length of Clearday’s impact on the global economy, such as a lengthy or severe recession or any other negative trend in the U.S. or global economy and any new information that may emerge concerning the COVID-19 pandemic and the actions to contain it or treat Clearday’s impact, which at the present time are highly uncertain and cannot be predicted with any accuracy.

Clearday expects that the following factors will affect its future liquidity:

●	Operating costs for the MCA facilities will be effected and are expected to decrease, primarily because:

○	Employee wages and benefits should decrease primarily because MCA will not be required to have 1:1 staff to resident ratios to comply with regulatory requirements that do not permit the use of common rooms and other common activities, and other additional staff and expenses that were instituted to respond to the COVID-19 pandemic will not be required;

○	Employee costs will be subsidized under the Employee Retention Credit under the CARES Act; and

○	Closure of the Simpsonville memory care facility which is currently operating at a significant operating loss.

●	Operating revenues for the MCA facilities will be effected and are expected to increase, primarily because:

○

There has been increased sales or average resident days in 4 of MCA’s 5 facilities (the MCA facilities other than the Simpsonville facility) resulting primarily from the MCA initiatives discussed below; the average resident days of such facilities for the first quarter of 2021 is more than 87% (computed without reduction for the number of beds that are not available because of regulatory requirements to maintain a number of beds for a quarantine area) and is equal to more than 90% average for such facilities after giving effect to such reduction of available beds; and

○	There will be an opportunity to increase the average resident days (or the census of facilities) as regulators are reevaluating the size of the required COVID-19 Pandemic quarantine area and may reduce this from at least 4 beds per facility to 1 bed per facility.

●	Selling and general administrative costs will be effected and are expected to decrease, primarily because:

○	Clearday has substantially reduced its reliance on consultants that have a higher cost than its employees that have assumed such functions and work; and

○	The significant product development costs that are recorded as operating expenses are expected to be reduced as the Clearday at Home and Clearday Clubs business models, strategies and marketing plans have been developed.

●	Other factors include:

○	Revenues from Clearday at Home which has begun sales in May, 2021;

○	Revenues and net cash flow from its Clearday Clubs including its Clearday Patriot located in San Antonio, Texas, which was acquired during May, 2021;

○	Clearday at Home and Clearday Clubs including Clearday Patriot adult day care centers are expected to have significantly less per person (customer / resident) costs, including lease and wages and benefits, than amounts incurred for the MCA facilities and are expected to operate with significantly better operating margins.

○	Revenues from certain products, including its advanced air quality products through its distribution arrangement with a global engineering firm;

○	Revenues from certain products including its advanced air quality products through its distribution arrangement with a global engineering firm;

○	Additional debt financing of MCA facilities, however, there cannot be any assurance that such financing will be available on terms that are acceptable if at all;

MCA Initiatives.

In early March, 2020, Clearday’s MCA businesses improved the marketing focus with the goal to increase the census or number of resident days. The enhanced marketing program includes a limited discount of up to 20%, a $500 family referral incentive and hospital and skilled rehabilitation facility outreach. This marketing focus has increased the number of residents which will increase revenue for future periods, offset in part by the discounts that are provided. Additionally, Clearday’s MCA businesses began to implement a program to reduce the costs by, among other initiatives, better aligning staff and increasing training and support to reduce staff turnover and related expenses. The results of this cost reduction initiatives will likely be offset by the increase of costs, including staff, that are being experienced by MCA’s response to the COVID-19 pandemic. Clearday expects to continue to emphasize sales to increase the census.

COVID-19. The pandemic and the regulatory responses and additional initiatives have and will likely continue to have a material effect to Clearday’s core businesses and operations.

Contractual Obligations and Commitments

Leases

Clearday leased three memory care facilities from MHI-MC San Antonio, LP, MHI-MC Little Rock, LP, and MHI-MC New Braunfels, LP (collectively “MHI entities”) under three separate lease agreements and originally recorded a right of use asset and a lease   liability of $37,750,615. The Amended Leases contain three options to renew, which were not considered reasonably certain of being exercised as of the lease commencement date nor the balance sheet date.

As of December 31, 2020, Clearday leased one memory care facility from MC-Simpsonville, SC-1-UT, LLC (the “Simpsonville Landlord”) under a 15-year non-cancelable lease agreement. Provided Clearday is not in default, the lease agreement has three successive five-year renewal options and has the right of first refusal to acquire the Simpsonville Landlord’s interest in the property in certain situations. Beginning January 2019, Clearday ceased paying the Simpsonville Landlord rent. The Landlord filed a lawsuit against the guarantors of the lease and on October 21, 2020, the trial court issued a final judgment of the damages for the plaintiff in the amount of $2,801,365. The trial court has not made findings of fact related to Clearday’s liability under the Lease. Additionally, Clearday has appealed the trial court judgement as they believe it has reasonable likelihood of success to reduce certain. Clearday has accrued an amount that it determines is reasonable with respect to this contingency. See Note 7 – Commitments and Contingencies in the accompanying consolidated financial statements for additional information.

All leases are classified as operating leases. Clearday does not have any leases within its non-core business. Therefore, no right-of-use assets or lease liabilities were recorded within non-current assets held for sale or lease liability on the consolidated balance sheet following the adoption of ASC 842. Weighted-average remaining lease terms and discount rate as of March 31, 2021 are 14.8 years and 8.25% respectively.

Lease Costs

For the three months ended March 31, 2021, the lease costs recorded in the unaudited condensed statement of operations are as follows:

	For the three months ended March 31,
	2021	2020
Operating lease costs:
Operating lease costs	$1,129,542	$1,301,299
Short-term lease costs	11,851	30,276
Total operating lease costs	$1,141,393	$1,331,575

Operating Lease Payments

The following table summarizes the maturity of the Company’s operating lease liabilities as of March 31, 2021:

Year Ending March 2021	Operating Leases

2021	$2,955,950
2022	4,026,961
2023	4,121,550
2024	4,218,384
2025	4,310,799
2026	4,439,167
2027	4,537,167
Thereafter	40,267,540
Total minimum lease payments	$68,877,518
Less: amounts representing interest	30,544,177
Present value of future minimum lease payments	$38,333,341
Less current portion	944,038
Non-current lease liabilities	$37,389,303

Mortgages—Core Assets

Naples Mortgage

In connection with Clearday’s purchase of the memory care facility in Naples, Florida in 2013, it assumed the underlying mortgage with Housing & Healthcare Finance, LLC, dated November 23, 2011. This mortgage is a financing administered by the U.S. Department of Housing and Urban Development or HUD. The original mortgage totaled $3.4 million. The mortgage is collateralized by a security interest in the Naples property and other assets within the Naples property. The mortgage has reducing prepayment penalties through December 31, 2021. The prepayment penalty is 2% during 2020 and 1% during 2021. The mortgage has an interest rate of 3.99%.

On April 29, 2021, Clearday’s subsidiary MCA Naples LLC which owns the real estate of its memory care facility in Naples, Florida (“MCA Naples”) refinanced the HUD mortgage with a $4,500,000 mortgage provided by Benworth Capital Partners LLC. This mortgage has a 9.95% annual interest rate, is payable monthly, is due in two years and has other customary terms and related loan documents. The net proceeds of this mortgage, after repayment of the HUD mortgage, was approximately $1,456,500. Clearday’s Chairman provided a full and unconditional guaranty of the obligations under this mortgage and received a fee for this guaranty.

MCA Invesque Loan

On November 6, 2017, Clearday executed a promissory note for $600,000 with Mainstreet Health Financing, LP. The loan had no prepayment penalties. In January 2018, a principal payment of $300,000 was made on this loan. In November 2018, this loan agreement was amended for the then-current principal balance of $300,000. Effective July 31, 2019, Clearday signed an amended and restated promissory note with the landlord parties, as defined for the principal sum of $3.3 million (the “A&R MCA Note”), including the previously outstanding principal balance of $300,000. Proceeds from the loan were used to pay outstanding obligations to certain landlords of three leased memory care facilities related to a settlement agreement between the parties.

In accordance with the A&R MCA Note, three principal payments totaling $1.5 million were made during 2019. Beginning January 2020, Clearday is required to make monthly principal and interest payments of $47,812. The loan has a fixed interest rate of 8.5%. The note is guaranteed by certain officers and directors of the Company and is collateralized by a pledge of proceeds from the sale of Naples and Westover Town Center. This property was sold during May, 2021. The net proceeds of the sale to Clearday is being determined and is expected to fund a payment on the principal of the A&R MCA Note of not less than $1,000,000.

New Braunfels Business Loan

On December 23, 2015, Clearday executed a business loan agreement with ServisFirst Bank for $600,000. In October 2019, the loan was extended and now matures in March 2022. The balance as of December 31, 2020 was $452,939 and is repayable through monthly principal and interest payments. The loan has a fixed interest rate of 6.25%. The note is guaranteed by certain officers and directors of the Company and is collateralized by FF&E at MCA New Braunfels.

Gearhart Loan

On April 1, 2012, the Company executed a promissory note with Betty Gearhart for $200,000 (the “Gearhart Note”). Interest accrues at a fixed rate of 7.0% and is payable quarterly in January, April, July and October. In April 2015, the Company executed the First Amended and Restated Promissory Note in the principal amount of $238,578, which extended the maturity date until April 2017. The note is collateralized by the debtor granting a security interest to Betty Gearhart including all assets of MCA, LLC as well as any proceeds (including insurance proceeds) of any and all of the foregoing collateral. The maturity date of the loan was further extended in April 2017, April 2018 and April 2020. The Second Amendment to the Amended and Restated Promissory Note (the “Second Amendment”) was executed on March 5, 2020 in the principal amount of $218,578 and has a maturity date of April 1, 2021. As of April 1, 2021 an extension agreement has not been reached, the note is currently in default.

PPP Loan and the CARES Act

In May 2020, Clearday was granted approximately $1.6 million under four separate loans under the Paycheck Protection Program (the “PPP Loans”) administered by the United States Small Business Administration (“SBA”) established under the Cares Act, which has enabled Clearday to retain its employees during the period of disruption created by the Coronavirus pandemic. The PPP Loans, which are evidenced by Notes issued by Clearday (the “Note”), mature in May 2022 and bear interest at a fixed rate of 1.0% per annum, accruing from May 2020 (“Loan Date”) and payable monthly. No payments are due on the PPP Loans for six months from the date of first disbursement, but interest will continue to accrue during the deferment period. The Note is unsecured and guaranteed by the SBA. The Note may be prepaid by Clearday at any time prior to maturity with no prepayment penalties. The Note provides for customary defaults, including failure to make payment when due or to fulfill Clearday’s obligations under the notes or related documents, reorganizations, mergers, Consolidations or other changes to Clearday’s business structure, and certain defaults on other indebtedness, bankruptcy events, adverse changes in financial condition or civil or criminal actions. The PPP Loans may be accelerated upon the occurrence of a default. In the first three months of March 2021, Clearday received $1,490,706 related to their Memory Care facilities.

Under the terms of the PPP, the PPP loans are forgivable up to the full principal amount of the loan and any accrued interest. An eligible borrow will not be responsible for any loan payment if the borrower uses all of the loan proceeds for forgivable purposes and employee and compensation levels are maintained or, if not, an applicable safe harbor exemption applies. The covered period is now defined as “the period beginning on the date the lender disburses the PPP loan and ending on any date selected by the borrower that occurs during the period (i) beginning on the date that is eight weeks after the date of disbursement and (ii) ending on the date that is 24 weeks after the date of disbursement.” With this new guidance, permissible expenses include payroll costs, qualified rent, utilities, mortgage interest and other interest payments. Clearday intends to maximize the use of PPP Loan proceeds for qualifying expenses and intends to apply for forgiveness of the PPP Loans in accordance with the terms of the CARES Act. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the SBA and may also be subject to further requirements in any regulations and guidelines the SBA may adopt. As of March 31, 2021, Clearday received $2,855,668 in PPP funds related to their Memory Care facilities.

Subsequently, on April 2021, Clearday received a PPP loan from the First National Bank of Texas in the amount of $331,816 with a maturity date of April 2026. This PPP Loan, which is evidenced by Notes issued by Clearday (the “Note”), mature in April 2026 and bear interest at a fixed rate of 1.0% per annum. No payments are due on this PPP loan until May 2022, but interest will continue to accrue during the deferment period. The Note is unsecured and guaranteed by the SBA. Once the PPP funds have been used, Clearday can apply for loan forgiveness if at least 60% of the loan proceeds are used for payroll related expenses.

ERTC Funds

Clearday is eligible to claim the employee retention tax credit (“ERTC”) for certain of our employees under the CARES act. The refundable tax credit for 2020 is available to employers that fully or partially suspend operations during any calendar quarter in 2020 due to orders from an appropriate governmental authority limiting commerce, travel, or group meetings due to COVID-19, and is equal to 50% of qualified wages paid after March 12, 2020 through December 31, 2020 to qualified employees, with a maximum credit of $5,000 per employee. Clearday estimates that Clearday will be eligible to claim tax credits of approximately $1.6 million for 2020. The credit was modified and extended for wages paid from January 1, 2021 through June 30, 2021 by the Consolidated Appropriations Act, 2021, and Clearday is assessing its eligibility to claim such credit. There can be no assurance that Clearday will qualify for, or receive, tax credits in the amount it expects. Subsequently, on May 28, 2021, Clearday received $885,852 in ERTC funds.

Five C’s, LLC Loan

This note exchange agreement between AIU, Inc. and the Five C’s, LLC (“Cerniglia”) is dated as of April 2019 and had an original outstanding balance of $650,000 whereas the noteholder and borrower agreed to assign 40,521 shares of the 6.75% Series A Cumulative Convertible Preferred stock of AIU, par value $0.01 per share under the note equal to $325,000 for shares. The balance of the note, including accrued and unpaid interest after the reduction of the balance due to the assignment of $325,000 shares of the 6.75% series A Cumulative Convertible Preferred stock is now $325,000 and is payable one year after the loan was funded by the noteholder, with a right of the borrower   to extend the maturity date for an additional six-month period. As of December 31, 2020, the Cerniglia note was in default. Subsequently, in February 2021, an extension agreement was signed which includes an interest rate of 9.85% per annum as well as a new maturity date of December 31, 2021. This note can be extended by the parties for successive six-month periods unless the noteholder provides a notice to the borrower that the term shall not be extended on or prior to the date that is 30 days prior than the expiration of the note.

Mortgage Financing of 8800 Village Drive

On March 18, 2021, Clearday and Superconductor caused its AIU subsidiary that owns Clearday’s headquarters building, AIU 8800 Village Drive, LLC (“Property Owner”) to finance the building with a mortgage in the amount of $1,000,000 that is due in one year and has an interest rate of 11.5% that was prepaid at the loan closing. The net proceeds of this mortgage loan, after reserves for interest and other escrows and lender fees was approximately $800,000. The mortgage loan provides for the prepayment of the first year’s interest and is subject to other customary terms and related loan documents. Clearday’s Chairman provided a full and unconditional guaranty of the obligations under this mortgage and received a fee for this guaranty.

Long Term Debt and Notes

The following table summarizes the maturity of Clearday’s long-term debt and notes payable as of March 31, 2021 and December 31, 2020:

	Maturity Date	Interest Rate	March 31,2021	December 31, 2020
Memory Care (Core) Facilities:
Naples Mortgage	December-2041	3.99%	$2,710,207	$2,731,100
MCA Invesque Loan	January-2024	8.5%	1,505,005	1,610,577
New Braunfels Business Loan	March-2022	6.25%	153,088	185,359
Gearhart Loan	April-2021	7%	238,578	238,578
Cerniglia Note	December-2021	9.85%	325,000	325,000
SBA PPP Loan	May-2022	1%	2,855,669	1,364,962
Equity Secure Fund I, LLC	March - 2022	11.50%	1,000,000	-
Notional amount of debt			8,787,547	6,455,576
Less: current maturities			5,129,855	1,623,375
			$3,657,692	$4,832,201
Non-core businesses classified as liabilities held for sale:
Hotels:
Seaworld Hotel Note (1)	January-2021	Variable	$299,000	$3,395,000
Buda Hotel Note (2)	January-2037	Variable	4,013,425	4,046,771
SBA PPP Loan	May-2022	1%	604,800	255,300
Buda Tax Loans	June-2028	8.99%	466,713	271,365
Notional amount of debt			5,383,938	7,968,436
Less: current maturities			1,045,624	3,395,000
			$4,338,314	$4,573,436

Real Estate:
Artesia Note (3)	June-2033	Variable	$235,211	$238,168
Tamir Note	March-2022	12%	300,000	300,000
Leander Note	April-2022	12.75%	700,000	700,000
Notional amount of debt			1,235,211	1,238,168
Less: deferred loan costs, net			22,755	22,755
Less: current maturities			712,599	712,599
			$499,857	$502,814

Notes:

(1) Note is issued by MCA and is secured by all of MCA’s assets which consist primarily of certain residential facilities, including the Simpsonville facility. This note has matured and is currently in default. Clearday is negotiating the terms of an extension or forbearance with this lender. However, there can be no assurance that any such agreement will be on terms that are acceptable to Clearday, or at all.

(2) Mortgage note on this hotel property was in default and all obligations were resolved in a Settlement Agreement dated as of March 10, 2021 whereby the hotel property was transferred to the mortgage lender and the mortgage lender agreed that the aggregate obligations of guarantors and the AIU subsidiary is the deficiency incurred by the mortgage lender in the sale of the property (generally, net sales price less the mortgage loan obligations as of March 10, 2021) subject to a limit of $300,000 in the aggregate. The property was sold by the lender in April, 2021.

(3) Interest rate equal to Wall Street Journal Prime plus 2.75%. This loan is in default and subject to a forbearance agreement that expires June 30, 2021. The Company is negotiating the terms and an additional forbearance and the sale of this property.

(4) Interest rate equal to greater of 6.0% or Prime plus 1.0%.

The obligations summarized above do not include the obligations to Superconductor of $1,600,000 on account of the preferred limited liability company interests in a subsidiary of AIU, which preferred interests will be redeemed or eliminated in consolidation of the financial statements of AIU as a result of the merger.

Subsequent to March 31, 2021, Clearday entered into other financings including letters of credit and the financing of the real estate.

Legal Proceedings

Clearday is subject to legal proceedings. The disclosures in this part of Management’s Discussion and Analysis of Financial Condition and Results of Operations are provided under “Description of Business—Clearday—Legal Proceedings”.

Off-Balance Sheet Arrangements

Clearday is not a party to any off-balance sheet transactions. Clearday has no guarantees or obligations other than those which arise out of normal business operations.

Fair Value of Financial Instruments.

Clearday’s financial instruments are limited to cash, accounts receivable, debt and equity investments, accounts payable, operating leases and mortgage notes payable. The fair value of these financial instruments was not materially different from their carrying values at March 31, 2021, December 31, 2020 or 2019.

Cash and Restricted Cash.

Cash, consisting of short-term, highly liquid investments and money market funds with original maturities of three months or less at the date of purchase, are carried at cost plus accrued interest, which approximates market.

Restricted cash as of March 31, 2021, December 31, 2020 and 2019 includes cash that Clearday deposited as security for obligations arising from property taxes, property insurance and replacement reserve Clearday is required to establish escrows as required by Clearday’s mortgages and certain resident security deposits.

Critical Accounting Policies and Significant Judgments and Estimates

Clearday’s critical accounting policies concern revenue recognition, including contractual allowances, the allowance for doubtful accounts, leases, valuation of long -lived assets and its judgments and estimates concerning its provisions for income taxes.

Clearday’s principal sources of revenue are payments from residents in its MCA communities. Clearday recognizes revenues when services are provided, and these amounts are reported at their estimated net realizable amounts.

Clearday’s policies for valuing accounts receivable, including the allowance for doubtful accounts, involve significant judgments based upon its experience, including consideration of the age of the receivables, the terms of the agreements with its residents, their third party payers or other obligors, the residents’ or payers’ stated intent to pay, the residents’ or payers’ financial capacity and other factors which may include litigation or rate and payment appeal proceedings. Clearday periodically reviews and revises these estimates based on new information and these revisions may be material.

Clearday evaluates the fair value of the assets held for sale each period to determine if it has changed. Clearday has reviewed the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication that the value of an asset is not recoverable, Clearday determined estimated fair value based on input from market participants, Clearday’s experience selling similar assets, market conditions and internally developed cash flow models that Clearday’s assets or asset groups are expected to generate, and Clearday considers these estimates to be a Level 3 fair value measurement.

Because the total impact of COVID-19 is unknown and may continue as the rates of infection have increased in Texas and many other states in the U.S., additional restrictive measures may be necessary. As a result, management has concluded that there was a long-lived asset impairment triggering event during the first quarter of 2020, which resulted in an impairment in a discontinued operation asset.

During 2020, Clearday concluded that (a) several of its properties were sold during the first quarter of 2020 and therefore did not warrant consideration; (b) certain properties belonging to its continuing operations segment generate revenue, are cash flow positive and have assets with low carrying values as compared to the recoverable amounts and therefore do not meet impairment requirements; and that (c) the SeaWorld property was impaired for a total of $1,586,053; and that (d) the Buda property was impaired for a total $811,061. Both the SeaWorld and Buda hotels are non-core assets and have experienced an extended closure since March 2020 due to the COVID-19 pandemic and this has meant significant reductions in cash flows and on the ability to repay the mortgage loan on the property in 2020. These events by themselves could potentially trigger impairment of the asset. If the asset group is found to be not recoverable, its carrying amount is reduced to its fair market value per ASC360 and ASC820.   The impairment amount was included in the other income and expenses portion of the consolidated statement of operations—discontinued operations and was also included in the income from discontinued operations line item in the unaudited condensed consolidated statement of operations.

Some of Clearday’s judgments and estimates are based upon published industry statistics and, in some cases, third party professionals. Any misjudgments or incorrect estimates affecting Clearday’s critical accounting policies could have a material effect on its financial statements.

In the future, Clearday may need to revise the judgments, estimates and assessments Clearday uses to formulate its critical accounting policies to incorporate information which is not now known. Clearday cannot predict the effect changes to the premises underlying its critical accounting policies may have on its future results of operations, although such changes could be material and adverse.

For a summary of recent accounting pronouncements applicable to Clearday’s financial statements, see “Note 2—Summary of Significant Accounting Policies”, to the Consolidated Financial Statements in the audited financial statements in this joint proxy and consent solicitation statement/prospectus.

Recently Adopted Accounting Pronouncements.

In May 2014, the FASB issued ASC Topic 606, Revenue from Contracts with Customers. Under this standard, an entity recognizes an amount of revenue to which it expects to be entitled when the transfer of goods or services to customers occurs. The standard requires expanded disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Clearday adopted this standard effective January 1, 2018 using the modified retrospective method. Clearday did not recognize any cumulative-effect adjustment changing retained earnings at January 1, 2018. The adoption of ASC Topic 606 did not have a material impact on Clearday’s consolidated statement of operations or consolidated balance sheets as a result of implementing this standard. However, adoption of the standard resulted in expanded disclosures related to revenue.

As previously discussed, on January 1, 2019, Clearday adopted FASB ASU No. 2016-02 and FASB ASU No. 2018-11 under ASC Topic 842, Leases, or ASC Topic 842, utilizing the modified retrospective transition method with no adjustments to comparative periods presented. The adoption of these ASUs did not affect the rent Clearday pays, or the rent expense amounts presented in Clearday’s consolidated statements of operations.

On January 1, 2019, Clearday adopted FASB ASU No. 2017-08, Receivables-Nonrefundable Fees and Other Costs (Subtopic 310-20), which shortens the amortization period for certain callable debt securities held at a premium. Specifically, this ASU requires the premium to be amortized to the earliest call date. This ASU does not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The adoption of this ASU did not have a material impact on Clearday’s consolidated financial statements.

On January 1, 2019, Clearday adopted FASB ASU No. 2018-02, Income Statement-Reporting Comprehensive Income (Topic 220), which permits an entity to reclassify the tax effects that remain recorded within other comprehensive income to retained earnings as a result of the tax reform legislation that became effective in December 2017. The adoption of this ASU did not have a material impact on Clearday’s consolidated financial statements.

On January 1, 2019, Clearday adopted FASB ASU No. 2018-07, Compensation-Stock Compensation (Topic 718), which expands the scope of ASU Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees. The adoption of this ASU did not have a material impact on Clearday’s consolidated financial statements.

Impact of Climate Change

Concerns about climate change have resulted in various treaties, laws and regulations that are intended to limit carbon emissions and address other environmental concerns. These and other laws may cause energy or other costs at Clearday’s communities to increase. In the long-term, Clearday believes any such increased costs will be passed through and paid by Clearday’s residents and other customers in higher charges for Clearday’s services. However, in the short-term, these increased costs, if material in amount, could materially and adversely affect Clearday’s financial condition and results of operations.

Some observers believe severe weather in different parts of the world over the last few years is evidence of global climate change. Severe weather has had and may continue to have an adverse effect on certain senior living communities Clearday operates. Flooding caused by rising seas levels and severe weather events, including hurricanes, tornadoes and widespread fires may have an adverse effect on the senior living communities Clearday operates. Clearday mitigates these risks by procuring insurance coverage Clearday believes adequate to protect Clearday from material damages and losses resulting from the consequences of losses caused by climate change. However, Clearday cannot be sure that its mitigation efforts will be sufficient or that future storms, rising sea levels or other changes that may occur due to future climate change could not have a material adverse effect on Clearday’s financial results.

Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company” as defined by Item 10 of Regulation S-K, Clearday is not required to provide the information required by this section.

Evaluation of Disclosure Controls and Procedures

Clearday’s management has evaluated its disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired controls objectives. Based upon that evaluation, Clearday’s principal executive officer and principal financial officer have concluded that Clearday’s disclosure controls and procedures have material weaknesses. Management has identified these weaknesses and have adopted a program to remediate such weaknesses.

Any “material weaknesses” in Clearday’s internal controls may arise because of the internal control environment of Clearday, including insufficient segregation of duties regarding MCA. Clearday has instituted efforts to remediate these concerns and enhance Clearday’s internal control environment to remediate these issues by the end of the year. However, any failure to maintain effective controls could result in significant deficiencies or material weaknesses and cause the Clearday to fail to meet Clearday’s periodic reporting obligations or result in material misstatements in Clearday’s financial statements. Clearday may also be required to incur costs to improve its internal control system and hire additional personnel. This could negatively impact Clearday’s results of operations.

Funding History

Clearday has historically financed its operations primarily through the sale of its equity securities in private placements. Clearday has incurred negative cash flows from operations. At December 31, 2020, Clearday had an aggregate amount of cash and restricted cash of $870,066 and a stockholders’ deficit of $45,522,908.

Cash Flows

The following table shows a summary of Clearday’s cash flows for the years ended December 31, 2020 and 2019:

	Years ended December 31,
	2020	2019
Net cash used in operating activities of continuing operations	$(8,977)	$(7,527)
Net cash used in operating activities for discontinued operations	$(838)	$(300)
Net cash used in operating activities	$(9,815)	$(7,827)

Net cash used in investing activities of continuing operations	$(353)	$(2,062)
Net cash provided in investing activities of discontinued operations	$16,102	$14,335
Net cash provided in investing activities	$15,749	$12,272

Net cash provided in financing activities of continuing operations	$4,885	$7,395
Net cash used in financing activities of discontinued operations	$(13,513)	$(8,885)
Net cash used in financing activities	$(8,628)	$(1,490)
Net (decrease) increase in cash and restricted cash	$870	$3,564

Operating Activities

Net cash used in operating activities was $9,653,631 for year ended December 31, 2020 and $7,826,956 for the year ended December 31, 2019. Net cash used in continuing operations for the year ended December 31, 2020 resulted from a net loss of $13,775,071 adjusted for certain non-cash items including: (i) an increase in stock-based compensation for certain officers, directors and consultative services of $1,699,935 (ii) an increase in depreciation and amortization of $601,314, (iii) $1,298,176 of non-cash lease expenses relating to Clearday’s Right of Use Assets and a ($648,023) reduction in Clearday’s Right of Use operating lease liability, (iv) an increase of $1,859,609 in Accounts Payable and (v) an increase in the unrealized gain/loss on securities of $1,295,000

Investing Activities

Net cash provided in investing activities was $15,587,474 for the year ended December 31, 2020 and $12,272,373 for the year ended December 31, 2019. Net cash used by investing activities consists of payments for property and equipment of $222,700. The increase in cash provided by investing activities is primarily driven by the sale of several non-core assets that were held for sale in the amount of $15,810,174.

Financing Activities

Net cash used in financing activities was $8,627,998 for the year ended December 31, 2020 and $1,490,294 for the year ended December 31, 2019. Net cash provided by financing activities for the year ended December 31, 2020 consisted primarily of net proceeds from the sale of securities by Clearday Care and Clearday OZ Fund, in private placement of the Clearday Care Preferred and units of Clearday OZ LP Interests and Clearday’s Warrants as well as increase of payments of short term debt and cash provided in continuing operations: (i) cash in-flow from the sale of preferred and member interests in non-controlling entity of $4,196,963; (ii) repayment of long-term debt of $1,115,112; (iii) increase in borrowings on long-term debt of $1,802,957 and cash used in discontinued operations: (v) a decrease in non-core assets held for sale in the amount of $13,512,806 primarily due to the paydown of long-term debt related to the sale of two non-core assets held for sale of $10,641,332.

Funding History

Clearday has historically financed its operations primarily through the sale of its equity securities in private placements. Clearday has incurred negative cash flows from operations. At March 31, 2021, Clearday had an aggregate amount of cash and restricted cash of $803,399 and a stockholders’ deficit of $ 52,064,820.

Cash Flows

The following table ($ in 000) shows a summary of Clearday’s cash flows for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,
	2021	2020
Net cash used in operating activities of continuing operations	$(2,354)	$(1,964)
Net cash (used)/provided in operating activities for discontinued operations	233	(312)
Net cash used in operating activities	(2,121)	(2,276)

Net cash used in investing activities of continuing operations	(507)	(19)
Net cash provided in investing activities of discontinued operations	-	13,867
Net cash (used)/provided in investing activities	(507)	$13,848

Net cash provided in financing activities of continuing operations	3,053	639
Net cash used in financing activities of discontinued operations	(492)	(11,687)
Net cash (used)/provided in financing activities	2,561	(11,048)
Net (decrease) increase in cash and restricted cash	$(67)	$525

Operating Activities

Net cash used in operating activities was $2,120,964 for three months ended March 31, 2021 and $2,275,644 for the three months ended March 31, 2020. Net cash used in continuing operations for the three months ended March 31, 2021 resulted from a net loss of $3,659,192 adjusted for certain non-cash items including: (i) an increase in stock-based compensation for certain officers, directors and consultative services of $637,895 (ii) Charging of depreciation and amortization of $174,459, (iii) $218,846 of non-cash lease expenses relating to Clearday’s Right of Use Assets, (iv) an increase in allowance for doubtful debts by $206,741 and (v) an increase in the unrealized gain on securities in the amount of $244,000.

Investing Activities

Net cash (used)/provided in investing activities was $(506,720) for the three months ended March 31, 2021 and $13,848,475 for the three months ended March 31, 2020. Net cash used by investing activities consists of payments for property and equipment of $26,720. The utilization of funds for investing activity is for payment for capitalization software amounting in the amount of $480,000.

Financing Activities

Net cash (used)/provided in financing activities was $2,561,017 for the three months ended March 31, 2021 and ($11,047,597) for the three months ended March 31, 2020. Net cash provided by financing activities for the three months ended March 31, 2021 consisted primarily of net proceeds received from the fresh loans taken from PPP under COVID Relief funds amount received from PPP is $2,345,179 (i) cash in-flow from the sale of preferred and member interests in non-controlling entity of $670,062; (ii) repayment of long-term debt in the amount of $172,230.

THE SOLICITATION OF CONSENTS BY CLEARDAY STOCKHOLDERS

Clearday is sending this joint proxy and consent solicitation statement/prospectus to Clearday stockholders in connection with the solicitation by the Clearday Board of written consents to be combined into an Action by Written Consent of Stockholders or a meeting of the stockholders of Clearday. Clearday may provide additional information that is not inconsistent with the disclosures in this joint proxy and consent solicitation statement/prospectus, and may request additional actions or consents of its stockholders that is not inconsistent with the terms of the merger agreement.

Purpose of the Solicitation of Written Consents

Clearday’s Board is soliciting written consents from Clearday’s stockholders in order to approve the proposals to approve and adopt the merger agreement, the merger and the other transactions and actions contemplated by the merger agreement and to effect the Clearday Stock Split Proposal, to be effective immediately prior to the effective time of the merger which will provide that each share of Clearday Common Stock will be issued or split one additional share (collectively, the “Clearday Proposal”).

Recommendation of the Clearday Board

Clearday’s Board has determined that Clearday’s Proposal is fair, advisable and in the best interest of Clearday and Clearday’s stockholders and has approved Clearday’s Proposal.

Clearday’s Record Date and Voting Power

Only holders of record of Clearday’s capital stock at the close of business on, 2021, Clearday’s Record Date are entitled to “vote” in this written consent action solicitation. As of the close of business on Clearday’s Record Date there were 920,407 shares of Clearday’s Common Stock and 8,528,945 shares of Clearday Series A Preferred Stock outstanding which are entitled to be converted into shares of Clearday’s Common Stock., which classes vote as a single class. Each share of Clearday’s Common Stock and each share of Clearday Series A Preferred stock entitles the holder thereof to one vote on the Clearday’s Proposal, subject to certain customary limitations on the right to exchange Clearday Series A Preferred stock to Clearday Common Stock.

Voting

Clearday’s Board will solicit the consent of the stockholders of Clearday’s through a written consent or at a meeting of the stockholder that is duly convened in accordance with Clearday’s bylaws. If you are a stockholder of record of Clearday as of the Clearday’s Record Date, you may sign and submit your Written Consent in order to “vote” in favor of the Company’s Proposal. No Written Consents will be accepted later than the 60th day after the first Written Consent is signed (by anyone). the Clearday’s stockholders may withdraw their Written Consent at any time before the Company’s Proposal is approved by such action by sending a signed written revocation to Corporate Secretary, Allied Integral United, Inc., 8800 Village Drive, Suite 106, San Antonio, Texas 78217.

Voting in favor of Clearday’s Proposal by submitting a Written Consent will make the holder ineligible for appraisal rights under Delaware law, which might otherwise have been available to the holder.

Required Vote

Approval of Clearday’s Proposal requires written consents from the holders of a majority of the issued and outstanding shares of Clearday Common Stock. There is no mechanism for abstaining or for voting “AGAINST” the Clearday Proposal. Abstentions and non-votes will, as a practical matter, have the same effect as “AGAINST” votes.

Solicitation of Written Consents

In addition to solicitation by mail, the directors, officers, employees and agents of Clearday may solicit Written Consents from Clearday stockholders by personal interview, telephone, or otherwise. Superconductor and Clearday will share equally the costs of printing and filing this joint proxy and consent solicitation statement/prospectus and Written Consent form.

MATTERS SUBMITTED TO CLEARDAY STOCKHOLDERS FOR ACTION BY WRITTEN CONSENT

Clearday’s Proposal: Approval and adoption of the merger agreement, the merger and the other transaction and actions contemplated by the merger agreement.

Clearday’s stockholders are being asked to approve and adopt the merger agreement, a copy of which is attached as Annex A to this joint proxy and consent solicitation statement/prospectus, the merger and the other transactions and actions contemplated by the merger agreement. The terms of, reasons for and other aspects of the merger agreement, the merger and the other transactions and actions contemplated by the merger agreement are described in detail in the other sections in this joint proxy and consent solicitation statement/prospectus.

Vote Required

Affirmative written consents from the holders of a majority of the issued and outstanding shares of Clearday’s common stock is required for approval of this proposal.

Not signing and returning an affirmative written consent to Clearday will have the same effect as a vote “AGAINST” this proposal.

Recommendation of Clearday Board

The Clearday Board has approved the terms and conditions of the Clearday Proposal. THE CLEARDAY BOARD RECOMMENDS THAT CLEARDAY STOCKHOLDERS EXECUTE AND SUBMIT AFFIRMATIVE WRITTEN CONSENTS “FOR” THIS PROPOSAL.

PRINCIPAL STOCKHOLDERS OF CLEARDAY

The following table sets forth the beneficial ownership of Clearday’s Common Stock as of March 31, 2021 by (i) each person known by us to be the beneficial owner of more than 5% of Clearday’s outstanding common stock, (ii) each of Clearday’s directors, (iii) each of Clearday’s executive officers named in the table under “Clearday Executive Compensation—Summary Compensation Table,” and (iv) all of Clearday’s directors and executive officers as a group and the individuals that are anticipated to be the officers and directors of the combined company immediately after the merger other than Jeffrey A. Quiram, whose ownership of Superconductor Common Stock is described above under section titled “Principal Stockholders of Superconductor”. Except as otherwise indicated in the footnotes to the table, (x) the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable, and (y) the address of each person is c/o Clearday, Inc. 8800 Village Drive, Suite 106, San Antonio, Texas 78217.

Clearday has based its calculation of the percentage of beneficial ownership based on 920,407 shares of Clearday’s common stock issued and outstanding as of May 10, 2021, as well as 9,351,043 shares of Clearday’s common stock issuable upon exercise of the issued and outstanding shares of the Clearday Series A Preferred stock.

		Beneficially Owned Percentage of
Name and Address of Beneficial Owners	Number of Shares Beneficially Owned	Shares of Class of Voting Security	Aggregate Voting Shares

Directors and Officers of Clearday Prior to the Merger:
James T. Walesa
Clearday Common Stock	160,091	17.39%
Clearday Series A Preferred Stock	504,535	5.40%
All Voting Securities of Clearday	664,626		6.47%

BJ Parrish
Clearday Common Stock	100,000	10.86%
Clearday Series A Preferred Stock	42,597	*
All Voting Securities of Clearday	142,597		1.39%

Linda Carrasco (Clearday Common Stock)	2,500	*	*

Randall Hawkins (Clearday Common Stock)	—	*	*

Richard Morris (Clearday Common Stock)	214,158	23.27%	2.3%

Gary Sawina (Clearday Common Stock)	1,500	*	*

Additional Directors and Officers of the combined company after the merger: (#)

Elizabeth Caveness
(Clearday Common Stock and Series A Preferred Stock)	-	*	*

Alan H. Channing
Clearday Common Stock	2,500	*
Clearday Series A Preferred Stock	79,927	*
All Voting Securities of Clearday	82,427		*

Jeffrey W. Coleman
(Clearday Common Stock and Series A Preferred Stock)	-	*	*

Robert J. Watson, Jr. (Clearday Common Stock)	2,500	*	*

All directors and executive officers as a group (10 persons)
Clearday Common Stock	483,249	%	52.50%
Clearday Series A Preferred Stock	627,059	%	6.71%
All Voting Securities of Clearday	1,110,308		10.81%

Beneficial Owner of 5% or more
Cibolo Creek Partners, LLC (^)
Clearday Common Stock	100,000	10.86%
Clearday Series A Preferred Stock	985,205	10.54%
All Voting Securities of Clearday	1,085,205		10.57%

The share ownership provided above is the securities of Clearday prior to giving effect to the merger. The number of shares of the common stock of the combined company that is beneficially owned by the individuals provided above will change based on the exchange ratio and security ownership under the terms of the merger agreement.

Such ownership does not include the beneficial ownership of Jeffrey A. Quiram of securities issued by Superconductor, which ownership is described under “Principal Stockholders of Superconductor” and is 20,017 shares of Superconductor Common Stock which will be less than 1% of the common stock of the combined company after the merger and none of the Clearday Series A Preferred Stock.

Beneficial ownership does not include securities that may not be exercised or converted into shares of Clearday Common Stock at the sole option of the holder within 60 days, which include: (1) the Clearday Warrants; (2) Clearday Care Preferred and (3) Clearday OZ LP Interests. No such security is a voting security of Allied Integral United, Inc.

*	Represents beneficial ownership of Clearday’s common stock of less than 1%.

#	Each of the directors and officers listed under “Directors and Officers of Clearday Prior to the Merger” will continue to be a director and officer of the combined company after the effective time of the merger.

^	Address of Cibolo Creek Partners, LLC is 200 N. Loraine St, Suite 1515, Midland, TX 79701. The managers of Cibolo Creek Partners, LLC are B.J. Parrish, H.H. Wommack, III, George Wommack and J. Steven Person. No such individual is to be construed as an admission that such person is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities owned by Cibolo Creek Partners, LLC. Cibolo Creek Partners, LLC is managed by a board of managers of at least three individuals. In accordance with the Staff of the SEC no-action letter re The Southland Corp. (August 10, 1987), which gives rise to the so-called “rule of three,” and holds that, where voting and investment decisions regarding an entity’s portfolio securities are made by three or more individuals, and a voting or investment decision requires the approval of a majority of those individuals, then none of the individuals, in this case the managers of the Cibolo Creek Partners, LLC, is deemed a beneficial owner of such entity’s portfolio securities.

LEGAL MATTERS

Proskauer Rose LLP, Los Angeles, CA, will pass on the validity of the Superconductor Common Stock and the Superconductor Series F Preferred offered by this joint proxy and consent solicitation statement/prospectus. Certain United States federal income tax consequences of the merger will be passed upon by Dykema Gossett PLLC for Clearday.

EXPERTS

The financial statements of Superconductor as of December 31, 2020 and December 31, 2019, included in this joint proxy and consent solicitation statement/prospectus have been included in reliance on the report of Marcum LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding Superconductor’s ability to continue as a going concern), given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of the Clearday as of March 31, 2021 and December 31, 2020, included in this joint proxy and consent solicitation statement/prospectus have been included in reliance on the report of Friedman LLP, an independent registered public accounting firm. (the report on the financial statements contains an explanatory paragraph regarding Allied Integral United, Inc.’s ability to continue as a going concern), given on the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

Communications with the Superconductor Board

Stockholders and interested parties who wish to communicate with the Superconductor Board, non-management members of the Superconductor Board as a group, a committee of the Superconductor Board or a specific member of the Superconductor Board may do so by letters addressed to the attention of: Secretary, Superconductor Technologies Inc., 15511 W State Hwy 71, Suite 110-105, Austin, TX 78738 (or, after the merger, to the attention of Secretary, Clearday, Inc., 8800 Village Drive, Suite 106, San Antonio, Texas 78217).

All communications by letter addressed to the attention of Superconductor’s Secretary will be reviewed by the Secretary and provided to the members of the Superconductor Board unless such communications are unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Superconductor Board.

Available Information

Superconductor’s 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K are available, free of charge, on Superconductor’s corporate website, www.suptech.com under the “Investors” tab. These and other SEC filings, including this joint proxy and consent solicitation statement/prospectus, are also available on the SEC’s website at www.sec.gov. Superconductor will provide, without charge, to any person upon written request or telephone call a copy of any of Superconductor’s SEC filings. All such requests should be directed to Superconductor’s Chief Financial Officer, Superconductor Technologies Inc., 15511 W State Hwy 71, Suite 110-105, Austin, TX 78738, or by calling (512) 650-7775.

Householding of Proxy Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this joint proxy and consent solicitation statement/prospectus may have been sent to multiple stockholders in a stockholder’s household. Superconductor will promptly deliver a separate copy of the joint proxy and consent solicitation statement/prospectus to any stockholder who contacts the Superconductor’s Chief Financial Officer by writing to Superconductor Technologies Inc., 15511 W State Hwy 71, Suite 110-105, Austin, TX 78738, or by calling (512) 650-7775. If a stockholder is receiving multiple copies of this joint proxy and consent solicitation statement/prospectus at the stockholder’s household and would like to receive a single copy of such materials for a stockholder’s household in the future, the stockholder should contact his or her broker, other nominee record holder, or Superconductor’s Chief Financial Officer to request mailing of a single copy of such materials.

WHERE YOU CAN FIND MORE INFORMATION

Superconductor files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that files at the SEC public reference room at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Superconductor’s SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at http://www.sec.gov.

As of the date of this joint proxy and consent solicitation statement/prospectus, Superconductor has filed a registration statement on Form S-4 to register with the SEC the Superconductor Common Stock that Superconductor will issue or will be issued to Clearday’s stockholders pursuant to the terms of the merger. This joint proxy and consent solicitation statement/prospectus is a part of that registration statement and constitutes a prospectus of Superconductor, as well as a proxy statement of Superconductor for its special meeting.

Superconductor has supplied all information contained in this joint proxy and consent solicitation statement/prospectus relating to Superconductor, and Clearday has supplied all information contained in this joint proxy and consent solicitation statement/prospectus relating to Clearday.

If you would like to request documents from Superconductor or Clearday, please send a request in writing to either Superconductor or Clearday at the following addresses:

Superconductor Technologies Inc. 15511 W State Hwy 71, Suite 110-105 Austin, TX 78738	Allied Integral United, Inc. 8800 Village Drive, Suite 106 San Antonio, Texas 78217

Attn:	Jeffrey Quiram	Attn:	James T. Walesa,
	President and Chief Executive Officer		Chairman and Chief Executive Officer

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Superconductor Technologies Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Superconductor Technologies Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes and Schedule II — valuation and qualifying accounts (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain is operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum LLP

 Marcum LLP

We have served as the Company’s auditor since 2009.

Los Angeles, CA

March 31, 2021

F-2

SUPERCONDUCTOR TECHNOLOGIES INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$1,276,000	$713,000
Accounts receivable, net	-	344,000
Inventory, net	68,000	263,000
Prepaid expenses and other current assets	76,000	76,000
Total Current Assets	1,420,000	1,396,000
Preferred interest in real estate	1,600,000	-
Property and equipment, net	-	233,000
Patents, licenses, net	-	641,000
Operating lease assets	-	152,000
Other assets	-	60,000
Total Assets	$3,020,000	$2,482,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$180,000	$527,000
Accrued expenses	135,000	292,000
Current lease liabilities	-	148,000
Total Current Liabilities	315,000	967,000
Long term lease liabilities	-	4,000
Other long term liabilities	-	8,000
Total Liabilities	315,000	979,000
Commitments and contingencies (Notes 7 and 8)
Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 328,925 and 328,925 issued and outstanding, respectively	-	-
Common stock, $.001 par value, 25,000,000 shares authorized, 3,151,780 and 1,773,189 shares issued and outstanding, respectively	3,000	2,000
Capital in excess of par value	334,632,000	330,474,000
Accumulated deficit	(331,930,000)	(328,973,000)
Total Stockholders’ Equity	2,705,000	1,503,000
Total Liabilities and Stockholders’ Equity	$3,020,000	$2,482,000

See accompanying notes to the consolidated financial statements.

F-3

SUPERCONDUCTOR TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31
	2020	2019	2018
Commercial product revenues	$10,000	$5,000	$-
Government contract revenues	174,000	540,000	1,556,000
Total revenues	184,000	545,000	1,556,000
Costs and expenses:
Cost of commercial product revenues	190,000	3,259,000	2,245,000
Cost of government contract revenues	71,000	303,000	1,210,000
Research and development	178,000	2,353,000	2,352,000
Selling, general and administrative	2,704,000	3,918,000	3,972,000
Total costs and expenses	3,143,000	9,833,000	9,779,000
Loss from operations	(2,959,000)	(9,288,000)	(8,223,000)
Other Income and Expense
Adjustments to fair value of warrant derivatives	-	-	52,000
Adjustment to warrant exercise price	-	-	(24,000)
Other income	2,000	59,000	64,000
Net loss	$(2,957,000)	$(9,229,000)	$(8,131,000)
Basic and diluted net loss per common share	$(1.10)	$(12.33)	$(40.32)
Basic and diluted weighted average number of common shares outstanding	2,686,086	748,658	201,686

See accompanying notes to the consolidated financial statements.

F-4

SUPERCONDUCTOR TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Convertible Preferred Stock		Common Stock		Capital in Excess of	Accumulated
	Shares	Amount	Shares	Amount	Par Value	Deficit	Total

Balance at December 31, 2017	328,925	$-	107,465	$-	$316,726,000	$(311,613,000)	$5,112,000
Issuance of Series E preferred	4,135
Conversion of Series E preferred stock to common stock	(2,273)		64,942
Issuance of common stock (net of costs)			150,900	1,000	9,678,000		9,680,000
Stock-based compensation					84,000		84,000
Warrant Exercises			3,872
Cancellation of shares from reverse stock split			(119)
Net Loss						(8,131,000)	(8,131,000)
Balance at December 31, 2018	330,787	—	327,060	1,000	326,488,000	(319,744,000)	6,745,000
Conversion of Series E preferred stock to common stock	(1,862)		53,200
Conversion of prefunded warrants to common stock			390,000
Issuance of common stock (net of costs)			963,400	1,000	3,800,000		3,801,000
Stock-based compensation					87,000		87,000
Warrant Exercises			39,529		99,000		99,000
Net Loss						(9,229,000)	(9,229,000)
Balance at December 31, 2019	328,925	—	1,773,189	2,000	330,474,000	(328,973,000)	1,503,000
Issuance of common stock for preferred interest in real estate			400,000		1,600,000		1,600,000
Stock-based compensation					80,000		80,000
Warrant Exercises			978,594	1,000	2,478,000		2,479,000
Cancellation of shares from reverse stock split			(3)
Net Loss						(2,957,000)	(2,957,000)
Balance at December 31, 2020	328,925	$—	3,151,780	$3,000	$334,632,000	$331,930,000	$2,705,000

See accompanying notes to the consolidated financial statements.

F-5

SUPERCONDUCTOR TECHNOLOGIES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,957,000)	$(9,229,000)	$(8,131,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	38,000	820,000	1,015,000
Stock-based compensation expense	80,000	87,000	84,000
Gain from the sale of patents, property and equipment	(510,000)	—	—
Write-down of intangibles	134,000	—	—
Obsolete inventory	190,000	—	—
Adjustments to fair value of warrant derivatives	—	—	(52,000)
Adjustments to warrant exercise price	—	—	24,000
Changes in assets and liabilities:
Accounts receivable	344,000	(343,000)	151,000
Inventory	5,000	(90,000)	(70,000)
Prepaid expenses and other current assets	—	(16,000)	22,000
Patents and licenses	—	—	14,000
Other assets	—	9,000	—
Accounts payable, accrued expenses and other liabilities	(462,000)	(41,000)	12,000
Net cash used in operating activities	(3,138,000)	(8,803,000)	(6,931,000)
CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of patents, property and equipment	1,222,000	—	—
Purchase of property and equipment	—	—	(189,000)
Net cash provided by (used in) investing activities	1,222,000	—	(189,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from sale of common, prefunded warrants and preferred stock	—	3,801,000	9,680,000
Net proceeds from exercise of warrants	2,479,000	99,000	—
Net cash provided by financing activities	2,479,000	3,900,000	9,680,000
Net increase (decrease) in cash and cash equivalents	563,000	(4,903,000)	2,560,000
Cash and cash equivalents at beginning of year	713,000	5,616,000	3,056,000
Cash and cash equivalents at end of year	$1,276,000	$713,000	$5,616,000

NONCASH INVESTING:
Acquisition of preferred interest in real estate in exchange for common stock	$1,600,000	$—	$—

See accompanying notes to the consolidated financial statements.

F-6

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company

Superconductor Technologies Inc. (together with our subsidiaries, “we” or “us”) was incorporated in Delaware on May 11, 1987. We developed and produced high temperature superconducting (HTS) materials and associated technologies. We have generated more than 100 patents as well as proprietary trade secrets and manufacturing expertise. We are now leveraging our key enabling technologies in HTS materials and cryogenics, to pursue emerging opportunities in the electrical grid and in equipment platforms that utilize electrical circuits. In January 2012, we took possession of a facility in Austin, Texas and have moved our HTS wire processes and our research and development to Austin.

Our initial superconducting products were completed in 1998, and we began delivery to a number of wireless network providers. In the following 13 years, our cost reducing efforts led to the invention of our proprietary, high-yield and high throughput HTS material deposition manufacturing process.

On October 29, 2019, we announced that our Board of Directors, supported by its management team, had commenced a process to explore strategic alternatives focused on maximizing shareholder value.

Strategic alternatives considered included, among others, a strategic investment financing which would allow the company to pursue its current business plan to commercialize the Conductus wire platform, a business combination such as a merger with another party, or a sale of STI.

On January 28, 2020, we announced a cost reduction plan for the purpose of aligning our personnel needs and capital requirements as we explored strategic alternatives previously announced. We will maintain operations of our Sapphire Cryocooler cryogenics initiatives while ceasing additional manufacturing of our HTS Conductus® wire. The plan also included a 70% employee workforce reduction.

On February 26, 2020, we entered into a definitive merger agreement with Allied Integral United, Inc. (which will change its name to, and is therefore referred herein as, “Clearday”), a privately-held company dedicated to delivering next generation longevity care and wellness services, whereby our wholly-owned subsidiary will merge with and into Clearday in a stock-for-stock transaction with Clearday (the “Merger”), with Clearday surviving and becoming our wholly-owned subsidiary, which will then change its name to Clearday, Inc (the “Merger Agreement”).

If a merger is not consummated with Clearday in the near future, we will likely be required to liquidate or declare bankruptcy, in which case there would likely be no payments to common stock holders.

On April 29, 2021, the Company executed a promissory note with Benworth Capital Partners, LLC in the amount of $4,550,000. The original Naples Mortgage was paid off in the amount of $2,739,195 and there were also closing costs of $354,357 which netted the Company proceeds in the amount of $1,456,448. This new loan only has a one-year term as compared to the original mortgage which had a maturity date of 2041. In addition, this is a home equity loan with interest only payments at a fixed interest rate of 9.95%. The loan guaranteed by certain officers and is secured by the memory care facility in located at 2626 Goodlette-Frank Road, Naples, Florida 34105.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

We have incurred significant net losses since our inception and have an accumulated deficit of $331.9 million. In 2020, we incurred a net loss of $3.0 million and had negative cash flows from operations of $3.1 million. In 2019, we had an accumulated deficit of $329 million, a net loss of $9.2 million and negative cash flows from operations of $8.8 million. At December 31, 2020, we had $1.3 million in cash. Our cash resources may therefore not be sufficient to fund our business through the end of the current fiscal year. Therefore, unless we can successfully implement our strategic alternatives plan including, among others, a strategic investment financing which would allow us to pursue our current business plan, a business combination such as our merger with Clearday, or a sale of STI, we will need to raise additional capital during this fiscal year ending December 31, 2021 to maintain our viability. Additional financing may not be available on acceptable terms or at all. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock. These factors raise substantial doubt about our ability to continue as a going concern.

Our plans regarding improving our future liquidity will require us to successfully implement our strategic plan to explore strategic alternatives focused on maximizing shareholder value. Strategic alternatives considered included, among others, a strategic investment financing which would allow the company to pursue its current business plan, a business combination such as a merger with another party, or a sale of STI. On January 28, 2020, we announced a cost reduction plan for the purpose of aligning our personnel needs and capital requirements as we explored strategic alternatives previously announced. We will maintain operations of our Sapphire Cryocooler cryogenics initiatives while ceasing additional manufacturing of our HTS Conductus® wire. The plan also included a 70% employee workforce reduction.

F-7

As noted above, on February 26, 2020, we entered into a definitive merger agreement with Allied Integral United, Inc. (which will change its name to, and is therefore referred herein as, “Clearday”), a privately-held company dedicated to delivering next generation longevity care and wellness services, whereby our wholly-owned subsidiary will merge with and into Clearday in a stock-for-stock transaction with Clearday (the “Merger”), with Clearday surviving and becoming our wholly-owned subsidiary, which will then change its name to Clearday, Inc (the “Merger Agreement”).

As previously disclosed, on May 12, 2020, the Merger Agreement was amended by the parties to (i) add a covenant that the parties shall use their commercially reasonable efforts to cause STI to at all times remain listed on the Nasdaq Capital Market (or higher tier) and that if STI ceases to be listed on the Nasdaq Capital Market then the parties shall (including after the closing of the Merger) use their commercially reasonable efforts to cause STI to become listed on either the Nasdaq Capital Market or the NYSE MKT as promptly as reasonably possible, (ii) remove the conditions to closing the Merger that Nasdaq must determine that all listing deficiencies have been cured and determine to approve the listing of STI’s common stock on the Nasdaq and remove any other provisions in the Merger Agreement of like effect, (iii) extend the “outside date” for the Merger to close until the close of business on September 21, 2020 and (iv) require a customary tax representation letter from STI as a closing condition

As previously disclosed, due to our failure to comply with its listing conditions, the Nasdaq Stock Market notified us that it intended to complete the delisting of our common stock by filing a Form 25 Notification of Delisting with the U.S. Securities and Exchange Commission, which it did on February 2, 2021. Our common stock is no longer listed on a National Securities Exchange. Our stock trades on the OTC QB Market.

As also previously disclosed, we announced that, although the “outside date” of our Merger Agreement with Clearday has expired, both the Company and Clearday intended to finalize an amendment to the Merger Agreement or enter into a new merger agreement and proceed with the merger. Clearday has informed us that the listing of our common stock on the Nasdaq would not be a condition to the closing of the merger. The parties are negotiating a new merger agreement (instead of an extension to the Merger Agreement) that would result in a similar all stock reverse acquisition of us, however there is no assurance that the parties will complete such negotiation successfully or conclude the merger or any transaction at all.

Clearday has paid us $120,000 as a good faith, non-refundable, payment to provide us cash flow support as we negotiate a new merger agreement.

As discussed below, we also obtained a Paycheck Protection Program loan of approximately $468,000. We believe these funds will be sufficient to conclude a merger with Clearday, if one can be negotiated and our shareholders approve the transaction by the third quarter of 2021. There is no assurance that this will occur and indeed there are significant risks that it will not occur.

If a merger is consummated with Clearday, of which there is no assurance, the merged company will focus on the development of Clearday’s non-residential daily care service model as well as the continued operation of Clearday’s existing Memory Care America residential memory care facilities. As part of plans to develop and expand its assortment of innovative, non-residential daily care services, Clearday intends to leverage our existing Cryogenic Cooler as an enabling technology for one of its service offerings in the healthcare market.

If a merger is not consummated with Clearday in the near future, we will likely be required to liquidate or declare bankruptcy, in which case there would likely be no payments to common stock holders.

The accompanying consolidated financial statements do not include any adjustments that may result from the outcome of the uncertainties set forth above.

On July 24, 2018, we effected a 1-for-10 reverse stock split of our common stock, or the 2018 Reverse Stock Split. As a result of the 2018 Reverse Stock Split, every ten shares of our pre-2018 Reverse Stock Split common stock were combined and reclassified into one share of our common stock. The 2018 Reverse Stock Split did not change the authorized number of shares or the par value of our common stock.

In 2019, we undertook steps to reduce our ongoing operating costs and we raised net cash proceeds of $3.9 million from the sale of our common and preferred shares and warrants.

On September 9, 2020, we effected a 1-for-10 reverse stock split of our common stock, or the 2020 Reverse Stock Split. As a result of the 2020 Reverse Stock Split, every ten shares of our pre-2020 Reverse Stock Split common stock were combined and reclassified into one share of our common stock. The 2020 Reverse Stock Split changed the authorized number of shares from 250,000,000 to 25,000,000. The par value of our common stock remained $0.001.

Share and per share data included in the consolidated financial statements, as well as the notes to consolidated financial statements have been retroactively adjusted, as applicable, for the effect of the reverse stock splits. Certain of the information contained in the documents incorporated by reference herein and therein present information on our common stock on a pre-reverse stock split basis.

F-8

Recent Accounting Pronouncements

Effective January 1, 2018, we adopted the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606). The amended guidance establishes a single comprehensive model for companies to use in accounting for revenue arising from contracts with customers and superseded most of the existing revenue recognition guidance, including industry-specific guidance. There was no impact from adopting the standard on our financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes all existing guidance on accounting for leases in ASC Topic 840. ASU 2016-02 is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. ASU 2016-02 will continue to classify leases as either finance or operating, with classification affecting the pattern of expense recognition in the statement of income. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. We applied this guidance at January 1, 2019 and recorded our leases on our consolidated balance sheets as right-of-use assets and lease liabilities. We also elected this new standard’s available transition practical expedients. Consequently, financial information will not be updated and disclosures required under the new standard will not be provided for dates and periods before January 1, 2019. We have reviewed our leases and other agreements in order to determine the effects of the new guidance on our consolidated financial statements. We have determined that we have leases that meet the criteria for recognition of right-of-use assets and lease liabilities on the balance sheet under the new guidance. We are not party to any leases for which we are the lessor.

Effective January 1, 2018, the Company adopted the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which provides guidance on eight specific cash flow classification issues. Prior to this ASU, GAAP did not include specific guidance on these eight cash flow classification issues. The adoption of this ASU did not have a material impact on our consolidated financial statements and disclosures.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Shares (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): Part I, Accounting for Certain Financial Instruments with Down Round Features. ASU 2017-11 changes the classification analysis of certain equity-linked financial instruments, such as warrants and embedded conversion features, such that a down round feature is disregarded when assessing whether the instrument is indexed to an entity’s own stock under Subtopic 815-40. As a result, a down round feature — by itself — no longer requires an instrument to be remeasured at fair value through earnings each period, although all other aspects of the indexation guidance under Subtopic 815-40 continue to apply. ASU 2017-11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted. The adoption of this ASU did not have a material impact on our consolidated financial statements and disclosures.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurements which eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of the FASB’s disclosure framework project. Adoption of this guidance is required for fiscal years and interim periods within those fiscal years, beginning after December 15, 2019. We are evaluating the impact of adopting this new standard on our consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of Superconductor Technologies Inc. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated from the consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. Cash and cash equivalents are maintained with what management believes to be quality financial institutions and exceed FDIC limits. Historically, we have not experienced any losses due to such concentration of credit risk.

F-9

Accounts Receivable

We grant uncollateralized credit to our customers. We perform usual and customary credit evaluations of our customers before granting credit. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience. Past due balances are reviewed for collectability. Account balances are charged off against the allowance when we deem it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to our customers.

Revenue Recognition

On January 1, 2018, we adopted ASC Topic 606, Revenue from Contracts with Customers, and all of the related amendments and applied it to all contracts. The adoption ASC topic 606 has had no effect to our consolidated financial statements.

Commercial revenues are recognized once all of the following conditions have been met: a) an authorized purchase order has been received in writing, b) the customer’s credit worthiness has been established, c) shipment of the product has occurred, d) title has transferred, and e) if stipulated by the contract, customer acceptance has occurred and all significant vendor obligations, if any, have been satisfied.

Government contract revenues are principally generated under research and development contracts. Revenues from research-related activities are derived from contracts with agencies of the U.S. Government. Credit risk related to accounts receivable arising from such contracts is considered minimal. All payments to us for work performed on contracts with agencies of the U.S. Government are subject to adjustment upon audit by the Defense Contract Audit Agency. Based on historical experience and review of our current project in process, we believe that adjustments from open audits will not have a significant effect on our financial position, results of operations or cash flows.

Shipping and Handling Fees and Costs

Shipping and handling fees billed to customers are included in net commercial product revenues. Shipping and handling fees associated with freight are generally included in cost of commercial product revenues.

Warranties

We offer warranties generally ranging from one to five years, depending on the product and negotiated terms of purchase agreements with our customers. Such warranties require us to repair or replace defective product returned to us during such warranty period at no cost to the customer. Our estimate for warranty related costs is recorded at the time of sale based on our actual historical product return rates and expected repair costs. Such costs have been within our expectations.

Indemnities

In connection with the sales and manufacturing of our commercial products, we indemnify, without limit or term, our customers and contract manufacturers against all claims, suits, demands, damages, liabilities, expenses, judgments, settlements and penalties arising from actual or alleged infringement or misappropriation of any intellectual property relating to our products or other claims arising from our products. We cannot reasonably develop an estimate of the maximum potential amount of payments that might be made under our indemnities because of the uncertainty as to whether a claim might arise and how much it might total. Historically, we have not incurred any expenses related to these indemnities.

Research and Development Costs

Research and development costs are charged to expense as incurred and include salary, facility, depreciation and material expenses. Research and development costs are charged to research and development expense.

Inventories

Inventories are stated at the lower of cost or net realizable value, with costs primarily determined using standard costs, which approximate actual costs utilizing the first-in, first-out method. We review inventory quantities on hand and on order and record, on a quarterly basis, a provision for excess and obsolete inventory and/or vendor cancellation charges related to purchase commitments. If the results of the review determine that a write-down is necessary, we recognize a loss in the period in which the loss is identified, whether or not the inventory is retained. Our inventory reserves establish a new cost basis for inventory and are not reversed until we sell or dispose of the related inventory. Such provisions are established based on historical usage, adjusted for known changes in demands for such products, or the estimated forecast of product demand and production requirements. Costs associated with idle capacity are charged to operations immediately. During 2020 we ceased production of our Conductus wire and expensed the remaining $190,000 of our wire inventory.

F-10

Preferred interest in real estate

On July 6, 2020, we entered into a Securities Purchase Agreement with Clearday, pursuant to which we acquired a preferred interest in real estate with a fair value of $1.6 million. The fair value of the real estate was based on the fact the building was acquired by Clearday in an arm’s-length, all-cash purchase, from an independent third party in November 2019. We obtained a broker’s price report indicating no material volatility in the building’s fair value since November 2019. In exchange for the preferred interest in the real estate, we issued 400,000 shares of our common stock a fair value $4.00 per share, based on the intraday stock trading price on July 6, 2020. Our preferential interest in the real estate is based solely upon an event of liquidation or dissolution of the real estate, which the Company cannot force; the Company will be entitled to proceeds from liquidation or dissolution up to $1.6 million.

Property and Equipment

Property and equipment are recorded at cost. Equipment is depreciated using the straight-line method over their estimated useful lives ranging from three to five years. Leasehold improvements and assets financed under capital leases are amortized over the shorter of their useful lives or the lease term. Furniture and fixtures are depreciated over seven years. Expenditures for additions and major improvements are capitalized. Expenditures for minor tooling, repairs and maintenance and minor improvements are charged to operations as incurred. When property or equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. During 2020 we ceased production of our Conductus wire and sold most of our production wire equipment for a gain of $510,000. There were no disposals in 2019.

Patents, Licenses and Purchased Technology

Patents and licenses are recorded at cost and are amortized using the straight-line method over the shorter of their estimated useful lives or approximately seventeen years. During 2020 we ceased production of our Conductus wire and sold many of our wire patents for no gain or loss and recognized a $134,000 impairment of other patents.

Long-Lived Assets

The realizability of long-lived assets is evaluated periodically as events or circumstances indicate a possible inability to recover the carrying amount. Long-lived assets that will no longer be used in the business are written off in the period identified since they will no longer be used in operations and generate any positive cash flows for us. Periodically, long-lived assets that will continue to be used by us will need to be evaluated for recoverability. Such evaluation is based on various analyses, including cash flow and profitability projections, as well as alternative uses, such as government contracts or awards. The analyses necessarily involve significant management judgment. In the event the projected undiscounted cash flows are less than net book value of the assets, the carrying value of the assets will be written down to their estimated fair value. We tested our long lived assets for recoverability in each of the last three years and did not believe there was any impairment.

The accompanying consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Income Taxes

We recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The guidance further clarifies the accounting for uncertainty in income taxes and sets a consistent framework to determine the appropriate level of tax reserve to maintain for uncertain tax positions. This interpretation uses a two-step approach wherein a tax benefit is recognized if a position is more-likely-than-not to be sustained. The amount of the benefit is then measured to be the highest tax benefit that is greater than 50% likely to be realized and sets out disclosure requirements to enhance transparency of our tax reserves.

Unrecognized tax positions, if ever recognized in the consolidated financial statements, are recorded in the statement of operations as part of the income tax provision. Our policy is to recognize interest and penalties accrued on uncertain tax positions, if any, as part of the income tax provision.

No liabilities for uncertain tax positions were recorded in the current year. No interest or penalties on uncertain tax positions have been expensed to date. We are not under examination by any taxing authorities. The federal statute of limitations for examination of us is open for 2017 and subsequent filings. Additionally, the statute of limitations for examination of our net operating loss carryforwards is open for a 20 year period subsequent to each loss year.

We implemented ASU 2016-09 during the first quarter of 2017 as stipulated in the FASB guidance for publicly traded entities. To account for the implementation of ASU 2016-09, we accounted for previously unrecognized excess tax benefits by recognizing those benefits. Due to our full valuation allowance, this recognition has no effect on the net accrual after the valuation allowance.

Marketing Costs

All costs related to marketing and advertising our products are charged to operations as incurred or at the time the advertising takes place. Advertising costs were not material in each of the three years in the period ended December 31, 2020.

F-11

Net Loss Per Share

Basic and diluted net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding in each year. Net loss available to common stockholders is computed after deducting accumulated dividends on cumulative preferred stock, deemed dividends and accretion of redemption value on redeemable preferred stock for the period and beneficial conversion features on issuance of convertible preferred stock. Potential common shares are not included in the calculation of diluted loss per share because their effect is anti-dilutive.

Stock-based Compensation Expense

We have in effect several equity incentive plans under which stock options and awards have been granted to employees and non-employee members of the Board of Directors. We are required to estimate the fair value of share-based awards on the date of grant. The value of the award is principally recognized as expense ratably over the requisite service periods. We have estimated the fair value of stock options as of the date of grant using the Black-Scholes option pricing model. The Black-Scholes model considers, among other factors, the expected life of the award and the expected volatility of our stock price. We evaluate the assumptions used to value stock options on a quarterly basis. The fair values generated by the Black-Scholes model may not be indicative of the actual fair values of our equity awards, as they do not consider other factors important to those awards to employees, such as continued employment and periodic vesting.

The following table presents details of total stock-based compensation expense that is included in each functional line item on our consolidated statements of operations:

	2020	2019	2018
Cost of Commercial product revenues	$3,000	$3,000	$3,000
Research and development	9,000	10,000	12,000
Selling, general and administrative	68,000	74,000	69,000
	$80,000	$87,000	$84,000

The impact to the consolidated statements of operations for 2020, 2019 and 2018 on basic and diluted earnings per share was $0.03, $0.12 and $0.42, respectively. No stock compensation cost was capitalized during the three year period ended December 31, 2020.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The significant estimates in the preparation of the consolidated financial statements relate to the assessment of the carrying amount of accounts receivable, inventory, fixed assets, preferred interest in real estate, intangibles, fair value of options and warrants, estimated provisions for warranty costs, accruals for restructuring and lease abandonment costs, contract revenues, income taxes and disclosures related to the litigation. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.

Fair Value of Financial Instruments

We have estimated the fair value amounts of our financial instruments using the available market information and valuation methodologies considered appropriate. We determined the book value of our cash and cash equivalents, accounts receivable, and other current assets and other current liabilities as of December 31, 2020 and December 31, 2019 approximate fair value.

F-12

The fair value of our warrant derivative liability was estimated using the Binomial Lattice option valuation model.

Fair value for financial reporting purposes is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date, ASC 820, “Fair Value Measurement and Disclosures”, also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The fair value of our warrant liabilities was determined based on level 3 inputs. These derivative liabilities, which expired in August 2018 and had no value at December 31, 2019 or December 31, 2020, were adjusted to reflect fair value at each period end, with any increase or decrease in the fair value being recorded in results of operations as Adjustment to Fair Value of Derivatives.

Comprehensive Income

We have no items of other comprehensive income in any period and consequently have not included a Statement of Comprehensive Income.

Segment Information

We have historically operated in a single business segment: the research, development, manufacture and marketing of high performance products used in cellular base stations. We derived net commercial product revenues primarily from the sales of our AmpLink and SuperPlex products which we sold directly to wireless network operators in the United States. Net revenues derived principally from government contracts are presented separately on the consolidated statements of operations for all periods presented.

Certain Risks and Uncertainties

With respect to our historical Conductus wire business, we expected to also have some customer concentration in that business as we commercialized our wire product. The loss of or reduction in sales, or the inability to collect outstanding accounts receivable, from any significant customer could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We relied on a limited number of suppliers for key components of our products. The loss of any of these suppliers could have material adverse effect on our business, financial condition, results of operations and cash flows. Since early 2020, when we ceased additional manufacturing of our Conductus wire, much of this risk was limited.

In connection with the sales of our commercial products, we indemnify, without limit or term, our customers against all claims, suits, demands, damages, liabilities, expenses, judgments, settlements and penalties arising from actual or alleged infringement or misappropriation of any intellectual property relating to our products or other claims arising from our products. We cannot reasonably develop an estimate of the maximum potential amount of payments that might be made under our indemnities because of the uncertainty as to whether a claim might arise and how much it might total.

If a merger is consummated with Clearday, of which there is no assurance, the merged company will focus on the development of Clearday’s non-residential daily care service model as well as the continued operation of Clearday’s existing Memory Care America residential memory care facilities. As part of plans to develop and expand its assortment of innovative, non-residential daily care services, Clearday intends to leverage our existing Cryogenic Cooler as an enabling technology for one of its service offerings in the healthcare market.

If a merger is not consummated with Clearday in the near future, we will likely be required to liquidate or declare bankruptcy, in which case there would likely be no payments to common stock holders.

F-13

For more risks of our business, see Item 1A, “Risk Factors” in this Report and other filings with the Securities and Exchange Commission.

Note 3 — Short Term Borrowings

None

Note 4 — Income Taxes

We incurred a net loss in each year of operation since inception resulting in no current or deferred tax expense for 2020, 2019 or 2018.

As of December 31, 2020, the Company’s foreign subsidiaries had negative earnings and profits. As a result, no income tax provision was required for the deemed repatriation tax or the global intangible low tax income (GILTI) tax.

The benefit for income taxes differs from the amount obtained by applying the federal statutory income tax rate to loss before benefit for income taxes for 2020, 2019 and 2018 as follows:

	2020	2019	2018
Tax benefit computed at federal statutory rate	21.0%	21.0%	21.0%
Increase (decrease) in taxes due to:
Change in tax rate under tax reform	—	—	—
Change in valuation allowance	(21.0)	(21.0)	(21.0)
	—%	—%	—%

The significant components of deferred tax assets (liabilities) at December 31 are as follows:

	2020	2019
Loss carryforwards	$2,990,000	$3,662,000
Depreciation & Amortization	76,000	684,000
Stock Option Compensation	17,000	394,000
Other	84,000	132,000
Less: valuation allowance	(3,167,000)	(4,872,000)
	$—	$—

As of December 31, 2020, we had net operating loss carryforwards for federal and state income tax purposes of approximately $297.9 million which of which expire in the years 2021 through 2038. Of these amounts, $50.8 million resulted from the acquisition of Conductus. We also had $15.6 million of Federal net operating losses from post 2017 years which do not expire. Under the Internal Revenue Code change of control limitations, a maximum of $14.2 million will be available for reduction of future taxable income.

Due to the uncertainty surrounding their realization, we have recorded a full valuation allowance against our net deferred tax assets. Accordingly, no deferred tax asset has been recorded in the accompanying balance sheet. The valuation allowance decreased by $814,000 in 2019 and decreased by $1,705,000 in 2020.

F-14

Section 382 of the Internal Revenue Code imposes an annual limitation on the utilization of net operating loss carryforwards based on a statutory rate of return (usually the “applicable federal funds rate,” as defined in the Internal Revenue Code) and the value of the corporation at the time of a “change of ownership” as defined by Section 382. We had changes in ownership in August 1999, December 2002, June 2009, August 2013, December 2016 and May 2019. In addition, we acquired the right to Conductus’ net operating losses, which are also subject to the limitations imposed by Section 382. Conductus underwent seven ownership changes, which occurred in February 1999, February 2001, December 2002, June 2009, August 2013, December 2016 and May 2019. Therefore, the ability to utilize Conductus’ and our net operating loss carryforwards of $285.9 million which were incurred prior to the 2019 ownership changes, will be subject in future periods to annual limitations of $115,000. Net operating losses released from this limitation and/or incurred by us subsequent to the ownership changes and therefore not subject to this limitation totaled $12.2 million. An additional $115,000 in losses were released from limitation during the year under Section 382.

Note 5 — Stockholders’ Equity

Public Offerings

We have historically financed our operations through a combination of cash on hand, cash provided from operations, equipment lease financings, available borrowings under bank lines of credit and both private and public equity offerings.

We had no private or public equity offerings in 2020.

On October 10, 2019 we completed a public offering of an aggregate of 1,183,400 shares of our common stock (or common stock equivalents) and warrants to purchase an aggregate of 1,183,400 shares of common stock with gross proceeds to us of approximately $3.0 million. The warrants are exercisable for five years at an exercise price equal to the public offering price. The offering was priced at $2.50 per share of common stock. The net proceeds to us from the offering, after deducting the placement agent fees and our estimated offering expenses, was approximately $2.4 million.

On May 23, 2019 we completed a public offering of an aggregate of 170,000 shares of our common stock with gross proceeds to us of $1.7 million. The offering was priced at $10.00 per share of common stock. The net proceeds to us from the offering, after deducting the placement agent fees and our estimated offering expenses, was approximately $1.4 million.

On July 30, 2018 we completed a public offering of an aggregate of 257,142 shares of our common stock (or common stock equivalents) and warrants to purchase an aggregate of 257,142 shares of common stock with gross proceeds to us of $9.0 million. The net proceeds to us from the offering, after deducting the placement agent fees and our estimated offering expenses, was $7.98 million. The offering was priced at $35 per share of common stock (or common stock equivalent), with each share of common stock (or common stock equivalent) sold with one five-year warrant to purchase one share of common stock, at an exercise price of $35 per share.

In connection with the offering, we issued 139,000 shares of our common stock at a price of $35 per share, with each share of common stock coupled with a five year warrant to purchase one share of common stock, at an exercise price of $35 (the “Warrants”). These securities were offered in the form of a Class A Unit but were immediately separable and were issued separately at the closing.

For certain investors who would otherwise hold more than 4.99% (or at the election of a purchaser, 9.99%) of our common stock following the registered offering, we issued to such investors an aggregate of 4,135.0015 Class B Units (equivalent to 118,142 shares of our common stock), consisting of shares of a new class of preferred stock designated Series E Convertible Preferred Stock with a stated value of $1,000 and which are convertible into our common stock at a conversion price equal to $35 per share of common stock, together with an equivalent number of Warrants in the same form and economic terms based on the related purchase price as the purchasers of the Class A Units (the “Class B Units” and together with the “Class A Units”, the “Units”). These securities offered in the form of a Class B Unit were immediately separable and were issued separately at the closing. At December 31, 2018, 2,273 Series E Convertible Preferred Stock had been converted into 64,942 shares of common stock and 1,862 Series E Convertible Preferred Stock, convertible into 53,200 shares of common stock, remained unconverted. On March 21, 2019, the remaining 1,862 Series E Convertible Preferred Stock, were converted into 53,200 shares of common stock.

On March 9, 2018, we issued a total of 15,810 shares of common stock (or common stock equivalents) in the form of 11,900 shares of our common stock at a price of $126.50 per share and, for investors who would otherwise hold more than 9.99% of the Company’s common stock following the registered offering, we agreed to issue to such investors pre-funded warrants to purchase 3,910 shares of the Company’s common stock at a price of $125.50 per warrant subject to payment of an additional $1.00 upon exercise, which are common stock equivalents. This registered offering of common stock (and common stock equivalents) provided gross proceeds to us of $2.0 million, and net proceeds to us, after deducting the placement agent fees and our estimated offering expenses, of $1.7 million. In a concurrent private placement, we issued to the investor unregistered warrants to purchase 15,810 shares of common stock. The warrants have an exercise price of $114 per share, and are exercisable immediately and will expire five years and nine months from the date of issuance.

F-15

On April 4, 2018, the 3,910 pre-funded warrants issued in connection with our March 2018 financing noted above were exercised, on a cashless basis, and we issued 3,872 shares of our common stock.

Preferred Stock

Pursuant to our Certificate of Incorporation, the Board of Directors is authorized to issue up to 2,000,000 shares of preferred stock (par value $.001 per share) in one or more series and to fix the rights, preferences, privileges, and restrictions, including the dividend rights, conversion rights, voting rights, redemption price or prices, liquidation preferences, and the number of shares constituting any series or the designation of such series. There is no beneficial conversion feature related to the conversion or liquidation of any of our preferred shares.

In February 2008, we issued to Hunchun BaoLi Communication Co. Ltd. (“BAOLI”) and two related purchasers a total of (a) 3,101,361 shares of our common stock and (b) 611,523 shares of our Series A Preferred Stock. Subject to the terms and conditions of our Series A Preferred Stock and to customary adjustments to the conversion rate, each share of our Series A Preferred Stock was initially convertible into ten shares of our common stock with any conversion subject to the number of shares of our common stock beneficially owned by BAOLI and affiliates following such conversion not exceeding 9.9% of our outstanding common stock. At December 31, 2018, 328,925 shares of our Series A Preferred Stock were outstanding which, subject to the foregoing restrictions, are convertible into 182 shares of common stock. Except for a preference on liquidation of $.001 per share, each share of Series A Preferred Stock is the economic equivalent of the number of shares of common stock into which it is convertible. Except as required by law, the Series A Preferred Stock does not have any voting rights.

As of December 31, 2018, all of our issued Series B, C and D Preferred Stock had been converted into our common stock.

In late July 2018, we issued 4,135.0015 Series E Convertible Preferred Stock with a stated value of $1,000 and which are convertible into our common stock at a conversion price equal to $35 per share of common stock (see Public Offerings above). At December 31, 2018, 2,273.0015 Series E Convertible Preferred Stock had been converted into 64,942 shares of common stock and 1,862 Series E Convertible Preferred Stock, convertible into 53,200 shares of common stock, remained unconverted. On March 21, 2019, the remaining 1,862 Series E Convertible Preferred Stock, were converted into 53,200 shares of common stock.

Common Stock

We entered into a Securities Purchase Agreement, which was consummated on July 6, 2020, pursuant to which we issued 400,000 shares of our common stock in exchange for a preferred equity interest in real estate we value at $1.6 million, implying a purchase price of $4.00 per share.

On October 10, 2019 we issued 1,183,400 shares of our common stock (or common stock equivalents) and coupled with a five year warrant to purchase one share of common stock at an exercise price of $2.50.

On May 23, 2019 we issued 170,000 shares of our common stock at a price of $10 per share. The offering was priced at $10 per share of common stock.

On July 30, 2018 we issued 139,000 shares of common stock at a price of $35 per share, with each share of common stock coupled with a five year warrant to purchase one share of common stock, at an exercise price of $35. For certain investors who would otherwise hold more than 4.99% of our common stock following the registered offering, we agreed to issue to such investors in the form of Class A Units, 4,435.0015 shares of a new class of preferred stock designated Series E Convertible Preferred Stock with a stated value of $1,000 and which are convertible into 118,142 shares of our common stock at a conversion price equal to $35 per share.

On April 4, 2018, 3,910 pre-funded warrants issued in connection with our March 9, 2018 financing noted below were exercised, on a cashless basis, and we issued 3,872 shares of our common stock.

On March 9, 2018, we issued a total of 15,810 shares of common stock (or common stock equivalents) in the form of 11,900 shares of our common stock at a price of $126.50 per share and, for investors who would otherwise hold more than 9.99% of the Company’s common stock following the registered offering, we agreed to issue to such investors pre-funded warrants to purchase 3,910 shares of the Company’s common stock at a price of $125.50 per warrant subject to payment of an additional $0.10 upon exercise, which are common stock equivalents.

F-16

Equity Awards

At December 31, 2020, we had two equity award option plans, the 2003 Equity Incentive Plan and the 2013 Equity Incentive Plan (collectively, the “Stock Option Plans”) although we can only grant new options under the 2013 Equity Incentive Plan. Under the Stock Option Plans, stock awards may be made to our directors, key employees, consultants, and non-employee directors and may consist of stock options, stock appreciation rights, restricted stock awards, performance awards, and performance share awards. Stock options must be granted at prices no less than the market value on the date of grant.

There were no stock option exercises in the last three years.

No stock options were granted in 2020 or 2019, but stock options were granted in 2018. The weighted average fair value of options has been estimated at the date of the grant using the Black-Scholes option-pricing model. The following are the significant weighted average assumptions used for estimating the fair value under our stock option plans:

	2020	2019	2018
Per share fair value at grant date	—	—	$14.50
Risk free interest rate	—	—	3.0%
Expected volatility	—	—	224%
Dividend yield	—	—	0%
Expected life in years	—	—	4.0

The expected life was based on the contractual term of the options and the expected employee exercise behavior. Typically, options to our employees and Board Members have a 2 year vesting term and a 10 year contractual term and vest at 50% after one year and 50% after two years. The risk-free interest rate is based on the U. S. Treasury zero-coupon issues with a remaining term equal to the expected option life assumed at the grant date. The future volatility is based on our 4 year historical volatility. We used an expected dividend yield of 0% because we have never paid a dividend and do not anticipate paying dividends. We assumed aggregate forfeiture rates of 10% to 20% based on historical stock option cancellation rates over the last 4 years.

At December 31, 2020, common stock totaling 7,845 shares were available for future grants and options covering 7,863 shares were outstanding but not yet exercised. Option activity during the three years ended December 31, 2019 was as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2017	1,261	$3,700.30
Granted	12,800	19.20
Canceled	(29)	47,239.00
Exercised	—	—
Outstanding at December 31, 2018	14,032	252.90
Granted	—	—
Canceled	(307)	4,723.90
Exercised	—	—
Outstanding at December 31, 2019	13,725	252.00
Granted	—	—
Canceled	(5,862)	246.80
Exercised	—	—
Outstanding at December 31, 2020	7,863	$255.90

F-17

The following table summarizes information concerning currently outstanding and exercisable stock options at December 31, 2020:

				Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$19.20 - $19.20	7,150	7.8	$19.20	7,150	$19.20
330.00 – 330.00	300	4.9	330.00	300	330.00
3,180.00 – 4,275.00	395	2.9	3,245.34	395	3,245.34
$26,280.00 - $28,440.00	18	0.4	27,802.76	18	27,802.76
	7,863	7.4	$255.90	7,863	$255.90

Our outstanding options expire on various dates through October 2028. The weighted-average contractual term of outstanding options and the weighted-average contractual term of currently exercisable options was 7.4 years. There were no exercisable options at December 31, 2020, December 31, 2019 or December 31, 2018 with a price less than the then market value.

The grant date fair value of each share of our restricted stock awards is equal to the fair value of our common stock at the grant date. Shares of restricted stock under awards all have service conditions and vest over one to four years. The following is a summary of our restricted stock award transactions for the year ended December 31, 2020:

	Number of Shares	Weighted Average Grant Date Fair Value
Balance nonvested at December 31, 2019	33	$105.00
Granted	-	-
Vested	(33)	105.00
Forfeited	-	-
Balance nonvested at December 31, 2020	-	$-

There were no restricted stock awards during each of the past three years.

No stock compensation cost was capitalized during the periods. At December 31, 2020, there was $0 compensation cost related to non-vested option awards not yet recognized and $0 compensation cost related to non-vested stock awards not yet recognized.

Warrants

The following is a summary of outstanding warrants at December 31, 2020:

	Total	Currently Exercisable	Price per Share	Expiration Date

Warrants related to August 2016 financing	5,350	5,350	$300.00	February 2, 2022
Warrants related to August 2016 financing	500	500	$385.50	August 2, 2021
Warrants related to December 2016 financing	68,567	68,567	$200.00	December 14, 2021
Warrants related to March 2018 financing	15,810	15,810	$114.00	September 9, 2023
Warrants related to March 2018 financing	1,107	1,107	$158.00	March 6, 2023
Warrants related to July 2018 financing	257,143	257,143	$35.00	July 25, 2023
Warrants related to July 2018 financing	15,428	15,428	$43.75	July 25, 2023
Warrants related to May 2019 financing	11,900	11,900	$12.50	May 23, 2024
Warrants related to October 2019 financing	217,200	217,200	$2.50	October 10, 2024
Warrants related to October 2019 financing	30,916	30,916	$3.13	October 8, 2024

F-18

On October 10, 2019 we completed a public offering of an aggregate of 1,183,400 shares of our common stock (or common stock equivalents) and warrants to purchase an aggregate of 1,183,400 shares of common stock with gross proceeds to us of approximately $3.0 million. The warrants are exercisable for five years at an exercise price equal to the public offering price. The offering was priced at $2.50 per share of common stock. The net proceeds to us from the offering, after deducting the placement agent fees and our estimated offering expenses, was approximately $2.4 million. The placement agent received warrants to purchase 82,838 shares of common stock, at an exercise price of $3.125, that will expire October 8, 2024 and are subject to a six month lock-up. In the quarter ended December 31, 2019, 39,528 of these warrants were exercised, providing us with proceeds of $99,000. During 2020, an additional 978,594 of these warrants were exercised, providing us with proceeds of $2.5 million.

On May 23, 2019 we completed a public offering of an aggregate of 170,000 shares of our common stock with gross proceeds to us of $1.7 million. The offering was priced at $10 per share of common stock. The net proceeds to us from the offering, after deducting the placement agent fees and our estimated offering expenses, was approximately $1.4 million. The placement agent received warrants to purchase 11,900 shares of common stock, at an exercise price of $12.50, that are subject to a nine month lock-up and will expire May 23, 2024.

On July 30, 2018 we completed a public offering of an aggregate of 257,142 shares of our common stock (or common stock equivalents initially in the form of Series E Preferred Stock) and warrants to purchase an aggregate of 257,142 shares of common stock with gross proceeds to us of $9.0 million. The net proceeds to us from the offering, after deducting the placement agent fees and our estimated offering expenses, was $7.98 million. The offering was priced at $35 per share of common stock (or common stock equivalent), with each share of common stock (or common stock equivalent) sold with one five-year warrant to purchase one share of common stock, at an exercise price of $35 per share. The placement agent also received warrants to purchase 15,428 shares of common stock, at an exercise price of $43.75, that are subject to a six month lock-up and will expire July 25, 2023.

On March 7, 2018, we announced the pricing of a registered offering of common stock (and common stock equivalents) with total gross proceeds of approximately $2 million. The closing of the registered public offering was completed on March 9, 2018. The net proceeds to us from the registered offering, after deducting the placement agent fees and our estimated offering expenses, was $1.7 million. In a concurrent private placement, we issued to the investor in the registered offering, an unregistered warrant (the “Warrants”) to purchase one share of common stock for each share of common stock or Pre-funded Warrants purchased in the registered offering. The Warrants have an exercise price of $114 per share, shall be exercisable immediately and will expire five years and six months from the date of issuance. The Warrants are exercisable for cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise. The exercise price of the Warrants is not subject to a “price-based” anti-dilution adjustment.

Our warrants are exercisable by paying cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise for unregistered shares of common stock. The exercise price of the warrants is subject to standard antidilutive provision adjustment in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders. The exercise price of the warrants is not subject to “price-based” anti-dilution adjustment. We have determined that these warrants related to issuance of common stock are subject to equity treatment because the warrant holder has no right to demand cash settlement and there are no unusual anti-dilution rights.

Note 6 — Employee Savings Plan

In December 1989, the Board of Directors approved a 401(k) savings plan (the “401(k) Plan”) for our employees that became effective in 1990. Eligible employees may elect to make contributions under the terms of the 401(k) Plan; however, contributions by us are made at the discretion of management. We made a contribution of $29,000 to the 401(k) plan in 2020, and $79,000 and $72,000 in 2019 and 2018, respectively.

Note 7 — Commitments and Contingencies

Operating Leases

We leased all of our properties. All of our operations, including our manufacturing facilities, comprising approximately 94,000 square feet, were located in an industrial complex in Austin, Texas that expired in March 31, 2020. We did not be renew this lease as we ceased our Conductus wire manufacturing efforts to pursue our merger with Clearday. Our Austin lease contained a renewal option and also required us to pay utilities, insurance, taxes and other operating expenses.

For 2020, 2019 and 2018, rent expense was $203,000, $579,000, and $387,000, respectively.

F-19

Patents and Licenses

We had entered into various licensing agreements requiring royalty payments ranging from 0.13% to 2.5% of specified product sales. Certain of these agreements contain provisions for the payment of guaranteed or minimum royalty amounts. In the event that we fail to pay any minimum annual royalties, these licenses may automatically be terminated. These royalty obligations terminate in 2026. Royalty expenses totaled $0 in 2020, $45,000 in 2019 and $45,000 in 2018. Under the terms of certain royalty agreements, royalty payments made may be subject to audit. There have been no audits to date and we do not expect any possible future audit adjustments to be significant.

We have no minimum lease payments under operating leases and license obligations going forward.

Note 8 — Contractual Guarantees and Indemnities

During our normal course of business, we make certain contractual guarantees and indemnities pursuant to which we may be required to make future payments under specific circumstances.

Warranties

We establish reserves for future product warranty costs that are expected to be incurred pursuant to specific warranty provisions with our customers. Our warranty reserves are established at the time of sale and updated throughout the warranty period based upon numerous factors including historical warranty return rates and expenses over various warranty periods.

Intellectual Property Indemnities

We indemnify certain customers and our contract manufacturers against liability arising from third-party claims of intellectual property rights infringement related to our products. These indemnities appear in development and supply agreements with our customers as well as manufacturing service agreements with our contract manufacturers, are not limited in amount or duration and generally survive the expiration of the contract. Given that the amount of any potential liabilities related to such indemnities cannot be determined until an infringement claim has been made, we are unable to determine the maximum amount of losses that we could incur related to such indemnifications.

Director and Officer Indemnities and Contractual Guarantees

We have entered into indemnification agreements with our directors and executive officers, which require us to indemnify such individuals to the fullest extent permitted by Delaware law. Our indemnification obligations under such agreements are not limited in amount or duration. Certain costs incurred in connection with such indemnifications may be recovered under certain circumstances under various insurance policies. Given that the amount of any potential liabilities related to such indemnities cannot be determined until a lawsuit has been filed against a director or executive officer, we are unable to determine the maximum amount of losses that we could incur relating to such indemnities. Historically, any amounts payable pursuant to such director and officer indemnities have not had a material negative effect on our business, financial condition or results of operations.

We have also entered into severance and change in control agreements with certain of our executives. These agreements provide for the payment of specific compensation benefits to such executives upon the termination of their employment with us.

General Contractual Indemnities/Products Liability

During the normal course of business, we enter into contracts with customers where we agree to indemnify the other party for personal injury or property damage caused by our products. Our indemnification obligations under such agreements are not generally limited in amount or duration. Given that the amount of any potential liabilities related to such indemnities cannot be determined until a lawsuit has been filed, we are unable to determine the maximum amount of losses that we could incur relating to such indemnities. Historically, any amounts payable pursuant to such indemnities have not had a material negative effect our business, financial condition or results of operations. We maintain general and product liability insurance as well as errors and omissions insurance, which may provide a source of recovery to us in the event of an indemnification claim.

Note 9 — Legal Proceedings

From time to time, we are party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party to any legal proceedings that we believe would reasonably be expected to have a material adverse effect on our business, financial position or results of operations or cash flows.

F-20

Note 10 — Loss per Share

Loss per share is based on the weighted-average number of common shares outstanding and diluted earnings (loss) per share was based on the weighted-average number of common shares outstanding plus all potentially dilutive common shares outstanding.

Since their impact would be anti-dilutive, our loss per common share does not include the effect of the assumed exercise or vesting of any of the following shares:

	2020	2019	2018
Outstanding stock options	7,863	13,725	14,032
Unvested restricted stock awards	-	33	200
Outstanding warrants	623,921	1,618,123	379,684
Total	631,784	1,631,881	393,916

Also, the convertible preferred stock, which is convertible into 182 and 182 and 53,382 shares of common stock at December 31, 2020 and 2019 and 2018, respectively, was not included since their impact would be anti-dilutive.

Note 11 — Details of Certain Financial Statement Components and Supplemental Disclosures of Cash Flow Information and Non-Cash Activities

Balance Sheet Data:

	December 31, 2020	December 31, 2019
Accounts receivable:
Accounts receivable-trade	$-	$347,000
Less: allowance for doubtful accounts	-	(3,000)
	$-	$344,000

	December 31, 2020	December 31, 2019
Inventories:
Raw materials	$-	$152,000
Reserve for raw materials	-	-
Work-in-process	68,000	111,000
Reserve for work-in-process	-	-
Finished goods	-	-
Reserve for finished goods	-	-
	$68,000	$263,000

	December 31, 2020	December 31, 2019
Property and Equipment:
Equipment	$316,000	$11,911,000
Leasehold improvements	-	1,065,000
Furniture and fixtures	-	205,000
	316,000	13,181,000
Less: accumulated depreciation and amortization	(316,000)	(12,948,000)
	$-	$233,000

F-21

Depreciation and amortization expense amounted to $38,000, $820,000, and $1,015,000 in 2020, 2019, 2018, respectively.

	December 31, 2020	December 31, 2019
Patents, Licenses and Purchased Technology:
Patents pending	$-	$-
Patents issued	278,000	1,712,000
Less accumulated amortization	(278,000)	(1,071,000)
Net patents issued	-	641,000
	$-	$641,000

Amortization expense related to these items totaled $11,000, $45,000 and, $43,000 in 2020, 2019, and 2018, respectively. Amortization expenses related to these items are expected to total $0 in 2021 and 2022.

	December 31, 2020	December 31, 2019
Accrued Expenses and Other Long Term Liabilities:
Salaries payable	$10,000	$23,000
Compensated absences	125,000	211,000
Compensation related	-	4,000
Warranty reserve	-	8,000
Operating lease	-	152,000
Other	-	54,000

Total	135,000	452,000
Less current portion	(135,000)	(440,000)
Long-term portion	$-	$12,000

	2020	2019	2018
Warranty Reserve Activity:
Beginning balance	$8,000	$8,000	$8,000
Additions	-	-	-
Deductions	8,000	-	-
Ending balance	$-	$8,000	$8,000

Note 12 — Subsequent Events

On February 26, 2021, we received a $468,040 Paycheck Protection Plan Loan from the U.S. Small Business Administration. The funds will help insure our viability as we complete our merger with Clearday. We will evaluate the potential forgiveness of some of this loan going forward.

F-22

SUPERCONDUCTOR TECHNOLOGIES INC.

Schedule II — Valuation and Qualifying Accounts

		Additions
	Beginning Balance	Charged to Costs & Expenses	Charged to Other Accounts	Deductions	Ending Balance
2020
Allowance for Uncollectible Accounts	$3,000	$—	$—	$3,000	$-
Reserve for Inventory Obsolescence	—	—	—	—
Reserve for Warranty	8,000	—	—	8,000	-
Deferred Tax Asset Valuation Allowance	4,872,000	—	—	(1,705,000)	3,167,000

2019
Allowance for Uncollectible Accounts	3,000	—	—	—	3,000
Reserve for Inventory Obsolescence	—	—	—	—
Reserve for Warranty	8,000	—	—	—	8,000
Deferred Tax Asset Valuation Allowance	5,686,000	—	—	(814,000)	4,872,000

2018
Allowance for Uncollectible Accounts	3,000	—	—	—	3,000
Reserve for Inventory Obsolescence	—	—	—	—
Reserve for Warranty	8,000	—	—	—	8,000
Deferred Tax Asset Valuation Allowance	$3,906,000	—	$1,780,000	—	$5,686,000

F-23

SUPERCONDUCTOR TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	April 3, 2021	March 28, 2020

Commercial product revenues	$-	$10,000
Government contract revenues	-	174,000
Total revenues	-	184,000

Costs and expenses:
Cost of commercial product revenues	-	190,000
Cost of government contract revenues	-	71,000
Research and development	-	178,000
Selling, general and administrative	569,000	825,000

Total costs and expenses	569,000	1,264,000

Loss from operations	(569,000)	(1,080,000)

Other Income and Expense:
Other income	-	1,000

Net loss	$(569,000)	$(1,079,000)

Basic and diluted net loss per common share	$(0.18)	$(0.56)

Basic and diluted weighted average number of common shares outstanding	3,151,780	1,927,279

See accompanying notes to the unaudited condensed consolidated financial statements.

F-24

SUPERCONDUCTOR TECHNOLOGIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 3,2021	December 31, 2020
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$1,291,000	$1,276,000
Inventories, net	68,000	68,000
Prepaid expenses and other current assets	19,000	76,000
Total Current Assets	1,378,000	1,420,000

Preferred interest in real estate	1,600,000	1,600,000
Total Assets	$2,978,000	3,020,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$224,000	$180,000
Accrued expenses	30,000	135,000
Total Current Liabilities	254,000	315,000
Long term debt	468,000	-
Total Liabilities	722,000	315,000

Commitments and Contingencies (Notes 5 and 6)

Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 328,925 and 328,925 shares issued and outstanding, respectively	-	-
Common stock, $.001 par value, 25,000,000 shares authorized, 3,151,780 and 3,151,780 shares issued and outstanding, respectively	3,000	3,000
Capital in excess of par value	334,752,000	334,632,000
Accumulated deficit	(332,499,000)	(331,930,000)
Total Stockholders’ Equity	2,256,000	2,705,000
Total Liabilities and Stockholders’ Equity	$2,978,000	$3,020,000

See accompanying notes to the unaudited condensed consolidated financial statements.

Note – December 31, 2020 balances were derived from audited financial statements.

F-25

SUPERCONDUCTOR TECHNOLOGIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	April 3, 2021	March 28, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(569,000)	$(1,079,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	-	38,000
Stock-based compensation expense	-	21,000
Gain from sale of property and equipment	-	(510,000)
Write-down of intangibles	-	134,000
Obsolete inventory	-	190,000
Changes in assets and liabilities:
Accounts receivable	-	(124,000)
Inventories	-	5,000
Prepaid expenses and other current assets	(57,000)	(58,000)
Accounts payable, accrued expenses and other current liabilities	173,000	(87,000)
Net cash used in operating activities	(453,000)	(1,470,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from the sale of patents, property and equipment	-	1,212,000
Net cash provided by investing activities	-	1,212,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank loan	468,000	-
Net proceeds from the exercise of warrants	-	1,388,000
Net cash provided by financing activities	468,000	1,388,000

Net increase in cash and cash equivalents	15,000	1,130,000
Cash and cash equivalents at beginning of period	1,276,000	713,000
Cash and cash equivalents at end of period	$1,291,000	$1,843,000

See accompanying notes to the unaudited condensed consolidated financial statements.

F-26

SUPERCONDUCTOR TECHNOLOGIES INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. General

Please see “Our Future Business” below regarding material information and updates that in many material respects superseded and modify the following general business description.

Superconductor Technologies Inc (“STI”) was a leading company in developing and commercializing high temperature superconductor (“HTS”) materials and related technologies. Superconductivity is the unique ability to conduct electricity with little or no resistance when cooled to “critical” temperatures. HTS materials are a family of elements that demonstrate superconducting properties at temperatures significantly warmer than previous superconducting materials. Electric currents that flow through conventional conductors encounter resistance. This resistance requires power to overcome and generates heat. HTS materials can substantially improve the performance characteristics of electrical systems, reduce power loss, and lower heat generation providing extremely high current carrying density and zero resistance to direct current.

We were established in 1987 shortly after the discovery of HTS materials. Our stated objective was to develop products based on these materials for the commercial marketplace.

After analyzing the market opportunities available, we decided to develop products for the utility and telecommunications industries.

Our initial product was completed in 1998 and we began delivery to a number of wireless network providers. In the following 13 years, we continued to refine and improve the platform, with the primary focus on improving reliability, increasing performance and runtime, and most importantly, removing cost from the manufacturing process of the required subsystems. Our cost reducing efforts led to the invention of our proprietary, high-yield and high throughput HTS material deposition manufacturing process.

In early 2018, we announced the concentration of our future HTS Conductus® wire product development efforts on NGEM to capitalize on several accelerating energy megatrends. This refined focus is very synergistic with our program with the Department of Energy (DOE) award for the development of superconducting wire to enable NGEM.

On January 28, 2020, we announced a cost reduction plan for the purpose of aligning our personnel needs and capital requirements as we explored strategic alternatives previously announced. We have maintained operations of our Sapphire Cryocooler cryogenics initiatives while ceasing additional manufacturing of our HTS Conductus wire. The plan also included a 70% employee workforce reduction.

Subsequent to the announcement on January 28, 2020 about our cost reduction plan, we started the process of selling, in separate transactions, assets that we deemed non-essential going forward. The latest such transaction entered into on March 5, 2020, when considered in combination with the prior transactions since January 28, 2020, may be deemed a material definitive purchase agreement for sales of various production, R&D, and testing equipment and selected intellectual property related primarily to our superconducting wire initiative. The aggregate sales prices of the post January 28th transactions was approximately $1,075,000, all sold to purchasers having no affiliation with us.

As a result of these sales, we no longer have the ability to resume HTS wire operations without significant new investments and restructured operations and a new HTS wire business plan, neither of which we currently intend to pursue, as we instead focus our efforts on completing the Merger (as defined below).

Our Future Business

On February 26, 2020, we entered into a definitive merger agreement with Allied Integral United, Inc. (which will change its name to, and is therefore referred herein as, “Clearday”), a privately-held company dedicated to delivering next generation longevity care and wellness services, whereby our wholly-owned subsidiary will merge with and into Clearday in a stock-for-stock transaction with Clearday (the “Merger”), with Clearday surviving and becoming our wholly-owned subsidiary, we will then change our name to Clearday, Inc (the “Merger Agreement”).

F-27

As previously disclosed, on May 12, 2020, the Merger Agreement was amended by the parties to (i) add a covenant that the parties shall use their commercially reasonable efforts to cause STI to at all times remain listed on the Nasdaq Capital Market (or higher tier) and that if STI ceases to be listed on the Nasdaq Capital Market then the parties shall (including after the closing of the Merger) use their commercially reasonable efforts to cause STI to become listed on either the Nasdaq Capital Market or the NYSE MKT as promptly as reasonably possible, (ii) remove the conditions to closing the Merger that Nasdaq must determine that all listing deficiencies have been cured and determine to approve the listing of STI’s common stock on the Nasdaq and remove any other provisions in the Merger Agreement of like effect, (iii) extend the “outside date” for the Merger to close until the close of business on September 21, 2020 and (iv) require a customary tax representation letter from STI as a closing condition

As previously disclosed, due to our failure to comply with its listing conditions, the Nasdaq Stock Market notified us that it intended to complete the delisting of our common stock by filing a Form 25 Notification of Delisting with the U.S. Securities and Exchange Commission, which it did on February 2, 2021. Our common stock is no longer listed on a National Securities Exchange. Our stock trades on the OTC QB Market.

As also previously disclosed, we announced that, although the “outside date” of our Merger Agreement with Clearday has expired, both the Company and Clearday intended to finalize an amendment to the Merger Agreement or enter into a new merger agreement and proceed with a business combination. Clearday has informed us that the listing of our common stock on the Nasdaq would not be a condition to the closing of the merger. The parties are negotiating a new merger agreement (instead of an extension to the Merger Agreement) that would result in a similar all stock reverse acquisition of us. However, there is no assurance that the parties will complete such negotiation successfully or conclude the merger or any transaction at all.

Clearday has paid us $120,000 as a good faith, non-refundable, payment to provide us cash flow support as we negotiate a new merger agreement.

As discussed below, on February 26, 2021, we also obtained a Paycheck Protection Program loan of approximately $468,000. We believe these funds will be sufficient to conclude a merger with Clearday, if one can be negotiated and our shareholders approve the transaction by the third quarter of 2021. There is no assurance that this will occur and indeed there are significant risks that it will not occur.

If a merger is consummated with Clearday, of which there is no assurance, the merged company will focus on the development of Clearday’s non-residential daily care service model as well as the continued operation of Clearday’s existing Memory Care America residential memory care facilities. As part of plans to develop and expand its assortment of innovative, non-residential daily care services, Clearday intends to leverage our existing Cryogenic Cooler as an enabling technology for one of its service offerings in the healthcare market.

If a merger is not consummated with Clearday in the near future, we will likely be required to liquidate or declare bankruptcy, in which case there would likely be no payments or value for common stock holders.

2. Summary of Significant Accounting Policies

Basis of Presentation

We have incurred significant net losses since our inception and have an accumulated deficit of $332.5 million. In the three months ended April 3, 2021, we incurred a net loss of $569,000 and negative cash flows from operations of $453,000. In 2020, we incurred a net loss of $3.0 million and had negative cash flows from operations of $3.1 million. In 2020, we had an accumulated deficit of $331.9 million, a net loss of $9.2 million and negative cash flows from operations of $8.8 million. At December 31, 2020, we had $1.3 million in cash. Our cash resources may therefore not be sufficient to fund our business through the end of the current fiscal year. Therefore, unless we can successfully implement our strategic alternatives plan including, among others, a strategic investment financing which would allow us to pursue our current business plan, a business combination such as our merger with Clearday, or a sale of STI, we will need to raise additional capital during this fiscal year ending December 31, 2021 to maintain our viability. Additional financing may not be available on acceptable terms or at all. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of common stock. These factors raise substantial doubt about our ability to continue as a going concern.

Our plans regarding improving our future liquidity will require us to successfully implement our strategic plan to explore strategic alternatives focused on maximizing shareholder value. Strategic alternatives considered included, among others, a strategic investment financing which would allow the company to pursue its current business plan, a business combination such as a merger with another party, or a sale of STI. On January 28, 2020, we announced a cost reduction plan for the purpose of aligning our personnel needs and capital requirements as we explored strategic alternatives previously announced. We will maintain operations of our Sapphire Cryocooler cryogenics initiatives while ceasing additional manufacturing of our HTS Conductus® wire. The plan also included a 70% employee workforce reduction.

F-28

In 2019, we undertook steps to reduce our ongoing operating costs and we raised net cash proceeds of $3.9 million from the sale of our common and preferred shares and warrants.

On September 9, 2020, we effected a 1-for-10 reverse stock split of our common stock, or the 2020 Reverse Stock Split. As a result of the 2020 Reverse Stock Split, every ten shares of our pre-2020 Reverse Stock Split common stock were combined and reclassified into one share of our common stock. The 2020 Reverse Stock Split changed the authorized number of shares from 250,000,000 to 25,000,000. The par value of our common stock remained $0.001.

Share and per share data included in the Notes to Consolidated Financial Statements have been retroactively adjusted, as applicable, for the effect of the reverse stock splits. Certain of the information contained in the documents incorporated by reference herein and therein present information on our common stock on a pre-reverse stock split basis.

Principles of Consolidation

The interim condensed consolidated financial statements include the accounts of Superconductor Technologies Inc. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated from the condensed consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. Cash and cash equivalents are maintained with what we believe to be quality financial institutions and exceed FDIC limits. Historically, we have not experienced any losses due to such concentration of credit risk.

Accounts Receivable

We grant uncollateralized credit to our customers. We perform usual and customary credit evaluations of our customers before granting credit. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience. Past due balances are reviewed for collectability. Accounts balances are charged off against the allowance when we deem it is probable the receivable will not be recovered. We do not have any off-balance sheet credit exposure related to our customers.

Revenue Recognition

On January 1, 2018, we adopted ASC Topic 606, Revenue from Contracts with Customers, and all of the related amendments (“ASC 606”) and applied it to all contracts. The adoption ASC topic 606 has had no effect to our consolidated financial statements.

Commercial and government contract revenues are recognized once all of the following conditions have been met: a) an authorized purchase order has been received in writing, b) the customer’s credit worthiness has been established, c) shipment of the product has occurred, d) title has transferred, and e) if stipulated by the contract, customer acceptance has occurred and all significant vendor obligations, if any, have been satisfied.

Government contract revenues are principally generated under research and development contracts. Revenues from research-related activities are derived from contracts with agencies of the U.S. Government. Credit risk related to accounts receivable arising from such contracts is considered minimal. All payments to us for work performed on contracts with agencies of the U.S. Government are subject to adjustment upon audit by the Defense Contract Audit Agency. Based on historical experience and review of our current project in process, we believe that adjustments from open audits will not have an effect on our financial position, results of operations or cash flows. We are using the expected cost-plus-margin approach as the suitable method for allocating transaction price to the performance obligations in the contract under ASC 606.

Shipping and Handling Fees and Costs

Shipping and handling fees billed to customers are included in net revenues. Shipping and handling fees associated with freight are generally included in cost of revenues.

F-29

Warranties

We offer warranties generally ranging from one to five years, depending on the product and negotiated terms of purchase agreements with our customers. Such warranties require us to repair or replace defective products returned to us during such warranty period at no cost to the customer. An estimate by us for warranty related costs is recorded by us at the time of sale based on our actual historical product return rates and expected repair costs. Such costs have been within our expectations.

Indemnities

In connection with the sales and manufacturing of our commercial products, we indemnify, without limit or term, our customers and contract manufacturers against all claims, suits, demands, damages, liabilities, expenses, judgments, settlements and penalties arising from actual or alleged infringement or misappropriation of any intellectual property relating to our products or other claims arising from our products. We cannot reasonably develop an estimate of the maximum potential amount of payments that might be made under our indemnities because of the uncertainty as to whether a claim might arise and how much it might total. Historically, we have not incurred any expenses related to these indemnities.

Research and Development Costs

Research and development costs are charged to expense as incurred and include salary, facility, depreciation and material expenses. Research and development costs are charged to research and development expense.

Inventories

Inventories were stated at the lower of cost or net realizable value, with costs primarily determined using standard costs, which approximate actual costs utilizing the first-in, first-out method. We review inventory quantities on hand and on order and record, on a quarterly basis, a provision for excess and obsolete inventory and/or vendor cancellation charges related to purchase commitments. If the results of the review determine that a write-down is necessary, we recognize a loss in the period in which the loss is identified, whether or not the inventory is retained. Our April 3, 2021 and December 31, 2020 net inventory value was $68,000. During the three month period ending March 28, 2020 we ceased production of our Conductus wire and expensed the remaining $190,000 of wire inventory.

Preferred interest in real estate

We entered into a Securities Purchase Agreement with Clearday, which was consummated on July 6, 2020, pursuant to which we issued 400,000 shares of our common stock in exchange for a preferred interest in real estate we value at $1.6 million, implying a purchase price of $4.00 per share, based on the intraday stock trading price. The fair value of the real estate was based on the fact the building was acquired by Clearday in an arm’s-length all-cash purchase in November 2019 and a recent broker’s price report.

Property and Equipment

Property and equipment are recorded at cost. Equipment is depreciated using the straight-line method over their estimated useful lives ranging from three to five years. Leasehold improvements and assets financed under capital leases are amortized over the shorter of their useful lives or the lease term. Furniture and fixtures are depreciated over seven years. Expenditures for additions and major improvements are capitalized. Expenditures for minor tooling, repairs and maintenance and minor improvements are charged to expense as incurred. When property or equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. Gains or losses from retirements and disposals are recorded in selling, general and administration expenses. During the three month period ending March 28, 2020 we ceased production of our Conductus wire and sold most of our production wire equipment for a gain of $510,000.

Patents, Licenses and Purchased Technology

Patents and licenses are recorded at cost and are amortized using the straight-line method over the shorter of their estimated useful lives or seventeen years. During the three month period ending March 28, 2020 we ceased production of our Conductus wire and sold many Conductus wire patents for no gain or loss and we also recognized a $134,000 impairment of other patents.

Other Assets and Investments

The realizability of long-lived assets is evaluated periodically as events or circumstances indicate a possible inability to recover the carrying amount. Long-lived assets that will no longer be used in the business are written off in the period identified since they will no longer be used in operations and generate any positive cash flows for us. Periodically, long-lived assets that will continue to be used by us will need to be evaluated for recoverability. Such evaluation is based on various analyses, including cash flow and profitability projections, as well as alternative uses, such as government contracts or awards. The analyses necessarily involve significant management judgment. In the event the projected undiscounted cash flows are less than net book value of the assets, the carrying value of the assets will be written down to their estimated fair value. We tested our long-lived assets at April 3, 2021 and none of our long-lived assets had book value.

F-30

Loss Contingencies

In the normal course of our business, we are subject to claims and litigation, including allegations of patent infringement. Liabilities relating to these claims are recorded when it is determined that a loss is probable and the amount of the loss can be reasonably estimated. Legal fees are recorded as services are provided. The costs of our defense in such matters are charged to operations as incurred. Insurance proceeds recoverable are recorded when deemed probable.

Income Taxes

We recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized. The guidance further clarifies the accounting for uncertainty in income taxes and sets a consistent framework to determine the appropriate level of tax reserve to maintain for uncertain tax positions. This interpretation uses a two-step approach wherein a tax benefit is recognized if a position is more-likely-than-not to be sustained. The amount of the benefit is then measured to be the highest tax benefit that is greater than 50% likely to be realized and sets out disclosure requirements to enhance transparency of our tax reserves. Unrecognized tax positions, if ever recognized in the condensed consolidated financial statements, are recorded in the statement of operations as part of the income tax provision. Our policy is to recognize interest and penalties accrued on uncertain tax positions, if any, as part of the income tax provision.

No liabilities for uncertain tax positions were recorded in the current year. No interest or penalties on uncertain tax positions have been expensed to date. We are not under examination by any taxing authorities. Our federal statute of limitations for examination of us is open for 2016 and subsequent filings.

As of December 31, 2020, we had net operating loss carryforwards for federal and state income tax purposes. We concluded that under the Internal Revenue Code change of control limitations, a maximum of $14.2 million of our $297.9 net operating loss carryforwards, which expire in the years 2021 through 2038, would be available for reduction of taxable income and reduced both the deferred tax asset and valuation allowance accordingly. Due to the uncertainty surrounding their realization, we recorded a full valuation allowance against our net deferred tax assets. Accordingly, no deferred tax asset has been recorded in the accompanying condensed consolidated balance sheets.

Marketing Costs

All costs related to marketing and advertising our products are charged to expense as incurred or at the time the advertising takes place. Advertising costs were not material in each of the quarters ended April 3, 2021 and March 28, 2020.

Net Loss Per Share

Basic and diluted net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding in each year. Net loss available to common stockholders is computed after deducting accumulated dividends on cumulative preferred stock, deemed dividends and accretion of redemption value on redeemable preferred stock for the period and beneficial conversion features on issuance of convertible preferred stock. Potential common shares are not included in the calculation of diluted loss per share because their effect is anti-dilutive.

F-31

Stock-based Compensation Expense

We grant both restricted stock awards and stock options to our key employees, directors and consultants. For the quarters ended April 3, 2021 and March 28, 2020, no options or awards were granted. The following table presents details of total stock-based compensation expense that is included in each functional line item on our condensed consolidated statements of operations:

	Three months ended
	April 3, 2021	March 28, 2020
Cost of commercial product revenues	$-	$1,000
Research and development	-	2,000
Selling, general and administrative	-	18,000
Total stock-based compensation expense	$-	$21,000

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. The significant estimates in the preparation of the financial statements relate to the assessment of the carrying amount of accounts receivable, fixed assets, intangibles, estimated provisions for warranty costs, fair value of warrant derivatives, income taxes and disclosures related to litigation. Actual results could differ from those estimates and such differences may be material to the condensed consolidated financial statements.

Fair Value of Financial Instruments

We have estimated the fair value amounts of our financial instruments using the available market information and valuation methodologies considered appropriate. We determined the book value of our cash and cash equivalents, and other current liabilities according to their approximate fair value as of April 3, 2021.

Comprehensive Income

We have no items of other comprehensive income in any period and consequently have not included a Statement of Comprehensive Income.

Segment Information

We have historically operated in a single business segment: the research, development, manufacture and marketing of high performance products used in cellular base stations. We derived net commercial product revenues primarily from the sales of our AmpLink and SuperPlex products which we sold directly to wireless network operators in the United States. Net revenues derived principally from government contracts are presented separately on the consolidated statements of operations for all periods presented.

Certain Risks and Uncertainties

On January 28, 2020, we announced a cost reduction plan for the purpose of aligning our personnel needs and capital requirements as we explored strategic alternatives previously announced. We will maintain operations of our Sapphire Cryocooler cryogenics initiatives while ceasing additional manufacturing of our HTS Conductus® wire. The plan also included a 70% employee workforce reduction.

On February 26, 2020, we entered into a definitive merger agreement Clearday a privately-held company dedicated to delivering next generation longevity care and wellness services, whereby a wholly-owned subsidiary of STI will merge with and into Clearday in a stock-for-stock transaction with Clearday, with Clearday surviving and becoming a wholly-owned subsidiary of STI, which will then change its name to Clearday, Inc. See “Our Future Business” above for more information.

3. Stockholders’ Equity

The following is a summary of stockholders’ equity transactions for the three months ended April 3, 2021:

	Convertible				Capital in
	Preferred Stock		Common Stock		Excess of	Accumulated
	Shares	Amount	Shares	Amount	Par Value	Deficit	Total
Balance at December 31, 2020	328,925	$-	3,151,780	$3,000	$334,632,000	$(331,930,000)	$2,705,000
Merger partner contribution		-	-	-	120,000		120,000
Net loss						(569,000)	(569,000)
Balance at April 3, 2021	328,925	$-	3,151,780	$3,000	$334,752,000	$(332,499,000)	$2,256,000

F-32

The following is a summary of stockholders’ equity transactions for the three months ended March 28, 2020:

	Convertible				Capital in
	Preferred Stock		Common Stock		Excess of	Accumulated
	Shares	Amount	Shares	Amount	Par Value	Deficit	Total
Balance at December 31, 2019	328,925	$-	1,773,189	$2,000	$330,474,000	$(328,973,000)	$1,503,000
Warrant exercises		-	555,171	-	1,383,000		1,388,000
Stock-based compensation					21,000		21,000
Net loss						(1,079,000)	(1,079,000)
Balance at March 28, 2020	328,925	$-	2,328,360	$2,000	$331,878,000	$(330,052,000)	$1,833,000

Stock Options

At April 3, 2021, we had two active equity award option plans, the 2003 Equity Incentive Plan and the 2013 Equity Incentive Plan (collectively, the “Stock Option Plan”), although we can only grant new options under the 2013 Equity Incentive Plan. Under our Stock Option Plan, stock awards were made to our directors, key employees, consultants, and non-employee directors and consisted of stock options, restricted stock awards, performance awards, and performance share awards. Stock options were granted at prices no less than the market value on the date of grant. There were no stock option exercises during the three months ended April 3, 2021 or during the three months ended March 28, 2020.

The impact to the condensed consolidated statements of operations for the quarter ended April 3, 2021 on net loss was $0 and $0.00 on basic and diluted net loss per common share and for the quarter ended March 28, 2020 the impact was $20,000 and $0.01 on basic and diluted net loss per common share. No stock compensation cost was capitalized during either period. The total compensation cost related to nonvested awards not yet recognized was $0.

The following is a summary of stock option transactions under our Stock Option Plans at April 3, 2021:

	Number of Shares	Price Per Share	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
Balance at December 31, 2020	7,863	$19.20 - $ 28,440	$255.90	7,863	$255.90
Granted	-		-
Exercised	-		-
Canceled	12	28,440	28,440	12	28,440
Balance at April 3, 2021	7,851	$19.20 - $ 26,280	$211.24	7,851	$211.24

The outstanding options expire on various dates through the end of October 2028. The weighted-average contractual term of options outstanding is 7.2 years and the weighted-average contractual term of stock options currently exercisable is 7.2 years. The exercise prices for these options range from $19.20 to $26,280 per share, for a total weight-average exercise price of $1.7 million. At April 3, 2021, no options had an exercise price less than the current market value.

Restricted Stock Awards

The grant date fair value of each share of our restricted stock awards is equal to the fair value of our common stock at the grant date. Shares of restricted stock under awards all have service conditions and vest over one to three years. There were no restricted stock award transactions during the three months ended April 3, 2021.

The impact to the condensed consolidated statements of operations for the three months ended April 3, 2020 was $0 and $0.00 on basic and diluted net loss per common share and for the quarter ended March 28, 2020 the impact was $1,000 and $0.00 on basic and diluted net loss per common share. No stock compensation cost was capitalized during the period. There was no total compensation cost related to nonvested awards not yet recognized at April 3, 2021.

F-33

Warrants

The following is a summary of outstanding warrants at April 3, 2021:

	Common Shares
	Total	Currently Exercisable	Price per Share	Expiration Date

Warrants related to August 2016 financing	5,350	5,350	$300.00	February 2, 2022
Warrants related to August 2016 financing	500	500	$385.50	August 2, 2021
Warrants related to December 2016 financing	68,567	68,567	$200.00	December 14, 2021
Warrants related to March 2018 financing	15,810	15,810	$114.00	September 9, 2023
Warrants related to March 2018 financing	1,107	1,107	$158.00	March 6, 2023
Warrants related to July 2018 financing	257,143	257,143	$35.00	July 25, 2023
Warrants related to July 2018 financing	15,428	15,428	$43.75	July 25, 2023
Warrants related to May 2019 financing	11,900	11,900	$12.50	May 23, 2024
Warrants related to October 2019 financing	217,200	217,200	$2.50	October 10, 2024
Warrants related to October 2019 financing	30,916	30,916	$3.13	October 8, 2024

On October 10, 2019 we completed a public offering of an aggregate of 1,183,400 shares of our common stock (or common stock equivalents) and warrants to purchase an aggregate of 1,183,400 shares of common stock with gross proceeds to us of approximately $3.0 million. The warrants are exercisable for five years at an exercise price equal to the public offering price. The offering was priced at $0.25 per share of common stock. The net proceeds to us from the offering, after deducting the placement agent fees and our estimated offering expenses, was approximately $2.4 million. The placement agent received warrants to purchase 82,838 shares of common stock, at an exercise price of $3.125, that will expire October 8, 2024 and are subject to a six month lock-up. In the quarter ended December 31, 2019, 39,528 of these warrants were exercised, providing us with proceeds of $99,000. In the quarter ended March 28, 2020, an additional 555,171 of these warrants were exercised, providing us with proceeds of $1.4 million.

On May 23, 2019 we completed a public offering of an aggregate of 170,000 shares of our common stock with gross proceeds to us of $1.7 million. The offering was priced at $10 per share of common stock. The net proceeds to us from the offering, after deducting the placement agent fees and our estimated offering expenses, was approximately $1.4 million. The placement agent received warrants to purchase 11,900 shares of common stock, at an exercise price of $1.25, that are subject to a nine month lock-up and will expire May 23, 2024.

Our warrants are exercisable by paying cash or, solely in the absence of an effective registration statement or prospectus, by cashless exercise for unregistered shares of common stock. The exercise price of the warrants is subject to standard antidilutive provision adjustment in the case of stock dividends or other distributions on shares of common stock or any other equity or equity equivalent securities payable in shares of common stock, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also, subject to limitations, upon any distribution of assets, including cash, stock or other property to our stockholders. The exercise price of the warrants is not subject to “price-based” anti-dilution adjustment. We have determined that these warrants related to issuance of common stock are subject to equity treatment because the warrant holder has no right to demand cash settlement and there are no unusual anti-dilution rights.

4. Loss Per Share

Basic and diluted net loss per share is based on the weighted-average number of common shares outstanding.

Since their impact would be anti-dilutive, our net loss per common share does not include the effect of the assumed exercise or vesting of the following shares:

	April 3, 2021	March 28, 2020

Outstanding stock options	7,851	12,141
Unvested restricted stock awards	-	33
Outstanding warrants	623,921	1,062,819
Total	631,772	1,074,993

Also, the preferred stock convertible into 182 shares of common stock was not included since its impact would be anti-dilutive.

5. Commitments and Contingencies

Operating Leases

We leased all of our properties. All of our operations, including our manufacturing facilities, comprising approximately 94,000 square feet, were located in an industrial complex in Austin, Texas that expired in March 31, 2020. We did not renew this lease as we ceased our Conductus wire manufacturing efforts to pursue our merger with Clearday. Our Austin lease contained a renewal option and also required us to pay utilities, insurance, taxes and other operating expenses.

For the three months ended April 3, 2021, operating lease expense was $0.

F-34

Patents and Licenses

We had entered into various licensing agreements requiring royalty payments ranging from 0.13% to 2.5% of specified product sales. Certain of these agreements contain provisions for the payment of guaranteed or minimum royalty amounts. In the event that we fail to pay any minimum annual royalties, these licenses may automatically be terminated. These royalty obligations terminate in 2026. Royalty expenses totaled $0 and $11,000 for the three months ended April 3, 2021 and March 28, 2020, respectively. Under the terms of certain royalty agreements, royalty payments made may be subject to audit. There have been no audits to date and we do not expect any possible future audit adjustments to be significant.

We have no minimum payments under operating leases and license obligations going forward.

6. Contractual Guarantees and Indemnities

During our normal course of business, we make certain contractual guarantees and indemnities pursuant to which we may be required to make future payments under specific circumstances. We have not recorded any liability for these contractual guarantees and indemnities in the accompanying condensed consolidated financial statements.

Warranties

We establish reserves for future product warranty costs that are expected to be incurred pursuant to specific warranty provisions with our customers. Our warranty reserves are established at the time of sale and updated throughout the warranty period based upon numerous factors including historical warranty return rates and expenses over various warranty periods.

Intellectual Property Indemnities

We indemnify certain customers and our contract manufacturers against liability arising from third-party claims of intellectual property rights infringement related to our products. These indemnities appear in development and supply agreements with our customers as well as manufacturing service agreements with our contract manufacturers, are not limited in amount or duration and generally survive the expiration of the contract. Given that the amount of potential liabilities related to such indemnities cannot be determined until an infringement claim has been made, we are unable to determine the maximum amount of losses that we could incur related to such indemnifications.

Director and Officer Indemnities and Contractual Guarantees

We have entered into indemnification agreements with our directors and executive officers which require us to indemnify such individuals to the fullest extent permitted by Delaware law. Our indemnification obligations under such agreements are not limited in amount or duration. Certain costs incurred in connection with such indemnities may be recovered under certain circumstances under various insurance policies. Given that the amount of any potential liabilities related to such indemnities cannot be determined until a lawsuit has been filed against a director or executive officer, we are unable to determine the maximum amount of losses that we could incur relating to such indemnities. Historically, any amounts payable pursuant to such director and officer indemnities have not had a material negative effect on our business, financial condition or results of operations.

We have also entered into severance and change in control agreements with certain of our executives. These agreements provide for the payment of specific compensation benefits to such executives upon the termination of their employment with us.

General Contractual Indemnities/Products Liability

During the normal course of business, we enter into contracts with customers where we agree to indemnify the other party for personal injury or property damage caused by our products. Our indemnification obligations under such agreements are not generally limited in amount or duration. Given that the amount of any potential liabilities related to such indemnities cannot be determined until a lawsuit has been filed, we are unable to determine the maximum amount of losses that we could incur relating to such indemnities. Historically, any amounts payable pursuant to such indemnities have not had a material negative effect on our business, financial condition or results of operations. We maintain general and product liability insurance as well as errors and omissions insurance which may provide a source of recovery to us in the event of an indemnification claim.

F-35

7. Details of Certain Financial Statement Components and Supplemental Disclosures of Cash Flow Information and Non-Cash Activities

Paycheck Protection Program Loan

During March 2021, we received loan proceeds in the amount of $468,000 under the Paycheck Protection Program (the “PPP”) of the CARES Act, which was enacted March 27, 2020. The PPP loan is evidenced by a promissory note in favor of the Lender, which bears interest at the rate of 1.00% per annum. No payments of principal or interest are due under the note until the date on which the amount of loan forgiveness (if any) under the CARES Act, which can be up to 10 months after the end of the related notes covered period (which is defined as 24 weeks after the date of the loan) (the “Deferral Period”). The note may be prepaid at any time prior to maturity with no prepayment penalties. Funds from the PPP loan may be used only for payroll and related costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations that were incurred prior to February 15, 2020 (the “Qualifying Expenses”). Under the terms of the PPP loan, certain amounts thereunder may be forgiven if they are used for Qualifying Expenses as described in and in compliance with the CARES Act. The Company utilized the PPP loan proceeds exclusively for Qualifying Expenses during the 24-week coverage period and will submit its application for forgiveness in accordance with the terms of the CARES Act and related guidance. In the event the PPP loan or any portion thereof is forgiven, the amount forgiven is applied to the outstanding principal.

To the extent, if any, that any or all of the PPP loan is not forgiven, beginning one month following expiration of the Deferral Period, and continuing monthly until 24 months from the date of each applicable Note (the “Maturity Date”), the Company is obligated to make monthly payments of principal and interest to the Lender with respect to any unforgiven portion of the Note, in such equal amounts required to fully amortize the principal amount outstanding on such Note as of the last day of the applicable Deferral Period by the applicable Maturity Date. The Company accounts for this loan on the balance sheet as financial liabilities reported as the long-term bank debt in the amount of $468,000.

Balance Sheet Data:

	April 3, 2021	December 31, 2020
Inventories:
Work In Process	68,000	68,000
	$68,000	$68,000

	April 3, 2021	December 31, 2020
Property and Equipment:
Equipment	$316,000	$316,000
	-
Less: accumulated depreciation and amortization	316,000	(316,000)
	$-	$-

Depreciation expense amounted to $0 and $27,000 for the three month periods ended April 3, 2021 and March 28, 2020, respectively.

	April 3, 2021	December 31, 2020
Patents and Licenses:
Patents issued	278,000	278,000
Less accumulated amortization	(278,000)	(278,000)
Net patents issued	-	-
	$-	$-

F-36

Amortization expense related to these items totaled $0 and $11,000 for of the three month periods ended April 3, 2021 and March 28, 2020. No amortization expense is expected for the remainder of 2021, 2022 and 2023.

	April 3, 2021	December 31, 2020
Accrued Expenses and Other Long Term Liabilities:
Salaries Payable	$30,000	$10,000
Compensated absences	-	125,000
	30,000	135,000
Less current portion	(30,000)	(135,000)
Long term portion	$-	$-

	For the three months ended,
	April 3, 2021	March 28, 2020
Warranty Reserve Activity:
Beginning balance	$-	$8,000
Additions	-	-
Deductions	-	-
Ending balance	$-	$8,000

8. Subsequent Events

On May 14, 2021, the Company entered into an agreement and plan of merger with Allied Integral United, Inc. (known as “Clearday”) and a wholly-owned subsidiary of the Company. The agreement terminates the earlier merger agreement between the same parties, dated February 26, 2020, without liability. Subject to satisfaction of the conditions to closing of the merger, which include customary conditions and a minimum net working capital condition, the Company will issue common stock to the shareholders of Clearday such that, at the closing of the merger, the Company’s stockholders, and the Clearday stockholders would own, respectively, approximately 96.35% and 3.65% of the combined company’s outstanding shares. The merger agreement was approved by boards of directors of both companies and is subject to stockholder approval. Assuming satisfaction of conditions, the merger is expected to close in the third quarter of 2021. Clearday was incorporated on December 20, 2017 and commenced its business on December 31, 2018 when it acquired private funds that engaged in several businesses that have been conducted for the prior 15 years. Since December 2018, Clearday has been engaged in developing and providing the next generation of technology-enabled longevity care and wellness solutions, in alignment with the changing characteristics, expectations, and behaviors of the longevity consumer market.

F-37

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Allied Integral United, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Allied Integral United, Inc. (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company’s significant accumulated deficit and recurring losses from operations and negative cash flows from operating activities raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1  to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2019.

Marlton, New Jersey

May 13, 2021

F-38

ALLIED INTEGRAL UNITED INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash	$780,262	$2,900,207
Restricted cash	89,804	664,016
Accounts receivable (net of allowances of $68,911 and $63,895, respectively)	198,037	143,147
Prepaid expenses	179,496	102,632
Current assets held for sale (Notes 2 and 5)	393,307	2,156,754
Total current assets	1,640,906	5,966,756

Right of use assets, net	36,452,438	37,750,615
Real estate, property and equipment, net	8,853,284	9,110,860
Other non-current assets	448,580	155,078
Non-current assets held for sale (Notes 2 and 5)	8,396,215	20,142,668
TOTAL ASSETS	$55,791,423	$73,125,977
TOTAL LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$4,688,385	$2,785,255
Accrued expenses	1,097,362	1,462,921
Accrued interest	103,631	59,233
Current portion of long term debt	1,623,375	1,441,862
Deferred revenue	367,122	44,400
Lease liability, current	790,126	641,584
Other current liabilities	1,635,123	47,760
Current liabilities related to assets held for sale (Notes 2 and 5)	5,339,003	6,789,459
Total current liabilities	15,644,127	13,272,474

Long-term liabilities:
Lease liability, long-term	37,617,081	38,413,645
Notes payable	639,883	632,301
Long-term debt, less current portion, net	4,810,673	4,628,309
Non-current liabilities related to assets held for sale (Notes 2 and 5)	5,906,804	17,563,222
TOTAL LIABILITIES	64,618,568	74,509,951
Commitments and Contingencies (Note 7)
Allied Integral United, Inc. Deficit:
Preferred stock, $0.01 par value, 30,000,000 shares authorized at December 31, 2020 and December 31, 2019
Series A 6.75% Preferred Stock Convertible, $.01 par value, 15,000,000 shares authorized, 9,213,705 and 8,666,481 issued and outstanding at December 31, 2020 and December 31, 2019, respectively. (Liquidation value $184,274,100 and $173,329,620 at December 31, 2020 and December 31, 2019, respectively.)	92,137	86,665
Common stock, $.01 par value, 100,000,000 shares authorized, 863,407 and 410,091 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	8,634	4,101
Additional paid-in capital	28,795,324	16,160,914
Accumulated deficit	(45,522,908)	(22,798,067)
Allied Integral United, Inc. Stockholders’ deficit	(16,626,813)	(6,546,387)
Non-controlling interest in subsidiaries	7,799,668	5,162,413
Total deficit	(8,827,145)	(1,383,974)
TOTAL LIABILITIES AND DEFICIT	$55,791,423	$73,125,977

The accompanying notes are an integral part of the consolidated financial statements.

F-39

ALLIED INTEGRAL UNITED INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31,
	2020	2019
REVENUES
Resident fee revenue, net	$12,655,527	$12,499,119

Total revenues	12,655,527	12,499,119

COSTS AND EXPENSES
Operating expenses	18,099,750	16,408,875
Selling, general and administrative expenses	5,516,693	3,739,073
Research & development	1,741,177	475,000
Depreciation and amortization expenses	601,314	576,637
Total operating expenses	25,958,934	21,199,585

Operating loss	(13,303,407)	(8,700,466)

Other (income) expenses
Interest expense	472,954	818,807
Unrealized loss on securities	1,284,000	-
Other (income) expenses	(169,751)	40,985
Total other (income) expenses	1,587,203	859,792

Loss before income tax	(14,890,610)	(9,560,258)
Income tax expense (benefit)	-	-
Loss from continuing operations	(14,890,610)	(9,560,258)
Income from discontinued operations, net of tax (Note 5)	1,115,540	1,781,851
Net Loss	(13,775,070)	(7,778,407)
Net loss attributable to non-controlling interest	1,994,708	614,414
Preferred stock dividend	(10,944,480)	(10,981,490)
Net loss applicable to Allied Integral United, Inc.	$(22,724,842)	$(18,145,483)
Basic and diluted income (loss) per share attributable to Allied Integral United, Inc.:
Net loss from continued operations	$(31.78)	$(48.89)
Net income from discontinued operations	1.49	4.37
Net loss	$(30.30)	$(44.52)
Weighted average common shares basic and diluted outstanding	750,078	407,591

The accompanying notes are an integral part of the consolidated financial statements.

F-40

ALLIED INTEGRAL UNITED INC.

CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)

	Preferred Stock		Common Stock		Additional Paid- in	Accumulated	Allied Integral United, Inc. stockholder equity	Non-Controlling	Total equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(deficit)	Interest	(deficit)
Balance at January 1, 2020	8,666,481	$86,665	410,091	$4,101	$16,160,914	$(22,798,067)	$(6,546,387)	$5,162,413	$(1,383,974)
Stock compensation for services	-	-	453,316	4,533	1,695,402	-	1,699,935	110,000	1,809,935
Issuance of Series I Convertible Preferred stock in subsidiary	-	-	-	-	-	-	-	3,206,576	3,206,576
Issuance of partnership units in subsidiary	-	-	-	-	-	-	-	990,387	990,387
Debt to Equity Conversion of Series A Preferred Stock in subsidiary	-	-	-	-	-	-	-	325,000	325,000
Conversion of Debt to Preferred - Related Party	547,224	5,472	-	-	10,939,008	(10,944,480)	-	-	-
Net Loss	-	-	-	-	-	(11,780,363)	(11,780,363)	(1,994,708)	(13,775,071)
Balance at December 31, 2020	9,213,705	$92,137	863,407	$8,634	$28,795,324	$(45,522,908)	$(16,626,813)	$7,799,668	$(8,827,145)

	Preferred Stock		Common Stock		Additional Paid- in	Accumulated	Allied Integral United, Inc. stockholder equity	Non-Controlling	Total equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(deficit)	Interest	(deficit)
Balance at January 1, 2019	8,076,885	$80,769	410,091	$4,101	$4,579,899	$(4,652,584)	$12,185	$-	$12,185
Issuance of Series I Convertible Preferred stock in subsidiary	-	-	-	-	-	-	-	780,000	780,000
Issuance of partnership units in subsidiary	-	-	-	-	-	-	-	4,996,827	4,996,827
Debt to Equity Conversion of Series A Preferred Stock in subsidiary	40,522	405	-	-	324,595	-	325,000	-	325,000
Contributions	-	-	-	-	532,969	-	532,969	-	532,969
Distributions	-	-	-	-	(252,548)	-	(252,548)	-	(252,548)
PIK dividends on NCI Series I Convertible Preferred Stock	549,074	5,491	-	-	10,975,999	(10,981,490)	-	-	-
Net Loss	-	-	-	-	-	(7,163,993)	(7,163,993)	(614,414)	(7,778,407)
Balance at December 31, 2019	8,666,481	$86,665	410,091	$4,101	$16,160,914	$(22,798,067)	$(6,546,387)	$5,162,413	$(1,383,974)

The accompanying notes are an integral part of the consolidated financial statements.

F-41

ALLIED INTEGRAL UNITED INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(13,775,070)	$(7,778,407)
Income from discontinued operations, net of tax	(1,115,540)	1,781,851
Loss from continuing operations, net of tax	(14,890,610)	(9,560,258)
Adjustments required to reconcile net loss to cash flows from operating activities
Depreciation	601,314	576,637
Allowance for doubtful accounts	(5,016)	(10,298)
Non-cash lease expenses	1,298,177	-
Amortization of debt issuance costs	1,032	2,059
Stock based compensation	1,809,935	-
Unrealized Gain/Loss on Securities	1,295,000	-
Changes in operating assets and liabilities
Accounts receivable	(49,874)	(63,224)
Prepaid expenses	(76,864)	108,366
Other current assets	-	-
Accounts payable	1,859,609	1,767,149
Accrued expenses	(299,332)	200,365
Accrued interest	44,398	59,230
Deferred revenue	322,722	(184,232)
Other non-current asset	(227,021)	95,452
Other current liabilities	(12,637)	(518,465)
Change in operating lease liability	(648,022)	-
Net cash used in activities of continuing operations	(8,977,189)	(7,527,219)
Net cash provided by (used in) operating activities of discontinued operations	(837,446)	(299,737)
Net cash used in operating activities	(9,814,636)	(7,826,956)
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property and equipment	(193,000)	(2,062,241)
Payment for capitalized software costs	(160,104)	-
Net cash used in investing activities of continuing operations	(353,104)	(2,062,241)
Net cash provided by investing activities of discontinued operations	16,101,584	14,334,614
Net cash provided by investing activities	15,748,480	12,272,373
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(1,115,112)	(1,985,557)
Borrowings on long-term debt	1,802,957	3,322,985
Cash contributions	-	532,969
Cash distributions to partners	-	(252,548)
Proceeds from sale of preferred stock and member units in subsidiary	4,196,963	5,776,828
Net cash provided by continuing operations	4,884,808	7,394,677
Net cash used in financing activities of discontinued operations	(13,512,806)	(8,884,971)
Net cash used in financing activities	(8,627,998)	(1,490,294)

Change in cash and restricted cash from continuing operations	(4,445,486)	(2,194,783)
Change in cash and restricted cash from discontinued operations	1,751,331	5,149,906
Cash and restricted cash at beginning of the year	3,564,222	609,100
Cash and restricted cash at end of year	$870,066	$3,564,223

Reconciliation of cash and restricted cash
Cash	780,262	2,900,207
Restricted cash	89,804	664,016
Cash and restricted cash at end of period	$870,067	$3,564,223

Supplemental cash flow information:
Interest paid	$-	$2,585,370
Taxes paid	-	-
Non-cash financing activities
Right of use asset adoption	$-	$37,750,615
Non-cash guarantee fees	-	3,016
Debt to equity or non-controlling interest	325,000	325,000
Preferential interest in real estate for 400,000 shares issued by STI	1,600,000	-

The accompanying notes are an integral part of the consolidated financial statements.

F-42

ALLIED INTEGRAL UNITED INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization, Description of Business, and Liquidity and Going Concern

Allied Integral United Inc., a Delaware corporation, which conducts business under the name “Clearday” (the “Company”) was incorporated on December 20, 2017 and began its business on December 31, 2018 when it acquired the businesses of certain private funds that operate five (5) memory care residential facilities and other businesses (the “2018 Acquisition”), including commercial real estate, and four franchised Microtel Inn and Suite limited services hotels, from related parties. The memory care business is conducted through the Memory Care America LLC subsidiary which has been in the residential care business since November 2010 and has been managed by the Company executives for approximately 5 years. Since the 2018 Acquisition, the Company has been developing innovative care and wellness products and services focusing on the longevity market.

The 2018 Acquisition was structured as a merger (collectively, the “2018 Acquisition Merger”) under the terms of the Omnibus Agreement and Plan of Merger, dated as of December 31, 2018 (the “2018 Acquisition Merger Agreement”), by and among the Company, certain transitory special purpose subsidiaries, and the following companies (each, a “2018 Acquisition Target”): Trident Healthcare Properties I, L.P., a Delaware limited partnership; TBM Medical Investors, LLC, a Delaware limited liability company; Farm to Market Development Partners, L.P., a Delaware limited partnership; Shadow Retail Partners, L.P., a Delaware limited partnership; Longhorn Lodging, L.P., a Delaware limited partnership; Flash Partners, LLC, a Delaware limited liability company; and Hill Country Partners, L.P., a Delaware Limited Partnership. The Company issued 8,076,885 shares of its 6.75% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”) as the merger consideration for the 2018 Acquisition Merger. The 2018 Acquisition Merger was intended to be treated as a tax-free reorganization under the Internal Revenue Code.

As of December 31, 2018, the Company owned or leased and operated the following properties:

●	Five memory care facilities that focus on providing care for those with Alzheimer’s and other diagnoses of dementia, which are located in Arkansas, Florida, South Carolina, and Texas,
●	Four limited service hotel properties located in central Texas, and
●	Three commercial shopping centers and additional real estate investments located in Texas.

All of the Company’s assets that were acquired in the 2018 Acquisition that are not related to the memory care facilities or the longevity care and wellness industry, such as the limited service hotel properties and the commercial shopping centers and other real estate investments, were designated as non-core businesses and held for disposition. Accordingly, such assets and liabilities are classified as held for sale in the consolidated balances sheets as of December 31, 2020 and 2019. Additionally, the results of operations for these non-core businesses are classified as income from discontinued operations within the consolidated statements of operations for the years ended December 31, 2020 and 2019.

On March 11, 2020, the World Health Organization declared the outbreak of COVID-19, which continues to spread throughout the U.S. and the world, as a pandemic. The outbreak is having a significant impact on the global economy, resulting in rapidly changing market and economic conditions. National and local governments around the world instituted certain measures, including travel bans, prohibitions on group events and gatherings, shutdowns of certain non-essential businesses, curfews, shelter-in-place orders and recommendations to practice social distancing. The governmental response includes additional protocols for the health and safety of residents and staff in the Company’s facilities. The outbreak and associated restrictions on travel that have been implemented have had a material adverse impact on the Company’s business and cash flow from operations, similar to many businesses. The Company intends to resume normal operations as soon as practicable after the governmental restrictions are lifted. The total impact of COVID-19 is unknown and may continue as the rates of infection have increased in Texas and many other states in the U.S., thus additional restrictive measures may be necessary. As a result, management has concluded that there was a long-lived asset impairment triggering event during 2020, which required management to perform an impairment evaluation. See Note 5 – Discontinued Operations for additional discussion and results.

The impact of the COVID-19 pandemic could continue to have a material adverse effect on the Company’s business, results of operations, financial condition, liquidity and prospects in the near-term and beyond 2020. While management has used all currently available information in its forecasts, the ultimate impact of the COVID-19 pandemic on its results of operations, financial condition and cash flows is highly uncertain, and cannot currently be accurately predicted. The Company’s results of operations, financial condition and cash flows are dependent on future developments, including the duration of the pandemic and the related length of its impact on the global economy, such as a lengthy or severe recession or any other negative trend in the U.S. or global economy and any new information that may emerge concerning the COVID-19 outbreak and the actions to contain it or treat its impact, which at the present time are highly uncertain and cannot be predicted with any accuracy.

F-43

Liquidity and Going Concern

The Company has incurred cumulative consolidated operating losses and negative cash flows from operations since the Company’s inception. As of December 31, 2020, the Company has an accumulated deficit of $45,522,908.  These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The Company plans to continue to fund its losses from operations and capital funding needs through public or private equity or debt financings or other sources, including the continued sale of its non-core assets. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations and future prospects. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result should the Company not continue as a going concern. Management does not believe they have sufficient cash for the next twelve months from the date of this report.

2.	Summary of Significant Accounting Policies and Basis of Presentation

Principles of Consolidation. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. In 2019, AIU Alternative Care, Inc., a Delaware corporation (“AIU Alt Care”) and Clearday Alternative Care Oz Fund, L.P, a Delaware limited partnership (“Clearday OZ Fund”), were formed. The Company owns all of the voting interests of AIU Alt Care and the sole general partner of Clearday OZ Fund, and less than 1% of the preferred economic interests in such companies.

In November 2019, AIU Alt Care filed a certificate of designation that authorized preferred stock designated as the Series I 10.25% cumulative convertible preferred stock, par value $0.01 per share (the “Alt Care Preferred Stock”). The certificate of incorporation of AIU Alt Care authorizes 1,500,000 shares of preferred stock of which 700,000 is designated Alt Care Preferred Stock; and 1,500,000 of common stock. Each share of The Alt Care Preferred Stock has a stated value equal to the $10.00 Alt Care Preferred Stock original issue price. The exchange rate is 1 share of AIU Alt Care preferred stock to 1 share of the Company’s common stock. For the year ended December 31, 2020, $3,641,576 was invested in the company in exchange for 364,158 shares.

In October 2019, AIU Alt Care formed AIU Impact Management, LLC and they formed Clearday OZ Fund, which is managed by AIU Impact Management, LLC as the general partner, owns 1% of Clearday OZ Fund and allocates 99% of NCI gains and losses accordingly. For the year ended December 31, 2020, Clearday OZ Fund issued 99,038 units of limited partnership units in the amount $990,387.

The Company reports its non-controlling interest in subsidiaries as a separate component of equity in the consolidated balance sheets and reports both net loss attributable to the non-controlling interest and net loss attributable to the Company’s common shareholders on the face of the consolidated statement of operations.

The asset, liabilities and employees transferred to the Company in the 2018 Acquisition Merger met the definition of a business, and so qualified as a change in reporting entity under ASC 250-10-45-21. As such, the historical financial statements of the transferred businesses are deemed to be those of the Company, even for the period prior to the 2018 Acquisition Merger and prior to the formation of the Company. As a transfer of businesses to an entity under common control, the assets and liabilities of the business were transferred at historical carrying values. Accordingly, following the 2018 Acquisition Merger, the financial results and financial position of the Company, the affiliated private funds and the subsidiaries of the affiliated private funds are retrospectively adjusted to give effect to the 2018 Acquisition Merger in the financial statements of periods presented prior to the 2018 Acquisition Merger, recorded at their respective carrying values similar to a pooling-of-interests.

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates. Preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that may affect the amounts reported in these consolidated financial statements and related notes. Some significant estimates are included in the Company’s revenue recognition, the allowance for doubtful accounts, impairment of long-lived assets and estimates concerning the Company’s provisions for income taxes. The Company’s actual results could differ from its estimates. The Company’s periodically reviews estimates and assumptions and the Company reflects the effects of changes, if any, in the consolidated financial statements in the period that they are determined.

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Fair Value of Financial Instruments. The Company’s financial instruments are limited to cash, accounts receivable, debt and equity investments, accounts payable, operating leases and mortgage notes payable. The fair value of these financial instruments was not materially different from their carrying values at December 31, 2020.

Cash and Restricted Cash. Cash, consisting of short-term, highly liquid investments and money market funds with original maturities of three months or less at the date of purchase, are carried at cost plus accrued interest, which approximates market.

Restricted cash as of December 31, 2020 and 2019 includes cash that the Company deposited as security for obligations arising from property taxes, property insurance and replacement reserve the Company is required to establish escrows as required by its mortgages and certain resident security deposits.

Investments. The company follows ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The Company only has one investment in securities as of December 31, 2020, and applies the Fair Value approach to record and revalue the share prices on a mark to market basis at each reporting interim period since the original purchase agreement. All common stock has been marked to market to reflect the current value of the shares.

Software Capitalization. With regards to developing software, any application costs incurred during the development state, both internal expenses and those paid to third parties are capitalized and amortized per ASC350-40. Once the software has been developed, the costs to maintain and train others for its use will be expensed.

Earnings Per Share. Basic net income (loss) per common share is calculated by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares and potentially dilutive securities outstanding for the period. For the Company’s diluted earnings per share calculation, the Company uses the “if-converted” method for preferred stock and convertible debt and the “treasury stock” method for Warrants and Options.

Concentrations of Credit Risk. The Company’s financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, investments and trade receivables. The Company holds its cash and investments with high-quality financial institutions, and the Company monitors the credit ratings of those institutions. The Company performs ongoing credit evaluations of its customers, and the risk with respect to trade receivables is further mitigated by the diversity, both by geography, of the customer base.

Accounts Receivable and Allowance for Doubtful Accounts. The Company records accounts receivable at their estimated net realizable value. Additionally, the Company estimates allowances for uncollectible amounts based upon factors which include, but are not limited to, historical payment trends, write-off experience, and the age of the receivable as well as a review of specific accounts, the terms of the agreements, the residents, the payers’ financial capacity to pay and other factors which may include likelihood and cost of litigation.

The allowance for doubtful accounts reflects estimates that the Company periodically reviews and revises based on new information, to which revisions may be material. The Company’s allowance for doubtful accounts consists of the following:

Allowance for Doubtful Accounts	Balance at Beginning of Period	Provision for Doubtful Accounts	Write-offs	Balance at End of Period
December 31, 2019	53,597	63,895	(53,597)	63,895
December 31, 2020	63,895	68,911	(63,895)	68,911

Assets and Liabilities Held for Sale. The Company designated its real estate and hotels as held for sale when it is probable these non-core business assets will be sold within one year. The Company records these assets on the consolidated balance sheets at the lesser of the carrying value and fair value less estimated selling costs. If the carrying value is greater than the fair value less the estimated selling costs, the Company records an impairment charge. The Company evaluates the fair value of the assets held for sale each period to determine if it has changed (See Note 5 – Discontinued Operations).

Property and Equipment. Property and equipment are recorded at cost and depreciated using the straight-line basis over their estimated useful lives, which are typically as follows:

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Asset Class	Estimated Useful Life (in years)
Buildings	39
Building improvements	39
Equipment	7
Computer equipment and software	5
Furniture and fixtures	7

The Company regularly evaluates whether events or changes in circumstances have occurred that could indicate impairment in the value of the Company’s long-lived assets. If there is an indication that the carrying value of an asset is not recoverable, the Company determines the amount of impairment loss, if any, by comparing the historical carrying value of the asset to its estimated fair value, with any amount in excess of fair value recognized as an expense in the current period. The Company determines estimated fair value through an evaluation of recent financial performance, recent transactions for similar assets, market conditions and projected cash flows using standard industry valuation techniques. Undiscounted cash flow projections and estimates of fair value amounts are based on a number of assumptions such as revenue and expense growth rates, estimated holding periods and estimated capitalization rates (Level 3).

Gain (Loss) on Sale of Assets. The Company enters into real estate transactions which may include the disposal of certain commercial shopping centers and hotels, including the associated real estate; such transactions are recorded in Note 5 – Discontinued Operations. The Company recognizes gain or loss on these property sales when the transfer of control is complete. The Company recognizes gain or loss from the sale of equity method investments when the transfer of control is complete, and the Company has no continuing involvement with the transferred financial assets.

Legal Proceedings and Claims. The Company has been, is currently, and expects in the future to be involved in claims, lawsuits, and regulatory and other government audits, investigations and proceedings arising in the ordinary course of the Company’s business, some of which may involve material amounts. We establish accruals for specific legal proceedings when it is considered probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Also, the defense and resolution of these claims, lawsuits, and regulatory and other government audits, investigations and proceedings may require the Company to incur significant expense. The Company accounts for claims and litigation losses in accordance with FASB, Accounting Standards Codification™, or ASC, Topic 450, Contingencies. Under FASB ASC Topic 450, loss contingency provisions are recorded for probable and estimable losses at the Company’s best estimate of a loss or, when a best estimate cannot be made, at the Company’s estimate of the minimum loss. These estimates are often developed prior to knowing the amount of the ultimate loss, require the application of considerable judgment, and are refined as additional information becomes known. Accordingly, the Company is often initially unable to develop a best estimate of loss and therefore the estimated minimum loss amount, which could be zero, is recorded; then, as information becomes known, the minimum loss amount is updated, as appropriate. Occasionally, a minimum or best estimate amount may be increased or decreased when events result in a changed expectation.

Lease Accounting. The Company follows FASB ASC Topic 842, Leases, or ASC Topic 842, utilizing the modified retrospective transition method with no adjustments to comparative periods presented. The Company has elected the practical expedient to account for each separate lease component of a contract and its associated non-lease components as a single lease component, thus causing all fixed payments to be capitalized.

Lessee

The Company evaluates whether a contract meets the definition of a lease whenever a contract grants a party the right to control the use of an identified asset for a period of time in exchange for consideration. To the extent the identified asset is able to be shared among multiple parties, the Company has determined that one party does not have control of the identified asset and the contract is not considered a lease. The Company accounts for contracts that do not meet the definition of a lease under other relevant accounting guidance (such as ASC 606 for revenue from contacts with customers)

The Company’s lease agreements primarily consist of building leases. These leases generally contain an initial term of 15 to 17 years and may contain renewal options. If the Company’s lease agreements include renewal option periods, the Company includes such renewal options in its calculation of the estimated lease term when it determines the options are reasonably certain to be exercised. When such renewal options are deemed to be reasonably certain, the estimated lease term determined under ASC 842 will be greater than the non-cancelable term of the contractual arrangement.

The Company classifies its lessee arrangements at inception as either operating leases or financing leases. A lease is classified as a financing lease if at least one of the following criteria is met: (1) the lease transfers ownership of the underlying asset to the lessee, (2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) the lease term is for a major part of the remaining economic life of the underlying asset, (4) the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying asset, or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease is classified as an operating lease if none of the five criteria described above for financing lease classification is met. The Company has no financing leases as of December 31, 2020.

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ROU assets associated with operating leases are included in “Right of Use Asset” on the Company’s consolidated balance sheet. Current and long-term portions of lease liabilities related to operating leases are included in “Lease Liabilities, Current” and “Lease Liabilities, Long-Term” on the Company’s balance sheet as of December 31, 2020. ROU assets represent the Company’s right to use an underlying asset for the estimated lease term and lease liabilities represent the Company’s present value of its future lease payments. In assessing its leases and determining its lease liability at lease commencement or upon modification, the Company was not able to readily determine the rate implicit for its lessee arrangements, and thus has used its incremental borrowing rate on a collateralized basis to determine the present value of the lease payments. The Company’s ROU assets are measured as the balance of the lease liability plus or minus any prepaid or accrued lease payments and any unamortized initial direct costs. Operating lease expenses are recognized on a ratable basis, regardless of whether the payment terms require the Company to make payments annually, quarterly, monthly, or for the entire term in advance. If the payment terms include fixed escalator provisions, the effect of such increases is recognized on a straight-line basis. The Company calculates the straight-line expense over the contract’s estimated lease term, including any renewal option periods that the Company deems reasonably certain to be exercised.

The Company reviews the carrying value of its ROU assets for impairment, similar to its other long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company could record impairments in the future if there are changes in (1) long-term market conditions, (2) expected future operating results or (3) the utility of the assets that negatively impact the fair value of its ROU assets.

Lessor

The Company’s lessor arrangements primarily include tenant contracts within shopping centers, which is included in discontinued operations. The Company classifies its leases at inception as operating, direct financing, or sales-type leases. A lease is classified as a sales-type lease if at least one of the following criteria is met: (1) the lease transfers ownership of the underlying asset to the lessee, (2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) the lease term is for a major part of the remaining economic life of the underlying asset, (4) the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying assets or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. Furthermore, when none of the above criteria is met, a lease is classified as a direct financing lease if both of the following criteria are met: (1) the present value of the of the sum of the lease payments and any residual value guaranteed by the lessee, that is not already reflected in the lease payments, equals or exceeds the fair value of the underlying asset and (2) it is probable that the lessor will collect the lease payments plus any amount necessary to satisfy a residual value guarantee. A lease is classified as an operating lease if it does not qualify as a sales-type or direct financing lease. Currently, the Company classifies all of its lessor arrangements as operating leases.

Revenues from the Company’s lessor arrangements are recognized on a straight-line, ratable basis over the fixed, non-cancelable term of the relevant tenant contract, regardless of whether the payments from the tenant are received in equal monthly amounts during the life of a tenant contract. Certain of the Company’s tenant contracts contain fixed escalation clauses (such as fixed-dollar or fixed-percentage increases) or inflation-based escalation clauses (such as those tied to the change in CPI) and is included in discontinued operations. If the payment terms call for fixed escalations, upfront payments, or rent-free periods, the rental revenue is recognized on a straight-line basis over the fixed, non-cancelable term of the agreement. When calculating straight-line site rental revenues, the Company considers all fixed elements of tenant contractual escalation provisions.

Certain of the Company’s arrangements with tenants contain both lease and non-lease components. In such circumstances, the Company has determined (1) the timing and pattern of transfer for the lease and non-lease component are the same and (2) the stand-alone lease component would be classified as an operating lease. As such, the Company has aggregated certain non-lease components with lease components and has determined that the lease components represent the predominant component of the arrangement.

Income Taxes. The Company’s income tax expense includes U.S. income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences to be included in the Company’s consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, while the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

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The Company can recognize a tax benefit only if it is “more likely than not” that a particular tax position will be sustained upon examination or audit. To the extent the “more likely than not” standard has been satisfied, the benefit associated with a tax position is measured as the largest amount that has a greater than 50% likelihood of being realized.

Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent, the Company believes that the Company is more likely than not that all or a portion of deferred tax assets will not be realized, the Company establishes a valuation allowance to reduce the deferred tax assets to the appropriate valuation. To the extent the Company establishes a valuation allowance or increase or decrease this allowance in a given period, the Company includes the related tax expense or tax benefit within the tax provision in the consolidated statement of operations in that period. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. In the future, if the Company determines that it would be able to realize its deferred tax assets in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance and record an income tax benefit within the tax provision in the consolidated statement of operations in that period.

The Company pays franchise taxes in certain states in which it has operations. The Company has included franchise taxes in general and administrative and operating expenses in its consolidated statements of operations.

Revenue Recognition. The Company recognizes revenue from contracts with customers in accordance with ASC Topic 606, Revenue from Contracts with Customers, or ASC Topic 606, using the practical expedient in paragraph 606-10-10-4 that allows for the use of a portfolio approach, because we have determined that the effect of applying the guidance to our portfolios of contracts within the scope of ASC Topic 606 on our consolidated financial statements would not differ materially from applying the guidance to each individual contract within the respective portfolio or our performance obligations within such portfolio. The five-step model defined by ASC Topic 606 requires the Company to: (i) identify its contracts with customers, (ii) identify its performance obligations under those contracts, (iii) determine the transaction prices of those contracts, (iv) allocate the transaction prices to its performance obligations in those contracts and (v) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration expected in exchange for those goods or services.

A substantial portion of the Company’s revenue at its independent living and assisted living communities relates to contracts with residents for services that are generally under ASC Topic 606. The Company’s contracts with residents and other customers that are within the scope of ASC Topic 606 are generally short-term in nature. The Company has determined that services performed under those contracts are considered one performance obligation in accordance with ASC Topic 606 as such services are regarded as a series of distinct events with the same timing and pattern of transfer to the resident or customer. Revenue is recognized for those contracts when the Company’s performance obligation is satisfied by transferring control of the service provided to the resident or customer, which is generally when the services are provided over time.

Resident fees at our independent living and assisted living communities consist of regular monthly charges for basic housing and support services and fees for additional requested services, such as assisted living services, personalized health services and ancillary services. Fees are specified in our agreements with residents, which are generally short term (30 days to one year), with regular monthly charges billed in advance. Funds received from residents in advance of services provided are not material to our consolidated financial statements. Some of our senior living communities require payment of an upfront entrance fee in advance of a resident moving into the community; substantially all of these community fees are non-refundable and are initially recorded as deferred revenue and included in accrued expenses and other current liabilities in our consolidated balance sheets. These deferred amounts are then amortized on a straight-line basis into revenue over the term of the resident’s agreement. When the resident no longer resides within our community, the remaining deferred non-refundable fees are recognized in revenue. Revenue recorded and deferred in connection with community fees is not material to our consolidated financial statements. Revenue for basic housing and support services and additional requested services is recognized in accordance with ASC Topic 606 and measured based on the consideration specified in the resident agreement and is recorded when the services are provided.

Core Business – Continuing Operations

Resident Care Contracts. Residents fees at the Company’s senior living communities may consist of regular monthly charges for basic housing and support services and fees for additional requested services and ancillary services. Fees are specified in the Company’s agreements with residents, which are generally short term (30 days to one year), with regular monthly charges billed the first of the month. Funds received from resident in advance of services are not material to the Company’s consolidated financial statements.

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Below is a table that shows the breakdown by percent of revenues related to contracts with residents versus resident fees for support or ancillary services.

	For the years ended December 31,
	2020	%	2019	%
Revenue from contracts with customers:
Resident rent - over time	$12,287,423	97.1%	$12,201,291	97.6%
Amenities and conveniences - point in time	368,104	2.9%	297,828	2.4%
Total revenue from contracts with customers	12,655,527	100%	12,499,119	100%

The following table presents revenue disaggregated by type of contract:

	For the years ended December 31,
	2020	2019
Revenue from contracts with customers:
Resident rent	$11,961,108	$11,821,407
Ancillary	368,104	297,828
Assisted living	279,556	258,105
Move-in fees	46,759	121,779
Total revenue from contracts with customers	12,655,527	12,499,119
Total revenues	$12,655,527	$12,499,119

Discontinued Operations

Hotels. The hotels’ results of operations consist primarily of room rentals, food and beverage sales and other ancillary goods and services from hotel properties. Hotel operating revenues are disaggregated into room revenue, ancillary hotel revenue and other revenue on the consolidated statements of operations. Revenues are recorded net of any discounts or sales, occupancy or similar taxes collected from customers at the hotels, in the consolidated statements of operations under discontinued operations.

Room revenue is generated through short-term contracts with customers whereby customers agree to pay a daily rate for the right to occupy hotel rooms for one or more nights. The Company’s performance obligations are fulfilled at the end of each night that the customers have the right to occupy the rooms. Room revenues are recognized daily at the contracted room rate in effect for each room night.

Food and beverage revenues are generated when customers purchase food and beverage at a hotel’s restaurant, bar or other facilities. The Company’s performance obligations are fulfilled at the time that food and beverage is purchased and provided to the customers.

Other revenues such as cancellation fees, telephone services or ancillary services such as laundry are recognized at the point in time or over the time period that the associated good or service is provided.

Payment received for a future stay is recognized as an advance deposit, which is included in Other Current Liabilities in Discontinued Operations on the Company’s consolidated balance sheet (see Note 5 – Discontinued Operations). Advance deposits are recognized as revenue when rooms are occupied, or goods or services have been delivered or rendered to customers. Advance deposits are generally recognized as revenue within a one-year period.

Commercial Shopping Centers and other Rental Properties. Leasing revenue from commercial shopping centers includes minimum rents, percentage rents, tenant recoveries and other leasing income which are accounted for under ASC Topic 842. Minimum rental revenues are recognized on a straight-line basis over the terms of the related leases. The difference between the amount of rent due in a year and the amount recorded as rental income is referred to as the “straight-line rent adjustment.” Percentage rents are recognized and accrued when tenants’ specified sales targets have been met. Estimated recoveries from certain tenants for the pro rata share of real estate taxes, insurance and other shopping center operating expenses are recognized as revenues in the period the applicable expenses are incurred. Other tenants pay a fixed rate, and these tenant recoveries are recognized as revenues on a straight-line basis over the term of the related leases.

PPP Loan

The Company recognizes PPP loans as debt instruments in accordance with ASC 470, Debt. When the loan proceeds are received, a long-term liability account (i.e., “PPP Loan Liability”) is set up. The presentation of the loan in the balance sheet is accounted for in accordance with U.S. GAAP regarding the presentation of assets and liabilities, whereas the portion of the loan due within 12 months from year end will be considered a current liability and the remaining portion will be considered a long-term liability. Also, under this guidance, a borrow should not recognize any income from the extinguishment of its debt until the borrower has been legally released as the primary obligor under the loan. In addition, the forgiveness of PPP loans as income will be recorded as other income and not included in income from operations based on the unprecedented nature of COVID-19.

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Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires a financial asset, or a group of financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. This ASU eliminates the probable initial recognition threshold and instead requires reflection of an entity’s current estimate of all expected credit losses. In addition, this ASU amends the current available for sale security other-than-temporary impairment model for debt securities. The length of time that the fair value of an available for sale debt security has been below the amortized cost will no longer impact the determination of whether a credit loss exists and credit losses will now be limited to the difference between a security’s amortized cost basis and its fair value. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amends the transition and effective date for nonpublic entities and clarifies that receivables arising from operating leases are not in the scope of this ASU. These ASUs are effective for reporting periods beginning after December 15, 2022. The Company is assessing the potential impact that the adoption of these ASUs will have on its consolidated financial statements.

In December 2019, the FASB also issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies certain requirements under Topic 740, including eliminating the exception to intra-period tax allocation when there is a loss from continuing operations and income from other sources, such as other comprehensive income or discontinued operations. This ASU is effective for reporting periods beginning after December 15, 2020. The Company expects this ASU will not have a material impact on its consolidated financial statements.

3.	Real Estate, Property and Equipment, Net

Real estate, property and equipment, net consist of the following:

Memory Care Facilities and corporate:

	Estimated Useful Lives	December 31, 2020	December 31, 2019

Land		$1,940,389	$1,940,389
Building and building improvements	39 years	7,277,693	7,124,278
Furniture, fixtures and equipment	3-7 years	2,588,781	2,401,012
Total		11,806,863	11,465,679
Less accumulated depreciation		(2,953,579)	(2,354,819)
Real estate, property and equipment, net		$8,853,284	$9,110,860

Non-core businesses classified as assets held for sale:

	Estimated Useful Lives	December 31, 2020	December 31, 2019

Land and land improvements		$4,288,915	$8,250,908
Building and building improvements	39 years	5,898,419	16,219,171
Furniture, fixtures and equipment	5-7 years	2,099,568	3,252,996
Other	3-5 years	200,969	342,521
Total		12,487,871	28,065,596
Less accumulated depreciation		(4,175,035)	(8,325,308)
Real estate, property and equipment, net		$8,312,836	$19,740,288

The Company recorded depreciation expense relating to real estate, property, and equipment for the Company’s memory care facilities and corporate assets in the amount of $601,314 and $576,637 for the years ended December 31, 2020 and 2019, respectively.

The Company has reviewed the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication that the value of an asset is not recoverable, the Company determines the amount of impairment loss, if any, by comparing the historical carrying value of the asset to its estimated fair value. The Company determined estimated fair value based on input from market participants, the Company’s experience selling similar assets, market conditions and internally developed cash flow models that the Company’s assets or asset groups are expected to generate, and the Company considers these estimates to be a Level 3 fair value measurement. There were  no long-lived asset impairment charges for the year  ended December 31, 2020  or 2019, in continuing operations.

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Based on the Company’s review of carrying value of long-lived assets  included in discontinued operations, the Company concluded that a) several of its properties were sold and did not warrant consideration; b) certain properties belonging to their continuing operations segment generate revenue, are cash flow positive and have assets with low carrying values as compared to the recoverable amounts and therefore do not meet impairment requirements; and that c) several properties might be impaired due to extended closures. Both the SeaWorld and Buda hotels have experienced extended closures since March 2020 due to the COVID-19 pandemic and this has meant significant reductions in cash flows and on the ability to repay the mortgage loans on the properties in 2020. The Company is currently in the process of attempting to sell both the SeaWorld and the Buda hotels and has impaired both assets by $1,586,000 and $811,060, respectively, as of December 31, 2020.

4.	Leases

The Company follows ASC 842, as discussed in Note 1 – Summary of Significant Accounting Policies, the Company has elected the package of practical expedients offered in the transition guidance which allows management not to reassess the lease identification, lease classification, and initial direct costs. The Company has elected the accounting policy practical expedient to exclude recording short term leases for all asset classes, as right-of-use assets, and lease liabilities on the consolidated balance sheet. Finally, the Company has elected to recognize lease components and non-lease components separately for real estate leases.

Leases for Memory Care Facilities

The Company leased three memory care facilities from MHI-MC San Antonio, LP, MHI-MC Little Rock, LP, and MHI-MC New Braunfels, LP (collectively “MHI entities”) under three separate lease agreements and originally recorded a right of use asset and a lease liability of $37,750,615. The Amended Leases contain three options to renew, which were not considered reasonably certain of being exercised as of the lease commencement date nor the balance sheet date.

As of December 31, 2019, the Company leased one memory care facility from MC-Simpsonville, SC-1-UT, LLC (the “Simpsonville Landlord”) under a 15-year non-cancelable lease agreement. Provided the Company is not in default, the lease agreement has three successive five-year renewal options and has the right of first refusal to acquire the Simpsonville Landlord’s interest in the property in certain situations. Beginning January 2019, the Company ceased paying the Simpsonville Landlord rent. The Landlord filed a lawsuit against the guarantors of the lease and on October 21, 2020, the trial court issued a final judgment of the damages for the plaintiff in the amount of $2,801,365. The trial court has not made findings of fact related to the Company’s liability under the Lease. Additionally, the Company has appealed the trial court judgement as they believe it has reasonable likelihood of success to reduce certain fees in the amount of $190,043 in past taxes and $248,074 in attorney’ fees. Clearday has accrued an amount that it determines is reasonable with respect to this contingency. See Note 7 – Commitments and Contingencies for additional information.

All leases are classified as operating leases. The Company does not have any leases within its non-core business. Therefore, no right-of-use assets or lease liabilities were recorded within non-current assets held for sale or lease liability on the consolidated balance sheet following the adoption of ASC 842. Weighted-average remaining lease terms and discount rate as of December 31, 2020 are 15.1 years and 8.25%, respectively.

Lease Costs

For the year ended December 31, 2020, the lease costs recorded in the consolidated statement of operations are as follows:

	For the years ended December 31,
	2020	2019
Lease costs:
Operating lease costs	$4,545,660	$4,957,539
Short-term lease costs	95,184	64,657
Total lease costs	$4,640,844	$5,022,196

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Operating Lease Payments

The following table summarizes the maturity of the Company’s operating lease liabilities as of December 31, 2020:

Year ending December 31,	Operating Leases
2021	$3,934,567
2022	4,026,961
2023	4,121,550
2024	4,218,384
2025	4,310,799
Thereafter	49,218,168
Total minimum lease payments	69,830,429
Less: amounts representing interest	31,423,222
Present value of future minimum lease payments	38,407,207
Less current portion	790,126
Non-current lease liabilities	$37,617,081

5.	Discontinued Operations

During the year ended 2020, the Company sold three non-core assets: A hotel property, a commercial real estate property and the remaining portion of a previously sold commercial real estate property. The commercial real estate property and the hotel property, which were owned separately by two of the Company’s subsidiaries in San Antonio, Texas, were sold, with proceeds of $13,300,000 and $2,500,000, respectively. Additionally, the remaining portion of a commercial real estate property located in San Antonio, Texas, was also sold, with proceeds of $700,000. See Note 6 - Indebtedness for more information regarding these and other transactions.

	Commercial Property #1	Hotel Property	Parcel - Commercial Property #2	Total 2020
Contract sales price	$13,300,000	$2,500,000	$700,000	$16,500,000
Fees	(1,461,312)	(134,043)	-	(1,595,355)
Seller buildout obligation	(856,085)	-	-	(856,085)
Net book value of assets	6,425,983	1,981,889	622,466	9,030,338
Gain/(loss) on sale of assets	$4,556,620	$384,068	$77,534	$5,018,222

Two commercial real estate properties located in San Antonio, Texas that were owned by one of the Company’s subsidiaries were sold during 2019. The Company recorded fees related to both sales of $673,088 and these commercial real estate properties generated income from operations before income taxes of $144,643 for the year ended December 31, 2019, excluding the gains from the sale of these properties. These amounts are included in the Company’s consolidated statement of operations in the income (loss) from discontinued operations, net of tax.

One commercial property located in Round Rock, Texas that was owned by one of the Company’s subsidiaries was also sold during 2019. The Company recorded fees related to the sale of $147,672 and this commercial property generated income from operations before income taxes of $526,652 for the year ended December 31, 2019, excluding the loss on the sale of this property. These amounts are included in the Company’s consolidated statement of operations in the income (loss) from discontinued operations, net of tax.

	Real Estate Property #1	Real Estate Property #2	Commercial Property #1	Total 2019
Contract Sales Price	$7,000,000	$4,800,000	$3,500,000	$15,300,000
Net Book Value of Assets	5,215,542	4,971,062	2,466,551	12,653,155
Gain/(Loss) on Sale of Assets	1,784,458	(171,062)	1,033,449	2,646,845
Loss on Extinguishment of Debt	(446,064)	-	(159,596)	(605,660)
Total P&L Impact	$1,338,394	$(171,062)	$873,853	$2,041,185

F-52

The following statements are the consolidated balance sheets and income statements for the Company’s discontinued operations:

	December 31, 2020	December 31, 2019

ASSETS
Current assets:
Cash and cash equivalents	$343,044	$570,284
Restricted cash	8,201	1,477,871
Accounts receivable	18,421	53,934
Prepaid expenses	23,641	54,665
Total current assets	393,307	2,156,754

Investments in non-consolidated entities	77,056	77,057
Note Receivables	6,323	6,323
Real estate, property and equipment, net	8,312,836	19,740,288
Other non-current assets	-	319,000
Total long-term assets held for sale	8,396,215	20,142,668
TOTAL ASSETS	$8,789,522	$22,299,422

LIABILITIES
Current liabilities:
Accounts payable	$66,650	$1,757,761
Accrued expenses	1,031,583	1,752,400
Accrued interest	133,171	26,625
Current portion of long-term debt	4,107,599	3,166,978
Other current liabilities	-	85,695
Total current liabilities	5,339,003	6,789,459

Long-term liabilities:
Note payable	785,044	1,326,144
Deferred loan fees, net of amortization	-	(4,952)
Long-term debt, less current portion	5,121,760	16,242,029
Total long-term liabilities held for sale	5,906,804	17,563,222
TOTAL LIABILITIES	$11,245,807	$24,352,680

F-53

	December 31, 2020	December 31, 2019
Revenues
Hotel room and other revenue	$353,437	$3,367,517
Commercial property rental revenue	220,388	2,306,509
Total revenues, net	573,825	5,674,026

Costs and expenses
Operating expenses	598,995	3,770,306
Impairment	2,397,114	-
General and administrative expenses	1,487,515	1,565,391
Total operating expenses	4,483,624	5,335,697

(Loss) income from operations	(3,909,799)	338,329

Other (income) expenses
Interest expense	696,431	1,825,796
Gain on disposal of assets	(5,018,222)	(2,646,845)
Equity income from investees, net of applicable taxes	(402,976)	(1,228,133)
Loss on debt extinguishment	-	605,660
Other expenses	(300,572)	-
Total income	(5,025,340)	(1,443,521)

Net income	$1,115,540	$1,781,851

6.	Indebtedness

As of December 31, 2020, and 2019, the current portion of long-term debt within the Company’s consolidated financial statements includes $4,107,599 and $3,166,978, respectively, of mortgage notes payable secured by assets classified as held for sale. This debt is expected to be repaid with the proceeds from the sales. See Note 2 – Summary of Significant Accounting Policies for more information about the Company’s assets held for sale.

Interest and Future Maturities

The Company has recorded interest expense in the accompanying consolidated financial statements of $472,954 and $818,807 for continuing operations for the years ended December 31, 2020 and 2019, respectively, and $696,431 and $1,825,796 for discontinued operations for the same periods.

Year ending December 31,	Continuing Core	Discontinued Non-Core	Total
2021	$1,623,375	$4,107,599	$5,730,974
2022	656,800	167,286	824,085
2023	674,008	480,505	1,154,513
2024	95,600	194,329	289,929
2025	99,638	209,013	308,651
Thereafter	3,306,156	4,049,099	7,355,255
Total obligations	$6,455,576	$9,207,830	$15,663,406

F-54

The following table summarizes the maturity of the Company’s long-term debt and notes payable as of December 31, 2020:

	Maturity Date	Interest Rate	December 31, 2020	December 31, 2019
Memory Care (Core) Facilities:
Naples Mortgage	December 2041	3.99%	$2,731,100	$2,812,596
MCA Invesque Loan	January 2024	8.50%	1,610,577	1,943,417
New Braunfels Business Loan	March 2022	6.25%	185,359	273,140
Gearhart Loan	April 2021	7.00%	238,578	238,578
Cerniglia Note	December 2021	9.85%	325,000	325,000
SBA PPP Loan	May 2022	1.00%	1,364,962	-
KOBO Note (1)	April 2020	Variable	-	500,000
Notional amount of debt			6,455,576	6,092,731
Less: deferred loan costs, net			21,528	22,560
Less: current maturities			1,623,375	1,441,862
			$4,810,673	$4,628,309

Non-core businesses classified as liabilities held for sale:
Hotels:
Airport Hotel Note (2)	August 2020	Variable	$-	$2,054,000
Seaworld Hotel Note (3)	January 2021	Variable	3,395,000	3,395,000
Buda Hotel Note (4)	January 2037	Variable	4,046,770	4,145,297
SBA PPP Loan	May 2022	1.00%	255,300	-
Buda Tax Loans	June 2028	8.99%	271,365	87,735
Notional amount of debt			7,968,435	9,682,032
Less: current maturities			3,395,000	2,185,498
			$4,573,436	$7,496,534
Real Estate:
Castle Hills Note - FNBT	November 2022	4.50%	$-	$8,476,615
Artesia Note (5)	June 2033	Variable	238,168	250,360
Tamir Note	March 2022	12.00%	300,000	300,000
Leander Note	April 2021	12.75%	722,755	700,000
Notional amount of debt			1,260,923	9,726,975
Less: deferred loan costs, net			22,755	4,952
Less: current maturities			712,599	981,480
			$525,569	$8,740,543

Notes:

(1) Interest equal to $1,000 per day for 60 days, $1,500 per day through September 17, 2019 and interest rates between 20% and 40% thereafter

(2) Interest rate equal to greater of 10.5% or 30-day LIBOR plus 8.175%

(3) Interest rate equal to greater of 10.5% or 30-day LIBOR plus 8.175%

(4) Interest rate equal to Wall Street Journal Prime plus 2.75%

(5) Interest rate equal to greater of 6.0% or Prime plus 1.0%

	Maturity Date	Interest Rate	December 31, 2020	December 31, 2019
Core Businesses (Continuing Operations) Notes Payable
Cibolo Creek Partner’s Note	December 2025	0.09%	$-	$27,285
Round Rock Development Partners Note	December 2025	0.09%	500,000	500,000
Notional amount of debt			500,000	527,285
Guarantee Fees			139,883	105,016
			$639,883	$632,301
Non-core Businesses (Discontinued Operations) Notes Payable
Cibolo Creek Partner’s Note	December 2025	0.09%	641,804	683,003
Jim Walesa Note	December 2025	0.00%	-	500,000
Notional amount of debt			641,903	1,183,003
Guarantee Fees			143,141	143,141
			$785,044	$1,326,144

F-55

	Maturity Date	Interest Rate	December 31, 2020	December 31, 2019
Core Businesses (Continuing Operations) Notes Payable
Cibolo Creek Partner’s Note	December 2025	0.09%	$-	$27,285
Round Rock Development Partners Note	December 2025	0.09%	500,000	500,000
Notional amount of debt			500,000	527,285
Guarantee Fees			139,883	105,016
			$639,883	$632,301
Non-core Businesses (Discontinued Operations) Notes Payable
Cibolo Creek Partner’s Note	December 2025	0.09%	641,804	683,003
Jim Walesa Note	December 2025	0.00%	-	500,000
Notional amount of debt			641,903	1,183,003
Guarantee Fees			143,141	143,141
			$785,044	$1,326,144

Memory Care Facilities Debt

Naples Mortgage

In connection with the Company’s purchase of its memory care facility in Naples, Florida in 2013, it assumed the underlying mortgage with Housing & Healthcare Finance, LLC, dated November 23, 2011. This mortgage is a financing administered by the U.S. Department of Housing and Urban Development or HUD. The original mortgage totaled $3.4 million. The mortgage is collateralized by a security interest in the Naples property and other assets within the Naples property. The mortgage has reducing prepayment penalties through December 31, 2021. The prepayment penalty is 2% during 2020 and 1% during 2021. The mortgage has an interest rate of 3.99%.

MCA Loan

On November 6, 2017, the Company executed a promissory note for $600,000 with Mainstreet Health Financing, LP. The loan had no prepayment penalties. In January 2018, a principal payment of $300,000 was made on this loan. In November 2018, this loan agreement was amended for the then-current principal balance of $300,000. Effective July 31, 2019, the Company signed an amended and restated promissory note with the landlord parties, as defined for the principal sum of $3.3 million (the “A&R MCA Note”), including the previously outstanding principal balance of $300,000. Proceeds from the loan were used to pay outstanding obligations to certain landlords of three leased memory care facilities related to a settlement agreement between the parties. See Note 7 - Commitments and Contingencies.

In accordance with the A&R MCA Note, three principal payments totaling $1.5 million were made during 2019. Beginning January 2020, the Company is required to make monthly principal and interest payments of $47,812. The loan has a fixed interest rate of 8.5%. The note is guaranteed by certain officers and directors of the Company and is collateralized by a pledge of proceeds from the sale of Naples and Westover Town Center.

New Braunfels Business Loan

On December 23, 2015, the Company executed a business loan agreement with ServisFirst Bank for $600,000. In October 2019, the loan was extended and now matures in March 2022. The loan has a fixed interest rate of 6.25%. The note is guaranteed by certain officers and directors of the Company and is collateralized by furniture, fixtures and equipment at MCA New Braunfels.

Gearhart Loan

On April 1, 2012, the Company executed a promissory note with Betty Gearhart for $200,000 (the “Gearhart Note”). Interest accrues at a fixed rate of 7.0% and is payable quarterly in January, April, July and October. In April 2015, the Company executed the First Amended and Restated Promissory Note in the principal amount of $238,578, which extended the maturity date until April 2017. The note is collateralized by the debtor granting a security interest to Betty Gearhart including all assets of MCA, LLC as well as any proceeds (including insurance proceeds) of any and all of the foregoing collateral. The maturity date of the loan was further extended in April 2017, April 2018 and April 2020. The Second Amendment to the Amended and Restated Promissory Note (the “Second Amendment”) was executed on March 5, 2020 in the principal amount of $218,578 and has a maturity date of April 1, 2021.

F-56

KOBO Note

On April 12, 2018, the Company executed a promissory note with KOBO, LP for a principal amount of $650,000 (“KOBO Note”). The original maturity date of the note was June 11, 2018 and was subsequently extended and had a maturity date of April 1, 2020. Principal and interest were due at maturity and the note has no prepayment penalties. The note had a fixed interest rate of $1,000 per day through June 11, 2018 and $1,500 per day after this date through September 17, 2019. The note was collateralized by a lien on real property owned by Flash Partners, LLC, known as Cadillac Plaza. Following this date, the interest rate ranged from 20% to 40% through the date of final settlement. The Company made principal and interest payments reducing the balance to $500,000 in 2019 and fully repaid the remainder of the KOBO Note in April 2020.

PPP Loan

In May 2020, the Company was granted approximately $1.6 million under four separate loans under the Paycheck Protection Program (the “PPP Loans”) administered by the United States Small Business Administration (“SBA”) established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which has enabled the Company to retain the Company’s employees during the period of disruption created by the Coronavirus pandemic. The PPP Loans, which are evidenced by Notes issued by the Company (the “Note”), mature in May 2022 and bear interest at a fixed rate of 1.0% per annum, accruing from May 2020 (“Loan Date”) and payable monthly. No payments are due on the PPP Loans for six months from the date of first disbursement, but interest will continue to accrue during the deferment period. The Note is unsecured and guaranteed by the SBA. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The Note provides for customary defaults, including failure to make payment when due or to fulfill the Company’s obligations under the notes or related documents, reorganizations, mergers, Consolidations or other changes to the Company’s business structure, and certain defaults on other indebtedness, bankruptcy events, adverse changes in financial condition or civil or criminal actions. The PPP Loans may be accelerated upon the occurrence of a default.

Under the terms of the PPP, the PPP Loans may be forgiven to the extent that funds from the PPP Loans are used for payroll costs and costs to continue group health care benefits, as well as for interest on mortgage obligations incurred before February 15, 2020, rent under lease agreements in effect before February 15, 2020, utilities for which service began before February 15, 2020, and interest on debt obligations incurred before February 15, 2020 (collectively, “qualifying expenses”), subject to conditions and limitations provided in the CARES Act. At least 75% of such forgiven amounts must be used for eligible payroll costs. The Company intends to maximize the use of PPP Loan proceeds for qualifying expenses and intends to apply for forgiveness of the PPP Loans in accordance with the terms of the CARES Act. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the SBA and may also be subject to further requirements in any regulations and guidelines the SBA may adopt. As of December 31, 2020, the balance of the Note related to continued operations totals $1,364,962. In February, March and April 2021, the Company secured additional PPP funds totaling $1,382,458.

HHS Government Grants

The Company recognizes income for government grants when grant proceeds are received and the Company determines it is reasonably assured that it will comply with the conditions of the grant, the Company will recognize the distributions received in the income statement on a systematic and rational basis. The Company will estimate the fair value of the grant using the applicable HHS definitions of health care related expenses and lost revenue attributable to COVID-19, considering the Company’s projected and actual results at the end of each reporting period.

Upon conclusion that AIU is reasonably assured that it has met the conditions of the grant, it must measure the amount of unreimbursed health-care related expenses and lost revenue related to COVID-19 at the end of each reporting period and release that amount from Refundable Advance to Other Revenue.

Five C’s, LLC Loan

This note exchange agreement between AIU, Inc. and the Five C’s, LLC (“Cerniglia”) is dated as of April 2019 and had an original outstanding balance of $650,000 whereas the noteholder and borrower agreed to assign 40,521 shares of the 6.75% Series A Cumulative Convertible Preferred stock of AIU, par value $0.01 per share under the note equal to $325,000 for shares. The balance of the note, including accrued and unpaid interest after the reduction of the balance due to the assignment of $325,000 shares of the 6.75% series A Cumulative Convertible Preferred stock is now $325,000 and is payable one year after the loan was funded by the noteholder, with a right of the borrow to extend the maturity date for an additional six-month period. As of December 31, 2020, the Cerniglia note was in default. Subsequently, in February 2021, an extension agreement was signed which includes an interest rate of 9.85% per annum as well as a new maturity date of December 31, 2021. This note can be extended by the parties for successive six-month periods unless the noteholder provides a notice to the borrower that the term shall not be extended on or prior to the date that is 30 days prior than the expiration of the note.

8800 Village Drive Loan

On March 26, 2021, the Company executed a promissory note for $1,000,000 with EQUITY SECURED FUND I, LLC. The loan matures on April 26, 2022 and is subject to one (1) twelve (12)-month extension option. The interest rate of the loan is 11.50% and is guaranteed by certain officers and is collateralized the building located at 8800 Village Drive in San Antonio, Texas. Total proceeds to the Company were $803,063 with $196,937 in fees, included in the fees is a one-time deposit of twelve (12)-months interest into an “interest reserve” account by the lender at closing.

F-57

Debt Related to Assets Held for Sale

Airport Hotel Note

On July 12, 2019, the Company executed a loan agreement with Pender West Credit 1 REIT, LLC for a principal amount of $2,054,000 (“Airport Hotel Note”) to refinance existing financing for the Airport hotel property. The previously existing financing related to the Pender Loan is discussed below. The Airport Hotel Note had a maturity date of August 1, 2020 and was collateralized by a security interest in the property and other assets within the property. The note required interest only monthly payments with the full principal balance becoming due upon the maturity date. The note had a variable interest rate equal to the greater of 10.5% or LIBOR plus 8.175%. The Company incurred $189,152 in financing costs related to this loan which were expensed in 2019 due to the short-term nature of the loan. On January 3, 2020, the Company sold the Airport Hotel and fully repaid this note.

SeaWorld Hotel Note

On July 12, 2019, the Company executed a loan agreement with Pender West Credit 1 REIT, LLC for a principal amount of $3,395,000 (“SeaWorld Hotel Note”) to refinance existing financing for the hotel. The previously existing financing related to the Pender Loan discussed below. The note had an initial maturity date of August 1, 2020 and is collateralized by a security interest in the property and other assets within the property. The note required interest only monthly payments with the full principal balance becoming due upon the maturity date. The note contains two options to extend the maturity date by six months each. These extension options may be exercised by the Company if the company: 1) provides adequate notice, 2) is not in default, and 3) certain other provisions. The Company may prepay the note at any time without penalty. Upon the Company’s full payment of the outstanding principal balance of this note, an exit payment of 1% of the loan amount is due. The note has a variable interest rate equal to the greater of 10.5% or LIBOR plus 8.175%. The Company incurred $308,829 in financing costs related to this loan which were expensed in 2019 due to the short-term nature of the loan.

On April 29, 2020, the Company executed a side agreement with the lender of the SeaWorld Hotel Note (“SeaWorld Forbearance Agreement”) as a result of the financial hardship experienced by the SeaWorld due to the COVID-19 pandemic. The SeaWorld Forbearance Agreement provides for the lender to forbear exercising its rights and remedies until September 2020 conditioned on the Company’s continued cooperation and provision of financial reports demonstrating financial hardship. This note is guaranteed by certain officers and directors of the Company. The SeaWorld Forbearance Agreement also provides for the following amendments to the SeaWorld Hotel Note:

●	Maturity date is extended until January 1, 2021;
●	Two six-month extension options are exercisable from January 1, 2021;
●	Interest payments due between April 1, 2020 and June 1, 2020 will be paid from reserve or escrow funds held by the lender;
●	Monthly payments due July 1, 2020, August 1, 2020 and September 1, 2020 are payable in the amounts of $10,000, $20,000, and $20,000, respectively, with the remainder of the interest due accruing and becoming payable on January 1, 2021;
●	Stated monthly payments for interest, tax and insurance escrows due under the SeaWorld Hotel Note are due and payable commencing with the payment due October 1, 2020;
●	Because tax and insurance escrow proceeds will be utilized for unpaid interest during the period of forbearance, the Company is required to separately make any required tax or insurance payments to its vendors;
●	If the Company receives certain forms of insurance or financial relief, the Company must bring its obligations current under the terms of the SeaWorld Hotel Note.

As of December 31, 2020, the Company was in default on the note with Pender. Subsequently, on March 10, 2021, the Company signed an agreement with Pender whereby they agree to deed the property back to the lender. Upon the closing of the sale of the property for less than the amounts owed under the loan, Pender can collect up to an aggregate amount of $300,000 from the guarantors of the loan.

Buda Hotel Note

In November 2011, the Company executed a commercial loan agreement with Members Choice Credit Union totaling $4.8 million (“Buda Hotel Note”) to fund the construction of the Buda Hotel, purchase equipment, establish adequate working capital and pay closing costs. The note matures on January 25, 2037 and is collateralized by a security interest in the property and other assets within the property. The Company must pay principal and interest payments of $31,486 during the term of the note which are subject to change to amortize the principal payments of the note. The note has a variable interest rate of Prime plus 2.75% and is collateralized by a security interest in the property and other assets within the property. As of December 31, 2020 the Company was in default with Members Choice Credit Union. Subsequently, on February 23, 2021, the Company signed a conditional temporary extension agreement of the note through June 2021 whereby the Company has agreed to pay one installment of $20,000 in March 2021 and three installments of $10,000 in April, May and June 2021 respectively to keep the note out of default. As of March 2021, the Company has made its first installment on time.

F-58

PPP Loan

In May 2020, the Company was granted approximately $1.6 million under four separate loans under the Paycheck Protection Program (the “PPP Loans”) administered by the United States Small Business Administration (“SBA”) established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which has enabled the Company to retain the Company’s employees during the period of disruption created by the Coronavirus pandemic. See PPP Loans section above in Memory Care Facilities Debt for further information. As of December 31, 2020, the balance of the Note related to discontinued operations totals $255,300. Under the terms of the PPP, the PPP Loans may be forgiven to the extent that funds from the PPP Loans are used for payroll costs and costs to continue group health care benefits, as well as for interest on mortgage obligations incurred before February 15, 2020, rent under lease agreements in effect before February 15, 2020, utilities for which service began before February 15, 2020, and interest on debt obligations incurred before February 15, 2020 (collectively, “qualifying expenses”), subject to conditions and limitations provided in the CARES Act. At least 75% of such forgiven amounts must be used for eligible payroll costs. The Company intends to maximize the use of PPP Loan proceeds for qualifying expenses and intends to apply for forgiveness of the PPP Loans in accordance with the terms of the CARES Act. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the SBA and may also be subject to further requirements in any regulations and guidelines the SBA may adopt. In February 2021, the Company secured additional PPP funds totaling $349,500.

Buda Tax Loan

On May 29, 2018, the Company executed a promissory note with Home Tax Solutions totaling $98,070 (“Buda Tax Loan”) to fund the tax obligation of the Buda Hotel. The note matures on June 2, 2028 and is collateralized by a tax lien secured by the Buda Hotel located in Buda, Texas. The note has a fixed interest rate of 8.99%. In February 2020, this note was fully repaid with proceeds from the Buda 2020 Tax Loan.

In February 2020, the Company executed a Promissory Note with TaxCORE Lending, LLC (“Buda 2020 Tax Loan”) for a principal amount of $274,940 to finance property taxes associated with the Buda Hotel and to fully repay the Buda Tax Loan. The note matures on March 5, 2030 and is collateralized by a tax lien secured by the Buda Hotel located in Buda, Texas. The note has a fixed interest rate of 8.99%. With adequate notice, the Company may prepay the note without penalty.

After December 31, 2020, the Company refinanced the original note with TaxCORE lending on March 30, 2021 for a principal amount of $373,369 at a fixed rate of 8.99% and a maturity date of May 31, 2031. The note is collateralized by a tax lien contract secured by the Buda Hotel located in Buda, Texas.

Pender Loan

On July 12, 2019, the Company executed a loan agreement with Pender West Credit 1 REIT, LLC (“Pender Loan”). The note totaled $10.2 million and had a maturity date of August 1, 2020 and required monthly payments of principal and interest. Expenses paid for the execution of the Pender Loan were $645,243 and were expensed in 2019 as the initial term of the loan was less than one year. On July 12, 2019, the Company closed on the sale of its Round Rock Hotel, which served as part of the collateral package of the Pender Loan. Upon sale of the Round Rock Hotel, the Company paid $4.5 million toward the principal balance of the Pender Loan. The Company incurred $256,695 in financing costs related to this loan which were expensed in 2019 due to the short-term nature of the loan. In addition, on July 12, 2019, the remaining balance of the Pender Loan was bifurcated into two separate loans. See Airport Hotel Note and SeaWorld Hotel loan above for further discussion of these notes. Upon execution of the Airport Hotel Note and SeaWorld Hotel Note, there were no remaining obligations outstanding under the Pender Loan.

Hotel First Lien Note

On April 11, 2014, the Company executed a loan agreement with Ladder Capital Finance LLC (“Hotel First Lien Note”). The note totaled $9.25 million and had a maturity date of May 6, 2019 and required monthly payments of principal and interest in addition to funding tax, insurance, seasonality, franchisor-required replacements, operating expense and FF&E escrows and reserve funds. The note contained covenants including the maintenance of a debt service coverage ratio, as defined in addition to the provision of customary financial reports on a periodic basis. The note was collateralized by a security interest in the certain hotel properties and other assets related to these properties. The mortgage has a fixed interest rate of 6.4%. This note was fully repaid on July 12, 2019 upon closing of the Pender loan above.

Hotel Second Lien Note

On April 11, 2014, the Company executed a mezzanine loan agreement with Ladder Capital Finance LLC (“Hotel Second Lien Note”). The note totaled $950,000 million and had a maturity date of May 6, 2019 and required monthly payments of interest. The note contained covenants including the provision of customary financial reports on a periodic basis. The note was collateralized by a security interest in certain hotel properties and other assets related to these properties. The mortgage had a fixed interest rate of 15.0%. This note was fully repaid on July 12, 2019 upon closing of the Pender loan above.

F-59

Castle Hills Note – FNBT

On November 6, 2019, the Company executed a loan agreement with First National Bank Texas for a principal amount of $8,500,000 (“Castle Hills Note - FNBT”) to refinance existing financing for the shopping center property. The maturity date of the note was November 6, 2022. The note required equal monthly principal and interest payments of $53,775 through maturity and had no prepayment penalties. The note had a fixed interest rate equal to 4.5% and was collateralized by a security interest in the property and other assets within the property and is guaranteed by certain officers and directors of the Company. On March 5, 2020, the Company sold the Castle Hills shopping center and fully repaid this note.

Castle Hills Notes – Frost

On April 30, 2012, the Company executed a loan agreement with Frost National Bank for a principal amount of $6,600,000 (“Castle Hills First Lien Note - Frost”) to refinance existing financing for the shopping center property. The note was guaranteed by certain officers and directors of the Company and was collateralized by a security interest in the property and other assets within the property. The note required monthly principal and interest payments and had a variable interest rate equal to the Prime Rate plus 0.50%. The note had an initial maturity date of April 30, 2017 and was further extended through several amendments. On November 6, 2019, this note was fully paid in connection with the closing of the Castle Hills Note – FNBT described above.

On June 17, 2019, the Company executed a loan agreement with Frost Bank for a principal amount of $365,000 (“Castle Hills Second Lien Note - Frost”) to refinance existing financing. The note had an initial maturity date of April 30, 2021 and required monthly principal and interest payments. The note had a variable interest rate equal to the Prime Rate plus 1.75% and is collateralized by a security interest in the property and other assets within the property and is guaranteed by certain officers and directors of the Company. On November 6, 2019, this note was fully paid in connection with the closing of the Castle Hills Note – FNBT described above.

Artesia Note

On April 1, 2013, the Company executed a promissory note with FirstCapital Bank of Texas, N.A. for a principal amount of $314,500 (“Artesia Note”). The company executed an amendment to the Artesia Note on July 23, 2018 (“Amended Artesia Note”). The Amended Artesia Note had a principal balance of $266,048 upon execution. The original maturity date of the note was March 1, 2018, which was extended to June 23, 2033 in the Amended Artesia Note. The note requires equal monthly principal and interest payments through maturity and has no prepayment penalties. The note has a variable interest rate equal to the greater of 6.0% or the Prime rate plus 1.0%. The note is collateralized by a security interest in the property and other assets within the property and is guaranteed by certain officers and directors of the Company. As of December 31, 2020, the interest rate for this loan is 6% (the greater of 6% or the Prime rate of 3.25% plus 1.0%).

Tamir Note

On March 12, 2010, the Company executed a promissory note with Tamir Enterprises, Ltd. for a principal amount of $475,000 (“Tamir Note”). The Company has executed subsequent amendments to the Tamir Notes on March 1, 2013, March 12, 2016, and March 19, 2019 (collectively, the “Amended Artesia Note”). The Amended Artesia Note had a principal balance of $300,000 upon execution. As a result of the March 19, 2019 amendment, the maturity date of the note is March 12, 2022. The note requires monthly interest payments through maturity and has no prepayment penalties. The note has a fixed interest rate of 12.0% plus an additional 2% for accrued interest outstanding. The note is collateralized by a security interest in the property and other assets within the property and is guaranteed by certain officers and directors of the Company.

Leander Note

On October 5, 2018, the Company executed a loan agreement with Equity Security Investments for a principal amount of $700,000 (“Leander Note”) to refinance existing financing for the hotel. The note had an original maturity date of October 5, 2019 and was collateralized by a security interest in the property and other assets within the property and is guaranteed by certain officers and directors of the Company. The Company exercised an extension option which extended the maturity of the note to October 5, 2020. The note required interest only monthly payments with the full principal balance becoming due upon the maturity date. The note has a fixed interest rate 12.75%. As of October 12, 2020, the maturity of the note has been extended to April 5, 2021.

After December 31, 2020, the Company exercised a one-year extension option on the Leander Note that extends the new maturity date to April 5, 2022.

Venture Crossing Note

On December 4, 2018, the Company executed a promissory note with Stronghill Texas, LLC for a principal amount of $2,400,000 (“Venture Crossing Note”) to refinance existing financing on the property. The maturity date of the note was December 4, 2019. The note required monthly interest payments through maturity and had no prepayment penalties. The note had a fixed interest rate of 12.0% and was collateralized by a security interest in the property and other assets within the property and was guaranteed by certain officers and directors of the Company. On June 20, 2019, the Company sold the Venture Crossing shopping center and fully repaid this note. The Company incurred $249,652 in financing costs related to this loan which were expensed in 2019 due to the short-term nature of the loan.

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Cadillac Center Note

On September 12, 2018, the Company executed a promissory note with First National Bank of Texas for a principal amount of $5,100,000 (“Cadillac Center Note”). The maturity date of the note was March 12, 2029. The note required monthly interest payments through March 12, 2019 at an interest rate equal to the greater of 5.50% or the Prime Rate plus 0.50%. Following March 12, 2019, equal payments of principal and interest were due over the remaining term of the note at an interest rate equal to the greater of 5.0% or the average yield of 5-year maturity U.S. Treasury securities plus 2.45%. The note had no prepayment penalties and was collateralized by a security interest in the property and other assets within the property and guaranteed by certain officers and directors of the Company. The Company incurred $622,746 in financing costs related to this loan which were expensed in 2019 due to the short-term nature of the loan. On September 16, 2019, the Company sold the Cadillac Center shopping center and fully repaid this note.

Notes Payable

The Company has a related party notes payable to Cibolo Creek Partners, LLC, its affiliate Round Rock Development Partners, LP and James Walesa. These notes have a maturity date of December 31, 2025 and there is no interest accruing on any of these notes. Each of these lenders is consider a related party. For more information, see Note 9 - Related Party Transactions.

7.	Commitments and Contingencies

Franchise Agreements- Non-Core

The Companies have entered into franchise agreements with Wyndham Hotel Group (dba Microtel Inns and Suites Franchising, Inc.) (“Microtel”) for a period of 20 years for each of the properties expiring in August 30, 2030, and October 12, 2032 for PLTH and PLBH, respectively. In accordance with the agreements, the Companies are obligated to pay certain fees including a percentage (between two and eight percent) of gross revenues of each of the hotels for which the Companies receive services which include access to reservation systems, centralized marketing, and other services. During the years ended December 31, 2020 and 2019, the Companies incurred an aggregate of $67,375 and $521,967, respectively, for fees under the franchise agreements.

The Company pays the following fees as a percentage of gross income for the hotels, and they include:

(a)	Royalty and marketing fee of 6% and 2% respectively to the Wyndham Hotel Group
(b)	Online travel agency fees that range from 11% - 14%
(c)	Occupancy and County fees paid to the Count of Bexar for SeaWorld are 6% and 1.25% respectively
(d)	Occupancy and City fees paid to the City of Buda are 6% and 7% respectively

Contingencies

The tenant, MCA Simpsonville Operating Company LLC, referred to as Tenant, of the MCA community that is located in Simpsonville, South Carolina, referred to as the Simpsonville facility, and other affiliates of the Company have a dispute with the landlord of the Simpsonville Facility, MC-Simpsonville, SC-UT, LLC, referred to as the Landlord, and its affiliates (Embree Group of Companies: Embree Construction Group, Inc., Embree Asset Group, Inc., and Embree Capital Markets Group, Inc., referred to collectively as Embree) under the terms of the lease regarding alleged material construction and related defects of the Simpsonville Facility and other memory care facilities that have been built by Embree and are leased by subsidiaries of MCA, including the significant costs and additional investment that was required by MCA to remedy such defects. The Tenant has stopped paying rent and related charges under the lease for the Simpsonville Facility from and after January 1, 2019. The Landlord has made demands for past rent but has not instituted legal action against the Tenant. Instead, the Landlord filed a lawsuit against the guarantors of the lease, including Trident Healthcare Properties I, L.P., referred to as Trident, which is a wholly owned subsidiary of the Company and an unconditional guaranty of such lease; and the personal guarantors of the Tenant’s obligations under the Lease, including the Company’s Chairman and Chief Executive Officer. The Company has an obligation to indemnify and hold such individuals (other than the Company’s Chairman) harmless under such personal guarantees, and Trident is a consolidated subsidiary in the Company’s financial statements. The Company’s Chairman has indemnified the Company for all obligations of the Company with respect to obligations to the Landlord in connection with this litigation, including the Company’s obligations to such indemnified individuals and the Company’s subsidiaries. This litigation is captioned and numbered MC-Simpsonville, SC-UT, LLC v. Steve Person, et. al., Cause No. 19-0651-C368 and is pending in the 368th Judicial District Court of Williamson County, Texas. The trial court has issued a judgment on damages in the amount of $2,801,365. The trial court has not made findings of fact related to the Tenant’s liability under the Lease. Clearday has accrued an amount that it determines is reasonable with respect to this contingency. The Company intends to appeal the trial court judgement including the amount of the damages. If the appeal is successful, then the trial court judgement may be vacated and a new trial will be required or the amount of the damage award may be reduced, or both, however the Company is not able to determine if it will prevail in such appeal. The Landlord filed a second action against Trident and the other guarantors on April 9, 2021, for claims similar to the action described above including relief for payment of rent past due and reimbursement of taxes from October 2020 to the time of the trial in this action. Trident and the other guarantors intend to respond to this action. Clearday is not able to determine if it will prevail in such litigation.

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Certain subsidiaries of the Company that operate hotel assets have not paid employment related taxes such as required withholdings for Texas State unemployment taxes and federal income tax and employee and employer contributions for FICA (Social Security and Medicare) taxes, and federal unemployment tax for the period from December 31, 2018 to December 31, 2019. These subsidiaries have since made the appropriate filings with the Internal Revenue Service and the Company has accrued the full estimated amount of the underpaid taxes as well as the estimated penalties and interest. As of December 31, 2020, the amount of the estimated taxes, penalties, and interest, assuming that there is no waiver or mitigation of the penalties, is $585,000. The Company has accrued this amount in its consolidated financial statements as of December 31, 2020.

Trident and certain of its subsidiaries that are related to the MCA communities are subject to leases from Invesque Holdings, LP and its subsidiaries, referred to collectively as Invesque, filed for bankruptcy in the United Stated Bankruptcy Court of the Western District of Texas, San Antonio Division on June 4, 2019. The Trident subsidiaries that were debtors in the bankruptcy case are MCA, MCA Mainstreet Tenant LLC, MCA Westover Hills Operating Company LLC, MCA Management Company, Inc., MCA New Braunfels Operating Company, LLC, MCA Westover Hills, LLC and Memory Care at Good Shepherd, LLC. The bankruptcy case was dismissed on July 30, 2019 in consideration of a settlement agreement among Trident and its affiliates and Invesque and its affiliates which restructured the debt owed by Trident and its affiliates to Invesque and restructured the leases. The settlement agreement enabled Trident, MCA, and its subsidiaries to operate as going concerns and pay their prepetition debts in full. There is no aspect of this bankruptcy case that is currently pending. Trident and its subsidiaries continue to operate in compliance with the terms of the settlement agreements.

In addition, from time to time, the Company becomes involved in litigation matters in the ordinary course of its business. Such litigations include two actions that allege negligence and other claims regarding the death of a resident in a memory care facility: (1) Diane Hamilton, as   the Executor of the Estate of Theodore Wilkins Hamilton v. MCA Simpsonville Operating Company, LLC, which action was brought in South Carolina state court on August 6, 2020, and (2) John Gotierrez v MCA Westover Hills Operating Company, LLC, which action was brought in Texas state court on August 28, 2020. Each action is in the discovery stage of the proceeding. The Company has, with respect to each action: (1) referred the action to its insurance carrier, and (2) believes that it has valid and meritorious defenses, and (3) has not accrued any amounts in its consolidated financial statements. Although the Company is unable to predict with certainty the eventual outcome of any litigation, the Company does not believe any of its currently pending litigation is likely to have a material adverse effect on its business.

Indemnification Agreements

Certain lease and other obligations of Clearday are guaranteed in whole or in part by James Walesa and/or BJ Parrish and others. Clearday has agreed to indemnify and hold each such individual harmless for all liabilities and payments on account of any such guaranty. The lease obligations of Clearday for its lease obligations for four of its five MCA facilities, including the lease of the MCA community that is located in Simpsonville, South Carolina, referred to as the Simpsonville facility. This is the facility that is the subject of a litigation and judgement against certain of our subsidiaries. See “Business - Legal Proceedings”. We have been fully indemnified by James Walesa for all obligations that Clearday may incur with respect to an adverse judgement against Clearday, including any post-judgement interest. Such indemnification by James Walesa is under an agreement dated as of July 30, 2020. Under such agreement, James Walesa receives a fee equal to 2% of the total amount payable by AIU or any of its subsidiaries which is payable in units of shares of the Clearday Care Preferred and Clearday Warrants at $10.00 per unit, which is the same as the cash payment for such units by third parties in the offering of such units by Clearday Care. In the event that Mr. Walesa is required to make any payments under this indemnification, then Clearday will issue shares of Clearday Care Preferred and Clearday Warrants, at $10.00 per unit, for the amount of such payment.

Subsequently, an amendment to the indemnification agreement above was signed on January, 19, 2021 in which additional securities were pledged on behalf of James Walesa for all obligations that Clearday may incur with respect to an adverse judgement and/or any post-judgement interest. In the event that Mr. Walesa is required to make any payments under this amended indemnification agreement, then Clearday will issue shares of AIU Care, AIU Warrants and AIU Common Stock at $10.00 per unit as well as Series A Preferred at $20.00 per unit, for the amount of such payment.

Superconductor Merger Commitment

Until the earlier to occur of the Effective Time or the termination of the merger agreement in accordance with its terms, Clearday will pay to Superconductor to its fund operating costs and expenses, $120,000 (each payment, an “Operating Payment”) per month, payment being due on the first business day of each calendar month commencing July 2021, and paid on or prior to the tenth day of each such month; provided, that the amount of an Operating Payment shall be deferred (and Clearday will not have a monthly payment obligation) to the extent that Parent has not exhausted the proceeds it received (or in the future may receive) on account of loans under the Paycheck Protection Program (the “PPP Loans”) administered by the United States Small Business Administration (“SBA”) established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act or amounts under the Employee Retention Credit under the CARES Act. Parent agrees to promptly apply for such funds and that the aggregate amount of the Operating Payments shall not be more than $600,000. For avoidance of doubt, PPP Loan proceeds are not Operating Payments.

8.	Earnings Per Share

Basic net income (loss) per common share is calculated by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares and potentially dilutive securities outstanding for the period. For the Company’s diluted earnings per share calculation, the Company uses the “if-converted” method for preferred stock and convertible debt and the “treasury stock” method for Warrants and Options.

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The following tables set forth the potentially dilutive shares that were anti-dilutive in their respective periods as the Company had net losses in 2020 and 2019, respectively.

Dilution shares calculation	For the year ended December 31,
	2020	2019
Series A 6.75% Preferred Stock Convertible	9,213,705	8,666,481
Series I 10.25% Preferred Stock Convertible	460,393	87,005
Limited Partnership Units	657,079	500,035
Warrants	1,040,879	577,683
Total participating securities (1)	11,372,056	9,831,204

(1) There are 1,200,000 common stock shares that are contingent on certain financial transactions.

9.	Related Party Transactions

Background

The Related Party Disclosures Topic provides disclosure requirements for related party transactions and certain common control relationships. Accounting and reporting issues concerning certain related party transactions and relationships are addressed in other Topics.

Information about transactions with related parties is useful in comparing an entity’s results of operations and financial position with those of prior periods and with those of other entities. It helps users of financial statements to detect and explain possible differences.

Debt

There are some loans in which executive management has either loaned money to or received money from entities where they have a mutual interest. In addition, there are loans made by the company itself in which certain executives personally guarantee the debt.

In both 2018 and 2019 both Cibolo Creek Partners, LLC (“Cibolo Creek”) and its affiliate Round Rock Development Partners, LP (“Round Rock”) have from time to time made loans to the Company under revolving credit notes that bear interest at the then applicable federal rate and are payable on demand or other date that was specified by such lender. Certain officers serve on the board of directors of Cibolo Creek.

A certain officer was owed $500,000 at December 31, 2019 and was repaid $175,000 in the first quarter 2020; the remaining balance of $325,000 was converted to 32,500 shares of Alt Care Preferred Stock. During 2020, the same officer was issued 6,000 Preferred shares in exchange for an indemnification in the Simpsonville settlement. See Note 7 – Indemnification Agreements.

Equity

Guarantees

From time-to-time certain officers and directors will personally guarantee a loan. There is a guarantee fee agreement in place that details the amount of the fee as well as payment terms for certain executives in the Company. The amount of the fee is capped at 1% of the amount of the outstanding note regardless of how many guarantors there are on the loan or such other amount determined by the board of directors.

Agents

Arkadios Capital, LLC

The Company’s president is currently a registered representative with Arkadios Capital LLC (“Arkadios”), a SEC full-service broker dealer. The Company entered into a placement agreement with Arkadios as a broker agent in 2019 and have retained their services as a non-exclusive placement agent in connection with the offering by AIU Alt Care and Clearday OZ Fund of their securities. No amounts have been earned or paid under this arrangement to date.

Gadsden Growth Properties, Inc.

Gadsden is a privately held company at which the Company’s two directors are directors. Gadsden is a non-affiliate company which pursued a public offering in 2018 which was not consummated. In connection with the proposed public offering, Gadsden was expected to purchase certain of the Company’s commercial real estate assets. The Company paid $296,000 to Gadsden for expenses related to the public offering and has not received payment as of December 31, 2020. The Company has written off the debt to bad debt expense.

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DBC Strategy Partners, LLC

The Company has retained DBC Strategy Partners, LLC, a company that is owned by Dickson Co, who was the interim Executive Vice President – Chief Financial Officer of the Company, while also providing bookkeeping services for fees in the amount of $5,350 and $7,250 respectively per month. In addition, Dickson Co has a restricted stock agreement that will award him 5,000 shares of the Company’s common stock. These shares of restricted common stock vest immediately and the Company valued the 5,000 shares at $10 per share, on the date of the agreement. In September 2020, the Company hired a permanent CFO so DBC Strategy Partners LLC owned by Dickson Co was given a 60-day notice to continue his bookkeeping services through year-end. The Company officially terminated Dickson Co on December 31, 2020 and he was retained through January 2021 to provide specific transition related services.

Cash from Related Parties

In December of 2020, a certain executive purchased 20,000 Limited Partnership units and 20,158 shares of Series I 10.25% cumulative convertible preferred stock in the amounts of $200,000 and $201,576 to Clearday OZ and AIU Alt Care, Inc., respectively.

10.	Equity / (Deficit)

The material terms of the certificate of the incorporation became effective as of September 2018. The amended and restated certificate of incorporation authorizes the Company to issue 100,000,000 shares of common stock, par value of $0.01 per share and 30,000,000 shares of preferred stock, $0.01 par value.

Common Stock

As of January 1, 2018, the Company entered into separate amended and restated equity agreements authorizing the issuance of up to 400,091 shares of common stock. An additional 10,000 common stock shares were purchased at par value $.01 for $100 for a total of 410,091 common stock shares issued and outstanding on December 31, 2019. The Company awarded restricted stock in the amount of 453,316 shares to various officers, directors and a consultant; during the year ended December 31, 2020, 169,993 common stock shares were vested for compensation for services in the amount of $1,699,935 during 2020. The Company reserved 1,200,000 shares of restricted stock in the amount of $12,000,000 contingent upon the Company’s successful public filing for issuance to certain members in Note 1 described as 2018 acquisition targets.

Liquidation Preference

In the event of the Company’s liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which the Company may designate and issue in the future.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this absence of cumulative voting, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. In addition, the Company’s amended and restated certificate of incorporation also provides that the Company’s directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the consolidated voting power of all the Company’s stockholders entitled to vote on the election of directors, voting together as a single class.

Subject to supermajority votes for some matters, matters shall be decided by the affirmative vote of the Company’s stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter, provided that the holders of the Company’s common stock are not allowed to vote on any amendment to the Company’s certificate of incorporation that relates solely to the terms of one or more series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders or one or more such series, to approve such amendment. The affirmative vote of the holders of at least 75% of the votes that all of the Company’s stockholders would be entitled to cast in any annual election of directors and, in some cases, the affirmative vote of a majority of minority stockholders entitled to vote in any annual election of directors are required to amend or repeal the Company’s bylaws, amend or repeal certain provisions of the Company’s certificate of incorporation, approve certain transactions with certain affiliates, or approve the sale or liquidation of the company. The vote of a majority of minority stockholders applies when an individual or entity and its affiliates or associates together own more than 50% of the voting power of the Company’s then outstanding capital stock.

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Preferred Stock

Equity of the Company

Series A 6.75% cumulative convertible preferred stock, $0.01 par value, had 15,000,000 authorized shares with 9,213,705 and 8,666,481 issued and outstanding as of December 31, 2020 and 2019, respectively. Each share of Series A preferred stock has a stated value equal to the Series A original issue price. The conversion rate to the number of shares of common stock is equal to 1 share for each share of Series A preferred stock.

On December 31, 2018, Allied Integral United, Inc. acquired the businesses of certain affiliates and entities; see “Equity of Subsidiary” note below. The debt and equity of these affiliates and entities was converted to equity through the issuance of Series A 6.75% preferred stock.

In connection with the 2018 Acquisition Merger, referred to in Note 1 – Organization and Going Concern, certain investors in subsidiaries of the constituent entities chose to not participate in the 2018 Acquisition Merger. At December 31, 2019, there were dissenting investors who were owed $1,353,000; this was accrued in accounts payable. As of December 31, 2020, the dissenting investors were paid in full.

Dividends and Distributions

For the years ended December 31, 2020 and 2019, the Company recognized dividends for the 6.75% Series A preferred stock in the amount of $10,944,480 and $10,981,490, respectively.

Warrants

In 2019 and 2020, the Company issued warrants to investors in the Alt Care Preferred and units of limited partnership interests in Clearday OZ Fund that totaled 577,683 and 463,196, respectively. At the time of a public offering 1,040,879 shares will be converted at $8 per share.

Restricted Stock

On March 31, 2020, the Company issued 20,000 shares of restricted common stock to an executive of the Company These shares of restricted common stock vest immediately and the Company valued the 20,000 shares at $10 per share, on the date of the agreement.

On March 31, 2020, the Company entered into an independent consulting agreement with a related party, pursuant to which the Company issued 204,158 shares of restricted common stock to the Consultant as partial consideration for legal advisory services rendered. These shares of restricted common stock vest immediately and the Company valued the 204,158 shares at $10 per share, on the date of the agreement.

On March 31, 2020, the Company issued 20,000 shares of restricted common stock to an officer in exchange for services to be rendered. These shares of restricted common stock vest immediately and the Company valued the 20,000 shares at $10 per share on the date of the agreement.

On March 31, 2020, the Company entered into an independent consulting agreement, or the Consulting Agreement, with a third party, pursuant to which the Company issued 204,158 shares of restricted common stock to the Consultants as partial consideration for software consulting services rendered. These shares of restricted common stock vest immediately and the Company valued the 204,158 shares at $10 per share, on the date of the agreement.

As of December 31, 2020, the Company has awarded restricted stock worth $4,533,160 to various officers, directors and consultants that has been amortized over a twenty-four-month service period in the amount of $566,645 per quarter. Total amortized 2020 compensation is $1,699,935 and total unamortized compensation is $2,833,225 as of December 31, 2020.

Equity of Subsidiary

Non-Controlling Interest

In November 2019, a certificate of incorporation was entered into by AIU Alt Care for Series I 10.25% cumulative convertible preferred stock, par value $0.01 per share. The agreement authorizes the issuance of 1,500,000 shares of preferred stock and 1,500,000 of common stock and the number of shares designated is 700,000. Each share of Series I preferred stock shall have a stated value equal to the Series I original issue price. The exchange rate is 1 share of AIU Alt Care preferred stock to 1 share of the Company’s common stock. For the year ended December 31, 2020, $3,206,576 was invested in AIU Alt Care in exchange for 320,658 shares. In addition, 32,500 shares of AIU Alt Care preferred stock in the amount of $325,000 was issued for a debt-to-equity transaction, $60,000 for indemnification fees and $50,000 compensation for services. For the year ended December 31, 2019 $780,000 was invested in the AIU Alt Care in exchange for 78,000 shares.

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In October 2019, AIU Alt Care formed AIU Impact Management, LLC and they formed Clearday OZ Fund which is managed by AIU Impact Management, LLC, as the general partner. For the year ended December 31, 2020, Clearday OZ Fund issued 99,038 units of limited partnership units in the amount $990,387, which convert into one share of common stock. For the year ended December 31, 2019, 499,682 units of limited partnership interests in Clearday OZ Fund were issued in the amount of $4,996,827.

On March 31, 2020, AIU Alt Care entered into an independent consulting agreement, or the Consulting Agreement, pursuant to which the Company issued 5,000 shares of AIU Alt Care Preferred Stock to the Consultant as partial consideration for financial services rendered. In connection with this transaction, the Company valued the 5,000 shares of AIU Alt Care Preferred Stock at $10 per share for $50,000, on the date of the agreement.

Non-Controlling Interest loss allocation

The company applied ASC 810-10 guidance to correctly allocate the percentage of loss attributable to the NCI of each company. For the year ended December 31, 2020, the losses for both AIU Alt Care and Clearday Oz Fund are $528,044 and $1,486,902, respectively. For the year ended December 31, 2019, the losses for both AIU Alt Care and Clearday OZ were $215,500 and $405,120, respectively. Both AIU Alt Care and Clearday OZ Fund incurred losses attributable to the NCI of each company based on the Company’s 99% ownership interest in the amount of $522,675 and $1,472,033, respectively for 2020, and $213,345 and $401,169, respectively, for 2019.

Cumulative Convertible Preferred Stock and Limited Partnership Interests in Subsidiaries (NCI)

For the year ended December 31, 2020, AIU Alt Care closed subscriptions and issued and sold 320,657 shares of Alt Care Preferred Stock, par value $0.01 per share, and 99,038 units of limited partnership interests in Clearday OZ Fund, as well as 32,500 shares of Series I Preferred Stock that were issued in a debt-to-equity conversion. For the year ended December 31, 2019, AIU Alt Care closed subscriptions and issued and sold 78,000 shares of 10.25% Series I Cumulative Convertible Preferred Stock (the “Alt Care Preferred Stock”), par value $0.01 per share, and 519,683 units of limited partnership interests in Clearday OZ Fund.

The terms and conditions of the Alt Care Preferred Stock and the limited partnership interests in the Clearday OZ Fund allow the investors in such interests to exchange such securities into the Company’s common stock at the then Company common stock price.

AIU Alt Care has also issued 442,158 and 598,721 warrants to the investors in AIU Alt Care and Clearday OZ Fund, respectively; however, the warrants cannot be exercised until the date AIU becomes a public company. In addition, AIU Alt Care has non-cash items including $325,000 for a debt-to-equity transaction, $60,000 for indemnification fees and $50,000 compensation for services.

Each warrant has a term of ten years and provides for the purchase of the 1 share of the Company’s common stock at a cash exercise price equal to 50% of the price per share of the Company’s common stock when the Company becomes a public company by filing a registration statement, reverse merger or other transaction. The number of shares of the Company’s common stock and the warrant exercise price will be subject to adjustment for stock dividends, stock splits, combinations or other similar recapitalizations after the initial exercise price has been determined.

Dividends on the Alt Care Preferred Stock and preferred distributions on the units of limited partnership interests in Clearday OZ Fund are at each calendar quarterly month end at the applicable dividend rate (10.25%) on the original issue price of the Alt Care Preferred Stock or the units limited partnership interests. Dividends will either (a) be payable in cash, if and to the extent declared by the board of directors or the general partner, or (b) by issuing Dividend Shares equal to the aggregate accrued dividend divided by the Series I Original Issue Price. Dividends, if noticed to the Holder, will be payable after the Dividend Payment Date.

Each of the Company, Alternative Care and Clearday OZ Fund shall redeem the Alt Care Preferred Stock or the units of limited partnership interests on the 10 Year Redemption Date that is ten years after the final closing of the offering. The cash at a redemption price is equal to the unreturned investment in the Alt Care Preferred Stock or units of limited partnership interests. Upon consummation of certain equity offerings prior to May 1, 2022, AIU Alt Care may, at its option, redeem all or a part of the Alt Care Preferred Stock for the liquidation preference plus a make-whole premium. In addition, upon the occurrence of, among other things (i) any change of control, (ii) a liquidation, dissolution, or winding up, (iii) certain insolvency events, or (iv) certain asset sales, each holder may require the Company to redeem for cash all of such holder’s then outstanding shares of Alt Care Preferred Stock.

The Certificate of Designation also sets forth certain limitations on the Company’s ability to declare or make certain dividends and distributions and engage in certain reorganizations. The limited partnership agreement has similar provisions.

Subject to certain exceptions, the holders of Alt Care Preferred Stock and the units of limited partnership interests have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock or partnership interests, and are not be entitled to call a meeting of such holders for any purpose, nor are they entitled to participate in any meeting of the holders of the Company’s common stock or participate in the management of Clearday OZ Fund by its general partner.

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11.	Income Taxes

The Company did not recognize a benefit or provision for income taxes for the years ended December 31, 2020 and 2019.

The Company evaluates its deferred tax assets on a quarterly basis to determine if a valuation allowance is required based on whether it is more likely than not that some portion of the deferred tax asset would not be realized. The Company has assessed its position and decided that a 100% valuation allowance as of December 31, 2020 and 2019 is necessary at this time.

	For the years ended December 31,
	2020	2019
Taxes at statutory U.S. federal income tax rate	21.0%	21.0%
State and local income taxes, net of federal tax benefit	6.7%	6.7%
Other differences, net	0.0%	0.0%
Valuation allowance	-27.7%	-27.7%
Effective tax rate	0.0%	0.0%

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	For the years ended December 31,
	2020	2019
Deferred income tax assets:
Net Operating loss carry forward	$11,041,793	$5,089,744
Depreciation and amortization	25,081	(1,257,406)
Non-qualified stock compensation	1,699,935	-
Allowance for doubtful accounts	676,567	145,188
Asset impairment	2,397,114	-
Intangible assets	1,555,600	2,112,056
Accrued expenses	52,992	171,277
Investments	701,618	701,618
Unrealized losses	1,284,000	-
Other	42,088	405,163
Interest limitation 163j	2,618,046	2,618,046
Total gross deferred income tax asset	22,095,554	9,985,686
Valuation allowance	(22,095,554)	(9,985,686)
Net deferred income tax assets	-	-
Deferred income tax liabilities:	$-	$-

As of December 31, 2020, and 2019, the Company had federal net operating loss carryforwards of $5,952,049 and $5,089,744 respectively. The Company determined that it will be more likely than not that there will be inadequate profits against which any of the deferred tax assets can be offset. The Company does not consider estimates of future taxable income in its determination due to the existence of cumulative historical operating losses.

12.	Subsequent Events

We evaluated subsequent events and transactions occurring after December 31, 2020 through the date these consolidated financial statements were available to be issued.

Cash Received from Investors and Related Parties

Additional investments in Non-Controlling interest

During the first quarter of 2021, AIU Alt Care, Inc. closed subscriptions and issued and sold 25,700 shares of Series I Preferred Stock in the amount of $257,000 from investors. Similarly, Clearday Oz Fund closed subscriptions and issued and sold 41,317 units of limited partnership interest in the amount of $413,167 from investors.  In addition, in connection with the transaction the Company issued warrants to investors in the Alt Care Preferred and units of limited partnership interests in Clearday OZ Fund that totaled 25,700 and 41,317, respectively.

In April 2021, AIU Alt Care, Inc. close subscriptions and issued and sold 4,000 shares of Series I Preferred Stock in the amount of $40,000 from investors. Similarly, Clearday Oz Fund closed subscriptions and issued and sold 20,000 units of limited partnership interest in the amount of $200,000 from investors. In addition, in connection with the transactions, the Company issues warrants to investors in the Alt Care Preferred and units of limited partnership interests of Clearday OZ Fund that totaled 4,000 and 20,000, respectively.

Non-cash Issuances

As of January 3, 2021, the Company has awarded 57,000 shares of restricted stock awards to various employees in the form of common stock with a par value $0.01 per share.   These shares of restricted common stock vest immediately and the Company valued the 57,000 shares at $10 per share, on the date of the agreement.

PPP Loan

In April 2021, the Company received a PPP loan from the First National Bank of Texas in the amount of $331,816 with a maturity date of April 2026. This PPP Loan, which is evidenced by Notes issued by the Company (the “Note”), mature in April 2026 and bear interest at a fixed rate of 1.0% per annum. No payments are due on this PPP loan until May 2022, but interest will continue to accrue during the deferment period. The Note is unsecured and guaranteed by the SBA. Once the PPP funds have been used, the Company can apply for loan forgiveness if at least 60% of the loan proceeds are used for payroll related expenses.

F-67

ALLIED INTEGRAL UNITED INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of March 31,2021	As of December 31, 2020
ASSETS
Current assets:
Cash	$696,915	$780,262
Restricted cash	106,484	89,804
Accounts receivable (net of allowances of $275,652 and $68,911 respectively)	124,732	198,037
Prepaid expenses	173,182	179,496
Current assets held for sale (Notes 2 and 5)	283,843	393,307
Total current assets	1,385,156	1,640,906

Right of use assets, net	36,233,592	36,452,438
Real estate, property and equipment, net	9,185,545	8,853,284
Other non-current assets	600,336	448,580
Non-current assets held for sale (Notes 2 and 5)	5,446,214	8,396,215
TOTAL ASSETS	$52,850,843	$55,791,423
TOTAL LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$5,258,883	$4,688,385
Accrued expenses	1,169,363	1,097,362
Accrued interest	112,400	103,631
Current portion of long-term debt, net	4,905,648	1,623,375
Deferred revenue	165,191	367,122
Lease liability, current	944,038	790,126
Other current liabilities	1,682,725	1,635,123
Current liabilities related to assets held for sale (Notes 2 and 5)	2,747,484	5,339,003
Total current liabilities	16,985,732	15,644,127

Long-term liabilities:
Lease liability, long-term	37,389,303	37,617,081
Notes payable	894,231	639,883
Long-term debt, less current portion, net	3,657,691	4,810,673
Non-current liabilities related to assets held for sale (Notes 2 and 5)	5,414,278	5,906,804
TOTAL LIABILITIES	64,341,235	64,618,568
Commitments and Contingencies (Note 7)
Allied Integral United, Inc. Deficit:
Preferred stock, $0.01 par value, 30,000,000 shares authorized at March 31, 2021 and December 31, 2020
Series A 6.75% Preferred Stock Convertible, $.01 par value, 15,000,000 shares authorized, 9,351,043 and 9,213,705 issued and outstanding at March 31, 2021 and December 31, 2020, respectively. (Liquidation value $187,020,860 and $184,274,100 at March 31, 2021 and December 31, 2020, respectively.)	93,510	92,137
Common stock, $.01 par value, 100,000,000 shares authorized, 920,407 and 863,407 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	9,204	8,634
Additional paid-in capital	32,178,036	28,795,324
Accumulated deficit	(52,064,820)	(45,522,908)
Allied Integral United, Inc. Stockholders’ deficit	(19,784,070)	(16,626,813)
Non-controlling interest in subsidiaries	8,293,678	7,799,668
Total deficit	(11,490,392)	(8,827,145)
TOTAL LIABILITIES AND DEFICIT	$52,850,843	$55,791,423

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-68

ALLIED INTEGRAL UNITED INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended
	March 31, 2021	March 31, 2020
REVENUES
Resident fee revenue, net	$3,744,061	$3,387,849

Total revenues	3,744,061	3,387,849

COSTS AND EXPENSES
Operating expenses	4,601,987	4,371,462
Selling, general and administrative expenses	2,862,780	1,117,389
Research and development	-	300,000
Depreciation and amortization expenses	174,459	154,128
Total operating expenses	7,639,226	5,942,979

Operating loss	(3,895,165)	(2,555,130)

Other (income) expenses
Interest expense	78,781	90,775
Unrealized (gain) on securities	(244,000)	-
Other (income) expenses	(70,754)	(38,280)
Total other (income) expenses	(235,973)	52,495

Loss before income tax	(3,659,192)	(2,607,625)
Income tax expense	-	-
Loss from continuing operations	(3,659,192)	(2,607,625)
(Loss)/income from discontinued operations, net of tax (Note 5)	(312,012)	3,858,705
Net (loss)/income	(3,971,204)	1,251,080
Net loss attributable to non-controlling interest	176,052	535,541
Preferred stock dividend	(2,746,760)	(2,738,580)
Net loss applicable to Allied Integral United, Inc.	$(6,541,912)	$(951,959)
Basic and diluted income (loss) per share attributable to Allied Integral United, Inc
Net loss from continued operations	$(7.21)	$(11.73)
Net (loss)/income from discontinued operations	(0.36)	9.41
Net loss	$(7.57)	$(2.32)
Weighted average common shares basic and diluted outstanding	864,040	410,091

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-69

ALLIED INTEGRAL UNITED INC.

CONDENSED CONSOLIDATED STATEMENTS OF DEFICIT

(UNAUDITED)

	Preferred Stock		Common Stock		Additional Paid- in	Accumulated	Allied Integral United, Inc. Stockholder	Non-Controlling	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Interest	Deficit
Balance at January 1, 2021	9,213,705	$92,137	863,407	$8,634	$28,795,324	$(45,522,908)	$(16,626,813)	$7,799,668	$(8,827,145)
Stock compensation for services	-	-	57,000	570	637,325	-	637,895	-	637,895
Issuance of Series I Convertible Preferred stock in subsidiary	-	-	-	-	-	-	-	257,000	257,000
Issuance of partnership units in subsidiary	-	-	-	-	-	-	-	413,062	413,062
PIK dividends on Series A Convertible Preferred Stock	137,338	1,373	-	-	2,745,387	(2,746,760)	-	-	-
Net loss	-	-	-	-	-	(3,795,152)	(3,795,152)	(176,052)	(3,971,204)
Balance at March 31, 2021	9,351,043	$93,510	920,407	$9,204	$32,178,036	$(52,064,820)	$(19,784,070)	$8,293,678	$(11,490,392)

	Preferred Stock		Common Stock		Additional Paid- in	Accumulated	Allied Integral United, Inc. Stockholder	Non-Controlling	Total
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit	Interest	Deficit
Balance at January 1, 2020	8,666,481	$86,665	410,091	$4,101	$16,160,914	$(22,798,067)	$(6,546,387)	$5,162,413	$(1,383,974)
Stock compensation for services	-	-	-	-	-	-	-	50,000	50,000
Issuance of Series I Convertible Preferred stock in subsidiary	-	-	-	-	-	-	-	555,000	555,000
Issuance of partnership units in subsidiary	-	-	-	-	-	-	-	200,000	200,000
PIK dividends on Series A Convertible Preferred Stock	136,929	1,369	-	-	2,737,211	(2,738,580)	-	-	-
Net (loss)/income	-	-	-	-	-	1,786,621	1,786,621	(535,541)	1,251,080
Balance at March 31, 2020	8,803,410	$88,034	410,091	$4,101	$18,898,125	$(23,750,026)	$(4,759,766)	$5,431,872	$672,107

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-70

ALLIED INTEGRAL UNITED INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	March 31, 2021	March 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) / income	$(3,971,204)	$1,251,080
Loss from discontinued operations, net of tax	312,012	(3,858,705)
Loss from continuing operations, net of tax	(3,659,192)	(2,607,625)
Adjustments required to reconcile net loss to cash flows from operating activities
Depreciation	174,459	154,128
Allowance for doubtful accounts	206,741	-
Non-cash lease expenses	218,844	319,684
Amortization of debt issuance costs	258	258
Stock based compensation	637,896	50,000
Unrealized gain/loss on Securities	(244,000)	-
Changes in operating assets and liabilities
Accounts receivable	(133,436)	15,177
Prepaid expenses	6,314	(540,509)
Accounts payable	570,502	1,009,160
Accrued expenses	72,001	(333,665)
Accrued interest	8,769	9,182
Deferred revenue	(201,931)	34,300
Other non-current asset	1,692,243	90,668
Other current liabilities	(1,552,398)	14,240
Change in operating lease liability	(73,866)	(179,081)
Net cash used in activities of continuing operations	(2,276,797)	(1,964,083)
Net cash provided by (used in) operating activities of discontinued operations	155,834	(311,561)
Net cash used in operating activities	(2,120,963)	(2,275,644)
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property and equipment	(26,720)	(19,088)
Payment for capitalized software costs	(480,000)	-
Net cash used in investing activities of continuing operations	(506,720)	(19,088)
Net cash provided by investing activities of discontinued operations	-	13,867,563
Net cash provided/(used) by investing activities	(506,720)	13,848,475
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	38,202	(150,890)
Borrowings on long-term debt	2,345,179	35,032
Proceeds from sale of preferred stock and member units in subsidiary	670,062	755,000
Net cash provided by continuing operations	3,053,443	639,142
Net cash used in financing activities of discontinued operations	(492,426)	(11,686,739)
Net cash used in financing activities	2,561,017	(11,047,597)

Change in cash and restricted cash from continuing operations	269,927	(1,344,029)
Change in cash and restricted cash from discontinued operations	(336,594)	1,869,263
Cash and restricted cash at beginning of the year	870,066	3,564,223
Cash and restricted cash at end of year	$803,399	$4,089,457

Reconciliation of cash and restricted cash
Cash	696,915	3,915,086
Restricted cash	106,484	174,371
Cash and restricted cash at end of period	$803,399	$4,089,457

Supplemental cash flow information:
Taxes paid	-	-
Non-cash financing activities
Right of use asset adoption	$-	$-
Non-cash guarantee fees	-	-
Debt to equity or non-controlling interest	-	-

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

F-71

ALLIED INTEGRAL UNITED INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization, Description of Business, and Liquidity and Going Concern

Allied Integral United Inc., a Delaware corporation, which conducts business under the name “Clearday” (the “Company”) was incorporated on December 20, 2017 and began its business on December 31, 2018 when it acquired the businesses of certain private funds that operate five (5) memory care residential facilities and other businesses (the “2018 Acquisition”), including commercial real estate, and four franchised Microtel Inn and Suite limited services hotels, from related parties. The memory care business is conducted through the Memory Care America LLC subsidiary which has been in the residential care business since November 2010 and has been managed by the Company executives for approximately 5 years. Since the 2018 Acquisition, the Company has been developing innovative care and wellness products and services focusing on the longevity market.

The 2018 Acquisition was structured as a merger (collectively, the “2018 Acquisition Merger”) under the terms of the Omnibus Agreement and Plan of Merger, dated as of December 31, 2018 (the “2018 Acquisition Merger Agreement”), by and among the Company, certain transitory special purpose subsidiaries, and the following companies (each, a “2018 Acquisition Target”): Trident Healthcare Properties I, L.P., a Delaware limited partnership; TBM Medical Investors, LLC, a Delaware limited liability company; Farm to Market Development Partners, L.P., a Delaware limited partnership; Shadow Retail Partners, L.P., a Delaware limited partnership; Longhorn Lodging, L.P., a Delaware limited partnership; Flash Partners, LLC, a Delaware limited liability company; and Hill Country Partners, L.P., a Delaware Limited Partnership. The Company issued 8,076,885 shares of its 6.75% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”) as the merger consideration for the 2018 Acquisition Merger. The 2018 Acquisition Merger was intended to be treated as a tax-free reorganization under the Internal Revenue Code.

As of December 31, 2018, the Company owned or leased and operated the following properties:

●	Five memory care facilities that focus on providing care for those with Alzheimer’s and other diagnoses of dementia, which are located in Arkansas, Florida, South Carolina, and Texas,
●	Four limited service hotel properties located in central Texas, and
●	Three commercial shopping centers and additional real estate investments located in Texas.

All of the Company’s assets that were acquired in the 2018 Acquisition that are not related to the memory care facilities or the longevity care and wellness industry, such as the limited-service hotel properties and the commercial shopping centers and other real estate investments, were designated as non-core businesses and held for disposition. Accordingly, such assets and liabilities are classified as held for sale in the consolidated balances sheets as of March 31, 2021 and December 31, 2020. Additionally, the results of operations for these non-core businesses are classified as income from discontinued operations within the unaudited consolidated statements of operations for the three month ended March 31, 2021 and March 31, 2020.

On March 11, 2020, the World Health Organization declared the outbreak of COVID-19, which continues to spread throughout the U.S. and the world, as a pandemic. The outbreak is having a significant impact on the global economy, resulting in rapidly changing market and economic conditions. National and local governments around the world instituted certain measures, including travel bans, prohibitions on group events and gatherings, shutdowns of certain non-essential businesses, curfews, shelter-in-place orders and recommendations to practice social distancing. The governmental response includes additional protocols for the health and safety of residents and staff in the Company’s facilities. The outbreak and associated restrictions on travel that have been implemented have had a material adverse impact on the Company’s business and cash flow from operations, similar to many businesses. The Company intends to resume normal operations as soon as practicable after the governmental restrictions are lifted. The total impact of COVID-19 is unknown and may continue as the rates of infection have increased in Texas and many other states in the U.S., thus additional restrictive measures may be necessary. As a result, management has concluded that there was a long-lived asset impairment triggering event during the three months ended March 31, 2021 and March 31, 2020, which required management to perform an impairment evaluation. See Note 5 – Discontinued Operations for additional discussion and results.

The impact of the COVID-19 pandemic could continue to have a material adverse effect on the Company’s business, results of operations, financial condition, liquidity and prospects in the near-term and beyond 2020. While management has used all currently available information in its forecasts, the ultimate impact of the COVID-19 pandemic on its results of operations, financial condition and cash flows is highly uncertain, and cannot currently be accurately predicted. The Company’s results of operations, financial condition and cash flows are dependent on future developments, including the duration of the pandemic and the related length of its impact on the global economy, such as a lengthy or severe recession or any other negative trend in the U.S. or global economy and any new information that may emerge concerning the COVID-19 outbreak and the actions to contain it or treat its impact, which at the present time are highly uncertain and cannot be predicted with any accuracy.

F-72

Liquidity and Going Concern

The Company has incurred cumulative consolidated operating losses and negative cash flows from operations since the Company’s inception. As of March 31, 2021, the Company has an accumulated deficit of $ 52,064,820, continued loss from operations of $3,659,192 and negative cash flows from continued operations in the amount of $ $2,353,853. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The Company plans to continue to fund its losses from operations and capital funding needs through public or private equity or debt financings or other sources, including the continued sale of its non-core assets. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations and future prospects. The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result should the Company not continue as a going concern. Management does not believe they have sufficient cash for the next twelve months from the date of this report.

On April 29, 2021, the Company executed a promissory note with Benworth Capital Partners, LLC in the amount of $4,550,000. The original Naples Mortgage was paid off in the amount of $2,739,195 and there were also closing costs of $354,357 which netted the Company proceeds in the amount of $1,456,448. This new loan only has a one-year term as compared to the original mortgage which had a maturity date of 2041. In addition, this is a home equity loan with interest only payments at a fixed interest rate of 9.95%. The loan guaranteed by certain officers and is secured by the memory care facility in located at 2626 Goodlette-Frank Road, Naples, Florida 34105.

2.	Summary of Significant Accounting Policies and Basis of Presentation

Principles of Consolidation. The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. In 2019, AIU Alternative Care, Inc., a Delaware corporation (“AIU Alt Care”) and Clearday Alternative Care Oz Fund, L.P, a Delaware limited partnership (“Clearday OZ Fund”), were formed. The Company owns all of the voting interests of AIU Alt Care and the sole general partner of Clearday OZ Fund, and less than 1% of the preferred economic interests in such companies.

In November 2019, AIU Alt Care filed a certificate of designation that authorized preferred stock designated as the Series I 10.25% cumulative convertible preferred stock, par value $0.01 per share (the “Alt Care Preferred Stock”). The certificate of incorporation of AIU Alt Care authorizes 1,500,000 shares of preferred stock of which 700,000 is designated Alt Care Preferred Stock; and 1,500,000 of common stock. Each share of The Alt Care Preferred Stock has a stated value equal to the $10.00 Alt Care Preferred Stock original issue price. The exchange rate is 1 share of AIU Alt Care preferred stock to 1 share of the Company’s common stock. For the three months ended March 31, 2021, $257,000 was invested in the company in exchange for 25,700 shares.

In October 2019, AIU Alt Care formed AIU Impact Management, LLC and they formed Clearday OZ Fund, which is managed by AIU Impact Management, LLC as the general partner, owns 1% of Clearday OZ Fund and allocates 99% of NCI gains and losses accordingly. For the three months ended March 31, 2021, Clearday OZ Fund issued 41,317 units of limited partnership units in the amount $413,166.

The Company reports its non-controlling interest in subsidiaries as a separate component of equity in the consolidated balance sheets and reports both net loss attributable to the non-controlling interest and net loss attributable to the Company’s common shareholders on the face of the unaudited condensed consolidated statement of operations.

F-73

The asset, liabilities and employees transferred to the Company in the 2018 Acquisition Merger met the definition of a business, and so qualified as a change in reporting entity under ASC 250-10-45-21. As such, the historical financial statements of the transferred businesses are deemed to be those of the Company, even for the period prior to the 2018 Acquisition Merger and prior to the formation of the Company. As a transfer of businesses to an entity under common control, the assets and liabilities of the business were transferred at historical carrying values. Accordingly, following the 2018 Acquisition Merger, the financial results and financial position of the Company, the affiliated private funds and the subsidiaries of the affiliated private funds are retrospectively adjusted to give effect to the 2018 Acquisition Merger in the financial statements of periods presented prior to the 2018 Acquisition Merger, recorded at their respective carrying values similar to a pooling-of-interests.

Basis of presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). All intercompany accounts and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information. The accompanying unaudited condensed consolidated balance sheets as of December 31, 2020, the unaudited condensed consolidated statements of operations, of cash flows, and members’ (deficit) for the three months ended March 31, 2020 and March 31, 2021 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2021, and the results of its operations and its cash flows three months ended March 31, 2020 and March 31, 2021. The financial data and other information disclosed in these notes related to the three months ended March 31, 2020 and March 31, 2021 are also unaudited. The unaudited condensed consolidated balance sheet as of December 31, 2020 included herein was derived from the audited consolidated financial statements as of that date. Certain disclosures have been condensed or omitted from the interim unaudited condensed consolidated financial statements. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and related notes. The results for the three months ended March 31, 2021 are not necessarily indicative of results to be expected for the year ending December 31, 2021, any other interim periods, or any future year or period.

Use of Estimates. Preparation of these unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires the Company to make estimates and assumptions that may affect the amounts reported in these consolidated financial statements and related notes. Some significant estimates are included in the Company’s revenue recognition, the allowance for doubtful accounts, impairment of long-lived assets and estimates concerning the Company’s provisions for income taxes. The Company’s actual results could differ from its estimates. The Company’s periodically reviews estimates and assumptions, and the Company reflects the effects of changes, if any, in the unaudited condensed consolidated financial statements in the period that they are determined.

Fair Value of Financial Instruments. The Company’s financial instruments are limited to cash, accounts receivable, debt and equity investments, accounts payable, operating leases and mortgage notes payable. The fair value of these financial instruments was not materially different from their carrying values at March 31, 2021.

Cash and Restricted Cash. Cash, consisting of short-term, highly liquid investments and money market funds with original maturities of three months or less at the date of purchase, are carried at cost plus accrued interest, which approximates market.

Restricted cash as of March 31, 2021 and December 31, 2020 includes cash that the Company deposited as security for obligations arising from property taxes, property insurance and replacement reserve the Company is required to establish escrows as required by its mortgages and certain resident security deposits.

F-74

Investments. The company follows ASU 2016-01, “Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The Company only has one investment in securities as of March 31, 2021 and applies the Fair Value approach to record and revalue the share prices on a mark to market basis at each reporting interim period since the original purchase agreement. All common stock has been marked to market to reflect the current value of the shares.

Software Capitalization. With regards to developing software, any application costs incurred during the development state, both internal expenses and those paid to third parties are capitalized and amortized per ASC350-40. Once the software has been developed, the costs to maintain and train others for its use will be expensed.

Earnings Per Share. Basic net income (loss) per common share is calculated by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares and potentially dilutive securities outstanding for the period. For the Company’s diluted earnings per share calculation, the Company uses the “if-converted” method for preferred stock and convertible debt and the “treasury stock” method for Warrants and Options.

Concentrations of Credit Risk. The Company’s financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, investments and trade receivables. The Company holds its cash and investments with high-quality financial institutions, and the Company monitors the credit ratings of those institutions. The Company performs ongoing credit evaluations of its customers, and the risk with respect to trade receivables is further mitigated by the diversity, both by geography, of the customer base.

Accounts Receivable and Allowance for Doubtful Accounts. The Company records accounts receivable at their estimated net realizable value. Additionally, the Company estimates allowances for uncollectible amounts based upon factors which include, but are not limited to, historical payment trends, write-off experience, and the age of the receivable as well as a review of specific accounts, the terms of the agreements, the residents, the payers’ financial capacity to pay and other factors which may include likelihood and cost of litigation.

The allowance for doubtful accounts reflects estimates that the Company periodically reviews and revises based on new information, to which revisions may be material. The Company’s allowance for doubtful accounts consists of the following:

Allowance for Doubtful Accounts	Balance at Beginning of Period	Provision for Doubtful Accounts	Write-offs	Balance at End of Period
December 31, 2020	63,895	68,911	(63,895)	68,911
March 31, 2021	68,911	275,652	(68,911)	275,652

Assets and Liabilities Held for Sale. The Company designated its real estate and hotels as held for sale when it is probable these non-core business assets will be sold within one year. The Company records these assets on the consolidated balance sheets at the lesser of the carrying value and fair value less estimated selling costs. If the carrying value is greater than the fair value less the estimated selling costs, the Company records an impairment charge. The Company evaluates the fair value of the assets held for sale each period to determine if it has changed (See Note 5 – Discontinued Operations).

F-75

Property and Equipment. Property and equipment are recorded at cost and depreciated using the straight-line basis over their estimated useful lives, which are typically as follows:

Asset Class	Estimated Useful Life (in years)
Buildings	39
Building improvements	39
Equipment	7
Computer equipment and software	5
Furniture and fixtures	7

The Company regularly evaluates whether events or changes in circumstances have occurred that could indicate impairment in the value of the Company’s long-lived assets. If there is an indication that the carrying value of an asset is not recoverable, the Company determines the amount of impairment loss, if any, by comparing the historical carrying value of the asset to its estimated fair value, with any amount in excess of fair value recognized as an expense in the current period. The Company determines estimated fair value through an evaluation of recent financial performance, recent transactions for similar assets, market conditions and projected cash flows using standard industry valuation techniques. Undiscounted cash flow projections and estimates of fair value amounts are based on a number of assumptions such as revenue and expense growth rates, estimated holding periods and estimated capitalization rates (Level 3).

Gain (Loss) on Sale of Assets. The Company enters into real estate transactions which may include the disposal of certain commercial shopping centers and hotels, including the associated real estate; such transactions are recorded in Note 5 – Discontinued Operations. The Company recognizes gain or loss on these property sales when the transfer of control is complete. The Company recognizes gain or loss from the sale of equity method investments when the transfer of control is complete, and the Company has no continuing involvement with the transferred financial assets.

Legal Proceedings and Claims. The Company has been, is currently, and expects in the future to be involved in claims, lawsuits, and regulatory and other government audits, investigations and proceedings arising in the ordinary course of the Company’s business, some of which may involve material amounts. The Company establishes accruals for specific legal proceedings when it is considered probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Also, the defense and resolution of these claims, lawsuits, and regulatory and other government audits, investigations and proceedings may require the Company to incur significant expense. The Company accounts for claims and litigation losses in accordance with FASB, Accounting Standards Codification™, or ASC, Topic 450, Contingencies. Under FASB ASC Topic 450, loss contingency provisions are recorded for probable and estimable losses at the Company’s best estimate of a loss or, when a best estimate cannot be made, at the Company’s estimate of the minimum loss. These estimates are often developed prior to knowing the amount of the ultimate loss, require the application of considerable judgment, and are refined as additional information becomes known. Accordingly, the Company is often initially unable to develop a best estimate of loss and therefore the estimated minimum loss amount, which could be zero, is recorded; then, as information becomes known, the minimum loss amount is updated, as appropriate. Occasionally, a minimum or best estimate amount may be increased or decreased when events result in a changed expectation.

Lease Accounting. The Company follows FASB ASC Topic 842, Leases, or ASC Topic 842, utilizing the modified retrospective transition method with no adjustments to comparative periods presented. The Company has elected the practical expedient to account for each separate lease component of a contract and its associated non-lease components as a single lease component, thus causing all fixed payments to be capitalized.

Lessee

The Company evaluates whether a contract meets the definition of a lease whenever a contract grants a party the right to control the use of an identified asset for a period of time in exchange for consideration. To the extent the identified asset is able to be shared among multiple parties, the Company has determined that one party does not have control of the identified asset and the contract is not considered a lease. The Company accounts for contracts that do not meet the definition of a lease under other relevant accounting guidance (such as ASC 606 for revenue from contacts with customers)

The Company’s lease agreements primarily consist of building leases. These leases generally contain an initial term of 15 to 17 years and may contain renewal options. If the Company’s lease agreements include renewal option periods, the Company includes such renewal options in its calculation of the estimated lease term when it determines the options are reasonably certain to be exercised. When such renewal options are deemed to be reasonably certain, the estimated lease term determined under ASC 842 will be greater than the non-cancelable term of the contractual arrangement.

The Company classifies its lessee arrangements at inception as either operating leases or financing leases. A lease is classified as a financing lease if at least one of the following criteria is met: (1) the lease transfers ownership of the underlying asset to the lessee, (2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) the lease term is for a major part of the remaining economic life of the underlying asset, (4) the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying asset, or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. A lease is classified as an operating lease if none of the five criteria described above for financing lease classification is met. The Company has no financing leases as of March 31, 2021.

F-76

ROU assets associated with operating leases are included in “Right of Use Asset” on the Company’s unaudited condensed consolidated balance sheet. Current and long-term portions of lease liabilities related to operating leases are included in “Lease Liabilities, Current” and “Lease Liabilities, Long-Term” on the Company’s balance sheet as of March 31, 2021. ROU assets represent the Company’s right to use an underlying asset for the estimated lease term and lease liabilities represent the Company’s present value of its future lease payments. In assessing its leases and determining its lease liability at lease commencement or upon modification, the Company was not able to readily determine the rate implicit for its lessee arrangements, and thus has used its incremental borrowing rate on a collateralized basis to determine the present value of the lease payments. The Company’s ROU assets are measured as the balance of the lease liability plus or minus any prepaid or accrued lease payments and any unamortized initial direct costs. Operating lease expenses are recognized on a ratable basis, regardless of whether the payment terms require the Company to make payments annually, quarterly, monthly, or for the entire term in advance. If the payment terms include fixed escalator provisions, the effect of such increases is recognized on a straight-line basis. The Company calculates the straight-line expense over the contract’s estimated lease term, including any renewal option periods that the Company deems reasonably certain to be exercised.

The Company reviews the carrying value of its ROU assets for impairment, similar to its other long-lived assets, whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The Company could record impairments in the future if there are changes in (1) long-term market conditions, (2) expected future operating results or (3) the utility of the assets that negatively impact the fair value of its ROU assets.

Lessor

The Company’s lessor arrangements primarily include tenant contracts within shopping centers, which is included in discontinued operations. The Company classifies its leases at inception as operating, direct financing, or sales-type leases. A lease is classified as a sales-type lease if at least one of the following criteria is met: (1) the lease transfers ownership of the underlying asset to the lessee, (2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) the lease term is for a major part of the remaining economic life of the underlying asset, (4) the present value of the sum of the lease payments equals or exceeds substantially all of the fair value of the underlying assets or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. Furthermore, when none of the above criteria is met, a lease is classified as a direct financing lease if both of the following criteria are met: (1) the present value of the of the sum of the lease payments and any residual value guaranteed by the lessee, that is not already reflected in the lease payments, equals or exceeds the fair value of the underlying asset and (2) it is probable that the lessor will collect the lease payments plus any amount necessary to satisfy a residual value guarantee. A lease is classified as an operating lease if it does not qualify as a sales-type or direct financing lease. Currently, the Company classifies all of its lessor arrangements as operating leases.

Revenues from the Company’s lessor arrangements are recognized on a straight-line, ratable basis over the fixed, non-cancelable term of the relevant tenant contract, regardless of whether the payments from the tenant are received in equal monthly amounts during the life of a tenant contract. Certain of the Company’s tenant contracts contain fixed escalation clauses (such as fixed-dollar or fixed-percentage increases) or inflation-based escalation clauses (such as those tied to the change in CPI) and is included in discontinued operations. If the payment terms call for fixed escalations, upfront payments, or rent-free periods, the rental revenue is recognized on a straight-line basis over the fixed, non-cancelable term of the agreement. When calculating straight-line site rental revenues, the Company considers all fixed elements of tenant contractual escalation provisions.

Certain of the Company’s arrangements with tenants contain both lease and non-lease components. In such circumstances, the Company has determined (1) the timing and pattern of transfer for the lease and non-lease component are the same and (2) the stand-alone lease component would be classified as an operating lease. As such, the Company has aggregated certain non-lease components with lease components and has determined that the lease components represent the predominant component of the arrangement.

Income Taxes. The Company’s income tax expense includes U.S. income taxes. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences to be included in the Company’s consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse, while the effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

F-77

The Company can recognize a tax benefit only if it is “more likely than not” that a particular tax position will be sustained upon examination or audit. To the extent the “more likely than not” standard has been satisfied, the benefit associated with a tax position is measured as the largest amount that has a greater than 50% likelihood of being realized.

Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent, the Company believes that the Company is more likely than not that all or a portion of deferred tax assets will not be realized, the Company establishes a valuation allowance to reduce the deferred tax assets to the appropriate valuation. To the extent the Company establishes a valuation allowance or increase or decrease this allowance in a given period, the Company includes the related tax expense or tax benefit within the tax provision in the consolidated statement of operations in that period. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. In the future, if the Company determines that it would be able to realize its deferred tax assets in excess of their net recorded amount, the Company will make an adjustment to the deferred tax asset valuation allowance and record an income tax benefit within the tax provision in the consolidated statement of operations in that period.

The Company pays franchise taxes in certain states in which it has operations. The Company has included franchise taxes in general and administrative and operating expenses in its consolidated statements of operations.

Revenue Recognition. The Company recognizes revenue from contracts with customers in accordance with ASC Topic 606, Revenue from Contracts with Customers, or ASC Topic 606, using the practical expedient in paragraph 606-10-10-4 that allows for the use of a portfolio approach, because we have determined that the effect of applying the guidance to our portfolios of contracts within the scope of ASC Topic 606 on our consolidated financial statements would not differ materially from applying the guidance to each individual contract within the respective portfolio or our performance obligations within such portfolio. The five-step model defined by ASC Topic 606 requires the Company to: (i) identify its contracts with customers, (ii) identify its performance obligations under those contracts, (iii) determine the transaction prices of those contracts, (iv) allocate the transaction prices to its performance obligations in those contracts and (v) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration expected in exchange for those goods or services.

A substantial portion of the Company’s revenue at its independent living and assisted living communities relates to contracts with residents for services that are generally under ASC Topic 606. The Company’s contracts with residents and other customers that are within the scope of ASC Topic 606 are generally short-term in nature. The Company has determined that services performed under those contracts are considered one performance obligation in accordance with ASC Topic 606 as such services are regarded as a series of distinct events with the same timing and pattern of transfer to the resident or customer. Revenue is recognized for those contracts when the Company’s performance obligation is satisfied by transferring control of the service provided to the resident or customer, which is generally when the services are provided over time.

Resident fees at our independent living and assisted living communities consist of regular monthly charges for basic housing and support services and fees for additional requested services, such as assisted living services, personalized health services and ancillary services. Fees are specified in our agreements with residents, which are generally short term (30 days to one year), with regular monthly charges billed in advance. Funds received from residents in advance of services provided are not material to our consolidated financial statements. Some of our senior living communities require payment of an upfront entrance fee in advance of a resident moving into the community; substantially all of these community fees are non-refundable and are initially recorded as deferred revenue and included in accrued expenses and other current liabilities in our consolidated balance sheets. These deferred amounts are then amortized on a straight-line basis into revenue over the term of the resident’s agreement. When the resident no longer resides within our community, the remaining deferred non-refundable fees are recognized in revenue. Revenue recorded and deferred in connection with community fees is not material to our consolidated financial statements. Revenue for basic housing and support services and additional requested services is recognized in accordance with ASC Topic 606 and measured based on the consideration specified in the resident agreement and is recorded when the services are provided.

Core Business – Continuing Operations

Resident Care Contracts. Residents fees at the Company’s senior living communities may consist of regular monthly charges for basic housing and support services and fees for additional requested services and ancillary services. Fees are specified in the Company’s agreements with residents, which are generally short term (30 days to one year), with regular monthly charges billed the first of the month. Funds received from resident in advance of services are not material to the Company’s unaudited condensed consolidated financial statements.

F-78

Below is a table that shows the breakdown by percent of revenues related to contracts with residents versus resident fees for support or ancillary services.

	For the three months ended March 31,
	2021	%	2020	%
Revenue from contracts with customers:
Resident rent - over time	$3,624,139	96.8%	$3,266,917	96.4%
Amenities and conveniences - point in time	119,922	3.2%	120,932	3.6%
Total revenue from contracts with customers	$3,744,061	100.00%	$3,387,849	100.00%

The following table presents revenue disaggregated by type of contract:

	For the three months ended March 31,
	2021	2020
Revenue from contracts with customers:
Resident rent	$3,413,311	$2,819,894
Ancillary	203,328	491,632
Assisted living	119,922	67,814
Move-in fees	7,500	8,509
Total revenue from contracts with customers	3,744,061	3,387,849
Total revenues	$3,744,061	$3,387,849

Discontinued Operations

Hotels. The hotels’ results of operations consist primarily of room rentals, food and beverage sales and other ancillary goods and services from hotel properties. Hotel operating revenues are disaggregated into room revenue, ancillary hotel revenue and other revenue on the consolidated statements of operations. Revenues are recorded net of any discounts or sales, occupancy or similar taxes collected from customers at the hotels, in the unaudited condensed consolidated statements of operations under discontinued operations.

Room revenue is generated through short-term contracts with customers whereby customers agree to pay a daily rate for the right to occupy hotel rooms for one or more nights. The Company’s performance obligations are fulfilled at the end of each night that the customers have the right to occupy the rooms. Room revenues are recognized daily at the contracted room rate in effect for each room night.

Food and beverage revenues are generated when customers purchase food and beverage at a hotel’s restaurant, bar or other facilities. The Company’s performance obligations are fulfilled at the time that food and beverage is purchased and provided to the customers.

Other revenues such as cancellation fees, telephone services or ancillary services such as laundry are recognized at the point in time or over the time period that the associated good or service is provided.

Payment received for a future stay is recognized as an advance deposit, which is included in Other Current Liabilities in Discontinued Operations on the Company’s consolidated balance sheet (see Note 5 – Discontinued Operations). Advance deposits are recognized as revenue when rooms are occupied, or goods or services have been delivered or rendered to customers. Advance deposits are generally recognized as revenue within a one-year period.

Commercial Shopping Centers and other Rental Properties. Leasing revenue from commercial shopping centers includes minimum rents, percentage rents, tenant recoveries and other leasing income which are accounted for under ASC Topic 842. Minimum rental revenues are recognized on a straight-line basis over the terms of the related leases. The difference between the amount of rent due in a year and the amount recorded as rental income is referred to as the “straight-line rent adjustment.” Percentage rents are recognized and accrued when tenants’ specified sales targets have been met. Estimated recoveries from certain tenants for the pro rata share of real estate taxes, insurance and other shopping center operating expenses are recognized as revenues in the period the applicable expenses are incurred. Other tenants pay a fixed rate, and these tenant recoveries are recognized as revenues on a straight-line basis over the term of the related leases.

PPP Loan

The Company recognizes PPP loans as debt instruments in accordance with ASC 470, Debt. When the loan proceeds are received, a long-term liability account (i.e., “PPP Loan Liability”) is set up. The presentation of the loan in the balance sheet is accounted for in accordance with U.S. GAAP regarding the presentation of assets and liabilities, whereas the portion of the loan due within 12 months from year end will be considered a current liability and the remaining portion will be considered a long-term liability. Also, under this guidance, a borrow should not recognize any income from the extinguishment of its debt until the borrower has been legally released as the primary obligor under the loan. In addition, the forgiveness of PPP loans as income will be recorded as other income and not included in income from operations based on the unprecedented nature of COVID-19.

HHS Government Grants

The Company recognizes income for government grants when grant proceeds are received and the Company determines it is reasonably assured that it will comply with the conditions of the grant, the Company will recognize the distributions received in the income statement on a systematic and rational basis. The Company will estimate the fair value of the grant using the applicable HHS definitions of health care related expenses and lost revenue attributable to COVID-19, considering the Company’s projected and actual results at the end of each reporting period.

Upon conclusion that AIU is reasonably assured that it has met the conditions of the grant, it must measure the amount of unreimbursed health-care related expenses and lost revenue related to COVID-19 at the end of each reporting period and release that amount from Refundable Advance to Other Revenue.

F-79

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires a financial asset, or a group of financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. This ASU eliminates the probable initial recognition threshold and instead requires reflection of an entity’s current estimate of all expected credit losses. In addition, this ASU amends the current available for sale security other-than-temporary impairment model for debt securities. The length of time that the fair value of an available for sale debt security has been below the amortized cost will no longer impact the determination of whether a credit loss exists and credit losses will now be limited to the difference between a security’s amortized cost basis and its fair value. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amends the transition and effective date for nonpublic entities and clarifies that receivables arising from operating leases are not in the scope of this ASU. These ASUs are effective for reporting periods beginning after December 15, 2022. The Company is assessing the potential impact that the adoption of these ASUs will have on its unaudited condensed consolidated financial statements.

In December 2019, the FASB also issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies certain requirements under Topic 740, including eliminating the exception to intra-period tax allocation when there is a loss from continuing operations and income from other sources, such as other comprehensive income or discontinued operations. This ASU is effective for reporting periods beginning after December 15, 2020. The Company expects this ASU will not have a material impact on its unaudited condensed consolidated financial statements.

3.	Real Estate, Property and Equipment, Net

Real estate, property and equipment, net consist of the following:

Memory Care Facilities and corporate:

	Estimated Useful Lives	March 31, 2021	December 31, 2020
Land		$1,940,389	$1,940,389
Building and building improvements	39 years	7,278,900	7,277,693
Furniture, fixtures, and equipment	3-7 years	3,087,681	2,588,781
Total		12,306,970	11,806,863
Less accumulated depreciation		(3,121,425)	(2,953,579)
Real estate, property and equipment, net		$9,185,545	$8,853,284

Non-core businesses classified as assets held for sale:

	Estimated Useful Lives	March 31, 2021	December 31, 2020

Land		$2,892,195	$4,288,915
Building and building improvements	39 years	3,240,990	5,898,419
Furniture, fixtures and equipment	3-7 years	1,474,948	2,099,568
Other		67,972	200,969
Total		7,676,105	12,487,871
Less accumulated depreciation		(2,313,269)	(4,175,035)
Real estate, property and equipment, net		$5,362,836	$8,312,836

The Company recorded depreciation expense relating to real estate, property, and equipment for the Company’s memory care facilities and corporate assets in the amount of $174,459 and $154,128 for the three months ended March 31, 2021 and 2020, respectively.

The Company has reviewed the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication that the value of an asset is not recoverable, the Company determines the amount of impairment loss, if any, by comparing the historical carrying value of the asset to its estimated fair value. The Company determined estimated fair value based on input from market participants, the Company’s experience selling similar assets, market conditions and internally developed cash flow models that the Company’s assets or asset groups are expected to generate, and the Company considers these estimates to be a Level 3 fair value measurement. There were no long-lived asset impairment charges for the three months ended March 31, 2021 or 2020, in continuing operations.

F-80

On April 29, 2020, the Company executed a side agreement with the lender of the SeaWorld Hotel Note (“SeaWorld Forbearance Agreement”) as a result of the financial hardship experienced by the SeaWorld due to the COVID-19 pandemic. The SeaWorld Forbearance Agreement provides for the lender to forbear exercising its rights and remedies until September 2020 conditioned on the Company’s continued cooperation and provision of financial reports demonstrating financial hardship. This note is guaranteed by certain officers and directors of the Company. The SeaWorld Forbearance Agreement also provides for the following amendments to the SeaWorld Hotel Note:

●	Maturity date is extended until January 1, 2021;
●	Two six-month extension options are exercisable from January 1, 2021;
●	Interest payments due between April 1, 2020 and June 1, 2020 will be paid from reserve or escrow funds held by the lender;
●	Monthly payments due July 1, 2020, August 1, 2020 and September 1, 2020 are payable in the amounts of $10,000, $20,000, and $20,000, respectively, with the remainder of the interest due accruing and becoming payable on January 1, 2021;
●	Stated monthly payments for interest, tax and insurance escrows due under the SeaWorld Hotel Note are due and payable commencing with the payment due October 1, 2020;
●	Because tax and insurance escrow proceeds will be utilized for unpaid interest during the period of forbearance, the Company is required to separately make any required tax or insurance payments to its vendors;
●	If the Company receives certain forms of insurance or financial relief, the Company must bring its obligations current under the terms of the SeaWorld Hotel Note.

As of March 31, 2021, the Company signed an agreement (effective March 11, 2021) with Pender whereby they agree to deed the property back to the lender. Upon the closing of the sale of the property for less than the amounts owed under the loan, Pender can collect up to $300,000 from the guarantors of the loan for such a deficiency, as well as $150,000 in fees.

4.	Leases

The Company follows ASC 842, as discussed in Note 1 – Summary of Significant Accounting Policies, the Company has elected the package of practical expedients offered in the transition guidance which allows management not to reassess the lease identification, lease classification, and initial direct costs. The Company has elected the accounting policy practical expedient to exclude recording short term leases for all asset classes, as right-of-use assets, and lease liabilities on the consolidated balance sheet. Finally, the Company has elected to recognize lease components and non-lease components separately for real estate leases.

Leases for Memory Care Facilities

The Company leased three memory care facilities from MHI-MC San Antonio, LP, MHI-MC Little Rock, LP, and MHI-MC New Braunfels, LP (collectively “MHI entities”) under three separate lease agreements and originally recorded a right of use asset and a lease liability of $36,233,592 and $944,038, respectively. The Amended Leases contain three options to renew, which were not considered reasonably certain of being exercised as of the lease commencement date nor the balance sheet date.

As of March 31, 2021, the Company leased one memory care facility from MC-Simpsonville, SC-1-UT, LLC (the “Simpsonville Landlord”) under a 15-year non-cancelable lease agreement. Provided the Company is not in default, the lease agreement has three successive five-year renewal options and has the right of first refusal to acquire the Simpsonville Landlord’s interest in the property in certain situations. Beginning January 2019, the Company ceased paying the Simpsonville Landlord rent. The Landlord filed a lawsuit against the guarantors of the lease and on October 21, 2020, the trial court issued a final judgment of the damages for the plaintiff in the amount of $2,801,365. The trial court has not made findings of fact related to the Company’s liability under the Lease. Additionally, the Company has appealed the trial court judgement as they believe it has reasonable likelihood of success to reduce certain fees in the amount of $190,043 in past taxes and $248,074 in attorney’ fees. the Company has accrued an amount that it determines is reasonable with respect to this contingency. See Note 7 – Commitments and Contingencies for additional information.

All leases are classified as operating leases. The Company does not have any leases within its non-core business. Therefore, no right-of-use assets or lease liabilities were recorded within non-current assets held for sale or lease liability on the consolidated balance sheet following the adoption of ASC 842. Weighted-average remaining lease terms and discount rate as of March 31, 2021 are 14.8 years and 8.25%, respectively.

Lease Costs

For the three months ended March 31, 2021, the lease costs recorded in the unaudited condensed consolidated statement of operations are as follows:

	For the Three Months ended March 31,
	2021	2020
Lease costs:
Operating lease costs	$1,129,542	$1,301,299
Short-term lease costs	11,851	30,276
Total lease costs	$1,141,393	$1,331,575

F-81

Operating Lease Payments

The following table summarizes the maturity of the Company’s operating lease liabilities as of March 31, 2021:

Year Ending	Operating Leases

2021 – remainder of year	2,955,950
2022	4,026,961
2023	4,121,550
2024	4,218,384
2025	4,310,799
2026	4,439,167
2027	4,537,167
Thereafter	40,267,540
Total minimum lease payments	$68,877,518
Less: amounts representing interest	30,544,177
Present value of future minimum lease payments	$38,333,341
Less current portion	944,038
Non-current lease liabilities	$37,389,303

5.	Discontinued Operations

During the three months ended March 31, 2021, the company has entered into an agreement with Pender Capital Asset Based Lending Fund I, L.P. As per the agreement, the Seaworld property of the Company will be sold back to the lender, with the following terms and conditions:

1.	The process of handing over the property will be completed on or before March 18, 2021 or any other date agreed between the parties.
2.	Upon the closing of a sale of the Mortgaged Property by Pender to an unaffiliated third-party bona fide purchaser for less than the amounts owed under the Loan Documents, exclusive of any default interest and on the express condition that Borrower and Guarantors have complied with all other terms of this Agreement, Pender will collect a total amount of no more than $300,000 from Guarantors under the Payment Guaranty.
3.	The original fees payable to the lender amounting to $150,000 will be paid and the sum will be adjusted from the total outstanding amount of the Company.
4.	On the date of recording and completion of the Liquidation Event and the lapse of any applicable appeal period related thereto, Pender agrees to waive all accrued Default Interest, unpaid late charges, and accrued late fees owed under the Loan Documents on the express condition that Borrower and Guarantors have complied with all other terms of this Agreement.

Accordingly, the assets of the said property are classified as Held for Sale.

During the three months ended March 31, 2021, the Company signed an agreement (effective March 11, 2021) with Pender whereby they agree to deed the property back to the lender. Upon the closing of the sale of the property for less than the amounts owed under the loan, Pender can collect up to $300,000 from the guarantors of the loan for such a deficiency, as well as $150,000 in fees. In May 2021, the lender sold the SeaWorld property which created a shortfall of $216,000 plus the required payment of taxes in the amount of $82,500 which the Company has accrued as of March 31, 2021. In addition, the Company wrote off the asset and mortgage balance as of March 31, 2021. The company is liable to pay the property taxes for 2021 the amount would be due by January 31, 2022 and will be approximately $20,000.

During the three months ended March 31, 2020, the Company sold three non-core assets: A hotel property, commercial real estate property and the remaining portion of a previously sold commercial real estate property. The commercial real estate property and the hotel property, which were owned separately by two of the Company’s subsidiaries in San Antonio, Texas, were sold, with proceeds of $13,300,000 and $2,500,000, respectively. Additionally, the remaining portion of a commercial real estate property located in San Antonio, Texas, was also sold, with proceeds of $700,000. See Note 6 - Indebtedness for more information regarding these and other transactions.

	Commercial Property #1	Hotel Property	Parcel - Commercial Property #2	Total 2020
Contract sales price	$13,300,000	$2,500,000	$700,000	$16,500,000
Fees	(1,461,312)	(134,043)	-	(1,595,355)
Seller buildout obligation	(856,085)	-	-	(856,085)
Net book value of assets	6,425,983	1,981,889	622,466	9,030,338
Gain/(loss) on sale of assets	$4,556,620	$384,068	$77,534	$5,018,222

F-82

The following statements are the unaudited condensed consolidated balance sheets and income statements for the Company’s discontinued operations:

	As of March 31, 2021	As of December 31, 2020

ASSETS
Current assets:
Cash and cash equivalents	$206,539	$343,044
Restricted cash	-	8,201
Accounts receivable	100	18,421
Prepaid expenses	77,204	23,641
Total current assets	283,843	393,307

Investments in non-consolidated entities	77,056	77,056
Note receivables	6,323	6,323
Real estate, property and equipment, net	5,362,836	8,312,836
Total long-term assets held for sale	5,446,214	8,396,215
TOTAL ASSETS	$5,730,058	$8,789,522

LIABILITIES
Current liabilities:
Accounts payable	$699	$66,650
Accrued expenses	855,392	1,031,583
Accrued interest	133,171	133,171
Current portion of long-term debt	1,758,223	4,107,599
Total current liabilities	2,747,485	5,339,003

Long-term liabilities:
Note payable	530,596	784,945
Long-term debt, less current portion	4,883,682	5,121,760
Total long-term liabilities held for sale	5,414,278	5,906,705
TOTAL LIABILITIES	$8,161,763	$11,245,708

F-83

	For the three months ended
	March 31, 2021	March 31, 2020
Revenues
Hotel room and other revenue	$-	$377,073
Commercial property rental revenue	20,867	195,159
Total revenues, net	20,867	572,232

Costs and expenses
Operating expenses	43,328	376,244
General and administrative expenses	268,646	800,477
Total operating expenses	311,974	1,176,721

(Loss) income from operations	(291,107)	(604,489)

Other (income) expenses
Interest expense	23,825	312,346
Gain/(loss) on disposal of assets	15,000	(5,018,222)
Other expenses	(17,920)	242,682
Total (income)/loss	20,905	(4,463,194)

Net income/ (loss)	$(312,011)	$3,858,705

6.	Indebtedness

As of March 31, 2021, and December 31, 2020, the current portion of long-term debt within the Company’s unaudited condensed consolidated financial statements for our core Memory care facilities is $5,129,855 and $1,623,375, respectively. As of March 31, 2021, and December 31, 2020, the debt associated with our current portion of long-term debt within the Company’s unaudited condensed consolidated financial statements for our assets held for sale as is $1,758,223 and $4,107,599, respectively. This debt is expected to be repaid with the proceeds from the sales. See Note 2 – Summary of Significant Accounting Policies for more information about the Company’s assets held for sale.

Interest and Future Maturities

The Company has recorded interest expense in the accompanying unaudited condensed consolidated financial statements of $78,781 and $90,775 for the three months ended March 31, 2021 and 2020, respectively, and $23,825 and $312,346 for discontinued operations for the same periods.

Long-term Debt
	Continuing Core	Discontinued Non-Core	Total
2021 - Remainder of 2021	$5,129,855	$1,758,223	$6,888,078
2022	564,590	184,366	748,956
2023	485,937	499,185	985,122
2024	193,449	214,760	408,209
2025	99,485	231,519	331,004
Thereafter	2,314,231	3,731,097	6,045,328
Total obligations	$8,787,547	$ 6,619,149	$15,406,696

F-84

The following table summarizes the maturity of the Company’s long-term debt and notes payable as of March 31, 2021:

	Maturity Date	Interest Rate	March 31, 2021	December 31, 2020
Memory Care (Core) Facilities:
Naples Mortgage	December-2041	3.99%	$2,710,207	$2,731,100
MCA Invesque Loan	January-2024	8.5%	1,505,005	1,610,577
New Braunfels Business Loan	March-2022	6.25%	153,088	185,359
Gearhart Loan	April-2021	7%	238,578	238,578
Cerniglia Note	December-2021	9.85%	325,000	325,000
SBA PPP Loan	May-2022	1%	2,855,669	1,364,962
Equity Secure Fund I, LLC	March - 2022	11.50%	1,000,000	-
Notional amount of debt			8,787,547	6,455,576
Less: current maturities			5,129,855	1,623,375
			$3,657,692	$4,832,201
Non-core businesses classified as liabilities held for sale:
Hotels:
Seaworld Hotel Note (1)	January-2021	Variable	$299,000	$3,395,000
Buda Hotel Note (2)	January-2037	Variable	4,013,425	4,046,771
SBA PPP Loan	May-2022	1%	604,800	255,300
Buda Tax Loans	June-2028	8.99%	466,713	271,365
Notional amount of debt			5,383,938	7,968,436
Less: current maturities			1,045,624	3,395,000
			$4,338,314	$4,573,436

Real Estate:
Artesia Note (3)	June-2033	Variable	$235,211	$238,168
Tamir Note	March-2022	12%	300,000	300,000
Leander Note	April-2022	12.75%	700,000	700,000
Notional amount of debt			1,235,211	1,238,168
Less: current maturities			712,599	712,599
			$499,857	$502,814

As of March 31, 2021, included in the current portion of long-term debt on the accompanying unaudited condensed balance sheet is $224,207 of unamortized debt discount. As of December 31, 2020, included in long term debt on the accompanying unaudited condensed balance sheet is $21,528 of unamortized debt discount.

Notes:

(1) Interest equal to $1,000 per day for 60 days, $1,500 per day through September 17, 2019 and interest rates between 20% and 40%; refer to detail below, as in default above

(2) Interest rate equal to greater of 10.5% or 30-day LIBOR plus 8.175%

(3) Interest rate equal to greater of 10.5% or 30-day LIBOR plus 8.175%

(4) Interest rate equal to Wall Street Journal Prime plus 2.75%

(5) Interest rate equal to greater of 6.0% or Prime plus 1.0

	Maturity Date	Interest Rate	March 31, 2021	December 31, 2020
Core Businesses (Continuing Operations) Notes Payable
Cibolo Creek Partners note	December 2025	0.09%	$111,208	$-
Round Rock Development Partners Note	December 2025	0.09%	500,000	500,000
Notional amount of debt			611,208	500,000
Guarantee Fees			283,023	139,883
			$894,231	$639,883

Core Businesses (Discontinued Continuing Operations) Notes Payable
Cibolo Creek Partners note	December 2025	0.09%	$530,596	$641,804
Notional amount of debt			530,596	641,804
Guarantee Fees			-	143,141
			$530,596	$784,945

F-85

Memory Care Facilities Debt

Naples Mortgage

In connection with the Company’s purchase of its memory care facility in Naples, Florida in 2013, it assumed the underlying mortgage with Housing & Healthcare Finance, LLC, dated November 23, 2011. This mortgage is a financing administered by the U.S. Department of Housing and Urban Development or HUD. The original mortgage totaled $3.4 million. The mortgage is collateralized by a security interest in the Naples property and other assets within the Naples property. The mortgage has reducing prepayment penalties through December 31, 2021. The prepayment penalty is 2% during 2020 and 1% during 2021. The mortgage has an interest rate of 3.99%.

On April 29, 2021, the Company executed a promissory note with Benworth Capital Partners, LLC in the amount of $4,550,000. The original Naples Mortgage was paid off in the amount of $2,739,195 and there were closing costs of $354,357 which netted the Company proceeds in the amount of $1,456,448. This is a one-year home equity loan with interest only payments at a fixed interest rate of 9.95%. The loan guaranteed by certain officers and is secured by the memory care facility in located at 2626 Goodlette-Frank Road, Naples, Florida 34105.

MCA Loan

On November 6, 2017, the Company executed a promissory note for $600,000 with Mainstreet Health Financing, LP. The loan had no prepayment penalties. In January 2018, a principal payment of $300,000 was made on this loan. In November 2018, this loan agreement was amended for the then-current principal balance of $300,000. Effective July 31, 2019, the Company signed an amended and restated promissory note with the landlord parties, as defined for the principal sum of $3.3 million (the “A&R MCA Note”), including the previously outstanding principal balance of $300,000. Proceeds from the loan were used to pay outstanding obligations to certain landlords of three leased memory care facilities related to a settlement agreement between the parties. See Note 7 – Commitments and Contingencies.

In accordance with the A&R MCA Note, three principal payments totaling $1.5 million were made during 2019. Beginning January 2020, the Company is required to make monthly principal and interest payments of $47,812. The loan has a fixed interest rate of 8.5%. The note is guaranteed by certain officers and directors of the Company and is collateralized by a pledge of proceeds from the sale of Naples and Westover Town Center.

New Braunfels Business Loan

On December 23, 2015, the Company executed a business loan agreement with ServisFirst Bank for $600,000. In October 2019, the loan was extended and now matures in March 2022. The loan has a fixed interest rate of 6.25%. The note is guaranteed by certain officers and directors of the Company and is collateralized by furniture, fixtures and equipment at MCA New Braunfels.

Gearhart Loan

On April 1, 2012, the Company executed a promissory note with Betty Gearhart for $200,000 (the “Gearhart Note”). Interest accrues at a fixed rate of 7.0% and is payable quarterly in January, April, July and October. In April 2015, the Company executed the First Amended and Restated Promissory Note in the principal amount of $238,578, which extended the maturity date until April 2017. The note is collateralized by the debtor granting a security interest to Betty Gearhart including all assets of MCA, LLC as well as any proceeds (including insurance proceeds) of any and all of the foregoing collateral. The maturity date of the loan was further extended in April 2017, April 2018 and April 2020. The Second Amendment to the Amended and Restated Promissory Note (the “Second Amendment”) was executed on March 5, 2020 in the principal amount of $218,578 and has a maturity date of April 1, 2021. As of April 1, 2021 an extension agreement has not been reached, the note is currently in default.

F-86

PPP Loan

In May 2020, the Company was granted approximately $1.6 million under four separate loans under the Paycheck Protection Program (the “PPP Loans”) administered by the United States Small Business Administration (“SBA”) established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which has enabled the Company to retain the Company’s employees during the period of disruption created by the Coronavirus pandemic. The PPP Loans, which are evidenced by Notes issued by the Company (the “Note”), mature in May 2022 and bear interest at a fixed rate of 1.0% per annum, accruing from May 2020 (“Loan Date”) and payable monthly. No payments are due on the PPP Loans for six months from the date of first disbursement, but interest will continue to accrue during the deferment period. The Note is unsecured and guaranteed by the SBA. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The Note provides for customary defaults, including failure to make payment when due or to fulfill the Company’s obligations under the notes or related documents, reorganizations, mergers, Consolidations or other changes to the Company’s business structure, and certain defaults on other indebtedness, bankruptcy events, adverse changes in financial condition or civil or criminal actions. The PPP Loans may be accelerated upon the occurrence of a default. In the first three months of March 2021, the Company received $1,490,706 related to their Memory Care facilities.

Under the terms of the PPP, the PPP loans are forgivable up to the full principal amount of the loan and any accrued interest. An eligible borrow will not be responsible for any loan payment if the borrower uses all of the loan proceeds for forgivable purposes and employee and compensation levels are maintained or, if not, an applicable safe harbor exemption applies. The covered period is now defined as “the period beginning on the date the lender disburses the PPP loan and ending on any date selected by the borrower that occurs during the period (i) beginning on the date that is eight weeks after the date of disbursement and (ii) ending on the date that is 24 weeks after the date of disbursement.” With this new guidance, permissible expenses include payroll costs, qualified rent, utilities, mortgage interest and other interest payments. The Company intends to maximize the use of PPP Loan proceeds for qualifying expenses and intends to apply for forgiveness of the PPP Loans in accordance with the terms of the CARES Act. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the SBA and may also be subject to further requirements in any regulations and guidelines the SBA may adopt. As of March 31, 2021, the Company received $2,855,668 in PPP funds related to their Memory Care facilities.

Subsequently, in April 2021, the Company received a PPP loan from the First National Bank of Texas in the amount of $331,816 with a maturity date of April 2026. This PPP Loan, which is evidenced by Notes issued by the Company (the “Note”), mature in April 2026 and bear interest at a fixed rate of 1.0% per annum. No payments are due on this PPP loan until May 2022, but interest will continue to accrue during the deferment period. The Note is unsecured and guaranteed by the SBA. Once the PPP funds have been used, the Company can apply for loan forgiveness if at least 60% of the loan proceeds are used for payroll related expenses.

ERTC Funds

The Company is eligible to claim the employee retention tax credit (“ERTC”) for certain of our employees under the CARES act. The refundable tax credit for 2020 is available to employers that fully or partially suspend operations during any calendar quarter in 2020 due to orders from an appropriate governmental authority limiting commerce, travel, or group meetings due to COVID-19, and is equal to 50% of qualified wages paid after March 12, 2020 through December 31, 2020 to qualified employees, with a maximum credit of $5,000 per employee. We estimate that we will be eligible to claim tax credits of approximately $1.6 million for 2020   . The credit was modified and extended for wages paid from January 1, 2021 through June 30, 2021 by the Consolidated Appropriations Act, 2021, and we are assessing our eligibility to claim such credit. There can be no assurance that we will qualify for, or receive, tax credits in the amount we expect. Subsequently, on May 28, 2021, the Company received $885,852 in    ERTC funds.

Five C’s, LLC Loan

This note exchange agreement between AIU, Inc. and the Five C’s, LLC (“Cerniglia”) is dated as of April 2019 and had an original outstanding balance of $650,000 whereas the noteholder and borrower agreed to assign 40,521 shares of the 6.75% Series A Cumulative Convertible Preferred stock of AIU, par value $0.01 per share under the note equal to $325,000 for shares. The balance of the note, including accrued and unpaid interest after the reduction of the balance due to the assignment of $325,000 shares of the 6.75% series A Cumulative Convertible Preferred stock is now $325,000 and is payable one year after the loan was funded by the noteholder, with a right of the borrower to extend the maturity date for an additional six-month period. As of December 31, 2020, the Cerniglia note was in default. Subsequently, in February 2021, an extension agreement was signed which includes an interest rate of 9.85% per annum as well as a new maturity date of December 31, 2021. This note can be extended by the parties for successive six-month periods unless the noteholder provides a notice to the borrower that the term shall not be extended on or prior to the date that is 30 days prior than the expiration of the note.

8800 Village Drive Loan

On March 26, 2021, the Company executed a promissory note for $1,000,000 with Equity Secured Fund I, LLC. The loan matures on April 26, 2021 and is subject to one (1) twelve (12)-month extension option. The interest rate of the loan is 11.50% and is guaranteed by certain officers and is collateralized the building located at 8800 Village Drive in San Antonio, Texas. Total proceeds received by the Company was $803,063 after adjusting the interest for the period amounting to approximately $202,937 in debt issuance costs.

F-87

Debt Related to Assets Held for Sale

SeaWorld Hotel Note

On July 12, 2019, the Company executed a loan agreement with Pender West Credit 1 REIT, LLC for a principal amount of $3,395,000 (“SeaWorld Hotel Note”) to refinance existing financing for the hotel. The previously existing financing related to the Pender Loan discussed below. The note had an initial maturity date of August 1, 2020 and is collateralized by a security interest in the property and other assets within the property. The note required interest only monthly payments with the full principal balance becoming due upon the maturity date. The note contains two options to extend the maturity date by six months each. These extension options may be exercised by the Company if the company: 1) provides adequate notice, 2) is not in default, and 3) certain other provisions. The Company may prepay the note at any time without penalty. Upon the Company’s full payment of the outstanding principal balance of this note, an exit payment of 1% of the loan amount is due. The note has a variable interest rate equal to the greater of 10.5% or LIBOR plus 8.175%. The Company incurred $308,829 in financing costs related to this loan which were expensed in 2019 due to the short-term nature of the loan.

As of March 31, 2021, the Company signed an agreement (effective March 11, 2021) with Pender whereby they agree to deed the property back to the lender. Upon the closing of the sale of the property for less than the amounts owed under the loan, Pender can collect up to $300,000 from the guarantors of the loan for such a deficiency, as well as $150,000 in fees. In May 2021, the lender sold the SeaWorld property which created a shortfall of $216,000 plus the required payment of taxes in the amount of $82,500 which the Company has accrued as of March 31, 2021. Furthermore, the company is liable to pay the property taxes for 2021 the amount would be due by January 31, 2022 and will be approximately $20,000.

Buda Hotel Note

In November 2011, the Company executed a commercial loan agreement with Members Choice Credit Union totaling $4.8 million (“Buda Hotel Note”) to fund the construction of the Buda Hotel, purchase equipment, establish adequate working capital and pay closing costs. The note matures on January 25, 2037 and is collateralized by a security interest in the property and other assets within the property. The Company must pay principal and interest payments of $31,486 during the term of the note which are subject to change to amortize the principal payments of the note. The note has a variable interest rate of Prime plus 2.75% and is collateralized by a security interest in the property and other assets within the property. As of December 31, 2020 the Company was in default with Members Choice Credit Union. Subsequently, on February 23, 2021, the Company signed a conditional temporary extension agreement of the note through June 2021 whereby the Company has agreed to pay one installment of $20,000 in March 2021 and three installments of $10,000 in April, May and June 2021 respectively to keep the note out of default. Subsequently, in March 2021, the Company has made two installments of $10,000 each as per defined commitment.

PPP Loan

In May 2020, the Company was granted approximately $1.6 million under four separate loans under the Paycheck Protection Program (the “PPP Loans”) administered by the United States Small Business Administration (“SBA”) established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, which has enabled the Company to retain the Company’s employees during the period of disruption created by the Coronavirus pandemic. The PPP Loans, which are evidenced by Notes issued by the Company (the “Note”), mature in May 2022 and bear interest at a fixed rate of 1.0% per annum, accruing from May 2020 (“Loan Date”) and payable monthly. No payments are due on the PPP Loans for six months from the date of first disbursement, but interest will continue to accrue during the deferment period. The Note is unsecured and guaranteed by the SBA. The Note may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The Note provides for customary defaults, including failure to make payment when due or to fulfill the Company’s obligations under the notes or related documents, reorganizations, mergers, Consolidations or other changes to the Company’s business structure, and certain defaults on other indebtedness, bankruptcy events, adverse changes in financial condition or civil or criminal actions. The PPP Loans may be accelerated upon the occurrence of a default. For the first three months of March 2021, the Company received $349,500 in PPP loans related to their asset held for sale facilities.

F-88

Under the terms of the PPP, the PPP loans are forgivable up to the full principal amount of the loan and any accrued interest. An eligible borrow will not be responsible for any loan payment if the borrower uses all of the loan proceeds for forgivable purposes and employee and compensation levels are maintained or, if not, an applicable safe harbor exemption applies. The covered period is now defined as “the period beginning on the date the lender disburses the PPP loan and ending on any date selected by the borrower that occurs during the period (i) beginning on the date that is eight weeks after the date of disbursement and (ii) ending on the date that is 24 weeks after the date of disbursement.” With this new guidance, permissible expenses include payroll costs, qualified rent, utilities, mortgage interest and other interest payments. The Company intends to maximize the use of PPP Loan proceeds for qualifying expenses and intends to apply for forgiveness of the PPP Loans in accordance with the terms of the CARES Act. Whether forgiveness will be granted and in what amount is subject to an application to, and approval by, the SBA and may also be subject to further requirements in any regulations and guidelines the SBA may adopt. As of March 31, 2021, the Company received $604,800 in PPP loans for the Caerus facility.

Buda Tax Loan

In February 2020, the Company executed a Promissory Note with TaxCORE Lending, LLC (“Buda 2020 Tax Loan”) for a principal amount of $274,940 to finance property taxes associated with the Buda Hotel and to fully repay the Buda Tax Loan. The note matures on March 5, 2030 and is collateralized by a tax lien secured by the Buda Hotel located in Buda, Texas. The note has a fixed interest rate of 8.99%. With adequate notice, the Company may prepay the note without penalty.

During the period March 31, 2021, the Company refinanced the original note with TaxCORE lending on March 30, 2021 for a principal amount of $466,713 at a fixed rate of 8.99% and a maturity date of May 31, 2031. The note is collateralized by a tax lien contract secured by the Buda Hotel located in Buda, Texas. The Original promissory note was executed in the year 2018 with Home Tax Solutions totaling $98,070 (“Buda Tax Loan”) to fund the tax obligation of the Buda Hotel. The note matures on June 2, 2028 and is collateralized by a tax lien secured by the Buda Hotel located in Buda, Texas. The note has a fixed interest rate of 8.99%. In February 2020, this note was fully repaid with proceeds from the Buda 2020 Tax Loan

Artesia Note

On April 1, 2013, the Company executed a promissory note with FirstCapital Bank of Texas, N.A. for a principal amount of $314,500 (“Artesia Note”). The company executed an amendment to the Artesia Note on July 23, 2018 (“Amended Artesia Note”). The Amended Artesia Note had a principal balance of $266,048 upon execution. The original maturity date of the note was March 1, 2018, which was extended to June 23, 2033 in the Amended Artesia Note. The note requires equal monthly principal and interest payments through maturity and has no prepayment penalties. The note has a variable interest rate equal to the greater of 6.0% or the Prime rate plus 1.0%. The note is collateralized by a security interest in the property and other assets within the property and is guaranteed by certain officers and directors of the Company. As of March 31, 2021, the interest rate for this loan is 6% (the greater of 6% or the Prime rate of 3.25% plus 1.0%).

Tamir Note

On March 12, 2010, the Company executed a promissory note with Tamir Enterprises, Ltd. for a principal amount of $475,000 (“Tamir Note”). The Company has executed subsequent amendments to the Tamir Notes on March 1, 2013, March 12, 2016, and March 19, 2019 (collectively, the “Amended Artesia Note”). The Amended Artesia Note had a principal balance of $300,000 upon execution. As a result of the March 19, 2019 amendment, the maturity date of the note is March 12, 2022. The note requires monthly interest payments through maturity and has no prepayment penalties. The note has a fixed interest rate of 12.0% plus an additional 2% for accrued interest outstanding. The note is collateralized by a security interest in the property and other assets within the property and is guaranteed by certain officers and directors of the Company.

Leander Note

On October 5, 2018, the Company executed a loan agreement with Equity Security Investments for a principal amount of $700,000 (“Leander Note”) to refinance existing financing for the hotel. The note had an original maturity date of October 5, 2019 and was collateralized by a security interest in the property and other assets within the property and is guaranteed by certain officers and directors of the Company. The Company exercised an extension option which extended the maturity of the note to October 5, 2020. The note required interest only monthly payments with the full principal balance becoming due upon the maturity date. The note has a fixed interest rate 12.75%. As of October 12, 2020, the maturity of the note has been extended to April 5, 2021.

On April 20, 2021, the Company has exercised a one-year extension option on the Leander note that extends the new maturity date to April 5, 2022. The note has a fixed interest rate of 12.75%, which requires payment of interest on monthly rest, until the Maturity Date, at which time all outstanding principal and interest shall be finally due and payable.

F-89

Notes Payable

The Company has a related party notes payable to Cibolo Creek Partners, LLC, its affiliate Round Rock Development Partners, LP and James Walesa. These notes have a maturity date of December 31, 2025 and there is no interest accruing on any of these notes. Each of these lenders is consider a related party. For more information, see Note 9 - Related Party Transactions.

7.	Commitments and Contingencies

Franchise Agreements- Non-Core

The franchise agreement with Wyndham Hotel Group (dba MicrotelInns and Suites Franchising, Inc.) (“Microtel”) for PLBH is still effective and will end after a period of 20 years on October 12, 2032. In accordance with the agreements, the Companies are obligated to pay certain fees including a percentage (between two and eight percent) of gross revenues of each of the hotels for which the Companies receive services which include access to reservation systems, centralized marketing, and other services. During the three months ended March 31, 2021 and 2020, the Companies incurred an aggregate of zero and $105,069, respectively, related to our franchise agreements.

The Company pays the following fees as a percentage of gross income for the hotels, and they include:

(a)	Royalty and marketing fee of 6% and 2% respectively to the Wyndham Hotel Group
(b)	Online travel agency fees that range from 11% - 14%
(c)	Occupancy and County fees paid to the Count of Bexar for SeaWorld (through March 11, 2021) are 6% and 1.25% respectively
(d)	Occupancy and City fees paid to the City of Buda are 6% and 7% respectively

Contingencies

The tenant, MCA Simpsonville Operating Company LLC, referred to as Tenant, of the MCA community that is located in Simpsonville, South Carolina, referred to as the Simpsonville facility, and other affiliates of the Company have a dispute with the landlord of the Simpsonville Facility, MC-Simpsonville, SC-UT, LLC, referred to as the Landlord, and its affiliates (Embree Group of Companies: Embree Construction Group, Inc., Embree Asset Group, Inc., and Embree Capital Markets Group, Inc., referred to collectively as Embree) under the terms of the lease regarding alleged material construction and related defects of the Simpsonville Facility and other memory care facilities that have been built by Embree and are leased by subsidiaries of MCA, including the significant costs and additional investment that was required by MCA to remedy such defects. The Tenant has stopped paying rent and related charges under the lease for the Simpsonville Facility from and after January 1, 2019. The Landlord has made demands for past rent but has not instituted legal action against the Tenant. Instead, the Landlord filed a lawsuit against the guarantors of the lease, including Trident Healthcare Properties I, L.P., referred to as Trident, which is a wholly owned subsidiary of the Company and an unconditional guaranty of such lease; and the personal guarantors of the Tenant’s obligations under the Lease, including the Company’s Chairman and Chief Executive Officer. The Company has an obligation to indemnify and hold such individuals (other than the Company’s Chairman) harmless under such personal guarantees, and Trident is a consolidated subsidiary in the Company’s financial statements. The Company’s Chairman has indemnified the Company for all obligations of the Company with respect to obligations to the Landlord in connection with this litigation, including the Company’s obligations to such indemnified individuals and the Company’s subsidiaries. This litigation is captioned and numbered MC-Simpsonville, SC-UT, LLC v. Steve Person, et. al., Cause No. 19-0651-C368 and is pending in the 368th Judicial District Court of Williamson County, Texas. The trial court has issued a judgment on damages in the amount of $2,801,365. The trial court has not made findings of fact related to the Tenant’s liability under the Lease. The Company has accrued an amount that it determines is reasonable with respect to this contingency. The Company intends to appeal the trial court judgement including the amount of the damages. If the appeal is successful, then the trial court judgement may be vacated and a new trial will be required or the amount of the damage award may be reduced, or both, however the Company is not able to determine if it will prevail in such appeal. The Landlord filed a second action against Trident and the other guarantors on April 9, 2021, for claims similar to the action described above including relief for payment of rent past due and reimbursement of taxes from October 2020 to the time of the trial in this action. Trident and the other guarantors intend to respond to this action. The Company is not able to determine if it will prevail in such litigation.

F-90

Certain subsidiaries of the Company that operate hotel assets have not paid employment related taxes such as required withholdings for Texas State unemployment taxes and federal income tax and employee and employer contributions for FICA (Social Security and Medicare) taxes, and federal unemployment tax for the period from December 31, 2018 to December 31, 2019. These subsidiaries have since made the appropriate filings with the Internal Revenue Service and the Company has accrued the full estimated amount of the underpaid taxes as well as the estimated penalties and interest. As of March 31, 2021, the amount of the estimated taxes, penalties, and interest, assuming that there is no waiver or mitigation of the penalties, is $605,653. The Company has accrued this amount in its unaudited condensed consolidated financial statements as of March 31, 2021.

Trident and certain of its subsidiaries that are related to the MCA communities are subject to leases from Invesque Holdings, LP and its subsidiaries, referred to collectively as Invesque, filed for bankruptcy in the United Stated Bankruptcy Court of the Western District of Texas, San Antonio Division on June 4, 2019. The Trident subsidiaries that were debtors in the bankruptcy case are MCA, MCA Mainstreet Tenant LLC, MCA Westover Hills Operating Company LLC, MCA Management Company, Inc., MCA New Braunfels Operating Company, LLC, MCA Westover Hills, LLC and Memory Care at Good Shepherd, LLC. The bankruptcy case was dismissed on July 30, 2019 in consideration of a settlement agreement among Trident and its affiliates and Invesque and its affiliates which restructured the debt owed by Trident and its affiliates to Invesque and restructured the leases. The settlement agreement enabled Trident, MCA, and its subsidiaries to operate as going concerns and pay their prepetition debts in full. There is no aspect of this bankruptcy case that is currently pending. Trident and its subsidiaries continue to operate in compliance with the terms of the settlement agreements.

In addition, from time to time, the Company becomes involved in litigation matters in the ordinary course of its business. Such litigations include two actions that allege negligence and other claims regarding the death of a resident in a memory care facility: (1) Diane Hamilton, as the Executor of the Estate of Theodore Wilkins Hamilton v. MCA Simpsonville Operating Company, LLC, which action was brought in South Carolina state court on August 6, 2020, and (2) John Gotierrez v MCA Westover Hills Operating Company, LLC, which action was brought in Texas state court on August 28, 2020. Each action is in the discovery stage of the proceeding. The Company has, with respect to each action: (1) referred the action to its insurance carrier, and (2) believes that it has valid and meritorious defenses, and (3) has not accrued any amounts in its consolidated financial statements. Although the Company is unable to predict with certainty the eventual outcome of any litigation, the Company does not believe any of its currently pending litigation is likely to have a material adverse effect on its business.

Indemnification Agreements

Certain lease and other obligations of the Company are guaranteed in whole or in part by James Walesa and/or BJ Parrish and others. The Company has agreed to indemnify and hold each such individual harmless for all liabilities and payments on account of any such guaranty. The lease obligations of the Company for its lease obligations for four of its five MCA facilities, including the lease of the MCA community that is located in Simpsonville, South Carolina, referred to as the Simpsonville facility. This is the facility that is the subject of a litigation and judgement against certain of our subsidiaries. We have been fully indemnified by James Walesa for all obligations that the company may incur with respect to an adverse judgement against the Company, including any post-judgement interest. Such indemnification by James Walesa is under an agreement dated as of July 30, 2020. Under such agreement, James Walesa receives a fee equal to 2% of the total amount payable by AIU or any of its subsidiaries which is payable in units of shares of the Clearday Care Preferred and Clearday Warrants at $10.00 per unit, which is the same as the cash payment for such units by third parties in the offering of such units by Clearday Care. In the event that Mr. Walesa is required to make any payments under this indemnification, then Company will issue shares of Clearday Care Preferred and Clearday Warrants, at $10.00 per unit, for the amount of such payment.

Subsequently, an amendment to the indemnification agreement above was signed on January 19, 2021 in which additional securities were pledged on behalf of James Walesa for all obligations that Company may incur with respect to an adverse judgement and/or any post-judgement interest. In the event that Mr. Walesa is required to make any payments under this amended indemnification agreement, then Company will issue shares of AIU Care, AIU Warrants and AIU Common Stock at $10.00 per unit as well as Series A Preferred at $20.00 per unit, for the amount of such payment.

Superconductor Merger Commitment

During the three months ended March 31, 2021, the Company agreed to pay Superconductor $120,000 per month beginning with February until June 30, 2021 (the “Operating Payments”) or an aggregate amount equal to $600,000. These payments will be deferred as may be agreed by Superconductor and the Company to the extent that Superconductor receives loans under the Payment Protection Program or other benefits under the Cares Act. Such payments will be deemed distribution to Superconductor by Naples JV, LLC on account of its preferred interests.

8.	Earnings Per Share

Basic net income (loss) per common share is calculated by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net income (loss) per share is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares and potentially dilutive securities outstanding for the period. For the Company’s diluted earnings per share calculation, the Company uses the “if-converted” method for preferred stock and convertible debt and the “treasury stock” method for Warrants and Options.

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The following tables set forth the potentially dilutive shares that were anti-dilutive in their respective periods as the Company had net losses in 2021 and 2020, respectively.

Dilution shares calculation	For the Three Months ended March 31,
	2021	2020
Series A 6.75% Preferred Stock Convertible	9,351,043	8,803,410
Series I 10.25% Preferred Stock Convertible	498,478	142,139
Limited Partnership Units	714,381	535,851
Warrants	1,107,896	658,183
Total participating securities (1)	11,671,798	10,139,583

(1) There are 1,200,000 common stock shares that are contingent on certain financial transactions.

9.	Related Party Transactions

Background

The Related Party Disclosures Topic provides disclosure requirements for related party transactions and certain common control relationships. Accounting and reporting issues concerning certain related party transactions and relationships are addressed in other Topics.

Information about transactions with related parties is useful in comparing an entity’s results of operations and financial position with those of prior periods and with those of other entities. It helps users of financial statements to detect and explain possible differences.

Debt

There are some loans in which executive management has either loaned money to or received money from entities where they have a mutual interest. In addition, there are loans made by the company itself in which certain executives personally guarantee the debt.

In both 2018 and 2019 both Cibolo Creek Partners, LLC (“Cibolo Creek”) and its affiliate Round Rock Development Partners, LP (“Round Rock”) have from time to time made loans to the Company under revolving credit notes that bear interest at the then applicable federal rate and are payable on demand or other date that was specified by such lender. Certain officers serve on the board of directors of Cibolo Creek. As of March 31, 2021, Cibolo Creek and Round Rock were owed $641,804 and $500,000 respectively by the Company.

Equity

Guarantees

From time-to-time certain officers and directors will personally guarantee a loan. There is a guarantee fee agreement in place that details the amount of the fee as well as payment terms for certain executives in the Company. The amount of the fee is capped at 1% of the amount of the outstanding note regardless of how many guarantors there are on the loan or such other amount determined by the board of directors.

Agents

Arkadios Capital, LLC

The Company’s president is currently a registered representative with Arkadios Capital LLC (“Arkadios”), a SEC full-service broker dealer. The Company entered into a placement agreement with Arkadios as a broker agent in 2019 and have retained their services as a non-exclusive placement agent in connection with the offering by AIU Alt Care and Clearday OZ Fund of their securities. No amounts have been earned or paid under this arrangement to date.

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DBC Strategy Partners, LLC

For the year ended December 31, 2020, the Company had retained DBC Strategy Partners, LLC, a company that is owned by Dickson Co, who was the interim Executive Vice President – Chief Financial Officer of the Company, while also providing bookkeeping services for fees in the amount of $5,350 and $7,250 respectively per month. In addition, Dickson Co has a restricted stock agreement that will award him 5,000 shares of the Company’s common stock. These shares of restricted common stock vest immediately and the Company valued the 5,000 shares at $10 per share, on the date of the agreement. In September 2020, the Company hired a permanent CFO so DBC Strategy Partners LLC owned by Dickson Co was given a 60-day notice to continue his bookkeeping services through year-end. The Company officially terminated Dickson Co on December 31, 2020 and he was retained through January 2021 to provide specific transition related services.

10.	Equity / (Deficit)

The material terms of the certificate of the incorporation became effective as of September 2018. The amended and restated certificate of incorporation authorizes the Company to issue 100,000,000 shares of common stock, par value of $0.01 per share and 30,000,000 shares of preferred stock, $0.01 par value.

Common Stock

As of January 1, 2018, the Company entered into separate amended and restated equity agreements authorizing the issuance of up to 400,091 shares of common stock. An additional 10,000 common stock shares were purchased at par value $.01 for $100 for a total of 410,091 common stock shares issued and outstanding on December 31, 2019. For the three months ended March 31, 2021, the company awarded restricted stock in the amount of 57,000 shares to various officers and employees. The common stock shares were vested for compensation for services in the amount of $570,000 during 2021. The Company reserved 1,200,000 shares of restricted stock in the amount of $12,000,000 contingent upon the Company’s successful public filing for issuance to certain members in Note 1 described as 2018 acquisition targets.

Liquidation Preference

In the event of the Company’s liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which the Company may designate and issue in the future.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this absence of cumulative voting, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. In addition, the Company’s amended and restated certificate of incorporation also provides that the Company’s directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the consolidated voting power of all the Company’s stockholders entitled to vote on the election of directors, voting together as a single class.

Subject to supermajority votes for some matters, matters shall be decided by the affirmative vote of the Company’s stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter, provided that the holders of the Company’s common stock are not allowed to vote on any amendment to the Company’s certificate of incorporation that relates solely to the terms of one or more series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders or one or more such series, to approve such amendment. The affirmative vote of the holders of at least 75% of the votes that all of the Company’s stockholders would be entitled to cast in any annual election of directors and, in some cases, the affirmative vote of a majority of minority stockholders entitled to vote in any annual election of directors are required to amend or repeal the Company’s bylaws, amend or repeal certain provisions of the Company’s certificate of incorporation, approve certain transactions with certain affiliates, or approve the sale or liquidation of the company. The vote of a majority of minority stockholders applies when an individual or entity and its affiliates or associates together own more than 50% of the voting power of the Company’s then outstanding capital stock.

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Preferred Stock

Equity of the Company

Series A 6.75% cumulative convertible preferred stock, $0.01 par value, had 15,000,000 authorized shares with 9,351,043 and 9,213,705 issued and outstanding as of March 31, 2021 and December 31, 2020, respectively. Each share of Series A preferred stock has a stated value equal to the Series A original issue price. The conversion rate to the number of shares of common stock is equal to 1 share for each share of Series A preferred stock.

On December 31, 2018, Allied Integral United, Inc. acquired the businesses of certain affiliates and entities; see “Equity of Subsidiary” note below. The debt and equity of these affiliates and entities was converted to equity through the issuance of Series A 6.75% preferred stock.

Dividends and Distributions

For the Three months ended March 31, 2021 and March 31, 2020, the Company recognized dividends for the 6.75% Series A preferred stock in the amount of $2,746,760 and $2,738,580, respectively.

Warrants

As of March 31, 2021, the Company issued warrants to investors in the Alt Care Preferred and units of limited partnership interests in Clearday OZ Fund that totaled 467,858 and 640,038, respectively. At the time of a public offering 1,107,896 shares will be converted at $8 per share.

Restricted Stock

On March 31, 2021, the Company issued an additional 57,000 total shares of restricted common stock to executives of the Company, an officer of the Company and certain employees of the Company. For the three months ended March 31, 2021, shares issued of restricted common stock vest over 33 months and the Company valued the 57,000 shares at $10 per share, on the date of the agreement.

As of March 31, 2021, the Company has awarded restricted stock worth $5,103,160 to various officers, directors and consultants (510,316 restricted shares) that will be amortized over the requisite service period. As of March 31, 2021, there was $2,765,330 in unamortized stock compensation.

Equity of Subsidiary

Non-Controlling Interest

In November 2019, a certificate of incorporation was entered into by AIU Alt Care for Series I 10.25% cumulative convertible preferred stock, par value $0.01 per share. The agreement authorizes the issuance of 1,500,000 shares of preferred stock and 1,500,000 of common stock and the number of shares designated is 700,000. Each share of Series I preferred stock shall have a stated value equal to the Series I original issue price. The exchange rate is 1 share of AIU Alt Care preferred stock to 1 share of the Company’s common stock. For the three months ended March 31, 2021, $257,000 was invested in AIU Alt Care in exchange for 25,700 shares.

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In October 2019, AIU Alt Care formed AIU Impact Management, LLC and they formed Clearday OZ Fund which is managed by AIU Impact Management, LLC, as the general partner. For the three months ended March 31, 2021, Clearday OZ Fund issued 41,317 units of limited partnership units in the amount $413,167, which convert into one share of common stock. For the three months ended March 31, 2020, 25,700 units of limited partnership interests in Clearday OZ Fund were issued in the amount of $257,000.

On March 31, 2020, AIU Alt Care entered into an independent consulting agreement, or the Consulting Agreement, pursuant to which the Company issued 5,000 shares of AIU Alt Care Preferred Stock to the Consultant as partial consideration for financial services rendered. In connection with this transaction, the Company valued the 5,000 shares of AIU Alt Care Preferred Stock at $10 per share for $50,000, on the date of the agreement.

Non-Controlling Interest loss allocation

The company applied ASC 810-10 guidance to correctly allocate the percentage of loss attributable to the NCI of each company. For the three months ended March 31, 2021, the loss for AIU Alt Care is $234,334 and gain for Clearday Oz Fund is $6,503. For the three Months ended March 31, 2020, the losses for both AIU Alt Care and Clearday OZ were $208,157 and $332,739, respectively. Based on 99% ownership interest, AIU Alt Care incurred a loss attributable to the NCI amounting to $ 231,991 and Clearday OZ fund incurred a gain of $ 6,439 in 2021 and incurred losses of $206,097 and $329,444, respectively, for 2020

Cumulative Convertible Preferred Stock and Limited Partnership Interests in Subsidiaries (NCI)

For the three months ended March 31, 2021, AIU Alt Care closed subscriptions and issued and sold 25,700 shares of Series I Cumulative Convertible Preferred Stock (the “Alt Care Preferred Stock”), par value $0.01 per share, and 41,317 units of limited partnership interests in Clearday OZ Fund.

The terms and conditions of the Alt Care Preferred Stock and the limited partnership interests in the Clearday OZ Fund allow the investors in such interests to exchange such securities into the Company’s common stock at the then Company common stock price. For the three months ended March 2021, AIU Alt Care and Clearday OZ fund issued 25,700 and 41,317 warrants, respectively.

Each warrant has a term of ten years and provides for the purchase of the 1 share of the Company’s common stock at a cash exercise price equal to 50% of the price per share of the Company’s common stock when the Company becomes a public company by filing a registration statement, reverse merger or other transaction. The number of shares of the Company’s common stock and the warrant exercise price will be subject to adjustment for stock dividends, stock splits, combinations or other similar recapitalizations after the initial exercise price has been determined.

Dividends on the Alt Care Preferred Stock and preferred distributions on the units of limited partnership interests in Clearday OZ Fund are at each calendar quarterly month end at the applicable dividend rate (10.25%) on the original issue price of the Alt Care Preferred Stock or the units limited partnership interests. Dividends will either (a) be payable in cash, if and to the extent declared by the board of directors or the general partner, or (b) by issuing Dividend Shares equal to the aggregate accrued dividend divided by the Series I Original Issue Price. Dividends, if noticed to the Holder, will be payable after the Dividend Payment Date.

Each of the Company, Alternative Care and Clearday OZ Fund shall redeem the Alt Care Preferred Stock or the units of limited partnership interests on the 10 Year Redemption Date that is ten years after the final closing of the offering. The cash at a redemption price is equal to the unreturned investment in the Alt Care Preferred Stock or units of limited partnership interests. Upon consummation of certain equity offerings prior to May 1, 2022, AIU Alt Care may, at its option, redeem all or a part of the Alt Care Preferred Stock for the liquidation preference plus a make-whole premium. In addition, upon the occurrence of, among other things (i) any change of control, (ii) a liquidation, dissolution, or winding up, (iii) certain insolvency events, or (iv) certain asset sales, each holder may require the Company to redeem for cash all of such holder’s then outstanding shares of Alt Care Preferred Stock.

The Certificate of Designation also sets forth certain limitations on the Company’s ability to declare or make certain dividends and distributions and engage in certain reorganizations. The limited partnership agreement has similar provisions.

Subject to certain exceptions, the holders of Alt Care Preferred Stock and the units of limited partnership interests have no voting power and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock or partnership interests, and are not be entitled to call a meeting of such holders for any purpose, nor are they entitled to participate in any meeting of the holders of the Company’s common stock or participate in the management of Clearday OZ Fund by its general partner.

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11.	Income Taxes

The Company did not recognize a benefit or provision for income taxes for the Three Months ended March 31, 2021 and March 31, 2020.

The Company evaluates its deferred tax assets on a quarterly basis to determine if a valuation allowance is required based on whether it is more likely than not that some portion of the deferred tax asset would not be realized. The Company has assessed its position and decided that a 100% valuation allowance as of March 31, 2021 and March 31, 2020 is necessary at this time.

For the three months ended March 31,
	2021	2020
Current tax provision (benefit):
Federal	$-	$-
State	-	-
Total current tax benefit	-	-
Deferred Tax provision:
Federal	-	-
State	-	-
Total deferred tax provision	-	-
Total tax provision	$-	$-

	For the Three Months ended March 31,
	2021	2020
Taxes at statutory U.S. federal income tax rate	21.0%	21.0%
State and local income taxes, net of federal tax benefit	6.7%	6.7%
Other differences, net	0.0%	0.0%
Valuation allowance	-27.7%	-27.7%
Effective tax rate	0.0%	0.0%

12.	Subsequent Events

We evaluated subsequent events and transactions occurring after March 31, 2021 through the date these consolidated financial statements were available to be issued.

Cash Received from Investors and Related Parties

Additional investments in Non-Controlling interest

Subsequent to March 31, 2021, AIU Alt Care, Inc. closed subscriptions and issued and sold 4,000 shares of Series I Preferred Stock in the amount of $40,000 from investors. Similarly, Clearday Oz Fund closed subscriptions and issued and sold 20,000 units of limited partnership interest in the amount of $200,000 from investors. In addition, in connection with the transaction the Company issued warrants to investors in the Alt Care Preferred and units of limited partnership interests in Clearday OZ Fund that totaled 4,000 and 20,000, respectively.

Contingencies

On April 9, 2021, MC-Simpsonville, SC-1-UT, as landlord of the premises located at 645, Scuffletown Road in Simpsonville, South Caroline, filed a litigation with District Court of Williamson County, Texas, against Steve Person, Jim Walesa and Trident Healthcare Properties I, LP for recovery of dues post November 1, 2020, related with Rent, taxes, late and contractual fees, along with interest and court fees. The Company is not able to determine if it will prevail in such litigation.

ERTC Funds

The Company is eligible to claim the employee retention tax credit (“ERTC”) for certain of our employees under the CARES act (Refer note Memory Care Facilities Debt – ERTC Fund). For the three months ended March 31, 2021 the Company had not received any funds. Subsequently, on May 28, 2021 the Company received $885,852. The amount received is equal to 50% of qualified wages paid after March 12, 2020 through December 31, 2020 to qualified employees, with a maximum credit of $5,000 per employee.

Primrose

On May 28, 2021, the Company acquired all of the equity interests of Primrose Wellness Group LLC (“Primrose”), a San Antonio, Texas licensed adult day care facility that provides affordable daily care services, including ADLs (activities of daily living), nursing services, physical rehabilitative services and other supportive services, primarily to military veterans, including those with VA benefits. The acquisition required the approval of the Texas Department of Health and Human Services. The Company plans to expand the daily activities provided by Primrose including offering its proprietary Clearday Restore services, which provides a combination of aromatherapy and massage therapy designed to help people with a wide range of lifestyle limiting conditions. The Company acquired Primrose for a cash purchase price in the amount of $300,000 that is payable in three equal installments at the closing, and at six months after the closing and one year after the closing. In connection with this acquisition, the Company modified the existing lease terms and guaranteed the lease obligations in full and agreed to employ the two founders of Primrose who will continue as continue as licensed directors of Primrose.

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Annexes

ANNEX A

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

Dated as of June 11, 2021

By and Among

SUPERCONDUCTOR TECHNOLOGIES INC.,

AIU SPECIAL MERGER COMPANY, INC.

and

ALLIED INTEGRAL UNITED, INC.

AGREEMENT AND PLAN OF MERGER

Exhibit A	Amendment to the certificate of designation of the Clearday Care Preferred Stock (reference Section 1.4(e)(i))
Exhibit B	Amendment to the amended and restated limited partnership agreement of the OZ Partnership (reference Section 1.4(e)(ii))
Exhibit C	Form of the amended and restated certificate of incorporation of Clearday (reference Section 1.5)
Exhibit D	Form of the amended and restated bylaws of Clearday (reference Section 1.5)
Exhibit E	Form of the Certificate of Designation of the Parent New Preferred Stock (reference Section 2.10(b))
Exhibit F	Form of Officer Agreements (reference Section 5.8(b))

ii

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, is entered into as of June 11, 2021 (this “Agreement”), by and among SUPERCONDUCTOR TECHNOLOGIES INC., a Delaware corporation (“Parent”), AIU SPECIAL MERGER COMPANY, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Purchaser Parties”), and ALLIED INTEGRAL UNITED, INC., a Delaware corporation that conducts business as Clearday (“Clearday”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Article X hereof.

RECITALS

A. Parent, Purchaser and Clearday have executed and delivered that certain Agreement and Plan of Merger by and among the Purchaser Parties and Clearday, dated as of February 26, 2020 (the “Initial Agreement”), as amended by that certain Amendment No. 1 to Merger Agreement by and among the Purchaser Parties and Clearday dated as of May 12, 2020 (“Amendment No. 1” and, together with the Initial Agreement, the “Existing Agreement”);

B. The parties entered into an Agreement and Plan of Merger dated as of May 14, 2021 (the “2021 Agreement”) that, among other matters, confirmed the expiration or termination of the Existing Agreement without any liability among the parties thereto, and the parties intend to amend and restate the 2021 Agreement with respect to the treatment of the Clearday Preferred Shares (as defined below) as provided in this Agreement;

C. It is proposed that Clearday and Purchaser shall merge (the “Merger”) with Clearday being the surviving entity, pursuant to which (i) each of the issued and outstanding shares of common stock of Clearday, par value $0.01 per share (the “Clearday Common Shares”), shall be converted into the right to receive the Common Merger Consideration upon the terms and subject to the conditions provided in this Agreement; and (ii) each of the issued and outstanding shares of the Clearday Series A 6.75% Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Clearday Preferred Shares”) that have not been converted by Clearday into Clearday Common Shares, shall be converted into the right to receive shares of the Preferred Merger Consideration upon the terms and subject to the conditions provided in this Agreement.

D. The Board of Directors of Parent (the “Parent Board of Directors”) and the Board of Directors of Purchaser (the “Purchaser Board of Directors”) each has determined that this Agreement, the Merger, and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of Parent and the holders of Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”) and the holders of Parent’s Series A Convertible Preferred Stock, par value $0.001 per share (the “Parent Preferred Stock”), and Parent, as the sole stockholder of Purchaser, has adopted this Agreement.

E. The Board of Directors of Clearday (the “Clearday Board of Directors”) has determined that this Agreement, the Merger, and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of Clearday and the holders of Clearday Common Shares (the “Clearday Common Stockholders”) and the holders of the Clearday Preferred Shares (the “Clearday Preferred Stockholders”) and the holders of the securities that have been issued by Clearday Care and the OZ Partnership.

F. The board of directors of each of Parent, Purchaser, and Clearday has approved this Agreement, the Merger and the other transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, and intending to be legally bound hereby, Clearday and the Purchaser Parties hereby agree, as follows:

ARTICLE I. MERGER

Section 1.1. The Merger.

(a) Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, Purchaser shall merge with and into Clearday.

(b) Surviving Company. Following the Merger, the separate corporate existence of Purchaser shall cease and Clearday shall continue as the surviving entity (the “Surviving Company”) in accordance with the DGCL. The Merger shall have the effects set forth in Section 251of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges and powers of Clearday and Purchaser will vest in the Surviving Company, and all of the debts, Liabilities and duties of Clearday and Purchaser will become the debts, Liabilities and duties of the Surviving Company.

Section 1.2. Closing.

The closing of the Merger (the “Closing”) will take place, unless otherwise agreed by Parent and Clearday, at 9:00 a.m., local time in New York, New York, as promptly as practicable, but in no event earlier than the third (3rd) Business Day after the satisfaction or waiver of all of the conditions (other than those conditions that by their nature are to be satisfied by actions taken at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Proskauer Rose LLP, 2029 Century Park East, Suite 2400, Los Angeles, CA 90067-3010, unless this Agreement has been terminated pursuant to its terms or unless another date or place is agreed to in writing by the parties.

Section 1.3. Effective Time.

Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, Merger Sub and Clearday shall file with the Secretary of State of the State of Delaware (the “Delaware Secretary”) the certificate of merger or other appropriate documents (the “Certificate of Merger”) in such form as is required by, containing all information required by, and executed in accordance with, the relevant provisions of the DGCL and the parties shall make all other filings, recordings or publications required under the DGCL to consummate the Merger and effect the amendment to the certificate of incorporation of Parent as contemplated by this Agreement, including the Parent Reverse Stock Split and filing the certificate of designations to authorize the Parent New Preferred Stock. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Delaware Secretary in accordance with the DGCL, or at such other time as the parties shall agree as specified in the Certificate of Merger in accordance with applicable Law (the “Effective Time”).

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Section 1.4. Merger Consideration.

(a) Cancellation of Certain Clearday Common and Preferred Shares; Cancellation of Certain Parent Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, or Clearday, (i) each Clearday Common Share, and each Clearday Preferred Share, in each case issued and outstanding immediately prior to the Effective Time and that is owned by Parent, Clearday or any of their respective direct or indirect wholly-owned Subsidiaries (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) and (ii) each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Clearday or any of its direct or indirect wholly-owned Subsidiaries, including the 400,000 shares of Parent Common Stock held by Clearday held as of the date of this Agreement (as proportionally adjusted for the Parent Reverse Stock Split), shall automatically be cancelled and cease to exist, and no payment shall be made with respect thereto.

(b) Conversion of the Clearday Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, Clearday or any of Clearday stockholders:

(i) the Clearday Common Shares (including each Clearday Common Share that is issued on account of the conversion of Clearday Preferred Shares at or prior to the Effective Time) shall be converted into the right to receive the consideration described in this Section 1.4(b) in each case, subject to adjustment as provided in Section 1.4(j) (the “Merger Consideration”):

(A) except for any Clearday Common Shares that are cancelled pursuant to Section 1.4(a), each Clearday Common Share issued and outstanding immediately prior to the Effective Time, including each Clearday Common Share that is issued on account of the conversion of certain Clearday Preferred Shares to Clearday Common Shares, shall automatically be converted into the right to receive the number of shares of Parent Common Stock equal to the Exchange Ratio times such Clearday Common Share (the “Common Merger Consideration”); and

(B) except for any Clearday Preferred Shares that are cancelled pursuant to Section 1.4(a) or otherwise converted into Clearday Common Shares, each Clearday Preferred Share issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive one (1) share of Parent New Preferred Stock (the “Preferred Merger Consideration”).

(ii) All such Clearday Common Shares, and Clearday Preferred Shares, when so converted, shall no longer be outstanding and automatically shall be canceled and shall cease to exist, and each holder of a Clearday Share Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration applicable to them (i.e., the Common Merger Consideration in the case of Clearday Common Shares and the Preferred Merger Consideration in the case of Clearday Preferred Shares) to be paid in consideration therefor upon the surrender of such Clearday Share Certificate in accordance with Article II, without interest, together with the right, if any, to receive an amount of cash pursuant to Section 2.9 in lieu of fractional shares of Parent Common Stock into which such Clearday Common Shares or the Clearday Preferred Shares have otherwise been converted pursuant to this Section 1.4(b).

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(c) Treatment of Clearday Warrants. At the Effective Time, each warrant to acquire shares of Clearday Common Shares (each, a “Clearday Warrant”) issued by Clearday that is outstanding immediately prior to the Effective Date, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Parent and shall be amended to represent a right to purchase shares of Parent Common Stock (such Clearday Warrant, as amended being a “Parent Warrant”). Each such Parent Warrant shall be a warrant to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Clearday Common Shares subject to such Clearday Warrant immediately prior the Closing Date; and (ii) the Exchange Ratio; and with an exercise price that is determined in accordance with the terms of the Clearday Warrant, which is 50% of the volume weighted average price of Parent Common Stock for the 20 consecutive Trading Days immediately preceding the Closing Date (as adjusted for the Parent Reverse Stock Split).

(d) Treatment of Clearday Restricted Shares. Clearday shall take all requisite action so that, at the Effective Time, each Clearday Common Share subject to vesting, repurchase, or other lapse of restrictions (a “Clearday Restricted Share”) that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and shall be converted into a Parent Restricted Share in accordance with this Section 1.4(e). Each Parent Restricted Share shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Clearday Restricted Share immediately before the Effective Time (including vesting, repurchase, or other lapse restrictions). As of the Effective Time, each such holder of Clearday Restricted Shares so assumed and converted will receive that number of whole Parent Restricted Shares equal to the product of: (i) the number of Clearday Restricted Shares held by that holder as of immediately prior to the Effective Time; and (ii) the Exchange Ratio, together with the cash amount, if any, payable to the holder in lieu of fractional shares pursuant to Section 2.9.

(e) Treatment of Clearday Subsidiary Stock.

(i) At the Effective Time, and in accordance with the terms of each share of the 10.25% Series I Cumulative Convertible Preferred Stock (“Clearday Care Preferred Stock”) of AIU Alternative Care, Inc., a Delaware corporation that conducts business under the name Clearday (“Clearday Care”) that is outstanding as of the Effective Time and which may be converted in accordance with the terms thereof into Clearday Common Shares, shall be amended in accordance with the terms thereof, to confirm that the references to “Parent” in the certificate of designation of the Clearday Care Preferred Stock shall refer to Parent (Superconductor Technologies Inc.) and there will be conforming changes to the term “Parent Conversion Stock” in such certificate of designation, which certificate of designation, as so amended, shall be substantially in the form of the amended and restated certificate of designation of the Clearday Care Preferred Stock, attached hereto as Exhibit A.

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(ii) At the Effective Time, and in accordance with the terms of the amended and restated limited partnership agreement of Clearday Alternative Care OZ Fund LP, a Delaware limited partnership that was formed to provide investors with the benefit of investing in opportunity zones under the Tax Cuts and Jobs Act of 2017 (the “OZ Partnership”) which provides for the issuance of units of limited partnership interests therein (“OZ LP Interests”) which may be converted in accordance with the terms thereof into Clearday Common Shares, shall be amended in accordance with the terms of such limited partnership agreement, to confirm that the references to “Parent” in such limited partnership agreement shall refer to Parent (Superconductor Technologies Inc.) and there will be conforming changes to the term “Parent Common Stock” in such limited partnership agreement, which limited partnership agreement, as so amended, shall be substantially in the form of the amended and restated limited partnership agreement of the OZ Partnership, attached hereto as Exhibit B.

(f) Resolutions and Other Clearday Actions. At or prior to the Effective Time, Clearday, the Clearday Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee or stockholder consents) that may be necessary to effectuate the provisions of paragraphs Section 1.4(c), Section 1.4(d), Section 1.4(e) and Section 1.4(f) of this Section 1.4.

(g) Parent Actions.

(i) At or prior to the Effective Time, Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Equity Awards as a result of the actions contemplated by this Section 1.4.

(ii) At or prior to the Effective Time, Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to issuance upon the conversion or exchange of the Clearday Preferred Shares, the Clearday Warrants, the Clearday Care Preferred Stock, and the OZ LP Interests.

(h) Conversion of Purchaser Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, Clearday or the holders of any of the capital stock of Clearday, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall automatically be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

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(i) Certain Adjustments.

(i) If prior to the Effective Time, Clearday should split, combine or otherwise reclassify the Clearday Common Shares, or the Clearday Preferred Shares, or make a distribution payable in any such shares of the capital stock of Clearday, or otherwise change any such shares of the capital stock of Clearday into any other securities, or make or pay any other dividend or distribution, then (without limiting any other rights of Parent or Purchaser hereunder), the Merger Consideration of the applicable Clearday securities shall be ratably adjusted, it being acknowledged that the aggregate Merger Consideration will not be changed.

(ii) If prior to the Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Stock, or make a distribution in Parent Common Stock, or otherwise change the Parent Common Stock into other securities, or make or pay any other dividend or distribution, then the Exchange Ratio used for the securities issued by Clearday shall be ratably adjusted.

(iii) In addition to the foregoing, Clearday shall have the right, to the extent consistent with the DGCL and the terms of the applicable securities issued by Clearday or its applicable Subsidiaries, and to the extent it does not adversely impact the economic or legal benefits to Parent and its stockholders hereunder, to allocate or reallocate the aggregate number of Parent Common Stock that is issued on the Effective Date or issuable under the terms of the (A) Parent New Preferred Stock issued to the holders of the Clearday Preferred Shares, (B) Parent Warrants issued to the holders of the Clearday Warrants, or (C) the exchange or conversion of the Clearday Care Preferred Stock or the OZ LP Units; provided that (X) any such allocation or reallocation shall first be documented in an appropriate amendment to this Agreement in form and substance reasonably acceptable to Parent and Clearday; and (Y) the aggregate amount of Parent Common Stock so issued or issuable is not more than the number set forth in Section 5.10.

This Article I shall in all cases be interpreted to be consist with Section 5.10, as conclusively determined by Parent and Clearday.

Section 1.5. Organizational Documents.

At the Effective Time, the certificate of incorporation and bylaws of Clearday in effect immediately prior to the Effective Time will be amended and restated to be in the form set forth in Exhibit C and Exhibit D hereto, respectively, and, as so amended and restated, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company.

Section 1.6. Directors and Officers of the Surviving Company.

The directors and officers of Clearday immediately prior to the Effective Time shall, from and after the Effective time be the directors and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

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Section 1.7. Appraisal Shares.

Notwithstanding Section 1.4, the Clearday Common Shares or Clearday Preferred Shares issued and outstanding immediately prior to the Effective Time (other than such shares canceled in accordance with Section 1.4(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights in respect of such shares in accordance with the DGCL (such shares being referred to collectively as the “Appraisal Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead the holders thereof shall cease to have any rights with respect thereto other than the right to payment of the appraised value of such shares in accordance with the DGCL; provided that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such Clearday Common Shares or Clearday Preferred Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.4, without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such uncertificated share, as the case may be. Clearday shall timely send its stockholders all notices and information required by Section 262 of the DGCL in connection with appraisal rights. Clearday shall provide Parent prompt notice of any demands received by the Clearday for appraisal of shares of Clearday Company Stock or Clearday Preferred Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to Clearday prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all substantive discussions with third parties, negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, Clearday shall not voluntarily make any payment with respect to, or voluntarily offer to settle or settle, any such demands prior to the Effective Time.

ARTICLE II.

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.1. Exchange Agent.

At or before the Effective Time, Parent shall appoint a bank or trust company or stock transfer agent reasonably satisfactory to Clearday to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration for Clearday Certificates and any amounts payable pursuant to Section 2.9. On or promptly after the Effective Time, Parent shall deposit or cause to be deposited, certificates representing the shares of Parent Common Stock and the Parent New Preferred Stock sufficient to pay the Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued) and any cash amounts payable in lieu of fractional shares pursuant to Section 2.9 with the Exchange Agent for the benefit of the holders of Clearday Common Shares and Clearday Preferred Shares. Such cash and shares of Parent Common Stock and Parent New Preferred Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to Section 2.2(d), are referred to collectively in this Agreement as the “Exchange Fund.” The Exchange Agent shall make payments of the Merger Consideration, and any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 2.2(d) or otherwise payable pursuant to Section 2.9 out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund will be invested by the Exchange Agent, as directed by Parent. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Clearday Certificates Shares. Any income from investment of the Exchange Fund will be payable to Parent, as Parent directs.

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Section 2.2. Exchange Procedures.

(a) As promptly as practicable following the Effective Time (but in no event later than seven (7) Business Days thereafter), Purchaser shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (or book entry record in lieu of any such certificate) that represents any class or series of Clearday capital stock, including any Clearday Common Shares and any Clearday Preferred Shares (each, including any such book entry record, a “Clearday Share Certificate”), and that immediately prior to the Effective Time evidenced outstanding capital stock of Clearday of any such class or series whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4:

(i) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be affected and risk of loss and title to the Clearday Share Certificates shall pass only upon delivery of the Clearday Share Certificates (or documents to effect a book entry transfer) to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Company may reasonably specify; and

(ii) instructions for use in effecting the surrender of the Clearday Share Certificates (or documents to effect a book entry transfer) in exchange for the Merger Consideration together with any amounts payable in respect of dividends or distributions on shares of Parent Common Stock.

(b) Upon surrender of a Clearday Share Certificate for cancellation to the Exchange Agent (or documents to effect a book entry transfer), together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Company

(i) the holder of such Clearday Share Certificate shall be entitled to receive in exchange therefor a certificate (or, if applicable, a book entry position) representing that number of whole shares of Parent Common Stock, or Parent New Preferred Stock that such holder is entitled to receive pursuant to this Agreement, after giving effect to the treatment of fractional shares provided in Section 2.9; the cash amount, if any, payable to the holder in lieu of fractional shares pursuant to Section 2.9; and, if applicable, any amounts that such holder has the right to receive in respect of dividends or distributions on shares of Parent Common Stock; and

(ii) the Clearday Share Certificate so surrendered shall forthwith be canceled.

Until surrendered as contemplated by this Section 2.2, each such Clearday Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and the cash amount, if any, payable to the holder thereof in lieu of fractional shares pursuant to Section 2.9.

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(c) In the event of a transfer of ownership of Clearday Common Shares or Clearday Preferred Shares that is not registered in the transfer records of Clearday, the Merger Consideration shall be paid to a transferee if:

(i) the Clearday Share Certificate (or, if applicable, a book entry position) evidencing such shares of Clearday capital stock is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer; and

(ii) such transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Clearday Share Certificate or establish to the satisfaction of the Exchange Agent and the Surviving Company that such Tax has been paid or is not applicable.

(d) No dividends or other distributions with respect to Parent capital stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Clearday Share Certificate (or, if applicable, a book entry position) with respect to the shares of Parent capital stock issuable hereunder and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Clearday Share Certificate (or, if applicable, a book entry position) in accordance with this Agreement. Following surrender of any such Clearday Share Certificate (or, if applicable, a book entry position) there shall be paid to the holder of the certificate in addition to the other amounts payable hereunder (x) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent capital stock to which such holder is entitled pursuant to this Agreement and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

Section 2.3. Tax Characterizations.

Parent and Clearday intend that, for U.S. federal income tax purposes, the merger will qualify as a tax-free “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and Parent and Clearday shall not report the transaction on any tax return in a manner or take any action inconsistent therewith unless pursuant to an audit or other legal proceeding. Each of Parent, Purchaser and Clearday shall not take any action that it knows or would reasonably be expected to know would cause the Merger not to qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. This Merger Agreement shall constitute a “plan of reorganization” for purposes of Section 354 and 361 of the Code.

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Section 2.4. No Further Ownership Rights.

The Merger Consideration paid upon the surrender or exchange of the Clearday Share Certificates evidencing the applicable shares of Clearday capital stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Clearday capital stock and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Company of any such shares of Clearday capital stock outstanding immediately prior to the Effective Time. If, after the Effective Time, any Clearday Share Certificates representing shares of Clearday capital stock outstanding immediately prior to the Effective Time are presented to the Surviving Company, for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.5. Termination of Exchange Fund.

Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former holders of Clearday Common Shares, or Clearday Preferred Shares, on the first anniversary of the Effective Time shall be delivered to Purchaser and any former holders of Clearday Common Shares, or Clearday Preferred Shares, who have not theretofore received the Merger Consideration and cash in lieu of fractional shares, if any, to which they are entitled under this Article II, shall thereafter look only to the Parent for issuance and/or payment thereof.

Section 2.6. Escheat.

None of the Purchaser Parties, or the Surviving Company shall be liable to any holder of any shares of Clearday capital stock for any part of the Merger Consideration that, in any case, is delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any federal, state or local government or any court, regulatory or administrative agency or commission, governmental arbitrator or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.7. Lost, Stolen or Destroyed Certificates.

If any Clearday Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Clearday Share Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Company, the posting by such Person of a bond in such reasonable amount as Purchaser or the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Clearday Share Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Clearday Share Certificate the appropriate amount of the Merger Consideration.

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Section 2.8. Withholding of Tax.

Clearday, Parent, Purchaser and Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of any shares of Clearday capital stock such amount as Purchaser, the Surviving Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Clearday Common Shares, or Clearday Preferred Shares in respect of which such deduction and withholding was made.

Section 2.9. Fractional Shares.

(a) No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Clearday Shares Certificates or book entry position, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.

(b) Notwithstanding any other provision of this Agreement, each holder of Clearday Common Shares converted pursuant to either Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Clearday Share Certificates and book entry positions delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent for issuance to holders of Clearday Share Certificates or book entry positions over (ii) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Clearday Share Certificates or book entry positions (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Clearday Share Certificates or book entry positions, shall sell the Excess Shares at then prevailing prices on the Trading Market, all in the manner provided herein.

(c) The sale of the Excess Shares by the Exchange Agent shall be executed on the Trading Market and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Clearday Share Certificates or book-entry positions, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Clearday Share Certificates or book-entry positions shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Clearday Share Certificates or book-entry positions shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Clearday Share Certificates or book-entry positions is entitled (after taking into account all Clearday Share Certificates or book-entry positions then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Clearday Share Certificates or book-entry positions are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Clearday Share Certificates or book-entry positions with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 2.9.

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Section 2.10. Additional Actions.

(a) On the Effective Date, Parent covenants with each of Clearday Care and the OZ Partnership to exchange each of the shares of the Clearday Care Preferred Stock and each unit of OZ LP Interests into shares of Parent Common Stock in accordance with the terms of the Clearday Care Preferred Stock and units of OZ LP Interests, each as amended as contemplated by this Agreement and as provided in Exhibit A and Exhibit B, respectively, and Parent will reserve for issuance such number of shares of Parent Common Stock as may be required and authorize, ratify, confirm and adopt resolutions providing for, and take all other actions necessary and appropriate to provide for, the issuance of such shares of Parent Common Stock upon the exchange of the shares of Clearday Care Preferred Stock or units of OZ LP Interests and that all such shares of Parent Common Stock, when so issued, will be duly and validly issued, fully paid and nonassessable.

(b) On the Effective Date, subject to obtaining the Parent Stockholder Approval, Parent covenants that the certificate of incorporation of Parent shall be amended or modified in reasonable and customary form to reflect the Parent Reverse Stock Split, the increase of the authorized shares of Parent to 90,000,000, change of the name of Parent to “Clearday, Inc.” and to include a certificate of designation of Parent Preferred Stock (“Parent New Preferred Stock”) that is in the form set forth in Exhibit E hereto, and the blank spaces in such form shall be completed in accordance with the terms of this Agreement.

(c) And if, at any time after the Effective Time, Purchaser shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other documents, actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Purchaser, Clearday, or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Purchaser, Clearday, all such deeds, bills of sale, assignments, assurances and other documents and to take and do, in the name and on behalf of Purchaser, Clearday, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

Section 2.11. Uncertificated Shares or Interests.

Appropriate adjustments shall be made to the provisions of this Article II in the case of any uncertificated Clearday Common Shares or Clearday Preferred Shares.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties of Clearday.

Except as set forth in (i) the Registration Statement on Form S-4 that has been prepared by Parent and Clearday, a copy of which is in substantially the form approved by Parent and Clearday; (the “Covered Clearday SEC Disclosure”), and (ii) the disclosure letter, dated the date hereof and delivered to Purchaser in connection with the execution and delivery of this Agreement (the “Clearday Disclosure Letter”), Clearday represents and warrants to the Purchaser Parties as follows:

(a) Organization, Standing and Power of Clearday. Clearday is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all of the requisite corporate power, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Clearday is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Clearday Material Adverse Effect. Each jurisdiction in which Clearday is qualified or licensed to do business under which it conducts business in any jurisdiction is identified in Section 3.1(a) of the Clearday Disclosure Letter. Clearday has heretofore made available to Purchaser complete and correct copies of Clearday’s Amended and Restated Certificate of Incorporation (the “Clearday Charter”), and Clearday’s Amended and Restated Bylaws, each as amended through the date hereof (the “Clearday Bylaws”). The Clearday Charter and the Clearday Bylaws each are in full force and effect.

(b) Clearday Subsidiaries. Each Clearday Subsidiary is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of formation, and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute a Clearday Material Adverse Effect. Each Clearday Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Clearday Material Adverse Effect. Section 3.1(b) of the Clearday Disclosure Letter sets forth (A) each Clearday Subsidiary and its respective jurisdiction of formation, and (B) Clearday’s ownership equity interest in each Clearday Subsidiary. Except as disclosed with respect to the joint ventures listed on Section 3.1(b) of the Clearday Disclosure Letter (collectively, the “Joint Ventures”), all outstanding equity interests in each Clearday Subsidiary have been duly authorized and are validly issued, fully paid and (except for general partnership interests) nonassessable, are free and clear of any purchase options, call options, preemptive rights, rights of first refusal, subscriptions or any similar rights, and are owned by Clearday free and clear of all pledges, adverse claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), except for Liens that would not, and would not reasonably be expected to, individually or in the aggregate, materially affect the ownership or operation of such Subsidiary by Clearday. Clearday has heretofore made available to Purchaser complete and correct copies of the charter, bylaws or other organizational documents of each of the Clearday Subsidiaries, each as amended to the date hereof, and each is in full force and effect.

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(c) Capital Structure.

(i) The authorized shares of capital stock of Clearday and the outstanding shares of such capital stock, as of the date of this Agreement, are as provided in Section 3.1(c) of the Clearday Disclosure Letter:

(ii) As of the date of this Agreement, there are no outstanding options, warrants or awards, in each case other than Clearday Care Preferred and the OZ LP Interests (“Clearday Awards”) to purchase Clearday Common Shares that are not included in the amounts stated in the outstanding amounts in clause (i), above.

(iii) As of the date of this Agreement, except as set forth in Section 3.1(c) of the Clearday Disclosure Letter, there are no outstanding or reserved for issuance:

(A) shares or other equity securities of Clearday, including preferred shares;

(B) restricted Clearday Common Shares or performance stock awards relating to the equity interests of Clearday;

(C) securities of Clearday or any Clearday Subsidiary convertible into or exchangeable for stock or other equity securities of Clearday or any Clearday Subsidiary; and

(D) subscriptions, options, warrants, conversion rights, stock appreciation rights, “phantom” stock, stock units, equity equivalents calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements (each, a “Convertible Right”) to which Clearday or any Clearday Subsidiary is a party or by which it is bound in any case obligating Clearday or any Clearday Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of Clearday or of any Clearday Subsidiary, or obligating Clearday or any Clearday Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement.

(iv) All outstanding shares of Clearday are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

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(v) All dividends or distributions on securities of Clearday or any dividends or distributions on any securities of any Clearday Subsidiary (other than as disclosed in Section 3.1(c) of the Clearday Disclosure Letter with respect to the Joint Ventures and Clearday Care and the OZ Partnership) that have been declared or authorized prior to the date of this Agreement have been paid in full, other than the dividends that accrue under the Clearday Preferred Shares and the Clearday Care Preferred Stock.

(vi) Except for this Agreement and except for the terms of the Clearday Preferred Shares, the Clearday Care Preferred, the OZ LP Interests and the Clearday Warrants issued to the purchasers of the Clearday Preferred Shares, the OZ LP Interests there are not any:

(A) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of Clearday or OZ LP Interests to which Clearday or any Clearday Subsidiary is a party or by which it is bound or

(B) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of Clearday, or OZ LP Interests to which Clearday or any Clearday Subsidiary is a party or by which it is bound.

(vii) No holder of securities in Clearday or any Clearday Subsidiary has any right to have the offering or sale of such securities registered by Clearday or any Clearday Subsidiary, as the case may be.

(d) Authority; No Violations; Consents and Approval.

(i) The Clearday Board of Directors has approved and declared advisable this Agreement and the other transactions contemplated by this Agreement (including the Merger) and has directed that this Agreement be submitted for adoption and approval by the written consent of the holders of Clearday capital stock who are entitled to vote thereon (the “Clearday Stockholder Action”). The only stockholders who are entitled to vote on the adoption and approval of this Agreement are the holders of the Clearday Common Shares and the Clearday Preferred Shares, and with respect to the amendment to the certificate of designation for the Clearday Care Preferred, the holders of a majority of the outstanding shares of the Clearday Care Preferred Stock, and with respect to the amendment to the amended and restated limited partnership agreement of the OZ Partnership, the holders of the majority of the outstanding OZ LP Interests.

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(ii) Clearday has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the Clearday Stockholder Approval and the filing of the Certificate of Merger pursuant to the DGCL. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, or other organizational action on the part of Clearday and each applicable Clearday Subsidiary, subject, solely with respect to the consummation of the Merger, to receipt of the Clearday Stockholder Approval. This Agreement has been duly executed and delivered by Clearday, and subject, solely with respect to the consummation of the Merger, to receipt of the Clearday Stockholder Approval, and assuming due execution and delivery by each of the Purchaser Parties, constitutes legal, valid and binding obligations of Clearday, enforceable against Clearday in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(iii) Subject to receipt of the Clearday Stockholder Approval, the execution and delivery of this Agreement by Clearday does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, require the consent or approval of any third party under, any provision of:

(A) the Clearday Charter or the Clearday Bylaws or any provision of the comparable charter or organizational documents of any of the Clearday Subsidiaries,

(B) any loan or credit agreement or note, or any bond, mortgage, indenture, joint venture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to Clearday or any of the Clearday Subsidiaries, or to which their respective properties or assets are bound or any guarantee by Clearday or any of the Clearday Subsidiaries of any of the foregoing, or

(C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(d)(iii) are duly and timely obtained or made and the Clearday Stockholder Approval has been obtained, any Law or Order applicable to or binding upon Clearday or any of the Clearday Subsidiaries, or any of their respective properties or assets, except in the case of clauses (B) and (C), any of the foregoing that, individually or in the aggregate, would not and would not reasonably be expected to constitute a Clearday Material Adverse Effect.

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(iv) No consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of Clearday or any of the Clearday Subsidiaries in connection with the execution and delivery of this Agreement by Clearday or the consummation by Clearday of the transactions contemplated by this Agreement, except for:

(A) the filing of the Certificate of Merger; or

(B) any such other consent, approval, Order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of Clearday or any of the Clearday Subsidiaries to perform their obligations hereunder or prevent the consummation by them of any of the transactions contemplated hereby;

(C) those consents and approvals from Governmental Entities that are conditions to closing set forth in Article VI.

(e) Disclosure Documents; Financial Statements.

(i) Clearday has made available to Purchaser, a true and complete copy of each solicitation document provided to investors in connection with its issuance of the Clearday Common Shares, Clearday Preferred Shares, OZ LP Interests and the Clearday Warrants.

(ii) Neither Clearday nor any Clearday Subsidiary has any requirement to file with Securities and Exchange Commission (the “SEC”) any registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or any periodic or other reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than such statements in connection with Regulation D promulgated under the Securities Act), and the rules and regulations of the SEC thereunder).

(iii) The consolidated financial statements of Clearday (including the notes thereto) that were delivered by Clearday to Parent (including the audited consolidated balance sheets of Clearday as of December 31, 2019 and as of December 31, 2020 (the “Clearday Balance Sheet”) and the related audited consolidated statements of income and statements of cash flows for the twelve months ended on such dates), and the consolidated financial statements of Clearday (including the notes thereto) that were delivered by Clearday to Parent, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with accounting principles generally accepted in the U.S., as in effect at such time (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case, as in effect at such time, the assets, liabilities and the consolidated financial position of Clearday and the Clearday Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of Clearday and the Clearday Subsidiaries taken as a whole, for the periods presented therein. Prior to the Effective Time, Clearday will be in compliance in all material respects with the applicable provisions thereof and the rules and regulations promulgated under Sarbanes-Oxley Act of 2002.

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(f) Absence of Certain Changes or Events. Except as described in Section 3.1(f) of the Disclosure Letters and except for Clearday Development Expenditures, since the date of the Clearday Balance Sheet, each of Clearday and the Clearday Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been:

(A) a Clearday Material Adverse Effect;

(B) any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Clearday Common Shares, Clearday Preferred Stock, Clearday Care preferred, OZ LP Interests or the Clearday Warrants, other than the accrual of the distributions or dividends under the Clearday Preferred Stock, Clearday Care preferred, and/or the OZ LP Interests; and there has not been any cash payment of any dividends;

(C) any amendment of any material term of any outstanding security of Clearday or any Clearday Subsidiary;

(D) any repurchase, redemption or other acquisition by Clearday or any Clearday Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Clearday or any Clearday Subsidiary;

(E) any change in any method or practice of financial accounting by Clearday or any Clearday Subsidiary;

(F) any incurrence, assumption or guarantee by Clearday or any Clearday Subsidiary of any indebtedness for borrowed money other than incurrences, assumptions or guarantees that would have been permitted if incurred subsequent to the date of this Agreement in accordance with Section 4.2 and other than mortgage loan, mezzanine loan and related indebtedness with respect to real property investments.

(g) No Undisclosed Material Liabilities. Except as disclosed in the Clearday Balance Sheet that will be provided to Parent, there are no Liabilities of Clearday or any of the Clearday Subsidiaries, whether accrued, contingent, absolute or determined other than: (i) Liabilities reflected in the financial statements (including the notes thereto), (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Clearday Balance Sheet and as would not, individually or in the aggregate, be material to Clearday, (iii) Liabilities for the transaction expenses incurred in connection with the Merger, including funding of certain Parent expenses under the budget that is agreed by Parent and Clearday, or (iv) Clearday Development Expenditures and expenses incurred in the offering of the Clearday Care Preferred Stock and the OZ LP Interests.

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(h) No Default. Neither Clearday nor any of the Clearday Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of:

(i) any material term, condition or provision of the Clearday Charter or the Clearday Bylaws or the comparable charter or organizational documents of any of the Clearday Subsidiaries,

(ii) other than as described in Section 3.1(h) of the Clearday Disclosure Letter, any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Clearday or any of the Clearday Subsidiaries is now a party or by which Clearday or any of the Clearday Subsidiaries or any of their respective properties or assets is bound, or

(iii) any Law or Order applicable to or binding upon Clearday or any of the Clearday Subsidiaries or any of their respective properties or assets,

except, in the case of clauses (ii) and (iii) above, for defaults or violations that, individually or in the aggregate, have not constituted, and do not constitute, a Clearday Material Adverse Effect and except as described in Section 3.1(h) of the Clearday Disclosure Letter.

(i) Compliance with Applicable Laws. Clearday and the Clearday Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the “Clearday Permits”), except where the failure so to hold, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Clearday Material Adverse Effect. Clearday and the Clearday Subsidiaries are in compliance with the terms of the Clearday Permits, except where the failure to so comply, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Clearday Material Adverse Effect. Except as would not, individually or in the aggregate, constitute and would not reasonably be expected to result in a Clearday Material Adverse Effect, the businesses of Clearday and the Clearday Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to Clearday or any of the Clearday Subsidiaries is pending or, to the Knowledge of Clearday, is overtly threatened, other than those the outcome of which, individually or in the aggregate, would not be material to Clearday.

(j) Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Clearday, overtly threatened against or affecting Clearday or any Clearday Subsidiary or any of their respective property or assets that, individually or in the aggregate, constitutes or would reasonably be expected to be material to Clearday, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against Clearday or any Clearday Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Merger, it being acknowledged that there is no representation and warranty under this Section 3.1(j) with respect to the litigations described in Section 3.1(j) of the Clearday Disclosure Letter.

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(k) Taxes. Except as disclosed on Section 3.1(k) of the Clearday Disclosure Letter or as would not, individually or in the aggregate, be material to Clearday:

(i) Clearday and each Clearday Subsidiary has timely filed or has had timely filed on its behalf (taking into account extensions) all Tax Returns required to be filed by it or on its behalf, and all such Tax Returns were, at the time filed and continue to be (after giving effect to amendments thereto), true, correct and complete;

(ii) Clearday and each Clearday Subsidiary has paid (or Clearday has paid on behalf of such Clearday Subsidiary) all Taxes required to be paid by it (in each case of clause (A) or (B), except with respect to matters for which appropriate reserves have been established in accordance with GAAP);

(iii) as of the date hereof, there are no audits, examinations or other proceedings relating to any Taxes of Clearday or any Clearday Subsidiary pending or, to the Knowledge of Clearday, overtly threatened;

(iv) all deficiencies asserted or assessments made with respect to Clearday or any of the Clearday Subsidiaries as a result of any examination by the Internal Revenue Service or any other taxing authority have been paid in full;

(v) no requests for waivers of the time to assess any Taxes against Clearday or any Clearday Subsidiary have been granted and remain in effect;

(vi) there are no Liens for any material Taxes on any assets of Clearday or any Clearday Subsidiary other than Liens for Taxes not yet due or payable or which are being contested in good faith through appropriate proceedings;

(vii) to the Knowledge of Clearday, no claim has been made by a taxing authority in a jurisdiction in which income Tax Returns are not filed by or on behalf of Clearday or any Clearday Subsidiary that Clearday or any such Clearday Subsidiary is or may be subject to income taxation by that jurisdiction; and

(viii) all material Taxes required to be withheld in connection with amounts paid or owing to any employee, creditor, shareholder or other third party have been timely withheld and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority.

(ix) Neither Clearday nor any Clearday Subsidiary is a party to (A) any Tax allocation or sharing agreement other than any agreement solely between Clearday and any Clearday Subsidiary or (B) any Tax Protection Agreement.

(x) Neither Clearday nor any Clearday Subsidiary has any liability for Taxes of any Person other than Clearday and the Clearday Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(xi) Neither Clearday nor any Clearday Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

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(xii) Each Clearday Subsidiary that is a partnership, joint venture or limited liability company, other than the Oz Partnership, has since January 1, 2019 the date it became a Subsidiary been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation, or as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(xiii) Neither Clearday nor any Clearday Subsidiary has (i) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code; (ii) knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to Clearday or any Clearday Subsidiary, or (iii) an application pending with any taxing authority requesting permission for any change in accounting method.

(xiv) Neither Clearday nor any Clearday Subsidiary is a foreign person within the meaning of Section 1445 of the Code.

(xv) Neither Clearday nor any Clearday Subsidiary has in effect any tax elections for federal income tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033, 1502 or 4977 of the Code with respect to Clearday or any Clearday Subsidiary.

(xvi) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by the Purchasing Parties, Clearday or any Clearday Subsidiary by reason of Section 280G of the Code.

(xvii) Neither Clearday nor any of the Clearday Subsidiaries (i) owns any real property located in New York State, (ii) is the lessee of any such New York real property, or (iii) owns any interest in real property that may subject any of the parties to a transfer tax as a result of the transactions contemplated by this Agreement.

(xviii) Neither the Clearday nor any of the Clearday Subsidiaries, owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

(xix) Neither Clearday nor any of the Clearday Subsidiaries is a party (other than as an investor) to any industrial development bond.

(xx) Neither Clearday nor any of the Clearday Subsidiaries was a party to any deferred intercompany transaction that will be restored (pursuant to the Section 1502 regulations) and will result in income or loss to Clearday or any Clearday Subsidiary due to the contemplated transaction.

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(l) Benefit Plans.

(i) Section 3.1(l) of the Clearday Disclosure Letter sets forth a true and complete list of each material employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Clearday or any Clearday Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Clearday or any Clearday Subsidiary or to which Clearday or any Clearday Subsidiary contributes or is obligated to contribute, whether or not written, including, without limitation, any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity or equity based plan or award, severance, employment, change of control or fringe benefit plan, program or agreement, other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and any other plan, program or arrangement maintained by an entity other than Clearday or an Clearday Subsidiary pursuant to the Clearday Collective Bargaining Agreements (collectively, the “Clearday Employee Benefit Plans”).

(ii) Operations of Plans

(A) Each of the Clearday Employee Benefit Plans has been operated and administered in all material respects with applicable Law, including, but not limited to, ERISA, the Code and, in each case, the regulations thereunder;

(B) each of the Clearday Employee Benefit Plans intended to be “qualified” (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and Clearday is not aware of any reason why any such determination letter should be revoked;

(C) no Clearday Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code;

(D) no Clearday Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or beneficiary or covered dependent of an employee or former employee or directors of Clearday or any Clearday Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA);

(E) no Controlled Group Liability has been incurred by Clearday or any Clearday Subsidiary that has not been satisfied in full, and no condition exists that shall result in Clearday or any Clearday Subsidiary of incurring any such liability that would be material to Clearday;

(F) all contributions or other amounts payable by Clearday or a Clearday Subsidiary with respect to each Clearday Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP;

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(G) neither Clearday nor a Clearday Subsidiary has engaged in a transaction in connection with which Clearday or a Clearday Subsidiary reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code;

(H) there are no pending, overtly threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Clearday Employee Benefit Plans or any trusts related thereto plan which could reasonably be expected to result in any material liability of Clearday or any Clearday Subsidiary;

(I) since January 1, 2019, neither Clearday nor its Subsidiaries has agreed or otherwise committed to, whether in writing or otherwise, increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Clearday Employee Benefit Plan or pursuant to the terms of a Clearday Collective Bargaining Agreement;

(J) except as indicated in Section 3.1(l) of the Clearday Disclosure, no Clearday Employee Benefit Plans exists which could result in the payment of material amount of money or any other property or rights, or accelerate or provide any other material rights or benefits, or require the payment of amounts or benefits that would not be deductible under 280G of the Code, to any current or former employee, director or consultant of Clearday or any Subsidiary that would not have been required but for the transactions contemplated by this Agreement; and (K) each Clearday Employee Benefit Plan may be amended and terminated in accordance with its terms.

(m) Labor Matters. There is no collective bargaining agreement to which Clearday or a Clearday Subsidiary is a party with respect to employees of Clearday and the Clearday Subsidiaries (collectively, the “Clearday Collective Bargaining Agreements”). With respect to employees of Clearday and the Clearday Subsidiaries, except as would not, individually or in the aggregate, have an Clearday Material Adverse Effect, (i) Clearday and each of the Clearday Subsidiaries is in compliance with the terms of the Clearday Collective Bargaining Agreements; (ii) except as set forth in Section 3.1(m) of the Clearday Disclosure Letter, none of Clearday, any Subsidiary or any ERISA Affiliate has at any time since January 1, 2018 withdrawn in any complete or partial withdrawal from any “multiemployer plan” as defined in Section 3 (37) of ERISA and, if Clearday, its Subsidiaries and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, neither Clearday, any Subsidiary nor any ERISA Affiliate would incur a withdrawal liability that would result in a Clearday Material Adverse Effect; and (iii) neither Clearday nor any Clearday Subsidiary is the subject of a proceeding asserting it has committed an unfair labor practice, nor, to the Knowledge of Clearday, is any such proceeding overtly threatened, nor is there any strike or other labor dispute by the employees of Clearday or any Clearday Subsidiary pending or overtly threatened, nor does Clearday have Knowledge of any activity involving any employee of Clearday or any Clearday Subsidiary seeking to certify an additional collective bargaining unit or engaging in union organizational activity.

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(n) Environmental Matters.

(i) To the Knowledge of Clearday, neither Clearday nor any Clearday Subsidiary is in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any pollutant, contaminant, waste or toxic substance, including asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum or petroleum products (including crude oil and any fraction thereof), radon, mold, fungus and other hazardous biological materials (collectively, “Hazardous Materials”) or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials (collectively, “Environmental Laws”), except for any violation that, individually or in the aggregate, would not constitute a Clearday Material Adverse Effect; and

(ii) To the Knowledge of Clearday, neither Clearday nor the Clearday Subsidiaries have received any written notice of, and there are no, pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting Clearday or any of the Clearday Subsidiaries or any of the Clearday Properties that have not been remedied or cured, and to the Knowledge of Clearday there is no basis therefor, in each case, except as would not, individually or in the aggregate, have a Clearday Material Adverse Effect.

(iii) Neither Clearday nor any Clearday Subsidiary has entered into, agreed to or is bound by any material consent decree or order or is a party to any material judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(o) Properties.

(i) Section 3.1(o) of the Clearday Disclosure Letter sets forth a correct list of all real property owned or leased (as lessee) by Clearday or any Clearday Subsidiary (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as an “Clearday Property” and collectively referred to herein as the “Clearday Properties”).

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(ii) Clearday or the applicable Clearday Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Clearday Properties, in each case, free and clear of Liens, mortgages or deeds of trust, claims against title, charges that are Liens, security interests or other encumbrances on title, rights of way, restrictive covenants, declarations or reservations of an interest in title (collectively, “Encumbrances”), except for the following: (A) Encumbrances set forth Section 3.1(o) of the Clearday Disclosure Letter or relating to debt obligations reflected in the Company’s financial statements and the notes thereto (including with respect to debt obligations which are not consolidated), (B) Encumbrances that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (C) any Material Contracts (only to the extent that the same encumbers or affects title to real property), or leases to third parties for the occupation of portions of the Clearday Properties by such third parties in the ordinary course of the business of Clearday, (D) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning regulations, (E) Encumbrances disclosed on existing title policies made available to the Purchaser Parties prior to the date hereof, (F) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens imposed by Law and incurred in the ordinary course of business, and (G) any other Encumbrances, limitations or title defects of any kind, if any, that, individually or in the aggregate, would not constitute a Clearday Material Adverse Effect.

(iii) Clearday has made available to Purchaser all title insurance policies with respect to the Clearday Properties. To Clearday’s Knowledge, no material claim has been made under any such title insurance policy and each such title insurance policy is in full force and effect as of the date hereof.

(iv) No certificate, permit or license from any Governmental Entity having jurisdiction over any of the Clearday Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Clearday Properties or that is necessary to permit the lawful use and operation of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Clearday Properties has not been obtained and is not in full force and effect, and neither Clearday nor any Clearday Subsidiary has received written notice of any threat of modification or cancellation of any such certificate, permit or license, except for such notices, failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, constitute a Clearday Material Adverse Effect.

(v) Neither Clearday nor any Clearday Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Clearday Properties, or (B) any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or other Law, code, ordinance, Order or regulation has been violated for any Clearday Property, which in the case of clauses (A) and (B) would, individually or in the aggregate, constitute a Clearday Material Adverse Effect.

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(vi) Section 3.1(o) of the Clearday Disclosure Letter lists as of the date hereof each ground lease to which Clearday or any Clearday Subsidiary is party, as lessee or lessor. Each such ground lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder, as applicable, and, to the Knowledge of Clearday, against the other parties thereto, except as would not constitute, individually or in the aggregate, a Clearday Material Adverse Effect. Except as would not constitute, individually or in the aggregate, a Clearday Material Adverse Effect, neither Clearday nor any Clearday Subsidiary, on the one hand, nor, to the Knowledge of Clearday, any other party, on the other hand, is in default under any such ground lease which default is reasonably likely to result in a termination of such ground lease. No purchase option has been exercised under any of such ground lease, except purchase options whose exercise has been evidenced by a written document as described in Section 3.1(o) of the Clearday Disclosure Letter. Clearday has made available to Purchaser a correct and complete copy of each such ground lease and all material amendments thereto.

(vii) Neither Clearday nor any Clearday Subsidiary is a party to any agreement relating to the management of any of the Clearday Properties by a party other than Clearday or any wholly-owned Clearday Subsidiaries, except as disclosed Section 3.1(o) of the Clearday Disclosure Letter.

(p) Insurance. Clearday or the applicable Clearday Subsidiary maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks which in its good faith judgment are reasonable for the business of Clearday and the Clearday Subsidiaries (taking into account the cost and availability of such insurance). There is no claim by Clearday or any Clearday Subsidiary pending under any such policies which (i) has been denied or disputed by the insurer and (ii) would constitute, individually or in the aggregate, a Clearday Material Adverse Effect.

(q) Votes Required. The affirmative vote of a majority of all of the outstanding Clearday Common Shares and the Clearday Preferred Shares, voting as a single class on an as-converted basis and a majority of the outstanding shares of the Clearday Preferred Shares are the only votes or consents required of the holders of any class or series of the Clearday Common Shares or other securities of or equity interests in Clearday required to approve this Agreement and to approve and consummate the Merger. In addition to the foregoing, the holders of the majority of the outstanding shares of Clearday Care Preferred Stock and the holders of the majority of the outstanding OZ LP Interests shall be required for the amendment to the certificate of designation for the Clearday Care Preferred and the amendment to the amended and restated limited partnership agreement of the OZ Partnership, respectively. The approvals contemplated by this Section 3.1(q) are referred to as the “Clearday Stockholder Approval”.

(r) Brokers. Except for the fees and expenses payable to A.G.P. / Alliance Global Partners, no broker, investment banker or other Person is entitled to any brokers’, finders’ or other similar finder’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Clearday, any Clearday Subsidiary or any Affiliate thereof.

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(s) Material Contracts.

(i) All of the Material Contracts of Clearday as in effect as of the date hereof are listed in Section 3.1(s) of the Clearday Disclosure Letter. Clearday has, prior to the date hereof, made available to Purchaser true and complete copies of each Material Contract as in effect as of the date hereof. All Material Contracts are valid, binding and enforceable and in full force and effect with respect to Clearday and the Clearday Subsidiaries, and to the Knowledge of Clearday, with respect to each other party to any such Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, constitute a Clearday Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles.

(ii) Except as set forth in Section 3.1(s) of the Clearday Disclosure Letter, (A) neither Clearday nor any Clearday Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and (B) to the Knowledge of Clearday, as of the date hereof, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) by any third party to any Material Contract, except, in either the case of clause (A) or (B), for those violations or defaults that, individually or in the aggregate, would not constitute a Clearday Material Adverse Effect.

(t) Inapplicability of Takeover Statutes; Certain Charter and Bylaw Provisions. Section 203 of the DGCL (the “Takeover Statute”) is not applicable to Clearday in connection with the Merger. No other “control share acquisition”, “fair price”, “moratorium” or other antitakeover Laws apply to the Merger, this Agreement or the other transactions contemplated hereby. Neither Clearday, nor, to the Knowledge of Clearday, no officer or director of Clearday, nor any of their respective Affiliates own, and within the past three years have not owned, any shares of Parent’s capital stock.

(u) Information Supplied. The information supplied or that will be supplied by Clearday or any Clearday Subsidiary for inclusion in the Merger Registration and Proxy Statement, or any amendment or supplement thereto, shall not, on the date the Merger Registration and Proxy Statement is first mailed or otherwise provided to Parent stockholders entitled to vote for the approval of the Merger, at the time of the meeting of the Parent stockholders, Clearday Stockholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, any information supplied in writing by any of the Purchaser Parties for inclusion in the Merger Registration and Proxy Statement shall not be considered to have been supplied by Clearday or any Clearday Subsidiary for purposes of this representation.

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(v) Investment Company Act of 1940. None of Clearday or any Clearday Subsidiary is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(w) Health Care Regulatory Compliance.

(i) Except as set forth in Section 3.1(w) of the Clearday Disclosure Letter, the Clearday is operating and since January 1, 2018, have operated in compliance with the Health Care Regulatory Laws, except where any such non-compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.1(w) of the Clearday Disclosure Letter, neither Clearday nor or any Affiliate thereof has during such period received any written or, to Clearday’s Knowledge, oral notice, nor any written or, to Clearday’s Knowledge, oral complaints from a Person, that allege that Clearday is not in compliance with any such Health Care Regulatory Laws and that have not been addressed to the satisfaction of such Governmental Entity or complainant, except where the failure to be in compliance would not be expected to result in a Material Adverse Effect.

(ii) Except as set forth in Section 3.1(w) of the Clearday Disclosure Letter, since January 1, 2018, Clearday and its executive employees and agents have not, to Clearday’s Knowledge, been excluded, debarred, suspended or been otherwise determined to be, or identified as, ineligible to participate in the Programs, or convicted of any crime relating to any such Program, nor have Clearday or any Affiliate thereof received any written notice that Clearday or any Affiliate thereof, their employees or, as applicable, workforce members have been convicted of any crime relating to a Program, nor proposed to be excluded, debarred, suspended or otherwise determined to be, or identified as, ineligible to participate in any such Program. Except as set forth in Section 3.1(w) of the Clearday Disclosure Letter, since January 1, 2018, to Clearday’s Knowledge, none of Clearday or any Affiliate thereof has received any written notice that any of them is the subject of any investigation or review regarding its participation in any Program.

(iii) Except as set forth in Section 3.1(w) of the Clearday Disclosure Letter, Clearday and its Affiliates have not, since January 1, 2018, been the subject of or received, or have knowledge of any pending or, to Clearday’s Knowledge, overtly threatened: (i) compliance, disciplinary or enforcement Action from any Governmental Entity; (ii) any written notice of noncompliance with or alleged violation of any Health Care Regulatory Laws or permits required under such laws; or (iii) material finding from an inspection by a Governmental Entity. Except as set forth in Section 3.1(w) of the Clearday Disclosure Letter, no Person has filed or, to Clearday’s Knowledge, has overtly threatened to file against Clearday or any Affiliates thereof any claim under any federal or state whistleblower statute, including without limitation, the Federal False Claims Act (31 U.S.C. §§3729 et seq.). Since January 1, 2018, none of Clearday or any of its Affiliates has entered into any agreements with any Governmental Entity in connection with compliance with Health Care Regulatory Laws with respect to any of Clearday or any of its Affiliates.

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(x) Affiliate Transactions. Except as set forth on Section 3.1(y) of the Clearday Disclosure Letter, no officer, executive, manager, director, direct or indirect equityholder or Affiliate of Clearday, or, to the Knowledge of Clearday, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, or any employee of Clearday or any Affiliate thereof, is a party to any agreement, contract, commitment or transaction with Clearday or any Subsidiary thereof or has any right, title or interest in any property owned or used by Clearday or any Subsidiary thereof (including any Intellectual Property Rights).

Section 3.2. Representations and Warranties of Purchaser Parties.

Except as set forth in (i) the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, any Current Report on Form 8-K that was filed from and after January 1, 2021, and in each case any amendment thereto, filed by Parent with the SEC on or after January 1, 2021 and prior to the date hereof and the Registration Statement on Form S-4 that has been prepared by Parent and Clearday, a copy of which is in substantially the form approved by Parent and Clearday (collectively, the “Covered Parent SEC Disclosure”), or (ii) the disclosure letter, dated the date hereof and delivered to Clearday in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), Parent represents and warrants to Clearday as follows:

(a) Organization, Standing and Power of the Purchaser Parties. Each of the Purchaser Parties is duly formed, validly existing and in good standing under the Laws of their jurisdiction of incorporation and has all of the requisite corporate power, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Each of the Purchaser Parties is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. Each of the Purchaser Parties (other than Parent) is wholly-owned by Parent. Purchaser has heretofore made available to Clearday complete and correct copies of the charter, bylaws or other organizational documents of each of the Purchaser Parties, each as amended to the date hereof and each as in full force and effect.

(b) Subsidiaries. Each Subsidiary of Parent is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of formation, and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. Each Subsidiary of Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. All outstanding equity interests in each Subsidiary of Parent have been duly authorized and are validly issued, fully paid and (except for general partnership interests) nonassessable, and are not subject to any preemptive rights, purchase options, call options, rights of first refusal, subscriptions or any similar rights and are owned by Parent and are so owned free and clear of all Liens, except as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

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(c) Capital Structure. The authorized shares of capital stock of Parent and the outstanding shares of such capital stock and the outstanding awards to purchase Parent Common Stock, as of the date of this Agreement, are as provided in Section 3.2(c) of the Disclosure Letter.

(i) As of the date of this Agreement, except as disclosed in Section 3.2(c) of the Disclosure Letter, there are no issued and outstanding or reserved for issuance:

(A) shares or other equity securities of Parent;

(B) restricted shares of Parent Common Stock or performance stock awards relating to the equity interests of Parent, whether under a Parent Stock Plan or otherwise;

(C) securities of Parent or any Parent Subsidiary convertible into or exchangeable for stock or other equity securities of Parent or any Parent Subsidiary; and

(D) Convertible Rights to which Parent or any Parent Subsidiary is a party or by which it is bound in any case obligating Parent or any Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of Parent or of any Parent Subsidiary, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement.

(ii) All outstanding shares of Parent are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

(i) All dividends or distributions on securities of Parent or any material dividends or distributions on any securities of any Parent Subsidiary (other than any wholly owned Parent Subsidiaries) that have been declared or authorized prior to the date of this Agreement have been paid in full, other than, as of the date hereof dividends that accrue under the preferred stock of Parent that are issued and outstanding.

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(ii) Except for this Agreement, there are not any:

(A) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of Parent to which Parent or any Parent Subsidiary is a party or by which it is bound or

(B) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of Parent or any Parent Subsidiary is a party or by which it is bound.

(C) No holder of securities in Parent or any Parent Subsidiary has any right to have the offering or sale of such securities registered by Parent or any Parent Subsidiary, as the case may be.

(d) Authority; No Violations; Consents and Approval.

(i) The Parent Board of Directors has approved and declared advisable this Agreement and the other transactions contemplated hereby (including the amendments to Parent’s certificate of incorporation contemplated by Section 1.5(b) and the issuance of capital stock of Parent in the Merger contemplated hereby) and has directed that the transactions contemplated by this Agreement (including the amendments to Parent’s certificate of incorporation contemplated by Section 1.5(b) and the issuance of capital stock of Parent in the Merger contemplated hereby) be submitted for consideration at a special meeting of the holders of Parent capital stock who are entitled to vote thereat (the “Parent Stockholder Meeting”). The only stockholders who are entitled to vote at the Parent Stockholder Meeting are the holders of the Parent Common Stock. Each of the Purchaser Parties has all requisite corporate or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the Parent Stockholder Approval, adoption and approval of this Agreement by Parent, in its capacity as the sole stockholder of Purchaser, and the filing of Certificate of Merger pursuant to the DGCL. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, or other organizational action on the part of Parent and Purchaser, subject, solely with respect to the consummation of the Merger, to receipt of the Parent Stockholder Approval and adoption and approval of this Agreement by Parent, in its capacity as the sole stockholder of Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser, and subject, solely with respect to the consummation of the Merger, to receipt of the Parent Stockholder Approval, and assuming due execution and delivery by Clearday, constitutes legal, valid and binding obligations of each of the Purchaser Parties, enforceable against each of the Purchaser Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(ii) Subject to receipt of the Parent Stockholder Approval, the execution and delivery of this Agreement by each of the Purchaser Parties does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, require the consent or approval of any third party under, any provision of

(A) the Parent Charter or the Parent Bylaws or any provision of the comparable charter or organizational documents of any Parent Subsidiary,

(B) any loan or credit agreement or note, or any bond, mortgage, indenture, joint venture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any Parent Subsidiary, or to which their respective properties or assets are bound or any guarantee by Parent or any Parent Subsidiary of any of the foregoing, or

(C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(d)(iii) are duly and timely obtained or made and the Parent Stockholder Approval has been obtained, any Law or Order applicable to or binding upon Parent or any Parent Subsidiary, or any of their respective properties or assets, other than as may arise in connection with Clearday or any Clearday Subsidiary financing of the transactions contemplated by this Agreement, except in the case of clauses (B) and (C), any of the foregoing that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

(iii) No consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of Parent or any Parent Subsidiary in connection with the execution and delivery of this Agreement by any of the Purchaser Parties or the consummation by any of the Purchaser Parties of the transactions contemplated by this Agreement, except for:

(A) the filing with the SEC of the registration statement on Form S-4 that registers, among other securities, the capital stock to be issued in the Merger and provides for the joint proxy statement for the Clearday Stockholder Action and the Parent Stockholder Meeting, called for the purpose of approving the Merger, this Agreement and the transactions contemplated by this Agreement in the case of Clearday and for the purpose of approving

(1) the issuance of securities in connection with the Merger (under the DGCL or if applicable under the rules of the Trading Market);

(2) any change of control deemed to occur by virtue of the Merger (if applicable under the rules of the Trading Market);

(3) the amendment of the certificate of incorporation contemplated by Section 2.10(b);

(4) customary approvals in connection with transactions similar to the Merger; and

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(5) the joint proxy statement/prospectus to be filed by Parent with the SEC that is solicits proxies from Parent’s stockholders and registers for issuance of shares of Parent common stock (the “Merger Registration and Proxy Statement”) is declared effective by the SEC;

(B) the filing of the Certificate of Merger;

(C) any such other consent, approval, Order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of any of the Purchaser Parties to perform its obligations hereunder or prevent the consummation by them of any of the transactions contemplated hereby; or

(D) those consents and approvals from Governmental Entities that are conditions to closing set forth in Article VI

(e) SEC Documents; Financial Statements. Parent has made available to Clearday (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by Parent with the SEC since January 1, 2019 (the “Parent SEC Documents”), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since such date pursuant to the federal securities Laws and the SEC rules and regulations thereunder. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Sarbanes-Oxley Act of 2002 and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, in each case, as in effect at such time, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement. No Parent Subsidiary is required (by contract or applicable Law) to make periodic filings with the SEC. The consolidated financial statements of Parent (including the notes thereto) included or incorporated by reference in the Parent SEC Documents (including the audited consolidated balance sheet of Parent as at December 31, 2020 (the “Parent Balance Sheet”) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case, as in effect at such time, the assets, Liabilities and the consolidated financial position of Parent and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of Parent and its Subsidiaries taken as a whole, for the periods presented therein. Since the enactment of the Sarbanes-Oxley Act of 2002, Parent has been and is in compliance in all material respects with the applicable provisions thereof and the rules and regulations promulgated thereunder.

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(f) Information Supplied. The information supplied by any of the Purchaser Parties for inclusion in the Merger Registration and Proxy Statement, or any amendment or supplement thereto, shall not, on the date the Merger Registration and Proxy Statement is first mailed or otherwise provided to Parent stockholders, at the time of the Parent stockholder meeting date or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, any information supplied in writing by Clearday for inclusion in the Merger Registration and Proxy Statement shall not be considered to have been supplied by any of the Purchaser Parties for purposes of this representation.

(g) Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except as disclosed in the Covered Parent SEC Disclosure, each of Parent and the Parent Subsidiaries have conducted their business only in the ordinary course and there has not been: (i) a Parent Material Adverse Effect; (ii) any declaration, setting aside for payment or payment of any dividend or other distribution; (iii) any amendment of any material term of any outstanding security of Parent; (iv) any repurchase, redemption or other acquisition by Parent or any Parent Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Parent or any Parent Subsidiary; or (v) any change in any method or practice of financial accounting by Parent or any consolidated Parent Subsidiary other than any change after the date of this Agreement permitted by Article IV.

(h) No Undisclosed Material Liabilities. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, there are no Liabilities of Parent or any of the Parent Subsidiaries, whether accrued, contingent, absolute or determined other than: (i) Liabilities reflected on the financial statements (including the notes thereto), or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Parent Balance Sheet as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(i) No Default. Neither Parent nor any of the Parent Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any material term, condition or provision of Parent’s Amended and Restated Articles of Incorporation (the “Parent Charter”) or Parent’s Amended and Restated Bylaws (the “Parent Bylaws”) or the comparable charter or organizational documents, of any Parent Subsidiaries, (ii) any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Parent or any of the Parent Subsidiaries is now a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law or Order applicable to or binding upon Parent or any of the Parent Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for defaults or violations that, individually or in the aggregate, have not constituted, and would not constitute, a Parent Material Adverse Effect.

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(j) Compliance with Applicable Laws. Parent and the Parent Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure so to hold, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, constitute and would not reasonably be expected to result in a Parent Material Adverse Effect, the businesses of Parent and the Parent Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to Parent or any of the Parent Subsidiaries is pending or, to the Knowledge of Parent, is overtly threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

(k) Litigation. Except as disclosed in the Covered Parent SEC Disclosure or the Parent Disclosure Letter, there is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Parent, overtly threatened against or affecting Parent or any Parent Subsidiary or any of their respective property or assets that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Parent Material Adverse Effect, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against Parent or any Parent Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Merger, it being acknowledged that there is no representation and warranty under this Section 3.2(k) with respect to the litigations disclosed in the Covered Parent SEC Disclosure.

(l) Taxes. Except as disclosed in Section 3.2(l) of the Parent Disclosure Letter or as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

(i) (A) Parent and each Parent Subsidiary has timely filed or has had timely filed on its behalf (taking into account extensions) all Tax Returns required to be filed by it or on its behalf, and all such Tax Returns were, at the time filed and continue to be (after giving effect to amendments thereto), true, correct and complete; (B) Parent and each Parent Subsidiary has paid (or Parent has paid on behalf of such Parent Subsidiary) all Taxes required to be paid by it (in each case of clause (A) or (B), except with respect to matters for which appropriate reserves have been established in accordance with GAAP); (C) as of the date hereof, there are no audits, examinations or other proceedings relating to any Taxes of Parent or any Parent Subsidiary pending or, to the Knowledge of Parent, overtly threatened; (D) all deficiencies asserted or assessments made with respect to Parent or any of the Parent Subsidiaries as a result of any examination by the Internal Revenue Service or any other taxing authority have been paid in full; (E) no requests for waivers of the time to assess any Taxes against Parent or any Parent Subsidiary have been granted and remain in effect; (F) there are no Liens for any material Taxes on any assets of Parent or any Parent Subsidiary other than Liens for Taxes not yet due or payable or which are being contested in good faith through appropriate proceedings; (G) to the Knowledge of Parent, no claim has been made by a taxing authority in a jurisdiction in which income Tax Returns are not filed by or on behalf of Parent or any Parent Subsidiary that Parent or any such Parent Subsidiary is or may be subject to income taxation by that jurisdiction; and (H) all material Taxes required to be withheld in connection with amounts paid or owing to any employee, creditor, shareholder or other third party have been timely withheld and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority.

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(ii) Neither Parent nor any Parent Subsidiary is a party to (A) any Tax allocation or sharing agreement other than any agreement solely between Parent and any Parent Subsidiary or (B) any Tax Protection Agreement.

(iii) Neither Parent nor any Parent Subsidiary has any liability for Taxes of any Person other than Parent and the Parent Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

(iv) Neither Parent nor any Parent Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(v) Each Parent Subsidiary that is a partnership, joint venture or limited liability company has since the date it became a Subsidiary been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation, or as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(vi) Neither Parent nor any Parent Subsidiary has (i) agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code; (ii) knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to Parent or any Parent Subsidiary, or (iii) an application pending with any taxing authority requesting permission for any change in accounting method.

(vii) Neither Parent nor any Parent Subsidiary is a foreign person within the meaning of Section 1445 of the Code.

(viii) Neither Parent nor any Parent Subsidiary has in effect any tax elections for federal income tax purposes under Sections 108, 168, 338, 441, 471, 1017, 1033, 1502 or 4977 of the Code with respect to Parent or any Parent Subsidiary.

(ix) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by Clearday, Parent or any Parent Subsidiary by reason of Section 280G of the Code.

(x) Neither Parent nor any of the Parent Subsidiaries (i) owns any real property located in New York State, (ii) is the lessee of any such New York real property, or (iii) owns any interest in real property that may subject any of the parties to a transfer tax as a result of the transactions contemplated by this Agreement.

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(xi) Neither the Parent nor any of the Parent Subsidiaries, owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation, (iii) controlled foreign corporation, or (iv) passive foreign investment company.

(xii) Neither Parent nor any of the Parent Subsidiaries is a party (other than as an investor) to any industrial development bond.

(xiii) Neither Parent nor any of the Parent Subsidiaries was a party to any deferred intercompany transaction that will be restored (pursuant to the Section 1502 regulations) and will result in income or loss to Parent or any Parent Subsidiary due to the contemplated transaction.

(m) Benefit Plans.

(i) Section 3.2(m) of the Parent Disclosure Letter sets forth a true and complete list of each material employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Parent or any Parent Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any Parent Subsidiary or to which Parent or any Parent Subsidiary contributes or is obligated to contribute, whether or not written, including, without limitation, any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA, any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity or equity based plan or award, severance, employment, change of control or fringe benefit plan, program or agreement, other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and any other plan, program or arrangement maintained by an entity other than Parent or a Parent Subsidiary (collectively, the “Parent Employee Benefit Plans”).

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(ii) (A) Each of the Parent Employee Benefit Plans has been operated and administered in all material respects with applicable Law, including, but not limited to, ERISA, the Code and, in each case, the regulations thereunder; (B) each of the Parent Employee Benefit Plans intended to be “qualified” (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and Parent is not aware of any reason why any such determination letter should be revoked; (C) no Parent Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (D) no Parent Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or beneficiary or covered dependent of an employee or former employee or directors of Parent or any Parent Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law or (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (E) no Controlled Group Liability has been incurred by Parent or any Parent Subsidiary that has not been satisfied in full, and no condition exists that shall result in Parent or any Parent Subsidiary of incurring any such liability that would be material to Parent; (F) all contributions or other amounts payable by Parent or a Parent Subsidiary with respect to each Parent Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (G) neither Parent nor a Parent Subsidiary has engaged in a transaction in connection with which Parent or a Parent Subsidiary reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (H) there are no pending, overtly threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Parent Employee Benefit Plans or any trusts related thereto plan which could reasonably be expected to result in any material liability of Parent or any Parent Subsidiary; (I) since January 1, 2018, neither Parent nor its Subsidiaries has agreed or otherwise committed to, whether in writing or otherwise, increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Parent Employee Benefit Plan; (J) except as indicated in Section 3.2(m) of the Parent Disclosure, no Parent Employee Benefit Plans exists which could result in the payment of material amount of money or any other property or rights, or accelerate or provide any other material rights or benefits, or require the payment of amounts or benefits that would not be deductible under 280G of the Code, to any current or former employee, director or consultant of Parent or any Subsidiary that would not have been required but for the transactions contemplated by this Agreement; and (K) each Parent Employee Benefit Plan may be amended and terminated in accordance with its terms.

(n) Labor Matters. Neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreements with respect to employees of Parent and the Parent Subsidiaries. With respect to employees of Parent and the Parent Subsidiaries, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) except as set forth in Section 3.2(n) of the Parent Disclosure Letter, none of Parent, any Subsidiary or any ERISA Affiliate has at any time since January 1, 2018, withdrawn in any complete or partial withdrawal from any “multiemployer plan” as defined in Section 3 (37) of ERISA and, if Parent, its Subsidiaries and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, neither Parent, any Subsidiary nor any ERISA Affiliate would incur a withdrawal liability that would result in a Parent Material Adverse Effect; and (ii) neither Parent nor any Parent Subsidiary is the subject of a proceeding asserting it has committed an unfair labor practice, nor, to the Knowledge of Parent, is any such proceeding overtly threatened, nor is there any strike or other labor dispute by the employees of Parent or any Parent Subsidiary pending or overtly threatened, nor does Parent have Knowledge of any activity involving any employee of Parent or any Parent Subsidiary seeking to certify an a collective bargaining unit or engaging in union organizational activity.

(o) Environmental Matters.

(i) Neither Parent nor any Parent Subsidiary is in violation of any applicable Law or Order relating to Environmental Laws, except for any violation that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect; and

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(ii) To the Knowledge of Parent, neither Parent nor the Parent Subsidiaries have received any written notice of, and there are no, pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting Parent or any of the Parent Subsidiaries or any of the Parent Properties that have not been remedied or cured, and to the Knowledge of Parent there is no basis therefor, in each case, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(iii) Neither Parent nor any Parent Subsidiary has entered into, agreed to or is bound by any material consent decree or order or is a party to any material judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(p) Properties.

(i) Section 3.2(p) of the Parent Disclosure Letter sets forth a correct list of all real property owned or leased (as lessee) by Parent or a Parent Subsidiary (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as an “Parent Property” and collectively referred to herein as the “Parent Properties”).

(ii) The Parent or Parent Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, or Encumbrances, except for the following: (A) Encumbrances set forth Section 3.2(p) of the Parent Disclosure Letter or relating to debt obligations reflected in the Company’s financial statements and the notes thereto (including with respect to debt obligations which are not consolidated), (B) Encumbrances that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (C) any Material Contracts (only to the extent that the same encumbers or affects title to real property), or leases to third parties for the occupation of portions of the Parent Properties by such third parties in the ordinary course of the business of Parent or any Parent Subsidiary, (D) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning regulations, (E) Encumbrances disclosed on existing title policies made available to the Purchaser Parties prior to the date hereof, (F) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens imposed by Law and incurred in the ordinary course of business, and (G) any other Encumbrances, limitations or title defects of any kind, if any, that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

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(iii) Parent has made available to Purchaser all title insurance policies with respect to the Parent Properties that are set forth on Section 3.2(p) of the Parent Disclosure Letter. To Parent’s Knowledge, no material claim has been made under any such title insurance policy and each such title insurance policy is in full force and effect as of the date hereof.

(iv) No certificate, permit or license from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has not been obtained and is not in full force and effect, and neither Parent nor any Parent Subsidiary has received written notice of any threat of modification or cancellation of any such certificate, permit or license, except for such notices, failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, constitute a Parent Material Adverse Effect and

(v) Neither Parent nor any Parent Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Parent Properties, or (B) any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or other Law, code, ordinance, Order or regulation has been violated for any Parent Property, which in the case of clauses (A) and (B) would, individually or in the aggregate, constitute a Parent Material Adverse Effect.

(vi) Section 3.2(p) of the Parent Disclosure Letter lists as of the date hereof each ground lease to which Parent or any Parent Subsidiary is party, as lessee or lessor. Each such ground lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder, as applicable, and, to the Knowledge of Parent, against the other parties thereto, except as would not constitute, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not constitute, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary, on the one hand, nor, to the Knowledge of Parent, any other party, on the other hand, is in default under any such ground lease which default is reasonably likely to result in a termination of such ground lease. No purchase option has been exercised under any of such ground lease, except purchase options whose exercise has been evidenced by a written document as described in Section 3.2(p) of the Parent Disclosure Letter. Parent has made available to Purchaser a correct and complete copy of each such ground lease and all material amendments thereto.

(vii) Neither Parent nor any Parent Subsidiary is a party to any agreement relating to the management of any of the Parent Properties by a party other than Parent or any wholly-owned Parent Subsidiaries, except as disclosed Section 3.2(p) of the Parent Disclosure Letter.

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(q) Insurance. Parent or its Subsidiaries maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks which in its good faith judgment are reasonable for the business of Parent and the Parent Subsidiaries (taking into account the cost and availability of such insurance). There is no claim by Parent or any Parent Subsidiary pending under any such policies which (i) has been denied or disputed by the insurer and (ii) would constitute, individually or in the aggregate, a Parent Material Adverse Effect.

(r) Votes Required. The (i) adoption of this Agreement by Parent as the sole stockholder of Purchaser and (ii) the affirmative vote or consent of the holders of a majority of the outstanding shares of Parent Common Stock (the “Parent Stockholder Approval”) are the only votes or consents required of the holders of any class or series of the Parent Common Stock or other securities of or equity interests in Parent or of Purchaser required to approve the issuance of securities as contemplated by this Agreement, to consummate the Merger and to amend Parent’s certificate of incorporation as contemplated by Section 2.10 (b).

(s) Brokers. No broker, investment banker or other Person is entitled to any brokers’, finders’ or other similar finder’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, any Parent Subsidiary or any Affiliate thereof.

(t) Material Contracts.

(i) All of the Material Contracts of Parent as in effect as of the date hereof are listed in Section 3.2(t) of the Parent Disclosure Letter or in the exhibit index set forth in a Covered Parent SEC Disclosure. Parent has, prior to the date hereof, made available to Purchaser true and complete copies of each Material Contract as in effect as of the date hereof. All Material Contracts are valid, binding and enforceable and in full force and effect with respect to Parent and the Parent Subsidiaries, and to the Knowledge of Parent, with respect to each other party to any such Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, constitute a Parent Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors’ rights and to general equity principles.

(ii) Except as set forth in Section 3.2(t) of the Parent Disclosure Letter, (A) neither Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and (B) to the Knowledge of Parent, as of the date hereof, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) by any third party to any Material Contract, except, in either the case of clause (A) or (B), for those violations or defaults that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

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(iii) Section 3.2(t) of the Parent Disclosure Letter lists all agreements (other than agreements with respect to leases or subleases which contain options to purchase) entered into by Parent or any Parent Subsidiary as of the date hereof providing for the sale of, or option to sell, any Parent Properties or any material interest therein or the purchase of, or option to purchase, by Parent or any Parent Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate or material interest therein not yet consummated as of the date hereof.

(u) Inapplicability of Takeover Statutes. Parent has taken all appropriate and necessary actions to exempt the Merger, this Agreement and the other transactions contemplated thereby from the restrictions of any applicable provision of a Takeover Statute. No other “control share acquisition”, “fair price”, “moratorium” or other antitakeover Laws apply to the Merger, this Agreement or the other transactions contemplated hereby, assuming that Clearday and its Affiliates do not own, and within the past three years have not owned, any shares of Parent’s capital stock

(v) Investment Company Act of 1940. None of Parent or any Parent Subsidiary is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(w) Affiliate Transactions. Except as set forth on Section 3.2(w) of the Parent Disclosure Letter, no officer, executive, manager, director, direct or indirect equityholder or Affiliate of Parent, or, to the Knowledge of Parent, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, or any employee of Parent or any Affiliate thereof, is a party to any agreement, contract, commitment or transaction with Parent or any Subsidiary thereof or has any right, title or interest in any property owned or used by Parent or any Subsidiary thereof (including any Intellectual Property Rights).

ARTICLE IV.

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGERS

Section 4.1. General Provisions.

During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, each of (x) Clearday, on the one hand, and (y) Parent, on the other, shall, and shall cause each of their respective Subsidiaries to except as otherwise expressly contemplated by this Agreement or to the extent consented to by the Parties in writing: (i) carry on its businesses in the usual, regular and ordinary course substantially consistent with past practice and (ii) to the extent consistent with the foregoing clause (i), use its commercially reasonable efforts to maintain and preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, to keep available the services of their present officers and employees. Notwithstanding the foregoing, each of the Parties may, directly or indirectly, engage in any Carve Out Activity and Clearday may affect any Clearday Development Expenditure.

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Section 4.2. Specified Actions Not Permitted.

Without limiting the generality of the foregoing provision of Section 4.1, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, the Parties shall not and shall not authorize or commit or agree to, and shall cause their respective Subsidiaries not to (and not to authorize or commit or agree to) take any of the following transactions, in each case, except: (1) as required by applicable law or the rules of the Trading Market (if they are applicable to such Party), (2) as otherwise expressly provided or permitted by this Agreement, including payment of Operating Expenses, (3) as set forth in Section 4.2 of the Clearday Disclosure Letter or Section 4.2 of the Parent Disclosure Letter, as applicable, (4) a transaction that is a Carve Out Activity, (5) to the extent consented to by the Parties in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or (5) in the case of Clearday, with respect to any Clearday Development Expenditure:

(a) Distributions and Issuance of Securities:

(i) declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of shares, stock or the partnership interests, shares, stock or other equity interests in any Subsidiary that is not directly or indirectly wholly owned by such Person, other than, in each case, the accrual (but not the payment) of dividends that are required to be accrued under the terms of the securities of Parent, Clearday or any of their respective Subsidiaries as in effect on the date of this Agreement, or

(ii) split, combine or reclassify any shares, stock, partnership interests or other equity interest in lieu of or in substitution for shares of such shares, stock, partnership interests or other equity interests other than Permitted Issuances;

(iii) issue or authorize the issuance of, or commit to issue, any securities other than Permitted Issuances, or

(iv) purchase, redeem or otherwise acquire any capital stock, other equity interests or securities of such Person or the partnership interests, stock, other equity interests or securities of any of its Subsidiaries or any options, warrants or rights to acquire, or security convertible into, Clearday Common Shares, stock, other equity interest or securities of such Person or the partnership interests, stock or other equity interests in any of its Subsidiaries, except in each case to recover any such securities that have been used as a deposit;

(b) Reclassifications:

(i) classify or re-classify any unissued shares of stock, units, interests, any other voting or redeemable securities or stock-based performance units of such Person or any of its Subsidiaries,

(ii) other than Permitted Issuances, authorize for issuance, issue, deliver, sell, or grant any shares of stock, units, interests, any other voting or redeemable securities or stock-based performance units of such Person,

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(iii) other than Permitted Issuances, authorize for issuance, issue, deliver, sell, or grant any option or other right in respect of, any shares of stock, units, interests, any other voting or redeemable securities, or stock-based performance units of such Person or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or redeemable securities, or

(iv) amend or waive any option to acquire any shares of the capital stock or securities of such Person (except, with respect to clauses (i), (ii) and (iii), in connection with the exercise of Clearday Awards or vesting or settlement of any Clearday Awards or awards of Parent Common Stock;

(c) Amend the Clearday Charter or the Clearday Bylaws or the Parent Charter or the Parent Bylaws, or any other comparable charter or organizational documents of any Subsidiary of such Person;

(d) Sale or Dispositions:

(i) merge, consolidate or enter into any other business combination transaction with any Person,

(ii) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity other than to acquire a property investment consistent with the investment strategy of such Person,

(iii) purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof; or

(iv) other than as described to Parent, sell, dispose of, transfer or assign any of its material assets in a single transaction or series of related transactions, other than:

(A) with respect to Parent, the Wire Asset Disposition; and

(B) with respect to Clearday, any Non-Core Asset Sale;

(e) Make, undertake or enter into any new commitments obligating such Person, or any Subsidiary of such Person, to make, capital expenditures; provided however, any such Person may make, capital expenditures pursuant to the terms of contracts which have been executed prior to the date hereof and in connection with amounts payable in respect of existing or future (A) tenant improvements, (B) lease commissions, (C) obligations under leases, (D) maintenance, repairs and amounts required as a result of extraordinary events or emergencies and as described in the Clearday Disclosure Letter and the Parent Disclosure Letter (collectively, the “Permitted Expenditures”), and (E) in the case of Clearday, any Clearday Development Expenditures or Non-Core Asset Sales;

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(f) Incur indebtedness (secured or unsecured, convertible or not convertible), except for:

(i) funding expenditures that are Permitted Expenditures,

(ii) funding other transactions permitted by this Article IV, and

(iii) working capital purposes in the ordinary course (including to the extent necessary to pay holders of existing indebtedness and to pay any transaction expenses incurred in connection with the Merger or the transactions contemplated by this Agreement); and

(iv) with respect to Clearday, any Clearday Development Expenditures or Non-Core Asset Sales or intercompany transactions.

(g) Sell, mortgage, subject to Lien, (or, in the case of an involuntary Lien, fail to take commercially reasonable action within forty-five (45) days of the notice of creation thereof to attempt to have such Lien removed), lease (other than leases (other than ground leases) as landlord or sublessor in the ordinary course of business) or otherwise dispose of any of the Clearday Properties, including by the disposition or issuance of equity securities in an entity that owns a Clearday Property or a Parent Property (as the case may be), except in each case: (i) made in the ordinary course of business, or (ii) pursuant to a binding sales contract in existence on the date of this Agreement and set forth in Section 4.2 of the Clearday Disclosure Letter or Section 4.2 of the Parent Disclosure Letter, or (iii) with respect to Clearday, any Clearday Development Expenditures or Non-Core Asset Sales;

(h) Assume or guarantee the indebtedness of another Person other than a Subsidiary of such Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than a wholly owned Subsidiary of such Person, or enter into any arrangement having the economic effect of any of the foregoing;

(i) Prepay, refinance or amend any existing indebtedness other than refinancings of existing indebtedness at maturity on customary commercial terms;

(j) Make any loans, advances, capital contributions or investments in any other Person (other than wholly-owned Subsidiaries);

(k) Other than in connection with the incurrence of indebtedness permitted hereunder, pledge or otherwise encumber shares of capital stock or securities in such Person or any Subsidiary of such Person other than, with respect to Clearday, any Clearday Development Expenditures or Non-Core Asset Sales;

(l) Modify, amend or change any existing Tax Protection Agreement in a manner that would adversely affect such Person or any Subsidiary of such Person, or enter into any new Tax Protection Agreement;

(m) Except as required by Law or in the ordinary course of business, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, or file any amended Tax Return, if such action would have an adverse effect on any of the Purchaser Parties or Clearday that is material;

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(n) (A) fail to maintain its books and records in all material respects in accordance with GAAP consistently applied, (B) change any of its methods, principles or practices of financial accounting in effect, other than as required by GAAP, (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, other than settlements or compromises (1) relating to real property Taxes or sales Taxes in an amount not to exceed $50,000, individually or in the aggregate, or (2) that do not result in a Tax liability of such Person or any Subsidiary of such Person that materially exceeds the amount reserved, in accordance with GAAP, with respect to such claim, action, or other proceeding, or (D) revalue in any material respect any of its assets, including writing-off accounts receivable, except, in each of the foregoing cases, as may be required by the SEC, applicable Law or GAAP (in which case, such Person shall promptly inform the other Parties of such changes);

(o) Other than Specified Litigations, settle or compromise any material litigation, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) in settlement or compromise does not exceed $50,000, which provide for a complete release of such Person and each applicable Subsidiary of such Person of all claims and which do not provide for any admission of liability by such Person or any Subsidiary of such Person;

(p) except as required by any employee benefit plan of such Person, and except with respect to Clearday, any Clearday Development Expenditure:

(i) other than in connection with renewals of broad-based plans on substantially equivalent terms and other changes in broad-based plans that do not increase the cost thereof in any material respect, amend, modify, alter or terminate any existing employee benefit plan or adopt any new employee benefit plan, incentive plan, severance plan or agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement that would be an employee benefit plan of such Person if it had been in existence on the date hereof,

(ii) materially increase the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, other than, in the case of Clearday, any Clearday Development Expenditure

(iii) other than in connection with the severance policy described in Section 4.2 of the Clearday Disclosure Letter or Section 4.2 of the Parent Disclosure Letter, grant or pay any severance or termination pay to, or increase in any material manner the severance or termination pay of, any current or former director, officer, employee or consultant of Clearday or any Clearday Subsidiary, or Parent or any Parent Subsidiary, as applicable,

(iv) increase the number of its employees or enter into any agreement for consulting services for personal services; or

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(v) establish, pay, agree to grant or increase any stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement;

(q) Other than in the ordinary course of business, amend or terminate, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any material term of any Material Contract described in clause (III), (IV) or (V) of the definition thereof or clause (II) of the definition thereof, or enter into a new contract, agreement or arrangement that has a term of over 12 months or that, if entered into prior to the date of this Agreement, would have been a Material Contract described in clause (III), (IV) or (V) of the definition thereof or clause (II) of the definition thereof;

(r) Fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of such Person or any Subsidiary of such Person (in each case after giving effect to any applicable waivers);

(s) Fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Entities and other authorities, subject to extensions permitted by Law;

(t) Except as provided in Section 5.6, authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Person or any Subsidiary of such Person;

(u) Except in connection with a right being exercised by a tenant under an existing lease (and in accordance with the terms and conditions thereof), enter into any new lease for in excess of 5,000 square feet of net rentable area at a Clearday Property, or Parent Property, as the case may be, other than in accordance with the ordinary course of business or for the development of the Clearday adult day care business; or

(v) Agree in writing or otherwise commit to take any of the foregoing actions.

ARTICLE V.

ADDITIONAL COVENANTS

Section 5.1. Preparation of Merger Registration and Proxy Statement; Stockholders’ Meeting.

(a) Prompt Filing of S-4 Registration Statement.

(i) As promptly as reasonably practicable following the date of this Agreement, Parent shall file with the SEC the Merger Registration and Proxy Statement in substantially the form that has been approved by Parent and Clearday, together with such amendments or changes thereto as reasonably approved by Parent and Clearday, for the purposes stated therein, and registering the shares of Parent Common Stock and Parent New Preferred Stock that will be issued as the Merger Consideration and such other shares as agreed by Parent and Clearday and which such document may also be used by Clearday for the Clearday Stockholder Approval and for the other purposes specified therein.

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(ii) The parties shall reasonably cooperate with each other in the preparation of the Merger Registration and Proxy Statement and to have such registration statement declared effective by the SEC as promptly as practicable after such filing. Each of Purchaser and Clearday will notify the other party promptly following the receipt of any comments (whether written or oral) from the SEC and of any request by the SEC for amendments or supplements to the Merger Registration and Proxy Statement or for additional information and will supply the other party with copies of all correspondence with the SEC with respect to the Merger Registration and Proxy Statement between it and any of its representatives, on the one hand, and the SEC m on the other hand, within 48 hours of the receipt thereof. The Merger Registration and Proxy Statement, and any supplement or amendment thereto, shall comply in all material respects with all applicable requirements of Law.

(iii) Parent shall date the Merger Registration and Proxy Statement as of the approximate date of mailing to Parent stockholders and shall use its commercially reasonable efforts to cause the Merger Registration and Proxy Statement to be mailed or otherwise provided to Parent stockholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Merger Registration and Proxy Statement, (A) Purchaser or Clearday, as the case may be, shall promptly inform the other of such occurrences, (B) Parent and Clearday shall jointly prepare and file with the SEC any such amendment or supplement to the Merger Registration and Proxy Statement, (C) Parent and Clearday shall each use its commercially reasonable efforts to have the Merger Registration and Proxy Statement, when declared effective, to be used for the Parent Stockholder Meeting, and (D) Parent and Clearday shall each use its commercially reasonable efforts to have Merger Registration and Proxy Statement declared effective by the SEC as quickly as commercially practical.

(b) Call of Stockholder Meetings. Subject to Section 5.6(a), as soon as reasonably practicable after the Merger Registration and Proxy Statement is declared effective: (i) Parent shall take all action necessary to duly call, give notice of, convene, and hold the Parent Stockholder Meeting, for the purpose of obtaining the Parent Stockholder Approval, and (ii) Clearday shall take all action necessary to obtain and, if applicable, ratify, the Clearday Stockholder Approval through the Clearday Stockholder Action if such action is required. Parent will, through the Parent Board of Directors, recommend to Parent stockholders approval of the issuance of securities as contemplated by this Agreement, and Clearday will, through the Clearday Board of Directors, recommend to Clearday stockholders approval of the Merger and the other transactions contemplated hereby, and Parent and Clearday each further covenants that the Merger Registration and Proxy Statement and any Clearday Stockholder Action will include such recommendation (the “Recommendation”), except to the extent that the Parent Board of Directors shall have modified, qualified or withdrawn such recommendation in accordance with Section 5.6(a) or to the extent that the Parent Board of Directors determines in good faith, that failure to modify, qualify or withdraw such recommendation would breach their duties to Parent or Parent stockholders. Clearday’s and Parent’s respective obligation to take all action necessary to duly call, give notice of, convene and hold the Parent Stockholder Meeting, for purposes of obtaining the Parent Stockholder Approval, or the Clearday Stockholder Action, for purposes of obtaining the Clearday Stockholder Approval, in accordance with this Section 5.1(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Competing Transaction or (if applicable) Superior Competing Transaction.

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(c) Adjournment of Stockholder Meetings. If on the date of the Parent Stockholder Meeting, Parent has not received proxies representing a sufficient number voting securities to approve the Merger, Parent shall adjourn their stockholder meeting until such date as shall be mutually agreed upon by Parent and Clearday, which date shall not be more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its commercially reasonable efforts, together with its proxy solicitor (if any), to assist in the solicitation of proxies from stockholders relating to such party’s stockholder approval at their stockholder meeting. Unless otherwise agreed by the parties, a party shall only be required to adjourn or postpone its stockholder meeting three times pursuant to this Section 5.1(c). Clearday shall as appropriate for a consent solicitation take substantially similar actions to timely secure the Clearday Stockholder Approval.

(d) Information Provided by Clearday. Clearday will promptly provide to Parent business, financial and legal information that is required, under applicable SEC rules, to be included in the Merger Registration and Proxy Statement with respect to Clearday and its Subsidiaries and supplement such information from time to time until the effective date of the Merger Registration and Proxy Statement. Such information shall be subject to the representation and warranty of Clearday under Section 3.1(u).

Section 5.2. Access to Information; Confidentiality and Confidentiality Agreement.

(a) Maintenance of Information. Each party hereto and its respective Subsidiaries shall afford to the other party and such other party’s officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates, reasonable access during normal business hours and upon reasonable advance notice to all of its properties, offices, books, contracts, commitments, personnel and records, and, during such period, shall furnish reasonably promptly to such other party: (i) information responsive to any information request by a party (ii) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws; and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, no Person shall be required by this Section 5.2 to provide any other party or such party’s representatives with any information that such party reasonably believes it may not provide to any other party by reason of applicable Law which constitutes information protected by attorney/client privilege, or which such party is required to keep confidential by reason of contract, agreement or understanding with third parties. Such other party shall, in the exercise of the rights described in this Section 5.2(a), not unduly interfere with the operation of the businesses of the party providing the access and information.

(b) Continuation of Confidentiality Agreement. Each of the Parent and Clearday will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will otherwise comply with the terms of the letter agreement between Parent and Clearday dated as of October 29, 2019 (as may be amended, the “Confidentiality Agreement”).

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Section 5.3. Reasonable Efforts.

(a) Mutual Obligation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchaser Parties and Clearday agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including

(i) the obtaining of all necessary, proper or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities and other third parties and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver, consent or exemption from any Governmental Entity,

(ii) the obtaining of all necessary, proper or advisable consents, approvals, waivers or exemptions from non-governmental third parties,

(iii) the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement,

(iv) the obtaining of customary tenant estoppels with respect to the property leases of any Person, or other reasonable requests for estoppels, provided, that the failure to obtain any such estoppels shall not be considered to be a breach of this Agreement, and

(v) the additional diligence of each of the parties to this Agreement.

(b) Notice of Certain Events. Clearday shall give prompt notice to the Purchaser Parties and the Purchaser Parties shall give prompt notice to Clearday, if:

(i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect such that the applicable closing conditions are incapable of being satisfied by the Termination Date, or

(ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the applicable closing conditions are incapable of being satisfied by the Termination Date; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

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Section 5.4. Transfer Taxes.

Purchaser shall prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement other than any such Taxes that are solely the responsibility of the holders of any class or series of capital stock of Clearday under applicable Law (together, with any related interest, penalties or additions to Tax, “Transfer and Gains Taxes”). Purchaser shall pay or cause to be paid all such Transfer and Gains Taxes (other than any such Taxes that are solely the responsibility of the holders of any class or series of capital stock of Clearday under applicable Law), without any deduction or withholding from the Merger Consideration.

Section 5.5. Solicitation of Transactions.

(a) Competing Transaction.

(i) Except as may be agreed in writing by Parent and Clearday and subject to Section 5.6, during the Exclusivity Period, no party nor any Subsidiary of a party shall, nor shall it authorize or permit, directly or indirectly, any officer, director, employee, agent, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate of a party or any other Subsidiary of a party to (x) initiate, solicit, knowingly encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or offer or other action, including any proposal or offer to its stockholders that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or (y) engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding, or furnish in furtherance of such inquiries or to obtain a Competing Transaction, or (z) otherwise enter into or effectuate a Competing Transaction. Each party shall take, and shall cause each Subsidiary of such party to take, all actions reasonably necessary to cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction; provided, that nothing in this sentence shall preclude Parent or Clearday, as the case may be, or any Subsidiary of such Person or their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates from complying with the provisions of Section 5.5(a)(ii). Each party and each Subsidiary of such party shall be responsible for any failure on the part of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates to comply with this Section 5.5(a). Each party acknowledges that, effective as of the date of this Agreement, the other party waives all standstill or similar provisions of any agreement, letter or understanding for the benefit of it or any of its Subsidiaries that would in any way prohibit any Person from making or otherwise facilitate the making of a proposal with respect to a Competing Transaction. Each party represents and warrants that neither it nor any of its Affiliates is currently engaged in any Competing Transaction.

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(ii) Each party shall, within 30 days after the date hereof, request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition, stock sale, asset sale or otherwise) such party or any Subsidiary of such party, or any material position of their assets, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of such party or its applicable Subsidiary.

(b) Notice of a Competing Transaction. Each party shall notify the other party of, promptly following receipt, all relevant details relating to any proposal (including the identity of the parties and all material terms thereof) which any such party, or any of its Subsidiaries, or any officer, director, employee, agent, investment banker, financial advisor, attorney, broker, finder or other representative or Affiliate of such party, may receive after the date of this Agreement relating to a Competing Transaction and shall keep such other party reasonably informed on a prompt basis as to the status of and any material developments regarding any such proposal.

(c) Definition of Competing Transaction. For purposes of this Agreement, a “Competing Transaction” means any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving the applicable party or its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 45% or more of the cost basis of the assets (including by means of an issuance, sale or other disposition of voting securities) of the applicable party or its Subsidiaries, taken as a whole, or of 45% or more of any class of voting securities of the applicable party or its Subsidiaries (as a whole), in a single transaction or series of related transactions, excluding any bona fide financing transactions that do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any tender offer or exchange offer for 45% or more of any class of voting securities of the applicable party or its Subsidiaries (as a whole); provided, that a Competing Transaction will not include an issuance and sale of securities of a person for cash consideration.

(d) Definition of Superior Competing Transaction. For purposes of this Agreement, a “Superior Competing Transaction” means a bona fide unsolicited written proposal for a Competing Transaction made by a third party that the board of directors of Parent determines (after taking into account any amendments to this Agreement entered into or which such Person (or any of its Subsidiaries) irrevocably covenants to enter into and for which all internal approvals of such Person have been obtained prior to the date of such determination), in good faith and after consultation with its financial and legal advisors, is more favorable from a financial point of view to the holders of Parent capital stock than the transactions contemplated by this Agreement.

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Section 5.6. Board Actions.

(a) Consideration of a Superior Offer. Notwithstanding Section 5.5 or any other provision of this Agreement to the contrary, following the receipt by Parent (or Subsidiary of such Person), as the case may be, of a proposal from a third party for a Competing Transaction (which was not solicited, encouraged or facilitated in violation of Section 5.5), if the board of directors of such Person determines in good faith following consultation with its legal and (if a financial advisor has been retained) financial advisors that such proposal for a Competing Transaction is or is reasonably likely to lead to a Superior Competing Transaction, such Persons board of directors may (directly or through officers or advisors):

(i) furnish nonpublic information with respect to such Person (or its Subsidiaries) that made such proposal (provided that such Person shall be furnished with such information pursuant to a confidentiality agreement unless such Person is already a party thereto),

(ii) disclose to such Person’s stockholders any information required to be disclosed under applicable Law,

(iii) participate in discussions and negotiations regarding such proposal and

(iv) following receipt of a proposal for a Competing Transaction that constitutes a Superior Competing Transaction, but prior to the Parent Stockholder Approval Parent may, (A) withdraw or modify in a manner adverse to the other party, or fail to make, the Parent Recommendation or recommend that the Parent stockholders to approve such Superior Competing Transaction, (B) terminate this Agreement pursuant to and subject to compliance with, Section 7.1(g) and (C) take any action that any court of competent jurisdiction orders such party to take.

(v) Nothing in this Section 5.6 or elsewhere in this Agreement shall prevent the Parent Board of Directors from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (assuming that such party is subject to such Rules under the Exchange Act) with respect to a Competing Transaction or from issuing a stop, look and listen announcement or otherwise making any required disclosure to its stockholders if, in the good faith judgment of the Parent Board of Directors, after consultation with outside legal counsel, failure to do so would be inconsistent with its obligations under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither such party or such party’s board of directors shall be permitted to recommend a Competing Transaction which is not a Superior Competing Transaction.

(b) Notice of a Superior Offer. The Parent Board of Directors shall not take any of the actions referred to in Section 5.6(a)(iv):

(i) until at least three (3) Business Days after giving notice to Clearday that the Competing Transaction constitutes a Superior Competing Transaction (a “Superior Notice”) accompanied by a copy of the form of definitive agreement (if any) that is proposed to be entered into in respect of the Competing Transaction, and

(ii) unless the Parent Board of Directors shall have concluded following the end of such three (3) Business Day period that, taking into account any amendment to this Agreement entered into or that the other party irrevocably covenants to enter into and for which all internal approvals of such other party have been obtained since receipt of such notice, in each case, prior to the end of such three Business Day period, such Superior Competing Transaction remains a Superior Competing Transaction.

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Section 5.7. Public Announcements.

Clearday and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement or filing without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement or filing as may be required by Law if it has used its commercially reasonable efforts to consult with the other party and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement or filing is required to be released, filed or furnished pursuant to such Law. No party shall be restricted from providing press releases as to its business that constitute communications of regularly released factual business information and forward-looking information. It is also understood that Parent will file a Current Report on Form 8-K to disclosure the material terms of this Agreement and may attach this Agreement as an exhibit thereto, or to another appropriate filing with the SEC.

Section 5.8. Employee Arrangements; Officer Agreements.

(a) Except as otherwise provided in a separate agreement between Clearday and Purchaser, neither Purchaser, the Surviving Company nor any Subsidiary shall have any obligation to any employee of any party or any Subsidiary of any party to continue the employment of such employee or provide severance from and after the Effective Time, unless such employee has an agreement with a party or any Subsidiary of any party, and then such obligation to continue employment or provide severance shall continue only to the extent of the provisions of such agreement.

(b) As soon as reasonable after the date hereof, Parent will use its reasonable efforts to enter into agreements amending the Employment Agreement or Change in Control Agreement (as applicable) by and between each of the Listed Employees and Parent, in each case, in substantially the form of Exhibit F hereto (the “Officer Agreements”).

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Section 5.9. Indemnification; Directors’ and Officers’ Insurance.

(a) Indemnified Parties. In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer, general partner or member of a party or any Subsidiary of any party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, general partner or member of a party or any Subsidiary of any party, or is or was serving at the request of a party or any Subsidiary of any party in any such capacity of another corporation, partnership, joint venture, trust or other enterprise, in each case, at or prior to the Effective Time; or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, from and after the Effective Time, the Parent and the Surviving Company (“Indemnitors”), shall jointly and severally indemnify and hold harmless, as and to the fullest extent permitted by Law, each Indemnified Party against any losses, claims, damages, Liabilities, costs, expenses (including reasonable attorneys’ and other professional fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted before or after the Effective Time), the Indemnitors, shall promptly (but in any event within thirty ten (10) business days of written request) advance expenses pending the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent not prohibited by applicable Law.

(b) Continuation of Existing Obligations. Each of Parent and Clearday agrees that all rights to indemnification and contribution existing in favor of, and all exculpations and limitations of the personal liability of, the Indemnified Parties provided for in the Clearday Charter or the Clearday Bylaws or in the Parent Charter or the Parent Bylaws, as well as all existing indemnification agreements by Parent or Clearday (or any Subsidiary of such Person) and an Indemnified Party with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, Parent shall and shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the Charter Documents of the Parent and Clearday as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(c) Insurance. The Parent shall and shall cause the Surviving Corporation to obtain as of the Effective Time, and shall not cancel or modify in a manner adverse to the Indemnified Parties, “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties as they currently enjoy with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of the amount that is determined by the mutual agreement of Parent and Clearday prior to the Effective Time, which agreement by each such Person will not be unreasonably withheld, delayed or conditioned (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Parent will and will cause the Surviving Corporation to obtain, the greatest coverage available for a cost not exceeding an annual premium equal to the Maximum Premium.

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(d) Irrevocable Benefit. This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, Clearday and the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9, which shall not be terminated or modified in a manner adverse to them without the written consent of the affected Indemnified Party, and which shall survive the Merger.

(e) Continuation of Benefits. In the event that Parent or the Surviving Company (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations set forth in this Section 5.9.

Section 5.10. Computation of Parent Common Stock As Merger Consideration.

(a) The aggregate number of shares of Parent Common Stock that are issued or reserved for issuance to or for the benefit of the holders (the “Clearday Specified Holders”) of the following securities (the “Clearday Specified Securities”): (i) Clearday Common Shares, (ii) Clearday Preferred Shares, (iii) Clearday Warrants, (iv) Clearday Care Preferred, and (v) OZ LP Interests. Such aggregate number of shares of Parent Common Stock shall be determined by the following process:

(i) First, Parent will effect the Parent Reverse Stock Split, if such action is required, so that the trading price per share of Parent Common Stock as of time immediately prior to the opening of trading on the Closing Date is equal to $10.00;

(ii) Then, if the number of outstanding shares of Parent Common Stock determined on a Fully Diluted Basis, excluding for this purpose the Parent Excluded Securities and immediately after giving effect to the Parent Reverse Stock Split, is equal to or less than 3.646% (the “SCON Ratio”) of 35,000,000 (which is an amount equal to 1,276,042 if there are 35 million shares outstanding, on a Fully Diluted Basis), then:

(A)	The number of shares of Parent Common Stock that is issued or reserved for issuance to the Clearday Specified Holders on account of the Clearday Specified Securities will be equal to 33,723,958; and

(B)

Parent will, as a stock distribution, issue to the holders (other than Clearday and its Affiliates) of the Parent Common Stock as of record as of the Closing Date and reserve for issuance to holders of Parent options, warrants, and other convertible securities outstanding as of the Closing Date, in each case, immediately prior to the Effective Time, such number of shares so that that aggregate Parent Common Stock, determined on a Fully Diluted Basis excluding for this purpose the Parent Excluded Securities, after giving effect to the Parent Reverse Stock Split and after giving effect to such issuance, is equal to 1,276,042 (such additional shares of Parent Common Stock being the “True Up Shares”);

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(iii) However, if the number of outstanding shares of Parent Common Stock determined on a Fully Diluted Basis excluding for this purpose the Parent Excluded Securities and after giving effect to the Parent Reverse Stock Split is greater than the SCON Ratio of 35,000,000 (which is an amount equal to 1,276,042), then the number of shares of Parent Common Stock that is issued or reserved for issuance to the Clearday Specified Holders on account of the Clearday Specified Securities will be equal to the following:

(A)	The number of shares of Parent Common Stock determined on a Fully Diluted Basis excluding for this purpose the Parent Excluded Securities and after giving effect to any Parent Reverse Stock Split divided by the SCON Ratio;

(B)	LESS, the number of shares of Parent Common Stock determined on a Fully Diluted Basis excluding for this purpose the Parent Excluded Securities and after giving effect to any Parent Reverse Stock Split.

In which case, no True Up Shares will be issued.

(b) Distribution of True Up Shares by Parent.

(i) Parent shall allocate any number of True Up Shares to the holders of Parent Common Stock (other than Clearday and its Affiliates) and the holders of the Convertible Rights of Parent, in accordance with the DGCL and on a pro rata basis based on the number of shares of Parent Common Stock held of record and the Convertible Rights of Parent held of record, in each case as of the day immediately prior to the Effective Time.

(ii) The distribution of True Up Shares shall be made as promptly as practicable after the Effective Time and in a manner to as to enable the unrestricted trading of such shares under applicable securities laws to the maximum extent practicable, it being acknowledged that the True Up Shares shall be registered under the Merger Registration and Proxy Statement, or any amendment or supplement thereto.

(iii) If for any reason the distribution of True Up Shares cannot be timely accomplished under applicable corporate or securities law, Parent shall take all appropriate steps to promptly accomplish such distribution by making appropriate modification to the process, method or structure of the distribution without any material impact on the economic entitlements of the intended recipients of the True Up Share.

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(c) The following definitions shall apply to the terms of the Agreement:

(i) “Exchange Ratio” means the aggregate number of shares of Parent Common Stock that will be issued under the terms of Section 5.10(a) to the holders of Clearday Common Shares, including for this purpose the number of shares of Clearday Common Shares issued as of or prior to the Effective Time upon the conversion of the Clearday Preferred Shares, after giving effect the provisions of Section 5.10(d) divided by the aggregate number of shares of Clearday Common Shares, calculated as of the close of market on the third Trading Day immediately prior to the Closing Date.

(ii) “Fully Diluted Basis” means the outstanding common stock of the applicable Person that would be outstanding assuming conversion, exercise, exchange or otherwise giving effect to all Convertible Rights of such Person, which shall include, with respect to Clearday, the number of shares of Clearday Common Shares deemed to be issued and outstanding on account of the Clearday Preferred Shares, Clearday Warrants, Clearday Care Preferred and the OZ LP Interests that, in each case, are outstanding as of three Trading Day immediately prior to the Closing Date, which shall be computed in accordance with the terms of such securities, assuming that the price per share of the Parent Common Stock is equal to $10.00.

(iii) “Parent Excluded Securities” means the following securities of Parent: (A) options or warrants that as of the Closing have an exercise or conversion price per share that, after giving effect to any Parent Reverse Stock Split and the issuance of the True Up Shares is more than two times the Parent Common Stock price per share as of the close of market on the third Trading Day immediately prior to the Closing Date after giving effect to the Parent Reverse Stock Split, if any, and (B) the shares Parent Common Stock that have been issued to Clearday (which amount is 400,000 shares as of the date of this Agreement, as proportionally adjusted by the Parent Reverse Stock Split). For avoidance of doubt, the shares of Parent Common Stock that will be issued to Listed Employees under the Officer Agreements are also Parent Excluded Securities.

(d) It is acknowledged that the number of shares of Parent Common Stock that will be issued or reserved for issuance is as provided above in this Section 5.10 and that the Exchange Ratio is used under this Agreement to determine the shares of Parent Common Stock that is issued upon the exchange of Clearday Common Shares as contemplated by Section 1.4(b)(i)(A). Accordingly, if there is any disagreement in the calculation of the Exchange Ratio, then such disagreement shall be resolved by the parties mutually; provided that such resolution does not increase the number of shares of Parent Common Stock to be issued or reserved for issuance to the Clearday Specified Holders on account of the Clearday Specified Securities.

(e) The aggregate shares of Parent Common Stock that are issued and reserved for issuance as the Merger Consideration to the Clearday Specified Holders on account of the Clearday Specified Securities shall be allocated, subject to the DGCL, among the Clearday Specified Securities on the basis of the number of Clearday Common Shares represented by such Clearday Specified Securities as of the Effective Time, on the basis that the price per share of the Parent Common Stock is equal to $10.00.

(f) Subject to the Officer Agreements being delivered and being in effect on the Closing Date, the shares of Parent Common Stock to be issued pursuant to the Officer Agreements shall be issued by Parent to the applicable Listed Employees in accordance with such agreements.

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Section 5.11. Board Nominees.

(a) Proxy Information. Promptly after the date of this Agreement, each of Parent and Clearday shall provide the information that is necessary and customary to provide to the other, including the information necessary to provide disclosure under Regulation S-K under the Securities Act regarding the individuals that will be nominated by such Person to the Board of the Directors of Parent as of the Effective Time.

(b) Parent Board of Directors. At the Effective Time, the parties hereto shall use their reasonable efforts to cause the Parent Board of Directors to consist of the following: (i) the then current Board of Directors of Clearday; and (ii) one of the individuals that are presently serving on the Board of Directors of Parent that is mutually designated by Parent and Clearday; and (iii) such other number of nominees that are designated by Clearday. The parties hereto shall use their reasonable efforts to cause the members of the Parent Board of Directors and the classes of the Parent Board of Directors, as the Effective Time, to be as follows, each to hold such office in accordance with the bylaws of Parent, as amended as of the Effective Time.

Class	Director	Term
Class 1	Jeffrey A. Quiram and Jeffrey W. Coleman	Term expires at the 2021 annual meeting of stockholders of the combined company
Class 2	BJ Parrish and Alan Channing	Term expires at the 2022 annual meeting of stockholders of the combined company
Class 3	James T. Walesa, Elizabeth M. Caveness and Robert J. Watson, Jr.	Term expires at the 2023 annual meeting of stockholders of the combined company

On the date hereof, each of Lynn J. Davis, David Vellequette and Julie Johnson have tendered resignations from the Board of Directors of Parent, contingent and subject to the occurrence of the Closing.

Section 5.12. Clearday Consent.

On even date of this Agreement, the officers and directors and holders of 5% or more of Clearday voting stock have agreed to approve the Merger, the terms and conditions of this Agreement and the transactions contemplated by this Agreement and Clearday shall use commercially reasonable efforts to promptly obtain all consents and votes needed to timely secure the Clearday Stockholder Approval.

Section 5.13. Wire Asset Disposition.

Notwithstanding the provisions of Section 4.2, Parent shall be permitted to sell, transfer and dispose (including any liquidation) of the Wire Assets (a “Wire Asset Disposition”) in any transaction or series of related transactions.

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Section 5.14. Cash Support.

Subject to the terms and conditions of this Section 5.14, until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, Clearday will pay to Parent to fund operating costs and expenses of Parent, $120,000 (each payment, an “Operating Payment”) per month, payment being due on the first business day of each calendar month commencing July 2021, and paid on or prior to the tenth day of each such month; provided, that the amount of an Operating Payment shall be deferred (and Clearday will not have a monthly payment obligation) to the extent that Parent has not exhausted the proceeds it received (or in the future may receive) on account of loans under the Paycheck Protection Program (the “PPP Loans”) administered by the United States Small Business Administration (“SBA”) established under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act or amounts under the Employee Retention Credit under the CARES Act. Parent agrees to promptly apply for such funds and that the aggregate amount of the Operating Payments shall not be more than $600,000. For avoidance of doubt, PPP Loan proceeds are not Operating Payments.

Section 5.15. Clearday Capitalization Changes.

Clearday shall cause the conversion of such number of shares of the Clearday Preferred Shares into Clearday Common Shares as of immediately prior to the Effective time such that the aggregate liquidation preference of the remaining shares of Clearday Preferred Stock and the Clearday Care Preferred Stock and the OZ LP Interests is not more than $125,000,000 or such other amount as agreed by Parent and Clearday.

Section 5.16. Additional Insurance.

Parent will provide the assistance that is reasonably requested by Clearday with respect to Clearday obtaining (at Clearday’s expense) additional insurance coverages, which may include representations and warranties insurance.

Section 5.17. Incentive Shares.

At the Closing Date, 1,200,000 shares of Parent Common Stock will be reserved for issuance to holders of Clearday Preferred Shares. The shares of Parent Common Stock that would be issued on account of such shares of Clearday Preferred Shares in the merger (the “Incentive Shares”) will be set aside, and distributed promptly after the six-month anniversary of the Closing Date (the “Eligibility Date”) to eligible holders of Parent New Preferred Stock as described below in this paragraph. Each holder of Parent New Preferred Stock shall be deemed eligible to receive such holder’s portion of the Incentive Shares if: (1) such holder was originally issued the Clearday Preferred Shares that is exchanged into the Parent New Preferred Stock held by such holder, or (2) such holder received such holder’s Parent New Preferred Stock or the Clearday Preferred Shares that was exchanged for New Parent Preferred Stock held by such holder, pursuant to a Permitted Transfer, as defined below (each such stockholder an “Eligible Stockholder”). A Permitted Transfer for these purposes is a transfer: (i) to a stockholder’s spouse, parents, and/or lineal descendants (including in-law and step-family relationships); (ii) due to a stockholder’s death or for bona fide estate planning purposes, either by will or by the laws of intestate succession, to such stockholder’s executors, administrators, testamentary trustees, legatees or beneficiaries; or (iii) consented to by the board of directors of the combined company. No holder of Parent New Preferred Stock will be eligible or entitled to receive any Incentive Shares with respect to any Parent New Preferred Stock that were transferred or received other than pursuant to a Permitted Transfer, or with respect to Parent New Preferred Stock that were received upon the exchange of Clearday Preferred Shares that were previously transferred or received by such holder other than pursuant to a Permitted Transfer. If any holder of Clearday Preferred Shares or Parent New Preferred Stock makes a transfer of such shares that is not a Permitted Transfer prior to the Eligibility Date, then neither the transferor, nor the transferee of such transferred shares shall be eligible to receive the Incentive Shares with respect to such transferred shares. The portion of Incentive Shares that an Eligible Stockholder may be eligible to receive will be an amount equal to the aggregate number of Incentive Shares (which will equal the number of shares of Parent Common Stock that would be issued if 1,200,000 were issued and outstanding on the effective time of the merger), multiplied by a fraction, the numerator of which will be the total number of Parent New Preferred Stock held by such Eligible Stockholder on the Eligibility Date and the denominator of which will be the total number of Parent New Preferred Stock on the Eligibility Date.

ARTICLE VI.

CONDITIONS PRECEDENT

Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger.

The respective obligations of Clearday, and the Purchaser Parties to affect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. The Clearday Stockholder Approval and the Parent Stockholder Approval of the Merger and shall have been obtained and in full force and effect.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions or agreements contemplated by this Agreement shall be in effect.

(c) Effectiveness of Merger Registration and Proxy Statement. The Merger Registration and Proxy Statement shall have become and thereafter shall have remained effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

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(d) The Officer Agreements have been entered into and shall remain in full force and effect with each of the Listed Employees

Section 6.2. Conditions to Obligations of Purchaser Parties.

The obligations of the Purchaser Parties to affect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by any of the Purchaser Parties:

(a) Representations and Warranties. (i) The Clearday Fundamental Representations (each interpreted without giving effect to any limitation or qualification as to materiality, Material Adverse Effect or other terms of similar import or effect) shall be true and correct in all material respects as of the Closing as if made anew as of such time (except to the extent any such representation or warranty expressly relates to an earlier date or time (in which case as of such earlier date or time)), and (ii) the other representations and warranties of Clearday shall be true and correct (without regard to any materiality or Clearday Material Adverse Effect qualifier contained therein), except in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Clearday Material Adverse Effect, in each case as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b) Performance of Covenants and Agreements of Clearday. Clearday shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Material Adverse Change. Since the date of the Clearday Balance Sheet, except as set forth in any section of the Clearday Disclosure Letter, there has not been a Clearday Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate signed on behalf of Clearday by an executive officer of Clearday to the effect specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(e) Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities and all consents for all material agreements, contracts, licenses, leases or other instruments (as listed on the Clearday Disclosure Letter) to which Clearday is a party or is bound which is required as a result of the transactions contemplated by this Agreement or the Merger shall have been obtained.

(f) Clearday shall provide a certificate under the Foreign Investment in Real Property Tax Act of 1980 (FIRPTA) that evidences that withholding of the Merger Consideration under such act is not applicable.

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Section 6.3. Conditions to Obligations of Clearday.

The obligations of Clearday to affect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Clearday:

(a) Representations and Warranties. The Parent Fundamental Representations (each interpreted without giving effect to any limitation or qualification as to materiality, Material Adverse Effect or other terms of similar import or effect) shall be true and correct in all material respects as of the Closing as if made anew as of such time (except to the extent any such representation or warranty expressly relates to an earlier date or time (in which case as of such earlier date or time)), and (ii) the other representations and warranties of each of the Purchaser Parties shall be true and correct (without regard to any materiality or Parent Material Adverse Effect qualifier contained therein), except in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect, in each case as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b) Performance of Covenants and Agreements of Purchaser Parties. The Purchaser Parties shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Material Adverse Change. Since the date of the Parent Balance Sheet, except as set forth in (i) any Covered Parent SEC Disclosure or (ii) in any section of the Parent Disclosure Letter, there has not been a Parent Material Adverse Effect.

(d) Certificate. Clearday shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(e) Consents. All consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from and made with all Governmental Entities and all consents for all material agreements, contracts, licenses, leases or other instruments (as listed on the Parent Disclosure Letter) to which Parent is a party or is bound which is required as a result of the transactions contemplated by this Agreement or the Merger shall have been obtained.

(f) Net Working Capital of Parent. Assuming Clearday has timely paid all Operating Payments required under this Agreement, the Net Working Capital of Parent computed on the day prior to Closing Date, shall be not less than negative $250,000 including the amount of cash received from (or that may be received from), but without regarding to aggregate amount of debt represented by, the PPP Loans (or future PPP Loans or Employee Retention Credits) of Parent, or such other amount as agreed by Clearday and Parent.

(g) Resignation Letters. Parent shall have received from each member of the Parent Board of Directors, other than the directors that are to be a member of the Parent Board of Directors after the Effective Time in accordance with Section 1.6, a letter resigning from such position.

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(h) Prior to the Effective Time, Parent shall deliver to Clearday’s tax counsel or tax accounting firm letters (in substantially the agreed form exchanged between the parties prior to the date hereof) containing reasonable and customary representations of its officers (solely in their corporate capacities) and not requiring any representations inconsistent with the representations of Parent herein, any agreement herein or inconsistent with the Parent’s SEC Documents, for the purposes of assisting Clearday in connection with the preparation of a tax opinion from Dykema Gossett, PLLC or any other law or accounting firm reasonably acceptable to Clearday to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code or a tax-free exchange under Section 351 of the Code.

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination.

This Agreement may be terminated at any time prior to the Effective Time whether before or after the Parent Stockholder Approval is obtained:

(a) Mutual Consent. By mutual written consent of Clearday and Parent duly authorized by their respective boards of directors;

(b) Termination Date. By either Clearday or Parent if the Merger shall not have occurred on or prior to October 31, 2021, or such other date as may be determined by the mutual consent of Clearday and Parent (the “Termination Date”); provided, that a party that has materially failed to comply with any obligation of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(b);

(c) Parent Events. By Clearday,

(i) upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser Parties set forth in this Agreement such that the conditions to Closing of the Merger set forth in Section 6.3(a) or Section 6.3(b), as applicable, would be not satisfied and, in either case, such breach is incapable of being cured by the Termination Date; provided, Clearday shall have given Parent at least 15 days written notice prior to such termination stating Clearday’s intention to terminate this Agreement pursuant to this Section 7.1(c); provided, further, that Clearday shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Clearday is then in material breach of any representation, warranty, covenant or agreement hereunder, which breach has not been cured; or

(ii) if there shall have been a Parent Material Adverse Effect; or

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(d) Clearday Events. By Parent,

(i) upon a breach of any representation, warranty, covenant or agreement on the part of Clearday set forth in this Agreement such that the conditions to Closing of the Merger set forth in Section 6.2(a) or Section 6.2(b), as applicable, would be not satisfied and, in either case, such breach is incapable of being cured by the Termination Date; provided, Parent shall have given Clearday at least 15 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i); provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent is then in material breach of any representation, warranty, covenant or agreement hereunder, which breach has not been cured, or

(ii) if there shall have been a Clearday Material Adverse Effect, or

(e) Order. By either Clearday or Parent, if any Order by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

(f) Stockholder Consent or Appraisal Rights. By either Clearday or Parent if either,

(i) upon a vote at the Parent Stockholder Meeting (after giving effect to any adjournment contemplated by Section 5.1(c)), the Parent Stockholder Approval shall not have been obtained, as contemplated by Section 5.1; or

(ii) the Clearday Stockholder Approval shall not have been obtained, as contemplated by Section 5.1 and be in full force and effect; or

(iii) the stockholders of Clearday or Superconductor shall have perfected their appraisal rights that, in the aggregate, represent an estimated cash payment of $1,000,000 or more or such other amount as determined by Parent and Clearday.

(g) Superior Offer. By Parent, prior to the Parent Stockholder Approval, if, in accordance with Section 5.6(b), at least three (3) Business Days prior to such termination, Parent has delivered a Superior Notice; provided, that for the termination to be effective Parent shall have paid the Break-Up Fee in accordance with this Agreement; or

(h) Modification of Terms.

(i) By Clearday if:

(A) the Parent Board of Directors shall have withdrawn, qualified or modified in a manner adverse to Clearday, or shall have failed to make when required, the Parent Recommendation or shall recommend that the stockholders of Parent approve or accept a Competing Transaction, or if Parent shall have delivered a Superior Notice or shall have publicly announced a decision to take any such action (it being agreed that none of the actions permitted by Section 5.6(a)(i), (ii) or (iii), or the public disclosure of any activities in connection therewith shall give rise to a right of termination hereunder), or

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(B) Parent shall have knowingly and materially breached its obligation under Section 5.1(a) or (b) to call or hold the Parent Stockholder Meeting or to cause the Merger Registration and Proxy Statement to be mailed or otherwise provided to its stockholders in advance of the Parent Stockholder Meeting (it being agreed that Clearday shall not have any right to terminate hereunder unless Clearday shall have satisfied its obligations in connection with the Merger Registration and Proxy Statement pursuant to Section 5.1(d) and shall have provided all information and other materials required in connection therewith, and further agreed Clearday shall not have any right to terminate hereunder as a result of Parent’s failure to act as soon as practicable (or to satisfy similar obligations), as a result of any delay as a result of the SEC review process, or as a result of the need to take actions to comply with the federal securities laws);

(ii) By Parent if

(A)	the Clearday Board of Directors shall have withdrawn, qualified or modified in a manner adverse to Parent, or shall have failed to make when required, the Clearday Recommendation or shall recommend that the stockholders of Clearday approve or accept a Competing Transaction, or if Clearday shall have publicly announced a decision to take any such action, or

(B)	Clearday shall have knowingly and materially breached its obligation under Section 5.1(a) or (b) to seek the Clearday Stockholder Approval or to cause the Merger Registration and Proxy Statement to be mailed or otherwise provided to its stockholders in advance of the date of the Clearday Stockholder Action (it being agreed that Parent shall not have any right to terminate hereunder unless Parent shall have satisfied its obligations in connection with the Merger Registration and Proxy Statement pursuant to Section 5.1(d) and shall have provided all information and other materials required in connection therewith, and further agreed Parent shall not have any right to terminate hereunder as a result of Clearday’s failure to act as soon as practicable (or to satisfy similar obligations), as a result of any delay as a result of the SEC review process, or as a result of the need to take actions to comply with the federal securities laws other than caused by Clearday);

(i) Termination Notice. A terminating party shall provide written notice of termination to the other parties specifying with particularity the basis for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 7.1 for any such termination. Notwithstanding the foregoing, Clearday shall not be entitled to receive more than one Break-Up Fee and neither party shall be entitled to claim this Agreement was terminated pursuant to more than one provision of this Section 7.1 in determining the amount of payments it is entitled to under Section 7.2.

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Section 7.2. Break-Up Fees and Expenses.

(a) Each Party Bears Its Own Expenses. Except as otherwise agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby and by this Agreement shall be paid by the party incurring such cost or expense.

(b) Break Up Fee. Parent agrees that if this Agreement shall be terminated pursuant to Section 7.1(g) or Section 7.1(h)(i), then Parent will pay to Clearday, or as directed by Clearday, an amount equal to the Break-Up Fee; provided, that, in either case, the applicable amount shall be paid promptly, but in no event later than five (5) Business Days after such termination. Parent also agrees that if this Agreement is terminated pursuant to Section 7.1(f)(i) and (i) after the date hereof and prior to such termination, a Person (or any representative of such Person) has made any bona fide written proposal relating to a Competing Transaction which has been publicly announced prior to the Parent Stockholder Meeting and (ii) within twelve months of any such termination Parent or any Subsidiary of Parent shall consummate a Competing Transaction, or enter into a written agreement with respect to a Competing Transaction that is ultimately consummated, with any Person, then Parent shall pay to Clearday, or as directed by Clearday, promptly after consummating such Competing Transaction (but in no event later than five (5) Business Days following such consummation), an amount equal to the Break-Up Fee. Payment of any of such amounts shall be made, as directed by Clearday, by wire transfer of immediately available funds.

(c) Clearday agrees that if this Agreement shall be terminated

(i) pursuant to Section 7.1(h)(ii), then Clearday will pay to Parent an amount equal to $800,000 less the amount of the Operating Payments that have been paid by Clearday on the date of such termination; provided, in no event will Parent owe Clearday any amount under this sentence, regardless of the amount of Operating Payments made; or

(ii) pursuant to Section 7.1(f)(ii), then Clearday will pay to Parent an amount equal to $300,000 less the amount of the Operating Payments that have been paid by Clearday on the date of such termination; provided, in no event will Parent owe Clearday any amount under this sentence, regardless of the amount of Operating Payments made.

(d) Break Up Fee Amount. For purposes of this Agreement, the “Break-Up Fee” shall be an amount equal to $300,000.

(e) Confirmation of Agreement. The foregoing provisions of this Section 7.2 have been agreed to by each of the parties hereto in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.

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Section 7.3. Effect of Termination.

In the event of termination of this Agreement by either Clearday or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Clearday, on the one hand, or Parent or Purchaser, on the other hand, other than Section 5.2, Section 7.1, Section 7.2, this Section 7.3, Article VIII and Article IX, which provisions shall survive such termination; provided that nothing contained herein shall relieve any Person of liability for fraud or a material breach or Parent’s failure to pay the Merger Consideration upon the satisfaction or waiver of the conditions to Closing set forth in Article VI.

Section 7.4. Amendment.

Notwithstanding anything to the contrary herein, this Agreement may be amended by the parties in writing by action of their respective board of directors, or other comparable bodies, at any time before or after the Clearday Stockholder Approval or the Parent Stockholder Approval are obtained and prior to the Effective Time; provided, however, that, after the Clearday Stockholder Approval is obtained, no such amendment, modification or supplement shall be made that would require the approval of the Clearday Common Stockholders without obtaining such approval.

Section 7.5. Extension; Waiver.

At any time prior to the Effective Time, each of Clearday, on the one hand, and Parent and Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the covenants, agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII.

LIMITATIONS OF REPRESENTATIONS

AND INDEMNIFICATION

(a) No Survival of Representations and Warranties; Non-Recourse. Each of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive until the Closing Date and shall thereupon expire.

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(b) Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equityholders, controlling Persons, stockholders, directors, officers, employees, members, managers, agents, trustees, affiliates, general or limited partners or assignees of the parties hereto (except permitted assignees under Section 9.7) or of any former, current or future direct or indirect equityholder, controlling Person, stockholder, director, officer, employee, member, manager, agent, trustee, affiliate, general or limited partner or assignee of any of the foregoing (collectively, but for the avoidance of doubt excluding the parties hereto) will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party hereto or for any proceeding based on, in respect of, or by reason of, this Agreement or the transactions contemplated hereby (including the breach, termination or failure to consummate any of the transactions contemplated hereby), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of a party hereto or another Person or otherwise.

ARTICLE IX.

GENERAL PROVISIONS

Section 9.1. Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and also made orally if so required pursuant to any Section of the Agreement) and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to Purchaser Parties, to

c/o Superconductor Technologies Inc.

15511 W. State Hwy 71, Suite 110-105

Austin, Texas 78754

Attention: Jeffrey A. Quiram, President and Chief Executive Officer

Facsimile: 512-873-4914

with a copy (which copy shall not constitute notice) to:

Proskauer Rose LLP

2029 Century Park East, Suite 2400

Los Angeles, California 90067-3010

Attention: Ben D. Orlanski, Esq. and Matthew S. O’Loughlin

Facsimile: 310-557-2193

(b) if to Clearday Parties, to

c/o Allied Integral United, Inc.

8800 Village Drive

San Antonio, Texas 78217

Attention: James T. Walesa, Chairman and CEO

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with a copy (which copy shall not constitute notice) to:

Dykema Gossett PLLC

112 E. Pecan Street

Suite 1800

San Antonio, TX 78205

Attention: Jeffrey C. Gifford

Facsimile: 210 - 289-9287

Section 9.2. Interpretation.

When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereby” refer to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

Section 9.3. Specific Performance.

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or Federal Court of the United States of America sitting in Delaware, without necessity of posting bond or other security (any requirements therefor being expressly waived). Each party agrees that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right none of the parties would have entered into this Agreement. The parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

Section 9.4. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

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Section 9.5. Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Without limiting the generality of the foregoing, this Agreement confirms the mutually agreed termination of the Existing Agreement without any liability among the parties thereto.

(b) Except for the rights of other Persons that are expressly provided in this Agreement in Section 5.9, the rights and benefits of this Agreement are not for the benefit of any Person that is not a party to this Agreement.

Section 9.6. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 9.7. Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.8. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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Section 9.9. Exhibits; Disclosure Letter.

The Exhibits referred to herein and the Clearday Disclosure Letter and the Parent Disclosure Letter, and all exhibits or attachments hereto or thereto, are intended to be and hereby are specifically made a part of this Agreement. Any matter set forth in any section or subsection of the Clearday Disclosure Letter or the Parent Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Clearday Disclosure Letter or the Parent Disclosure Letter to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections, but shall expressly not be deemed to constitute an admission by Clearday or any Clearday Subsidiary, or Parent or any Parent Subsidiary, as the case may be, or otherwise imply, that any such matter rises to the level of a Clearday Material Adverse Effect, or a Parent Material Adverse Effect, or is otherwise material for purposes of this Agreement or the Clearday Disclosure Letter or the Parent Disclosure Letter.

Section 9.10. Mutual Drafting.

This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

Section 9.11. Further Assurances.

At any time and from time to time, each party agrees to take such actions and to execute and deliver such documents as may be reasonably necessary (and at the expense of the requesting party) to effectuate the purposes of this Agreement.

Section 9.12. Jurisdiction; Venue.

THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED SOLELY IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

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Section 9.13. Waiver of Trial by Jury.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

ARTICLE X.

CERTAIN DEFINITIONS

Section 10.1. Specified Capitalized Terms.

For purposes of this Agreement, the following capitalized terms shall have the respective meaning set forth below in this Section 10.1:

(1)	“Affiliate” of any Person has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

(2)	“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

(3)	“Carve Out Activity” means any of the transactions or events listed on Section 4.2 of the Clearday Disclosure Letter.

(4)	“Clearday Development Expenditures” means any transaction that is undertaken by Clearday or any Clearday Subsidiary in accordance with the business plan for the development of the innovative care business or the memory care business and/or the sale, financing or disposition of any or all of the Clearday Non-Core Assets, and all expenses, accruals, payments and related Liabilities; provided, any such amounts, transactions or expenditures involving Affiliates of Clearday shall be on terms reasonably expected by the Clearday Board to be on the same or better economic terms that, in the aggregate, would be expected to be in a bona fide arms’ length transaction with a third party.

(5)	“Clearday Fundamental Representations” means the representations and warranties contained in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(d), Section 3.1(r) and Section 3.1(y).

(6)	“Code” means the Internal Revenue Code of 1986, as amended.

(7)	“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

(8)	“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity that was, at the relevant time, required to be aggregated with such other entity, trade or business under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(9)	“Exclusivity Period” means the period commencing on the date of this Agreement and expiring on the date that is 180 days after such date, or such longer period as agreed by Parent and Clearday in writing, which may for this purpose be by an electronic mail message.

(10)	“GAAP” means U.S. Generally Accepted Accounting Principles.

(11)	“Knowledge”, or any similar expression, means with respect to a Person (or any of its Subsidiaries) the actual knowledge of such Person’s CEO, President, General Counsel, Chief Operating Officer, Chief Financial Officer or Chief Administrative Officer or any person serving on such Person’s board of directors.

(12)	“Law” means any federal, state or local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

(13)	“Listed Employees” means Jeff Quiram, William Buchanan, and Adam Shelton.

(14)	“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

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(15)	“Health Care Regulatory Laws” shall mean any applicable Law relating to healthcare, including, without limitation the following (as amended from time to time), in each case, only to the extent applicable to the business of Clearday or its Subsidiaries as conducted on the date of this Agreement and on the Effective Date, (i) those relating to Medicare or Medicaid, (ii), the Federal Food, Drug and Cosmetic Act of 1938, as amended, and all regulations promulgated thereunder by the U.S. Food and Drug Administration (“FDA”) (the “FDCA”), (iii) HIPAA, and other Privacy Laws concerning Personal Data in medical records and/or other records generated in the course of providing or paying for health care services, (iv) the Anti-Kickback Law (42 U.S.C. § 1320a-7b(b)) and the regulations promulgated thereunder, (v) the Civil Monetary Penalties Act (including those aspects pertaining to beneficiary inducements) (42 U.S.C. § 1320a-7a) and the regulations promulgated thereunder, (vi) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), (vii) the federal physician self-referral prohibition (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, (viii) the False Claims Act (31 U.S.C. § 3729 et seq.), (ix) the Federal Health Care Fraud Law (18 U.S.C. § 1347), (x) state Laws relating to health care fraud and abuse and financial relationships between referral sources for health care items and services and referral recipients; (xi) other federal or state Laws relating to billing or claims for reimbursement for health care items and services submitted to any third-party payor, (xii) the Controlled Substances Act (21 U.S.C. § 801 et seq.) (xiii) the Public Health Service Act (42 U.S.C. § 201 et seq.) , (xiv) federal and state Laws related to the wholesale distribution of health care items including without limitation the Prescription Drug Marketing Act (21 U.S.C. §353) and the regulations promulgated thereunder, (xv) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder, (xvi) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and (xvii) federal, state and local Laws regulating the corporate practice of medicine, professional fee-splitting, or the health care licensure of health care businesses.

(16)	“Material Adverse Effect” with respect to any specified Person, means, with respect to such Person or any of its Subsidiaries, any change, event, effect or set of circumstances that, when taken together with all other adverse changes, events, effects, or set of circumstances that have occurred, is or is reasonably likely to (x) be materially adverse to the business, operations, properties, financial condition, or assets of such Person and its Subsidiaries, taken as a whole; except for any such change, event, effect or set of circumstances resulting from (i) changes in political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters, pandemic (including COVID-19 and its effects), or acts of God) affecting the business or industry in which such Person operates, except to the extent that such changes in political, economic or business conditions have a materially disproportionate adverse effect on such Person relative to other similarly situated participants, (ii) changes, after the date hereof, in financial and capital market conditions generally, (iii) changes, after the date hereof, in Laws of general applicability or interpretations thereof by courts or Governmental Entities, or (iv) changes, after the date hereof, in GAAP applicable to the business or industry in which such Person operates generally, or (y) that has a material adverse effect on the ability of such Person to timely consummate the Merger and the other transactions contemplated by this Agreement. The terms “Clearday Material Adverse Effect” and “Parent Material Adverse Effect” shall have a correlative meaning to the term “Material Adverse Effect”.

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(17)	“Material Contracts” means with respect to any specified Person, a contract that requires disclosure (or if such Person were required to file reports under the Exchange Act, would require disclosure) by being filed or required to be filed as exhibits pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations (assuming such Person is subject to the Exchange Act for such purposes), and any other agreement that is deemed to be a Material Contract by the mutual agreement of Purchaser and Clearday.

(18)	“Net Working Capital” means Parent’s net current assets on a consolidated basis, as determined in accordance with GAAP, minus all net liabilities of Parent on a consolidated basis, including notes payable, and future lease and contractual obligations to the extent that such liabilities cannot be terminated or excused without further obligation of Parent or any of its subsidiaries, in each case, whether or not required to be accrued as a liability under GAAP; provided, contingent liabilities that are subject to a bona fide dispute by Parent shall only be included as a Liability to the extent that such Liability would be accrued under GAAP.

(19)	“Non-Core Asset Sale” means any transaction regarding the sale, disposition, financing, syndication or other alienation of any of the assets of Clearday that are described to Parent in the Clearday Disclosure Letter.

(20)	“Operating Expenses” means any bona find expenditure by Parent to comply with obligations of Parent under this Agreement, including in connection with the Merger Proxy, and the expenditures set forth on Section 7.2(a) of the Parent Disclosure Letter, but shall include only such expenses that are on the budget set forth in such section of the Parent Disclosure Letter.

(21)	“Order” means any award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator of competent jurisdiction.

(22)	“Parent Equity Award” means a Parent Stock Option or a Parent Restricted Share, as the case may be.

(23)	“Parent Fundamental Representations” means the representations and warranties contained in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d), Section 3.1(s) and Section 3.1(w).

(24)	“Parent Restricted Share” means any Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Parent Stock Plan.

(25)	“Parent Reverse Stock Split” means a reverse stock split by Parent of Parent Common Stock, if the price per share of Parent Common Stock is less than $10.00, at a ratio that would result in the closing price of the Parent Common Stock to equal to $10.00 per share as of Trading Day immediately prior to the Effective Time of the Merger, as determined by the Parent Board of Directors in the form attached to the Merger Registration and Proxy Statement.

(26)	“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

(27)	“Parent Stock Plan” means the following plans, in each case as amended: Superconductor Technologies Inc. 2013 Equity Incentive Plan.

(28)	“Permitted Issuances” means the following: (a) with respect to any issuances of any securities of Clearday: (i) any securities issued on arm’s length terms to non-Affiliates of Clearday for cash investment, including any amounts to fund the Clearday Development Expenditures or related to Non-Core Asset Sales, or (ii) additional securities that are issued for bona fide compensatory purposes approved by the board of directors of Clearday or issued by Clearday for cash consideration; (b) with respect to any issuances of any securities of Parent, (i) such amount of securities at a valuation that is accepted by Clearday, which acceptance shall not be unreasonably withheld or delayed, (ii) such amount of securities where the use of proceeds are to pay accrued and necessary operating expenses of Parent subject to an operating budget that is accepted by Parent, and (c) with respect issuances by Parent or Clearday, such securities that are issued in accordance with the terms of (x) the Officer Agreements contemplated hereby or (y) Convertible Rights that are outstanding on the date of this Agreement or (z) as otherwise determined by the mutual agreement of Parent and Clearday.

(29)	“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

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(30)	“Programs” means any “federal health care program” as such term is defined in 42 U.S.C.A. Section 1320a-7b, or analogous program of any Governmental Entity or any other health insurance or health benefit program or plan operated or maintained by a third party payor (whether or not a Governmental Entity) including a health maintenance organization, preferred provider organization, employer-sponsored health plan, multi-employer welfare trust, or any other managed health care program.

(31)	“Specified Litigations” means any litigation that is acknowledged as such by Parent and Clearday.

(32)	“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which (i) such Person, or its Subsidiary, is the general partner, managing manager or similar controlling Person or (ii) such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the capital stock, voting securities or ownership or equity interest or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

(33)	“Tax Protection Agreement” means any agreement, oral or written, to which the specified Person is a party and pursuant to which: (i) any liability to the holders of the limited partnership interests or limited liability company interests of any subsidiary of such Person that may arise relating to Taxes, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of such limited partnership interests or limited liability company interests, that such Person has agreed to (A) maintain a minimum level of debt or continue a particular debt or (B) retain or not dispose of assets for a period of time that has not since expired; or (iii) limited partners of any limited partnership interests or limited liability company interest of a Subsidiary of such Person have guaranteed or otherwise assumed, directly or indirectly, debt of Clearday Care or OZ Partnership.

(34)	“Tax Return” means any return, report, declaration, statement or other information required to be supplied to any taxing authority.

(35)	“Tax” or “Taxes” means any U.S. federal, state, local and foreign taxes and similar governmental charges (together with any interest, penalties, or additions thereto), including, without limitation, income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental, value added, or gains taxes.

(36)	“Trading Day” shall mean a day that the Trading Market is open for trading in the ordinary course.

(37)	“Trading Market” means any of the following markets or exchanges on which the Parent Common Stock is primarily listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (such markets or exchanges, the “National Markets”) or the OTCQB or OTCQX (or any successors to any of the foregoing).

(38)	“Wire Assets” means all of Parents’ assets and related intellectual properties regarding Parent’s HTS material deposition techniques to produce energy efficient, cost-effective and high performance Conductus wire. For avoidance of doubt, the Wire Assets are intended to include the assets that are the subject of the disclosures by Parent in its Form 10-Q as of and for the period ending September 30, 2019 under the Section “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Our Future Business - HTS Wire Platform”, but shall not include such amount of assets that Parent would be deemed a “shell corporation” in connection with the Merger and the transactions contemplated by this Agreement.

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Section 10.2. Index of Other Defined Terms.

Each of the following additional terms is defined in the Section set forth opposite such term, which is set forth in the schedule that begins on the following page:

Term	Section	Term	Section
Agreement	Preamble	Excess Shares	2.9(b)
Amendment No. 1	Recitals	Exchange Act	3.1(e)
Appraisal Shares	1.7	Exchange Agent	2.1
Break-Up Fee	7.2(d)	Exchange Fund	2.1
CARES	5.14(b)	Exchange Ratio	5.10(c)
Certificate of Merger	1.3	Existing Agreement	Recitals
Clearday Awards	3.1(c)	Fully Diluted Basis	5.10(c)
Clearday Balance Sheet	3.1(e)	GAAP	3.1(e)
Clearday Board of Directors	Recitals	Governmental Entity	2.6
Clearday Bylaws	3.1(a)	Hazardous Materials	3.1(n)
Clearday Care Preferred Stock	1.4(f)	Indemnified Party	5.9(a)
Clearday Care	1.4(f)	Indemnitors	5.9(a)
Clearday Charter	3.1(a)	Initial Agreement	Recitals
Clearday Collective		Joint Ventures	3.1(b)
Bargaining Agreements	3.1(m)	Letter of Transmittal	2.2(a)
Clearday Common Shares	Recitals	Liens	3.1(b)
Clearday Common Stockholders	Recitals	Maximum Premium	5.9(c)
Clearday Disclosure Letter	3.1	Merger Consideration	1.4(b)
Clearday Employee Benefit Plans	3.1(l)	Merger Registration
Clearday Permits	3.1(i)	and Proxy Statement	3.2(d)
Clearday Preferred Shares	Recitals	Merger	Recitals
Clearday Preferred Stockholders	Recitals	Officer Agreements	5.8(b)
Clearday Property	3.1(o)	Operating Payment	5.14(b)
Clearday Restricted Share	1.4(e)	OZ LP Interests	1.4(f)
Clearday Share Certificate	2.2(a)	OZ Partnership	1.4(f)
Clearday Specified Holders	5.10(a)	Parent Balance Sheet	3.2(e)
Clearday Specified Securities	5.10(a)	Parent Board of Directors	Recitals
Clearday Stockholder Action	3.1(d)	Parent Bylaws	3.2(i)
Clearday Stockholder Approval	3.1(q)	Parent Charter	3.2(i)
Clearday Warrants	1.4(c)	Parent Common Stock	Recitals
Clearday	Preamble	Parent Disclosure Letter	3.2
Closing Date	1.2	Parent Employee Benefit Plans	3.2(m)
Closing	1.2	Parent Excluded Shares	5.10(c)
Competing Transaction	5.5(c)	Parent New Preferred Stock	5.10(c)
Confidentiality Agreement	5.2(b)	Parent Permits	3.2(j)
Convertible Right	3.1(c)	Parent Preferred Stock	Recitals
Covered Clearday SEC Disclosure	3.1	Parent Property	3.2(p)
Covered Parent SEC Disclosure	3.2	Parent SEC Documents	3.2(e)
Delaware Secretary	1.3	Parent Stockholder Approval	3.2(r)
DGCL	1.1(a)	Parent Stockholder Meeting	3.2(d)
Effective Time	1.3	Parent Warrant	1.4.(c)
Encumbrances	3.1(o)	Parent	Preamble
Environmental Laws	3.1(n)	Permitted Expenditures	4.2(e)
ERISA	3.1(l)	PPP Loans	5.14(b)
Preferred Merger Consideration	1.4(b)
Purchaser Board of Directors	Recitals
Purchaser Parties	Preamble
Purchaser	Preamble
Recommendation	5.1(b)
SBA	5.14(b)
SEC	3.1(e)
SCON Ratio	5.10(a)
Securities Act	3.1(e)
Superior Competing Transaction	5.5(d)
Superior Notice	5.6(b)
Surviving Company	1.1.(b)
Takeover Statute	3.1(t)
Termination Date	7.1(b)
Transfer and Gains Taxes	5.4
True Up Shares	5.10(a)
Wire Asset Disposition	5.14

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SUPERCONDUCTOR TECHNOLOGIES INC.,

By:	/s/ Jeffrey A. Quiram
Name:	Jeffrey A. Quiram
Title:	Chief Executive Officer

AIU SPECIAL MERGER COMPANY, INC.

By:	/s/ Jeffrey A. Quiram
Name:	Jeffrey A. Quiram
Title:	Chief Executive Officer

ALLIED INTEGRAL UNITED, INC.

By:	/s/ James T. Walesa
Name:	James T. Walesa
Title:	Chief Executive Officer

Exhibit A

AIU ALTERNATIVE CARE, INC.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

10.25% SERIES I CUMULATIVE CONVERTIBLE PREFERRED STOCK

The undersigned, James T. Walesa hereby certifies that:

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned officer of AIU Alternative Care, Inc., a Delaware corporation (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL hereby certifies:

1. That pursuant to the authority granted to and vested in the Board of Directors of the Corporation (hereinafter called the “Board”) in accordance with the provisions of the Corporation’s Certificate of Incorporation of the Corporation, as amended and restated to date (the “Certificate of Incorporation”), the Board adopted and the Corporation authorized the issuance of shares of the Corporation’s 10.25% Series I Cumulative Convertible Preferred Stock (the “Series I Preferred Stock”) and established the voting provisions, designations, preferences and other rights, and the qualifications, limitations and restrictions thereof in a Certificate of Designation filed on November 15, 2019 with the Corporation’s Amended and Restated Certificate of Incorporation dated September 7, 2018.

2. That pursuant to the authority conferred upon the Board by the provisions of the Certificate of Incorporation, and Section 151(g) of the DGCL, on [DATE], 2020, the Board adopted the following resolution amending and restating, effective upon the date this Amended and Restated Certificate of Designation is filed in the office of the Secretary of State of the State of Delaware, the provisions of the Certificate of Designation of the Series I Preferred Stock; and that pursuant to Section 242(b) of DGCL, a majority of the holders of the voting stock of the Corporation and a majority of the holders of the Series I Preferred Stock have approved the following resolution:

RESOLVED that, pursuant to the authority expressly granted to and vested in the Board by the provisions of the Certificate of Incorporation, the designation and number of shares of Series I Preferred Stock and the voting and other powers, preferences and other rights of the shares of such series and the qualifications, limitations, and restrictions thereof are amended and restated to read in their entirety as follows:

AIU ALTERNATIVE CARE, INC.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF

10.25% SERIES I CUMULATIVE CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, AIU Alternative Care, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 1,500,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”), in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to ratify, confirm, establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

WHEREAS, the Corporation has filed a Certificate of Designation of the Preferred Stock on November 15, 2019 and has amended such Certificate of Designation on _____________, 2020.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in amend this Certificate of Designation (the “Certificate of Designation”) to amend and restated and establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.	Definitions. For the purposes hereof, the following terms shall have the following meanings:

(a)	“Business Day” means any day except any Saturday, any Sunday, any day which a federal legal holiday in the United States or on which banking institutions in the State of New York any day is are authorized or required by law or other governmental action to close.

(b)	“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

(c)	“Deemed Liquidation Event” means a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the specified Person or any merger or consolidation in which such specified Person is not the surviving entity, in each case, other than any Excluded Transaction.

(d)	“Excluded Transaction” is a transaction (i) in which stockholders of the specified Person prior to such transaction own a majority by voting power of the outstanding shares of the surviving or acquiring corporation, or (ii) which is approved by the consent of 66-2/3% of the Series I Preferred (in the case of the Corporation) or the stockholders entitled to vote for the consent of such transaction (in the case of Parent) or a sale, transfer, merger or other transaction with an affiliate of such specified Person; provided that the rights of the Holders of the Series I Preferred Stock are not adversely affected materially and disproportionately.

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(e)	“Holder” means a holder of shares of Series I Preferred Stock.

(f)	“Junior Securities” means the means, collectively, the Common Stock and any other class of securities hereafter authorized by the Corporation that is specifically designated as junior to the Series I Preferred Stock.

(g)	“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(h)	“Requisite Holders” means Holders of more than fifty (50%) percent of the issued and outstanding shares of Series I Preferred Stock.

(i)	“SEC” means the U.S. Securities and Exchange Commission.

(j)	“Securities Exchange or Market” means a United States national securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934) as amended or any similar exchange located in Canada or any other jurisdiction that has an active trading market that is similar to a Trading Market) including without limitation, the Canadian Securities Exchange, the Toronto Stock Exchange or the TSX Venture Exchange.

(k)	“Senior Securities” means any class or series of preferred stock of the Corporation hereafter authorized by the Corporation that is specifically designated as junior to the Series I Preferred Stock.

(l)	“Series I Original Issue Date” of any share of Series I Preferred Stock means the date on which such share of the Series I Preferred Stock was issued.

(m)	“Series I Original Issue Price” means $10.00 per share.

(n)	“Series I Preferred Stock” means the Corporation’s 10.25% Series I Cumulative Convertible Preferred Stock, par value $0.01 per share.

(o)	“Trading Day” means a day on which the principal Trading Market is open for business.

(p)	“Trading Market” means any of the NYSE, the NYSE MKT, NASDAQ, the OTC Bulletin Board system, the OTCQX market or the OTCQB market operated by OTC Markets Group or any other market, which may include a Canadian market such as the Canadian Securities Exchange, The Toronto Stock Exchange or the TSX Venture Exchange, on which the Parent Conversion Stock may be listed or quoted for trading on the date in question, including without limitation the OTC Pink Sheet market.

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(i)	“VWAP” means, for any specified date or dates, the price per share of the Common Stock, determined by the first of the following clauses that applies:

(1)	if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. or any similar company that is accepted in the financial industry that reports the trading prices of listed securities (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)),

(2)	if an OTC Market is not a Trading Market and if the Corporation’s shares are then traded on an OTC Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such OTC Market,

(3)	if an OTC Market is not a Trading Market and if the Common Stock is not then listed or quoted for trading on an OTC Market and if prices for the Common Stock are then reported in the Pink market published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or

(4)	in all other cases: (i) the fair value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

Notwithstanding the foregoing provisions, if the shares of Common Stock are listed or quoted on a Trading Market, the VWAP price used for the purposes of this Certificate of Designation shall be subject to a minimum price per share, and for all purposes of this Certificate of Designation, shall not be less than the par value per share of the Parent Conversion Stock.

2.	Designation. Amount and Par Value.

The series of preferred stock shall be designated as 10.25% Series I Cumulative Convertible Preferred Stock and the number of shares so designated shall be 700,000. Each share of Series I Preferred Stock shall have a stated value equal to the Series I Original Issue Price.

3.	Ranking.

The Series I Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation) rank (a) senior to the Common Stock and any Junior Securities, (b) junior to any Senior Securities, and (c) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series I Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clause (c) (the “Parity Securities”).

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4.	Dividends.

(a)	Dividends in General.

(i)	Each Holder of Series I Preferred Stock shall be entitled to receive cumulative dividends on each share of Series I Preferred Stock held by such Holder at the rate of ten and one quarter percent (10.25%) per annum of the Series I Original Issue Price (the “Total Dividend”) from the Series I Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable.

(ii)	Dividends shall be computed in respect of the quarterly periods ending March 31, June 30, September 30 and December 31, or if any such date for payment is not a Business Day, on the Business Day next succeeding such day (each such date being a “Dividend Record Date”).

(iii)	Dividends shall be paid on such Dividend Record Date or promptly thereafter on or prior to the day that is 15 days after each such Dividend Record Date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, each such payment date being a “Dividend Payment Date”), and dividends shall continue to be accrued as of each Dividend Payment Date prior to such first payment date.

(iv)	Dividends which have accrued as of any applicable date with respect to the Series I Preferred Stock and remain unpaid as of such date are referred to herein as “Accrued Dividends”.

(b)	Payment of Dividends. The Corporation shall pay the dividends that accrue on each share of the Series I Preferred Stock commencing on the Series I Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable, at the option of Corporation in cash or by issuing shares of Series I Preferred Stock (“Dividend Shares”) or by paying cash and issuing Distribution Shares in any combination determined by the Corporation, as follows:

(i)	Cash.

(1)	The Corporation may provide a notice to the Holders of the Series I Preferred Stock as of the applicable Dividend Record Date that the Corporation will pay the dividend on account of the shares of Series I Preferred Stock for such quarterly period in cash. If such notice is timely provided to such Holders (as provided below), then such dividend shall be paid in cash. If such notice is not timely provided to the such Holders (as provided below), then such dividend shall be payable in Dividend Shares, as provided below.

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(2)	Any such notice referred to in Section 4(b)(i)(1) of this Certificate of Designation, may, unless prohibited by applicable law, be made in the manner provided in Section 10(a) of this Certificate of Designation, or by a posting of such notice on the bylaws, a press release, by electronic means or any other manner described in the notice to the Holders of the Series I Preferred Stock in any proxy or information statement provided by the Corporation to its stockholders for its annual meeting.

(3)	Any notice referred to in Section 4(b)(i)(1) of this Certificate of Designation, may be provided not earlier than 60 days nor later than 3 Business Days prior to the applicable Dividend Record Date.

(4)	All dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series I Preferred Stock is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation check or by credit to the account of such Holder through customary dividend payment processes, in each case, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law.

(ii)	Stock Dividend Payments. The aggregate number of Dividend Shares issuable in connection with the payment by the Corporation for the payment of the dividend on the Series I Preferred Stock under this paragraph as of any Dividend Payment Date shall be equal to: (1) the aggregate Accrued Dividend as of such Divided Payment Date; (2) divided by the Series I Original Issue Price.

(c)	Reservation of Series I Preferred Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Series I Preferred Stock for the sole purpose of issuance of Dividend Shares, not less than such aggregate number of Dividend Shares payable upon a Dividend Payment Date. The Corporation covenants that all Dividend Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(d)	Additional Provisions. Except as otherwise permitted with the consent of the Requisite Holders:

(i)	So long as any shares of Series I Preferred Stock are outstanding, except as described in the immediately following sentence and Section 5(b) of this Certificate of Designation, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series I Preferred Stock for all prior dividend periods. When dividends are not paid

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in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series I Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series I Preferred Stock and such Parity Securities. In the event that any dividends payable on Parity Securities are paid in cash, such cash shall be paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series I Preferred Stock and such Parity Securities.

(ii)	So long as any shares of Series I Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Securities, nor shall any Parity Securities or Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding shares of Series I Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series I Preferred Stock and all past dividend periods with respect to such Parity Shares.

(iii)	Any dividend payment made on the Series I Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

5.	Liquidation.

(a)	Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, unless the Holders, voting as a single class, at a meeting of such Holders elect that a transaction is not a Deemed Liquidation Event, the Holders then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders: (i) after payment, and subordinate to, the full payment then owed to the holders of Senior Securities then outstanding, if any; (ii) before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, and (iii) pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in Section 4 of this Certificate of Designation) in an amount per share equal to the Series I Original Issue Price, plus any unpaid Accrued Dividends. The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation event promptly to each Holder, and not less than fifteen (15) days prior to the payment date stated therein.

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(b)	Insufficient Assets. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under this Section 5 of this Certificate of Designation, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

6.	Voting Rights.

(a)	Generally NO Voting Rights. Subject to the provisions of Section 6(c) of this Certificate of Designation, the Holders, solely in their capacity as such, shall not have any right to vote or consent as to any matter or transaction with respect to the Corporation, including any election of directors of the Corporation and shall not have the right, unless otherwise provided by the Corporation, to attend any meeting of the stockholders of the Corporation.

(b)	Limited Voting Rights of the Holders. Notwithstanding the provisions of Section 6(a) of this Certificate of Designation:

(i)	For as long as any shares of Series I Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, take any of the following actions:

(1)	alter or change adversely the powers, preferences or rights given to the Series I Preferred Stock or alter or amend this Certificate of Designation or the certificate of incorporation, bylaws or any similar document of the Corporation, in any such case, in a manner that is adverse to the Holders of the Series I Preferred Stock other than for an amendment approved by the stockholders of the Corporation (even if such amendment is adverse to the Holders of the Series I Preferred Stock) that is not disproportionately adverse to rights of the Holders of the Series I Preferred Stock;

(2)	pay any divided on account to any of the capital stock of the Corporation, other than on account of any Senior Securities, for any period during which the Accrued Dividend of the Series I Preferred Stock has not been paid past the date such payment was required to be made;

(3)	during the period that the Accrued Dividend of the Series I Preferred Stock has not been paid past the date such payment was required to be made, redeem any shares of the Corporation’s capital stock, other than: (x) shares of any Senior Securities or (y) Common Stock pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Corporation’s Board of Directors;

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(4)	enter into any agreement with respect to any of the foregoing; or

(5)	enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

7.	Redemption.

(a)	Redeemed or Otherwise Acquired Shares. Any shares of Series I Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be held by the Corporation as treasury stock that may be reissued, sold or transferred in the discretion of the Board or, by resolution of the Board, be cancelled and retired. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series I Preferred Stock following redemption.

(b)	Redemption or Exchange in 10 Years.

(i)	The Corporation shall purchase and redeem all of the shares of the Series I Preferred Stock issued and outstanding on the date (“10 Year Redemption Date”) that is ten years after the date that the Corporation has had its final closing of its offering of the Series I Preferred Stock, or if such date is not a Trading Day, then on the next Trading Day.

(ii)	The price per share that the Corporation shall pay to each Holder is the Series I Original Issue Price for such shares that were issued for cash during the offering of the Series I Preferred Stock, as adjusted for any Fundamental Transaction.

(iii)	The shares of Series I Preferred Stock that has been issued on account of Section 4(b)(ii) of this Certificate of Designation, shall not be subject to such mandatory redemption by the Corporation and shall be exchanged for Parent Conversion Stock at the then applicable Exchange Rate, determined as if the 10 Year Redemption Date is the Exchange VWAP Date.

(iv)	On the 10 Year Redemption Date, the Corporation shall make available to each Holder the redemption price payable to each Holder as conclusively evidenced by the stock record of the Series I Preferred Stock upon tender by such Holder of the certificate or certificates representing such shares of Series I Preferred Stock or, if such shares are not represented by certificates, through procedures reasonably determined by the Corporation to evidence the transfer and assignment of such shares of Series I Preferred Stock.

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(v)	On the 10 Year Redemption Date, the Corporation shall make available to each Holder the Parent Conversion Stock to be issued to such Holder for the exchange of Series I Preferred Stock that is subject to exchange in accordance with Section 7(b)(iii) and shall issue such shares of Parent Conversion Stock that are to be so issued upon tender by such Holder of the certificate or certificates representing such shares of Series I Preferred Stock or, if such shares are not represented by certificates, through procedures reasonably determined by the Corporation to evidence the transfer and assignment of such shares of Series I Preferred Stock.

(vi)	From and after the 10 Year Redemption Date, the issued and outstanding shares of the Series I Preferred Stock shall only represent the right to receive the redemption price payable on account of such shares of Series I Preferred Stock or the Parent Conversion Stock that is to be issued upon exchange of such shares of Series I Preferred Stock.

(c)	Redemption Arising From a Breach by Parent.

(i)	Each Holder shall have the right, but not be required, to cause the Corporation to redeem all of its shares of Series I Preferred Stock upon a breach or failure of Parent (which breach or failure is not cured within 60 days) to:

(1)	reserve from its authorized and unissued shares of Parent Conversion Stock such number of shares that would be issued upon the exercise of all Holders of their Exchange Rights under Section 8 of this Certificate of Designation or to be issued in accordance with Section 7(b)(iii) of this Certificate of Designation; provided that if such breach or failure may be cured only by an amendment to the certificate of incorporation of Parent, then the cure period noted above shall be extended by 90 days or, if such amendment requires a proxy or similar document filed with the SEC under the Exchange Act for such additional number of days required for Parent to receive any approvals by the SEC under the Exchange Act with respect to a proxy or similar document if Parent uses its commercially reasonably efforts to file such proxy or similar document and have such proxy or similar document become effective under the Exchange Act; or

(2)	comply with the terms and conditions of that certain registration rights agreement between Parent and each original purchaser of the Series I Preferred Stock.

(ii)	Upon any such breach or failure, the Corporation shall deliver a notice of such event to each Holder. Each Holder may exercise its right to require the redemption of its Series I Preferred Stock by delivering a notice to such effect on or prior to the date that is 30 days after the date that the notice of such breach or failure has been delivered or deemed delivered by the Corporation to such Holder in accordance with Section 10(a) of this Certificate of

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Designation. From and after the date that a Holder has delivered such notice exercising its redemption right under this Section, the shares of Series I Preferred Stock held by such Holder shall only represent the right, upon due tender to the Corporation of the certificate or certificates representing such shares of Series I Preferred Stock or, if such shares are not represented by certificates, through procedures reasonably determined by the Corporation to evidence the transfer and assignment of such shares of Series I Preferred Stock, to receive a cash payment equal to the Series I Original Issue Price for such shares.

8.	Exchange Rights.

(a)	Definitions. For the purposes of this Section 8 of this Certificate of Designation, the following terms shall have the following meanings:

(i)	“DTC” means The Depository Trust Corporation or any successor entity.

(ii)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(iii)	“Exchange Date” has the meaning set forth in Section 8(c) of this Certificate of Designation.

(iv)	“Exchange Rate” means the number of shares of Parent Conversion Stock equal to the following:

(1)	If Parent is not a Public Company or does not have its shares of Parent Conversion Stock listed for trading on a Securities Exchange or Market, then the Exchange Rate shall be equal to 1 share of Parent Conversion Stock for each share of Series I Preferred Stock, as adjusted as for any Fundamental Transaction as provided in Section 8(b) of this Certificate of Designation.

(2)	From and after the date that Parent is a Public Company and has shares of Parent Conversion Stock listed for trading on a Securities Exchange or Market, the Exchange Rate shall be equal to (x) the Original Purchase Price, (y) divided by 80% of the VWAP of the Parent Conversion Stock, for the 20 day period ending as of the Trading Day that is the Exchange VWAP Date.

(v)	“Exchange VWAP Date” with respect to any exchange of shares of Series I Preferred Stock by a Holder that has duly delivered an Exchange Notice, means the Trading Date of such Exchange Date, or if such Exchange notice does not have a date, then the date that such Exchange Notice is received by the Corporation, however, the date of such Exchange Notice shall be not more than five (5) Trading Days prior to the date that such Exchange Notice is received by the Corporation.

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(vi)	“Parent” means Clearday, Inc., a Delaware corporation that was incorporated on May 11, 1987 under the name Superconductor Technologies Inc.

(vii)	“Parent Conversion Stock” means the common stock, par value $0.01 per share, of Parent, or any stock of any other class of securities of Parent into which such securities may hereafter be reclassified or changed, including any stock of any person that is issued to the holders of such common stock in a Fundamental Transaction.

(viii)	“Public Company” means that the specified Person:

(1)	has completed an offering that is registered under the Securities Act or has shares of its common stock registered under the Exchange Act; and

(2)	such Person’s common stock is traded on a Securities Exchange or Market.

(ix)	“Securities Act” means the Securities Act of 1933, as amended.

(b)	Fundamental Transactions. The Exchange Rate for the number of shares of Parent Conversion Stock that will be issued upon the exchange of any shares of the Series I Preferred stock as provided in clause (1) of the definition of “Exchange Rate” set forth above shall be adjusted for any of the following transactions (each, a “Fundamental Transaction”) with respect to Parent:

(i)	Stock Splits and Combinations. If Parent shall at any time subdivide or combine its outstanding shares of Parent Conversion Stock, including by any stock split or stock dividend of Parent Conversion Stock, then the Exchange Ratio shall, after that subdivision or combination, evidence the right to purchase the number of shares of Parent Conversion Stock that would have been issuable as a result of that change with respect to the shares of Parent Conversion Stock which were issuable upon exchange of the Series I Preferred Stock immediately before that subdivision or combination. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)	Reclassification, Exchange and Substitution. If the Parent Conversion Stock issuable upon the exchange of the Series I Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the shares of Parent Conversion Stock that will be issued upon any such exchange of the Series I Preferred Stock shall be equal to that number of shares of Parent Conversion Stock that would have been issued if the shares of Series I Preferred Stock were exchanged immediately prior to such transaction and such Holder also then received such other shares as a result of such transaction.

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(iii)	Reorganizations, Mergers, Consolidations Or Sale Of Assets. If at any time there shall be a capital reorganization of Parent’s Parent Conversion Stock (other than a combination, reclassification, exchange, or subdivision of shares provided for elsewhere above) or merger or consolidation of Parent with or into another entity, or the sale of Parent’s properties and assets as, or substantially as, an entirety to any other person or entity (including through a stock transfer or merger), then, as a part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the Holder of the Series I Preferred Stock shall thereafter be entitled to receive upon exchange of the Series I Preferred Stock, the number of shares of Parent Conversion Stock or other securities or property of Parent or of the successor entity resulting from such merger or consolidation, to which a holder of the Parent Conversion Stock deliverable upon the exchange of the Series I Preferred Stock would have been entitled in such capital reorganization, merger, or consolidation or sale if the Series I Preferred Stock had been exchanged immediately before that capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment (as determined in good faith by the Corporation’s Board of Directors) shall be made in the application of the provisions of this Certificate of Designation with respect to the rights and interests of the Holder of the Series I Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Certificate of Designation shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exchange of the Series I Preferred Stock.

(c)	Exchange at Holder’s Option.

(i)	Subject to the provisions of Section 8(d) of this Certificate of Designation, each of the Holders, at their option, may, at any time and from time to time, exchange some or all of their outstanding shares of Series I Preferred Stock into shares of Parent Conversion Stock, at the then applicable Exchange Rate; provided, that unless such Holder is exchanging all of such Holder’s Series I Preferred Stock) the number of shares of Parent Conversion Stock to be issued upon such exchange as set forth by the Holder in the applicable Exchange Notice shall not provide for any fractional shares of Parent Conversion Stock.

(ii)	Parent shall not issue fractional shares of Parent Conversion Stock upon the exchange of shares of Series I Preferred Stock. Instead, Parent shall pay the cash value of such fractional shares based upon the closing bid price (“Closing Bid Price”) of its Parent Conversion Stock on the Trading Day immediately prior to the date on which the certificate or certificates representing the shares of Series I Preferred Stock to be exchanged are surrendered) accompanied by a written notice of exchange and any required transfer taxes (the “Exchange Date”).

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(iii)	Holders’ Exchange Procedures.

(1)	Holders may convert some or all of their shares of Series I Preferred Stock by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series I Preferred Stock to be exchanged, accompanied by a written notice stating that the Holder elects to convert (a “Exchange Notice”) all or a specified whole number of those shares in accordance with the provisions described in this Section 8(c) of this Certificate of Designation and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Parent Conversion Stock to be issued. If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Parent Conversion Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Parent Conversion Stock upon exchange of shares of Series I Preferred Stock. The date on which the Corporation has received all of the surrendered certificate or certificates, the notice relating to the exchange and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the Exchange Date with respect to a share of Series I Preferred Stock. As promptly as practicable after the Exchange Date with respect to any shares of Series I Preferred Stock, the Corporation shall deliver or cause Parent to be delivered (A) certificates representing the number of validly issued, fully paid and non-assessable shares of Parent Conversion Stock to which the holders of shares of such Series I Preferred Stock, or the transferee of the holder of such shares of Series I Preferred Stock, shall be entitled and (B) if less than the full number of shares of Series I Preferred Stock represented by the surrendered certificate or certificates is being exchanged, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being exchanged. This exchange shall be deemed to have been made at the close of business on the Exchange Date so that the rights of the Holder as to the shares being exchanged shall cease except for the right to receive the exchange value, and, if applicable, the Person entitled to receive shares of Parent Conversion Stock shall be treated for all purposes as having become the record holder of those shares of Parent Conversion Stock at that time on that date.

(2)	In lieu of the foregoing procedures, if the Series I Preferred Stock is held in global certificate form, the Holder must comply with the procedures of DTC to convert its beneficial interest in respect of the Series I Preferred Stock represented by a global stock certificate of the Series I Preferred Stock.

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(3)	If more than one share of Series I Preferred Stock is surrendered for exchange by the same holder at the same time, the number of whole shares of Parent Conversion Stock issuable upon exchange of those shares of Series I Preferred Stock shall be computed on the basis of the total number of shares of Series I Preferred Stock so surrendered.

(4)	Any Exchange Notice delivered to the Corporation shall be irrevocable.

(5)	Promptly upon receiving any Exchange Notice, the Corporation shall cause Parent under its agreement with Parent, to issue the number of shares of Parent Common Stock to the Holder of the Series I Preferred Stock that exercised its right to exchange such shares for Parent Conversion Stock.

(d)	Limitation of the Number of Shares issued upon exchange of the Series I Preferred Stock.

(i)	Notwithstanding anything herein to the contrary, a Holder may not convert such Holder’s outstanding shares of Series I Preferred Stock into Parent Conversion Stock if such exchange would cause such Holder (or any other Person that is an affiliate, within the meaning of the Securities Act, of such Holder) to beneficially own more than 4.99% of the total number of issued and outstanding shares of Parent Conversion Stock (including for such purpose the shares of Parent Conversion Stock issuable upon such exchange) (the “Maximum Percentage”). For the avoidance of doubt, except as otherwise provided herein in connection with a Fundamental Transaction, shares of the Series I Preferred Stock may not be exchanged in whole or in part if the Holder’s Beneficial Ownership (as calculated herein) exceeds the Maximum Percentage prior to such exchange.

(ii)	For such purposes, “Beneficial Ownership” shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii)	This provision shall not restrict the number of shares of Parent Conversion Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction or in connection with a fundamental transaction as described under Section 8(h) of this Certificate of Designation. Accordingly, there shall not be any such limitation of the shares of Parent Conversion Stock that would be issued to a Holder upon any exchange that is required of Parent under Section 8(h) of this Certificate of Designation.

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(iv)	This restriction may not be waived except by the Holder providing a notice to the Corporation and Parent as provided herein.

(v)	For any reason at any time, upon the written or oral request of the Holder, the Corporation and Parent shall promptly confirm in writing (which may be by electronic mail) to the Holder the number of shares of Parent Conversion Stock then outstanding.

(vi)	To the extent that the limitation contained in this Section 8(d) of this Certificate of Designation applies, the determination of whether Series I Preferred Stock may be exchanged (in relation to other securities owned by such Holder together with any Affiliates) and of which a portion of any shares of Series I Preferred Stock that may be exchanged shall be in the sole discretion of a Holder, and the submission of a notice of exchange shall be deemed to be each Holder’s determination of whether the shares of Series I Preferred Stock may be exchanged, in whole or in part (in relation to other securities owned by such Holder together with any Affiliates) and of which portion of the shares of Series I Preferred Stock then held by such Holder are convertible, in each case subject to such aggregate percentage limitation, and the Corporation and Parent shall have no obligation to verify or confirm the accuracy of such determination other than its obligation, upon the Holder’s request, confirm in writing to the Holder the number of shares of Parent Conversion Stock then outstanding.

(vii)	Notwithstanding any provision of this Section 8(d) of this Certificate of Designation to the contrary, the limitations on the exchange of the Series I Preferred Stock under this Section 8(d) of this Certificate of Designation shall not be applicable from and after the date that is 61 days after the date that the Holder provides written notice to the Corporation and Parent that the Holder elects to have Beneficial Ownership of Parent Conversion Stock in excess of the Maximum Percentage, in which case such Holder shall have the right to exchange any or all shares of Series I Preferred Stock of such Holder without the limitations of this Section 8(d) of this Certificate of Designation; provided, that the limitations of this Section 8(d) of this Certificate of Designation shall again be applicable to any assignee of such shares of Series I Preferred Stock (that were held by the Holder the date such notice is delivered to the Corporation and Parent) until 61 days after such assignee provides such notice to the Corporation and Parent.

(e)	Reservation of Shares. The Corporation shall at all times have an agreement, and Parent shall agree to at all times, reserve and keep available, free from preemptive rights out of Parent’s authorized but unissued shares of capital stock, for issuance upon the exchange of shares of Series I Preferred Stock, a number of the authorized but unissued shares of Parent Conversion Stock that shall from time to time be sufficient to permit the exchange of all outstanding shares of Series I Preferred Stock.

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(f)	Compliance with Laws; Validity, etc., of Parent Conversion Stock. Before the delivery of any securities upon exchange of shares of Series I Preferred Stock, the Corporation and Parent shall comply with all applicable federal and state laws and regulations. All shares of Parent Conversion Stock delivered upon exchange of shares of Series I Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise).

(g)	Payment of Dividends Upon Exchange.

(i)	Upon the exchange of any shares of Series I Preferred Stock, such Series I Preferred Stock shall cease to cumulate dividends as of the end of the Exchange Date, and the Holder shall not receive any payment in an amount equal to accrued and unpaid dividends on the shares of Series I Preferred Stock, except in those limited circumstances discussed below in this Section 8(g) of this Certificate of Designation. Except as provided below in this Section 8(g) of this Certificate of Designation, the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series I Preferred Stock that have been exchanged.

(ii)	If an Exchange Date occurs before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable on such shares of the Series I Preferred Stock that is to be so exchanged on the corresponding Dividend Payment Date.

(iii)	If an Exchange Date occurs after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series I Preferred Stock, notwithstanding the exchange of those shares of Series I Preferred Stock prior to that Dividend Payment Date.

(h)	Effect of Business Combinations. In the case of the following events (each a “business combination”):

(i)	any recapitalization, reclassification or change of Parent Conversion Stock (other than changes resulting from a subdivision or combination);

(ii)	a consolidation, merger or combination involving Parent;

(iii)	a sale, conveyance or lease to another corporation of all or substantially all of Parent’s property and assets (other than to one or more of the Parent’s subsidiaries); or

(iv)	a statutory share exchange,

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in each case, as a result of which holders of Parent Conversion Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Parent Conversion Stock, a Holder shall be entitled thereafter to convert such shares of Series I Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Holder would have owned or been entitled to receive upon such business combination as if such Holder held a number of shares of Parent Conversion Stock equal to the Exchange Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series I Preferred Stock held by such Holder. In the event that holders of Parent Conversion Stock have the opportunity to elect the form of consideration to be received in such business combination, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series I Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Parent Conversion Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Parent Conversion Stock and (2) two business days prior to the anticipated effective date of the business combination.

Parent and the Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Holders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to Parent’s transfer agent. If the effective date of a business combination is delayed beyond the initially anticipated effective date, the Holders shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. Parent may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Holder to convert such Holder’s shares of Series I Preferred Stock into shares of Parent Conversion Stock prior to the effective date of such business combination.

9.	Agreement of Parent.

(a)	On or prior to the date of the initial issuance of any of the Series I Preferred Stock, the Corporation shall enter into an agreement with Parent, and the Corporation shall maintain such agreement in full force and effect for so long as any shares of the Series I Preferred Stock are issued and outstanding, which agreement shall require Parent to comply with the obligations to issue shares of Parent Conversion Stock as provided in this Certificate of Designations, and to comply with the provisions that are related thereto. The Corporation may, under the terms of such agreement, require Parent to issue and contribute to the capital of the Corporation, such shares of Parent Conversion Stock that are then required to be delivered to the Holders upon the exchange of the Series I Preferred Stock.

(b)	The Agreement between the Corporation and Parent shall include that Parent shall provide or otherwise make available to each Holder all financial and other reports that are provided by Parent to each stockholder of Parent.

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10.	Miscellaneous.

(a)	Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier, at the principal address of the Corporation or such other facsimile number, or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a) of this Certificate of Designation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service to each Holder at the facsimile number, or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given or delivered and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section of this Certificate of Designation prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section of this Certificate of Designation on a day that is not a Trading Day or later than 5:30p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)	Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series I Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)	Lost or Mutilated Series I Preferred Stock Certificate. If a Holder’s Series I Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series I Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d)	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

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(e)	Amendments; Waiver. This Certificate of Designation maybe amended or any provision of this Certificate of Designation may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f)	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

[Continued on next page – Remainder of this page intentionally blank]

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the undersigned on this ____ day of ________, 2020.

AIU Alternative Care, Inc.

By:	/s/ James T. Walesa
Name: James T. Walesa
Title: Chairman and Chief Executive Officer

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Exhibit B

REFLECTING AMENDMENTS AS OF THE EFFECTIVE DATE OF THE MERGER

CLEARDAY ALTERNATIVE CARE OZ FUND LP

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

Dated as of the First Closing Date as Defined Herein

CLEARDAY ALTERNATIVE CARE OZ FUND LP

Amended And Restated

Limited Partnership Agreement

i

ii

Exhibit A	Form of the Joinder Agreement

Exhibit B	Form of the Certificate of Designation of Clearday for the Preferred Stock

iii

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

CLEARDAY ALTERNATIVE CARE OZ FUND LP

Dated as of ___________, 2020

This Amended and Restated Limited Partnership Agreement (as amended or restated from time to time, this “Agreement”) of CLEARDAY ALTERNATIVE CARE OZ FUND LP (the “Partnership”) is made as of the date written above by and among Clearday Impact Management LLC, a Delaware limited liability company (the “General Partner”), as general partner, Clearday Alternative Care, Inc., a Delaware corporation that was incorporated under the name Clearday Alternative Care, Inc., and the initial limited partner of the Partnership (“Clearday”) and such other person or persons admitted as a limited partner in the Partnership in accordance with the terms and provisions of this Agreement (each a “Limited Partner” and, collectively, the “Limited Partners”).

WHEREAS, pursuant to a limited partnership agreement of the Partnership (the “Original Agreement”) made between the General Partner and Clearday, the General Partner and Clearday formed the Partnership by filing a Certificate of Limited Partnership with the Delaware Secretary of State on the date that the Partnership was formed;

WHEREAS, the General Partner and the Limited Partners admitted to the Partnership as of the date of this Agreement have determined to amend and restate the Original Agreement to govern the management and operation of the Partnership and the relationship of the parties from and after the date hereof in accordance with the terms and subject to the conditions set forth herein;

WHEREAS, on the date set forth above, there was a merger of whereby a wholly owned subsidiary of Parent merged with and into Allied Integral United, Inc. whereby Allied Integral United, Inc. was the surviving entity and this Agreement was further amended and restated;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the General Partner, Clearday and the other Limited Partners do hereby agree that Original Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1 GENERAL PROVISIONS

Section 1.01. Continuation of Limited Partnership.

The Partners hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Act and pursuant to the terms of this Agreement. The General Partner, for itself and as agent for the Limited Partners, shall make every reasonable effort to ensure that all certificates and documents are properly executed, and shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all the requirements for the

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continuation of the Partnership as a limited partnership under the Act and under all other laws of the State of Delaware or other jurisdictions in which the General Partner determines that the Partnership may conduct business. The General Partner shall continue as General Partner of the Partnership upon its execution of a counterpart signature page to this Agreement. Each Person who is or is to be admitted as a Limited Partner pursuant to this Agreement shall accede to this Agreement and any amendment to or novation thereof by executing (either itself or through the General Partner as its attorney-in-fact and agent) a counterpart signature page to this Agreement and/or such subscription agreements, deeds or adherence or other documents as may be acceptable to the General Partner. The rights and duties of the limited partners shall be as provided in the Act, except as modified by this Agreement.

Section 1.02. Partnership Name.

The Partnership shall do business under the name of CLEARDAY ALTERNATIVE CARE OZ FUND LP or such other name as the General Partner may determine.

Section 1.03. Principal Place of Business and Offices.

The principal place of business of the Partnership is c/o Clearday Alternative Care, Inc., formerly known as Clearday Alternative Care, Inc., at the principal place of business of such entity, Attention: Chief Executive Officer. The Partnership may from time to time change its principal place of business and may establish additional places of business when and where required by the business of the Partnership. The Partnership’s registered office and registered agent in the State of Delaware shall be as set forth in the Partnership’s Certificate of Limited Partnership, until such time as either is changed in accordance with the Act.

Section 1.04. Term.

The term of the Partnership commenced on the date the original Certificate of Limited Partnership was filed with the Delaware Secretary of State and shall continue in existence in perpetuity, unless the Partnership’s existence is sooner terminated pursuant to Section 7.02.

Section 1.05. Names of Partners.

(a) The General Partner is Clearday Impact Management LLC, a Delaware limited liability company whose address is c/o Clearday Alternative Care, Inc., at the address set forth above.

(b) The names and addresses of all of the Limited Partners (as hereinafter defined) and the amounts of their respective contributions to the Partnership (“Capital Contributions”) are set forth in a schedule or schedules attached hereto (each, a “Schedule”), which is hereby incorporated by reference into and made a part of this Agreement and which shall be amended by the General Partner from time to time as necessary.

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Section 1.06. Fiscal Year.

The fiscal year of the Partnership shall begin on the 1st day of January and end on the 31st day of December of each year (the “Fiscal Year”); provided, however, that the first Fiscal Year of the Partnership commenced on the date of filing of the Certificate of Limited Partnership in the State of Delaware and shall end on December 31, 2019. The Fiscal Year in which the Partnership shall terminate shall begin on January 1 and end on the date of termination of the Partnership.

Section 1.07. Purposes of Partnership.

(a) The Partnership is organized to engage in any lawful act or activity for which limited partnerships may be organized under the laws of the State of Delaware.

(b) Without limiting the general provisions of the foregoing, the purposes of the Partnership include, without limitation, each of the following

(i) To invest in capital stock, subscriptions, warrants, bonds, notes, debentures and other debt instruments (whether subordinated, convertible or otherwise), and other securities of whatever kind or nature (including, without limitation, derivatives and equity interests in private entities), of any domestic or foreign corporation, partnership, limited liability company, government or entity whatsoever (including foreign governments or entities), in rights and options relating thereto, including put and call options or any combination thereof, and in currencies, currency, financial and index options, or any combination thereof, whether readily marketable or not (all such items being herein individually referred to as a “Security” and collectively referred to as “Securities”);

(ii) To operate the issuers (a “Portfolio Company”) of any Securities and exercise all rights related to such Securities, including exercise all governance and management rights;

(iii) To finance the any of the Securities and finance any of the Portfolio Companies on terms and conditions determined by the Partnership provided that no such financing shall permit the Company to cause any liability of a Limited Partner to any lender under the terms of definitive agreements with respect to any such financing;

(iv) To engage in such other related activities and transactions as the General Partner may from time to time determine;

(v) To enter into, make and perform all contracts and other undertakings, and engage in all activities and take all such actions, as may be necessary or advisable for carrying out the purposes of the Partnership;

(vi) To maintain for the conduct of Partnership affairs one or more offices and in connection therewith rent or acquire office space, engage personnel, whether part-time or full-time, and do such other acts as may be necessary or advisable in connection with the maintenance and administration of such office or offices;

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(vii) To engage attorneys, independent accountants, securities brokers, investment advisers, appraisers, experts and such other professional and non-professional persons as may be necessary or advisable;

(viii) To open, maintain and close bank and brokerage accounts and draw checks or other orders for the payment of money, and

(ix) Generally, to take all actions, execute all documents and incur such expenses on behalf of the Partnership as may be necessary or advisable in connection with the foregoing.

(c) The purposes of the Partnership include engaging in any of the foregoing activities in connection or coordination with such activities and transactions by its Affiliates, including Clearday.

Section 1.08. Limitations on Limited Partners.

No Limited Partner shall: (i) be permitted to take part in the management or control of the business or affairs of the Partnership, (ii) have any voice in the management or operation of any property, (iii) have the power to remove the General Partner, (iv) have the power to influence the management of the Partnership, whether by voting or approval rights or by changing or altering any Section of this Agreement, including this Section 1.08, by vote, consent or otherwise, or (v) have the authority or power in its capacity as a Limited Partner to act as agent for or on behalf of the Partnership, or any other Limited Partner, to do any act that would be binding on the Partnership, or any other Limited Partner, or to incur any expenditures on behalf of or with respect to the Partnership.

Section 1.09. Liability of Limited Partners.

The liability of each Limited Partner for the losses, debts and obligations of the Partnership, except as expressly set forth in this Agreement, shall be limited to such Limited Partner’s Capital Contribution and share of any undistributed assets of the Partnership, except to the extent a Limited Partner shall be liable under applicable law for previous distributions made to such Limited Partner under the terms of this Agreement, including Section 5.02, where the Partnership does not have sufficient assets to discharge its liabilities, and such Limited Partner had knowledge thereof at the time of distribution, or where such liability is founded upon misstatements or misrepresentations contained in such Limited Partner’s subscription agreement or related documents delivered in connection with the purchase of an Interest, or upon a breach of this Agreement.

Section 1.10. Certain Definitions.

The following defined terms used in this Agreement shall have the respective meanings specified below.

(a) “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

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(b) “Adjusted Capital Account” shall mean, with respect to any Partner at any time, such Partner’s Capital Account at such time (i) increased by the sum of (A) the amount of such Partner’s share of partnership minimum gain (as defined in Treasury Regulations Section 1.704-2(g)(1)), (B) the amount of such Partner’s share of the minimum gain attributable to a partner nonrecourse debt and (C) the amount of the deficit balance in such Partner’s Capital Account which such Partner is obligated to restore, if any, and (ii) decreased by reasonably expected adjustments, allocations and distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4),(5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c) “Advisers Act” shall have the meaning ascribed to such term in Section 2.01(a).

(d) “Aggregate Annual Tax Liability” shall have the meaning ascribed to such term in Section 5.01(a).

(e) “Affiliate” shall have the meaning ascribed to such term in Section 2.04.

(f) “Agreement” shall have the meaning ascribed to such term in the preamble hereto.

(g) “Business Day” means any day (other than a Saturday or Sunday) when banks in New York are open for business or such other day or days as determined by the General Partner in its sole discretion.

(h) “Capital Account” shall have the meaning ascribed to such term in Section 4.01.

(i) “Capital Contribution” shall have the meaning ascribed to such term in Section 1.05(b).

(j) “Class” shall have the meaning ascribed to such term in Section 3.01(c).

(k) “Clearday” shall have the meaning ascribed to such term in the preamble hereto.

(l) “Clearday Subsidiary” means AIU Alternative Care, Inc., a Delaware corporation that is part of the Merger.

(m) “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

(n) “Damages” shall have the meaning ascribed to such term in Section 2.06(a).

(o) “Deemed Capital Distributions” shall have the meaning ascribed to such term in Section 9.01(b).

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(p) “Delegee” shall have the meaning ascribed to such term in Section 2.01(a).

(q) “Depreciation” shall mean for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the depreciation, amortization or other cost recovery deduction for income tax purposes for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

(r) “Distributable Cash” shall mean the aggregate amount of the Partnership’s net cash flow during the relevant period, including: (i) the cash receipts less expenses of the Partnership from its operations; (ii) the net amount of cash borrowed by the Partnership less the amount used to refinance any Partnership indebtedness; (iii) the net amount of any insurance proceeds less the amount of such insurance proceeds used to repair, replace or otherwise compensate the Partnership for the loss underlying such insurance proceeds; (iv) the net proceeds from the sale or other disposition of assets of the Partnership, including any investments, fees, payoffs or interest collections and capital received from securitizations or other assets held for investment; provided, that, as provided in Section 4.07(a), the Partnership has no obligation to distribute Distributable Cash due to, among other reasons, the discretion of the General Partner.

(s) “DOL Regulations” shall mean Department of Labor Regulation Section 2510.3-101, as modified by Section 3(42) of ERISA.

(t) “ERISA” shall have the meaning ascribed to such term in Section 11.01.

(u) “ERISA Partner” shall have the meaning ascribed to such term in Section 11.02(a)

(v) “Exchange Act” shall have the meaning ascribed to such term in Section 6.01(b).

(w) “First Closing Date” shall mean the date of the initial Capital Contribution by a Limited Partner that is not an Affiliate of the General Partner.

(x) “Fiscal Quarter” shall mean any one or more of the following: (i) January 1 to March 31 of each Fiscal Year; (ii) April 1 to June 30 of each Fiscal Year; (iii) July 1 to September 30 of each Fiscal Year; (iv) October 1 to December 31 of each Fiscal Year; and (v) such other periods as may be designated from time to time as a Fiscal Quarter by the General Partner.

(y) “Fiscal Year” shall have the meaning ascribed to it in Section 1.06.

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(z) “General Partner” shall have the meaning ascribed to such term in the preamble hereto.

(aa) “General Partner Parties” shall have the meaning ascribed to such term in Section 2.05.

(bb) “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner;

(ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner as of the following times: (A) the acquisition of an additional interest in the Partnership by any Additional Limited Partner or Substitute Limited Partner or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (C) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) and (B) shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution or other applicable date, in each case, as determined by the General Partner; and

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and Article 4 hereof; provided, however, that Gross Asset Values shall not be adjusted to the extent the General Partner determines that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph. If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (i), (ii) or (iii) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Income and Losses.

(cc) “Governmental Plan Partner” shall have the meaning ascribed to such term in Section 11.03.

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(dd) “Interest” means the limited partnership interests in the Partnership held by a Limited Partner.

(ee) “Investment Manager” shall have the meaning ascribed to such term in Section 2.01(a).

(ff) “Joinder Agreement” shall mean the joinder to this Agreement in the form set forth as Exhibit A, attached hereto, as such form may be supplemented or modified by the General Partner.

(gg) “Limited Partner” shall have the meaning ascribed to such term in the preamble hereto.

(hh) “Memorandum” shall mean the Confidential Private Placement Memorandum used by Clearday to offer its Preferred Units, as such document is amended and supplemented from time to time.

(ii) “Merger” means the merger of Clearday Subsidiary with a transitory subsidiary of Parent that closed on the Merger Effective Date.

(jj) “Merger Effective Date” means closing date.

(kk) “Net Profit and Net Loss” shall mean, for any Fiscal Quarter or such other period as determined by the General Partner, the net income or net loss of the Partnership for such Fiscal Quarter or such other period, as the case may be, determined in accordance with Section 703(a) of the Code, including any items that are separately stated for purposes of Section 702(a) of the Code, as determined in accordance with federal income tax accounting principles, with the following adjustments:

(i) any income of the Partnership that is exempt from U.S. federal income tax shall be included as income;

(ii) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be treated as current expenses;

(iii) any and all other adjustments required to be made in order to determine Capital Account balances in compliance with Treasury Regulations Section 1.704-1(b); provided, however that amounts that are specially allocated under Section 4.02 shall not be taken into account.

(ll) “Original Agreement” shall have the meaning ascribed to such term in the recitals hereto

(mm) “Ownership Percentage” shall have the meaning ascribed to such term in Section 3.03.

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(nn) “Parent” means: (i) prior to the Merger Effective Date: Allied Integral United, Inc. a Delaware corporation which, prior to the Merger Effective Date, is the sole owner of the common stock of Clearday; and (ii) from and after the Merger Effective Date: Clearday, Inc., a Delaware corporation that was incorporated on May 11, 1987 under the name Superconductor Technologies Inc. and the sole owner of Clearday Subsidiary, Inc. which is the sole owner of the common stock of Clearday.

(oo) “Parent Common Stock” shall have the meaning ascribed to such term in Section 8.01(a).

(pp) “Partnership” shall have the meaning ascribed to such term in the preamble hereto.

(qq) “Partnership Nonrecourse Debt” has the meaning given the term “nonrecourse liability” in Treasury Regulations Section 1.752-1(a)(2).

(rr) “Partner Nonrecourse Debt Minimum Gain” shall have the meaning ascribed to such term in Section 4.04(b).

(ss) “Partnership Representative” shall have the meaning ascribed to such term in Section 10.04.

(tt) “Private Foundation Partner” shall have the meaning ascribed to such term in Section 11.04.

(uu) “Portfolio Company” shall have the meaning ascribed to such term in Section 1.07(b).

(vv) “Preferred Stock” means the shares of the 10.25%% Series I Cumulative Convertible Preferred Stock of Clearday issued in the offering described in the Memorandum.

(ww) “Preferred Units” means units of the Preferred Stock and the Warrants.

(xx) “Reserves” shall mean the amount of the reserves determined from time to time by the General Partner for the payment of Organizational Expenses, Operating Expenses and other liabilities and general contingencies of the Partnership as well as for any required tax withholdings, even if such reserves are not required by U.S. GAAP.

(yy) “Schedule” shall have the meaning ascribed to such term in Section 1.05(b).

(zz) “SEC” shall have the meaning ascribed to such term in Section 2.01(a).

(aaa) “Security” shall have the meaning ascribed to such term in Section 1.07(b).

(bbb) “Stated Distribution Rate” shall have the meaning ascribed to such term in Section 9.01(b).

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(ccc) “Subsequent Closing” shall have the meaning ascribed to such term in Section 3.01(d).

(ddd) “Substituted Limited Partner” shall have the meaning ascribed to such term in Section 6.03(a).

(eee) “Subscription Documents” shall mean the subscription agreement and other documents provided by an investor in the offering described in the Memorandum, including the subscription agreement for the purchase of Interests.

(fff) “TCJA” means the U.S. Tax Cuts and Jobs Act.

(ggg) “Transfer” shall have the meaning ascribed to such term in Section 6.01(a).

(hhh) “Transferee” shall have the meaning ascribed to such term in Section 6.02(a).

(iii) “Transferor” shall have the meaning ascribed to such term in Section 6.02(a).

(jjj) “Treasury Regulations” shall mean the U.S. Department of Treasury regulations promulgated under the Code.

(kkk) “U.S. GAAP” has the meaning set forth in Section 3.05(a).

(lll) “Warrants” means the warrants to purchase shares of common stock of Parent that are offered in the offering described in the Memorandum.

ARTICLE 2 MANAGEMENT OF PARTNERSHIP

Section 2.01. Management Generally.

(a) Management by the General Partner. The management of the Partnership shall be vested exclusively in the General Partner; provided that the General Partner may delegate to any other person (a “Delegee”) any or all of the General Partner’s power and authority in any or all aspects of the management of the Partnership and its business. The General Partner has delegated the Partnership’s investment management responsibilities to Clearday, as the investment manager of the Partnership (the “Investment Manager”). The Investment Manager is not registered with the Securities and Exchange Commission (the “SEC”) as an investment adviser pursuant to the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Limited Partners may take no part in the management of the Partnership, and shall have no authority or right to act on behalf of the Partnership in connection with any matter. The officers of an Investment Manager may have such authority to act on behalf of the Partnership, to execute agreements, documents and instruments on behalf of the Partnership and take such other actions for the benefit of the Partnership as from time to time authorized by the General Partner.

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(b) TCJA.

(i) The General Partner and the Partnership shall use their respective commercially reasonable efforts to manage the business of the Partnership so that at all times prior to the date the Interests are redeemed in accordance with Section 9.01 the Partnership shall qualify and continue to qualify as a “qualified opportunity fund”.

(ii) In accordance with such efforts, the General Partner may restrict the business and affairs of the Partnership so that it invests in Portfolio Companies that are, within the meaning of the TCJA, opportunity zone business stock or opportunity zone partnership interests issued by entities that qualify as a qualified opportunity zone business (within the meaning of the TCJA).

(iii) There can be no assurance that all of the initial capital contributions of the Limited Partners will be invested in a manner that will cause the Partnership to qualify and maintain its qualification as a qualified opportunity fund.

(iv) The efforts of the Partnership to qualify and continue to qualify as a “qualified opportunity fund” Clearday may cause the General Partner to acquire certain entities or Securities in an Affiliate of the Partnership. Under any such investment structure, the Partners and the Partnership will not have the benefit of such investments, including the net cash flow from such businesses.

(c) The Partnership expects to use all of the investment by the Limited Partners within the period time that is required for investment in qualified assets. In the event that the Partnership is not able to invest such net proceeds of the Capital Contributions, the Partnership will redeem the interests of the Limited Partners, first redeeming the Interests of Clearday and then the Interests of the other Limited Partners, pro rata on the basis of the Capital Contributions.

Section 2.02. Authority of the General Partner.

The General Partner shall have the power, on behalf and in the name of the Partnership, to carry out any and all of the purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable in connection therewith or incidental thereto, and to appoint one or more agents to accomplish the foregoing.

Section 2.03. Reliance by Third Parties.

Third persons dealing with the Partnership are entitled to rely conclusively upon the power or authority of the General Partner as herein set forth.

Section 2.04. Activity of the General Partner.

The General Partner, and its principals, managers, officers, directors, employees or persons acting in a similar capacity (collectively, “Affiliates”) shall devote such of their time as in their sole judgment is reasonably required for the conduct of the Partnership’s business. Nothing herein contained shall be deemed to preclude the General Partner and/or its Affiliates, consistent with the foregoing and its fiduciary obligations to the Limited Partners and the Partnership, or any Delegee,

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from (i) acting as a director, officer or employee of any corporation, a trustee of any trust, an executor or administrator of any estate, a partner of any partnership, or an executive or administrative official of any other business entity whether or not in competition with the Partnership, (ii) participating in profits derived from the investments in or of any such corporation, trust, estate, partnership or other business entity or person, (iii) engaging directly or indirectly in any other business or entity in which the Partnership has a Securities position, subject to applicable law, (iv) directly or indirectly purchasing, selling and holding Securities or Assets for the account of any such other business or entity or for its own account, subject to applicable law, or (v) engaging in such other business activities which may generate consulting fees, advisory fees or finder fees for the raising of capital and other investment related services. No Limited Partner shall, by reason of being a Limited Partner in the Partnership, have any right to participate in any manner in any profits or income earned or derived by or accruing to the General Partner or Affiliates from the conduct of any activities other than the activities of the Partnership or from any transaction in Securities effected by the General Partner and/or Affiliates for any account other than that of the Partnership.

Section 2.05. Exculpation.

Notwithstanding any provision of this Agreement to the contrary, to the fullest extent not prohibited by the Act, neither the General Partner nor any of its affiliates, nor any of its or their respective principals, managers, members, partners, officers, directors, equity holders, agents or other applicable representatives (collectively, the “General Partner Parties”) shall be liable, responsible or accountable in damages or otherwise (including for any loss due to action or inaction of any person or entity retained by the Partnership) to the Partnership or any Limited Partner, or any of their respective affiliates, principals, managers, members, partners, officers, directors, equity holders, agents or other applicable representatives, assignees or transferees, or to third parties for any act or omission performed or omitted by them on behalf of the Partnership and in a manner believed in good faith by them to be within the scope of the authority granted to them by this Agreement except when such action or failure to act is found by a court of competent jurisdiction upon entry of a final judgment to have been the result of the General Partner’s fraud, gross negligence or willful misconduct in the performance or non-performance of its duties to the Partnership. The General Partner Parties may consult with counsel and accountants in respect of the Partnership’s affairs and be fully protected and justified in any action or inaction that is taken in good faith and in accordance with the information, reports, statements, advice or opinion provided by such persons. Notwithstanding the foregoing, nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that the Limited Partners may have under federal or state securities laws or under ERISA.

Section 2.06. Indemnification.

(a) Notwithstanding any provision of this Agreement to the contrary, to the fullest extent not prohibited by the Act, the Partnership shall indemnify and hold harmless the General Partner Parties from and against any and all losses, damages, obligations, penalties, claims, actions, suits, judgments, settlements, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees, as well as other costs and expenses incurred in connection with the defense of any actual or threatened

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action or proceeding or any investigation, inquiries by governmental agencies or request for information from any regulator) and amounts paid in settlement of any claims (collectively “Damages”) suffered or sustained by any of the foregoing persons as a result of or in connection with any act performed by them under this Agreement or otherwise on behalf of the Partnership; provided, however, that such indemnity shall be payable only if such damages were not found by a court of competent jurisdiction upon entry of a final judgment to have been the result of the General Partner’s fraud, gross negligence, or willful misconduct in the performance or non-performance of its duties to the Partnership, and in the case of criminal proceedings, that the indemnified party or parties had no reasonable cause to believe was unlawful. The General Partner may, in its sole discretion, cause the Partnership to advance to any person or entity entitled to indemnification hereunder reasonable attorney’s fees and other costs and expenses incurred in connection with the defense of any action or proceeding or any investigation that arises out of such conduct, provided that all such advances will be promptly repaid if it is subsequently determined that the person or entity receiving such advance was no entitled to indemnification hereunder. No indemnification may be made and each indemnified party or parties shall reimburse the Partnership to the extent of any indemnification previously made in respect of any claim, issue or matter as to which the indemnified party or parties shall have been adjudged by a court of competent jurisdiction pursuant to a final, non-appealable judgment, to be liable for gross negligence, fraud, or willful misconduct in the performance of its duties to the Partnership or would not otherwise be entitled to be held harmless under Section 2.05 unless, and only to the extent that, the court in which such action or suit was brought determines that in view of all the circumstances of the case, despite the adjudication of liability the indemnified party(ies) is fairly and reasonably entitled to indemnity for those expenses that the court deems proper. Any indemnity under this Section 2.06(a) shall be paid from, and only to the extent of, the Partnership’s assets, and no Limited Partner shall have any personal liability on account thereof.

(b) All rights to indemnification permitted in this Agreement and payment of associated expenses shall not be affected by the termination and dissolution of the Partnership or the removal, resignation, withdrawal, insolvency, bankruptcy, termination or dissolution of the General Partner.

Section 2.07. Other Business Ventures.

The General Partner and its Affiliates and each of the Limited Partners and their respective Affiliates may engage in or possess an interest in other business ventures of every nature and description for their own account, independently or with others, whether or not such other enterprises shall be in competition with any activities of the Partnership. None of the Partnership, the Limited Partners or the General Partner shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

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ARTICLE 3 CAPITAL ACCOUNTS OF LIMITED PARTNERS

Section 3.01. Limited Partners.

(a) The names, addresses and Capital Contributions of each of the Limited Partners shall be maintained by the General Partner with the records of the Partnership, and such record shall be confidential and not provided to any other Limited Partner unless otherwise determined by the General Partner.

(b) The Limited Partners in the Partnership shall be

(i) each person that has

(1)	executed and delivered the Subscription Documents for an investment in the Partnership;

(2)	whose investment has been accepted by the General Partner;

(3)	who has made a cash Capital Contribution to the Partnership;

(4)	who has executed and delivered this Agreement as of First Closing Date or a Joinder Agreement as of the date of any other closing of an offering described in the Memorandum; and

(ii) each person that is a Substituted Limited Partner.

(c) The Partnership may NOT establish any number of designated class of Interests (each, a “Class”) having separate rights, fees, allocations, powers, preferences, obligations, qualifications, limitations, restrictions and/or duties, with or without respect to specified property or obligations of the Partnership or profits and losses associated with specified property or obligations without the prior approval of the Limited Partners holding a majority of the Interests.

(d) Subsequent Closings.

(i) The General Partner may admit one or more persons in the Partnership as a Limited Partner that completes the Subscription Documents to the satisfaction of the General Partner, who makes a cash investment in the Company as a Capital Contribution for the purchase of such person’s Interests in connection with a closing (each a “Subsequent Closing”) of the offering of securities described in the Memorandum, and who executes and delivers a Joinder Agreement.

(ii) The Capital Contribution by a person that is admitted as a Limited Partner in a Subsequent Closing shall be used by the Partnership in the discretion of the General Partner for investments by the Partnership and shall not be used to distribute such funds to the then existing Limited Partners.

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(iii) To the extent necessary, the General Partner shall cause the books and records of the Partnership to be amended to reflect as appropriate the issuance of additional Interests in the Partnership to a person in connection with a Subsequent Closing, as promptly as is practicable after such occurrence.

Section 3.02. Capital Contributions.

(a) Each Limited Partner shall make a Capital Contribution to the Partnership by way of cash equal to the amount set forth opposite such Limited Partner’s name in the Schedule, which amount shall, other than in the case of the Capital Contribution of Clearday, equal the amount that such Limited Partner agreed to contribute or invest in the Partnership in the offering described in the Memorandum. Except upon the prior consent of the General Partner, the minimum initial Capital Contribution for each Limited Partner shall be the amount set forth in the Memorandum.

(b) The terms of the offering of the Interests shall be consistent in all material respects as described in the Memorandum, unless otherwise described in this Agreement.

(c) The Capital Contribution of Clearday shall be an amount that is equal to the gross proceeds of the offering of the Preferred Units or such other amount as determined by Clearday from time to time to reflect additional investment in the Securities and Portfolio Companies of the Partnership.

(d) In determining the Capital Contribution of Clearday as of the date of the last closing of the offering described in the Memorandum, it is acknowledged that the aggregate gross proceeds of the offering of the Preferred Units shall be contributed to the Partnership and the Partnership shall pay the organizational and initial offering expenses as described in Section 3.05. Accordingly, the Ownership Percentage of Clearday as of the date of the last closing of the offering described in the Memorandum shall be equal to (i) the number of shares of the Preferred Stock that would have been issued by Clearday to the Limited Partners if the Limited Partners (other than Clearday) invested their Capital Contributions for investment in such shares of Preferred Stock; (ii) divided by the aggregate number of shares of Preferred Stock issued by Clearday in such offering.

(e) Clearday may make additional Capital Contributions and will make additional Capital Contributions in the amount equal to the net proceeds of the sale of assets by Parent and its other subsidiaries that are not used as investment or other financing of direct or indirect investments by Parent in assets or businesses that are consistent with the care and wellness investment strategy of Parent.

Section 3.03. Ownership Percentages.

An “Ownership Percentage” shall be determined for each Limited Partner for each Fiscal Quarter of the Partnership by dividing the amount of such Limited Partner’s Capital Account by the sum of the Capital Accounts of all of the Limited Partners for such Fiscal Quarter. The Ownership Percentages shall be set forth in a Schedule filed with the records of the Partnership within thirty (30) days after the commencement of each Fiscal Quarter of the Partnership, or such other period as reasonably determined by the General Partner.

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Section 3.04. Withholding.

If the Company is required by applicable law to pay any tax that is specifically attributable to a Limited Partner (or to a Person having the tax status of a Limited Partner or the tax status of the direct or indirect shareholders, members, or other owners of such Limited Partner), including non-U.S., U.S. federal, commonwealth or state withholding taxes, commonwealth and/or state personal property taxes, and commonwealth and/or state unincorporated business taxes, then such Limited Partner shall indemnify and reimburse the Company for such tax (and any related interest and penalties). The Company may offset Distributions and other amounts which any Limited Partner is otherwise entitled to receive under this Agreement against a Limited Partner’s indemnification obligations under this Section and, to the extent offset, such amount shall be treated as distributed or otherwise paid to such Limited Partner for all purposes of this Agreement (other than as necessary to properly maintain Capital Accounts or to properly determine the allocations of Net Profits and Net Losses). A Limited Partner’s obligation to pay or indemnify for a tax (and related interest and penalties) under this provision shall survive the Limited Partner’s Transfer of its Units and the termination, dissolution, liquidation, or winding up of the Company. Any payment pursuant to this Section will not be treated as a capital contribution to the Company but will, to the extent necessary to properly maintain Capital Accounts, increase a Limited Partner’s Capital Account.

Section 3.05. Expenses.

(a) Organizational and Initial Offering Expenses.

(i) The Partnership shall pay organizational and initial offering expenses related to the offering of the Interests and the organizational and initial offering expenses of Clearday regarding its offering of the Preferred Units, in each case, on a pro rata basis, determined on the basis of the aggregate Capital Contributions by the Limited Partners, other than Clearday, and the gross proceeds to Clearday for the issuance of the Preferred Units. The organizational and initial offering expenses shall include the fees, disbursements and expenses and other amounts payable by Clearday or the Partnership in connection with the organization of Clearday, the General Partner, and the Partnership, solicitation of the investment in the Preferred Units or the Interests, the preparation of the Memorandum including amendments and supplements thereto, the filing fees and expenses, including for the filing of notice filings under state securities laws, the preparation of the definitive agreements and documents, including this Agreement, the certificate of incorporation of Clearday, the certificate of designation of Clearday for the preferred stock, the warrant to purchase shares of Parent common stock, the subscription documents for the offering of the Interests and/or the Preferred Units and other documents ancillary or related thereto, the preparation and filing of the Form D related to the offering of the Preferred Units and/or the Interests and amounts that have been advanced for offering expenses by Parent or its Affiliates in connection with any of the foregoing.

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(ii) The General Partner may elect, in its sole discretion, to expense such costs as incurred or to amortize such organizational and initial offering expenses over a period of sixty (60) months from the commencement of operations of the Partnership. However, the amortization of these expenses over a period that is greater than 12 months is a divergence from with U.S. generally accepted accounting principles (“U.S. GAAP”).

(iii) If the Partnership is terminated before its organizational and initial offering expenses are fully amortized, any unamortized expenses will be recognized. If a Limited Partner withdraws all or part of its Interest(s) before the Partnership’s organizational and initial offering expenses are fully amortized, the General Partner may, but is not required to, accelerate a proportionate share of the unamortized expenses based upon the amount being withdrawn and reduce proceeds for such withdrawal by the amount of such accelerated expenses.

(b) Operating Expenses. The Partnership will pay all of the operating expenses of the Partnership which shall include reimbursement to Clearday or its Affiliates of expenses incurred for the benefit of the Partnership.

ARTICLE 4 CAPITAL ACCOUNTS; ALLOCATIONS; DISTRIBUTIONS

Section 4.01. Capital Accounts.

There shall be established and maintained on the books of the Partnership a separate capital account for each Partner in accordance with Treasury Regulations Section 1.704-1(b) and with the definitions and methods of adjustment set forth in this Agreement (a “Capital Account”).

Section 4.02. Adjustments to Capital Accounts.

As of the close of business of the last day of each Fiscal Year, the balance in each Partner’s Capital Account shall be adjusted by: (a) increasing such balance by such Partner’s (i) allocable share of Net Profit (allocated in accordance with the this Article 4) and (ii) Capital Contributions, if any, and (b) decreasing such balance by (x) the amount of cash and the value of securities or other property (net of liability) distributed to such Partner during such Fiscal Year and (y) such Partner’s allocable share of Net Loss (allocated in accordance with this Article 4). Each Partner’s Capital Account shall be further adjusted with respect to any special allocations pursuant to this Article 4.

Section 4.03. Allocation of Net Profits and Net Losses.

Subject to any special allocations pursuant to Section 4.04 thereof, Net Profits and Net Loss for any Fiscal Year (or items thereof as necessary) shall be allocated among the Partners, to the extent possible first, so that no Partner has a deficit balance in its Capital Account and second, in such a manner as to cause the balance in the Capital Account of each Partner, as adjusted to reflect the allocations provided hereunder, to be equal to the aggregate amount of cash such Partner would receive if the Partnership were liquidated and each asset of the Partnership were sold for an amount of cash equal to its respective Gross Asset Value, all debt obligations were satisfied in accordance with their respective terms (limited with respect to each Partnership Nonrecourse Debt or Partner Nonrecourse Debt to the Gross Asset Value of the asset(s) securing such debt) and the remaining cash were distributed as provided in Section 4.07 of this Agreement.

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Section 4.04. Special Allocations.

(a) Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in the Partnership’s “partnership minimum gain” (as defined in Treasury Regulations Section 1.704-2(d)), items of income and gain shall be allocated to all Partners in accordance with Treasury Regulations Section 1.704-2(f); such allocations are intended to comply with the minimum gain chargeback requirements of Treasury Regulations Section 1.704-2 and shall be interpreted consistently therewith.

(b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4) and notwithstanding any other provision of this Article 4 to the contrary, if there is a net decrease in “partner nonrecourse debt minimum gain” attributable to a “partner nonrecourse debt” (as determined under Treasury Regulations Section 1.704-2(i)(5) (“Partner Nonrecourse Debt Minimum Gain”) during any Fiscal Year, each Partner who has a share of such Partner Nonrecourse Debt Minimum Gain shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in such Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Qualified Income Offset. No allocation may be made to a Partner to the extent such allocation causes or increases a deficit balance in such Partner’s Adjusted Capital Account. Notwithstanding any other provision of this Agreement to the contrary except paragraphs (a) and (b) of this Section 4.04, in the event that a Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in such Partner having or increasing a negative adjusted Capital Account balance (as determined above), then such Partner shall be allocated items of income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such negative balance in such Partner’s Adjusted Capital Account as quickly as possible. This provision is intended to satisfy the “qualified income offset” items of the Code.

(d) Risk of Loss Allocation. Any item of “partner nonrecourse deduction” (as defined in Treasury Regulation Section 1.704-2(i)(2)) with respect to a “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Partner or Partners who bear the economic risk of loss for such Partner Nonrecourse Debt in accordance with Treasury Regulations Section 1.704-2(i)(1).

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(e) Allocation of Excess Nonrecourse Liabilities. For the purpose of determining each Partner’s share of Partnership nonrecourse liabilities pursuant to Treasury Regulations Section 1.752-3(a)(3), and solely for such purpose, each Partner’s interest in Partnership profits is hereby specified to be equal to the ratio (stated as a percentage) of their respective Capital Contributions to the Partnership.

(f) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 4 have been made.

(g) Section 704(c) Allocation. Solely for federal, state, and local income tax purposes and not for book or Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Partnership’s books at a value that differs from its adjusted basis for federal income tax purposes shall be allocated in accordance with the principles and requirements of Code Section 704(c) and the Regulations promulgated thereunder, and in accordance with the requirements of the relevant provisions of the Regulations issued under Code Section 704(b). The General Partner may use any method permitted pursuant to Treasury Regulations Section 1.704-3 for all allocations with respect to contributed property. For Capital Account purposes, depreciation, amortization, gain, or loss with respect to property that is properly reflected on the Partnership’s books at a value that differs from its adjusted basis for tax purposes shall be determined in accordance with the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(h) Transfers During The Taxable Year. All items of income, gain, loss and deductions allocable pursuant to Article 4 hereof for a Fiscal Year with respect to any Interest which may have been transferred (if permitted pursuant to the terms hereof) during such year shall be allocable between the transferor and transferee using any reasonable method determined by the General Partner; provided, that in all events that the method utilized shall be permitted under the Code and the applicable regulations promulgated under the Code.

Section 4.05. Negative Capital Accounts.

Except as may be required by law, no Partner shall be required to reimburse the Partnership for any negative balance in such Partner’s Capital Account, provided that each such Partner shall remain fully liable to make contributions of capital to the extent of such Partner’s Capital Commitment.

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Section 4.06. Tax Matters.

For U.S. federal, state and local income tax purposes, the income, gains, losses, deductions and credits of the Partnership shall, for each taxable period, be allocated among the Partners in the same manner and in the same proportion as such items have been allocated to the Partners’ Capital Accounts. Notwithstanding the foregoing, the General Partner shall have the power to make such allocations as may be necessary to ensure that such allocations are in accordance with the interests of the Partners in the Partnership. The Partnership shall be operated in a manner consistent with that of a partnership for U.S. federal income tax purposes until such time as when the General Partner determines that the Partnership’s treatment as a partnership for U.S. federal income tax purposes is not in the best interest of the Partnership or the Partners. The Partners agree to the tax treatment of the Partnership as provided herein and shall not take any action inconsistent with such treatment. All matters concerning allocations for U.S. federal, state and local and foreign income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be equitably determined in good faith by the General Partner. At the written request of any Limited Partner, the General Partner may cause the Partnership to make the election under Section 754 of the Code.

Section 4.07. Distributions.

(a) Distributions shall be made, unless otherwise specified under Section 5.01, at the sole discretion of the General Partner.

(b) The Partnership may distribute Distributable Cash to the Partners in such amounts and on such dates as determined by the General Partner. All distributions of Distributable Cash shall be paid to the Partners as provided below in Section 4.07(c). The Partnership will be entitled to from time to time create appropriate Reserves, even if such reserves are not required by GAAP in amounts deemed necessary by the General Partner.

(c) Distributions shall be made pro rata in accordance with the Ownership Percentages of the Limited Partners. The General Partner shall not receive any distributions.

(d) No Limited Partner shall have the right to receive distributions in property other than cash.

Section 4.08. Withdrawals.

No Limited Partner shall be entitled to withdraw any amount from its Capital Account unless and to the extent required by the General Partner in accordance with Article 11.

Section 4.09. Limitation on Distributions.

No distribution under this Agreement shall be made in respect of any Interest to the extent that, after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to the Limited Partners on account of their Interests, exceed the fair market value of the Partnership’s assets.

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Section 4.10. Limited Partners not Creditors.

Except where a Limited Partner is a creditor of the Partnership, a Limited Partner does not have the status of, and is not entitled to the remedies available to a creditor of the Partnership with respect to distributions.

ARTICLE 5 CERTAIN TAX MATTERS RELATED TO DISTRIBUTIONS

Section 5.01. Tax Distributions.

(a) As of December 31 of each year, the General Partner shall determine the deemed tax liability of the Limited Partners (“Aggregate Annual Tax Liability”) for federal, state and local income taxes based on the net taxable income and gains allocated to the Limited Partners by the Partnership during such year, assuming a combined marginal tax rate that is payable by an individual taxpayer that is a resident of New York, New York or such local jurisdiction in the United States that is greater.

(i) On or prior to April 14 of each calendar year, the Partnership shall distribute an amount equal to the Aggregate Annual Tax Liability computed by the Partnership on the basis of its reasonable estimates of such amount as of December 31 of the prior calendar year, to the extent that such amount has not been previously distributed in such prior calendar year.

(ii) Notwithstanding the forgoing provisions of this Section 5.01(a), the distributions under this Section 5.01(a) shall be made only to the extent that the Partnership has available cash resources to make such distributions in accordance with the Act.

(iii) The General Partner shall use its commercially reasonable efforts to maintain adequate reserves so that the distributions described in this Section 5.01(a) are made on a timely basis, which shall include incurring debt or other financing from third parties or Affiliates.

(b) The General Partner may withhold from any amount payable to any Limited Partner, any taxes required to be paid or withheld by the Partnership on behalf of or for the account of such Limited Partner as provided in Section 5.02. Any such taxes shall be deemed to be a distribution or payment to such Limited Partner.

(c) No distribution shall be made in respect of any Interest to the extent that, after giving effect to the distribution, all liabilities of the Partnership, other than liabilities to the Limited Partners on account of their Interests, exceed the fair market value of the Partnership’s assets.

(d) Subject to this Section 5.01, and except where a Limited Partner is a creditor of the Partnership, a Limited Partner does not have the status of, and is not entitled to the remedies available to a creditor of the Partnership with respect to distributions.

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Section 5.02. Liability for Certain Taxes.

(a) In the event that the Partnership shall be required to make payments to any federal, state or local or any foreign taxing authority with respect to any Limited Partner’s allocable share of income, the amount of such taxes shall be considered a loan to such Limited Partner, and such Limited Partner shall be liable for, and shall pay, any taxes so required to be withheld and paid over by the Partnership within ten (10) days after the General Partner’s request therefor. Alternatively, the General Partner may deduct the amount of such taxes from such Limited Partner’s Capital Account and treat it as cash distributed to such Limited Partner in which case, the amount of distributions to such Limited Partner under Section 5.01 shall be reduced by such payment.

(b) The Partnership may withhold and pay over to the U.S. Internal Revenue Service (or any other relevant taxing authority) such amounts as it is required to withhold or pay over, pursuant to the Code or any other applicable law, on account of a Limited Partner’s distributive share of the Partnership’s items of gross income, income or gain. Any taxes so withheld or paid over with respect to a Limited Partner’s allocable share of the Partnership’s gross income, income or gain shall be deemed to be a distribution or payment to such Limited Partner, reducing the amount otherwise distributable to such Limited Partner pursuant to this Agreement and reducing the Capital Account of such Limited Partner. Each Limited Partner agrees to indemnify the Partnership and the applicable Series in full for any amounts required to be withheld pursuant to this 5.05(b) with respect to such Limited Partner (including, without limitation, any interest, penalties and expenses associated with such payments), and each Limited Partner shall promptly upon notification of an obligation to indemnify pursuant to this Section 5.02(b) make a cash payment to the Partnership, as requested, equal to the full amount to be indemnified with interest to accrue on any portion of such cash payment not paid in full when requested, calculated at a rate equal to 10% per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by law). Each Limited Partner grants to the Partnership a security interest in such Limited Partner’s Interest to secure the Limited Partner’s obligation to pay the Partnership the amounts required to be paid pursuant to this Section.

(c) The General Partner shall not be obligated to apply for or obtain a reduction of, or exemption from, withholding tax on behalf of any Limited Partner that may be eligible for such reduction or exemption. To the extent that a Limited Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Limited Partner shall furnish the General Partner with such information and forms as such Limited Partner may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Limited Partner represents and warrants that any such information and forms furnished by such Limited Partner shall be true and accurate and agrees to indemnify the Partnership and each of the Limited Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

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ARTICLE 6 TRANSFERABILITY, ASSIGNMENT AND SUBSTITUTION

Section 6.01. Restrictions on Transfers of Interest.

(a) No sale, transfer, exchange, assignment or other disposal of, and no creation of a derivative with respect to, any portion of a Limited Partner’s Interest(s), (each, a “Transfer”), may be made without the prior written consent of the General Partner, which consent may be granted or withheld in the sole discretion of the General Partner, unless otherwise provided in this Agreement. Any act by a Limited Partner in violation of this Section 6.01 shall be void ab initio and not be binding upon or recognized by the Partnership (regardless of whether the General Partner has knowledge thereof), unless approved or consented to in writing by the General Partner.

(b) In the event that the General Partner consents to a Transfer, such Transfer of a Limited Partner’s Interest shall not be made unless the General Partner has been satisfied that:

(i) when added to the total of all other Transfers of Interests within the preceding twelve (12) months, it would not result in the Partnership being considered to have terminated for federal income tax purposes;

(ii) it would not violate any federal or state securities, commodities or futures laws, including any investor suitability standards applicable to the Partnership or the Interest(s) that is the subject of the Transfer;

(iii) it would not cause the Partnership to lose its status as a partnership for federal income tax purposes; and

(iv) it would not require the Partnership to register as an investment company under the Investment Company Act of 1940, as amended;

(v) such Transfer would not be in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(vi) such Transfer would not require the Partnership to register the Interests with the SEC under the Exchange Act;

(vii) otherwise adversely affect the status of the Partnership under any federal or state law.

(c) Each Limited Partner Transferring its Interest(s) shall pay all reasonable expenses, including attorneys’ fees, incurred by the General Partner Partnership in connection with such Transfer.

(d) The General Partner shall consent to the Transfer of Interests by a Limited Partner if the conditions to such Transfer under Section 6.01(b) are satisfied and the expenses of such Transfer that would be incurred by the General Partner or the Partnership are paid by the Limited Partner.

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Section 6.02. Assignees.

(a) The Partnership shall not recognize for any purpose any purported Transfer of a Limited Partner unless all the provisions of this Agreement shall have been complied with and there shall have been filed with the Partnership a notification of such Transfer, in form satisfactory to the General Partner, executed and acknowledged by both the Limited Partner requesting the Transfer (the “Transferor”) and the other party to the proposed Transfer (the “Transferee”), and such notification (i) contains the acceptance by the Transferee of all of the terms and provisions of this Agreement and of the Partnership’s subscription agreement and related documents approved by the General Partner, if applicable, and (ii) represents that such Transfer was made in accordance with all applicable laws and regulations. Any Transfer shall be recognized by the Partnership as effective only as of such date as shall be designated by the Partnership as reasonably convenient for it.

(b) The Transferee of a Limited Partner’s Interest(s), unless and until admitted as a Substituted Limited Partner in such Limited Partner’s stead in the sole discretion of the General Partner, shall not have any statutory or other rights of the Transferor under any applicable law or this Agreement, other than the right to receive distributions with respect to the Interest(s) that is the subject of the Transfer. Anything herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat the Transferor as the absolute owner of such Interest(s) in all respects, and shall incur no liability for distributions made in good faith to it, until such time as the requirements of this Article 6 have been fulfilled.

Section 6.03. Substituted Limited Partners.

(a) No Limited Partner shall have the right to substitute a Transferee, donee, heir, legatee, distributee or other recipient of such Limited Partner’s Interest(s) as a Limited Partner in its place. Any such Transferee, donee, heir, legatee, distributee or other recipient of an Interest (whether pursuant to a voluntary or involuntary transfer) shall be admitted to the Partnership as a “Substituted Limited Partner” only (i) with the prior written consent of the General Partner, which consent may be granted or withheld in the sole discretion of the General Partner, (ii) by satisfying the other requirements of this Article 6 and (iii) upon an amendment to this Agreement and the Partnership’s Certificate of Limited Partnership recorded in the proper records of each jurisdiction in which such recordation is necessary to qualify the Partnership to conduct business or to preserve the limited liability of the Limited Partners. Any such consent by the General Partner may be evidenced by the execution by the General Partner of an amendment to this Agreement evidencing the admission of such person as a Substituted Limited Partner. The Limited Partners hereby consent and agree to such admission of a Substituted Limited Partner by the General Partner, and agree that the General Partner may, on behalf of each Limited Partner and on behalf of the Partnership, cause the Certificate of Limited Partnership of the Partnership to be appropriately amended, and recorded as so amended, and the books and records of the Partnership to appropriately reflect such admission, in the event of such admission.

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(b) Each Substituted Limited Partner, as a condition to its admission as a Substituted Limited Partner, shall execute and acknowledge such instruments, in form and substance satisfactory to the General Partner, as the General Partner deems necessary or desirable to effectuate such admission and to confirm the agreement of the Substituted Limited Partner to be bound by all the terms and provisions of this Agreement. Further, each Limited Partner agrees, upon the request of the General Partner, to execute such certificates or other documents and perform such acts as the General Partner deems appropriate to preserve the limited liability status of the Partnership after the completion of any Transfer of Interest(s)

(c) Each Limited Partner hereby agrees to indemnify the Partnership and each other Limited Partner against any loss, damage, cost or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any Transfer or proposed Transfer by such Limited Partner in violation of this Article 6.

Section 6.04. Transfer of Interests by General Partner.

To the extent permissible under applicable law, nothing in this Agreement shall be deemed to prevent the merger of the General Partner with another corporation, limited liability company, limited partnership or other entity, the reorganization of the General Partner into or with any other corporation, limited liability company, limited partnership or other entity, the transfer of all equity interests in, or all or substantially all of the assets of, the General Partner or the assumption of the rights, duties (including status as the manager of the Partnership) and liabilities of the General Partner by, in the case of a merger, reorganization or consolidation, the surviving entity by operation of law or, in the case of a transfer of equity interests in or assets of the General Partner, the transferee of such equity interests or assets.

ARTICLE 7 DURATION AND TERMINATION OF PARTNERSHIP

Section 7.01. Duration.

The Partnership shall continue in perpetuity, unless sooner terminated by the General Partner. The Partnership may be terminated earlier, at any time, by the General Partner or otherwise in accordance with applicable law.

Section 7.02. Termination.

(a) At the time a termination has occurred in accordance with Section 7.01:

(i) the General Partner may either appoint:

(1) an unaffiliated third party or

(2) itself or one or more Affiliates

to serve as liquidator to oversee the winding up process of the Partnership’s affairs in an orderly manner.

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(ii) the General Partner (or any duly appointed liquidator, as the case may be) shall, within a reasonable time period after completion of a final audit of the Partnership’s books and records, make distributions out of the Partnership’s net assets in the following manner and order:

(1) to creditors, including Limited Partners or former Limited Partners who are creditors, to the extent permitted by law, in satisfaction of the liabilities of the Partnership (whether by payment or by establishment of reserves), with such liabilities to be paid by the Partnership, to the extent permitted by applicable law; and

(2) to the Limited Partners in the proportion of their respective Ownership Percentage.

(b) Notwithstanding the foregoing, upon dissolution of the Partnership, the General Partner or other liquidator of the Partnership, in its sole discretion, shall have the authority to place the Partnership’s assets, or any portion thereof, in a trust or some other arrangement rather than distribute such assets, or any portion thereof, in accordance with the above. The investments therein and any proceeds from a disposition of such investments will be distributed to the Limited Partners when appropriate, as determined by the General Partner or other liquidator in its sole and absolute discretion.

(c) The General Partner or any liquidator appointed in accordance with Section 7.02(a)(ii) above may, upon a decision to terminate of the Partnership, take any further action permitted by applicable law in furtherance of the orderly liquidation of the assets of the Partnership.

(d) The priorities identified among creditors in Section 7.02(b) are subject to applicable law and contractual rights or remedies of creditors of the Partnership in respect of liabilities owed to such creditors.

ARTICLE 8 EXCHANGE OF INTERESTS

Section 8.01. Right to Exchange for Parent Common Stock.

(a) Parent agrees to exchange shares of its common stock, par value $0.01 per share or such other securities that may be issued upon the exchange of the Preferred Stock (“Parent Common Stock”), on the terms and conditions provided in this Article 8.

(b) The number of shares of Parent Common Stock that will be issued by Parent to a Limited Partner who elects to exchange its Interests for shares of Parent Common Stock shall be determined as if the Capital Contributions by such Limited Partner were used to purchase shares of Preferred Stock in the offering described in the Memorandum and such Limited Partner were exchanging such shares of Preferred Stock in accordance with the terms of such Preferred Stock as set forth in the certificate of designations of the Preferred Stock. Accordingly, if a Limited Partner invested $100,000 as its Capital

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Contribution in the Partnership, then such Limited Partner shall be deemed to have purchased 10,000 shares of Preferred Stock and have the right to exchange its Interests in accordance with the terms of the certificate of designation of the Preferred Stock, mutatis mutandis (with applicable conforming changes). The certificate of designation of Clearday for its Preferred Stock is in the form attached hereto as Exhibit B, it being acknowledged that Clearday may make such changes prior to the First Closing Date that are not adverse to a holder of Preferred Stock in any material respects and that are not inconsistent with the terms of the Preferred Stock described in the Memorandum.

(c) Each Limited Partner may exercise its right to exchange its Interests for shares of Parent Common Stock by providing such notices and delivering an assignment of Interests to the Partnership in accordance with the terms of the certificate of designation of the Preferred Stock, mutatis mutandis.

Section 8.02. Reservation of Shares of Parent Common Stock.

Parent shall reserve and maintain a reserve from its authorized and unissued shares of Parent Common Stock such number of shares of Parent Common Stock that are subject to issuance upon exchange of all outstanding shares of Preferred Stock and all Interests held by the Limited Partners (other than the Interests held by Clearday).

ARTICLE 9 REDEMPTION

Section 9.01. Mandatory Redemption and Recapitalization.

(a) On the date that is thirty (30) business days after the date that is ten (10) years after the last closing of the offering described in the Memorandum, the Partnership shall effect a redemption and recapitalization of all of the Interests of the Limited Partners. The redemption price for such Interests shall be equal to the Capital Contribution made by such Limited Partners less the amount, if any, of the Deemed Capital Distributions to such Limited Partners. Notwithstanding the foregoing, each Limited Partner shall receive a notice that is delivered not later than thirty (30) business days prior to the date of any such redemption described above to the effect that such Limited Partner may elect to exchange such Limited Partner’s Interests in accordance with Article 8 prior to the effective date of such redemption.

(b) For the purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below.

(i) “Deemed Capital Distributions” shall mean the distributions to the Limited Partners in excess of the Stated Distribution Rate on the Capital Contributions of the Limited Partners.

(ii) “Stated Distribution Rate” shall mean a rate equal to 10.25%, per annum, compounded annually.

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(c) From and after the redemption of the Interests provided in 9.01(a), the sole partnership interests in the Partnership shall be the general partnership interests held by the General Partner. The Partnership shall cause a recapitalization of the partnership interests in the Partnership so that effective on the date of the redemption of the Interests in the Partnership in accordance with Section 9.01(a), the Partnership shall: (i) issue limited partnership interests to Clearday and amend this Agreement so that all limited partnership interests in the Partnership are held by Clearday, or (ii) convert the Partnership to a Delaware limited liability company that is wholly owned by Clearday on such terms and conditions as determined by the General Partner.

ARTICLE 10 REPORTS TO LIMITED PARTNERS; BOOKS AND RECORDS

Section 10.01. Clearday and Parent.

Each Limited Partner (other than Clearday) shall receive a copy of each report that Clearday or Parent provides to its stockholders. Notwithstanding the forgoing, if a report that would be required to be delivered to a Limited Partner is filed with the SEC by Parent or any of its Affiliates, then such report shall be deemed to have been duly delivered by the Partnership to the Limited Partners.

Section 10.02. Additional Information to Limited Partners.

(a) As soon as practicable following completion of the calendar year, but not later than the date required by the Code, the Partnership shall cause to be prepared and mailed to each Limited Partner, as of the end of such fiscal year, a form K-1 or successor form.

(b) The General Partner shall provide such information as reasonably requested by a Limited Partner to determine that the Partnership qualifies as a “qualified opportunity fund” under the TCJA.

Section 10.03. Books and Records.

At all times during the continuation of the Partnership, the General Partner shall keep or cause to be kept full and true books of account of the business of the Partnership. All of said books of account, together with an executed copy of the Certificate of Limited Partnership, and any amendments thereto, shall at all times be maintained at the principal offices of the Partnership, and shall be open to the inspection and examination by any Limited Partner or his representative at such time during normal business hours as may be mutually convenient to the General Partner and such Limited Partner.

Section 10.04. Partnership Representative.

The General Partner shall be the “partnership representative” within the meaning of Section 6223 of the Code (and any similar provisions under any applicable state or local or foreign tax laws) (the “Partnership Representative”). The Partnership Representative shall have the right to retain professional assistance in respect of any audit of the Partnership and all expenses and fees incurred by the Partnership Representative on behalf of the Partnership as Partnership Representative shall be reimbursed by the Partnership. The Partnership shall, or the General Partner

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shall cause the Partnership to, to the extent eligible, make the election under Section 6221(b) of the Code with respect to determinations of adjustments at the Partnership level and take any other action such as disclosures and notifications necessary to effectuate such election. If the election described in the preceding sentence is not available, to the extent applicable, the Partnership shall or the General Partner shall cause the Partnership to make the election under Section 6226(a) of the Code with respect to the alternative to payment of imputed underpayment by partnership and take any other action such as filings, disclosures and notifications necessary to effectuate such election.

ARTICLE 11 ERISA AND SIMILAR MATTERS

Section 11.01. General.

If, to the extent, and at such times as any assets of the Partnership are deemed to be “plan assets” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), of any Limited Partner that is an employee benefit plan governed by ERISA, the General Partner will be, and hereby acknowledges that it will be considered to be, a fiduciary within the meaning of Section 3(21) of ERISA as to that Limited Partner. In such an event, or if any partner, employee, agent or Affiliate of the General Partner, is ever held to be a fiduciary of any Limited Partner, then, in accordance with Sections 405(b)(1), 405(c)(2) and 405(d) of ERISA, the fiduciary responsibilities of that Person shall be limited to the person’s duties in administering the business of the Partnership, and the Person shall not be responsible for any other duties to such Limited Partner, specifically including evaluating the initial or continued appropriateness of this investment in the Partnership under Section 404(a)(1) of ERISA.

Section 11.02. ERISA Matters.

(a) Each Limited Partner that is an “employee benefit plan” or that is an entity that is deemed to hold “plan assets” (an “ERISA Partner”) within the meaning of, and subject to the provisions of ERISA, hereby (i) acknowledges that it is its understanding that neither the Partnership, the General Partner, nor any of the Affiliates of the General Partner, are “fiduciaries” of such Limited Partner within the meaning of ERISA by reason of the Limited Partner investing its assets in, and being a Limited Partner of, the Partnership; (ii) acknowledges that it has been informed of and understands the investment objectives and policies of, and the investment strategies that may be pursued by, the Partnership; (iii) acknowledges that it is aware of the provisions of Section 404 of ERISA relating to the requirements for investment and diversification of the assets of employee benefit plans and trusts and subject to ERISA; (iv) represents that it has given appropriate consideration to the facts and circumstances relevant to the investment by that ERISA Partner’s plan in the Partnership and has determined that such investment is reasonably designed, as part of such portfolio, to further the purposes of such plan; (v) represents that, taking into account the other investments made with the assets of such plan, and the diversification thereof, such plan’s investment in the Partnership is consistent with the requirements of Section 404 and other provisions of ERISA; (vi) acknowledges that it understands that the current distribution of cash will not be a primary objective of the Partnership; and (vii) represents that, taking into account the other investments made with the assets of such plan, the investment of assets of such plan in the Partnership is consistent with the cash flow requirements and funding objectives of such plan.

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(b) Notwithstanding any other provision of this Agreement to the contrary, each ERISA Partner upon demand by the General Partner shall withdraw from the Partnership or Transfer its Interests to another Person or exercise its right to exchange its Interests into Parent Conversion Stock as provided in this Agreement, in whole or in part, at the time and in the manner hereinafter provided, that either the ERISA Partner or the General Partner shall obtain an opinion of counsel (which counsel shall be reasonably acceptable to the General Partner) to the effect that, as a result of applicable statutes, regulations, case law, administrative interpretations, or similar authority (i) the continuation of the ERISA Partner as a Limited Partner of the Partnership or the conduct of the Partnership will result, or there is a material likelihood the same will result, in a material violation of ERISA, or (ii) all or any portion of the assets of the Partnership constitute assets of the ERISA Partner for the purposes of ERISA and are subject to the provisions of ERISA to substantially the same extent as if owned directly by the ERISA Partner. In the event of the issuance of such opinion of counsel, a copy of such opinion shall, if required by the General Partner, be given to all the ERISA Partners, together with the written demand of the General Partner for the ERISA Partner to withdraw or so Transfer its Interests, in whole or in part. Thereupon, unless the General Partner is able to eliminate the necessity for such withdrawal or Transfer to the reasonable satisfaction of the ERISA Partner and the General Partner, whether by correction of the condition giving rise to the necessity of such Limited Partner’s withdrawal or Transfer of Interests, or the amendment of this Agreement, or otherwise, such Limited Partner shall withdraw or Transfer its interest in the Partnership to the extent demanded by the General Partner, such withdrawal or Transfer to be effective upon the last day of the fiscal quarter during which such written notice and opinion is received.

(c) The Limited Partner that withdraws or Transfers its Interest in the Partnership under this Article 11 shall be entitled to receive within one hundred twenty (120) days after the date of such withdrawal or Transfer an amount equal to the fair market value of such Partner’s Interest subject to such withdrawal or Transfer as of the effective date of such withdrawal or Transfer, as determined by the General Partner in good faith; provided, that (i) the General Partner shall provide such Limited Partner with a notice of its fair market valuation of such Interest; and (ii) if such Limited Partner objects to such fair market valuation of such Interest within ten (10) Business Days after receipt of such notice, then the fair market value of such Limited Partner’s Interest subject to such withdrawal or Transfer shall be conclusively determined by an independent qualified appraiser proposed by such Limited Partner and approved by the General Partner (which approval shall not be unreasonably withheld, delayed or conditioned).

(d) Any distribution or payment to a withdrawing Limited Partner pursuant to this Section 11.02: (i) may, as determined by the General Partner, be made in cash, in securities, in the form of a promissory note, the terms of which shall be mutually agreed upon by the General Partner and the withdrawing Limited Partner, or any combination thereof (which agreement shall not be unreasonably withheld, delayed or conditioned); and

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(ii) shall reduce the amount of the Capital Contributions of such Limited Partner and the Preferred Return thereon, but not below zero.

Section 11.03. Governmental Plan Partners.

Notwithstanding any other provision of this Agreement to the contrary, any Limited Partner that is a “governmental plan” as defined in Title 29, section 1002(32) of the United States Code (a “Governmental Plan Partner”) may elect (and upon the approval of the General Partner shall be permitted) to withdraw from the Partnership, or upon demand by the General Partner shall withdraw from the Partnership, in each case, in whole or in part to the extent demanded by the General Partner, if either the Governmental Plan Partner or the General Partner shall obtain an opinion of counsel (which counsel shall be reasonably acceptable to the General Partner) to the effect that the Governmental Plan Partner, the Partnership, or the General Partner (including its Affiliates) would be in material violation of any law, statute, regulation or ordinance applicable to the Governmental Plan Partner, the Partnership or the General Partner as a result of the Governmental Plan Partner continuing as a Limited Partner. In the event of the issuance of the opinion of counsel referred to in the preceding sentence, the withdrawal of and disposition of the Governmental Plan Partner’s interest in the Partnership shall be governed by the last two sentences of Section 11.02(b) and Section 11.02(c) and Section 11.02(d), as if the Governmental Plan Partner were an ERISA Partner.

Section 11.04. Private Foundation Partners.

Notwithstanding any other provision of this Agreement to the contrary, any Limited Partner that is a “private foundation” as described in Section 509 of the Code (a “Private Foundation Partner”), may elect (and upon the approval of the General Partner shall be permitted) to withdraw from the Partnership, or upon demand by the General Partner shall withdraw from the Partnership, in each case, in whole or in part to the extent demanded by the General Partner, if either the Private Foundation Partner or the General Partner shall obtain an opinion of counsel (which counsel shall be reasonably acceptable to the General Partner) to the effect that such withdrawal is necessary in order for the Private Foundation Partner to avoid (a) excise taxes imposed by Subchapter A of Chapter 42 of the Code (other than Sections 4940 and 4942 thereof), or (b) a material breach of the fiduciary duties of its trustees under any federal or state law applicable to private foundations or any rule or regulation adopted thereunder by any agency, commission, or authority having jurisdiction. In the event of the issuance of the opinion of counsel referred to in the preceding sentence, the withdrawal of and disposition of the Private Foundation Partner’s interest in the Partnership shall be governed by the last two sentences of Section 11.02(b) and Section 11.02(c) and Section 11.02(d), as if the Private Foundation Partner were an ERISA Partner.

ARTICLE 12 MISCELLANEOUS

Section 12.01. Entire Agreement.

This Agreement (i) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof; (ii) shall be binding on the executors, administrators, estates, heirs and legal successors and representatives of each of the Limited Partners; (iii) shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to its conflict

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of law principles; and (iv) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart; provided, however, that each separate counterpart shall have been executed by the General Partner. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

Section 12.02. Power of Attorney.

(a) Each Limited Partner does hereby constitute and appoint the General Partner, and any member, manager, director or officer of the General Partner, as his true and lawful representative and attorney-in-fact, in such Limited Partner’s name, place and stead, to make, execute, sign, acknowledge, swear to and file:

(i) a Certificate of Limited Partnership of the Partnership and all amendments thereto as may be required under the Act;

(ii) any Amendment to this Agreement duly approved as provided in Section 12.03(a) or by operation of Section 12.03(b);

(iii) any and all instruments, certificates, and other documents which may be deemed necessary or desirable to effect the winding-up and termination of the Partnership (including, but not limited to, a Certificate of Cancellation of the Certificate of Limited Partnership); and

(iv) any business certificate, fictitious name certificate, amendment thereto, or other instrument or document of any kind necessary or desirable to accomplish the business, purposes and objectives of the Partnership, or which is required by any applicable federal, state or local law.

(b) This power of attorney is coupled with an interest, is irrevocable, and shall survive, and shall not be affected by, the subsequent adjudication of incompetency, bankruptcy or death of any of the Limited Partners, and shall be binding upon any assignee thereof.

(c) Such representative and attorney-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacity.

Section 12.03. Amendments to Agreement; Actions by Written Consent; Consent by Silence; Certain Consent.

(a) In accordance with Section 12.03(b), the terms and provisions of this Agreement may be modified or amended at any time with the written consent of Limited Partners having an aggregate Ownership Percentages (other than the Ownership Percentages of Clearday) in excess of fifty percent (50%) and the written consent of the General Partner, insofar as is consistent with the laws governing this Agreement; provided, however, that, without the consent of the Limited Partners, the General Partner may

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(i) amend the Partnership’s records to reflect changes validly made in the Limited Partners of this Partnership and the Capital Contributions and Ownership Percentages of the Limited Partner or

(ii) amend or modify this Agreement

(1)	to form, qualify or continue the Partnership as a limited partnership in all jurisdictions in which the Partnership conducts or plans to conduct business,

(2)	to satisfy any requirements, conditions, guidelines, or options contained in any opinion, directive, order, ruling or regulation of the SEC, the Internal Revenue Service, Commodity Futures Trading Commission, National Futures Association, FINRA, or any other federal or state agency, or in any federal or state statute, compliance with which the General Partner deems to be in the best interest of the Partnership, including, without limitation, any amendment or modification necessary to prevent the Partnership from in any manner being deemed to be an “Investment Company” subject to the provisions of the Investment Company Act of 1940, as amended, to ensure that the Partnership will not be treated as a corporation for federal income tax purposes, or to comply with provisions of the Advisers Act, as amended, if necessary,

(iii) to change the name of the Partnership,

(iv) to make any change necessary to reflect

(1)	any change in the Act or

(2)	General Partner’s or any of its affiliates’ decision to register as an investment advisor under the Advisers Act, as amended, or

(v) to make any change that does not adversely affect the Limited Partners in any material respect or that is necessary or desirable to cure any ambiguity or correct or supplement any provision herein contained which may be incomplete or inconsistent with any other provision herein contained.

(b) Without the specific written consent of each Limited Partner affected thereby, no modification of or amendment to this Agreement shall (i) reduce the Capital Account of any Limited Partner; or (ii) amend the rights of the Limited Partner under this Section 12.03.

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(c) All actions, votes or consents required or permitted to be taken by the Limited Partners will be taken by the written consent of Limited Partners holding in aggregate not less than the minimum Ownership Percentages specified herein as to the particular action, vote or consent. Notwithstanding the foregoing, for purposes of obtaining any such consent as to any matter proposed by the General Partner, the General Partner may, in the notice seeking consent of Limited Partners, require a response within a specified period (which will not be less than fifteen (15) days) and failure to give the General Partner written notice of opposition to the proposed action within that period will constitute a vote and consent to approve the proposed action. Except as otherwise expressly provided in the proposal for an action, that action will be effective immediately after the required signatures have been obtained or, if applicable, the expiration of the period within which responses were required, if that requirement was imposed and there were not votes cast against such action in the amount necessary to prevent the action from becoming effective.

Section 12.04. Notices.

Each notice relating to this Agreement shall be in writing and delivered by hand, by mail or by electronic mail. All notices to the Partnership shall be addressed to its principal office. All notices addressed to a Limited Partner shall be addressed to such Limited Partner at his address set forth in the Schedule. Any Limited Partner may designate a new address by notice to that effect given to the Partnership. A notice shall be deemed to have been effectively given when mailed to the proper address or delivered by hand.

Section 12.05. Good Will.

No value shall be placed on the name or good will of the Partnership. The good will and name of the Partnership shall be and remain the exclusive possession of the General Partner.

Section 12.06. Additional Instruments.

Each Limited Partner hereby agrees upon the request of the General Partner to execute and deliver, from time to time, such other certificates or other documents as may be necessary or advisable in connection with the Partnership.

Section 12.07. Headings.

The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

Section 12.08. Other Businesses.

The General Partner and any Limited Partner, or any stockholder, officer, director, partner, manager, Affiliate or agent of the General Partner or any Limited Partner, may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, including, but not limited to, investments in, and financing, acquiring and disposing of, Securities, investments and management counseling, brokerage services, or serving as officers, directors, advisors or agents of other companies, whether such ventures are competitive with the Partnership or otherwise, and neither the Partnership nor the Limited Partners shall have any rights or obligations by virtue of this Agreement or the Partnership relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom.

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Section 12.09. Conflicts Derived by Dual Status of the General Partner.

In the event of any inconsistency or conflict between the rights and obligations of the General Partner as the general partner and as a Limited Partner under this Agreement, the rights and obligations of the General Partner shall control.

Section 12.10. Governing Law.

It is the intention of the Limited Partners that the internal laws of the State of Delaware (excluding the conflicts of laws provisions thereof), as the same may be amended from time to time, shall govern the validity of this Agreement, the construction of its terms, interpretation of the rights and duties of the Limited Partners, and all disputes arising from any of the foregoing.

Section 12.11. Venue; Waiver of Jury Trial.

(a) Subject to Section 12.11(b), each Limited Partner and the General Partner, on behalf of itself and/or the Partnership, hereby (i) agrees that any and all litigation arising out of this Agreement shall be conducted only in state or federal courts located in the State of Delaware, (ii) agrees that such courts shall have the exclusive jurisdiction to hear and decide such matters, (iii) expressly waives any right to a trial by jury in any action or proceeding to enforce or defend any right, power or remedy under or in connection with this Agreement or arising from any relationship existing in connection with this Agreement, (iv) agrees that any such action, shall be tried before a court and not before a jury; and (v) consents to service of process by personal service in any manner in which notice may be delivered hereunder in accordance with Section 12.04.

(b) Each Limited Partner hereby submits to the personal jurisdiction of such courts described in Section 12.11(a) and waives any objection such Limited Partner may now or hereafter have to venue or that such courts are inconvenient forums.

Section 12.12. Adjustment of Basis of Partnership Property.

In the event of a distribution of Partnership property to a Limited Partner or an assignment or other transfer (including by reason of death) of all or part of the interest of a Limited Partner in the Partnership, at the request of a Limited Partner, the General Partner, in its discretion, may cause the Partnership to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Partnership property as provided by Section 734 and 743 of the Code.

Section 12.13. Representations, Warranties, Covenants and Understandings of Limited Partners.

The representations, warranties, covenants, and understandings of each Limited Partner, as set forth in a subscription agreement and related documents, if any, completed and signed by each Limited Partner prior to its admission to the Partnership are incorporated herein by reference and made a part hereof as if originally contained herein.

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Section 12.14. Opportunity Zone Investment

Each Limited Partner, by purchasing or taking any Interests, acknowledges that such Limited Partner is making an investment in an qualified opportunity fund under the TCJA.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

General Partner:	Initial Limited Partner
Clearday Impact Management LLC	Clearday Alternative Care, Inc.

By:	By:
Name:	Name:
Title:	Title:

Limited Partners:

Each person who shall sign a Limited Partner Signature Page in the form attached in the Subscription Agreement and who shall be accepted by the General Partner to the Partnership as a Limited Partner.

As to all matters in Article 8

and Article 12

Allied Integral United, Inc.

By:
Name:
Title:

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ALTERNATIVE CARE OZ FUND LP

LIMITED PARTNER’S SIGNATURE PAGE

The undersigned, desiring to enter into the Amended and Restated Limited Partnership Agreement (the “Agreement”) of ALTERNATIVE CARE OZ FUND LP (the “Partnership”), in the form attached hereto, hereby agrees to all of the terms of the Agreement and agrees to be bound by the terms thereof and to become a Limited Partner thereunder, and the undersigned hereby joins in the execution and swears to this Agreement and hereby authorizes this signature page to be attached thereto.

Witness the execution hereby by the undersigned as a limited partner of the Partnership and individually.

Print Name of Subscriber

Social Security or Employer Identification Number

Signature for Individual Subscribers:		Signature for Subscribers Other Than Individuals:

By:
Signature of Subscriber		Signature of Authorized Signatory

Signature of Subscriber, if Joint		Print Name and Title of Authorized Signatory

Print Name of Co-Subscriber, if Joint

[Signature Page Continues on the Next Page]

Residence or Business Address of Subscriber:

Street	City State Zip Code

Date

THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED (i) UNLESS THE SAME HAS BEEN INCLUDED IN AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (ii) AN APPROPRIATE OPINION OF COUNSEL TO THE LIMITED PARTNERSHIP HAS BEEN OBTAINED STATING THAT REGISTRATION IS NOT REQUIRED. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF THE INTERESTS IS RESTRICTED AS PROVIDED IN THE AGREEMENT.

EXHIBIT A

FORM OF JOINDER TO

LIMITED PARTNERSHIP AGREEMENT

OF Clearday ALTERNATIVE CARE OZ FUND LP

THIS JOINDER (this “Joinder”) to that certain Amended and Restated Limited Partnership Agreement of Clearday ALTERNATIVE CARE OZ FUND LP (the “Company”), dated as of ______________, 20___ (as amended from time to time in accordance with its terms, the “LP Agreement”), is made and entered into as of _______________ ____, 20___, by and between the Company and ____________________ (“Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the LP Agreement.

WHEREAS, Holder has acquired certain limited partnership interests in the Company representing as of the date of this Joinder:

A Capital Contribution of	$

WHEREAS, pursuant to the terms of the LP Agreement, the Holder is required, as a holder of such limited partnership interests, to become a party to the LP Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1. Agreement to be Bound. Holder hereby agrees that upon execution and delivery of this Joinder by the Holder and the Company, it shall become a party to the LP Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the LP Agreement as though an original party thereto and shall be admitted as a Limited Partner for all purposes thereof on the date and time specified below or, if no date and time are specified, at 11:59 p.m. on the date of this Joinder.

2. Successors and Assigns. This Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and its successors and assigns.

3. Counterparts. This Joinder may be executed in any number of counterparts (including by facsimile or electronic copy), each of which shall be an original and all of which together shall constitute one and the same agreement.

4. Notices. For purposes of Section 12.04 of the LP Agreement and the Schedule, all notices, demands or other communications to the Holder shall be directed to:

Name:_____________________________________

Address:___________________________________

__________________________________________

Facsimile Number:___________________________

5. Governing Law. The LP Agreement, including this Joinder, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

6. Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Joinder as of the date first above written.

Clearday ALTERNATIVE CARE OZ FUND LP By: Clearday Impact Management LLC, Its general partner

By:
Name:
Title: Authorized Person

[NAME OF HOLDER]
[By:
Name:
Title:]
[_____________________________________]

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Exhibit B

Certificate Of Designation of Clearday for its Preferred Stock

[Attached Hereto]

Exhibit C

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Allied Integral United, Inc., and the name of the corporation being merged into this surviving corporation is AIU Special Merger Company, Inc.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is Allied Integral United, Inc., a Delaware corporation.

FOURTH: The amendments or changes in the certificate of incorporation of the surviving corporation as are desired to be effected by the merger (which amendments or changes may amend and restate the certificate of incorporation of the surviving corporation in its entirety), are as follows:

A.	To change the name of the Corporation.

B.	The total number of shares of the authorized capital stock of the Corporation shall be reduced to 1,000 shares of common stock, par value $0.01 per share.

C.	The Corporation shall not have any other class of capital stock.

D.	The certificate of incorporation of the surviving corporation, as so amended shall read in its entirety as follows:

FIRST. The name of the corporation is Clearday Operations, Inc. (the “Corporation”).

SECOND. The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent 19904. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc,

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as now in effect or hereafter amended (the “DGCL”).

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which shall be common stock, par value $.01 per share (the “Common Stock”).

FIFTH. Management by Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by statute or this Certificate of Incorporation or the bylaws of the Corporation, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as may be exercised or done by the Corporation.

SIXTH. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with applicable law or this Certificate of Incorporation.

SEVENTH.

1. Indemnification.

(a) The Corporation shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation; provided, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.

2. Expenses. Expenses (including attorneys’ fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent of the Corporation) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of a person so indemnified to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article Seventh.

3. Non-Exclusive Remedy; Insurance. The indemnification and other rights set forth in this Article Eighth shall not be exclusive of any provisions with respect thereto in the bylaws of the Corporation or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against liability under this Article Seventh and applicable law, including the DGCL.

4. Limited Liability of Directors. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(a) For any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(b) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(c) Under Section 174 of the DGCL; or

(d) For any transaction from which the director derived an improper personal benefit.

If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL. as so amended.

5. Enforceability. Neither the amendment nor repeal of this Article Seventh nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Seventh, shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to the reimbursement of expenses pursuant to this Article Seventh if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

EIGHTH. Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the laws of the State of Delaware and, subject to the terms of this Certificate of Incorporation. all rights and powers conferred herein on stockholders, directors, officers and other persons, if any, are subject to this reserved power.

FIFTH: The merger is to become effective on the date of filing.

SIXTH: The Agreement of Merger is on file at c/o Clearday, Inc., 8800 Village Drive, Suite 201, San Antonio, Texas 78217, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the _____ day of ____________, 2020.

By:
	Name:	James T. Walesa
	Title:	Chairman and Chief Executive Officer

Exhibit D

AMENDED AND RESTATED

BYLAWS

OF

CLEARDAY OPERATIONS, INC.

ARTICLE 1

OFFICES

.

The registered office of CLEARDAY OPERATIONS, INC. (the “Corporation”) shall be located in the State of Delaware and shall be at such address as shall be set forth in the Amended and Restated Certificate of Incorporation of the Corporation (as amended (including by any certificate of designations) or amended and restated from time to time, the “Certificate of Incorporation”). The registered agent of the Corporation at such address shall be as set forth in the Certificate of Incorporation. The Corporation may also have such other offices at such other places, within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time designate or the business of the Corporation may require.

ARTICLE 2

STOCKHOLDERS.

Section 2.1. Annual Meeting. The annual meeting of stockholders for the election of directors and the transaction of any other business shall be held on such date and at such time and in such place, if any, either within or without the State of Delaware, as shall from time to time be designated by the Board of Directors. At the annual meeting, any business may be transacted and any corporate action may be taken, whether stated in the notice of meeting or not, except as otherwise expressly provided by statute, the Certificate of Incorporation or these Amended and Restated Bylaws.

Section 2.2. Special Meetings. Special meetings of the stockholders for any purpose may be called, and business to be considered at any such meeting may be proposed, at any time exclusively by the Board of Directors, by the Chairman of the Board of Directors or by the Chief Executive Officer. Special meetings shall be held at such place or places within or without the State of Delaware as shall from time to time be designated by the Board of Directors. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

Section 2.3. Notice of Meetings. Notice of the time and place of any stockholders’ meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given to each stockholder entitled to vote thereat at the stockholder’s address as it appears upon the records of the Corporation at least ten (10) days but not more than sixty (60) days before the day of the meeting. Notice of any adjourned meeting need not be given except by announcement at the meeting so adjourned, unless otherwise ordered in connection with such adjournment. Such further notice, if any, shall be given as may be required by law.

Section 2.4. Notice of Stockholder Business at Annual Meeting.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of a majority of the members of the Board of Directors or (iii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (b) of this Section 2.4, who shall be entitled to vote at such meeting, and who complies with the notice procedures set forth in paragraph (b) of this Section 2.4.

(b) For business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a) of this Section 2.4, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the Corporation’s principal place of business and such business must be a proper subject for stockholder action under the General Corporation Law of the State of Delaware (the “DGCL”). To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the stockholder, to be timely, must be delivered to or mailed and received at the principal executive offices of the Corporation no later than the close of business on the tenth (10th) day following the earlier of (i) the date on which notice of the date of the meeting was mailed and (ii) the date on which public disclosure of the meeting date was made. A stockholder’s notice to the Secretary with respect to business to be brought at an annual meeting shall set forth (A) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting, (B) with respect to each such stockholder, that stockholder’s name and address (as they appear on the records of the Corporation), business address and telephone number, residence address and telephone number, and the number of shares of each class of capital stock of the Corporation beneficially owned by that stockholder, (C) any material interest of the stockholder in the proposed business, (D) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and (E) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(c) Notwithstanding anything in these Amended and Restated Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 2.4. The chairman of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed in these Amended and Restated Bylaws, and if the chairman should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Nothing in this Section 2.4 shall relieve a stockholder who proposes to conduct business at an annual meeting from complying with all applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

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(d) Notwithstanding the foregoing terms of this Section 2.4, any stockholder wishing to nominate a person for election to the Board of Directors at any annual meeting of stockholders must comply with the terms set forth in Section 3.3 hereof.

Section 2.5. Quorum. Any number of stockholders, together holding at least a majority of the capital stock of the Corporation issued and outstanding and entitled to vote, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of all business, except as otherwise provided by law, by the Certificate of Incorporation or by these Amended and Restated Bylaws.

Section 2.6. Adjournment of Meetings. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may adjourn from time to time upon a determination to so adjourn the meeting by the chairman of the meeting or by a majority in voting power of the stockholders present or represented by proxy and entitled to vote, in each case without notice other than by announcement at the meeting until a quorum shall attend. Any meeting at which a quorum is present may also be adjourned in like manner and for such time or upon such call as may be determined by the chairman of the meeting or a majority vote of the stockholders present or represented by proxy and entitled to vote. At any adjourned meeting at which a quorum shall be present, any business may be transacted and any corporate action may be taken which might have been transacted at the meeting as originally called.

Section 2.7. Voting List. The Secretary shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of ten (10) days prior to the meeting, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who may be present.

Section 2.8. Voting. Each stockholder entitled to vote at any meeting may vote either in person or by proxy, but no proxy shall be voted on or after three (3) years from its date, unless said proxy provides for a longer period. Except as otherwise provided by the Certificate of Incorporation, each holder of common stock, par value $0.001 per share (the “Common Stock”) entitled to vote shall at every meeting of the stockholders be entitled to one (1) vote for each share of stock registered in his, her or its name on the record of stockholders. When a quorum is present, and except as otherwise expressly required by law, the Certificate of Incorporation or these Amended and Restated Bylaws, all matters shall be determined by the affirmative vote of a majority of the votes entitled to be cast by all shares of Common Stock, voting together as a single class.

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Section 2.9. Record Date of Stockholders. The Board of Directors is authorized to fix in advance a date not exceeding sixty (60) days nor less than ten (10) days preceding the date of any meeting of stockholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of stockholders for any purposes, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive payment of any such dividend, or to any such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, and, in such case, such stockholders and only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, and any adjournment thereof, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation, after such record date fixed as aforesaid.

Section 2.10. Action Without Meeting. Unless otherwise provided by law, any action required to be taken at a meeting of the stockholders, or any other action which may be taken at a meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote if written consents are signed by stockholders representing a majority of the shares entitled to vote at such a meeting, except however, if a different proportion of voting power is required by law, the Certificate of Incorporation or these Amended and Restated Bylaws, than that proportion of written consents is required. Such written consents must be filed with the minutes of the proceedings of the stockholders of the Corporation.

Section 2.11. Remote Meetings. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication; provided, that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(c) In the case of any annual meeting of stockholders or any special meeting of stockholders called upon order of the Board of Directors, the Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communications as authorized by this Section 2.11.

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Section 2.12. Conduct of Meetings. The Chairman of the Board of Directors, or if there be none, or in the Chairman’s absence, the Chief Executive Officer, or in the Chief Executive Officer’s absence, the President or any other person designated by the Board of Directors, shall preside at all annual or special meetings of stockholders. The chairman of the meeting shall preside over and conduct the meeting in a fair and reasonable manner, and all questions of procedure or conduct of the meeting shall be decided solely by the chairman of the meeting. The chairman of the meeting shall have all power and authority vested in a presiding officer by law or practice to conduct an orderly meeting. Among other things, the chairman of the meeting shall have the power to: (a) adjourn or recess the meeting; (b) to silence or expel persons to ensure the orderly conduct of the meeting; (c) to declare motions or persons out of order; (d) to prescribe rules of conduct and an agenda for the meeting; (e) to impose reasonable time limits on questions and remarks by any stockholder; (f) to limit the number of questions a stockholder may ask; (g) to limit the nature of questions and comments to one subject matter at a time as dictated by any agenda for the meeting; (h) to limit the number of speakers or persons addressing the chairman of the meeting or the meeting; to determine when the polls will close; (i) to limit the attendance at the meeting to stockholders of record, beneficial owners of stock who present letters from the record holders confirming their status as beneficial owners and the proxies of such record and beneficial holders; (j) and to limit the number of proxies a stockholder may name. The Secretary, or in the absence of the Secretary, an assistant Secretary shall act as the secretary of the meeting, but in the absence of the Secretary and any assistant Secretary, the chairman of the meeting may appoint any person to act as the secretary of the meeting.

Section 2.13. Requests for Stockholder List and Corporation Records. Stockholders shall have those rights afforded under the DGCL to inspect a list of stockholders and other related records and make copies or extracts therefrom. Such request shall be in writing in compliance with Section 220 of the DGCL. To the fullest extent permitted by applicable law, any stockholder making such request must agree that any information so inspected, copied or extracted by the stockholder shall be kept confidential, that any copies or extracts of such information shall be returned to the Corporation and that such information shall only be used for the purpose stated in the request. Information so requested shall be made available for inspecting, copying or extracting at the principal executive offices of the Corporation. Each stockholder desiring a photostatic or other duplicate copies of any such information requested shall make arrangements to provide such duplicating or other equipment necessary in the city where the Corporation’s principal executive offices are located. Alternative arrangements with respect to this Section 2.13 may be permitted in the discretion of the Chief Executive Officer of the Corporation or by a vote of the Board of Directors.

Section 2.14. Inspectors. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors, who may be employees of the Corporation, to act at such meeting or any adjournment thereof. If any of the inspectors so appointed fails to appear or act, the chairman of the meeting may appoint one or more alternate inspectors. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors shall determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies and shall receive votes,

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ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the results, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. No director or candidate for the office of director shall act as an inspector of an election of directors. Inspectors need not be stockholders.

ARTICLE 3

DIRECTORS.

Section 3.1. Number and Qualifications. Subject to the terms of the Certificate of Incorporation, the Board of Directors shall consist of not less than one (1) director or such other number of directors as may be fixed from time to time by resolution of the Board of Directors. The directors need not be stockholders.

Section 3.2. Election of Directors. Except as otherwise provided by the Certificate of Incorporation or these Amended and Restated Bylaws, the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the annual meeting of stockholders and entitled to vote in the election of directors. Each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.3. Nomination of Director Candidates.

(a) Nominations of persons for election to the Board of Directors at a meeting of stockholders may be made (i) by or at the direction of the Board of Directors or a committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (b) of this Section 3.3, who shall be entitled to vote for the election of the director so nominated and who complies with the notice procedures set forth in paragraph (b) of this Section 3.3.

(b) Nominations by stockholders shall be made pursuant to timely notice in writing to the Secretary of the Corporation at the Corporation’s principal place of business. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation: (i) in the case of an annual meeting, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from such anniversary date, notice by the stockholder to be timely must be delivered to or mailed and received at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the earlier of (A) the date on which notice of the date of the meeting was mailed and (B) the date on which public disclosure of the meeting date was made; and (ii) in the case of a special meeting at which directors are to be elected, not later than the close of business on the tenth (10th) day following the earlier of (x) the date on which notice of the date of the meeting was mailed and (y) the date on which public disclosure of the meeting date was made.

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(c) Such notice shall set forth (i) as to each nominee for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors or that otherwise would be required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to serving as a director if elected and, if applicable, to being named in the proxy statement as a nominee), and (ii) if the nomination is submitted by a stockholder of record, (A) the name and address, as they appear on the records of the Corporation, of such stockholder of record and the name and address of the beneficial owner, if different, on whose behalf the nomination is made, (B) the class and number of shares of the Corporation which are beneficially owned and owned of record by such stockholder of record and such beneficial owner, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish the Secretary of the Corporation that information required to be set forth in the stockholder’s notice of nomination which pertains to the nominee.

(d) No person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3.3. The election of any director in violation of this Section 3.3 shall be void and of no force or effect. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures so prescribed by these Amended and Restated Bylaws, and if the chairman should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 3.3, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.3.

Section 3.4. Removal and Resignation of Directors.

(a) Notwithstanding anything herein to the contrary, any director or directors may be removed with or without cause, and their successors elected, at any time by the affirmative vote of the holders of a majority of all the shares of stock outstanding and entitled to vote.

(b) Any director may resign at any time. Such resignation shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chief Executive Officer or the Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein.

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Section 3.5. Filling of Vacancies. Any vacancy among the directors, occurring from any cause whatsoever, may be filled by a majority of the remaining directors or a sole remaining director, though less than a quorum, or by a sole remaining director; provided, however, that the stockholders removing any director may at the same meeting fill the vacancy caused by such removal; and provided further, that if the directors fail to fill any such vacancy, the stockholders may at any special meeting called for that purpose fill such vacancy. In case of any increase in the number of directors, the additional directors may be elected by the directors in office before such increase. Any person elected to fill a vacancy shall hold office, subject to the terms of the Certificate of Incorporation, until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

Section 3.6. Regular Meetings. The Board of Directors shall hold an annual meeting for the purpose of organization and the transaction of any business immediately after the annual meeting of the stockholders, provided a quorum of directors is present. Other regular meetings may be held at such times as may be determined from time to time by resolution of the Board of Directors.

Section 3.7. Special Meetings. Except as otherwise required by law, special meetings of the Board of Directors may be called by (a) the Chairman of the Board of Directors, if any, (b) the Chief Executive Officer, (c) any two (2) directors or (d) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authorities include the power to call such special meeting. Stockholders are not permitted to call a special meeting or to require the Board of Directors, any duly appointed committee thereof or the Chief Executive Officer to call a special meeting.

Section 3.8. Notice and Place of Meetings. Meetings of the Board of Directors may be held at the principal office of the Corporation or at such other place as shall be stated in the notice of such meeting. Notice of any special meeting, and, except as the Board of Directors may otherwise determine by resolution, notice of any regular meeting shall be mailed to each director addressed to the director at his or her residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to the director at such place by facsimile, telegraph, cable or other means of electronic transmission, or delivered personally or by telephone, not later than the day before the day on which the meeting is to be held. No notice of the annual meeting of the Board of Directors shall be required if it is held immediately after the annual meeting of the stockholders and if a quorum is present.

Section 3.9. Business Transacted at Meetings. Any business may be transacted and any corporate action may be taken at any regular or special meeting of the Board of Directors at which a quorum shall be present, whether such business or proposed action be stated in the notice of such meeting or not, unless special notice of such business or proposed action shall be required by statute.

Section 3.10. Quorum. A majority of the Board of Directors at any time in office shall constitute a quorum. At any meeting at which a quorum is present, the vote of a majority of the members of the Board of Directors shall be the act of the Board of Directors unless the act of a greater number is specifically required by law or by the Certificate of Incorporation or these Amended and Restated Bylaws. The members of the Board of Directors shall act only as the Board of Directors and the individual members thereof shall not have any powers as such.

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Section 3.11. Compensation. The Board of Directors shall have the authority to fix the form and amount of compensation paid to directors, if any, including fees and reimbursement of expenses incurred in connection with attendance at regular or special meetings of the Board of Directors or any committee thereof. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity, as an officer, agent or otherwise, and receiving compensation therefor.

Section 3.12. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board of Directors or committee.

Section 3.13. Meetings Through Use of Communications Equipment. Members of the Board of Directors, or any committee designated by the Board of Directors, shall, except as otherwise provided by law, the Certificate of Incorporation or these Amended and Restated Bylaws, have the power to participate in and act at a meeting of the Board of Directors, or any committee, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting.

Section 3.14. No Cumulative Voting. There shall be no cumulative voting in the election of directors.

ARTICLE 4

COMMITTEES.

Section 4.1. Audit Committee. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate an Audit Committee comprised of such directors as may be determined from time to time by the Board of Directors; provided, however, that the composition of the Audit Committee shall comply, to the extent required, with the requirements of the national securities exchange or stock market on which the Company’s securities may be listed, if applicable, and federal securities and other laws, rules and regulations. The Audit Committee shall have the powers and perform the duties set forth in the audit committee charter adopted by the Board of Directors.

Section 4.2. Compensation Committee. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate a Compensation Committee comprised of such directors as may be determined from time to time by the Board of Directors; provided, however, that the composition of the Compensation Committee shall comply, to the extent required, with the requirements of the national securities exchange or stock market on which the Company’s securities may be listed, if applicable, and federal securities and other laws, rules and regulations. The Compensation Committee shall have the powers and perform the duties set forth in the compensation committee charter adopted by the Board of Directors.

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Section 4.3. Nominating and Corporate Governance Committee. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate a Nominating and Corporate Governance Committee comprised of such directors as may be determined from time to time by the Board of Directors; provided, however, that the composition of the Nominating and Corporate Governance Committee shall, to the extent required, comply with the requirements of the national securities exchange or stock market on which the Company’s securities may be listed, if applicable, and federal securities and other laws, rules and regulations. The Nominating and Corporate Governance Committee shall have the powers and perform the duties set forth in the nominating and corporate governance committee charter adopted by the Board of Directors.

Section 4.4. Executive Committee. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate two or more of their number to constitute an Executive Committee to hold office at the pleasure of the Board of Directors, which Committee shall, during the intervals between meetings of the Board of Directors, have and exercise all of the powers of the Board of Directors, other than such powers as are granted to the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, in the management of the business and affairs of the Corporation, subject only to such restrictions or limitations as the Board of Directors may from time to time specify, or as limited by §141(c)(2) of the DGCL.

Section 4.5. Other Committees. Other committees, whose members need not be directors, may be appointed by the Board of Directors or the Executive Committee, which committees shall hold office for such time and have such powers and perform such duties as may from time to time be assigned to them by the Board of Directors or the Executive Committee.

Section 4.6. Removal. Subject to the requirements of the national securities exchange or stock market on which the Company’s securities may be listed, if applicable, and federal securities and other laws, rules and regulations, each to the extent applicable, any member of any committee of the Board of Directors may be removed at any time, with or without cause, by the Board of Directors (or, in the case of a committee appointed by the Executive Committee, the Executive Committee), and any vacancy in a committee occurring from any cause whatsoever may be filled by the Board of Directors (or, in the case of a committee appointed by the Executive Committee, the Executive Committee). Any person ceasing to be a director shall ipso facto cease to be a member of any committee, including the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee.

Section 4.7. Resignation. Any member of a committee may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective unless so specified therein.

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Section 4.8. Quorum. Unless otherwise specified in the applicable committee charter, a majority of the members of a committee shall constitute a quorum. The act of a majority of the members of a committee shall be the act of such committee. The members of a committee shall act only as a committee, and the individual members thereof shall not have any powers as such.

Section 4.9. Record of Proceedings, etc. Each committee shall keep a record of its acts and proceedings, and shall report the same to the Board of Directors when and as required by the Board of Directors.

Section 4.10. Organization; Meetings; Notices. A committee may hold its meetings at the principal office of the Corporation, or at any other place which a majority of the committee may at any time agree upon. Each committee may make such rules as it may deem expedient for the regulation and carrying on of its meetings and proceedings. Unless otherwise ordered by the Executive Committee, any notice of a meeting of such committee may be given by the Secretary of the Corporation or by the chairman of the committee and shall be sufficiently given if mailed to each member at his or her residence or usual place of business at least two (2) days before the day on which the meeting is to be held, or if sent to the member at such place by electronic transmission, telegraph, cable or facsimile, or delivered personally or by telephone not later than twenty-four (24) hours before the time at which the meeting is to be held.

Section 4.11. Compensation. The members of any committee shall be entitled to such compensation as may be allowed them by resolution of the Board of Directors.

ARTICLE 5

OFFICERS.

Section 5.1. Number. The officers of the Corporation shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, a Treasurer and such other officers as may be appointed from time to time by the Board of Directors. Such other officers shall be elected or appointed in such manner, have such duties and hold their offices for such terms as may be determined from time to time by the Board of Directors.

Section 5.2. Election, Term of Office and Qualifications. Each officer of the Corporation shall hold office until his or her successor shall have been duly chosen and shall qualify or until his or her earlier death, resignation or removal in the manner hereinafter provided. Except as otherwise provided by law, any number of offices may be held by the same person.

Section 5.3. Removal of Officers. Any officer of the Corporation may be removed from office, with or without cause, by a vote of a majority of the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed, but the election of any officer shall not of itself create any contractual rights.

Section 5.4. Resignation. Any officer of the Corporation may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary in order to make it effective, unless so specified therein.

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Section 5.5. Filling of Vacancies. A vacancy in any office shall be filled by the Board of Directors or by the authority appointing the predecessor in such office.

Section 5.6. Compensation. The compensation of the officers shall be fixed by the Board of Directors, or by any committee upon whom power in that regard may be conferred by the Board of Directors.

Section 5.7. Chairman of the Board of Directors. The Chairman of the Board of Directors, if any, shall be a director and shall preside at all meetings of the stockholders and the Board of Directors, and shall have such power and perform such duties as may from time to time be assigned to him or her by the Board of Directors.

Section 5.8. Chief Executive Officer. In the absence of the Chairman of the Board of Directors, or if there be none, the Chief Executive Officer shall preside at all meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall have power to call special meetings of the stockholders or of the Board of Directors or of the Executive Committee at any time. The Chief Executive Officer shall be the chief executive officer of the Corporation, and, subject to the direction of the Board of Directors, shall be responsible for the general direction of the business, affairs and property of the Corporation, and of its several officers, and shall have and exercise all such powers and discharge such duties as usually pertain to the office of Chief Executive Officer.

Section 5.9. President. In the absence of the Chairman of the Board of Directors and the Chief Executive Officer, or if there be none, the President shall preside at all meetings of the stockholders and the Board of Directors. The President shall assist the Chief Executive Officer and, subject to the direction of the Board of Directors and the Chief Executive Officer, shall be responsible for the general direction of the business, affairs and property of the Corporation, and of its several officers, and shall have and exercise all such powers and discharge such duties as usually pertain to the office of President.

Section 5.10. Chief Financial Officer. Subject to the direction of the Board of Directors and the Chief Executive Officer, the Chief Financial Officer will have and exercise all the powers and discharge the duties as usually pertain to the office of Chief Financial Officer or that are assigned to him or her by the Board of Directors or the Chief Executive Officer.

Section 5.11. Vice-Presidents. The vice-president, or vice-presidents if there are more than one, will have and exercise all the powers and discharge the duties as may be assigned to them by the Board of Directors, the Chief Executive Officer or the President.

Section 5.12. Secretary. The Secretary will keep the minutes of all meetings of the stockholders and all meetings of the Board of Directors and any committee in books maintained for that purpose. The Secretary will perform the duties and have all other powers that are incident to the office of Secretary or that are assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.

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Section 5.13. Treasurer. The Treasurer will have custody of all the funds and securities of the Corporation which may be delivered into his or her possession. The Treasurer may endorse on behalf of the Corporation for collection, checks, notes and other obligations, and will deposit the same to the credit of the Corporation in a depository or depositories of the Corporation, and may sign all receipts and vouchers for payments made to the Corporation. The Treasurer will enter or cause to be entered regularly in the books of the Corporation kept for that purpose, full and accurate accounts of all monies received and paid on account of the Corporation and whenever required by the Board of Directors will render statements of the accounts. The Treasurer will perform the duties and have all other powers that are incident to the office of Treasurer or that are assigned to him or her by the Board of Directors, the Chief Executive Officer or the President.

ARTICLE 6

CAPITAL STOCK.

Section 6.1. Issue of Certificates of Stock. The shares of capital stock of the Corporation may be certificated or uncertificated, as provided under the DGCL. Certificates of capital stock shall be in such form as shall be approved by the Board of Directors. The certificates shall be numbered in the order of their issue and shall be signed by the Chairman of the Board of Directors, the Chief Executive Officer, President or one of the vice-presidents, and the Secretary or an assistant Secretary or the Treasurer or an assistant Treasurer; provided, however, that where such certificates are signed by a transfer agent or an assistant transfer agent or by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of any such Chairman of the Board of Directors, the Chief Executive Officer, President, vice-president, Secretary, assistant Secretary, Treasurer or assistant Treasurer may be by facsimile. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates, or whose facsimile signature or signatures shall have been used thereon have not ceased to be such officer or officers of the Corporation.

Section 6.2. Registration and Transfer of Shares.

(a) The name of each person owning a share of the capital stock of the Corporation shall be entered on the books of the Corporation together with the number of shares held by him, her or it, the numbers of the certificates, if any, covering such shares and the dates of issue of such shares. The shares of stock of the Corporation held in certificated form shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on surrender and cancellation of certificates for a like number of shares, accompanied by an assignment or power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. The shares of stock of the Corporation that are not held in certificated form shall be transferable on the books of the Corporation by the holders thereof in person, or by their duly authorized attorneys or legal representatives, on delivery of an assignment or power of transfer. A record shall be made of each transfer. The Board of Directors may make other and further rules and regulations concerning the transfer and registration of certificates for stock and may appoint a transfer agent or registrar or both and may require all certificates of stock to bear the signature of either or both.

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(b) Notwithstanding anything to the contrary in these Amended and Restated Bylaws, at all times that the Corporation’s stock is listed on a stock exchange, the shares of the stock of the Corporation shall comply with all direct registration system eligibility requirements established by such exchange, including any requirement that shares of the Corporation’s stock be eligible for issue in book-entry form. All issuances and transfers of shares of the Corporation’s stock shall be entered on the books of the Corporation with all information necessary to comply with such direct registration system eligibility requirements, including the name and address of the person to whom the shares of stock are issued, the number of shares of stock issued and the date of issue. The Board of Directors shall have the power and authority to make such rules and regulations as it may deem necessary or proper concerning the issue, transfer and registration of shares of stock of the Corporation in both the certificated and uncertificated form.

Section 6.3. Lost, Destroyed and Mutilated Certificates. The holder of any stock of the Corporation held in certificated form shall immediately notify the Corporation of any loss, theft, destruction or mutilation of the certificates therefor. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it and alleged to have been lost, stolen or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representatives, to give the Corporation a bond, in such sum not exceeding double the value of the stock and with such surety or sureties as they may require, to indemnify it against any claim that may be made against it by reason of the issue of such new certificate and against all other liability in the premises.

Section 6.4. Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person except as required by law.

ARTICLE 7

DIVIDENDS, SURPLUS, ETC.

The Board of Directors shall have power to fix and vary the amount to be set aside or reserved as working capital of the Corporation, or as reserves, or for other proper purposes of the Corporation, and, subject to the requirements of the Certificate of Incorporation, to determine whether any part of the surplus or net profits of the Corporation shall be declared as dividends and paid to the stockholders, and to fix the date or dates for the payment of dividends.

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ARTICLE 8

MISCELLANEOUS PROVISIONS.

Section 8.1. Fiscal Year. The fiscal year of the Corporation shall be the calendar year or such other fiscal year as the Board of Directors from time to time by resolution shall determine.

Section 8.2. Corporate Seal. The Corporation shall have no seal unless otherwise determined by the Board of Directors.

Section 8.3. Notices. Except as otherwise expressly provided, any notice required to be given by these Amended and Restated Bylaws will be sufficient if given by depositing the same in a post office or letter box in a sealed postpaid wrapper addressed to the person entitled to the notice at his or her address, as the same appears upon the books of the Corporation, or by telegraphing or cabling the same to that person at that address, or by electronic mail at his or her electronic mail address on record with the Corporation or by facsimile transmission to a number designated upon the books of the Corporation, if any; and the notice will be deemed to be given at the time it is mailed, telegraphed or cabled, sent by electronic mail or sent by facsimile.

Section 8.4. Waiver of Notice. Any stockholder or director may at any time waive, whether such waiver is mailed, telegraphed or cabled or sent by electronic mail or facsimile, any notice required to be given under these Amended and Restated Bylaws, and if any stockholder or director shall be present at any meeting his or her presence shall constitute a waiver of such notice, unless, at the beginning of the meeting, the stockholder (or his or her proxy) or director objects to holding the meeting or transacting business at the meeting or objects to considering a specific matter before it is voted upon.

Section 8.5. Use of Electronic Transmission. The Corporation is authorized to use “electronic transmissions” as defined in the DGCL to the full extent allowed by the DGCL, including, but not limited to, the purposes of notice, proxies, waivers, resignations and any other purpose for which electronic transmissions are permitted.

Section 8.6. Checks, Drafts, etc.. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by such officer or officers, agent or agents of the Corporation, and in such manner, as shall from time to time be designated by resolution of the Board of Directors.

Section 8.7. Deposits. All funds of the Corporation shall be deposited from time to time to the credit of the Corporation in such bank or banks, trust companies or other depositories as the Board of Directors may select, and, for the purpose of such deposit, checks, drafts, warrants and other orders for the payment of money which are payable to the order of the Corporation, may be endorsed for deposit, assigned and delivered by any officer of the Corporation, or by such agents of the Corporation as the Board of Directors, the Chief Executive Officer or the President may authorize for that purpose.

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Section 8.8. Voting Stock of Other Corporations. Except as otherwise ordered by the Board of Directors or the Executive Committee, the Chief Executive Officer, the President, the Chief Financial Officer, the Secretary or the Treasurer shall have full power and authority on behalf of the Corporation to attend and to act and to vote at any meeting of the stockholders of any corporation or other form of business entity of which the Corporation is a stockholder or otherwise holds an interest and to execute a proxy to any other person to represent the Corporation at any such meeting, and at any such meeting the Chief Executive Officer, the President, the Chief Financial Officer, the Secretary or the Treasurer or the holder of any such proxy, as the case may be, shall possess and may exercise any and all rights and powers incident to ownership of such stock or other interest and which, as owner thereof, the Corporation might have possessed and exercised if present. The Board of Directors or the Executive Committee may from time to time confer like powers upon any other person or persons.

Section 8.9. Indemnification of Officers and Directors. Without limiting the terms set forth in the Certificate of Incorporation, the Corporation shall indemnify any and all of its directors or officers, including former directors or officers, and any employee, who shall serve as an officer or director of any corporation or other form of business entity at the request of this Corporation, to the fullest extent permitted under and in accordance with the laws of the State of Delaware.

ARTICLE 9

AMENDMENTS.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation without the assent or vote of the stockholders in any manner not inconsistent with applicable law or this Amended and Restated Certificate of Incorporation.

*    *    *    *    *

Adopted: Effective Date of Merger -                ,2020

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Exhibit E

CLEARDAY, INC.

CERTIFICATE OF DESIGNATION OF

6.75% SERIES F CUMULATIVE CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Clearday, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) under the name Superconductor Technologies, Inc., in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to [ INSERT AMOUNT ] shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.	“Definitions. For the purposes hereof, the following terms shall have the following meanings:

(a)	“Business Day” means any day except any Saturday, any Sunday, any day which a federal legal holiday in the United States or on which banking institutions in the State of New York any day is are authorized or required by law or other governmental action to close.

(b)	“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

(c)	“Deemed Liquidation Event” means:

(i)	the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than fifty percent (50%) of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(ii)	any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common Stock receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Series F Preferred Stock with respect to liquidation or dividends or (y) the holders of the Series F Preferred Stock do not receive preferred stock of the surviving entity, or a Person that owns on the date of such consolidation or merger 100% of the surviving entity, with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series F Preferred Stock; or

(iii)	the sale, lease, transfer or other disposition (but not a consolidation or merger described in clause (ii) of this definition), in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly -owned subsidiary of the Corporation.

(d)	“Holder” means a holder of shares of Series F Preferred Stock.

(e)	“Junior Securities” means the means, collectively, the Common Stock and any other class of securities hereafter authorized by the Corporation that is specifically designated as junior to the Series F Preferred Stock.

(f)	“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(g)	“Requisite Holders” means Holders of more than fifty (50%) percent of the issued and outstanding shares of Series F Preferred Stock.

(h)	“SEC” means the U.S. Securities and Exchange Commission.

(i)	“Securities Exchange or Market” means a United States national securities exchange that has registered with the SEC under Section 6 of the Securities Exchange Act of 1934) as amended or any similar exchange located in Canada or any other jurisdiction that has an active trading market that is similar to a Trading Market) including without limitation, the Canadian Securities Exchange). The Toronto Stock Exchange or the TSX Venture Exchange.

(j)	“Senior Securities” means any class or series of preferred stock of the Corporation hereafter authorized by the Corporation that is specifically designated as junior to the Series F Preferred Stock.

(k)	“Series F Original Issue Date” of any share of Series F Preferred Stock means the date on which such share of the Series F Preferred Stock was issued.

(l)	“Series F Original Issue Price” means $20.00 per share.

(m)	“Series F Preferred Stock” means the Corporation’s Series F 6.750% Cumulative Convertible Preferred Stock) par value $0.001 per share.

(n)	“Trading Day” means a day on which the principal Trading Market is open for business.

(o)	“Trading Market” means any of the NYSE) the NYSE MKT) NASDAQ) the OTC Bulletin Board system, the OTCQX market or the OTCQB market operated by OTC Markets Group or any other market, which may include a Canadian market such as the Canadian Securities Exchange, The Toronto Stock Exchange or the TSX Venture Exchange, on which the Common Stock may be listed or quoted for trading on the date in question, including without limitation the OTC Pink Sheet market.

2.	Designation. Amount and Par Value. The series of preferred stock shall be designated as 6.75% Series F Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Series F Preferred Stock”), and the number of shares so designated shall be 15,000,000. Each share of Series F Preferred Stock shall have a stated value equal to the Series F Original Issue Price.

3.	Ranking. The Series F Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation) rank (a) senior to the Common Stock and any Junior Securities, (b) junior to any Senior Securities, and (c) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series F Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clause (c) (the “Parity Securities”).

4.	Dividends.

(a)	Dividends in General.

(i)	Each Holder of Series F Preferred Stock shall be entitled to receive cumulative dividends on each share of Series F Preferred Stock held by such Holder at the rate of six and three quarters percent (6.75%) per annum of the Series F Original Issue Price (the “Total Dividend”) from the Series F Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable.

(ii)	Dividends shall be computed in respect of the quarterly periods ending March 31, June 30, September 30 and December 31, or if any such date for payment is not a Business Day, on the Business Day next succeeding such day (each such date being a “Dividend Record Date”).

(iii)	Dividends shall be paid on such Dividend Record Date or promptly thereafter on or prior to the day that is 15 days after each such Dividend Record Date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, each such payment date being a “Dividend Payment Date”); provided, that dividends shall continue to be accrued as of each Dividend Payment Date prior to such first payment date.

(iv)	Dividends which have accrued as of any applicable date with respect to the Series F Preferred Stock and remain unpaid as of such date are referred to herein as “Accrued Dividends”.

(b)	Payment of Dividends. The Corporation shall pay the dividends that accrue on each share of the Series F Preferred Stock commencing on the Series F Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable, at the option of Corporation in cash or by issuing shares of Series F Preferred Stock (“Dividend Shares”) as follows:

(i)	Cash.

(1)	The Corporation may provide a notice to the Holders of the Series F Preferred Stock as of the applicable Dividend Record Date that the Corporation will pay the dividend on account of the shares of Series F Preferred Stock for such quarterly period in cash. If such notice is timely provided to such Holders (as provided below), then such dividend shall be paid in cash. If such notice is not timely provided to the such Holders (as provided below), then such dividend shall be payable in Dividend Shares, as provided below.

(2)	Any such notice referred to in Section 4(b)(i)(1) of this Certificate of Designation, may, unless prohibited by applicable law, be made in the manner provided in Section 9(a) of this Certificate of Designation, or by a posting of such notice on the bylaws, a press release, by electronic means or any other manner described in the notice to the Holders of the Series F Preferred Stock in any proxy or information statement provided by the Corporation to its stockholders for its annual meeting.

(3)	Any notice referred to in Section 4(b)(i)(l) of this Certificate of Designation, may be provided not earlier than 60 days nor later than 3 Business Days prior to the applicable Dividend Record Date.

(4)	All dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series F Preferred Stock is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation check or by credit to the account of such Holder through customary dividend payment processes, in each case, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law.

(ii)	Stock Dividend Payments. The aggregate number of Dividend Shares issuable in connection with the payment by the Corporation for the payment of the dividend on the Series F Preferred Stock under this paragraph as of any Dividend Payment Date shall be equal to: (1) the aggregate Accrued Dividend as of such Divided Payment Date; (2) divided by the Series F Original Issue Price.

(c)	Reservation of Series F Preferred Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Series F Preferred Stock for the sole purpose of issuance of Dividend Shares, not less than such aggregate number of Dividend Shares payable upon a Dividend Payment Date. The Corporation covenants that all Dividend Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(d)	Additional Provisions. Except as otherwise permitted with the consent of the Requisite Holders:

(i)	So long as any shares of Series F Preferred Stock are outstanding, except as described in the immediately following sentence and Section 5(b) of this Certificate of Designation, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series F Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series F Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series F Preferred Stock and such Parity Securities. In the event that any dividends payable on Parity Securities are paid in cash, such cash shall be paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series F Preferred Stock and such Parity Securities.

(ii)	So long as any shares of Series F Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Securities, nor shall any Parity Securities or Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case full cumulative dividends on all outstanding shares of Series F Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series F Preferred Stock and all past dividend periods with respect to such Parity Shares.

(iii)	Any dividend payment made on the Series F Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

5.	Liquidation.

(a)	Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, unless the Holders, voting as a single class, at a meeting of such Holders elect that a transaction is not a Deemed Liquidation Event, the Holders then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders: (i) after payment, and subordinate to, the full payment then owed to the holders of Senior Securities then outstanding, if any; (ii) before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, and (iii) pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in Section 4 of this Certificate of Designation) in an amount per share equal to the Series F Original Issue Price, plus any unpaid Accrued Dividends. The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation event promptly to each Holder, and not less than fifteen (15) days prior to the payment date stated therein.

(b)	Insufficient Assets. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under this Section 5 of this Certificate of Designation, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

6.	Voting Rights.

(a)	General Voting Rights. Subject to the provisions of Section 6 of this Certificate of Designation, including without limitation Section 6(c) of this Certificate of Designation, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series F Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the conversion limitations hereunder) and shall be entitled to notice of any stockholders’ meeting. Subject to the provisions of Section 6 of this Certificate of Designation, except as provided by law or by the other provisions of this Certificate of Designation, the Holders shall vote together with the holders of shares of Common Stock and all other securities of the Corporation with the right to vote at any meeting of the stockholders of the Corporation, on an as converted basis, as a single class.

(b)	Other Voting Rights.

(i)	Except as provided by law or by the other provisions of this Certificate of Designation, the Holders shall not have any other voting rights.

(ii)	For as long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, take any of the following actions:

(1)	alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend this Certificate of Designation or the certificate of incorporation, bylaws or any similar document of the Corporation, in any such case, in a manner that is adverse to the Holders of the Series F Preferred Stock other than for an amendment approved by the stockholders of the Corporation (even if such amendment is adverse to the Holders of the Series F Preferred Stock) that is not disproportionately adverse to rights of the Holders of the Series F Preferred Stock;

(2)	pay any divided on account to any of the capital stock of the Corporation, other than on account of any Senior Securities, for any period during which the Accrued Dividend of the Series F Preferred Stock has not been paid past the date such payment was required to be made;

(3)	during the period that the Accrued Dividend of the Series F Preferred Stock has not been paid past the date such payment was required to be made, redeem any shares of the Corporation’s capital stock, other than: (x) shares of any Senior Securities or (y) Common Stock pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Corporation’s Board of Directors;

(4)	enter into any agreement with respect to any of the foregoing; or

(5)	enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

(c)	LIMITATION ON VOTING RIGHTS. Notwithstanding the provisions of this Certificate of Designation to the contrary, no Holder shall be able to vote, in such Holder’s capacity as a Holder of Series F Preferred Stock, and the rights under the Series F Preferred Stock shall not have, any right to vote on any of the following matters, except to the extent that any such voting right is required under the General Corporation Law of the State of Delaware:

(i)	[reserved];

(ii)	Any subdivision or combination its outstanding shares of Common Stock, including by any stock split or stock dividend of Common Stock, which would cause a change in the Conversion Rate under Section 8(b)(i) of this Certificate of Designation.

7.	Redeemed or Otherwise Acquired Shares.

(a)	Any shares of Series F Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be held by the Corporation as treasury stock that may be reissued, sold or transferred in the discretion of the Board or, by resolution of the Board, be cancelled and retired. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series F Preferred Stock following redemption.

(b)	The Corporation shall be permitted to issue shares of Series F Preferred Stock in exchange of shares of Common Stock that would be issued in accordance with Section 8(c) of this Certificate of Designation on such terms as determined by the Board.

8.	Conversion Rights.

(a)	Definitions. For the purposes of this Section 8 of this Certificate of Designation, the following terms shall have the following meanings:

(i)	“Conversion Date” has the meaning set forth in Section 8(c) of this Certificate of Designation.

(ii)	“Conversion Rate” means the number of shares of Common Stock equal to 1 share for each share of Series F Preferred Stock, as adjusted as provided in Section 8(b) of this Certificate of Designation.

(iii)	“DTC” means The Depository Trust Corporation or any successor entity.

(iv)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)	“Initial Conversion Date” means that date that is 180 days after the date that the Common Stock of the Corporation is registered under the or the Corporation is subject to the reporting requirements of the (the “Exchange Act”), or if either such day is not a Business Day, then on immediately following Business Day.

(vi)	“Permitted Conversion Amount” means a cumulative aggregate number of shares of Common Stock equal to: (A) 15% of the shares represented by the share of Series F Preferred Stock, which calculation is made each 90 day period from and after the Initial Conversion Date, less (B) the number of shares of Common Stock that have been issued upon conversion of such share of Series F Preferred Stock under Section 8(c) of this Certificate of Designation, as adjusted as provided in Section 8(b) of this Certificate of Designation.

(vii)	“Securities Act” means the Securities Act of 1933, as amended.

(b)	Fundamental Transactions. The Conversion Ratio set forth above shall be appropriate adjusted for any of the following transactions as provided in this Section 8(b) of this Certificate of Designation.

(i)	Stock Splits and Combinations. If the Corporation shall at any time subdivide or combine its outstanding shares of Common Stock, including by any stock split or stock dividend of Common Stock, then the Conversion Ratio shall, after that subdivision or combination, evidence the right to purchase the number of shares of Common Stock that would have been issuable as a result of that change with respect to the shares of Common Stock which were issuable upon conversion of the Series F Preferred Stock immediately before that subdivision or combination. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)	Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of the Series F Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the shares of Common Stock that will be issued upon any such conversion of the Series F Preferred Stock shall be equal to that number of shares of Common Stock that would have been issued if the shares of Series F Preferred Stock were converted immediately prior to such transaction and such Holder also then received such other shares as a result of such transaction.

(iii)	Reorganizations, Mergers, Consolidations Or Sale Of Assets. If at any time there shall be a capital reorganization of the Corporation’s Common Stock (other than a combination, reclassification, exchange, or subdivision of shares provided for elsewhere above) or merger or consolidation of the Corporation with or into another entity, or the sale of the Corporation’s properties and assets as, or substantially as, an entirety to any other person or entity, then, as a part of such reorganization, merger, consolidation or sale, lawful provision shall be made so that the Holder of the Series F Preferred Stock shall thereafter be entitled to receive upon conversion of the Series F Preferred Stock, the number of shares of Common Stock or other securities or property of the Corporation, or of the successor entity resulting from such merger or consolidation, to which a Holder of the Common Stock deliverable upon the conversion of the Series F Preferred Stock would have been entitled in such capital reorganization, merger, or consolidation or sale if the Series F Preferred Stock had been converted immediately before that capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment (as determined in good faith by the Corporation’s Board of Directors) shall be made in the application of the provisions of this Certificate of Designation with respect to the rights and interests of the Holder of the Series F Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Certificate of Designation shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of the Series F Preferred Stock.

(c)	Automatic Conversion. The shares of the Series F Preferred Stock shall be converted into shares of Common Stock of the Corporation on the date (an “Automatic Conversion Date”) as follows:

(i)	[reserved]

(ii)	The Corporation may, in its discretion, cause the conversion of any or all of the shares of Series F Preferred Stock, without any action on the part of Holders, into shares of Common Stock at the applicable Conversion Rate, as follows:

(1)	on the date that the shares of Common Stock of the Corporation is listed on a Securities Exchange or Market, if the Corporation so elects on or prior to the date of such listing or any date that is not more than 30 days after the date of such listing; or

(2)	the closing date of an underwritten public offering of the Common Stock providing aggregate gross proceeds to the Corporation equal to, or in excess of, $5,000,000.

(iii)	The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series F Preferred Stock pursuant to Section 8(c) of this Certificate of Designation. Instead) the Corporation shall at its option) either (1) pay the cash value of such fractional shares based upon: (x) the Closing Sale Price of its Common Stock on the Trading Day immediately prior to the Automatic Conversion Date; or (y) in the event of an Automatic Conversion Date occurring based on the event described in Section 8(c)(ii)(2) of this Certificate of Designation, the price per share in such public offering; or (2) round up the factional shares to the next whole number.

(iv)	As promptly as practicable after the Automatic Conversion Date, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued) fully paid and non-assessable shares of Common Stock to which the holders of shares of such Series F Preferred Stock shall be entitled. This conversion shall be deemed to have been made at the close of business on the Automatic Conversion Date so that the rights of the Holder as to the shares of Series F Preferred Stock shall cease except for the right to receive the conversion value, and) if applicable) the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

(d)	Conversion at Holder’s Option.

(i)	From and after the Initial Conversion Date, subject to the provisions of Section 8(e) of this Certificate of Designation, each of the Holders, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of Series F Preferred Stock into Common Stock, up to the then Permitted Conversion Amount, at the then applicable Conversion Rate; provided, that unless such Holder is converted all of such Holder’s Series F Preferred Stock) the number of shares of Common Stock to be issued upon such conversion as set forth by the Holder in the applicable Conversion Notice shall not provide for any fractional shares of Common Stock.

(ii)	The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series F Preferred Stock. Instead, the Corporation shall pay the cash value of such fractional shares based upon the closing bid price (“Closing Sale Price”) of its Common Stock on the Trading Day immediately prior to the date on which the certificate or certificates representing the shares of Series F Preferred Stock to be converted are surrendered) accompanied by a written notice of conversion and any required transfer taxes (the “Voluntary Conversion Date”, and together with the Automatic Conversion Date, a “Conversion Date”).

(iii)	Holders’ Conversion Procedures.

(1)	Holders may convert some or all of their shares of Series F Preferred Stock by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series F Preferred Stock to be converted, accompanied by a written notice stating that the Holder elects to convert (a “Conversion Notice”) all or a specified whole number of those shares in accordance with the provisions described in this Section 8(d) of this Certificate of Designation and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Common Stock to be issued. If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series F Preferred Stock. The date on which the Corporation has received all of the surrendered certificate or certificates, the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the Conversion Date with respect to a share of Series F Preferred Stock. As promptly as practicable after the Conversion Date with respect to any shares of Series F Preferred Stock, the Corporation shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and non -assessable shares of Common Stock to which the holders of shares of such Series F Preferred Stock, or the transferee of the holder of such shares of Series F Preferred Stock, shall be entitled and (B) if less than the full number of shares of Series F Preferred Stock represented by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted. This conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

(2)	In lieu of the foregoing procedures, if the Series F Preferred Stock is held in global certificate form, the Holder must comply with the procedures of DTC to convert its beneficial interest in respect of the Series F Preferred Stock represented by a global stock certificate of the Series F Preferred Stock.

(3)	If more than one share of Series F Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series F Preferred Stock shall be computed on the basis of the total number of shares of Series F Preferred Stock so surrendered.

(e)	Limitation of the Number of Shares issued upon conversion of the Series F Preferred Stock

(i)	Notwithstanding anything herein to the contrary, a Holder may not convert such Holder’s outstanding shares of Series F Preferred Stock into Common Stock if such conversion would cause such Holder (or any other Person that is an affiliate, within the meaning of the Securities Act, of such Holder) to beneficially own more than 4.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion) (the “Maximum Percentage”). For the avoidance of doubt, except as otherwise provided herein in connection with a transaction described in Section 8(b) of this Certificate of Designation (a “Fundamental Transaction”), shares of the Series F Preferred Stock may not be converted in whole or in part if the Holder’s Beneficial Ownership (as calculated herein) exceeds the Maximum Percentage prior to such conversion.

(ii)	For such purposes, “Beneficial Ownership” shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(iii)	This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction or under Section 8(c)(ii) of this Certificate of Designation. Accordingly, there shall not be any such limitation of the shares of Common Stock that would be issued to a Holder upon any conversion that is at the election of the Corporation under Section 8(c)(ii) of this Certificate of Designation.

(iv)	This restriction may not be waived except by the Holder providing a notice to the Corporation as provided herein.

(v)	For any reason at any time, upon the written or oral request of the Holder, the Corporation shall promptly confirm in writing (which may be by electronic mail) to the Holder the number of shares of Common Stock then outstanding.

(vi)	To the extent that the limitation contained in this Section S(e) of this Certificate of Designation applies, the determination of whether Series F Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and of which a portion of any shares of Series F Preferred Stock that may be converted shall be in the sole discretion of a Holder, and the submission of a notice of conversion shall be deemed to be each Holder’s determination of whether the shares of Series F Preferred Stock may be converted, in whole or in part (in relation to other securities owned by such Holder together with any Affiliates) and of which portion of the shares of Series F Preferred Stock then held by such Holder are convertible, in each case subject to such aggregate percentage limitation, and the Corporation shall have no obligation to verify or confirm the accuracy of such determination other than its obligation, upon the Holder’s request, confirm in writing to the Holder the number of shares of Common Stock then outstanding.

(vii)	Notwithstanding any provision of this Section 8(e) of this Certificate of Designation to the contrary, the limitations on the conversion of the Series F Preferred Stock under this Section 8(e) of this Certificate of Designation shall not be applicable from and after the date that is 61 days after the date that the Holder provides written notice to the Corporation that the Holder elects to have Beneficial Ownership of the Corporation’s Common Stock in excess of the Maximum Percentage, in which case such Holder shall have the right to convert any or all shares of Series F Preferred Stock of such Holder without the limitations of this Section 8(e) of this Certificate of Designation; provided, that the limitations of this Section 8(e) of this Certificate of Designation shall again be applicable to any assignee of such shares of Series F Preferred Stock (that were held by the Holder the date such notice is delivered to the Corporation) until 61 days after such assignee provides such notice to the Corporation.

(f)	Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series F Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series F Preferred Stock.

(g)	Compliance with Laws; Validity, etc., of Common Stock. Before the delivery of any securities upon conversion of shares of Series F Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations. All shares of Common Stock delivered upon conversion of shares of Series F Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise).

(h)	Payment of Dividends Upon Conversion.

(i)	Upon the conversion of any shares of Series F Preferred Stock, such Series F Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the Holder shall not receive any payment in an amount equal to accrued and unpaid dividends on the shares of Series F Preferred Stock, except in those limited circumstances discussed below in this Section 8(h) of this Certificate of Designation. Except as provided below in this Section 8(h) of this Certificate of Designation, the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series F Preferred Stock that have been converted.

(ii)	If a Conversion Date occurs before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding Dividend Payment Date.

(iii)	If a Conversion Date occurs after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series F Preferred Stock, notwithstanding the conversion of those shares of Series F Preferred Stock prior to that Dividend Payment Date.

(i)	Effect of Business Combinations. In the case of the following events (each a “business combination”):

(i)	any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination);

(ii)	a consolidation, merger or combination involving the Corporation;

(iii)	a sale, conveyance or lease to another corporation of all or

(iv)	substantially all of the Corporation’s property and assets (other than to one or more of the Corporation’s subsidiaries); or

(v)	a statutory share exchange,

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, a Holder shall be entitled thereafter to convert such shares of Series F Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Holder would have owned or been entitled to receive upon such business combination as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series F Preferred Stock held by such Holder. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such business combination, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series F Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two business days prior to the anticipated effective date of the business combination.

The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Holders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the Corporation’s transfer agent. If the effective date of a business combination is delayed beyond the initially anticipated effective date, the Holders shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Holder to convert such Holder’s shares of Series F Preferred Stock into shares of Common Stock prior to the effective date of such business combination.

9.	Miscellaneous.

(a)	Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9(a) of this Certificate of Designation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section of this Certificate of Designation prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section of this Certificate of Designation on a day that is not a Trading Day or later than 5:30p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)	Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series F Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)	Lost or Mutilated Series F Preferred Stock Certificate. If a Holder’s Series F Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series F Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

(d)	Amendments; Waiver. This Certificate of Designation maybe amended or any provision of this Certificate of Designation may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e)	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(g)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

* * * * * * * * * * * * * * *

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the undersigned on this _________________________________________________________________________ day of _______, 2021.

Clearday, Inc.

By:
Name:	B.J. Parrish
Title:	Executive Vice President and Chief Operating Officer

Exhibit F

Superconductor Technologies Inc.

[                  ] [  ], 2021

[Jeff Quiram] [Bill Buchanan/Adam Shelton]

[Title]

Superconductor Technologies Inc.

Re: Consideration Payable Under [Employment] [Change in Control] Agreement

Dear [Jeff][Bill/Adam]:

On behalf of the Board of Directors of Superconductor Technologies Inc. (the “Company”), I would like to confirm our agreement set forth in this letter agreement (the “Letter Agreement”) regarding the amendment of your [Employment Agreement]1 // [Change in Control Agreement]2 with the Company, dated as of ____3 together with all amendments, modifications, supplements or other obligations of the Company that provide for severance or other termination payments or benefits (the “Original Agreement”) and the release by you of certain rights in connection therewith. The obligation of the Company to pay you any amounts pursuant to [Section 7.1.1]4 // [Section 2(a)]5 of your Original Agreement upon [a “Change in Control” (as defined in your Original Agreement)]6 // [your termination or separation from the Company in connection with a “Change in Control” (as defined in your Original Agreement)]7 is referred to as your “Severance Payments”.

As you know, on May ___, 2021, the Company entered into an Agreement and Plan of Merger with Allied Integral United, Inc. and AIU Special Merger Company, Inc. (as may be amended, the “Merger Agreement”), which terminated, a prior agreement and plan of merger among such parties dated as of February 26, 2020, as amended, pursuant to which AIU Special Merger Company, Inc., a subsidiary of the Company, will merge with Allied Integral United, Inc. (the “Merger”). A copy of the Merger Agreement has been made available to you.

This Letter Agreement is binding, enforceable and non-revocable effective immediately; however, the Company’s obligation to pay you the Consideration (as defined below) and your obligation to grant enforceable Waivers and Releases (as defined below) are expressly contingent upon, and subject to, the occurrence of the “Effective Time” as defined in the Merger Agreement. Further, if the Merger Agreement is terminated for any reason, this Letter Agreement shall automatically become null and void, with no liability to either party. In the event that this Letter Agreement is so voided, the Original Agreement will continue in full force, as in effect immediately prior to the execution of this Letter Agreement.

 1 JQ only.

2 Bill and Adam.

3 JQ: February 14, 2005, as amended December 31, 2006 Bill and Adam: March 28, 2003, as amended May 24, 2005 and December 31, 2006.

4 JQ only.

5 Bill and Adam.

6 JQ only.

7 Bill and Adam.

The Company and you agree the Effective Time is a Change in Control as defined in your Original Agreement. [Payment to you in connection with the Effective Time is conditional upon your separation from service from the Company under certain circumstances. Except as provided in paragraph (2) below, nothing in this Letter Agreement changes that requirement or constitutes a termination of employment from the Company.]8 You and the Company acknowledge that your entitlements under this Letter Agreement are dependent on the amounts you would have otherwise received under your Original Agreement [at the Effective Time]9 [after your termination from employment in connection with the Effective Time]10 in the manner contemplated by the Original Agreement. In other words, you will become entitled to the Consideration under this Letter Agreement when you would have become entitled to payments under the Original Agreement at or after the Effective Time, but not before such time, and not if you would fail to be entitled to payments under such section of your Agreement, in accordance with its terms. Additionally, the consideration under this Letter Agreement satisfies all obligations for Severance Payments.

Subject to and incorporating the foregoing, you and the Company hereby agree as follows:

(1)	Subject to the terms and conditions of this Letter Agreement, effective at and from the Effective Time, you will be obligated to perform, and deemed to have agreed to, the Waivers and Releases and the Original Agreement will be deemed amended as provided in this Letter Agreement (automatically, and without the need for you to confirm or reaffirm such obligations). In consideration therefor, the Company shall issue to you the Consideration (as defined below) automatically, and without the need for the Company to confirm or reaffirm such obligations, payable as set forth in this Letter Agreement. Your right to receive the Consideration shall continue to be an unfunded unsecured claim against the assets of the Company.

8 Bill and Adam.

9 JQ only.

10 Bill and Adam.

2

(2)	You and the Company mutually agree that your employment with the Company will, without any further action by you or the Company, terminate upon the Effective Time which, for purposes of your Original Agreement, constitutes a termination by the Company without “Cause” (as defined in your Original Agreement), and you will become entitled to the Severance Payments under your Original Agreement effective upon the Effective Time, subject to the modifications thereto effected by this Letter Agreement. Notwithstanding the Original Agreement, if you become entitled to the Severance Payments, the Severance Payments will be delivered to you in the form of the Consideration on the same schedule as the Severance Payments would have been payable to you under your Original Agreement absent this Letter Agreement. Notwithstanding the foregoing, (A) payment of such portion of the Consideration may be made prior to the time specified in this paragraph (2) to the extent necessary to satisfy applicable federal, state, or local tax withholding (i.e., payroll taxes due upon vesting of compensation), and provided that such payment does not result in excise tax or other penalties under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in each case, as reasonably determined by the Company, and (B) if the value of the Consideration (determined using the volume weighted average closing price of the Company’s common stock on the Trading Market for the thirty (30) Trading Market trading days immediately prior to the Payment Date (the “VWAP Price”)) received by you exceeds the gross amount that would have been payable to you as the Severance Payments under your Original Agreement, such excess will be deemed never to have been owed and therefore is forfeited. Except as provided in this paragraph (2), nothing in this Letter Agreement changes the terms of your employment or your or the Company’s rights under the Original Agreement, except only the type and, if applicable, the amount of consideration payable to you as the Severance Payments of your Original Agreement. In furtherance, and not in limitation of the foregoing, nothing herein is intended to, nor shall it, change the time or form of payment of the Severance Payments as set forth in the Original Agreement. For convenience of reference, under the Original Agreement, you would be entitled to receive Severance Payments in a lump sum on the 183rd day after the Effective Time, which shall also be the payment and delivery date of the Consideration payable to you under this Letter Agreement (the “Payment Date”).

(3)	You agree to sign any reasonable and customary stock award agreement that the Company uses for stock grants, provided that such stock award agreements shall not contain any vesting or forfeiture provisions and instead shall stipulate that the stock is fully vested and not subject to any forfeiture.

(4)	You acknowledge that the Consideration will be income to you under federal and state income tax laws, and that the Company has not agreed to any “gross up” or other payment of these taxes.

3

(5)	Amounts required to satisfy federal, state or local tax withholding in connection with the payment of the Severance Payments (as reasonably determined by the Company) (the “Tax Obligation”) shall, unless you and the Company have made other arrangements satisfactory to each of you, be satisfied by the Company withholding from the Consideration on the Payment Date a number of shares of the Company’s common stock that are part of the Consideration with a fair market value that is equal to the Tax Obligation (as determined by the Company, provided, that if the fair market value as determined by the Company is different from the VWAP Price, you may reasonably request and the Company will use reasonable efforts to accommodate, an alternative manner of determining fair market value that is consistent with applicable provisions of the Internal Revenue Code for tax withholding obligations involving the redemption of shares of common stock to pay tax withholding obligations), and with the Company causing and being responsible for the applicable Tax Obligation to be paid timely to the applicable taxing authorities on your behalf. Notwithstanding the foregoing, if the Company elects to pay or provide all or any portion of the Consideration in cash rather than shares of the Company’s common stock, as described in paragraph (7), then the Company shall withhold shares of the Company’s common stock and/or cash in the same proportion as the proportion of cash and/or shares of the Company’s common stock that comprise the Consideration. You acknowledge that if you are an officer, director or employee of the Company, you will be bound by its standard policies and procedures concerning stock sales, including its insider trading policy.

(6)	The term “Adjusted VWAP Price” means the greater of the VWAP Price and the Floor Price.

(7)	The term “Consideration” means a number of shares of the Company’s common stock, which shall be fully vested and not subject to any repurchase or forfeiture rights, determined by multiplying the Executive Percentage (as defined below) by Executive Pool (as defined below), rounded down to the nearest whole share. Notwithstanding the foregoing, at the Company’s option in its sole discretion, exercisable by written notice to you delivered before the Payment Date, the Company may elect to deliver some or all of the Consideration in a lump sum in cash on the Payment Date, with the amount of cash determined by multiplying such number of shares of the Company’s common stock as the Company elects to deliver in cash by the VWAP. For clarity, although the Consideration is determined based on the Adjusted VWAP, if the Company elects to deliver a portion of the Consideration in cash, such cash amount shall be based on the VWAP.

(8)	The term “Executive Percentage” means the amount you would, in the absence of this Letter Agreement, be entitled to receive as the Severance Payments under your Original Agreement at the Effective Time (“Your CiC Amount”), divided by the Gross CiC Payments. You and the Company acknowledge that you both estimate the Executive Percentage to be ___%[11], subject to change as just described. Your CiC Amount, and hence the Executive Percentage, can also be impacted by changes in the Other CiC Amount that may be due to other employees of the Company.

(9)	The term “Executive Pool” means a number of shares of the Company’s common stock, rounded down to the nearest whole share, determined by dividing $1 million by the Adjusted VWAP Price.

(10)	The term “Gross CiC Payments” means the sum of Your CiC Amount plus the amount of Other CiC Amounts.

11 Jeff: 48.5%; Adam: 28.4%; Bill: 23.1%

4

(11)	The term “Floor Price” means the lowest price per share of Company common stock paid to the Company in an arms’ length bona fide equity offering raising not less than $1 million in aggregate consideration to the Company (provided, such $1 million minimum consideration requirement shall not apply where the Company has sold such common stock in a public offering (other than an “at-the-market” offering) registered with the SEC), where the contract of sale to consummate such offering is entered into after the Effective Time and before the Payment Date (the “measurement period”). If securities convertible or exchangeable into Company common stock are issued by the Company or its subsidiaries, then the Floor Price shall be determined by dividing the aggregate consideration raised in such equity offering by the number of shares of Company common stock into which the convertible or exchangeable securities may be converted or exchanged as of the Payment Date. For example, if the aggregate consideration is $1 million for 1,000 shares of preferred stock, which may be converted into 200,000 shares of common stock at the Payment Date, then the Floor Price would be $5.00 ($1 million divided by 200,000), subject to any other offerings with lower Floor Prices that occur during the measurement period.

(12)	The term “Other CiC Amounts” means that amount that the Listed Executives (as defined in the Merger Agreement) other than you, would in the absence of this Letter Agreement, be entitled to receive under their individual employment or change in control agreements with the Company as in effect on the date hereof, assuming that they are each terminated without cause at the Effective Time.

(13)	The term “Trading Market” means the OTC QB market, unless the Company’s common stock is listed on a national securities exchange at the relevant time of determination, in which case it means such exchange.

(14)	You acknowledge that, subject to paragraph (5) above, the Company shall be entitled to withhold from the Consideration that is otherwise due to you any amounts required to satisfy applicable federal, state, or local tax withholding, as determined by the Company.

(15)	At the Effective Time, you (on your own behalf and on behalf of your family, your trusts, heirs, devisees, beneficiaries, successors and assigns) waive and release (and are deemed to have waived and released) the Company and its officers, directors, stockholders, affiliates, subsidiaries, agents, representatives, successors and assigns from any and all claims, rights, causes of action, amounts, change of control payments, severance payments, bonus payments, compensation or other amounts due, whether in cash, stock or otherwise, with respect to the Severance Payments under your Original Agreement, whether you know or do not know the value of the foregoing; provided, that the waiver and release in this paragraph (15) (the “Waiver and Release) shall not operate to waive or release any rights you have under this Letter Agreement or under any other clause of your Original Agreement except the Severance Payments under your Original Agreement. You represent that you have been fully advised by independent legal counsel of the contents of Section 1542 of the Civil Code of the State of California (if you are a resident thereof) and hereby expressly waives the benefits thereof and any rights such Releasing Party may have thereunder. Section 1542 of the Civil Code of the State of California provides as follows:

5

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

If you are not a resident of California, you hereby waive the benefits of, and any rights that you may have under, any statute or common law principle of similar effect in any jurisdiction.

You represent that the Original Agreement is the only agreement between you and the Company that is in effect that relates to your rights to payment of cash or stock arising from your separation or termination of employment or that otherwise are triggered by the occurrence of a change in control of the Company (but without limiting any rights you may have as an equityholder of the Company that are generally available to other equityholders of the Company under the Merger Agreement).

(16)	Notwithstanding the other provisions hereof, this Letter Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Code, to the extent applicable, and this Letter Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring excise tax or other penalties under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. Notwithstanding anything contained herein, the Company makes no representations that the payments and benefits provided under the Letter Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by or imposed upon you for failure to comply with, or satisfy an exemption from, Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of payment of any amounts payable hereunder. For purposes of Section 409A of the Code, each payment made hereunder shall be treated as a separate payment.

(17)	Except as modified hereby, your Original Agreement, including the choice of law and dispute resolution provisions thereof, remains in full force and effect.

[Signature Page Follows]

6

In witness whereof, the parties have executed this Letter Agreement on the date first written above.

Superconductor Technologies Inc.

By:
David Vellequette, Chairman of the Board

Name:

Title:

[Signature Page to Waiver Agreement (2021) – [Name]]

ANNEX B

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SUPERCONDUCTOR TECHNOLOGIES INC.

Superconductor Technologies Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1. That Article IV. of the Restated Certificate of Incorporation of the Company is hereby amended to add Section 4 as follows:

Superconductor Technologies Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1. That Article IV. of the Restated Certificate of Incorporation of the Company is hereby amended to add Section 4 as follows:

“Section 4. Effective as of  [●], 20[●], each [●] shares of the issued and outstanding shares of Common Stock of this corporation shall thereby and thereupon automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock of this corporation (the “Reverse Stock Split”), with a reduction in the number of authorized shares of our common stock by a corresponding ratio. No scrip or fractional shares will be issued by reason of the Reverse Stock Split. In lieu thereof, cash shall be distributed to each stockholder of the Company who would otherwise have been entitled to receipt of a fractional share and the amount of cash to be distributed shall be based upon the average closing price of a share of Common Stock on the OTCQB market for the five trading days immediately preceding the effective date of the Amendment.”

2. That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the Board of Directors of the Company and by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Company entitled to vote thereon at a meeting held on September [●], 2020.

3. The effective time of the amendment herein certified shall be [●] on [●], 20[●].

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Restated Certificate of Incorporation to be duly executed by its authorized officer this day of  [●], 20[●].

Superconductor Technologies Inc.

By:
[name, title]

ANNEX C

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SUPERCONDUCTOR TECHNOLOGIES INC.

Superconductor Technologies Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1. That Section 1 of Article IV. of the Restated Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:

Section 1. The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation shall have authority to issue is 80,000,000 shares, having a par value of $0.001 per share (the “Common Stock”), and the total number of shares of Preferred Stock this Corporation shall have authority to issue 10,000,000 shares, having a par value of $0.001 per share (the “Preferred Stock”).

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation of any series, and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

2. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of the Company entitled to vote thereon at a meeting on [                ], 2021. There are no other classes of stock outstanding entitled to vote.

3. The effective time of the amendment herein certified shall be [●] on [●], 20[●].

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Restated Certificate of Incorporation to be duly executed by its authorized officer this day of  [●], 20[●].

Superconductor Technologies Inc.

By:
[name, title]

ANNEX D

Business Valuations

Fairness Opinions

Solvency Opinions

Expert Testimony

Strategic Value Enhancement Consulting (SVEC)SM

Los Angeles Sacramento San Diego Chicago

May 14, 2021

File No: 2420

Board of Directors

c/o Jeff Quiram

President & CEO

Superconductor Technologies Inc.

9101 Wall Street, Suite 1300

Austin, TX 78754

RE:	Fairness Opinion for a Merger Transaction between Superconductor Technologies Inc. and Allied Integral United, Inc.

Dear Board of Directors of Superconductor Technologies Inc.:

SANLI PASTORE & HILL, INC. (“SP&H”) has performed research, analyses and diligence procedures for the purpose of rendering an opinion as to the fairness from a financial point of view, of the stock exchange ratio involving a merger (the “Merger”) of Superconductor Technologies Inc. (“STI” or the “Company”) (including a Merger in which the Company or its subsidiary may nominally or for accounting purposes be deemed the purchaser) with Allied Integral United, Inc. (“AIU” or “Clearday”) pursuant to the Merger Agreement described below.

CERTIFICATION STATEMENT

SP&H is an independent business valuation, expert witness and financial opinions firm. We are regularly retained to perform valuation opinions, expert testimony regarding valuation and financial analysis, and issue fairness and solvency opinions.

We have no conflicting financial or other interests, actual or potential, with any of the parties to the Merger. We have no material relationships with any of the parties to the Merger. SP&H will not earn fees contingent on the close of the Merger, or any other compensation contingent upon the Merger. We have received fees for our services in connection with the Merger solely based on our hourly rates, and the Company has agreed to reimburse certain expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Our opinion is based solely on the facts and circumstances of the Merger, subject to the Limiting Conditions below, uninfluenced by other considerations of any kind.

Sanli Pastore & Hill, Inc.

1990 South Bundy Drive, Suite 800

Los Angeles, California 90025

Telephone: 310/571-3400

Fax: 310/571-3420

www.sphvalue.com

Board of Directors of Superconductor Technologies Inc. Fairness Opinion May 14, 2021 Page 2 of 4	Los Angeles Sacramento San Diego Chicago

purpose of the fairness opinion

The purpose of the fairness opinion is to determine the fairness, from a financial point of view, of the exchange ratio pursuant to the Merger.

FUNCTION OF THE FAIRNESS OPINION

The function of the fairness opinion will be to provide information to be used to assist the board of directors of the Company in determining whether to proceed with the Merger.

THE Merger

Parties Involved

Superconductor Technologies Inc. (OTCQB: SCON)

Superconductor Technologies Inc., together with its subsidiaries, was in the business of developing, producing, and commercializing high temperature superconductor materials and related technologies in the United States. It was involved in developing conductus superconducting wire for power applications.

The Company, founded in 1987, is a corporation registered under the laws of the state of Delaware and its headquarters are located at 9101 Wall Street, Suite 1300, Austin, TX 78754.

On January 28, 2020, STI announced a cost reduction plan for the purpose of aligning its capital requirements as STI pursued strategic alternatives such as a merger with another party. Since January 2020, STI has reduced its workforce by 85% and sold its manufacturing equipment. As a result, STI no longer has the ability to resume business operations without significant new investments and restructured operations, neither of which are likely to occur. As of April 3, 20211, STI’s primary remaining assets are cash of $1.3 million, inventory of $68,000 consisting of STI’s Sapphire Cryocooler technology, and a 50% non-managing preferred equity interest in Naples JV, LLC, whose sole asset is AIU’s headquarters office building. STI’s 50% preferred equity interest is reported to have a value of $1.6 million. On September 30, 2020, STI was delisted from NASDAQ and is currently publicly traded on the OTCQB market index.

Allied Integral United, Inc.

Allied Integral United, Inc., together with its subsidiaries, operates senior care and wellness facilities primarily in Texas. AIU is currently shifting its business model to operate through four primary segments: Memory Care, Adult Day Care, Virtual Care and Disinfectant Products.

AIU, founded in 2018, is a corporation registered under the laws of the state of Delaware and its headquarters is located at 8800 Village Drive, Suite 106, San Antonio, TX 78217.

1 Unaudited financial statements as of April 3, 2021 were the latest available statements furnished to SP&H.

Board of Directors of Superconductor Technologies Inc. Fairness Opinion May 14, 2021 Page 3 of 4	Los Angeles Sacramento San Diego Chicago

Description of the Merger and Consideration

Per the Agreement and Plan of Merger (the “Agreement”) dated as of May 14, 2021 by and among Superconductor Technologies Inc., a Delaware corporation, AIU Special Merger Company, Inc., a Delaware corporation and a wholly-owned subsidiary of STI (“Merger Sub” and together with STI, the “Purchaser Parties”) and Allied Integral United, Inc., a Delaware corporation that conducts business as Clearday, and Merger Sub shall merge with Clearday being the surviving entity and wholly-owned subsidiary of STI (which will change its name to Clearday and operate the Clearday business (the “Combined Company”)). The consideration being received by STI stockholders is that STI stockholders (on a fully diluted basis) will continue to hold approximately 3.64% of the common stock of the Combined Company as of immediately after the consummation of the Merger, subject to future possible dilution on account of conversions of preferred interests of Clearday and its subsidiaries based on the relative values of these two companies.

Overview of Due Diligence

SP&H was retained and began working on this engagement on December 1, 2019 and December 5, 2019, respectively. SP&H engaged in extensive diligence in reaching the opinion herein. Data supporting our opinion are maintained in our files. We have provided to the Company’s board of directors a presentation deck summarizing our analyses and conclusions, including our supporting financial and valuation analyses.

SP&H relied on information provided by the Company and AIU, as well as publicly available information to perform our analysis and determine the fairness of the Merger from a financial point of view. In particular, SP&H performed research and analysis to assess and test assumptions prepared by STI and AIU management. This included, but was not limited to:

●	Analysis of source and supporting documents provided by STI and AIU;
●	Analysis of STI and AIU historical financial performance including trends in revenues, expenses, and profitability, and key ratios;
●	Analysis and review of projections from Clearday that detailed future annual revenues, expenses, and profitability for the years 2021 through 2023, and supporting documents and data used to develop these projections;
●	Review of agreements, contracts, and other documents to test various revenue and expense assumptions made by AIU in its forecasts and projections;
●	Independent research on economic, industry, and market conditions;
●	Independent valuation analyses using the Asset Approach (assemblage of assets method) and the Market Approach (STI’s (1) 100-day average market capitalization; (2) current 2-week average market capitalization; and (3) market capitalization as of May 11, 2021;
●	Independent valuation analyses using the Income Approach (discounted cash flow method) and the Market Approach (Revenue and EBITDA multiplier methods) based on guideline public companies and private company transactions for Clearday;
●	Performed scenario analyses and sensitivity tests; and
●	Review, analysis and approval of the fairness opinion by an internal SP&H Fairness Review Committee.

Board of Directors of Superconductor Technologies Inc. Fairness Opinion May 14, 2021 Page 4 of 4	Los Angeles Sacramento San Diego Chicago

Based on our research and analysis, and subject to the limiting conditions, we have reviewed information sufficient to reach our opinion. Our opinion is necessarily based on economic, market, financial, and other conditions, as they exist on the date of this letter, and on the information made available to us.

fairness Opinion conclusion

The opinion expressed herein is provided for the information and assistance to the Board of Directors of Superconductor Technologies Inc. concerning the exchange ratio for the Merger. This opinion has been approved by a fairness committee of SP&H.

Based upon the analyses, assumptions and limiting conditions described above, and in light of the information we obtained and the diligence procedures we performed, it is our opinion that, as of May 14, 2021, the stock exchange ratio pursuant to the Merger is:

Fair to the stockholders of Superconductor Technologies Inc.

from a financial point of view

limiting conditions

In rendering our opinion, SP&H has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was available to us from both public and private sources, including all the financial and other information provided to us by STI and AIU. We have relied upon STI and AIU representatives that the information provided to SP&H is not incomplete or misleading. SP&H does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or information. We disclaim any liability resulting from inaccurate or misleading information provided by STI and AIU.

SP&H has not assisted STI and AIU in negotiating the terms of the Merger and has not acted as or assumed responsibilities of an investment bank or broker/dealer. SP&H is not acting as a fiduciary for either party in the Merger.

Our opinion is effective only as of the date written above.

Respectfully submitted,

/S/ SANLI PASTORE & HILL, INC.

a California corporation

TP

ANNEX E

Section 262 of the General Corporation Law of the State of Delaware

8 Del.C. § 262

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

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(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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